Form 10-K, Exhibit 13
period 1993-12-31
DANA CORP
filed 1994-03-14
CIK 26780

                                          EXHIBIT 13

Introduction to Financial Section

Dear Investors and Shareholders:

  As we began the '90s, the North American econo-mies and the vehicular markets were in a major down-turn and we were experiencing serious economic bus-iness downturns in Brazil, the United Kingdom and Australia. Dana's people were asked to reach deep into their leadership skills and take actions to strengthen their operations and they really responded. As a result, many programs were initiated and much has been ac-complished. New products were developed, manu-facturing processes upgraded, markets expanded, and general cost structures improved. These cost reduction programs and the increasing sales volumes are now providing stronger margins and cash flow. These results combined with outstanding asset management efforts have provided funds for new technologies and equip-ment. In addition, surplus funds from operations have been used to reduce borrowings and strengthen Dana's balance sheet. All of these actions have contributed to the improvements in Dana's financial performance.
  As we have stated before, the Dana Style encourages participation, ideas, and decisions from every employee and gives Dana a competitive advantage. Explaining the Dana Style is sometimes difficult but the results of how it works is clearly and easily defined by the finan-cial performances of our operations. There is no ques-tion that the improvements of the past few years were a direct result of the teamwork, trust, and commitment of the Dana people. They accepted the challenge of a rapidly changing global market and began to build a stronger Dana.
  For these reasons we emphasize to our people that they should never underestimate the power of their decisions... nor the significance of their contribu-tions as they relate to the overall success of Dana.
We remind them in our meetings that their ideas, their determination to improve and succeed, their willingness to reach further and set new standards, these are the things which define and distinguish the Dana Style.
  Dana's annual sales and financial performance will be impacted from time to time by the normal eco-nomic cycles but we have aggressively expanded our global capacity and strengthened our balance sheet the past few years. We firmly believe our people are building a strong global base for future growth. As you review these financial statements, it is impor-tant that investors and shareholders recognize the significant influence the Dana Style has on the long-term success of their investment in Dana. The global competition is tough, problems will arise, mistakes will be made, but Dana's people are committed to being successful and will respond with solid ideas and strong actions as they continue to find a better way in 1994 and future years.


/s/ James E. Ayers
- -------------------------------
James E. Ayers
Chief Financial Officer

Management and Independent Accountants' Reports
Dana Corporation

RESPONSIBILITY FOR FINANCIAL STATEMENTS

  We have prepared the accompanying consolidated financial statements and related information included herein for the three years ended December 31, 1993.

  The management of Dana Corporation is primarily responsible for the accuracy of the financial information that is presented in this annual report. These statements were prepared in accordance with generally accepted accounting principles and, where appropriate, we used our estimates and judgment with consideration to materiality.

  To meet management's responsibility for financial reporting, we have established internal control systems which we believe are adequate to provide reasonable assurance that our assets are protected from loss. These systems produce data used for the preparation of financial information.

  We believe internal control systems should be designed to provide accurate information at a reasonable cost which is not out of line with the benefits to be received. These systems and controls are reviewed by our internal auditors in order to ensure compliance, and by our independent accountants to support their audit work.

  The Audit Committee of the Board of Directors meets regularly with management, internal auditors and our inde-pendent accountants to review accounting, auditing and financial matters. Our Audit Committee is composed of only outside directors. This committee and the independent accountants have free access to each other with or without management being present.

  We believe our people are our most important asset and that the proper selection, training and development of our people is a means of ensuring that management's objectives of main-taining effective internal accounting controls and fair, uniform reporting standards are met.

/s/ James E. Ayers
- --------------------------
James E. Ayers
Chief Financial Officer, Vice President-Finance and Treasurer

/s/ Robert C. Richter
- --------------------------
Robert C. Richter
Vice President-Administration and Corporate Controller


REPORT OF INDEPENDENT ACCOUNTANTS

Price Waterhouse

To the Board of Directors and Shareholders of Dana
Corporation

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of shareholders' equity and of cash flows, including pages 19 through 34, present fairly, in all material respects, the financial position of Dana Corporation and its subsidiaries at December
31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended
December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsi-bility is to express an opinion on these financial statements based on our audits. We conducted our audits of these state-ments in accordance with generally accepted auditing stan-dards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in the notes to the consolidated financial state-ments on pages 24, 27, and 29, the Company changed its method of accounting for inventories, postretirement benefits other than pensions, and income taxes effective January 1, 1992 and for postemployment benefits effective January 1, 1993.

/s/ Price Waterhouse
- -------------------------

Toledo, Ohio
February 13, 1994


  A copy of the Annual Report as filed with the Securities and Exchange Commission on Form 10-K will be mailed at no charge upon request to the Secretary, Dana Corporation, P.O.
Box 1000, Toledo, Ohio 43697.

Balance Sheet
$ in millions except par value                                                                     Dana Corporation
==============================================================================================================================
                                                                                                     December 31
                                                                                               1992                 1993
ASSETS
Cash                                                                                          $41.7                $49.5
Marketable securities, at cost which approximates market                                       33.7                 28.1
Accounts receivable, less allowance for doubtful accounts of $17.4--1992 and $16.8--1993      711.1                790.5
Inventories
    Raw materials                                                                             133.6                141.8
    Work in process and finished goods                                                        498.7                508.1
       Total inventories                                                                      632.3                649.9
Lease financing                                                                               797.7                849.3
Investments and other assets                                                                  812.9                846.3
Deferred income tax benefits                                                                  200.6                276.2
property, plant and equipment, net                                                          1,112.9              1,142.1
- ------------------------------------------------------------------------------------------------------------------------------
       Total Assets                                                                        $4,342.9             $4,631.9
==============================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term debt                                                                              $395.7              $ 474.1
Accounts payable                                                                              260.9                310.6
Other liabilities                                                                             503.0                684.7
Deferred employee benefits                                                                    880.4              1,011.5
Long-term debt                                                                              1,467.0              1,207.4
    Total Liabilities                                                                       3,507.0              3,688.3
Minority interest in consolidated subsidiaries                                                128.9                142.2
Shareholders' Equity
    Common stock, $1 par value, 120.0 shares authorized;
       shares issued, 64.4--1992 and 67.7--1993                                                64.4                 67.7
    Additional paid-in capital                                                                522.1                628.3
    Retained earnings                                                                         803.4                809.2
    Treasury stock, at cost: 18.5 shares--1992 and 1993                                      (611.0)              (611.3)
    Deferred translation adjustments                                                          (71.9)               (92.5)
- ------------------------------------------------------------------------------------------------------------------------------
       Total shareholders' Equity                                                             707.0                801.4
- ------------------------------------------------------------------------------------------------------------------------------
       Total Liabilities and shareholders' Equity                                          $4,342.9             $4,631.9
==============================================================================================================================

Statement of Income
$ in millions except per share amounts
Dana Corporation
==============================================================================================================================
                                                                                          Year Ended December 31
                                                                                   1991             1992            1993
Net sales                                                                       $4,398.2          $4,872.2       $5,460.1
Revenue from Financial Holdings and other income                                   192.8             163.9          127.4
Foreign currency adjustments                                                       (18.8)            (24.9)         (24.2)
                                                                                 4,572.2           5,011.2        5,563.3
Costs and expenses
     Cost of sales                                                               3,823.6           4,235.3        4,636.0
     Restructuring charges                                                          18.3              46.7           39.5
     Selling, general and administrative expenses                                  571.1             534.8          522.6
     Interest expense                                                              200.2             168.1          137.3
                                                                                 4,613.2           4,984.9        5,335.4
Income (loss) before income taxes                                                  (41.0)             26.3          227.9
Estimated taxes on income                                                          (17.2)             (2.1)          89.6
Income (loss) before minority interest and equity in earnings of affiliates        (23.8)             28.4          138.3
Minority interest in net income of consolidated subsidiaries                        (4.0)            (16.5)         (26.2)
Equity in earnings of affiliates                                                    41.3              31.2           16.4
Income before effects of changes in accounting principles                           13.5              43.1          128.5
Effect on prior years of the change in accounting for:
     Inventories                                                                                      12.9
     Postretirement benefits other than pensions                                                    (438.0)
     Postemployment benefits                                                                                        (48.9)
Net income (loss)                                                               $   13.5          $ (382.0)      $   79.6
==============================================================================================================================

Net income per common share before effects of changes
   in accounting principles                                                     $    0.33         $   0.98       $    2.78
Effect on prior years of the change in accounting for:
     Inventories                                                                                       .29
     Postretirement benefits other than pensions                                                     (9.97)
     Postemployment benefits                                                                                         (1.06)

Net income (loss) per common share                                              $    0.33         $  (8.70)      $    1.72
==============================================================================================================================

Cash dividends declared and paid per common share                               $    1.60         $   1.60       $    1.60
==============================================================================================================================

Statement of Cash Flows
$ in millions
Dana Corporation
=============================================================================================================================
                                                                                       Year Ended December 31
                                                                            1991                1992                1993
Net cash flows from operating activities                                   $275.3              $247.3              $484.6
- -----------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
     Purchases of property, plant and equipment                            (150.2)             (113.9)             (177.9)
     Purchases of assets for leveraged leases                               (59.2)             (416.8)             (611.9)
     Purchases of assets to be leased                                      (231.8)             (203.7)             (234.4)
     Acquisitions, additions to investments and other assets                (36.6)              (51.0)              (76.9)
     Loans made to customers and partnership affiliates                     (37.5)              (18.2)              (22.8)
     Purchases of investment securities                                     (83.6)             (218.6)               (8.3)
     Payments received on leases                                            204.4               218.5               211.4
     Proceeds from sales of certain assets and subsidiaries                  81.4               104.8                73.5
     Proceeds from sales of leased assets                                    63.2                50.0                33.0
     Payments received on loans                                              27.0                18.5                18.3
     Proceeds from sales of investment securities                           260.0                47.2                10.5
     Other                                                                   15.6               (18.0)               18.3
- -----------------------------------------------------------------------------------------------------------------------------
Net cash flows--investing activities                                         52.7              (601.2)             (767.2)
- -----------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
     Net change in short-term debt                                         (345.0)              (38.0)               41.5
     Issuance of long-term debt                                             404.8               346.8               578.3
     Issuance of non-recourse debt                                           46.9               362.6               548.0
     Payments on long-term debt                                            (347.6)             (414.3)             (776.2)
     Payments on non-recourse debt                                          (36.5)              (29.1)              (47.3)
     Dividends paid                                                         (65.7)              (69.8)              (73.8)
     Issuance of common stock                                                                   189.1
     Other                                                                    2.8                 8.8                14.3
- -----------------------------------------------------------------------------------------------------------------------------
Net cash flows--financing activities                                       (340.3)              356.1               284.8
- -----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                       $(12.3)               $2.2                $2.2
=============================================================================================================================


Reconciliation of net income (loss) to net cash
     flows from operating activities:
Net income (loss)                                                           $13.5             $(382.0)              $79.6
Noncash items included in income:
     Effect on prior years of the change in accounting for:
        Inventories                                                                             (12.9)
        Postretirement benefits other than pensions                                             438.0
        Postemployment benefits                                                                                     48.9
     Depreciation and amortization                                         192.6                191.6              195.7
     Unremitted earnings of affiliates                                     (26.0)                 3.9               (1.9)
     Deferred income taxes                                                 (20.3)                 (.3)              31.1
     Minority interest                                                       4.0                  4.6               13.4
     Change in accounts receivable                                           9.5                (31.4)             (98.7)
     Change in inventories                                                  87.0                 (2.3)               8.9
     Change in other operating assets                                       (8.3)                12.0              (27.7)
     Change in operating liabilities                                        (1.9)                  .3              211.9
     Additions to lease and loan loss reserves and adjustment of
        real estate to net realizable value                                 47.4                 42.5               23.3
     Other                                                                 (22.2)               (16.7)                .1
- -----------------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                                  $275.3               $247.3             $484.6
=============================================================================================================================

Statement of Shareholders' Equity
$ in millions except share and per share amounts
Dana Corporation
====================================================================================================================================
                                                                                                     Deferred
                                                                                    Common            Pension
                                             Additional                              Stock              and
                                Common        Paid-in            Retained           Held in         Translation      Shareholders'
                                Stock         Capital            Earnings           Treasury        Adjustments         Equity
Balance at December 31, 1990    $59.5          $327.7            $1,307.4            $(611.5)          $(34.5)        $1,048.6
Net income for the year                                              13.5                                                 13.5
Cash dividends declared
  ($1.60 per share)                                                 (65.7)                                               (65.7)
Issuance of shares for
   employee stock plans            .1             2.1                                     .6                               2.8
Deferred translation
   adjustments                                                                                         (22.3)            (22.3)
Deferred pension expense
   adjustments                                                                                          11.8              11.8
Cost of shares reacquired
   (1,795)                                                                               (.1)                              (.1)
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1991     59.6           329.8             1,255.2             (611.0)          (45.0)            988.6
Net loss for the year                                              (382.0)                                              (382.0)
Cash dividends declared
   ($1.60 per share)                                                (69.8)                                               (69.8)
Issuance of
   common shares                  4.5           184.6                                                                    189.1
Issuance of shares for
   employee stock plans            .3             7.7                                    1.0                               9.0
Deferred translation
   adjustments                                                                                         (26.9)            (26.9)
Cost of shares reacquired
   (26,248)                                                                             (1.0)                             (1.0)
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992     64.4           522.1               803.4             (611.0)          (71.9)            707.0
Net income for the year                                              79.6                                                 79.6
Cash dividends declared
   ($1.60 per share)                                                (73.8)                                               (73.8)
Issuance of shares for
   employee stock plans            .4            14.2                                    1.5                              16.1
Deferred translation
   adjustments                                                                                         (20.6)            (20.6)
Conversion of 5 7/8 %
   debentures to common stock     2.9            92.0                                                                     94.9
Cost of shares reacquired
   (34,123)                                                                            (1.8)                              (1.8)
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993    $67.7          $628.3              $809.2           $(611.3)          $(92.5)           $801.4
====================================================================================================================================

Comments on Financial Statements
$ in millions except share and per share amounts
Dana Corporation

COMMON SHARES

   In June 1992, Dana sold 4,543,800 shares of common stock through a public offering. proceeds to the Company were approximately $189.1 which were used primarily to retire debt.

PREFERRED SHARES

   Dana has authorized 5,000,000 shares of preferred stock, without par value, including 1,000,000 shares which have been reserved for issuance under the Rights Agreement discussed below. At December 31, 1993, no shares of preferred stock had been issued.

PREFERRED SHARE PURCHASE RIGHTS

   The Rights Agreement adopted by Dana's Board in 1986 and amended in 1988 provides that one preferred Share purchase Right be issued for each share of Dana common stock outstanding on and after July 25, 1986.
In certain circumstances, the holder of each Right may buy, at an exercise price of $100, one 1/100th of a share of junior participating preferred Stock. The Rights are exercisable only if a person or entity acquires, or announces a tender offer which would result in acquiring, beneficial ownership of 20% of Dana's common stock. Dana may redeem the Rights at $.05 each before a 20% position has been acquired. The Rights expire on July 25, 1996, unless redeemed sooner.

   If 30% of Dana's common stock is acquired, or certain transactions occur which increase a 20% holder's ownership by more than 1%, or a 20% holder engages in certain self-dealing activities, the holder of each Right may purchase a number of Dana common shares having a market value equal to twice the Right's current exercise price.

   If Dana is acquired in a merger or similar transaction or 50% of its assets or earning power are transferred, the holder of each Right may purchase a number of the acquiring company's common shares having a market value equal to twice the Right's current exercise price.

   If 30% (but less than 50%) of Dana's common stock is acquired, the Board may exchange each Right for one share of Dana's common stock.

   In the above situations, the Rights owned by any 20% or more holder become void and cannot be exercised.

   Before a 20% position has been acquired, Dana's Board may reduce the above percentage thresholds to not less than 15%.

NET INCOME PER COMMON SHARE

   Primary earnings per common share is computed on the basis of the weighted average number of common shares outstanding of 41,085,556 in 1991, 43,896,063 in 1992 and 46,266,469 in 1993. Shares
reserved for issuance under the Company's stock option and deferred compensation plans did not have a material dilutive effect on earnings per share. If the 1993 conversion of the 5 7/8% debentures had occurred at the beginning of the year it would not have had a material effect on earnings per share.

PRINCIPLES OF CONSOLIDATION

   Dana's consolidated financial statements include all significant domestic and international subsidiaries, including its wholly-owned financial sub-sidiary, Diamond Financial Holdings, Inc. (DFHI). Affiliated compa-nies (20% to 50% Dana ownership) are generally recorded in the con-solidated financial statements using the equity method of accounting. operations of subsidiaries and affiliates outside North America are generally included for periods ended within two months of Dana's year end to ensure preparation of consolidated financial statements on a timely basis. Less than 20%-owned companies are included in the consolidated financial statements at the cost of Dana's investment. Dividends, royalties and fees from these affiliates are recorded in Dana's consolidated statements when received.

GOODWILL

   Cost in excess of net assets of companies acquired is generally amortized over the estimated period of expected benefit, ranging from 10 to 40 years.

STOCK PURCHASE PLAN

   All full-time domestic and certain non-domestic employees are eligi-ble to participate in Dana's employee stock purchase plan. The plan provides that participants may authorize Dana to withhold up to 15% of earnings and deposit such amounts with an independent custodian.
The custodian causes to be purchased, as nominee for the participants, common stock of Dana at prevailing market prices and distributes the shares purchased to the participants upon request.

   Under the plan, Dana contributes on behalf of each participant up to 50% of the participant's contributions. The Company's contributions will accumulate over a 5-year period, provided that the shares are left in the plan. If any shares are withdrawn by a participant before the end of five years, the Company match toward those shares will depend on the period of time that the shares have been in the plan. Dana's contributions under the plan, which were charged to expense, amounted to $2.2 in 1991, $3.3 in 1992 and $4.1 in 1993.

STOCK OPTION PLANS

   The Company's employee stock option plans provide for the granting of options at prices no less than 85% of the market value at the date of grant and the options are exercisable for a period not to exceed ten years from date of grant. The plans provide for the granting of stock appreciation rights separately or in conjunction with all or any part of an option, either at the time of grant or at any subsequent time during the term of the option. While the plan provides for grants of options and stock appreciation rights at 85% of market, to date, all grants have been at market value at date of grant.

   The following summarizes the stock option and stock appreciation rights transactions for the years ended December 31, 1992 and 1993:

=========================================================================
                              Number          Per share
                            of shares        option price
Outstanding at
   December 31, 1991        1,534,282        $17.10-46.88
     Granted --1992           618,950         40.31
     Exercised --1992        (300,209)        17.10-42.13
     Cancelled --1992         (84,784)        17.10-46.88
                             --------

Outstanding at
   December 31, 1992        1,768,239        $22.13-46.88
     Granted --1993           362,750         55.13
     Exercised --1993        (405,368)        22.13-46.88
     Cancelled--1993          (28,362)        22.13-46.88
                             --------

   Outstanding at
   December 31, 1993        1,697,259        $22.13-55.13
                            =========
   Exercisable at
   December 31, 1993          774,723
=========================================================================

   At December 31, 1993, there were 3,291,278 shares available for future grants.

   During 1993, the shareholders approved a stock option plan for non-employee Directors of the Company. The plan provides for the granting of options at prices equal to the market value at the date of grant and the options are exercisable after one year for a period not to exceed ten years from date of grant. In 1993, options were granted for the exercise of 10,500 shares at $48.50 per share. At December 31, 1993, no stock options were exercisable and there were 54,500 shares available for future grant.

Comments on Financial Statements
$ in millions except share and per share amounts
Dana Corporation

MEDICAL CARE AND OTHER BENEFITS

  Dana and certain of its subsidiaries provide medical and life insurance benefits for certain of its active and retired employees. These benefits are provided through various insurance carriers whose charges to Dana are based on the benefits paid during the year. Substantially all of the retiree medical cost relates to North American retirees since most international retirees are covered by government-sponsored programs.

  In January 1993, Dana announced the adoption of Statement of Financial Accounting standards (SFAs) No. 106,"Employers' Accounting for post-retirement Benefits other than Pensions", effective January 1, 1992. The Company recognized the transition obligation immediately as the effect of an accounting change, which resulted in a one-time charge to income in 1992 of $438.0 after-tax ($9.97 per share). In addition, 1992 net income was reduced by $24.0 ($.55 per share) as a result of the incremental after-tax increase in ongoing retiree benefit costs under Dana's benefit plans in effect during 1992.

  Annual net postretirement benefits liability and expense under the Company's benefit plans are determined on an actuarial basis. Dana's current policy is to pay these benefits as they become due. Benefits are determined primarily based upon employees' length of service.

  Net annual postretirement benefit cost is computed as follows:

=======================================================================
                                             Year Ended December 31
                                            1992                1993
Service cost                               $16.2              $ 11.2
Interest cost                               65.3                59.1
Net amortization and deferral               (3.9)              (14.0)
- -----------------------------------------------------------------------
  Net annual postretirement benefit cost   $77.6               $56.3
=======================================================================

  Postretirement benefit obligations, none of which are funded, are summarized as follows:

=======================================================================
                                                   December 31
                                             1992                1993
Accumulated postretirement benefit
  obligations:
      Retirees and dependents               $443.1              $521.5
      Active participants eligible to
        retire and receive benefits          109.9               116.9
      Active participants not yet fully
        eligible                             180.1               186.8
- -----------------------------------------------------------------------
  Total accumulated postretirement benefit
    obligation                               733.1               825.2
  Unamortized plan amendments                122.8               108.2
  Unamortized net losses                     (41.1)              (96.9)
- -----------------------------------------------------------------------
  Accrued postretirement benefits other
    than pensions                           $814.8              $836.5
=======================================================================

   The discount rate used in determining the accumulated postretirement benefit obligation was 8.5% in 1992 and 7.5% in 1993. The assumed med-ical costs trend rates result in per capita net incurred medical claims increasing 11.4% under age 65 and 9.7% over age 65. These rates decrease to 6.0% and 5.6% for under age 65 and over age 65, respectively, by the year 2051. If the assumed medical costs trend rates were increased by 1%, the accumulated postretirement benefit obligation as of December
31, 1993 would increase by $70.5 and the aggregate of the service and interest cost components of the net annual postretirement benefit cost would be increased by $6.5.

    Benefit plan changes enacted during 1992, including cost sharing and benefit limitations, reduced Dana's postretirement benefit expense for 1993.

    In the fourth quarter of 1993, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits", effective January
1, 1993. This statement requires companies to recognize the cost of bene-fits provided to former or inactive employees after employment but before retirement when it is probable that a benefit will be provided and the amount is reasonably determinable. Such benefits include disability, supplemental unemployment and workers' compensation benefits. Dana formerly charged the cost of providing certain of these benefits against operations as claims were incurred. The effect of adopting SFAS No. 112 in 1993 resulted in a $48.9 after-tax charge to income ($1.06 per share).

SALE OF SUBSIDIARY

    On December 27, 1990, Dana announced its intention to sell Diamond Savings and Loan Company (DSL), a wholly-owned subsidiary of DFHI.
DSL was included in investments held for sale at December 31, 1991 and was valued at net book value at measurement date plus capital contributed in 1991. In october 1992, Dana sold the business and a majority of the assets, liabilities and offices of DSL and its mortgage banking business, resulting in an after-tax gain of $3.5 ($.08 per share). As a result of the transaction, certain assets of DSL (primarily loans receivable and real estate) were retained by DFHI and are included in investments and other assets at December 31, 1992 and 1993. Under the terms of the sale agreement, the buyer has the option to return to DFHI up to $50.0 of commercial real estate loans if it adversely classifies those loans prior to April 16, 1994. At December 31, 1993, approximately
$16.8 of this option remained unexercised.

ADDITIONAL COMPENSATION PLANS

    Dana has numerous additional compensation plans, including gain sharing, Scanlon and group incentive plans, which provide for payments computed under formulas which recognize increased productivity and improved performance. The total amount earned by Dana employees from all such plans amounted to $60.8, $74.7 and $81.1 in 1991, 1992 and 1993, respectively.

    Under the Additional Compensation Plan, in which certain officers and other key employees participate, annual incentive compensation is accrued and paid based on the achievement of pre-set corporate performance objectives. Awards under the plan are paid in cash and may, at the discretion of the Board's Compensation Committee, be paid immediately or deferred. Some awards deferred prior to May
1991 may be paid in shares of the Company's common stock. Dana awarded (based on prior period performance) $1.3 in 1991, $-0- in 1992 and $4.2 in 1993; 26,497, 15,823 and 10,202 shares of Dana's common stock held in treasury were issued and amounts equivalent to divi-dends and interest of $.4, $.3 and $.4 were credited to deferred awards in 1991, 1992 and 1993, respectively. Total charges (credits) to expense relating to the plan amounted to $(1.0) in 1991, $5.1 in 1992 and $5.6 in 1993. At December 31, 1993, 42,121 common shares held in treasury were reserved for issuance under this plan.

    The Company has a Restricted Stock Plan whereby certain key employees are granted restricted shares of common stock subject to forfeiture until the restrictions lapse or terminate. With certain excep-tions, the employee must remain with the Company for a period of years after the date of grant to receive the full number of shares granted. In 1991, no shares were granted, in 1992, 16,000 shares were granted and in 1993, 29,174 shares were granted under the provisions of this plan. During 1992, 10,000 shares were forfeited based upon the provi-sions of this plan. Total charges to expense for this plan amounted to $.6, $.7 and $.6 in 1991, 1992 and 1993, respectively. At December 31, 1993, 379,026 shares were authorized for future issuance under this plan.

ACQUISITIONS

    During 1992, Dana acquired substantially all of the business and a majority of the assets of Krizman, Inc. and Delta Automotive, Inc., which are engaged primarily in automotive aftermarket parts manu-facturing and distribution.

    In 1993, Dana acquired Reinz-Dichtungs GmbH, Hugo Reinz GmbH, Europe+cas and ACCAM which are manufacturers and distributors of automotive parts. Dana also increased its ownership from 50% to 100% of TI/Interlock, Ltd. and Wichita Company, Ltd. which are manufacturers and distributors of industrial products.

    Results of operations of these companies prior to acquisition were not material to the consolidated financial statements.

Comments on Financial Statements
$ in millions
Dana Corporation

PENSION PLANS

   Dana provides retirement benefits for substantially all of its employees under several defined benefit and defined contribution pension plans. Annual net periodic pension costs under the Company's defined benefit pension plans are determined on an actuarial basis. Dana's policy is to fund these costs as accrued, including amortization of the initial unrec-ognized net obligation over 15 years and obligations arising due to plan amendments over the period benefited, through deposits with trustees and purchase of group annuity contracts. Benefits are determined based upon employees' length of service, wages and a combination of length of service and wages. Pension expense approxi-mated $61.1 in 1991, $56.0 in 1992 and $60.3 in 1993.

   Net periodic pension cost for defined benefit plans is computed as follows:

======================================================================
                                      Year Ended December 31
                              1991             1992            1993
Service cost                  $29.4            $30.6         $ 31.3
Interest cost                  97.4            100.4          105.1
Actual return on
   plan assets               (326.6)           (70.6)        (219.9)
Amortization of
   unrecognized prior
   service cost                12.3             13.1           16.0
Amortization of
   initial unrecognized
   net obligation               7.4              6.0            6.2
Unrecognized gain
   (loss)                     237.0            (28.3)         117.7
- ----------------------------------------------------------------------
Net periodic
   pension cost               $56.9            $51.2          $56.4
======================================================================

   The funded status of defined benefit plans at December 31, 1992 was as follows:

======================================================================
                     Accumulated        Assets
                       Benefits         Exceed
                        Exceed        Accumulated
                        Assets          Benefits        Total
Actuarial present
 value of:
    Vested
      benefits          $655.9           $508.0        $1,163.9
    Non-vested
      benefits            50.4              9.8            60.2
- ----------------------------------------------------------------------
Accumulated
 benefit
 obligation             $706.3           $517.8        $1,224.1
======================================================================
Actuarial present
 value of projected
 benefit obligation    $(713.9)         $(568.0)      $(1,281.9)
Plan assets at
 fair value              661.7            663.7         1,325.4
- ----------------------------------------------------------------------
Funded status at
 December 31,
   1992                 $(52.2)           $95.7           $43.5
======================================================================
Unrecognized prior
  service cost          $(35.7)          $(28.8)         $(64.5)
Unrecognized
  net gain                59.8             86.8           146.6
Prepaid
  pension cost             5.3              4.6             9.9
Unrecognized
  initial
  obligation             (81.6)            33.1           (48.5)
- ----------------------------------------------------------------------
                        $(52.2)           $95.7           $43.5
======================================================================

   The funded status of defined benefit plans at December 31, 1993 was as follows:

======================================================================
                         Accumulated          Assets
                           Benefits          Exceed
                            Exceed         Accumulated
                            Assets           Benefits     Total
Actuarial present
 value of:
   Vested
     benefits               $743.6           $570.4      $1,314.0
   Non-vested
     benefits                 73.7             10.5          84.2
- ----------------------------------------------------------------------
Accumulated
 benefit
 obligation                 $817.3           $580.9      $1,398.2
======================================================================
Actuarial present
 value of projected
 benefit obligation        $(821.9)         $(624.6)    $(1,446.5)
Plan assets at
  fair value                 753.8            742.3       1,496.1
- ----------------------------------------------------------------------
Funded status at
  December 31,
    1993                    $(68.1)          $117.7         $49.6
======================================================================
Unrecognized prior
  service cost              $(23.3)          $(33.3)       $(56.6)
Unrecognized
  net gain                    15.8            125.2         141.0
Prepaid (accrued)
  pension cost                 8.3             (3.9)          4.4
Unrecognized
  initial
  obligation                 (68.9)            29.7         (39.2)
- ----------------------------------------------------------------------
                            $(68.1)          $117.7         $49.6
======================================================================

======================================================================
                              1992                      1993
                     Domestic International    Domestic  International
Expected long-term
  rate of return on
  plan assets          8.75%        8%-9%           7.75%       8%-9%
Discount rate          8.25%        7%-9%           7.25%       7%-9%
Rate of increase in
  future compensation
  levels                6%        4%-7.5%            5%       4%-7.5%
======================================================================

   Plan assets are invested in a diversified portfolio that consists primarily of equity and debt securities.

DEFERRED EMPLOYEE BENEFITS

   Deferred employee benefits consisted of the following components:

======================================================================
                                                  December 31
                                            1992               1993
Postretirement other than pension          $814.8             $836.5
Postemployment                                                  85.8
Pension                                      58.3               80.5
Compensation                                  7.3                8.7
- ----------------------------------------------------------------------
                                           $880.4           $1,011.5
======================================================================

Comments on Financial Statements
$in millions Dana Corporation
Dana Corporation

INTERNATIONAL OPERATIONS

   Local currencies are used as the functional currencies except in highly inflationary countries such as Brazil. The following is a summary of the significant financial information of Dana's consolidated international subsidiaries:

=========================================================================
                                          December 31
                              1991            1992            1993
Assets                       $994.2          $987.9         $1,167.9
Liabilities                   447.4           424.5            577.4
Net sales                   1,205.5         1,301.2          1,327.8
Net income
   (including trans-
   lation losses of
   $18.8 in 1991,
   $24.2 in 1992
   and $24.0
   in 1993)                     1.7            29.0             49.3
Dana's equity in--
   Net assets                 428.1           434.8            448.7
   Net income
     (loss)                    (1.7)           13.4             23.1
=========================================================================

   Dana's historical cost investment in these international subsidiaries was $239.3 at December 31, 1993.

   Dana has equity interests (20% to 50% ownership) in a number of affiliated companies in South America, Asia and other areas of the world. The following is a summary of the significant financial infor-mation of affiliated companies accounted for on the equity method:

=========================================================================
                                          December 31
                              1991            1992             1993
Current assets               $443.2          $452.8           $629.0
Other assets                  364.0           298.0            323.4
Current liabilities           264.2           338.9            577.7
Other liabilities             208.3           165.9            147.5
Shareholders'
   equity                     334.7           246.0            227.2
Net sales                   1,066.9         1,042.5            972.0
Gross profit                  231.6           219.7            193.0
Net income                     79.5            81.8             39.6
   Dana's equity in--
   Net assets                 135.6           101.4            111.5
   Net income                  33.3            26.6             13.2
=========================================================================

   Cumulative undistributed earnings of international subsidiaries for which U.S. income taxes, exclusive of foreign tax credits, have not been provided approximated $301.3 at December 31, 1993. Management intends to permanently reinvest undistributed earnings of Dana's international subsidiaries, accordingly, no U.S. income taxes have been provided on these undistributed earnings. If the total undistributed earnings of international subsidiaries had been remitted in 1993, a sig-nificant amount of the additional tax provision would have been offset by foreign tax credits.

INVESTMENTS IN PARTNERSHIPS

   Certain of DFHI's subsidiaries have a number of domestic investments in partnerships which are accounted for on the equity method. Dana's share of earnings of these partnerships is included in income as earned. The partnerships are engaged primarily in the leasing and financing of equipment or real estate to commercial entities. Summarized finan-cial information of the partnerships on a combined basis is as follows:

=========================================================================
                                         December 31
                             1991            1992             1993
Assets                      $167.3          $967.6           $956.8
Liabilities                   96.3           729.2            733.1
Partners' capital             71.0           238.4            223.7
Revenue                       71.2            67.7            115.4
Net income                     5.8             6.2              6.8
Dana's share in:
   Net assets                 56.5            96.1             80.0
   Net income                  6.9             3.8              3.2
=========================================================================

SHORT-TERM DEBT

   Short-term funds for certain domestic and international operations are obtained through issuance of commercial paper, short term notes payable to banks and bank overdrafts.

   At December 31, 1993, Dana had no commercial paper outstanding.
Dana Credit Corporation (DCC), a wholly-owned subsidiary of DFHI, had commercial paper issued in the amount of $136.7 at December 31, 1993. Dana and DCC have committed commercial paper back-up lines of credit in the amount of $355.0 and $250.0, respectively, with various domestic and international banks. Compensating balances and commit-ment fees are not material and no borrowings were made against these committed commercial paper back-up lines of credit in 1993.

   Committed bank borrowing lines are utiIized in addition to the com-mitted lines of credit that back outstanding commercial paper. DCC and DFHI had borrowings of $61.2 and $15.0, respectively, against their com-mitted bank borrowing lines at December 31, 1993. DCC and DFHI had committed bank borrowing lines of $92.0 and $85.0, respectively, at December 31, 1993.

   At December 31, 1993, Dana, DCC and DFHI had borrowings against their uncommitted bank lines in the amounts of $60.2, $86.0 and $20.0, respectively, for domestic operations. Dana, including its international subsidiaries, had borrowings of $95.0 for international operations against these lines at December 31, 1993. Dana, DCC and DFHI had uncommitted bank lines for both domestic and international borrowings in the amount of $752.0, $225.0 and $50.0, respectively, for which no compensating balances or commitment fees are required.

   During 1991, through a securities lending agreement, DCC borrowed $181.0 (face amount) of U.S. Treasury Notes from a syndicate of bank investors. Concurrent with the borrowing, DCC sold such securities at their then current market rate. Under the terms of the securities lending agreement, DCC was obligated to pay the coupon rate of interest and applicable lending fee to the bank investors. These payments, net of premium amortization, resulted in an effective interest cost of 74%. In May 1992, DCC repaid the securities lending obligation by returning $181.0 (face amount) of U.S. Treasury Notes to the bank investors.

   Selected details of short-term borrowings are as follows:

=========================================================================
                                                  Weighted average
                                     Amount        interest rate
Balance at December 31, 1992         $395.7              5.2%
Average during 1992                   430.1              5.6%
Maximum during 1992                   629.6              5.8%
   (month end)
Balance at December 31, 1993         $474.1              5.1%
Average during 1993                   340.0              4.6%
Maximum during 1993                   474.1              5.1%
   (month end)
=========================================================================

   Interest rate swap agreements are utilized by DCC to mitigate exposure to interest rate increases on short-term borrowings. Under these agreements, DCC receives variable rate-based payments in return for the payment of specified fixed rates, thereby effectively converting a notional amount of short-term variable rate borrowings into fixed rate debt over the life of the agreement. At December 31, 1993, domestic and international swap agreements with notional Principal of $123.5 establish effective fixed rates of 6.68%-8.85% maturing 1994-2000.

Comments on Financial Statements

$ in millions except per share amounts
Dana Corporation

RESTRUCTURING CHARGES

   Restructuring charges reflect the abandonment, consolidation or relocation of operations pursuant to management's ongoing evaluation of the Company's business to identify non-strategic and under-performing assets. These charges include the estimated costs of employee benefits, losses on disposal of assets and other costs incidental to the restructuring actions.

LOANS RECEIVABLE

   Loans receivable consist primarily of loans secured by first mortgages on real property.

   The components of loans receivable are as follows:

===========================================================================
                                                 December 31
                                           1992               1993
First mortgage loans--
  business properties                     $ 91.9             $ 57.4
Financing to partnership
  affiliates                                 9.8               28.4
First mortgage loans--
  residential properties                    15.6               13.1
Revolving loans secured by
  accounts receivable
  and inventory                             10.7                6.5
Other loans                                 20.2               29.7
- ---------------------------------------------------------------------------
                                           148.2              135.1
Less: Allowance for loan losses             26.8               14.5
- ---------------------------------------------------------------------------
                                          $121.4             $120.6
===========================================================================

LEASE FINANCING

   Lease financing consists of direct financing leases, leveraged leases and equipment on operating leases. Income on direct financing leases is recognized by a method which produces a constant periodic rate of return on the outstanding investment in the lease. Income on leveraged leases is recognized by a method which produces a constant rate of return on the outstanding investment in the lease net of the related deferred tax liability in the years in which the net investment is positive. Initial direct costs are deferred and amortized using the interest method over the lease period. Equipment under operating leases is recorded at cost, net of accumulated depreciation. Income from operating leases is recognized as rentals become receivable according to the provisions of the leases.

   Lease financing consisted of the following components:

===========================================================================
                                               December 31
                                        1992                1993
Direct financing leases                $594.4              $574.0
Leveraged leases                        224.7               283.7
Property on operating leases,
net of accumulated
depreciation                             19.7                29.9
Allowance for credit losses             (41.1)              (38.3)
- ---------------------------------------------------------------------------
                                       $797.7              $849.3
===========================================================================

   The components of the net investment in direct financing leases are as follows:

===========================================================================
                                                 December 31
                                           1992                1993
   Total minimum lease
     payments receivable                  $657.5              $622.7
   Residual values                          85.7                83.2
   Deferred initial direct costs             9.3                 9.3
- ---------------------------------------------------------------------------
                                           752.5               715.2
   Less: Unearned income                   158.1               141.2
- ---------------------------------------------------------------------------
                                          $594.4              $574.0
===========================================================================

   The following is a schedule by year of minimum future rentals on direct financing leases as of December 31, 1993:

===========================================================================
Year ending December 31:
        1994                                                 $263.0
        1995                                                  156.6
        1996                                                   85.6
        1997                                                   40.9
        1998                                                   20.5
        Later Years                                            56.1
- ---------------------------------------------------------------------------
        Total minimum future rentals                         $622.7
===========================================================================

   The components of the net investment in leveraged leases are as follows:

===========================================================================
                                               December 31
                                        1992                1993
Rentals receivable                  $1,911.3               $2,884.3
Residual values                        164.4                  252.2
Non-recourse debt service           (1,476.0)              (2,401.4)
Unearned income                       (360.0)                (439.4)
Deferred investment
   tax credits                         (15.0)                 (12.0)
- ---------------------------------------------------------------------------
                                       224.7                  283.7
Less: Deferred taxes arising
   from leveraged leases               110.8                  119.0
- ---------------------------------------------------------------------------
                                      $113.9                 $164.7
===========================================================================

ALLOWANCE FOR LOSSES ON LEASE
FINANCING AND LOANS RECEIVABLE

   Provisions for losses on lease financing and loans receivable are determined on the basis of loss experience and assessment of prospec-tive risk. Resulting adjustments to the allowances for losses are made to adjust the net investment in lease financing and loans to their esti-mated collectible amounts. Income recognition is generally discontinued on lease and loan accounts which are contractually past due and where no payment activity has occurred within 120 days. Accounts are charged against the allowance for losses when determined to be uncollectible. Accounts for which equipment repossession has commenced as the primary means of recovery are classified within other assets at their estimated realizable value.

INVESTMENTS AND OTHER ASSETS

   Investments and other assets consisted of the following components:

===========================================================================
                                                  December 31
                                          1992                 1993
Investments at equity                    $219.8              $194.4
Goodwill                                  182.4               168.0
Real estate and
   development property                   104.9                92.2
Intangible pension assets                  56.7                80.1
Loans receivable                          121.4               120.6
Other                                     127.7               191.0
- ---------------------------------------------------------------------------
                                         $812.9              $846.3
===========================================================================

QUARTERLY EVENTS

   During the first quarter of 1991, net income was increased by $10.3 ($.25 per share) due to the sale of certain subsidiaries of DFHI. In addi-tion, net income was reduced by $4.0 ($.09 per share) in the first quarter of 1991 due to increases in reserves relating to Dana's leasing operations.

   During the second quarter of 1991, net income was increased by $5.9 ($.14 per share) due to the sale of a subsidiary.

   During the third quarter of 1991, net income was increased by $8.2 ($.20 per share) due to the sale of investments.

Comments on Financial Statements

$in millions except per share amounts
Dana Corporation

QUARTERLY EVENTS (Cont'd.)

   The Company changed its method of accounting for inventories effective January 1, 1992 to include in inventory certain production-related costs previously charged directly to expense. This change in accounting principle results in a better matching of costs against related revenues. The effect of this change in accounting increased net income in the first quarter of 1992 by $12.9 ($.31 per share). In addition, during the first quarter of 1992, net income was increased by $5.0 ($.12 per share) due to settlement of litigation. In March 1992, Dana announced its intention to close one of its U.S. manufacturing facilities and merge its operations into another existing facility. Estimated closing and relocation costs for this facility reduced first quarter 1992 net income by $18.0 ($.44 per share).

   During the second quarter of 1992, net income was increased by $4.0 ($.09 per share) due to the sale of an investment.

   During the fourth quarter of 1992, net income was increased by $3.5 ($.08 per share) due to the sale of the business and a majority of the assets, liabilities and offices of DSL and its mortgage banking business.

   Dana's third quarter 1993 net income included approximately $3.0 ($.07 per share) of income tax benefit attributable primarily to the effect of the change in the U.S. corporate income tax rate on deferred income tax benefits.

REAL ESTATE AND DEVELOPMENT PROPERTY

  Real estate and development property consists of office and commercial buildings, multi-family dwellings and single family lot sites. Projects under development are valued at the lower of cost or net realizable value. Real estate held for future development and sale is carried at the lower of cost or estimated net realizable value. Estimated net realizable value is defined as the estimated selling price a property will bring if exposed for sale in the open market, allowing a reasonable time to find a purchaser, reduced by the estimated cost to complete and improve the property to the condition used in determining the estimated selling price, and the estimated costs to dispose of the pro-perty. The calculations of estimated net realizable value contemplate development and sale of the projects in the ordinary course of business and not on an immediate liquidation basis.

STATEMENT OF CASH FLOWS
   For purposes of reporting cash flows, the Company considers highly liquid investments with a maturity of three months or less when pur-chased to be cash equivalents.

   Noncash investing and financing activities in 1991 include the borrowing of U.S. Treasury Notes having a face amount of $181.0 and the concurrent recognition of a securities lending obligation. During 1992, the U.S. Treasury Notes were returned to satisfy the securities lending obligation. During 1993, holders of 57/8% debentures converted their debentures into shares of Dana common stock resulting in a noncash increase to shareholders' equity of $94.9.

ESTIMATED INCOME TAXES

   Current tax liabilities and assets are recognized for the estimated taxes payable or refundable on the tax returns for the current year. Deferred tax liabilities or assets are recognized for the estimated future tax effects attributable to temporary differences and carryforwards that result from events that have been recognized in the financial statements or tax returns. The measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax laws. Deferred tax assets are reduced, if necessary, by the amount of any tax benefits that are not expected to be realized. Dana uses the "flow-through" method of accounting for investment tax credits, except for investment tax credits arising from leveraged leases and certain direct financing leases for which the deferred method is used for financial statement purposes.

   Effective January 1, 1992, Dana prospectively adopted SFAS No. 109 "Accounting for Income Taxes" which did not have a material effect on 1992 results of operations.

   Income tax expense (benefit) consisted of the following components:

====================================================================================================================================
                                                                   Year Ended December 31, 1991
                                U.S.                                                     State &
                               Federal                    International                   Local                             Total
Current                         $20.2                         $(4.5)                      $(.3)                             $15.4
Deferred                        (30.2)                         (2.4)                                                        (32.6)
- ----------------------------------------------------------------------------------------------------------------------------------
                               $(10.0)                        $(6.9)                      $(.3)                            $(17.2)
====================================================================================================================================

                                                                   Year Ended December 31, 1992
                                 U.S.                                                    State &
                               Federal                    International                   Local                             Total
Current                         $47.2                          $9.1                       $11.2                             $67.5
Deferred                        (69.7)                           .1                                                         (69.6)
- -----------------------------------------------------------------------------------------------------------------------------------
                               $(22.5)                         $9.2                       $11.2                             $(2.1)
====================================================================================================================================

                                                                   Year Ended December 31, 1993
                                 U.S.                                                    State &
                               Federal                    International                   Local                             Total
Current                         $57.2                         $ 14.2                      $26.5                             $97.9
Deferred                         (6.6)                          (1.7)                                                        (8.3)
- -----------------------------------------------------------------------------------------------------------------------------------
                                $50.6                          $12.5                      $26.5                             $89.6
====================================================================================================================================

Comments on Financial Statements
$ in millions
Dana Corporation

ESTIMATED INCOME TAXES (Cont'd.)

   Deferred income taxes result from temporary differences which arise as a result of differences between the amounts of reported assets and liabilities in the financial statements and such amounts as measured tax laws and regulations. Deferred tax liabilities (assets) are comprised of the following:

====================================================================================================================================
                                                                             December 31
                                             1991                                1992                                      1993
Depreciation--non-leasing                   $107.8                               $108.9                                   $100.1
Leasing activities                           202.2                                177 0                                    179 5
Pension prepayments                           29.9                                 14.7                                       .9
Other                                         28.4                                 29.8                                     16.7
  Deferred tax liabilities                   368.3                                330.4                                    297.2
Postretirement benefits other than pensions                                      (352.7)                                  (367.2)
Postemployment benefits                                                                                                    (36.9)
Expense accruals                             (67.3)                               (53.0)                                   (90.0)
Inventory reserves                           (13.7)                                (6.8)                                    (1.1)
Restructuring charges                        (24.7)                               (44.9)                                   (36.8)
Other                                         (6.3)                               (16.6)                                   (22.8)
   Deferred tax assets                      (112.0)                              (474.0)                                  (554.8)
Alternative minimum tax recoverable          (60.7)                               (57.0)                                   (18.6)
                                            $195.6                              $(200.6)                                 $(276.2)
====================================================================================================================================

   The Company expects to realize the deferred tax assets in the future, accordingly, no valuation allowance has been recorded. Alternative minimum tax of $18.6 at December 31, 1993 is available to offset future regular income tax liability and has no expiration date. Income taxes paid during 1991, 1992 and 1993 amounted to $33.3, $50.5 and $46.2, respectively.

   The effective tax rates differ from the U.S. Federal income tax rate for the following reasons:

====================================================================================================================================
                                                                     Year Ended December 31
                                                         1991                   1992                1993
                                                                % of                % of                 % of
                                                               pretax              pretax               pretax
                                                  Amount        loss     Amount    income     Amount    income
Computed "expected" tax expense                   $(13.9)      (34.0)%    $8.9      34.0%     $79.8      35.0%
Increases (reductions) in taxes resulting from:
   International income                              8.1        19.8       2.6       9.8       (2.8)     (1.2)
   Capital loss carryforward                       (10.7)      (26.0)    (10.7)    (40.6)
   Investment tax credits                           (3.4)       (8.3)     (2.6)     (9.9)      (1.6)      (.7)
   Amortization of goodwill                          2.6         6.4       2.7      10.2        2.9       1.2
   Effect of rate change on deferred taxes                                                     (5.2)     (2.3)
   Disposition of
     assets held for sale                                                 (8.7)    (32.9)
   State and local income taxes, net of Federal
      income tax benefit                             (.3)        (.7)      7.4      27.9       17.2       7.6
   Miscellaneous items                                .4          .8      (1.7)     (6.5)       (.7)      (.3)
Estimated taxes on income                         $(17.2)      (42.0)%   $(2.1)     (8.0)%    $89.6      39.3%
====================================================================================================================================

Comments on Financial Statements
$in millions
Dana Corporation

FINANCIAL INSTRUMENTS

   The reported fair values of financial instruments are based on a variety of factors. In certain cases, fair values represent quoted market prices for identical or comparable instruments. In other cases, fair values have been estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of credit risk. The fair values may not represent actual values of the financial instruments that could have been realized or that will be realized in the future.

   The estimated fair values of Dana's financial instruments are as follows:

====================================================================================================================================
                                                                                            December 31
                                                                            1992                                    1993
                                                                 Carrying             Fair              Carrying              Fair
                                                                  Amount              Value              Amount               value
Financial assets
  Cash and marketable securities                                    $75.4             $75.4               $77.6               $77.6
  Investment securities                                              42.0              42.4                29.8                30.0
  Loans receivable                                                  148.2                                 135.1
  Less: Allowance for loan losses                                    26.8                                  14.5
  Net loans                                                         121.4             107.7               120.6               120.1
Financial liabilities
  Short-term debt                                                   395.7             395.7               474.1               474.1
  Long-term debt                                                  1,467.0           1,671.3             1,207.4             1,247.1
  Security deposits--leases                                          25.9              23.5                21.5                20.3
  Deferred funding commitments under leveraged leases                 9.9              10.2                 7.6                 7.9
Unrecognized financial instruments
  Interest rate swaps:
    Payable position                                                                   17.9                                    21.2
====================================================================================================================================

BUSINESS SEGMENTS

   Dana operates principally in three business segments: vehicular, Industrial and Financial Holdings. The vehicular segment consists primarily of the manufacturing and marketing of axles, structural components, transmissions, joints and shafts, clutches and engine parts (such as pistons, piston rings, filters and gaskets). The Industrial segment manufactures and markets various products, including those for off-highway motor vehicles. The Financial Holdings segment con-sists of DFHI which includes leasing companies and real estate development and management companies.

   Financial Holdings revenue includes lease financing income, fees and interest. Other income includes dividends and interest. Other expense includes interest and corporate expenses. Corporate assets include cash, marketable securities, accounts receivable and investments (excluding assets which can be identified to Financial Holdings).

   The "Other International" geographic area comprises primarily Brazil and Canada, neither of which exceeds 10% of the consolidated amounts. Interarea transfers between countries are transferred at the prevailing market price. Export sales from the United States to customers outside the United States amounted to $407.6 in 1991, $418.9 in 1992 and $385.4 in 1993. Total export sales (including sales to Dana's international sub-sidiaries which are eliminated for financial statement presentation) were $500.0, $555.2 and $526.2 in 1991, 1992 and 1993, respectively.

   Worldwide sales to Ford Motor Company and subsidiaries amounted to $676.9, $824.1, and $963.7 in 1991, 1992 and 1993, respectively, which represented 15%, 17% and 18% of Dana's consolidated sales. Worldwide sales to Chrysler Corporation and subsidiaries in 1991, 1992 and 1993 amounted to $351.7, $454.3 and $605.9, respectively, representing 8%, 9% and 11% of Dana's consolidated sales. Sales to Ford and Chrysler were primarily from the vehicular segment. No other customer accounted for more than 10% of Dana's consolidated sales.

Comments on Financial Statements
$ in millions
Dana Corporation

BUSINESS SEGMENTS (Cont'd.)
Financial information concerning operations by industry segment is as follows:

==================================================================================================================================
                                                 Year Ended December 31, 1991
                                                                                              Financial
                                               Vehicular              Industrial               Holdings                Consolidated

Sales to customers                             $3,466.0                $918.6                $   13.6                    $4,398.2
Financial Holdings revenue                                                                      167.6                       167.6
       Total revenue                           $3,466.0                $918.6                $  181.2                    $4,565.8
==================================================================================================================================
Operating income (loss)                        $  157.0                $ 10.4                $  (17.3)                   $  150.1
========================================================================================================
Other income                                                                                                                 25.3
Other expense                                                                                                              (216.4)
Loss before income taxes                                                                                                 $  (41.0)
==================================================================================================================================
Assets identified to segments                  $1,388.7                $518.2                $1,325.8                    $3,232.7
========================================================================================================
Corporate assets                                                                                                            946.6
       Total assets                                                                                                      $4,179.3
==================================================================================================================================
Depreciation                                   $  108.3                $ 35.3                $    6.7
==================================================================================================================================
Capital expenditures                           $  116.9                $ 31.0                $    1.9
==================================================================================================================================

                                                      Year Ended December 31, 1992

Sales to customers                             $3,923.2                $940.0                $    9.0                    $4,872.2
Financial Holdings revenue                                                                      144.0                       144.0
       Total revenue                           $3,923.2                $940.0                $  153.0                    $5,016.2
==================================================================================================================================
Operating income (loss)                        $  251.6                $ 34.4                $  (22.3)                   $  263.7
========================================================================================================
Other income                                                                                                                 19.9
Other expense                                                                                                              (257.3)
Income before income taxes                                                                                               $   26.3
==================================================================================================================================
Assets identified to segments                  $1,843.7                $489.7                $1,271.6                    $3,605.0
========================================================================================================
Corporate assets                                                                                                            737.9
       Total assets                                                                                                      $4,342.9
==================================================================================================================================
Depreciation                                   $  110.6                $ 34.1                $    4.6
==================================================================================================================================
Capital expenditures                           $   86.3                $ 20.6                $    3.0
==================================================================================================================================

                                                      Year Ended December 31, 1993
  Sales to customers                           $4,499.8                $957.1                $    3.2                    $5,460.1
  Financial Holdings revenue                                                                    115.4                       115.4
       Total revenue                           $4,499.8                $957.1                $  118.6                    $5,575.5
==================================================================================================================================
  Operating income                             $  424.0                $ 39.9                $    4.0                     $ 467.9
========================================================================================================
  Other income                                                                                                               12.0
  Other expense                                                                                                            (252.0)
  Income before income taxes                                                                                             $  227.9
==================================================================================================================================
  Assets identified to segments                $1,823.9                $441.7                $1,310.3                    $3,575.9
========================================================================================================
  Corporate assets                                                                                                        1,056.0
       Total assets                                                                                                      $4,631.9
==================================================================================================================================
  Depreciation                                 $  111.7                $ 28.8                $    3.6
==================================================================================================================================
  Capital expenditures                         $  144.3                $ 32.0                $    2.2
==================================================================================================================================

Comments on Financial Statements
$in millions
Dana Corporation

BUSINESS SEGMENTS (Cont'd.)

Financial information concerning operations by principal geographic area is as follows:

====================================================================================================================================
                                                     Year Ended December 31, 1991
                                                                                                   Adjustments
                                                                                  Other                and
                                        United States         Europe          International        Eliminations       Consolidated
Sales to customers                         $3,192.7            $587.4             $618.1                                 $4,398.2
Financial Holdings revenue                    152.6               7.1                7.9                                    167.6
Interarea transfers                            92.5               2.5               62.1              $(157.1)
                                           $3,437.8            $597.0             $688.1              $(157.1)           $4,565.8
====================================================================================================================================
Operating income                           $  129.9            $ 11.3             $  8.9                                 $  150.1
Other income                                   25.3                                                                          25.3
Other expense                                (187.2)            (10.8)             (18.4)                                  (216.4)
Income (loss) before income taxes          $  (32.0)              $.5             $ (9.5)                                $  (41.0)
====================================================================================================================================
Assets identified                          $2,541.8            $274.2             $416.7                                 $3,232.7
Corporate assets                              613.1             104.5              229.0                                    946.6
    Total assets                           $3,154.9            $378.7             $645.7                                 $4,179.3
====================================================================================================================================

                                                     Year Ended December 31, 1992

Sales to customers                         $3,571.0            $586.2             $715.0                                 $4,872.2
Financial Holdings revenue                    124.7              12.9                6.4                                    144.0
Interarea transfers                           136.3               2.3               82.7              $(221.3)
                                           $3,832.0            $601.4             $804.1              $(221.3)           $5,016.2
====================================================================================================================================
Operating income                           $  190.3            $ 14.3             $ 59.1                                 $  263.7
Other income                                   19.9                                                                          19.9
Other expense                                (217.6)            (10.6)             (29.1)                                  (257.3)
Income (loss) before income taxes          $   (7.4)           $  3.7             $ 30.0                                 $   26.3
====================================================================================================================================
Assets identified                          $2,881.2            $293.4             $430.4                                 $3,605.0
Corporate assets                              400.5             128.3              209.1                                    737.9
    Total assets                           $3,281.7            $421.7             $639.5                                 $4,342.9
====================================================================================================================================

                                                                 Year Ended December 31,  1993

Sales to customers                         $4,132.3            $511.3             $816.5                                 $5,460.1
Financial Holdings revenue                     93.8              16.3                5.3                                    115.4
Interarea transfers                           140.8               3.7               81.8               $(226.3)
                                           $4,366.9            $531.3             $903.6               $(226.3)          $5,575.5
====================================================================================================================================
Operating income                           $  370.9            $  1.8             $ 95.2                                 $  467.9
Other income                                   12.0                                                                          12.0
Other expense                                (216.3)             (8.7)             (27.0)                                  (252.0)
Income (loss) before income taxes          $  166.6            $ (6.9)            $ 68.2                                 $  227.9
====================================================================================================================================
Assets identified                          $2,717.1            $403.3             $455.5                                 $3,575.9
Corporate assets                              697.0             140.5              218.5                                  1,056.0
    Total assets                           $3,414.1            $543.8             $674.0                                 $4,631.9
====================================================================================================================================

Comments on Financial Statements

$ in millions
Dana Corporation

SIGNIFICANT SUBSIDIARY

   DFHI is a wholly-owned financial subsidiary which includes leasing companies and real estate development and management companies.
DFHI is included in Dana's consolidated financial statements.

   The majority of the assets, liabilities and offices of DSL and its mortgage banking business were sold in 1992. Certain assets (primarily commercial loans and real estate) were retained by DFHI and are included in the consolidated financial statements.

   A summary of DFHI's financial position and results of operations is as follows:

====================================================================================================================================
                                                                                                                December 31
                                                                                                         1992                1993
Assets
Cash                                                                                                 $   12.7              $   10.5
Loans receivable                                                                                        121.4                 120.6
Lease financing                                                                                         851.3                 901.5
Other assets                                                                                            286.2                 277.7
- -----------------------------------------------------------------------------------------------------------------------------------
    Total Assets                                                                                     $1,271.6              $1,310.3
====================================================================================================================================
Liabilities and Shareholder's Equity
Notes payable                                                                                        $  879.3              $  867.5
Other liabilities                                                                                       289.0                 347.8
Shareholder's equity                                                                                    103.3                  95.0
- -----------------------------------------------------------------------------------------------------------------------------------
    Total Liabilities and Shareholder's Equity                                                       $1,271.6              $1,310.3
====================================================================================================================================

====================================================================================================================================
                                                                                               Year Ended December 31
                                                                                   1991                  1992                 1993

Revenue from products and services                                               $222.7                $185.1                $156.8
Interest expense                                                                   91.3                  71.8                  56.8
Cost of sales                                                                      19.5                  11.9                   3.3
General and administrative expenses                                               129.2                 123.7                  92.7
                                                                                  240.0                 207.4                 152.8
Income (loss) before income taxes                                                 (17.3)                (22.3)                  4.0
Estimated income tax benefits (provision)                                          20.4                  28.5                   (.3)
Income before equity in earnings of affiliates                                      3.1                   6.2                   3.7
Equity in earnings of affiliates                                                    6.9                   3.9                   3.2
- -----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                       $ 10.0                $ 10.1                $  6.9
====================================================================================================================================

Management's Discussion and  Analysis of  Results
$in millions
Dana Corporation

LIQUIDITY AND CAPITAL RESOURCES

    Capital spending for property, plant and equipment increased from $114 in 1992 to $178 in 1993. This higher level of spending reflects a response to increased worldwide demand for Dana products and the Company's commitment to continuous improvement in productivity and product quality. Capital expenditures in 1994 are budgeted at approximately $250, the majority of which was uncommitted at December 31, 1993.

    Dana Corporation and its consolidated subsidiaries' year end short-term debt totaled $474 in 1993, up from $396 in 1992 due to the replacement of certain long-term financing with short-term debt. Domestic and international consolidated short-term borrowings averaged $340 at an average interest rate of 4.6% during 1993, com-pared to $430 at 5.6% during 1992. Dana, excluding financial service subsidiaries Diamond Financial Holdings, Inc. (DFHI) and Dana
Credit Corporation (DCC), funds its corporate short-term debt through the issuance of commercial paper and bank borrowings. To cover short-term working capital requirements, Dana had $355 in com-mitted credit facilities to back up commercial paper issuance and $752 in uncommitted lines available for bank borrowings. At December 31, 1993, Dana's domestic and international short-term borrowings were $155, as compared to $114 at year end 1992. DFHI funds short-term debt through bank borrowings. DFHI had bank lines totaling $135 at December 31, 1993, and $35 was borrowed against these lines. DCC funds domestic and international debt through commercial paper and bank borrowings. DCC had committed commercial paper back-up lines amounting to $250 and uncommitted bank borrowing lines of $225. At December 31, 1993, DCC and its subsidiaries had a short-term debt position of $284, up from $222 at year-end 1992 due in large part to an international subsidiary replacing long-term financing with short-term debt in 1993.

    The Company's consolidated long-term debt decreased from $1,470 in 1992 to $1,210 in 1993. In December, 1993, most of Dana's 57/8% debentures were converted to Dana common stock, reducing debt approximately $87. In addition, the remaining $100 principal amount outstanding of the 8 3/8% notes and the $72 principal amount out-standing of the 8 7/8% debentures, were redeemed in 1993. A portion of the redeemed debt was replaced by short and medium term notes with banks. During 1993, DCC obtained financing as part of a lease securitization facility in which certain lease receivables were trans-ferred to a third-party investor as support for the financing received. At DCC's option, the securitized borrowings can be repaid at any time.

    Dana's management and legal counsel have reviewed the legal proceedings to which the Company and its subsidiaries were parties as of December 31, 1993 (including, among others, those involving product liability claims and alleged violations of environmental laws) and concluded that any liabilities that may result from these pro-ceedings are not likely to have a material effect on the Company's liquidity, financial condition or results of operations. In connection with product liability and environmental claims, the Company has estimated its gross liability to be $111 and has accrued $51, net of probable recoveries of $60. It is not anticipated that the timing of the cash flows for these liabilities will have a material effect on the liquidity of the Company.

     Dana anticipates that net cash flows from operating activities, along with available short-term and medium-term financing capabilities, will be sufficient to meet its needs for 1994.

RESULTS OF OPERATIONS 1993 vs 1992

     Dana's 1993 worldwide sales were $5,460, up 12% from $4,870 in 1992. The sales growth was paced by the vehicular original equipment and distribution markets of North and South America, with the largest increases occurring in the Company's light truck original equipment business.

    The Company's sales of vehicular components and parts for use on automobiles, trucks and trailers were $4,500, an increase of 15% over 1992. Dana's sales to the U.S. light truck original equipment portion of this market (i.e. equipment for pickup trucks, vans, minivans and sport utility vehicles) increased 28% over 1992, while sales of components to the U.S. medium and heavy truck segment were up 17%. Also con-tributing to the increase in vehicular sales were increases of 23% and 7% in South America and Canada, respectively.

   The Company's worldwide distribution sales were $2,000 in 1993, an increase of 3% over 1992. Dana's U.S. distribution business increased 7%, of which 3% is attributable to a recent acquisition, while interna-tional distribution business declined 4% from 1992 levels. Dana's worldwide sales to distribution markets represented 37% of consoli-dated 1993 sales.

   Dana's sales of products to the Industrial segment in 1993 were $957, up 2% over 1992. Sales to this segment on a regional basis for 1993 showed increases in all areas of the world except Europe.

   Consolidated international sales in 1993 were $1,328, up 2% over 1992. Increases in South America, Canada and Asia Pacific were par-tially offset by a decline in Europe.

   Revenue from Financial Holdings and other income decreased from $164 in 1992 to $127 in 1993. This decrease is attributable to lower leasing-related revenue and property sales in 1993, and the inclusion in 1992 of a small gain on the sales of investments. Leasing revenues decreased due to lower average lease rates, reduced gains from the disposition of assets at the end of the lease term and a change in the portfolio mix of direct finance and leveraged leases.

   Operating income in the Vehicular segment increased 69%, while the Industrial segment income increased 16%. Higher unit sales in North America, combined with emphasis on cost control, asset man-agement and productivity improvement, contributed to the increase in the Vehicular operating income. The increase in the Industrial segment operating income resulted primarily from productivity and margin improvements in the U.S. and Brazil offset by the effect of slow sales in Europe due to the downturn in the European economy.

   Operating income of the Financial Holdings segment was $4 in 1993, an increase of $26 over 1992's loss of $22. This increase was primarily due to continued asset and credit quality improvements in the lease, loan and real estate portfolios, resulting in the recording of lower loss provisions in 1993.

   Dana's international operations had operating income of $97 in 1993, an increase of $24 from 1992. This increase was primarily the result of improvements in Dana's Canadian and South American operations, partially offset by decreases in Europe.

   Equity in earnings of affiliates decreased from $31 in 1992 to $16 in 1993, primarily due to lower earnings from the Company's Mexican affiliate. Foreign currency adjustments of $24 in 1993 were level with 1992 and related almost exclusively to Dana's Brazilian operations.

   Selling, general and administrative (SG&A) expenses were $523 in 1993, a decrease of 2% from 1992. The decrease was principally the result of lower lease, loan and real estate provisions in the Financial Holdings segment, partially offset by increases attributable to acquisi-tions and improved business levels in North and South America.
SG&A as a percent of sales (excluding Financial Holdings) improved to 8.2% in 1993 from 8.8% in 1992 due to the Company's emphasis on productivity improvement and cost containment. Reduced debt levels and lower rates decreased interest expense from $168 in 1992 to $137 in 1993.

   Taxes on income amounted to $90 in 1993 compared to a benefit of $2 in 1992. The change was attributable to higher taxable income in 1993 and realization of capital loss carryforward benefits in 1992. The increase in the U.S. corporate income tax rate resulted in a small increase in deferred income tax benefits. Minority interest in net income of consolidated subsidiaries increased to $26 from 1992's $17, due principally to increased earnings of Dana's subsidiaries in Canada and Brazil.

   Dana expects the market for its vehicular products to remain strong for the near term, as the original equipment manufacturers attempt to meet the high demand for new vehicles in North and South America.
The current economic slow down in Europe is projected to extend into 1994. The Company will continue to monitor the allocation of its assets to achieve further growth in all of its global markets.

Management's Discussion and  Analysis of  Results
$ in millions
Dana Corporation

RESULTS OF OPERATIONS 1992 VS 1991

   Total sales in 1992 were $4,872 compared to $4,398 in 1991, an increase of $474 or 11%. Vehicular OEM and distribution sales were $3,923, an increase of $457 or 13% from 1991. Industrial sales were $940, an increase of $21 or 2% from 1991. The sales increases were primarily due to increased unit volumes in Dana's North American Vehicular component business, with the largest increase occurring in the Company's light truck OEM sales. Total consolidated sales include international sales of $1,301, which increased $96 or 8% from 1991. Canada experienced solid sales gains over 1991 levels.

   Revenue from Financial Holdings and other income decreased
$29 in 1992 to $164. 1992 revenues included lower lease financing and interest income and approximately $7 in gains on sales of investments, while 1991 revenues included $10 in gains on sales of DFHI subsidi-aries, a $6 gain on the sale of a Dana subsidiary and $8 in gains on the sale of investments.

   Operating income for 1992 was $264, an increase of $114 or 76%
from 1991. Operating income in the Vehicular segment increased $95 or 60%, and operating income in the Industrial segment increased
$24. Higher unit sales due to a recovering vehicle market in North America (especially light truck), combined with continued cost control efforts, contributed to the increase in Vehicular operating income. The increase in operating income in the Industrial segment was primarily due to productivity improvements and an improvement in margins in Brazil, offset by continued weakness in Europe. The operating loss in the Financial Holdings segment increased to $22 in 1992 compared to an operating loss of $17 in 1991. The loss in 1992 was primarily due to reduced leasing activity and continued emphasis on increasing overall asset quality.

   Dana's international operations had operating income of $73 in 1992, an increase of $53 from 1991. This increase was primarily due to a significant improvement in Dana's Canadian and South American operations.

   Equity in earnings of affiliates decreased from $41 in 1991 to $31 in 1992, primarily due to losses at Dana's Korean affiliate, which were partially offset by increased earnings from the Company's affiliate in Mexico. Foreign currency adjustments charged to earnings increased from $19 in 1991 to $25 in 1992, virtually all of which related to Dana's Brazilian operations.

   Selling, general and administrative expenses were $535 in 1992, a decrease of $36 or 6% from 1991. This decrease was due primarily to the change in accounting for inventories (see page 27), which resulted in certain general and administrative costs being included in cost of sales. Interest expense decreased to $168 in 1992 from $200 in 1991, primarily due to lower debt levels and slightly lower rates.

   Taxes on income were a $2 credit in 1992, compared to a $17 credit in 1991. 1992 benefitted from the utilization of capital loss carryfor-wards, while 1991's credit Provision was primarily due to a pre-tax operating loss.

Additional Comments
$ in millions except per share amounts                       Dana Corporation
- -----------------------------------------------------------------------------
SHAREHOLDERS' INVESTMENT
- -----------------------------------------------------------------------------
   The following table shows the range of market prices of Dana
Corporation common stock on the New York Stock Exchange and the 1992. At December 31, 1993, the closing price of Dana common stock was $59 7/8.

                                                                                                    Cash Dividends
                                                  Stock Price                                      Declared and Paid
                                    1992                                1993                     1992            1993
QUARTER ENDED          HI           LO        CLOSE         HI           LO         CLOSE
March 31            $40 3/4      $26 3/4     $39 3/4       $49 5/8      $44        $46 7/8       $.40            $.40
June 30              44 1/2       37 1/8      43 5/8        54 1/4       45 1/4     54 1/4        .40             .40
September 30         43 7/8       35 3/4      38 5/8        58 1/4       51 1/2     57 3/4        .40             .40
December 31          48 1/4       35 1/4      47            60 1/4       53         59 7/8        .40             .40
=====================================================================================================================

                                             UNAUDITED QUARTERLY FINANCIAL INFORMATION

                                  Net              Gross profit                Net Income (loss)         Net Income (loss) per share
QUARTER ENDED                    Sales        Reported       Restated       Reported       Restated       Reported        Restated
- ----------------------------------------------------------------------------------------------------------------------------------
For the year ended
December 31, 1991
    March 31                     $1,051         $153                        $2.1                          $.05
    June 30                       1,134          147                         4.6                           .11
    September 30                  1,075          143                         5.0                           .12
    December 31                   1,138          132                         1.8                           .05
- ----------------------------------------------------------------------------------------------------------------------------------

For the year ended
  December 31, 1992
    March 31                     $1,186         $171            $148       $14.4        $(429.6)          $.35          $(10.43)
    June 30                       1,240          189             166        19.7           13.7            .46              .32
    September 30                  1,187          186             163        18.4           12.4            .40              .27
    December 31                   1,259          160                        21.5                           .47
- ----------------------------------------------------------------------------------------------------------------------------------

FOR THE YEAR ENDED
  DECEMBER 31, 1993
    MARCH 31                     $1,324         $188                       $23.5        $ (25.4)          $.51          $  (.55)
    JUNE 30                       1,418          217                        36.6                           .80
    SEPTEMBER 30                  1,291          196                        33.3                           .72
    DECEMBER 31                   1,427          223                        35.1                           .75
- ----------------------------------------------------------------------------------------------------------------------------------

   During the first quarter of 1991, net income was increased by $10.3 ($.25 per share) due to the sale of certain subsidiaries of DFHI. In addition, net income was reduced by $4.0 ($.09 per share) in the first quarter of 1991 due to increases in reserves relating to Dana's leasing operations.
   During the second quarter of 1991, net income was increased by $5.9 ($.14 per share) due to the sale of a subsidiary.
   During the third quarter of 1991, net income was increased by $8.2
($.20 per share) due to the sale of investments.
   The Company changed its method of accounting for inventories effective January 1, 1992 to include in inventory certain production-related costs previously charged directly to expense. This change in accounting principle results in a better matching of costs against related revenues. The effect of this change in accounting increased net income in the first quarter of 1992 by $12.9 ($.31 per share). In addition, during the first quarter of 1992, net income was increased by $5.0
($.12 per share) due to settlement of litigation. In March 1992, Dana announced its intention to close one of its U.S. manufacturing facili-ties and merge its operations into another existing facility. Estimated closing and relocation costs for this facility reduced first quarter 1992 net income by $18.0 ($.44 per share).
   During the second quarter of 1992, net income was increased by $4.0 ($.09 per share) due to the sale of an investment.
   During the fourth quarter of 1992, net income was increased by $3.5 ($.08 per share) due to the sale of the business and a majority of the assets, liabilities and offices of DSL and its mortgage banking business.
   Dana's third quarter 1993 net income included approximately $3.0
($.07 per share) of income tax benefit attributable primarily to the effect of the change in the U.S. corporate income tax rate on deferred income tax benefits.

Eleven Year History
$ in millions except share and per share amounts             Dana Corporation
- -----------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS

For the Years            1983     1984      1985      1986     1987      1988     1989      1990      1991     1992      1993
Net Sales                $2,894   $3,649   $3,797    $3,738   $4,180    $4,936   $4,865    $4,952    $4,398   $4,872    $5,460
Net Income (Loss)           113      191      165        84      142       162      132        76        13     (382)       80
Net Income (Loss) per
  Common Share             2.04     3.40     2.95      1.63     3.24      3.99     3.24      1.85       .33    (8.70)     1.72
Dividends Declared
  per Common
    Share                  1.08     1.20     1.28      1.28     1.40      1.54     1.60      1.60      1.60     1.60      1.60
Total Assets              3,334    3,778    4,174     4,578    4,914     4,786    5,225     4,513     4,179    4,343     4,632
Long-Term Debt              476      580      663     1,027    1,322     1,324    1,522     1,486     1,541    1,467     1,207

                                                               43