Form 10-K405, Exhibit 13
period 1994-12-31
DANA CORP
filed 1995-03-10
CIK 26780

INTRODUCTION TO FINANCIAL SECTION                           DANA CORPORATION
- --------------------------------------------------------------------------------
[ILLUSTRATION NO. 1]
James E. Ayers

        The following financial statements for 1994 show strong growth and improvement over 1993. Certain key markets such as North and South America were strong, but that is only part of the story. Each year, for the past several years, Dana's people have focused their efforts on rebuilding the financial performance of their operations. They have introduced new products to the markets and incorporated new technologies while modernizing and expanding Dana's global manufacturing base.

        The ideas, skills and efforts of Dana people are the engine of Dana's global growth. This is the reason we are excited about the future opportunities for many of our products and services. Basic to our future growth is the Dana style of operations which strongly encourages ideas and participation from all employees in a free and nonrestrictive working environment. Creating such an environment develops people who are eager to grow and compete in the global markets.

        Bringing new products and technology to our markets creates a strong need for training and investment to ensure success. It requires investments in education, engineering, and new equipment. Such investments have been accelerating the past few years and more are planned for 1995. Much progress has been made, and Dana's global sales continue to increase.

        Dana has had a successful record of growth over its 90 years by developing strong products, acquiring new companies, and expanding globally. It is important that we continue this growth by reinforcing the leadership and ideas conceived by so many of Dana's people. Over the years, as our operations embrace the principles of the Dana style, we become more competitive in the global markets. We achieved solid growth and financial performance in 1994, and are positioned well for 1995 and future years...





/s/James E. Ayers

James E. Ayers
Chief Financial Officer

MANAGEMENT AND INDEPENDENT ACCOUNTANTS' REPORT             DANA CORPORATION
- --------------------------------------------------------------------------------
RESPONSIBILITY FOR FINANCIAL STATEMENTS
- ---------------------------------------

        We have prepared the accompanying consolidated financial statements and related information included herein for the three years ended December 31, 1994.
        The management of Dana Corporation is primarily responsible for the accuracy of the financial information that is presented in this annual report. These statements were prepared in accordance with generally accepted accounting principles and, where appropriate, we used our estimates and judgement with consideration to materiality.
        To meet management's responsibility for financial reporting, we have established internal control systems which we believe are adequate to provide reasonable assurance that our assets are protected from loss. These systems produce data used for the preparation of financial information.
        We believe internal control systems should be designed to provide accurate information at a reasonable cost which is not out of line with the benefits to be received. These systems and controls are reviewed by our internal auditors in order to ensure compliance, and by our independent accountants to support their audit work.
        The Audit Committee of the Board of Directors meets regularly with management, internal auditors and our independent accountants to review accounting, auditing and financial matters. Our Audit Committee is composed of only outside directors. This committee and the independent accountants have free access to each other with or without management being present.
        We believe our people are our most important asset and that the proper selection, training and development of our people is a means of ensuring that management's objectives of maintaining effective internal accounting controls and fair, uniform reporting standards are met.


/s/James E. Ayers

James E. Ayers
Chief Financial Officer, Vice President-Finance and
   Treasurer


/s/Melvin H. Rothlisberger

Melvin H. Rothlisberger
Vice President and Corporate Controller

REPORT OF INDEPENDENT ACCOUNTANTS
- ---------------------------------

PRICE WATERHOUSE LLP [PRICE WATERHOUSE CORPORATION LOGO]

To the Board of Directors and Shareholders of Dana Corporation


        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of shareholders' equity and of cash flows, including pages 19 through the comments on "Significant Subsidiary" on page 34, present fairly, in all material respects, the financial position of Dana Corporation and its subsidiaries at December 31, 1993 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.
        As discussed in the notes to the consolidated financial statements on pages 24 and 29, the Company changed its method of accounting for inventories and postretirement benefits other than pensions effective January 1, 1992 and for postemployment benefits effective January 1, 1993.


/s/Price Waterhouse LLP

Toledo, Ohio
February 12, 1995


        A copy of the Annual Report as filed with the Securities and Exchange Commission on Form 10-K will be mailed at no charge upon request to the Secretary, Dana Corporation, P.O. Box 1000, Toledo, Ohio 43697.

BALANCE SHEET
IN MILLIONS EXCEPT PAR VALUE                                                    DANA CORPORATION
- ---------------------------------------------------------------------------------------------------------
                                                                                   December 31
                                                                           1993                  1994
- ---------------------------------------------------------------------------------------------------------
ASSETS
- ---------------------------------------------------------------------------------------------------------
Cash                                                                   $   49.5               $   48.2
- ---------------------------------------------------------------------------------------------------------
Marketable securities, at cost which approximates market                   28.1                   64.0
- ---------------------------------------------------------------------------------------------------------
Accounts receivable, less allowance for doubtful accounts
  of $16.8 - 1993 and $19.6 - 1994                                        790.5                  960.4
- ---------------------------------------------------------------------------------------------------------
Inventories
- ---------------------------------------------------------------------------------------------------------
    Raw materials                                                         141.8                  186.4
- ---------------------------------------------------------------------------------------------------------
    Work in process and finished goods                                    508.1                  553.8
- ---------------------------------------------------------------------------------------------------------
        Total inventories                                                 649.9                  740.2
- ---------------------------------------------------------------------------------------------------------
Lease financing                                                           849.3                  931.0
- ---------------------------------------------------------------------------------------------------------
Investments and other assets                                              846.3                  793.2
- ---------------------------------------------------------------------------------------------------------
Deferred income tax benefits                                              276.2                  226.6
- ---------------------------------------------------------------------------------------------------------
Property, plant and equipment, net                                      1,142.1                1,347.2
- ---------------------------------------------------------------------------------------------------------
        Total Assets                                                   $4,631.9               $5,110.8
=========================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
- ---------------------------------------------------------------------------------------------------------
Short-term debt                                                        $  474.1               $  583.1
- ---------------------------------------------------------------------------------------------------------
Accounts payable                                                          310.6                  390.2
- ---------------------------------------------------------------------------------------------------------
Other liabilities                                                         643.7                  749.1
- ---------------------------------------------------------------------------------------------------------
Deferred employee benefits                                              1,052.5                1,109.9
- ---------------------------------------------------------------------------------------------------------
Long-term debt                                                          1,207.4                1,186.5
- ---------------------------------------------------------------------------------------------------------
        Total Liabilities                                               3,688.3                4,018.8
- ---------------------------------------------------------------------------------------------------------
Minority interest in consolidated subsidiaries                            142.2                  152.2
- ---------------------------------------------------------------------------------------------------------
Shareholders' equity
- ---------------------------------------------------------------------------------------------------------
    Common stock, $1 par value,
      shares authorized, 120.0 - 1993 and 240.0 - 1994;
      shares issued, 67.7 - 1993 and 98.8 - 1994                           67.7                   98.8
- ---------------------------------------------------------------------------------------------------------
    Additional paid-in capital                                            628.3                   61.0
- ---------------------------------------------------------------------------------------------------------
    Retained earnings                                                     809.2                  887.7
- ---------------------------------------------------------------------------------------------------------
    Treasury stock, at cost: 18.5 shares - 1993                          (611.3)
- ---------------------------------------------------------------------------------------------------------
    Deferred translation adjustments                                      (92.5)                 (84.9)
- ---------------------------------------------------------------------------------------------------------
    Deferred pension expense                                                                     (22.8)
- ---------------------------------------------------------------------------------------------------------
        Total Shareholders' Equity                                        801.4                  939.8
- ---------------------------------------------------------------------------------------------------------
        Total Liabilities and Shareholders' Equity                     $4,631.9               $5,110.8
=========================================================================================================

STATEMENT OF INCOME
IN MILLIONS EXCEPT PER SHARE AMOUNTS                                                                    DANA CORPORATION
- -----------------------------------------------------------------------------------------------------------------------------
                                                                                    Year Ended December 31
                                                                        1992                   1993                  1994
- -----------------------------------------------------------------------------------------------------------------------------
NET SALES                                                              $4,872.2                $5,460.1              $6,613.8
- -----------------------------------------------------------------------------------------------------------------------------
Revenue from lease financing and other income                             163.9                   127.4                 148.7
- -----------------------------------------------------------------------------------------------------------------------------
Foreign currency adjustments                                              (24.9)                  (24.2)                (22.0)
- -----------------------------------------------------------------------------------------------------------------------------
                                                                        5,011.2                 5,563.3               6,740.5
- -----------------------------------------------------------------------------------------------------------------------------
Costs and expenses
- -----------------------------------------------------------------------------------------------------------------------------
    Cost of sales                                                       4,282.0                 4,675.5               5,624.0
- -----------------------------------------------------------------------------------------------------------------------------
    Selling, general and administrative expenses                          534.8                   522.6                 611.5
- -----------------------------------------------------------------------------------------------------------------------------
    Interest expense                                                      168.1                   137.3                 113.4
- -----------------------------------------------------------------------------------------------------------------------------
                                                                        4,984.9                 5,335.4               6,348.9
- -----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                 26.3                   227.9                 391.6
- -----------------------------------------------------------------------------------------------------------------------------
Estimated taxes on income                                                  (2.1)                   89.6                 157.4
- -----------------------------------------------------------------------------------------------------------------------------
Income before minority interest and equity in earnings of affiliates       28.4                   138.3                 234.2
- -----------------------------------------------------------------------------------------------------------------------------
Minority interest in net income of consolidated subsidiaries              (16.5)                  (26.2)                (30.2)
- -----------------------------------------------------------------------------------------------------------------------------
Equity in earnings of affiliates                                           31.2                    16.4                  24.2
- -----------------------------------------------------------------------------------------------------------------------------
Income before effects of changes in accounting principles                  43.1                   128.5                 228.2
- -----------------------------------------------------------------------------------------------------------------------------
Effect on prior years of the change in accounting for:
- -----------------------------------------------------------------------------------------------------------------------------
    Inventories                                                            12.9
- -----------------------------------------------------------------------------------------------------------------------------
    Postretirement benefits other than pensions                          (438.0)
- -----------------------------------------------------------------------------------------------------------------------------
    Postemployment benefits                                                                       (48.9)
- -----------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                       $(382.0)                  $79.6                $228.2
=============================================================================================================================
Net income per common share before effects of changes
    in accounting principles                                               $.49                   $1.39                 $2.31
- -----------------------------------------------------------------------------------------------------------------------------
Effect on prior years of the change in accounting for:
- -----------------------------------------------------------------------------------------------------------------------------
    Inventories                                                             .15
- -----------------------------------------------------------------------------------------------------------------------------
    Postretirement benefits other than pensions                           (4.99)
- -----------------------------------------------------------------------------------------------------------------------------
    Postemployment benefits                                                                        (.53)
- -----------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) PER COMMON SHARE                                       $(4.35)                   $.86                 $2.31
=============================================================================================================================
Cash dividends declared and paid per common share                          $.80                    $.80                  $.83
=============================================================================================================================

STATEMENT  OF CASH FLOWS
IN MILLIONS                                                                                             DANA CORPORATION
- -------------------------------------------------------------------------------------------------------------------------------
                                                                                        Year Ended December 31
                                                                         1992                     1993                 1994
- -------------------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                                $247.3                   $484.6               $465.8
===============================================================================================================================
Cash flows from investing activities:
- -------------------------------------------------------------------------------------------------------------------------------
    Purchases of property, plant and equipment                          (132.0)                  (204.0)              (337.2)
- -------------------------------------------------------------------------------------------------------------------------------
    Purchases of assets to be leased                                    (239.8)                  (277.0)              (373.4)
- -------------------------------------------------------------------------------------------------------------------------------
    Acquisitions, additions to investments and other assets              (51.0)                   (72.1)               (22.6)
- -------------------------------------------------------------------------------------------------------------------------------
    Loans made to customers and partnership affiliates                   (18.2)                   (22.8)               (39.3)
- -------------------------------------------------------------------------------------------------------------------------------
    Purchases of investment securities                                  (181.0)
- -------------------------------------------------------------------------------------------------------------------------------
    Payments received on leases                                          189.4                    164.1                195.5
- -------------------------------------------------------------------------------------------------------------------------------
    Proceeds from sales of certain assets and subsidiaries               105.5                     75.3                 55.1
- -------------------------------------------------------------------------------------------------------------------------------
    Proceeds from sales of leased assets                                  49.3                     31.2                 37.0
- -------------------------------------------------------------------------------------------------------------------------------
    Payments received on loans                                            18.5                     18.3                 38.7
- -------------------------------------------------------------------------------------------------------------------------------
    Other                                                                 (8.4)                    20.5                 23.3
===============================================================================================================================
Net cash flows - investing activities                                   (267.7)                  (266.5)              (422.9)
===============================================================================================================================
Cash flows from financing activities:
- -------------------------------------------------------------------------------------------------------------------------------
    Net change in short-term debt                                        (38.0)                    41.5                 84.2
- -------------------------------------------------------------------------------------------------------------------------------
    Issuance of long-term debt                                           346.8                    578.3                355.4
- -------------------------------------------------------------------------------------------------------------------------------
    Payments on long-term debt                                          (414.3)                  (776.2)              (373.2)
- -------------------------------------------------------------------------------------------------------------------------------
    Dividends paid                                                       (69.8)                   (73.8)               (82.0)
- -------------------------------------------------------------------------------------------------------------------------------
    Issuance of common stock                                             189.1
- -------------------------------------------------------------------------------------------------------------------------------
    Other                                                                  8.8                     14.3                  7.3
===============================================================================================================================
Net cash flows - financing activities                                     22.6                   (215.9)                (8.3)
===============================================================================================================================
Net increase in cash and cash equivalents                                 $2.2                     $2.2                $34.6
===============================================================================================================================

Reconciliation of net income (loss) to net cash
    flows from operating activities:
- -------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                      $(382.0)                   $79.6               $228.2
- -------------------------------------------------------------------------------------------------------------------------------
Noncash items included in income:
- -------------------------------------------------------------------------------------------------------------------------------
    Effect on prior years of the changes in accounting                   425.1                     48.9
- -------------------------------------------------------------------------------------------------------------------------------
    Depreciation and amortization                                        191.6                    195.7                210.6
- -------------------------------------------------------------------------------------------------------------------------------
    Unremitted earnings of affiliates                                      3.9                     (1.9)               (15.7)
- -------------------------------------------------------------------------------------------------------------------------------
    Deferred income taxes                                                  (.3)                    31.1                 59.4
- -------------------------------------------------------------------------------------------------------------------------------
    Minority interest                                                      4.6                     13.4                 12.4
- -------------------------------------------------------------------------------------------------------------------------------
    Change in accounts receivable                                        (31.4)                   (98.7)              (106.1)
- -------------------------------------------------------------------------------------------------------------------------------
    Change in inventories                                                 (2.3)                     8.9                (82.8)
- -------------------------------------------------------------------------------------------------------------------------------
    Change in other operating assets                                      12.0                    (27.7)                 (.6)
- -------------------------------------------------------------------------------------------------------------------------------
    Change in operating liabilities                                         .3                    211.9                132.2
- -------------------------------------------------------------------------------------------------------------------------------
    Additions to lease and loan loss reserves
       and adjustment of real estate to net realizable value              42.5                     23.3                 25.5
- -------------------------------------------------------------------------------------------------------------------------------
    Other                                                                (16.7)                      .1                  2.7
===============================================================================================================================
Net cash flows from operating activities                               $ 247.3                   $484.6               $465.8
===============================================================================================================================

STATEMENT OF SHAREHOLDERS' EQUITY
IN MILLIONS EXCEPT PAR VALUE                                                                                       DANA CORPORATION
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       DEFERRED
                                             $1 PAR VALUE             ADDITIONAL                      PENSION AND
                                             COMMON STOCK               PAID-IN         RETAINED      TRANSLATION     SHAREHOLDERS'
                                        ISSUED         TREASURY         CAPITAL         EARNINGS      ADJUSTMENTS        EQUITY
- ------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991              $59.6           $(611.0)       $ 329.8          $1,255.2       $ (45.0)         $988.6
- ------------------------------------------------------------------------------------------------------------------------------------
Net loss for the year                                                                     (382.0)                       (382.0)
- ------------------------------------------------------------------------------------------------------------------------------------
Cash dividends declared                                                                    (69.8)                        (69.8)
- ------------------------------------------------------------------------------------------------------------------------------------
Issuance of shares for
  employee stock plans                     .3               1.0            7.7                                             9.0
- ------------------------------------------------------------------------------------------------------------------------------------
Deferred translation adjustments                                                                         (26.9)          (26.9)
- ------------------------------------------------------------------------------------------------------------------------------------
Issuance of common shares                 4.5                            184.6                                           189.1
- ------------------------------------------------------------------------------------------------------------------------------------
Cost of shares reacquired                                  (1.0)                                                          (1.0)
====================================================================================================================================
Balance, December 31, 1992               64.4            (611.0)         522.1             803.4         (71.9)          707.0
- ------------------------------------------------------------------------------------------------------------------------------------
Net income for the year                                                                     79.6                          79.6
- ------------------------------------------------------------------------------------------------------------------------------------
Cash dividends declared                                                                    (73.8)                        (73.8)
- ------------------------------------------------------------------------------------------------------------------------------------
Issuance of shares for
   employee stock plans                    .4               1.5           14.2                                            16.1
- ------------------------------------------------------------------------------------------------------------------------------------
Deferred translation adjustments                                                                         (20.6)          (20.6)
- ------------------------------------------------------------------------------------------------------------------------------------
Conversion of 5 7/8%
   debentures to common stock             2.9                             92.0                                            94.9
- ------------------------------------------------------------------------------------------------------------------------------------
Cost of shares reacquired                                  (1.8)                                                          (1.8)
====================================================================================================================================
Balance, December 31, 1993               67.7            (611.3)         628.3             809.2         (92.5)          801.4
- ------------------------------------------------------------------------------------------------------------------------------------
NET INCOME FOR THE YEAR                                                                    228.2                         228.2
- ------------------------------------------------------------------------------------------------------------------------------------
CASH DIVIDENDS DECLARED                                                                    (82.0)                        (82.0)
- ------------------------------------------------------------------------------------------------------------------------------------
TWO-FOR-ONE COMMON STOCK SPLIT           67.7                                              (67.7)
- ------------------------------------------------------------------------------------------------------------------------------------
ISSUANCE OF SHARES FOR DIRECTOR
   AND EMPLOYEE STOCK PLANS                .3               1.6            6.2                                             8.1
- ------------------------------------------------------------------------------------------------------------------------------------
DEFERRED TRANSLATION ADJUSTMENTS                                                                           7.6             7.6
- ------------------------------------------------------------------------------------------------------------------------------------
DEFERRED PENSION EXPENSE ADJUSTMENTS                                                                     (22.8)          (22.8)
- ------------------------------------------------------------------------------------------------------------------------------------
COST OF SHARES REACQUIRED                                   (.7)                                                           (.7)
- ------------------------------------------------------------------------------------------------------------------------------------
RETIREMENT OF TREASURY SHARES           (36.9)            610.4         (573.5)
====================================================================================================================================
BALANCE, DECEMBER 31, 1994              $98.8           $  - 0 -       $  61.0          $  887.7       $(107.7)         $939.8
====================================================================================================================================

COMMENTS ON FINANCIAL STATEMENTS
IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS                  DANA CORPORATION
- --------------------------------------------------------------------------------
RECLASSIFICATIONS
- --------------------------------------------------------------------------------
  Where appropriate, certain amounts in 1992 and 1993 have been reclassified to conform with the 1994 presentation.

COMMON SHARES
- --------------------------------------------------------------------------------
  In June 1992, Dana sold 9,087,600 (4,543,800 pre-split) shares of common stock through a public offering. Proceeds to the Company were approximately $189.1 which were used primarily to retire debt.
  In connection with employee stock plans, Dana reacquired 52,496 shares in 1992, 68,246 shares in 1993 and 23,570 in 1994.
  In April 1994, Dana's Board of Directors approved a two-for-one stock split effective for shareholders of record on June 1, 1994. Share and per share amounts have been restated to reflect the stock split.
  During 1994, Dana retired all of the common shares held in treasury.
The cost of reacquired shares in excess of par value has been charged to additional paid-in capital.

PREFERRED SHARES
- --------------------------------------------------------------------------------
  Dana has authorized 5,000,000 shares of preferred stock, without par value, including 1,000,000 shares which have been reserved for issuance under the Rights Agreement discussed below. At December 31, 1994, no shares of preferred stock had been issued.

PREFERRED SHARE PURCHASE RIGHTS
- --------------------------------------------------------------------------------
  The Rights Agreement adopted by Dana's Board in 1986 and amended in 1988 provides that one preferred Share Purchase Right be issued for each share of Dana common stock outstanding on and after July 25, 1986. In certain circumstances, the holder of each Right may buy, at an exercise price of $50, one 1/200th of a share of Junior Participating
Preferred Stock. The Rights are exercisable only if a person or entity acquires, or announces a tender offer which would result in acquiring, beneficial ownership of 20% of Dana's common stock. Dana may redeem the Rights at $.025 each before a 20% position has been acquired. The
Rights expire on July 25, 1996, unless redeemed sooner.
  If 30% of Dana's common stock is acquired, or certain transactions occur which increase a 20% holder's ownership by more than 1%, or a 20% holder engages in certain self-dealing activities, the holder of each Right may purchase a number of Dana common shares having a market value equal to twice the Right's current exercise price.
  If Dana is acquired in a merger or similar transaction or 50% of its assets or earning power are transferred, the holder of each Right may purchase a number of the acquiring company's common shares having a market value equal to twice the Right's current exercise price.
  If 30% (but less than 50%) of Dana's common stock is acquired, the Board may exchange each Right for one share of Dana's common stock.
  In the above situations, the Rights owned by any 20% or more holder become void and cannot be exercised.
  Before a 20% position has been acquired, Dana's Board may reduce the above percentage thresholds to not less than 15%.

NET INCOME PER COMMON SHARE
- --------------------------------------------------------------------------------
  Primary earnings per common share is computed on the basis of the weighted average number of common shares outstanding of 87,792,126 in 1992, 92,532,938 in 1993 and 98,688,775 in 1994. Shares reserved for issuance under the Company's stock option and deferred compensation plans did not have a material dilutive effect on earnings per share. If the 1993 conversion of the 5 7/8% debentures had occurred at the beginning of the year, it would not have had a material effect on earnings per share.

PRINCIPLES OF CONSOLIDATION
- --------------------------------------------------------------------------------
  Dana's consolidated financial statements include all significant United
States (U.S.) and international subsidiaries, including its wholly-owned financial subsidiary, Diamond Financial Holdings, Inc. (DFHI). Affiliated companies (20% to 50% Dana ownership) are generally recorded in the consolidated statements using the equity method of accounting.
Operations of subsidiaries and affiliates outside North America are gen-erally included for periods ended within two months of Dana's year end to ensure preparation of consolidated financial statements on a timely basis. Less than 20% owned companies are included in the consolidated financial statements at the cost of Dana's investment. Dividends, royal-ties and fees from these cost basis affiliates are recorded in Dana's con-solidated financial statements when received.

GOODWILL
- --------------------------------------------------------------------------------
  Cost in excess of net assets of companies acquired is generally amor-tized over the estimated period of expected benefit, ranging from 10 to 40 years.

SALE OF SUBSIDIARY
- --------------------------------------------------------------------------------
  In October 1992, Dana sold the business and a majority of the assets, liabilities, offices and mortgage banking business of Diamond Savings and Loan Company (DSL), a wholly-owned subsidiary of DFHI. This sale resulted in an after-tax gain of $3.5 ($.04 per share). As a result of the transaction, certain assets of DSL (primarily loans receivable and real estate) were retained by DFHI and are included in investments and other assets.

ACQUISITIONS
- --------------------------------------------------------------------------------
  In 1993, Dana acquired Reinz-Dichtungs GmbH, Hugo Reinz GmbH,
Europecas and ACCAM which are manufacturers and distributors of automotive parts. Dana also increased its ownership from 50% to 100% of TI/Interlock, Ltd. and Wichita Company, Ltd. which are manufac-turers and distributors of industrial products.
  During 1994, Dana acquired Sige Brevetti Ing., Columbo S.p.A.,
Stieber Antriebselemente GmbH and Tece Almere B.V. Sige is a man-ufacturer of axles for agricultural and construction equipment, Stieber manufactures clutches for industrial applications and Tece is a distribu-tor of automotive parts.
  These acquisitions were accounted for as purchases and the results of their operations have been included in the consolidated financial statements since the dates of acquisition. The purchase price and the results of operations of these companies prior to acquisition were not material to the consolidated financial statements.

COMMENTS ON FINANCIAL STATEMENTS
IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS                  DANA CORPORATION
- --------------------------------------------------------------------------------

MEDICAL CARE AND OTHER BENEFITS
- --------------------------------------------------------------------------------
  Dana and certain of its subsidiaries provide medical and life insur-ance benefits for certain active and retired employees. These benefits are provided through various insurance carriers whose charges to Dana are based on the benefits paid during the year. Substantially all of the retiree medical cost relates to North American retirees since most international retirees are covered by government-sponsored programs.
  Dana adopted Statement of Financial Accounting Standards (SFAS)
No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," effective January 1, 1992. The Company recognized the transition obligation immediately as the effect of an accounting change, which resulted in a one-time charge to income in 1992 of $438.0 after-tax
($4.99 per share). In addition, 1992 net income was reduced by $24.0
($.27 per share) as a result of the incremental after-tax increase in ongoing retiree benefit costs under Dana's benefit plans in effect during 1992.
  Annual net postretirement benefits liability and expense under the Company's benefit plans are determined on an actuarial basis. Dana's current policy is to pay these benefits as they become due. Benefits are determined primarily based upon employees' length of service and include applicable employee cost sharing.
   Net annual postretirement benefit cost is computed as follows:

- --------------------------------------------------------------------------------
                                               Year Ended December 31
                                         1992           1993            1994
- --------------------------------------------------------------------------------
Service cost                            $16.2           $11.2           $13.6
Interest cost                            65.3            59.1            60.2
Net amortization and deferral            (3.9)          (14.0)          (12.3)
- --------------------------------------------------------------------------------
Net annual postretirement benefit cost  $77.6           $56.3           $61.5
================================================================================

  Postretirement benefit obligations, none of which are funded, are summarized as follows:

- --------------------------------------------------------------------------------
                                                               December 31
                                                          1993            1994
- --------------------------------------------------------------------------------
Accumulated postretirement benefit
  obligations:
    Retirees and dependents                             $521.5          $490.9
    Active participants eligible to
       retire and receive benefits                       116.9            89.4
    Active participants not yet fully
       eligible                                          186.8           125.2
- --------------------------------------------------------------------------------
Total accumulated postretirement benefit
  obligation                                             825.2           705.5
Unamortized plan amendments                              108.2           135.2
Unamortized net gain (loss)                              (96.9)            4.8
- --------------------------------------------------------------------------------
Accrued postretirement benefits other
  than pensions                                         $836.5          $845.5
================================================================================

  The discount rate used in determining the accumulated post-retirement benefit obligation was 7.5% in 1993 and 8.25% in 1994. The assumed medical costs trend rates result in per capita net incurred medical claims increasing 10.9% under age 65 and 9.4% over age 65. These rates decrease to 6.0% and 5.6% for under age 65 and over age
65, respectively, by the year 2051. If the assumed medical costs trend rates were increased by 1%, the accumulated postretirement benefit obligation as of December 31, 1994, would increase by $43.7 and the aggregate of the service and interest cost components of the net annual postretirement benefit cost would be increased by $6.3.
  Benefit plan changes enacted during 1993, including cost sharing and benefit limitations, reduced Dana's postretirement benefit expense for 1993 and 1994.
  Dana adopted SFAS No. 112, "Employers' Accounting for
Postemployment Benefits," effective January 1, 1993. The effect of adopting SFAS No. 112 in 1993 resulted in a $48.9 after-tax charge to income ($.53 per share).
  Annual net postemployment benefits liability and expense under the Company's benefit plans are accrued as service is rendered for those obligations that accumulate or vest and can be reasonably esti-mated. Obligations that do not accumulate or vest are recorded when payment of the benefits is probable and the amounts can be reasonably estimated.

ADDITIONAL COMPENSATION PLANS
- --------------------------------------------------------------------------------
  Dana has numerous additional compensation plans, including gain sharing and group incentive plans, which provide for payments com-puted under formulas which recognize increased productivity and improved performance. The total amount earned by Dana employees from all such plans amounted to $74.7, $81.1 and $106.7 in 1992, 1993 and 1994, respectively.
  Under one of these plans, in which certain officers and other key employees participate, a percentage of participants' compensation is accrued for additional compensation if certain profit levels are attained.
Awards under the plan are paid in cash and may, at the discretion of the Board's Compensation Committee, be paid immediately or deferred. Some awards deferred prior to May 1991 may be paid in shares of the Company's common stock. Dana awarded (based on prior period performance) $0 in 1992, $4.2 in 1993 and $4.8 in 1994; 31,646,
20,404 and 16,891 shares of Dana's common stock held in treasury were issued and amounts equivalent to dividends and interest of $.3, $.4 and $.4 were credited to deferred awards in 1992, 1993 and 1994, respectively.
Total charges to expense relating to the plan amounted to $5.1 in 1992, $5.6 in 1993 and $12.1 in 1994.
  The Company has a Restricted Stock Plan whereby certain key employees are granted restricted shares of common stock subject to forfeiture until the restrictions lapse or terminate. With certain excep-tions, the employee must remain with the Company for a period of years after the date of grant to receive the full number of shares grant-ed. Shares granted in 1992, 1993 and 1994 were 32,000, 58,348, and
28,000, respectively. During 1992, 20,000 shares were forfeited based upon the provisions of this plan. Total charges to expense for this plan amounted to $.7, $.6 and $.7, in 1992, 1993 and 1994, respectively. At
December 31, 1994, 689,154 shares were authorized for future issuance under this plan.

STOCK PURCHASE PLAN
- --------------------------------------------------------------------------------
  All full-time U.S. and certain non-U.S. employees are eligible to partic-ipate in Dana's employee stock purchase plan. The plan provides that participants may authorize Dana to withhold up to 15% of earnings and deposit such amounts with an independent custodian. The custodian causes to be purchased, as nominee for the participants, common stock of Dana at prevaillng market prices and distributes the shares purchased to the participants upon request. Under the plan, Dana contributes on behalf of each participant up to 50% of the participant's contributions.
The Company's contributions will accumulate over a 5-year period, provided that the shares are left in the plan. If any shares are withdrawn by a participant before the end of five years, the amount of the Company match toward those shares will depend on the period of time that the shares have been in the plan. The custodian has caused to be purchased
816,440 shares in 1992, 687,800 shares in 1993 and 782,225 shares in 1994 of Dana's common stock on behalf of the employees and the Company's charge to expense amounted to $3.3 in 1992, $4.1 in 1993 and $4.7 in 1994.

COMMENTS ON FINANCIAL STATEMENTS
IN MILLIONS                                                     DANA CORPORATION
================================================================================

PENSION PLANS
================================================================================
  Dana provides retirement benefits for substantially all of its employ-ees under several defined benefit and defined contribution pension plans.
  Annual net periodic pension costs under the Company's defined benefit pension plans are determined on an actuarial basis. Dana's pol-icy is to fund these costs as accrued, including amortization of the ini-tial unrecognized net obligation over 15 years and obligations arising due to plan amendments over the period benefited, through deposits with trustees and purchase of group annuity contracts. Benefits are determined based upon employees' length of service, wages and a combination of length of service and wages.
  Pension expense approximated $56.0 in 1992, $60.3 in 1993 and $65.0 in 1994.
  Net periodic pension cost for defined benefit plans is computed as follows:

- --------------------------------------------------------------------------------
                                          Year Ended December 31
                                  1992            1993             1994
- --------------------------------------------------------------------------------
Service cost                    $  30.6         $  31.3         $  35.6
Interest cost                     100.4           105.1           110.0
Actual return on
  plan assets                     (70.6)         (219.9)           45.3
Amortization of
  unrecognized prior
  service cost                     13.1            16.0            14.7
Amortization of
  initial unrecognized
  net obligation                    6.0             6.2             5.7
Unrecognized gain
   (loss)                         (28.3)          117.7          (147.4)
- --------------------------------------------------------------------------------
Net periodic
  pension cost                  $  51.2         $  56.4         $  63.9
================================================================================

  The funded status of defined benefit plans at December 31, 1993 was as follows:

- --------------------------------------------------------------------------------
                              Accumulated        Assets
                                Benefits         Exceed
                                Exceed        Accumulated
                                Assets          Benefits        Total
- --------------------------------------------------------------------------------
Actuarial present
  value of:
     Vested benefits            $ 743.6         $ 570.4         $ 1,314.0
      Non-vested benefits          73.7            10.5              84.2
- --------------------------------------------------------------------------------
Accumulated
  benefit
  obligation                    $ 817.3         $ 580.9         $ 1,398.2
================================================================================
Actuarial present
  value of projected
  benefit obligation            $(821.9)        $(624.6)        $(1,446.5)
Plan assets at
   fair value                     753.8           742.3           1,496.1
- --------------------------------------------------------------------------------
Funded status                   $ (68.1)        $ 117.7         $    49.6
================================================================================
Unrecognized prior
  service cost                  $ (23.3)        $ (33.3)        $   (56.6)
Unrecognized
  net gain                         15.8           125.2             141.0
Prepaid (accrued)
  pension cost                      8.3            (3.9)              4.4
Unrecognized
  initial
  obligation                      (68.9)           29.7             (39.2)
- --------------------------------------------------------------------------------
                                $ (68.1)        $ 117.7          $   49.6
================================================================================

  The funded status of defined benefit plans at December 31, 1994 was as follows:

- --------------------------------------------------------------------------------
                              Accumulated       Assets
                               Benefits         Exceed
                                Exceed        Accumulated
                                Assets         Benefits          Total
- --------------------------------------------------------------------------------
Actuarial present
  value of:
     Vested benefits            $ 789.6         $ 581.4         $1,371.0
     Non-vested benefits           81.5             9.6             91.1
- --------------------------------------------------------------------------------
Accumulated
  benefit
  obligation                    $ 871.1         $ 591.0         $1,462.1
================================================================================
Actuarial present
  value of projected
  benefit obligation            $(883.1)        $(629.2)        $(1,512.3)
Plan assets at
   fair value                     712.6           693.1           1,405.7
- --------------------------------------------------------------------------------
Funded status                   $(170.5)        $  63.9         $  (106.6)
================================================================================
Unrecognized prior
  service cost                  $ (14.7)        $ (34.1)        $   (48.8)
Unrecognized
  net gain (loss)                 (52.0)           81.6              29.6
Accrued pension
  cost                            (44.0)          (10.8)            (54.8)
Unrecognized
  initial
  obligation                      (59.8)           27.2             (32.6)
- --------------------------------------------------------------------------------
                                $(170.5)        $  63.9         $  (106.6)
================================================================================


                               1993                             1994
                         U.S. International             U.S. INTERNATIONAL
- --------------------------------------------------------------------------------
Expected long-term
  rate of return on
  plan assets           7.75%           8%-9%           8.5%            8%-9%

Discount rate           7.25%           7%-9%           8%              7%-9%

Rate of increase in
  future compensation
  levels                5%              4%-7.5%         5%              3%-7.5%

  Plan assets are invested in a diversified portfolio that consists pri-marily of equity and debt securities.

DEFERRED EMPLOYEE BENEFITS
================================================================================
   Deferred employee benefits consisted of the following components:
- --------------------------------------------------------------------------------
                                                      December 31
                                                 1993             1994
- --------------------------------------------------------------------------------
Postretirement other than pension               $  836.5        $  845.5
Postemployment                                      85.8            81.9
Pension                                            121.5           168.5
Compensation                                         8.7            14.0
- --------------------------------------------------------------------------------
                                                $1,052.5        $1,109.9
================================================================================

COMMENTS ON FINANCIAL STATEMENTS
IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS                  DANA CORPORATION
================================================================================

STOCK OPTION PLANS
================================================================================
  The Company's employee stock option plans provide for the granting of options at prices no less than 85% of the market value at the date of grant and the options are exercisable for a period not to exceed ten years from date of grant. The plans provide for the granting of stock appreci-ation rights separately or in conjunction with all or any part of an option, either at the time of grant or at any subsequent time during the term of the option. Whlle the plan provides for grants of options and stock appreciation rights at 85% of market, to date all grants have been at market value at date of grant.
  The following summarizes the stock option transactions for the years ended December 31, 1993 and 1994:

- --------------------------------------------------------------------------------
                                           Number                Per share
                                          of shares             option price
- --------------------------------------------------------------------------------
Outstanding at
  December 31, 1992                     1,768,239               $22.13-46.88
  Granted - 1993                          362,750                55.13
  Exercised - 1993                       (405,368)               22.13-46.88
  Cancelled - 1993                        (28,362)               22.13-46.88
                                        ---------

Outstanding at
  December 31, 1993                     1,697,259               $22.13-55.13

  RESTATED FOR STOCK SPLIT              3,394,518               $11.06-27.56
  GRANTED - 1994                        1,045,950                29.06
  EXERCISED - 1994                       (309,915)               11.06-23.44
  CANCELLED - 1994                        (19,150)               11.06-23.44
                                        ---------

OUTSTANDING AT
  DECEMBER 31, 1994                     4,111,403               $11.06-29.06
                                        =========
EXERCISABLE AT
  DECEMBER 31, 1994                     1,894,649
                                        =========

At December 31, 1994, there were 5,551,606 shares available for future grants.
  During 1993, the shareholders approved a stock option plan for non-employee Directors of the Company. The plan provides for the automatic granting of options at prices equal to the market value at the date of grant and the options are exercisable after one year for a period not to exceed ten years from date of grant. In 1993, options were granted under this plan to purchase 10,500 shares at $48.50 per share (21,000 shares at $24.25 on a post stock split basis). During 1994, options were granted to purchase 21,000 shares at $28.88 per share and options to purchase 3,000 shares were exercised at $24.25 per share. At December
31, 1994, there were 39,000 options outstanding at exercise prices of $24.25 and $28.88 per share, options for 18,000 shares were exercisable and there were 88,000 options available for future grant under this plan.

INTERNATIONAL OPERATIONS
================================================================================
  Dana's consolidated international subsidiaries are located throughout the world with no individual subsidiary or country accounting for more than 10% of consolidated sales or assets.
  Dana has equity interests (20% to 50% ownership) in a number of affiliated companies in South America, Asia and other areas of the world.
  The financial statements of the Company's subsidiaries and equity affiliates outside the U.S., located in non-highly inflationary economies, are measured using the local currency as the functional currency.
Income and expense items are translated at average monthly rates of exchange. Gains and losses from currency transactions of these affili-ates are included in net earnings. Assets and liabilities of these affiliates are translated at the rates of exchange at the balance sheet date. The resultant translation adjustments are included as deferred translation adjustments as a component of shareholders' equity. For affiliates oper-ating in highly inflationary economies, such as Brazil, non-monetary assets are translated at historical exchange rates and monetary assets are translated at current exchange rates. Translation adjustments are included in the determination of income.
  The following is a summary of the significant financial information of Dana's consolidated international subsidiaries:

- --------------------------------------------------------------------------------
                                               December 31
                                  1992            1993            1994
- --------------------------------------------------------------------------------
Assets                          $  987.9        $1,167.9        $1,518.5
Liabilities                        424.5           577.4           814.2
Net sales                        1,301.2         1,327.8         1,645.5
Net income                          29.0            49.3            68.1
Dana's equity in -
  Net assets                       434.8           448.7           552.5
  Net income                        13.4            23.1            38.1

  Dana's historical cost investment in these international subsidiaries was $262.8 at December 31, 1994.
  Cumulative undistributed earnings of international subsidiaries for which U.S. income taxes, exclusive of foreign tax credits, have not been provided approximated $356.8 at December 31, 1994. Management intends to permanently reinvest undistributed earnings of Dana's international subsidiaries; accordingly, no U.S. income taxes have been provided on these undistributed earnings. If the total undistributed earnings of international subsidiaries had been remitted in 1994, a significant amount of the additional tax provision would be offset by foreign tax credits.
  The following is a summary of the significant financial information of affiliated companies accounted for on the equity method:

- --------------------------------------------------------------------------------
                                               December 31
                                  1992            1993            1994
- --------------------------------------------------------------------------------
Current assets                  $  452.8        $  629.0        $  409.6
Other assets                       298.0           323.4           356.4
Current liabilities                338.9           577.7           424.7
Other liabilities                  165.9           147.5           136.1
Shareholders' equity               246.0           227.2           205.2
Net sales                        1,042.5           972.0           846.8
Gross profit                       219.7           193.0           162.3
Net income                          81.8            39.6            40.3
Dana's equity in -
  Net assets                       101.4            92.3           100.5
  Net income                        26.6            13.2            19.2

  Spicer S.A. de C.V., Dana's 49% owned Mexican affiliate, is included in the consolidated financial statements with a fiscal year end of October 31 and the peso as the functional currency. Consequently, the devaluation of the Mexican peso in December 1994, did not affect
Dana's earnings for 1994. Spicer S.A. has approximately $130 in U.S. dollar denominated debt and it is estimated that the translation of this debt into pesos will result in Dana recording a charge to first quarter 1993 earnings of approximately $17, or $.17 per share for its propor-tionate share of the translation loss.

INVESTMENTS IN PARTNERSHIPS
================================================================================
  Certain of DFHI's subsidiaries have a number of U.S. investments in partnerships which are accounted for on the equity method. Dana's share of earnings of these partnerships is included in income as earned.
The partnerships are engaged primarily in the leasing and financing of equipment or real estate to commercial entities. Summarized financial information of the partnerships on a combined basis is as follows:

- --------------------------------------------------------------------------------
                                               December 31
                                  1992            1993            1994
- --------------------------------------------------------------------------------
Assets                          $  967.6        $  956.8        $  918.9
Liabilities                        729.2           733.1           723.1
Partners' capital                  238.4           223.7           195.8
Revenue                             67.7           115.4           130.1
Net income                           6.2             6.8             9.7
Dana's share in -
  Net assets                        96.1            80.0            58.0
  Net income                         3.8             3.2             5.3

COMMENTS ON FINANCIAL STATEMENTS
IN MILLIONS EXCEPT SHARE AMOUNTS                                DANA CORPORATION
================================================================================

SHORT-TERM DEBT
================================================================================
  Short-term funds for certain U.S. and international operations are obtained through issuance of commercial paper, short-term notes payable to banks and bank overdrafts.
  At December 31, 1994, Dana had $25.0 of commercial paper out-standing. Dana Credit Corporation (DCC), a wholly-owned subsidiary of DFHI, had commercial paper issued in the amount of $73.5 at December 31, 1994. Dana and DCC have committed commercial paper back-up lines of credit in the amount of $360.0 and $250.0, respectively, with various U.S. and international banks. Compensating balances and facility fees are not material and no borrowings were made against these committed commercial paper back-up lines of credit in 1994.
  Committed bank borrowing lines are utilized in addition to the committed lines of credit that back outstanding commercial paper.
DCC and DFHI had borrowings of $11.0 and $85.0, respectively, against their committed bank borrowing lines at December 31, 1994. DCC and DFHI had committed bank borrowing lines of $18.8 and $85.0, respec-tively, at December 31, 1994.
  At December 31, 1994, Dana, DCC and DFHI had borrowings against their uncommitted bank lines in the amounts of $70.0, $89.0 and $60.0, respectively, for U.S. operations. Dana, including its inter-national subsidiaries, and DCC had borrowings of $165.8 and $3.7, respectively, for international operations against uncommitted bank lines at December 31, 1994. Dana and DCC had uncommitted bank lines for both U.S. and international borrowings in the amount of $770.0, and $378.5, respectively, for which no compensating balances or fees are required.
   Selected details of short-term borrowings are as follows:

- --------------------------------------------------------------------------------
                                                                Weighted average
                                                  Amount          interest rate
- --------------------------------------------------------------------------------
Balance at December 31, 1993                    $  474.1                5.1%
Average during 1993                                340.0                4.6%
Maximum during 1993 (month end)                    474.1                5.1%

BALANCE AT DECEMBER 31, 1994                    $  583.1                6.4%
AVERAGE DURING 1994                                585.6                5.2%
MAXIMUM DURING 1994 (MONTH END)                    651.3                5.4%

LONG-TERM DEBT
================================================================================
                                                           December 31
                                                   1993                   1994
- --------------------------------------------------------------------------------
Corporate indebtedness -
  Unsecured notes payable, fixed rates,
     4.90%-9.00%, due 1995 to 1998              $  609.3                $  517.0
   5 7/8% convertible debentures,
    due June 15, 2000 (face amount $3.3)             1.9
  Various industrial revenue bonds                   9.0                     4.2
  Other                                              3.3                     3.1
Diamond Financial Holdings, Inc.
  indebtedness -
  Various notes payable, unsecured,
     variable rates, 5.94%-7.22%, due
     1995 to 1998                                  316.7                   425.5
  Various notes payable, unsecured,
     fixed rates, 5.53%-9.99%, due
     1995 to 1998                                  152.2                   183.0
  Securitized borrowings, 3.26%,
     due 1994                                       36.0
  Various notes payable, secured by
     first mortgages on real estate                 16.6                     4.9
  Various notes payable, non recourse
     to issuer, 7.20%-12.05%, due 1994
     to 2007                                        27.2                    31.6
Indebtedness of other consolidated
  subsidiaries                                      35.2                    17.2
================================================================================
                                                $1,207.4                $1,186.5
================================================================================

  At December 15, 1993, the final day the 5 7/8% debentures could be converted, holders of $146.7 principal amount of debentures had con-verted their debentures into 5,818,624 shares of Dana common stock.
The balance of the debentures were redeemed at par on March 1, 1994.
  During 1993, DCC obtained financing as part of a lease securitization facility. Under the facility, an interest in certain lease receivables was transferred to a third-party investor as support for the financing received. Financing provided under the facility amortized over the life of the assets transferred, had variable pricing based on the commercial paper composite and required payment by DCC of monthly adminis-tration fees. The securitized borrowing fully amortized in 1994.
  lnterest paid on short-term and long-term debt was $178.6, $134.0 and $114.7 during 1992, 1993 and 1994, respectively.
  The aggregate amounts of maturities of all long-term debt for each of the five years succeeding December 31, 1994, are as follows: 1995, $316.8; 1996, $332.2; 1997, $340.4; 1998, $171.9 and 1999, $5.5.

DERIVATIVE FINANCIAL INSTRUMENTS
================================================================================
  The Company enters into various types of interest rate and foreign currency agreements but does not trade in derivative financial instru-ments. Gains and losses relating to qualifying hedges of finn commitments or anticipated transactions are deferred and recognized as adjustments of carrying amounts when the hedged transaction occurs. lnterest rate swaps and caps are primarily used to manage exposure to fluctuation in interest rates. Differentials paid or received on interest rate agree-ments are accrued and recognized as adjustments to interest expense.
Premiums paid on interest rate caps are amortized to interest expense over the term of the agreement and unamortized premiums are includ-ed in other assets.
  Under interest rate swap agreements Dana agrees with other parties to exchange, at specific intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional amount. At December 31, 1994, Dana was committed to pay an average fixed rate of 6.8% and receive a variable rate of 6.4% on notional amounts of $95.4. The notional amounts of interest rate swaps expire as follows: 1995, $8.6; 1996, $26.8 and 1998, $60.0.
  DCC was committed to pay an average fixed rate of 6.7% and receive a variable rate of 5.9% on notional amounts of $283.8 and receive an average fixed rate of 5.2% and pay an average variable rate of 5.9% on notional amounts of $40.0. DCC's notional amounts of interest rate swaps expire as follows: 1995, $87.5; 1996, $110.7; 1997, $40.7; 1998, $15.0 and 2000, $70.0.
  DCC also utilizes interest rate cap agreements to reduce the impact of changes in interest rates. At December 31, 1994, a cap agreement on $120.0 of LIBOR (London Interbank Offered Rate) - based variable long-term debt entitles DCC to receive the amounts, if any, by which actual three month LIBOR rates exceed 7.0% on specified quarterly dates through 1995.
  To reduce its interest rate obligations under an existing swap agree-ment having a fixed rate of 8.35% and a notional amount of $70.0 while concurrently reducing its interest rate risk associated with financing certain longer-term assets, DCC granted the counterparty an option, expiring in 2000, to extend the original maturity to 2007 at a fixed rate to DCC of 9.0%.
  Certain subsidiaries have transactions in currencies other than their functional currencies and from time to time enter into forward and option contracts to hedge the purchase of inventory or to sell non-functional currency receipts. Currency forward and option contracts in the aggregate are not material.

COMMENTS ON FINANCIAL STATEMENTS
IN MILLIONS                                                     DANA CORPORATION
================================================================================

LOANS RECEIVABLE
================================================================================
  Loans receivable consist primarily of loans secured by first mortgages on real property.
   The components of loans receivable are as follows:

- --------------------------------------------------------------------------------
                                                     December 31
                                                1993            1994
- --------------------------------------------------------------------------------
First mortgage loans -
  business properties                           $ 57.4          $ 43.3
Financing to partnership
  affiliates                                      28.4            34.8
First mortgage loans -
  residential properties                          13.1             9.9
Revolving loans secured by
  accounts receivable and
  inventory                                        6.5
Other loans                                       29.7            32.7
================================================================================
                                                 135.1           120.7
Less: Allowance for loan losses                   14.5             5.6
- --------------------------------------------------------------------------------
                                                $120.6          $115.1
================================================================================

ALLOWANCE FOR LOSSES ON LOANS RECEIVABLE
================================================================================
  Provisions for losses on loans receivable are determined on the basis of loss experience and assessment of prospective risk. Resulting adjust-ments to the allowance for losses are made to adjust loans receivable to an estimated collectible amount. Income recognition is generally dis-continued on accounts which are contractually past due and where no payment activity has occurred within 120 days. Accounts are charged against the allowance for losses when determined to be uncollectible.
  SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," is effective for fiscal years beginning after December 15, 1994. This standard requires creditors to evaluate the collectability of both the contractual interest and contractual principal of receivables when eval-uating the need for a loss accrual. The Company will adopt this stan-dard effective January 1, 1995, as required, and does not anticipate that adoption will have a material effect on the consolidated financial statements.

LEASE FINANCING
================================================================================
  Lease financing consists of direct financing leases, leveraged leases and equipment on operating leases. Income on direct financing leases is recognized by a method which produces a constant periodic rate of return on the outstanding investment in the lease. Income on leveraged leases is recognized by a method which produces a constant rate of return on the outstanding investment in the lease net of the related deferred tax liability in the years in which the net investment is positive. Initial direct costs are deferred and amortized using the interest method over the lease period. Equipment under operating leases is recorded at cost, net of accumulated depreciation. Income from operating leases is recognized ratably over the term of the leases.
   Lease financing consisted of the following components:

- --------------------------------------------------------------------------------
                                               December 31
                                          1993            1994
- --------------------------------------------------------------------------------
Direct financing leases                 $574.0          $544.5
Leveraged leases                         283.7           393.9
Property on operating leases, net
  of accumulated depreciation             29.9            33.4
Allowance for credit losses              (38.3)          (40.8)
- --------------------------------------------------------------------------------
                                        $849.3          $931.0
================================================================================

  The components of the net investment in direct financing leases are as follows:
- --------------------------------------------------------------------------------
                                               December 31
                                          1993            1994
- --------------------------------------------------------------------------------
Total minimum lease payments            $622.7          $600.7
Residual values                           83.2            70.3
Deferred initial direct costs              9.3            10.3
- --------------------------------------------------------------------------------
                                         715.2           681.3
Less: Unearned income                    141.2           136.8
- --------------------------------------------------------------------------------
                                        $574.0          $544.5
================================================================================
  The following is a schedule by year of total minimum lease payments receivable on direct financing leases as of December 31, 1994:
- --------------------------------------------------------------------------------
Year Ending December 31:
        1995                                            $248.8
        1996                                             155.8
        1997                                              82.5
        1998                                              44.1
        1999                                              24.7
        Later years                                       44.8
- --------------------------------------------------------------------------------
        Total minimum lease payments receivable         $600.7
================================================================================
  The components of the net investment in leveraged leases are as follows:
================================================================================
                                               December 31
                                          1993            1994
- --------------------------------------------------------------------------------
Rentals receivable                      $2,884.3        $4,115.0
Residual values                            252.2           301.4
Non recourse debt service               (2,401.4)       (3,378.9)
Unearned income                           (439.4)         (629.9)
Deferred investment
   tax credit                              (12.0)          (13.7)
- --------------------------------------------------------------------------------
                                           283.7           393.9
Less: Deferred taxes arising from
  leveraged leases                         119.0           157.6
- --------------------------------------------------------------------------------
                                        $  164.7        $  236.3
================================================================================

ALLOWANCE FOR LOSSES ON LEASE FINANCING
================================================================================
  Provisions for losses on lease financing receivables are determined on the basis of loss experience and assessment of prospective risk.
Resulting adjustments to the allowance for losses are made to adjust net investment in lease financing to an estimated collectible amount.
Income recognition is generally discontinued on accounts which are contractually past due and where no payment activity has occurred within 120 days. Accounts are charged against the allowance for losses when determined to be uncollectible. Accounts for which equipment repossession has commenced as the primary means of recovery are classified within other assets at their estimated realizable value.

COMMENTS ON FINANCIAL STATEMENTS
IN MILLIONS EXCEPT PER SHARE AMOUNTS                            DANA CORPORATION
================================================================================

INVESTMENTS AND OTHER ASSETS
================================================================================
    Investments and other assets consisted of the following components:

- --------------------------------------------------------------------------------
                                              December 31
                                          1993            1994
- --------------------------------------------------------------------------------
Investments at equity                   $194.4          $169.0
Goodwill                                 168.0           187.3
Real estate held for sale                 92.2            49.2
Intangible pension asset                  80.1            83.9
Loans receivable                         120.6           115.1
Other                                    191.0           188.7
- --------------------------------------------------------------------------------
                                        $846.3          $793.2
================================================================================

INVENTORIES
================================================================================
   Inventories are valued at the lower of cost or market. Cost is determined generally on the last-in, first-out basis for U.S. inventories and on the first-in, first-out or average cost basis for international inventories.
   If all inventories were valued at replacement cost, inventories would be increased by $96.6 and $106.5 at December 31, 1993 and 1994, respectively.
   Dana changed its method of accounting for inventory effective
January 1, 1992, to include in inventory certain production-related costs previously charged directly to expense. This change in accounting prin-ciple results in a better matching of costs against related revenues. The effect of this change in accounting increased inventories by $23.0 and net income by $12.9 ($.15 per share) in 1992.

PROPERTIES AND DEPRECIATION
================================================================================
   Property, plant and equipment is valued at historical costs.
Depreciation is computed over the estimated useful lives of property, plant and equipment using primarily the straight-line method for financial reporting purposes and primarily acceIerated depreciation methods for federal income tax purposes.
    Property, plant and equipment consisted of the following:

- --------------------------------------------------------------------------------
                                                       December 31
                                                  1993            1994
- --------------------------------------------------------------------------------
Land and improvements to land                   $   51.6        $   50.4
Buildings and building fixtures                    450.2           510.7
Machinery and equipment                          2,027.5         2,235.9
- --------------------------------------------------------------------------------
                                                 2,529.3         2,797.0
Less: Accumulated depreciation                   1,387.2         1,449.8
- --------------------------------------------------------------------------------
                                                $1,142.1        $1,347.2
================================================================================

STATEMENT OF CASH FLOWS
================================================================================
   For purposes of reporting cash flows, the Company considers highly liquid investments with a maturity of three months or less when pur-chased to be cash equivalents.
   Noncash investing and financing activities in 1992 include the return of $181.0 face amount U.S. Treasury Notes to satisfy a securities lending obligation entered into in 1991. During 1993, holders of 5 7/8% deben-tures converted their debentures into shares of Dana common stock resulting in a noncash increase to shareholders' equity of $94.9.

ENVIRONMENTAL COMPLIANCE
AND REMEDIATION
================================================================================
   Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Estimated costs are based upon enacted laws and regulations, existing technology and the most probable method of remediation. The costs determined are not discounted and exclude the effects of inflation and other societal and economic factors. Where the cost estimates result in a range of equally probable amounts, the lower end of the range is accrued.

COMMITMENTS AND CONTINGENCIES
================================================================================
   At December 31, 1994, the Company had purchase commitments for building and equipment aggregating approximately $114.6. Future minimum rental commitments under operating leases aggregate $285.4 with rental payments during the five succeeding years of $46.0, $41.0, $35.4, $29.0 and $21.9, respectively. Net rental expense amounted to $53.0, $56.3 and $65.8 for 1992, 1993 and 1994, respectively.
   Through option arrangements, DCC has agreed to purchase certain leased equipment at specified prices representing a portion of the expected residual value. The holder's exercise of the option to sell the equipment to DCC is considered by management to be unlikely as the aggregate option prices at December 31, 1994 of $80.2 are significantly below the estimated residual value of the equipment on the exercise dates of $284.1. No additional commitments to purchase leased equip-ment at specific prices have been undertaken since 1991 and the remaining options expire in 1995 and 1996.
   The Company and its consolidated subsidiaries are parties to vari-ous pending judicial and administrative proceedings arising in the ordinary course of business. These include, among others, proceedings based on product liability claims and alleged violations of various environmental laws.
   The Company is also defending a law suit brought by the U.S.
Department of Justice against Dana, Warner Electric Brake and Clutch
Company, Inc. (Warner) and Beaver Precision Products, Inc. (Beaver) in
U.S. District Court, Eastern District of Michigan alleging overcharging on government contracts or subcontracts awarded to Beaver during the 1980's. Beaver was a subsidiary of Warner when Dana acquired Warner in January 1985 and the two companies were later merged into Dana.
Dana sold the Beaver operations in 1991 but retained financial respon-sibility for the majority of the damages alleged in the complaint. Dana is defending this suit vigorously and the litigation issues and alleged damages continue to be actively discussed and evaluated by Dana and the government.
   Management and its legal counsel periodically review the probable outcome of pending proceedings, the costs and expenses reasonably expected to be incurred, the availability and limits of the Company's insurance coverage, and the Company's established accruals for unin-sured liabilities. While the outcome of pending proceedings cannot be predicted with certainty, management believes, based on these reviews and the information currently available, that any liabilities that may result from these proceedings are not reasonably likely to have a mater-ial effect on the Company's liquidity, financial condition or results of operations.

COMMENTS ON FINANCIAL STATEMENTS
IN MILLIONS                                                     DANA CORPORATION
================================================================================

ESTIMATED INCOME TAXES
================================================================================
  Effective January 1, 1992, Dana prospectively adopted SFAS No. 109, "Accounting for Income Taxes," which did not have a material effect on 1992 results of operations.
  Current tax liabilities and assets are recognized for the estimated taxes payable or refundable on the tax returns for the current year.
Deferred tax liabilities or assets are recognized for the estimated future tax effects attributable to temporary differences and carryforwards that result from events that have been recognized in the financial statements or tax returns. The measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax laws. Deferred tax assets are reduced, if necessary, by the amount of any tax benefits that are not expected to be realized. Dana uses the "flow-through" method of accounting for investment tax credits, except for investment tax credits arising from leveraged leases and certain direct financing leases for which the deferred method is used for financial statement purposes.
   Income tax expense (benefit) consisted of the following components:

- --------------------------------------------------------------------------------
                                         Year Ended December 31
                                 1992            1993            1994
- --------------------------------------------------------------------------------
Current
     U.S. Federal               $ 47.2          $ 57.2          $ 69.0
     U.S. State and Local         11.2            26.5            39.2
     International                 9.1            14.2            31.5
- --------------------------------------------------------------------------------
                                  67.5            97.9           139.7
- --------------------------------------------------------------------------------
Deferred
     U.S. Federal                (69.7)           (6.6)           26.3
     International                  .1            (1.7)           (8.6)
- --------------------------------------------------------------------------------
                                 (69.6)           (8.3)           17.7
- --------------------------------------------------------------------------------
Total expense (benefit)         $ (2.1)         $ 89.6          $157.4
================================================================================

   Deferred income taxes result from temporary differences which arise as a result of differences between the amounts of reported assets and liabilities in the financial statements and such amounts as measured by tax laws and regulations. Deferred tax benefits (liabilities) are comprised of the following:

- --------------------------------------------------------------------------------
                                        Year Ended December 31
                                 1992            1993            1994
- --------------------------------------------------------------------------------
Postretirement benefits
   other than pensions          $352.7          $367.2          $360.6
Postemployment benefits                           36.9            35.2
Expense accruals                  97.9           126.8           120.0
Inventory reserves                 6.8             1.1             4.3
Pension accruals                                                  19.5
Other                             16.6            22.8             6.8
- --------------------------------------------------------------------------------
    Deferred tax benefits        474.0           554.8           546.4
- --------------------------------------------------------------------------------
Depreciation - non-leasing      (108.9)         (100.1)         (105.2)
Leasing activities              (177.0)         (179.5)         (211.5)
Pension prepayments              (14.7)            (.9)
Other                            (29.8)          (16.7)           (3.1)
- --------------------------------------------------------------------------------
    Deferred tax liabilities    (330.4)         (297.2)         (319.8)
- --------------------------------------------------------------------------------
Alternative minimum
    tax recoverable               57.0            18.6
- --------------------------------------------------------------------------------
Net deferred tax benefits       $200.6          $276.2          $226.6
- --------------------------------------------------------------------------------

   The Company has a history of earnings and has traditionally been a taxpayer in the U.S. Consequently, the Company expects to realize the deferred tax assets in the future and, accordingly, no valuation allowance has been recorded. As of December 31, 1994, all available alternative minimum tax recoverable has been utilized to offset the regular income tax liability. lncome taxes paid during 1992, 1993 and 1994 amounted to $50.5, $46.2 and $104.3, respectively.

   The effective tax rates differ from the U.S. Federal income tax rate for the following reasons:
- ------------------------------------------------------------------------------------------------------------------------------
                                                                       Year Ended December 31
                                                1992                             1993                          1994
- ------------------------------------------------------------------------------------------------------------------------------
                                                        % of                            % of                           % OF
                                                       pretax                          pretax                         PRETAX
                                        Amount          loss            Amount         income           AMOUNT        INCOME
- ------------------------------------------------------------------------------------------------------------------------------
Computed "expected" tax expense         $  8.9          34.0%           $79.8           35.0%           $137.0          35.0%
- ------------------------------------------------------------------------------------------------------------------------------
Increase (reductions) in taxes
  resulting from:
- ------------------------------------------------------------------------------------------------------------------------------
     International income                  2.6           9.8             (2.8)          (1.2)             (4.2)         (1.1)
- ------------------------------------------------------------------------------------------------------------------------------
     Capital loss carryforward           (10.7)        (40.6)
- ------------------------------------------------------------------------------------------------------------------------------
     Investment tax credits               (2.6)         (9.9)            (1.6)           (.7)             (1.3)          (.3)
- ------------------------------------------------------------------------------------------------------------------------------
     Amortization of goodwill              2.7          10.2              2.9            1.2               2.9            .7
- ------------------------------------------------------------------------------------------------------------------------------
     Effect of rate change on deferred
       taxes                                                             (5.2)         (2.3)
- ------------------------------------------------------------------------------------------------------------------------------
     Disposition of assets held for sale  (8.7)        (32.9)
- ------------------------------------------------------------------------------------------------------------------------------
     State and local income taxes, net
       of Federal income tax benefit       7.4          27.9             17.2            7.6              25.5           6.5
- ------------------------------------------------------------------------------------------------------------------------------
     Miscellaneous items                  (1.7)         (6.5)             (.7)           (.3)             (2.5)          (.6)
- ------------------------------------------------------------------------------------------------------------------------------
Estimated taxes on income                $(2.1)         (8.0)%          $89.6           39.3%           $157.4          40.2%
==============================================================================================================================

COMMENTS ON FINANCIAL STATEMENTS
IN MILLIONS                                                     DANA CORPORATION
================================================================================
FINANCIAL INSTRUMENTS
================================================================================
  The reported fair values of financial instruments are based on a variety of factors. In certain cases, fair values represent quoted market prices for identical or comparable instruments. In other cases, fair values have been estimated based on assumptions conceming the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of credit risk. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of December 31, 1993 and 1994, or that will be realized in the future.
    The estimated fair values of Dana's financial instruments are as follows:

- -------------------------------------------------------------------------------------------------------------
                                                                        December 31
                                                           1993                           1994
- -------------------------------------------------------------------------------------------------------------
                                                Carrying          Fair          CARRYING          FAIR
                                                 Amount           Value          AMOUNT           VALUE
- -------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
- -------------------------------------------------------------------------------------------------------------
    Cash and marketable securities              $   77.6        $   77.6        $  112.2        $  112.2
- -------------------------------------------------------------------------------------------------------------
    Loans receivable                               135.1                           120.7
- -------------------------------------------------------------------------------------------------------------
    Less: Allowance for loan losses                 14.5                             5.6
- -------------------------------------------------------------------------------------------------------------
    Net loans                                      120.6           120.1           115.1           114.8
- -------------------------------------------------------------------------------------------------------------
FINANCIAL LIABILITIES
- -------------------------------------------------------------------------------------------------------------
    Short-term debt                                474.1           474.1           583.1           583.1
- -------------------------------------------------------------------------------------------------------------
    Long-term debt                               1,207.4         1,247.1         1,186.5         1,195.9
- -------------------------------------------------------------------------------------------------------------
    Security deposits - leases                      21.5            20.3            14.8            13.3
- -------------------------------------------------------------------------------------------------------------
    Deferred funding commitments under
      leveraged leases                               7.6             7.9             7.6             7.5
- -------------------------------------------------------------------------------------------------------------
UNRECOGNIZED FINANCIAL INSTRUMENTS
- -------------------------------------------------------------------------------------------------------------
    Interest rate derivatives:
- -------------------------------------------------------------------------------------------------------------
      Assets                                                          .4                             7.5
- -------------------------------------------------------------------------------------------------------------
      Liabilities                                                  (24.6)                           (8.5)
- -------------------------------------------------------------------------------------------------------------

BUSINESS SEGMENTS
================================================================================
    Dana operates principally in three business segments: Vehicular, Industrial and Lease Financing. The Vehicular segment consists pri-marily of the manufacturing and marketing of axles, structural compo-nents, transmissions, joints and shafts, clutches and engine parts (such as pistons, piston rings, filters and gaskets). The Industrial segment manufactures and markets various products, including those for off-highway motor vehicles. The Lease Financing segment consists of Diamond Financial Holdings, Inc., a wholly-owned subsidiary whose primary operating subsidiaries are engaged in leasing and finance operations.
   Lease financing revenue includes lease financing income, fees and interest. Other income includes dividends and interest. Other expense includes interest and corporate expenses. Corporate assets include cash, marketable securities, accounts receivable and investments
(excluding assets which can be identified to lease financing).
  The "Other International" geographic area is comprised primarily of Brazil and Canada, neither of which exceeds 10% of the consolidated amounts. Interarea transfers between countries are transferred at the prevailing market price. Export sales from the United States to cus-tomers outside the United States amounted to $418.9 in 1992, $385.4 in 1993 and $430.7 in 1994. Total export sales (including sales to Dana's international subsidiaries which are eliminated for financial statement presentation) were $555.2, $526.2 and $587.6 in 1992, 1993 and 1994, respectively.
   Worldwide sales to Ford Motor Company and subsidiaries amount-ed to $824.1, $963.7 and $1,082.9 in 1992, 1993 and 1994, respectively, which represented 17%, 18% and 16% of Dana's consolidated sales.
Sales to Chrysler Corporation and subsidiaries in 1992, 1993 and 1994 amounted to $454.3, $605.9 and $815.7, respectively, representing 9%, 11% and 12% of Dana's consolidated sales. Sales to Ford and Chrysler were primarily from the Company's Vehicular segment. No other customer accounted for more than 10% of Dana's consolidated sales.

COMMENTS ON FINANCIAL STATEMENTS
IN MILLIONS                                                                                                        DANA CORPORATION
- ------------------------------------------------------------------------------------------------------------------------------------
BUSINESS SEGMENTS (CONT'D.)
====================================================================================================================================
Financial information concerning operations by industry segment is as follows:
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                          LEASE
                                        VEHICULAR               INDUSTRIAL              FINANCING               CONSOLIDATED
- ------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1992
- ------------------------------------------------------------------------------------------------------------------------------------
Sales to customers                      $3,923.2                $  940.0                $    9.0                $4,872.2
- ------------------------------------------------------------------------------------------------------------------------------------
Lease financing revenue                                                                    144.0                   144.0
- ------------------------------------------------------------------------------------------------------------------------------------
    Total revenue                       $3,923.2                $  940.0                $  153.0                $5,016.2
====================================================================================================================================
Operating income (loss)                 $  251.6                $   34.4                $  (22.3)               $  263.7
=====================================================================================================
Other income                                                                                                        19.9
- ------------------------------------------------------------------------------------------------------------------------------------
Other expense                                                                                                     (257.3)
- ------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                                                      $   26.3
====================================================================================================================================
Assets identified to segments           $1,843.7                $  489.7                $1,271.6                $3,605.0
=====================================================================================================
Corporate assets                                                                                                   737.9
- ------------------------------------------------------------------------------------------------------------------------------------
    Total assets                                                                                                $4,342.9
====================================================================================================================================
Depreciation                            $  130.5                $   40.0                $    3.8
====================================================================================================================================
Capital expenditures                    $  100.9                $   24.1                $    3.0
====================================================================================================================================

Year Ended December 31, 1993
- ------------------------------------------------------------------------------------------------------------------------------------
Sales to customers                      $4,499.8                $  957.1                $    3.2                $5,460.1
- ------------------------------------------------------------------------------------------------------------------------------------
Lease financing revenue                                                                    115.4                   115.4
- ------------------------------------------------------------------------------------------------------------------------------------
    Total revenue                       $4,499.8                $  957.1                $  118.6                $5,575.5
====================================================================================================================================
Operating income                        $  424.0                $   39.9                $    4.0                $  467.9
=====================================================================================================
Other income                                                                                                        12.0
- ------------------------------------------------------------------------------------------------------------------------------------
Other expense                                                                                                     (252.0)
- ------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                                                      $  227.9
====================================================================================================================================
Assets identified to segments           $1,823.9                $  441.7                $1,310.3                $3,575.9
=====================================================================================================
Corporate assets                                                                                                 1,056.0
- ------------------------------------------------------------------------------------------------------------------------------------
    Total assets                                                                                                $4,631.9
====================================================================================================================================
Depreciation                            $  131.4                $   33.7                $    3.0
====================================================================================================================================
Capital expenditures                    $  166.5                $   35.9                $    2.2
====================================================================================================================================

YEAR ENDED DECEMBER 31, 1994
- ------------------------------------------------------------------------------------------------------------------------------------
SALES TO CUSTOMERS                      $5,298.5                $1,308.9                $    6.4                $6,613.8
- ------------------------------------------------------------------------------------------------------------------------------------
LEASE FINANCING REVENUE                                                                    139.5                   139.5
- ------------------------------------------------------------------------------------------------------------------------------------
    TOTAL REVENUE                       $5,298.5                $1,308.9                $  145.9                $6,753.3
====================================================================================================================================
OPERATING INCOME                        $  520.1                $   56.9                $   11.6                $  588.6
=====================================================================================================
OTHER INCOME                                                                                                         9.1
- ------------------------------------------------------------------------------------------------------------------------------------
OTHER EXPENSE                                                                                                     (206.1)
- ------------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                                                      $  391.6
====================================================================================================================================
ASSETS IDENTIFIED TO SEGMENTS           $1,977.6                $  572.8                $1,387.4                $3,937.8
=====================================================================================================
CORPORATE ASSETS                                                                                                 1,173.0
- ------------------------------------------------------------------------------------------------------------------------------------
    TOTAL ASSETS                                                                                                $5,110.8
====================================================================================================================================
DEPRECIATION                            $  135.7                $   37.0                $    3.0
====================================================================================================================================
CAPITAL EXPENDITURES                    $  276.0                $   53.3                $    3.4
====================================================================================================================================

COMMENTS ON FINANCIAL STATEMENTS
IN MILLIONS                                                                                                         DANA CORPORATION
====================================================================================================================================
BUSINESS SEGMENTS (CONT'D.)
====================================================================================================================================
Financial information concerning operations by principal geographic area is as follows:
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   ADJUSTMENTS
                                 UNITED                                         OTHER                  AND
                                 STATES                  EUROPE              INTERNATIONAL         ELIMINATIONS         TOTAL
- ------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1992
- ------------------------------------------------------------------------------------------------------------------------------------
Sales to customers              $3,571.0                $  586.2                $  715.0                                $4,872.2
- ------------------------------------------------------------------------------------------------------------------------------------
Lease financing revenue            124.7                    12.9                     6.4                                   144.0
- ------------------------------------------------------------------------------------------------------------------------------------
Interarea transfers                136.3                     2.3                    82.7                $ (221.3)
- ------------------------------------------------------------------------------------------------------------------------------------
                                $3,832.0                $  601.4                $  804.1                $ (221.3)       $5,016.2
====================================================================================================================================
Operating income                $  190.3                $   14.3                $   59.1                                $  263.7
- ------------------------------------------------------------------------------------------------------------------------------------
Other income                        19.9                                                                                    19.9
- ------------------------------------------------------------------------------------------------------------------------------------
Other expense                     (217.6)                  (10.6)                  (29.1)                                 (257.3)
- ------------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income
  taxes                         $   (7.4)               $    3.7                $   30.0                                $   26.3
====================================================================================================================================
Assets identified               $2,881.2                $  293.4                $  430.4                                $3,605.0
- ------------------------------------------------------------------------------------------------------------------------------------
Corporate assets                   400.5                   128.3                   209.1                                   737.9
- ------------------------------------------------------------------------------------------------------------------------------------
   Total assets                 $3,281.7                $  421.7                $  639.5                                $4,342.9
====================================================================================================================================
Year Ended December 31, 1993
- ------------------------------------------------------------------------------------------------------------------------------------
Sales to customers              $4,132.3                $  511.3                $  816.5                                $5,460.1
- ------------------------------------------------------------------------------------------------------------------------------------
Lease financing revenue             93.8                    16.3                     5.3                                   115.4
- ------------------------------------------------------------------------------------------------------------------------------------
Interarea transfers                140.8                     3.7                    81.8                $ (226.3)
- ------------------------------------------------------------------------------------------------------------------------------------
                                $4,366.9                $  531.3                $  903.6                $ (226.3)       $5,575.5
====================================================================================================================================
Operating income                $  370.9                $    1.8                $   95.2                                $  467.9
- ------------------------------------------------------------------------------------------------------------------------------------
Other income                        12.0                                                                                    12.0
- ------------------------------------------------------------------------------------------------------------------------------------
Other expense                     (216.3)                   (8.7)                  (27.0)                                 (252.0)
- ------------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income
  taxes                         $  166.6                $   (6.9)               $   68.2                                $  227.9
====================================================================================================================================
Assets identified               $2,717.1                $  403.3                $  455.5                                $3,575.9
- ------------------------------------------------------------------------------------------------------------------------------------
Corporate assets                   697.0                   140.5                   218.5                                 1,056.0
- ------------------------------------------------------------------------------------------------------------------------------------
   Total assets                 $3,414.1                $  543.8                $  674.0                                $4,631.9
====================================================================================================================================
YEAR ENDED DECEMBER 31, 1994
- ------------------------------------------------------------------------------------------------------------------------------------
SALES TO CUSTOMERS              $4,968.3                $  713.0                $  932.5                                $6,613.8
- ------------------------------------------------------------------------------------------------------------------------------------
LEASE FINANCING REVENUE            104.2                    26.7                     8.6                                   139.5
- ------------------------------------------------------------------------------------------------------------------------------------
INTERAREA TRANSFERS                156.8                     7.5                   104.6                $ (268.9)
- ------------------------------------------------------------------------------------------------------------------------------------
                                $5,229.3                $  747.2                $1,045.7                $ (268.9)       $6,753.3
====================================================================================================================================
OPERATING INCOME                $  462.0                $   14.0                $  112.6                                $  588.6
- ------------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME                         9.1                                                                                     9.1
- ------------------------------------------------------------------------------------------------------------------------------------
OTHER EXPENSE                     (170.6)                  (13.2)                  (22.3)                                 (206.1)
- ------------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES      $  300.5                $     .8                $   90.3                                $  391.6
====================================================================================================================================
ASSETS IDENTIFIED               $2,836.5                $  577.5                $  523.8                                $3,937.8
- ------------------------------------------------------------------------------------------------------------------------------------
CORPORATE ASSETS                   792.2                    96.5                   284.3                                 1,173.0
- ------------------------------------------------------------------------------------------------------------------------------------
   TOTAL ASSETS                 $3,628.7                $  674.0                $  808.1                                $5,110.8
====================================================================================================================================

Comments on Financial Statements
in millions                                                     DANA CORPORATION
- --------------------------------------------------------------------------------
SIGNIFICANT SUBSIDIARY
- --------------------------------------------------------------------------------
   DFHI is a wholly-owned subsidiary whose primary operating subsidiaries are engaged in leasing and finance operations. DFHI is included in Dana's consolidated financial statements.
   The majority of the assets, liabilities and offices of DSL and its mortgage banking business were sold in 1992. Certain assets (primarily commercial loans and real estate) were retained by DFHI and are included in the consolidated financial statements.
   A summary of DFHI's financial position and a summary of results of operations are as follows:

- --------------------------------------------------------------------------------
                                                  December 31
FINANCIAL POSITION                          1993              1994
- --------------------------------------------------------------------------------
ASSETS
- --------------------------------------------------------------------------------
Cash                                     $   10.5       $    5.2
Loans receivable                            120.6          115.1
Lease financing                             924.5        1,061.3
Other assets                                254.7          205.9
- --------------------------------------------------------------------------------
  Total Assets                           $1,310.3       $1,387.5
- --------------------------------------------------------------------------------
LIABILITIES AND
   SHAREHOLDER'S EQUITY
- --------------------------------------------------------------------------------
Notes payable                            $  867.5       $  967.2
Other liabilities                           347.8          328.3
Shareholder's equity                         95.0           92.0
- --------------------------------------------------------------------------------
  Total Liabilities and
    Shareholder's Equity                 $1,310.3       $1,387.5
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                                         Year Ended December 31
RESULTS OF OPERATIONS               1992          1993          1994
- --------------------------------------------------------------------------------
Revenue from products
   and services                 $185.1          $156.8          $184.4
- --------------------------------------------------------------------------------
Interest expense                  71.8            56.8            59.4
Cost of sales                     11.9             3.3            10.2
General and administrative
  expenses                       123.7            92.7           103.2
- --------------------------------------------------------------------------------
                                 207.4           152.8           172.8
- --------------------------------------------------------------------------------
Income (loss) before income
  taxes                          (22.3)            4.0            11.6
Estimated income tax
   benefit (provision)            28.5             (.3)           (2.5)
- --------------------------------------------------------------------------------
Income before equity in
  earnings of affiliates           6.2             3.7             9.1
Equity in earnings of
  affiliates                       3.9             3.2             5.3
- --------------------------------------------------------------------------------
NET INCOME                       $10.1          $  6.9           $14.4
- --------------------------------------------------------------------------------

Management's Discussion and Analysis of Results
in millions
- --------------------------------------------------------------------------------
LIQUIDITY AND CAPITAL RESOURCES
- --------------------------------------------------------------------------------
   Net cash flows from operating activities amounted to $466 in 1994.
This cash flow has allowed Dana to support its strong sales growth by providing a substantial portion of the funds required for working capital and capital spending.
  Capital expenditures for property, plant and equipment totaled $337 in 1994, compared to $204 in 1993. 1995 capital expenditures are projected to be comparable to 1994 and the majority was uncommitted at December 31, 1994. The higher levels of capital spending in 1994 and 1995 are directed in part towards increasing production capacity of cer-tain products to meet customer demand. ln addition, the Company con-tinues to commit capital for the increased use of advanced technology to improve manufacturing processes and the quality of existing products as well as for the development of new products.
   Dana Corporation and its consolidated subsidiaries (Dana) had year end 1994 short-term debt of $583, which is up from $474 in 1993. This
$109 increase in short-term debt, which was partially offset by a decrease in long-term debt, is due to the substantial increase in 1994 sales and the related growth in accounts receivable, inventory and capital investment.
U.S. and international consolidated short-term borrowings averaged $586 at an average rate of 5.2% during 1994, compared to $340 at 4.6% during 1993. Dana, excluding financial subsidiaries Diamond Financial
Holdings, Inc. (DFHI) and Dana Credit Corporation (DCC), finances its short-term debt through the issuance of commercial paper and bank bor-rowings. To fund its working capital requirements, Dana (excluding
DFHI and DCC) had $360 in committed credit facilities available to back up the issuance of commercial paper obligations and $770 in uncommit-ted lines with banks for bank borrowings. At December 31, 1994, Dana
(excluding DFHI and DCC) had U.S. and international short-term bor-rowings of $261 compared to $155 at year end 1993. This increase is mainly due to long-term debt being replaced by short-term debt at more favorable interest rates. DFHI obtains its short-term funds through bank borrowings. DFHI's bank lines totaled $145 and at year end 1994 these lines were fully utilized. DCC finances its short-term U.S. and interna-tional debt requirements through the issuance of commercial paper and bank direct borrowings. DCC had committed credit facilities for commer-cial paper issuance in the amount of $250, committed bank lines of $19, and uncommitted bank lines of $379. Against these credit lines, DCC had $177 outstanding at December 31, 1994, a decrease of $107 from year end
1993. This short-term debt reduction at DCC was offset by an equivalent increase in long-term debt.
    Dana's consolidated long-term debt decreased $21 to $1,186 at year end
1994 from $1,207 in 1993. This debt reduction was offset by an increase in short-term debt, as a portion of the maturities of long-term debt were replaced by short-term debt. Dana's (excluding DFHI and DCC) long-term debt at December 31, 1994, was $542 compared to $659 in 1993.
DFHI's long-term debt at December 31, 1994 was $5 which was down from $17 in 1993. DCC's long-term debt at year end 1994 increased $108 to $640 as compared to $532 in 1993, with a corresponding reduction in short-term debt.
    In the normal course of business, management identifies operations which are non-strategic and under-performing. Action Plans are then developed for the downsizing, consolidation or closure of these opera-tions. Upon approval of these plans, estimated costs of implementation
(inciuding employee benefits and other expenses incidental to the actions) are charged to cost of sales. Of these charges recorded in 1992, 1993 and 1994, the Company had remaining accrued liabilities of $26 at December
31, 1994, compared to $57 as of December 31, 1993. Of the $26 liability accrued at December 31, 1994, it is anticipated that $20 will be paid in 1995 and $6 in 1996. Dana expects that operations over the long term will benefit from these realignment actions.
    Dana's management and legal counsel have reviewed the legal pro-ceedings arising in the ordinary course of business to which the Company and its subsidiaries were parties as of December 31, 1994, including, among others, those involving product liability claims and alleged viola-tions of environmental laws. The Company estimates its contingent envi-ronmental and product liabilities based upon the most probable method of remediation or outcome considering currently enacted laws and

Management's Discussion and Analysis of Results
in millions                                                     DANA CORPORATION
- --------------------------------------------------------------------------------
LIQUIDITY AND CAPITAL RESOURCES (Cont'd.)
- --------------------------------------------------------------------------------
regulations and existing technology. Measurement of liabilities is made on an undiscounted basis and excludes the effects of inflation and other soci-etal and economic factors. In those cases where there is a range of equally probable remediation methods or outcomes, the Company accrues at the lower end of the range, which at December 31, 1994, was $77 for product liability claims costs (products) and $48 for environmental liability costs (environmental), compared to $72 for products and $39 for environmental at December 31, 1993. The difference between minimum and maximum contingent liabilities, while not considered material, was $11 for products and $5 for environmental at December 31, 1994 compared to $17 for prod-ucts and $5 for environmental at December 31, 1993. Probable recoveries of $61 for products and $6 for environmental from insurance or other third parties have been recorded as assets at December 31, 1994, com-pared to $54 for products and $6 for environmental at December 31, 1993.
The Company has concluded that any liabilities that may result from these legal proceedings or the timing of the cash flows for these liabilities will not have a material adverse effect on its liquidity, financial condition or results of operations.
   The Company is also a defendant in a 1992 lawsuit brought by the Department of Justice alleging that a former Dana operation overcharged the U.S. government on eighteen contracts or subcontracts awarded dur-ing the 1980s. The complaint in the suit includes claims both for statutory civil penalties and for damages. The damages, if proven, may be subject either to doubling or trebling or to the accrual of interest. The govern-ment has recently advised the Company that it intends to amend the complaint to increase the damage demand from approximately $9 to approximately $18. The Company is defending this case vigorously, while continuing to engage in ongoing settlement negotiations with the government in which the litigation issues and alleged damages are being actively discussed and evaluated. It is not anticipated that the outcome of this lawsuit will have a material adverse effect on the Company's liquidi-ty, financial condition or results of operations.
   Dana anticipates that net cash flows from operating activities, along with currently available financing sources, will be sufficient to meet the Company's funding requirements for 1995.

RESULTS OF OPERATIONS 1994 vs 1993
- --------------------------------------------------------------------------------
   Dana Corporation achieved record sales of $6,610 in 1994, up $1,150 compared to $5,460 in 1993. This 21% growth was primarily the result of unit volume increases experienced throughout the Company's worldwide markets, particularly from the strength of its Vehicular segment's original equipment (OE) markets and the effect of European acquisitions.
   Dana's worldwide sales of Vehicular segment components and parts used on automobiles, trucks, trailers, vans and sport utility vehicles increased 18% in 1994 compared to 1993. The OE portion of this increase was $652 (21%) in 1994 over 1993 while the aftermarket portion increased
$147 (10%). Dana's sales to the light truck OE market (its largest sales contributor) increased $292 (18%) over 1993 levels primarily due to U.S.
demand for pickup trucks and sport utility vehicles. The Company's
1994 heavy truck OE component sales rose $225 (36%) over 1993 sales reflecting higher U.S. production. Acquisitions made in the latter half of 1993 and early 1994 accounted for $142 of the sales increase in the Vehicular segment.
   Worldwide sales from Dana's Industrial segment, which includes sales to the mobile off-highway equipment market, increased 37% in 1994 or $352 over 1993, partially due to European acquisitions and continued strength in the U.S. construction and agricultural machinery markets.
OE sales from the mobile off-highway portion of this segment increased
46% or $141 in 1994 over 1993 with acquisitions accounting for $22.
Industrial OE sales in 1994 improved 4% over 1993 with increases in the U.S. partially offset by weakness for most of the year in Europe, although improvements occurred in Europe's industrial markets in the latter months of 1994. Mobile off-highway/industrial aftermarket sales increased 12% in 1994 compared to 1993.
   Dana sales from U.S. operations were $4,970 in 1994, an increase of 20% from the $4,130 reported for 1993. The Company's sales to the U.S. light truck OE market improved 21% over 1993 levels due to the increased demand for pickup trucks, vans and sport utility vehicles for which Dana supplies many key components. Dana's heavy truck component sales to the U.S. OE market increased 41% in 1994 as North American production reached its highest level in 15 years. Service parts sales to the U.S. after-market grew 8% in 1994 over 1993 consisting of increases in auto distribu-tion (5%), truck parts (10%) and mobile off-highway/industrial distribu-tion (9%).
   Dana sales from international operations were $1,640 in 1994, an increase of 24% over the $1,330 of 1993. The $310 year on year increase is principally due to the contribution of European acquisitions and vehicu-lar unit volume improvements in South America and Canada. Sales from Dana's South American operations increased 22% in 1994 over 1993 due to higher export activities and a strong regional (Mercosur) economy.
Sales from the Company's Canadian subsidiary improved 8% over 1993 principally due to the strength of U.S. based OE customers. European acquisitions accounted for $169 of the sales increase in 1994 as Dana seeks to achieve 50% of its total sales through international markets by the year
2000. Exclusive of the effect of acquisitions, sales from the Company's
European operations increased 6% in 1994 over 1993. International
Vehicular aftermarket sales increased $135 or 25%, including $73 due to acquisitions. Industrial OE sales, especially from Dana's German facili-ties, decreased $3, or 3% below 1993 levels due in large part to the weak
European economy for most of 1994. Mobile off-highway OE sales of Dana's international operations increased $71 over 1993 in part due to acquisitions.
   Revenue from lease financing and other income increased $21 in 1994 or 17% over 1993 due to an increase in new business recorded by DCC in 1994. DCC experienced a 12% growth in its lease financing assets in 1994. Leveraged lease assets increased 39% and the direct financing assets of the United Kingdom operation grew 56%, both of which contributed to the $18 increase in lease financing revenue during 1994. In 1994, other income also includes an insurance settlement of $4.
   Foreign currency translation losses were $22 for 1994 as compared to $24 in 1993. The losses were almost exclusively related to the Company's
Brazilian operations and the translation of the cruzeiro to U.S. dollars. A
$26 loss was incurred in the first eight months of the year offset by a gain of $4 in the final four months as Brazil's new currency (real) was intro-duced at parity with the U.S. dollar. To the extent the value of the real remains at its current rate of exchange with the U.S. dollar, future foreign currency translation adjustments relating to Brazil are expected to be min-imal. Despite the anticipated reduction in translation losses, Dana's over-all profit will not be effected due to offsetting effects on sales and cost of sales.
   Dana's consolidated gross margin for 1994 improved to 15.0% from 14.4% in 1993. The margin improvement is the result of higher sales vol-umes being experienced by the Company's U.S. operations as well as ben-efits derived through productivity and cost containment initiatives. U.S.
gross margins improved to 13.2% in 1994 compared to 12.5% in 1993.
Non U.S. operations' 1994 margins were comparable to 1993. If Dana's
1993 margins were adjusted for the impact of the Brazilian currency realignment, making the comparison more meaningful, 1994's gross mar-gin would show an even greater overall improvement when compared to 1993. During 1994 and 1993, the Company recorded $28 and $40 for the downsizing, consolidation and closure of certain non-strategic and under-performing operations. Gross margins in 1994 and 1993 were reduced by .4% and .7%, respectively, due to the recognition of these costs. It is anticipated that Dana's operations will benefit from these realignment actions over the long term.
   Operating income in the Vehicular segment increased 23% in 1994, while the Industrial segment operating income increased 43%. Both seg-ments benefited from higher sales volume in 1994, Vehicular principally in the North American light and heavy truck markets, Industrial in the U.S. construction equipment and agricultural machinery markets.
Operating income of both segments also benefited from productivity and margin improvements.
   Operating income of the Lease Financing segment increased to $12 in

Management's Discussion and Analysis of Results
in millions                                                     DANA CORPORATION
- --------------------------------------------------------------------------------
RESULTS OF OPERATIONS 1994 vs 1993 (Cont'd.)
- --------------------------------------------------------------------------------
1994 from $4 in 1993. This improved operating income relates almost exclu-sively to the leasing activities of DCC and resulted from a reduction in interest expense as a percent of revenue (31% in 1994, 34% in 1993), an increase in lease financing and related revenue of 11% in 1994 over 1993 and income from the receipt of an insurance settlement in 1994.
   Selling, general and administrative expenses (SG&A) were $612 in 1994 compared to $523 for 1993, an increase of $89. Acquisitions made in the lat-ter half of 1993 and early in 1994 accounted for $36 of the increase. After adjusting for the effect of acquisitions, SG&A increased 10%, primarily due to higher business levels. The ratio of expense to sales continued to improve and was 9.2% in 1994 compared to 9.6% in 1993, due to continuing cost containment and productivity efforts.
   Interest expense decreased to $113 in 1994 from $137 in 1993 due to the overall lower average interest rates achieved through the replacement of higher rate notes and debentures with lower rate debt and the conversion of the 5 7/8% convertible debentures to stock. Average debt levels were com-parable in 1994 and 1993.
   Dana's international operations had operating income of $127 in 1994, an increase of $30 from the $97 reported in 1993. The profitability of the Company's operations in Canada and the Asia pacific region improved sig-nificantly over the prior year. Additional operating income improvements were contributed by Dana's European acquisitions as well as DCC's
European operations.
   Equity in earnings of affiliates increased to $24 in 1994 from $16 in 1993 due to improved performance by Dana's affiliates in Korea and Venezuela and by DCC's leasing partnerships. The improved performance of the Korean affiliate related to the turnaround in the local economy, while
Dana's affiliate operation in Venezuela has benefited from strong export sales volume. Certain DCC Ieasing partnerships contributed higher earn-ings in 1994 compared to 1993. Dana's Mexican affiIiate, whose functional currency is the peso, also had an improved operating performance in 1994 over 1993. Because this affiliate is included in the consolidated financial statements with a fiscal year end of October 31, the devaluation of the Mexican peso did not affect Dana's earnings in 1994. The affiliate has approximately $130 in U.S. dollar denominated debt and it is estimated that the translation of this debt into pesos will result in Dana recording a charge to first quarter 1995 earnings of approximately $17, or $.17 per share for its proportionate share of the translation loss. Near term movement in the value of the Mexican peso is currently difficult to predict and is partially dependent upon the results of the economic support efforts of the U.S. and international economic organizations.
   Minority interest in net income of consolidated subsidiaries increased in 1994 to $30 from $26 in 1993 due to increased earnings of Dana's subsidiary in Canada.
   Taxes on income increased to $157 in 1994 from $90 in 1993 due to higher pre-tax income. The effective tax rate increased to 40% in 1994 compared to 39% in 1993. A $3 reduction in income tax expense in 1993 was recorded to recognize the effect that the 1% U.S. corporate income tax rate increase had on the Company's previously recorded income tax benefits.
   Based on the current demand for light trucks, sport utility vehicles and heavy trucks, Dana expects sales of its vehicular products to the North and South American markets to remain strong in the coming months. The recent growth experienced in Dana's mobile off-highway sales is also fore-casted to continue, reflecting strong demand from the Company's construc-tion and agricultural machinery customers. Dana anticipates sales increases of its industrial products due to a strong U.S. market and an improving
European economy. The Company projects steady growth in its worldwide aftermarket sales. Dana will continue, as opportunities become evident, to pursue further growth by expansion or acquisition in all of its global markets.

RESULTS OF OPERATIONS 1993 vs 1992
- --------------------------------------------------------------------------------
   Dana's 1993 worldwide sales were $5,460, up 12% from $4,870 in 1992.
The sales growth was paced by the Vehicular OE and distribution markets of North and South America, with the largest increases occurring in the Company's light truck OE business.
   The Company's sales of vehicular components and parts for use on automobiles, trucks and trailers were $4,500, an increase of 15% over 1992. Dana's sales to the U.S. light truck OE portion of this market (i.e. equipment for pickup trucks, vans, and sport utility vehicles) increased 28% over 1992, while sales of components to the U.S. medi-um and heavy truck segment were up 17%. Also contributing to the increase to vehicular sales were increases of 23% and 7% in South
America and Canada, respectively.
   The Company's worldwide distribution sales were $2,000 in 1993, an increase of 3% over 1992. Dana's U.S. distribution business increased 7%, of which 3% is attributable to a recent acquisition, while international distribution business declined 4% from 1992 levels.
Dana's worldwide sales to distribution markets represented 37% of consolidated 1993 sales.
   Dana's sales of products to the Industrial segment in 1993 were $957, up 2% over 1992. Sales to this segment on a regional basis for 1993 showed increases in all areas of the world except Europe.
   Consolidated international sales in 1993 were $1,328, up 2% over 1992. Increases in South America, Canada and Asia Pacific were par-tially offset by a decline in Europe.
   Revenue from lease financing and other income decreased from $164 in 1992 to $127 in 1993. This decrease is attributable to lower leas-ing-related revenue and property sales in 1993, and the inclusion in 1992 of a small gain on the sales of investments. Leasing revenues decreased due to lower average lease rates, reduced gains from the disposition of assets at the end of the lease term and a change in the portfolio mix of direct finance and leveraged leases.
   Operating income in the Vehicular segment increased 69%, while the Industrial segment income increased 16%. Higher unit sales in North America, combined with emphasis on cost control, asset man-agement and productivity improvement, contributed to the increase in the Vehicular operating income. The increase in the Industrial segment operating income resuIted primarily from productivity and margin improvements in the U.S. and Brazil offset by the effect of slow sales in Europe due to the downturn in the European economy.
   Operating income of the Lease Financing segment was $4 in 1993, an increase of $26 over 1992's loss of $22. This increase was primarily due to continued asset and credit quality improvements in the lease, loan and real estate portfolios, resuIting in the recording of lower loss provisions in 1993.
   Dana's international operations had operating income of $97 in 1993, an increase of $24 from 1992. This increase was primarily the result of improvements in Dana's Canadian and South American oper-ations, partially offset by decreases in Europe.
   Equity in earnings of affiliates decreased from $31 in 1992 to $16 in 1993, primarily due to lower earnings from the Company's Mexican affiliate. Foreign currency adjustments of $24 in 1993 were level with 1992 and related almost exclusively to Dana's Brazilian operations.
   Selling, general and administrative (SG&A) expenses were $523 in 1993, a decrease of 2% from 1992. The decrease was principally the result of lower lease, loan and real estate provisions in the Lease
Financing segment, partially offset by increases attributable to acquisi-tions and improved business levels in North and South America.
SG&A as a percent of sales improved to 9.6% in 1993 from 11.0% in 1992 due to the Company's emphasis on productivity improvement and cost containment. Reduced debt levels and lower rates decreased interest expense from $168 in 1992 to $137 in 1993.
   Taxes on income amounted to $90 in 1993 compared to a benefit of $2 in 1992. The change was attributable to higher taxable income in 1993 and realization of capital loss carryforward benefits in 1992. The increase in the U.S. corporate income tax rate resulted in a small increase in deferred income tax benefits. Minority interest in net income of consolidated subsidiaries increased to $26 from 1992's $17, due principally to increased earnings of Dana's subsidiaries in Canada and Brazil.

Additional Information                                          DANA CORPORATION
- --------------------------------------------------------------------------------
 Beginning in 1988, Diamond Financial Holdings, Inc. our wholly-owned financial subsidiary which had previously been accounted for on the equity method, was fully consolidated to reflect adoption of SFAS No. 94, "Consolidation of All Majority-owned Subsidiaries."
The additional information on pages 37-39 shows Dana's balance sheet, income statement and cash flows as if DFHI were accounted for on the equity method and DFHI (on pages 40-41) on a stand alone basis. The
Company believes this separate financial data will help the reader better understand the consolidated statements and related comments on pages 19-34.

Additional  Information --  Balance Sheet                                             DANA CORPORATION
in millions                             (INCLUDING DIAMOND FINANCIAL HOLDINGS, INC. ON AN EQUITY BASIS)
- -------------------------------------------------------------------------------------------------------
                                                                                December 31
                                                                          1993            1994
- ----------------------------------------------------------------------------------------------------
ASSETS
- ----------------------------------------------------------------------------------------------------
Current assets
- ----------------------------------------------------------------------------------------------------
  Cash                                                                  $   39.0        $   43.0
- ----------------------------------------------------------------------------------------------------
  Marketable securities, at cost which approximates market                  28.0            64.0
- ----------------------------------------------------------------------------------------------------
  Accounts receivable, less allowance for doubtful accounts of
    $16.8 - 1993 and $19.6 - 1994                                          923.0         1,009.6
- ----------------------------------------------------------------------------------------------------
  Inventories
- ----------------------------------------------------------------------------------------------------
    Raw materials                                                          141.8           186.4
- ----------------------------------------------------------------------------------------------------
    Work in process and finished goods                                     508.1           553.8
- ----------------------------------------------------------------------------------------------------
       Total inventories                                                   649.9           740.2
- ----------------------------------------------------------------------------------------------------
  Other current assets                                                     138.8           132.3
- ----------------------------------------------------------------------------------------------------
       Total current assets                                              1,778.7         1,989.1
- ----------------------------------------------------------------------------------------------------
Investments and other assets
- ----------------------------------------------------------------------------------------------------
  Investments at cost                                                        9.9             8.4
- ----------------------------------------------------------------------------------------------------
  Investments at equity                                                    209.3           202.9
- ----------------------------------------------------------------------------------------------------
  Goodwill                                                                 168.0           187.3
- ----------------------------------------------------------------------------------------------------
  Intangible pension asset                                                  80.1            83.9
- ----------------------------------------------------------------------------------------------------
  Other                                                                     64.3            88.1
- ----------------------------------------------------------------------------------------------------
       Total investments and other assets                                  531.6           570.6
- ----------------------------------------------------------------------------------------------------
Deferred income tax benefits                                               312.5           316.2
- ----------------------------------------------------------------------------------------------------
Property, plant and equipment, net                                       1,061.3         1,210.4
- ----------------------------------------------------------------------------------------------------
       Total Assets                                                     $3,684.1        $4,086.3
- ----------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
- ----------------------------------------------------------------------------------------------------
Current liabilities
- ----------------------------------------------------------------------------------------------------
  Notes payable                                                         $  318.0        $  413.1
- ----------------------------------------------------------------------------------------------------
  Accounts payable                                                         309.1           387.1
- ----------------------------------------------------------------------------------------------------
  Accrued payroll and employee benefits                                    179.5           221.8
- ----------------------------------------------------------------------------------------------------
  Other accrued liabilities                                                247.8           287.9
- ----------------------------------------------------------------------------------------------------
  Taxes other than taxes on income                                          33.5            38.5
- ----------------------------------------------------------------------------------------------------
  Taxes on income                                                          121.6           107.4
- ----------------------------------------------------------------------------------------------------
       Total current liabilities                                         1,209.5         1,455.8
- ----------------------------------------------------------------------------------------------------
Deferred employee benefits and other noncurrent liabilities              1,035.0         1,149.2
- ----------------------------------------------------------------------------------------------------
Long-term debt                                                             496.0           389.3
- ----------------------------------------------------------------------------------------------------
Minority interest in consolidated subsidiaries                             142.2           152.2
- ----------------------------------------------------------------------------------------------------
Shareholders' equity                                                       801.4           939.8
- ----------------------------------------------------------------------------------------------------
    Total Liabilities and Shareholders' Equity                          $3,684.1        $4,086.3
- ----------------------------------------------------------------------------------------------------

AdditionaI Information -- Statement of Income                                     DANA CORPORATION
in millions                        (INCLUDING DIAMOND FINANCIAL HOLDINGS, INC. ON AN EQUITY BASIS)
- --------------------------------------------------------------------------------------------------
                                                          Year Ended December 31
                                          1992                    1993                    1994
- --------------------------------------------------------------------------------------------------
NET SALES                               $4,863.2                $5,456.9                $6,607.4
- --------------------------------------------------------------------------------------------------
Other income                                19.9                    11.9                     9.2
- --------------------------------------------------------------------------------------------------
Foreign currency adjustments               (24.9)                  (24.2)                  (22.0)
- --------------------------------------------------------------------------------------------------
                                         4,858.2                 5,444.6                 6,594.6
- --------------------------------------------------------------------------------------------------
Costs and expenses
- --------------------------------------------------------------------------------------------------
  Cost of sales                          4,281.2                 4,687.8                 5,630.5
- --------------------------------------------------------------------------------------------------
  Selling, general and administrative
    expenses                               430.3                   449.7                   529.8
- --------------------------------------------------------------------------------------------------
  Interest expense                          98.9                    83.2                    54.3
- --------------------------------------------------------------------------------------------------
                                         4,810.4                 5,220.7                 6,214.6
- --------------------------------------------------------------------------------------------------
Income before income taxes                  47.8                   223.9                   380.0
- --------------------------------------------------------------------------------------------------
Estimated taxes on income                   26.4                    89.3                   154.9
- --------------------------------------------------------------------------------------------------
Income before minority interest and
  equity in earnings of affiliates          21.4                   134.6                   225.1
- --------------------------------------------------------------------------------------------------
Minority interest in net income of
  consolidated subsidiaries                (15.7)                  (26.2)                  (30.2)
- --------------------------------------------------------------------------------------------------
Equity in earnings of affiliates            37.4                    20.1                    33.3
- --------------------------------------------------------------------------------------------------
Income before effects of changes in
  accounting principles                     43.1                   128.5                   228.2
- --------------------------------------------------------------------------------------------------
Effect on prior years of the change
  in accounting for:
- --------------------------------------------------------------------------------------------------
  Inventories                               12.9
- --------------------------------------------------------------------------------------------------
  Postretirement benefits other than
    pensions                              (438.0)
- --------------------------------------------------------------------------------------------------
  Postemployment benefits                                          (48.9)
- --------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                       $ (382.0)               $   79.6                $  228.2
- --------------------------------------------------------------------------------------------------

                                      38

AdditionaI Information -- Statement of Cash Flows                                                         DANA CORPORATION
in millions                                                (INCLUDING DIAMOND FINANCIAL HOLDINGS, INC. ON AN EQUITY BASIS)
- --------------------------------------------------------------------------------------------------------------------------
                                                                                Year Ended December 31
                                                                  1992                    1993                    1994
- --------------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                        $ 199.1                 $ 391.0                 $ 435.4
- --------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
- --------------------------------------------------------------------------------------------------------------------------
  Purchases of property, plant and equipment                     (111.0)                 (175.8)                 (278.2)
- --------------------------------------------------------------------------------------------------------------------------
  Acquisitions and additions to investments                       (48.4)                  (44.9)                  (21.6)
- --------------------------------------------------------------------------------------------------------------------------
  Other                                                             5.2                    40.1                    14.8
- --------------------------------------------------------------------------------------------------------------------------
Net cash flows - investing activities                            (154.2)                 (180.6)                 (285.0)
- --------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
- --------------------------------------------------------------------------------------------------------------------------
  Net change in short-term debt                                  (111.3)                    4.4                    80.8
- --------------------------------------------------------------------------------------------------------------------------
  Issuance of long-term debt                                      136.5                   224.1                    50.0
- --------------------------------------------------------------------------------------------------------------------------
  Payments on long-term debt                                     (201.4)                 (375.0)                 (166.6)
- --------------------------------------------------------------------------------------------------------------------------
  Issuance of common stock                                        189.1
- --------------------------------------------------------------------------------------------------------------------------
  Dividends paid                                                  (69.8)                  (73.8)                  (82.0)
- --------------------------------------------------------------------------------------------------------------------------
  Other                                                             8.9                    14.3                     7.4
- --------------------------------------------------------------------------------------------------------------------------
Net cash flows - financing activities                             (48.0)                 (206.0)                 (110.4)
- --------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents            $  (3.1)                $   4.4                 $  40.0
- --------------------------------------------------------------------------------------------------------------------------


Reconciliation of net income (loss) to net
  cash flows from operating activities:
- --------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                               $(382.0)                $  79.6                 $ 228.2
- --------------------------------------------------------------------------------------------------------------------------
Noncash items included in income:
- --------------------------------------------------------------------------------------------------------------------------
  Effect on prior years of the changes in accounting              425.1                    48.9
- --------------------------------------------------------------------------------------------------------------------------
  Depreciation and amortization                                   154.5                   154.3                   163.6
- --------------------------------------------------------------------------------------------------------------------------
  Deferred income taxes                                              .2                     9.4                    13.0
- --------------------------------------------------------------------------------------------------------------------------
  Minority interest                                                 3.7                    13.4                    12.3
- --------------------------------------------------------------------------------------------------------------------------
  Net change in receivables, inventory and payables                 1.0                    67.4                    18.0
- --------------------------------------------------------------------------------------------------------------------------
  Unremitted earnings of affiliates                                 1.0                     8.8                    (7.0)
- --------------------------------------------------------------------------------------------------------------------------
  Other                                                            (4.4)                    9.2                     7.3
- --------------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                        $ 199.1                 $ 391.0                 $ 435.4
- --------------------------------------------------------------------------------------------------------------------------

Additional Information -- Balance Sheet                    DIAMOND FINANCIAL HOLDINGS, INC.
in millions                                 (A WHOLLY-OWNED SUBSIDIARY OF DANA CORPORATION)
- -------------------------------------------------------------------------------------------
                                                                   December 31
                                                          1993                    1994
- -------------------------------------------------------------------------------------------
ASSETS
- -------------------------------------------------------------------------------------------
Cash                                                    $   10.5                $    5.2
- -------------------------------------------------------------------------------------------
Loans receivable                                           120.6                   115.1
- -------------------------------------------------------------------------------------------
Lease financing                                            924.5                 1,061.3
- -------------------------------------------------------------------------------------------
Real estate held for sale                                   92.2                    49.2
- -------------------------------------------------------------------------------------------
Investments                                                 80.0                    58.0
- -------------------------------------------------------------------------------------------
Other assets                                                82.5                    98.7
- -------------------------------------------------------------------------------------------
  Total Assets                                          $1,310.3                $1,387.5
- -------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDER'S EQUITY
- -------------------------------------------------------------------------------------------
Short-term debt                                         $  318.9                $  322.2
- -------------------------------------------------------------------------------------------
Accounts payable and other liabilities                     204.6                   134.8
- -------------------------------------------------------------------------------------------
Long-term debt                                             548.6                   645.0
- -------------------------------------------------------------------------------------------
Deferred income taxes                                      143.2                   193.5
- -------------------------------------------------------------------------------------------
Shareholder's equity                                        95.0                    92.0
- -------------------------------------------------------------------------------------------
  Total Liabilities and Shareholder's Equity            $1,310.3                $1,387.5
- -------------------------------------------------------------------------------------------


Additional  Information -- Statement of Income    DIAMOND FINANCIAL HOLDINGS, INC.
in millions                        (A WHOLLY-OWNED SUBSIDIARY OF DANA CORPORATION)
- ----------------------------------------------------------------------------------
                                                  Year Ended December 31
                                          1992            1993            1994
- ----------------------------------------------------------------------------------
Net sales                               $  9.0          $  3.2          $  6.4
- ----------------------------------------------------------------------------------
Interest and fees on loans                 7.0             6.9             9.4
- ----------------------------------------------------------------------------------
Lease financing                          133.2           123.0           135.1
- ----------------------------------------------------------------------------------
Other income                              35.9            23.7            33.5
- ----------------------------------------------------------------------------------
                                         185.1           156.8           184.4
- ----------------------------------------------------------------------------------
Cost and expenses
- ----------------------------------------------------------------------------------
  Cost of sales                           11.9             3.3            10.2
- ----------------------------------------------------------------------------------
  Interest expense                        71.8            56.8            59.4
- ----------------------------------------------------------------------------------
  General and administrative expenses    123.7            92.7           103.2
- ----------------------------------------------------------------------------------
                                         207.4           152.8           172.8
- ----------------------------------------------------------------------------------
Income (loss) before income taxes        (22.3)            4.0            11.6
- ----------------------------------------------------------------------------------
Estimated income tax benefit
  (provision)                             28.5             (.3)           (2.5)
- ----------------------------------------------------------------------------------
Income before equity in earnings of
  affiliates                               6.2             3.7             9.1
- ----------------------------------------------------------------------------------
Equity in earnings of affiliates           3.9             3.2             5.3
- ----------------------------------------------------------------------------------
NET INCOME                              $ 10.1          $  6.9          $ 14.4
- ----------------------------------------------------------------------------------

Additional Information -- Statement of Cash Flows             DIAMOND FINANCIAL HOLDINGS, INC.
in millions                                      (A WHOLLY-OWNED SUBSIDIARY OF DANA CORPORATION)
- --------------------------------------------------------------------------------------------------
                                                          Year Ended December 31
                                          1992                    1993                    1994
- --------------------------------------------------------------------------------------------------
Net cash flows from operating
  activities                            $  48.2                 $ 108.0                 $  48.2
- --------------------------------------------------------------------------------------------------
Cash flows from investing
  activities:
- --------------------------------------------------------------------------------------------------
  Purchases of assets to be leased       (257.9)                 (303.1)                 (429.0)
- --------------------------------------------------------------------------------------------------
  Loans made to customers and
    partnership affiliates                (18.2)                  (22.8)                  (39.3)
- --------------------------------------------------------------------------------------------------
  Purchases of investment
    securities                           (181.0)
- --------------------------------------------------------------------------------------------------
  Loans purchased                                                 (25.1)                    (.2)
- --------------------------------------------------------------------------------------------------
  Payments received on leases             189.4                   164.1                   195.5
- --------------------------------------------------------------------------------------------------
  Proceeds from sales of leased
    assets                                 64.1                    37.8                    39.8
- --------------------------------------------------------------------------------------------------
  Proceeds from sales of real
    estate                                 25.7                    24.1                    36.8
- --------------------------------------------------------------------------------------------------
  Payments received on loans               18.5                    18.3                    38.7
- --------------------------------------------------------------------------------------------------
  Proceeds from sales of certain assets
    and subsidiaries                       34.6
- --------------------------------------------------------------------------------------------------
  Other                                    11.3                    20.9                    19.8
- --------------------------------------------------------------------------------------------------
Net cash flows - investing activities    (113.5)                  (85.8)                 (137.9)
- --------------------------------------------------------------------------------------------------
Cash flows from financing activities:
- --------------------------------------------------------------------------------------------------
  Net change in short-term debt            73.2                    37.1                     3.3
- --------------------------------------------------------------------------------------------------
  Issuance of long-term debt              210.3                   354.3                   305.4
- --------------------------------------------------------------------------------------------------
  Payments on long-term debt             (212.9)                 (401.3)                 (206.6)
- --------------------------------------------------------------------------------------------------
  Dividend paid                                                   (14.5)                  (17.7)
- --------------------------------------------------------------------------------------------------
Net cash flows - financing
  activities                               70.6                   (24.4)                   84.4
- --------------------------------------------------------------------------------------------------
Net increase (decrease) in cash         $   5.3                 $  (2.2)                $  (5.3)
- --------------------------------------------------------------------------------------------------

Reconciliation of net income to net
  cash flows from operating activities:
- --------------------------------------------------------------------------------------------------
Net income                              $  10.1                 $   6.9                 $  14.4
- --------------------------------------------------------------------------------------------------
Noncash items included in income:
- --------------------------------------------------------------------------------------------------
  Depreciation and amortization            37.1                    41.4                    47.0
- --------------------------------------------------------------------------------------------------
  Deferred income taxes                     (.6)                   21.7                    46.4
- --------------------------------------------------------------------------------------------------
  Additions to lease and loan loss
    reserves and adjustment of real
    estate to net realizable value         42.5                    23.3                    25.5
- --------------------------------------------------------------------------------------------------
  Change in other assets, other
    liabilities and accrued expenses     (40.9)                    14.7                   (85.1)
- --------------------------------------------------------------------------------------------------
Net cash flows from operating
  activities                            $  48.2                 $ 108.0                 $  48.2
- --------------------------------------------------------------------------------------------------

Additional Comments IN MILLIONS EXCEPT PER SHARE AMOUNTS
DANA CORPORATION
- --------------------------------------------------------------------------------
SHAREHOLDERS' INVESTMENT
- --------------------------------------------------------------------------------

   The following table shows the range of market prices of Dana Corporation common stock on the New York Stock Exchange and the cash dividends declared and paid for each quarter during 1993 and 1994. At December 31, 1994, the closing price of Dana common stock was $23 1/2.
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    CASH DIVIDENDS
                                                        STOCK PRICE                                               DECLARED AND PAID
- ------------------------------------------------------------------------------------------------------------------------------------
                                   1993                                            1994                         1993            1994
- ------------------------------------------------------------------------------------------------------------------------------------
Quarter Ended      HI              LO            CLOSE             HI              LO            CLOSE
- ------------------------------------------------------------------------------------------------------------------------------------
March 31        $24 13/16       $22             $23 7/16        $30 11/16       $27 1/4         $28 5/8         $.20            $.20
June 30          27 1/8          22 5/8          27 1/8          30 5/8          25 1/2          28 1/2          .20             .21
September 30     29 1/8          25 3/4          28 7/8          29 3/4          26 1/4          27 3/4          .20             .21
December 31      30 1/8          26 1/2          29 15/16        27 7/8          19 5/8          23 1/2          .20             .21
- ------------------------------------------------------------------------------------------------------------------------------------

                                       UNAUDITED QUARTERLY FINANCIAL INFORMATION
- ------------------------------------------------------------------------------------------------------------------------------------
                                NET                   GROSS                   NET INCOME           NET INCOME (LOSS)
QUARTER ENDED                  SALES                  PROFIT                   (LOSS)                  PER SHARE
- ------------------------------------------------------------------------------------------------------------------------------------
For the year ended
  December 31, 1992
    March 31                    $1,186                  $114                    $(429.6)                $(5.22)
    June 30                      1,240                   160                       13.7                    .16
    September 30                 1,187                   160                       12.4                    .14
    December 31                  1,259                   156                       21.5                    .24
- ------------------------------------------------------------------------------------------------------------------------------------
For the year ended
  December 31, 1993
    March 31                    $1,324                  $181                     $(25.4)                $ (.27)
    June 30                      1,418                   214                       36.6                    .39
    September 30                 1,291                   194                       33.2                    .36
    December 31                  1,427                   196                       35.2                    .38
- ------------------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED
  DECEMBER 31, 1994

    MARCH 31                    $1,597                  $234                      $47.7                 $  .48
    JUNE 30                      1,712                   281                       68.0                    .69
    SEPTEMBER 30                 1,610                   234                       52.9                    .54
    DECEMBER 31                  1,695                   241                       59.6                    .60
- ------------------------------------------------------------------------------------------------------------------------------------

  The Company changed its method of accounting for inventories effective January 1, 1992, to include in inventory certain production-related costs previously charged directly to expense. This change in accounting principle results in a better matching of costs against related revenues. The effect of this change in accounting increased net income in the first quarter of 1992 by $12.9 ($.16 per share). During the first quarter of 1992, net income was increased by $5.0 ($.06 per share) due to settlement of litigation. In March 1992, Dana announced its intention to close one of its U.S. manufacturing facilities and merge its operations into another existing facility. Estimated closing and relocation costs for this facility reduced first quarter 1992 net income by $18.0 ($.22 per share). Dana adopted SFAS No. 106 "Employers' Accounting for
Postretirement Benefits Other than Pensions," effective January 1, 1992. The Company recognized the transition obligation immediately as the effect of an accounting change, which resulted in a one-time charge to income in 1992 of $438.0 after-tax ($4.99 per share). In addition, 1992 net income was reduced by $24.0 ($.27 per share) as a result of the incremental after-tax increase in ongoing retiree benefit costs under Dana's benefit plans in effect during 1992.
   During the second quarter of 1992, net income was increased by $4.0 ($.05 per share) due to the sale of an investment.
   During the fourth quarter of 1992, net income was increased by $3.5 ($.04 per share) due to the sale of the business and a majority of the assets, liabilities and offices of DSL and its mortgage banking business.
   Dana adopted SFAS No. 112, "Employers' Accounting for
Postemployment Benefits," effective January 1, 1993. The effect of adopting SFAS No. 112 in 1993 resulted in a $48.9 after-tax charge to income ($.53 per share).
   Dana's third quarter 1993 net income included approximately $3.0
($.03 per share) of income tax benefit attributable primarily to the effect of the change in the U.S. corporate income tax rate on deferred income tax benefits.

Eleven Year History
IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS                                                   DANA CORPORATION
- -----------------------------------------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
- -----------------------------------------------------------------------------------------------------------------
For the Years             1984            1985            1986            1987            1988            1989
- -----------------------------------------------------------------------------------------------------------------
Net Sales               $3,649          $3,797          $3,738          $4,180          $4,936          $4,865
- -----------------------------------------------------------------------------------------------------------------
Net Income (Loss)          191             165              84             142             162             132
- -----------------------------------------------------------------------------------------------------------------
Net Income (Loss) per
  Common Share            1.70            1.48             .82            1.62            1.99            1.62
- -----------------------------------------------------------------------------------------------------------------
Dividends Declared per
  Common Share             .60             .64             .64             .70             .77             .80
- -----------------------------------------------------------------------------------------------------------------
Total Assets             3,778           4,174           4,578           4,914           4,786           5,225
- -----------------------------------------------------------------------------------------------------------------
Long-Term Debt             580             663           1,027           1,322           1,324           1,522
- -----------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------
For the Years             1990            1991            1992            1993            1994
- ----------------------------------------------------------------------------------------------------
Net Sales               $4,952          $4,398          $4,872          $5,460          $6,614
- ----------------------------------------------------------------------------------------------------
Net Income (Loss)           76              13            (382)             80             228
- ----------------------------------------------------------------------------------------------------
Net Income (Loss) per
  Common Share             .92             .16           (4.35)            .86            2.31
- ----------------------------------------------------------------------------------------------------
Dividends Declared per
  Common Share             .80             .80             .80             .80             .83
- ----------------------------------------------------------------------------------------------------
Total Assets             4,513           4,179           4,343           4,632           5,111
- ----------------------------------------------------------------------------------------------------
Long-Term Debt           1,486           1,541           1,467           1,207           1,187
- ----------------------------------------------------------------------------------------------------

                                                                                                           DANA CORPORATION
                                                            (INCLUDING DIAMOND FINANCIAL HOLDINGS, INC. ON AN EQUITY BASIS)
- ---------------------------------------------------------------------------------------------------------------------------
FOR THE YEARS                   1984            1985            1986            1987            1988            1989
- ---------------------------------------------------------------------------------------------------------------------------
Net Income per
  Share of Common
  Stock+                        $1.70           $1.48           $.82            $1.62           $1.99           $1.62
- ---------------------------------------------------------------------------------------------------------------------------
Cash Dividends
  per Share of
  Common Stock
  Declared and Paid               .60             .64            .64              .70             .77             .80
- ---------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
- ---------------------------------------------------------------------------------------------------------------------------
NET SALES                      $3,575          $3,754          $3,695          $4,142          $4,896          $4,857
- ---------------------------------------------------------------------------------------------------------------------------
Cost of Sales                   2,838           3,054           3,075           3,480           4,133           4,104
- ---------------------------------------------------------------------------------------------------------------------------
Income (Loss)
  before Income
  Taxes                           414             342             201             203             238             217
- ---------------------------------------------------------------------------------------------------------------------------
Income Taxes*                     205             169              96              84             109              95
- ---------------------------------------------------------------------------------------------------------------------------
NET INCOME+                       191             165              84             142             162             132
- ---------------------------------------------------------------------------------------------------------------------------
Net Income for the
  Year Retained
  for Growth                      124              93              19              81             100              67
- ---------------------------------------------------------------------------------------------------------------------------
Interest Expense                   42              51              63              91             103             118
- ---------------------------------------------------------------------------------------------------------------------------
YEAR END FINANCIAL POSITION
- ---------------------------------------------------------------------------------------------------------------------------
Liquid Assets**                  $615            $533            $563            $733            $801            $763
- ---------------------------------------------------------------------------------------------------------------------------
Working Capital                   787             612             590             484             509             508
- ---------------------------------------------------------------------------------------------------------------------------
Ratio of Current
  Assets to Current
  Liabilities                   2.4-1           1.9-1           1.8-1           1.5-1           1.5-1           1.5-1
- ---------------------------------------------------------------------------------------------------------------------------
Total Shareholders'
  Equity                        1,223           1,195             944             865             960           1,020
- ---------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                    317             354             618             690             681             759
- ---------------------------------------------------------------------------------------------------------------------------
Net Property, Plant
  and Equipment                   612             737             765             820             905             985
- ---------------------------------------------------------------------------------------------------------------------------
Total Assets                    2,257           2,424           2,514           2,788           2,916           3,102
- ---------------------------------------------------------------------------------------------------------------------------
Average Number
  of Shares
  Outstanding
  (in thousands)              112,658         112,020         102,196          87,430          81,353          81,658
- ---------------------------------------------------------------------------------------------------------------------------
Stock Price  High             15 9/16         15 3/16          18 1/4          27 1/8          20 1/4          21 7/16
                       ----------------------------------------------------------------------------------------------------
             Low              10 9/16         11 1/8           12 3/4          13 3/4          16 1/4          16 1/2
                       ----------------------------------------------------------------------------------------------------
             Close            13 5/16         13 5/8           17 7/16         17 1/16         19 7/16         17 5/16
- ---------------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------
FOR THE YEARS           1990            1991            1992            1993            1994
- ----------------------------------------------------------------------------------------------------
Net Income per
  Share of Common
   Stock+               $.92            $.16            $.64            $1.39           $2.31
- ----------------------------------------------------------------------------------------------------
Cash Dividends
  per Share of
  Common Stock
  Declared and Paid      .80             .80             .80              .80             .83
- ----------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
- ----------------------------------------------------------------------------------------------------
NET SALES             $4,948          $4,385          $4,863           $5,457          $6,607
- ----------------------------------------------------------------------------------------------------
Cost of Sales          4,129           3,841           4,282            4,688           5,631
- ----------------------------------------------------------------------------------------------------
Income (Loss)
  before Income
  Taxes                  187             (24)             48              224             380
- ----------------------------------------------------------------------------------------------------
Income Taxes*             97               3              26               89             155
- ----------------------------------------------------------------------------------------------------
NET INCOME+               76              13              56              129             228
- ----------------------------------------------------------------------------------------------------
Net Income for the
  Year Retained
  for Growth              10              --              --                6             146
- ----------------------------------------------------------------------------------------------------
Interest Expense         120             111              99               83              54
- ----------------------------------------------------------------------------------------------------
YEAR END FINANCIAL
  POSITION
- ----------------------------------------------------------------------------------------------------
Liquid Assets**         $764            $746            $837             $990          $1,117
- ----------------------------------------------------------------------------------------------------
Working Capital          487             423             562              569             533
- ----------------------------------------------------------------------------------------------------
Ratio of Current
  Assets to Current
  Liabilities          1.5-1           1.4-1           1.6-1            1.5-1           1.4-1
- ----------------------------------------------------------------------------------------------------
Total Shareholders'
  Equity               1,049             989             707              801             940
- ----------------------------------------------------------------------------------------------------
Long-Term Debt           766             786             687              496             389
- ----------------------------------------------------------------------------------------------------
Net Property, Plant
  and Equipment        1,107           1,077           1,029            1,061           1,210
- ----------------------------------------------------------------------------------------------------
Total Assets           3,196           2,959           3,349            3,684           4,086
- ----------------------------------------------------------------------------------------------------
Average Number
  of Shares
  Outstanding
  (in thousands)      81,954          82,171          87,792           92,533          98,689
- ----------------------------------------------------------------------------------------------------
Stock Price  High    19 1/16          18 1/4          24 1/8           30 1/8        30 11/16
                  ----------------------------------------------------------------------------------
             Low     9 15/16         12 5/16          13 3/8           22              19 5/8
                  ----------------------------------------------------------------------------------
             Close  14 15/16          13 7/8          23 1/2         29 15/16          23 1/2
- ----------------------------------------------------------------------------------------------------

* Net of the cumulative effect of the change in accounting for income taxes in 1987.
** Cash, Marketable Securities and Accounts Receivable
+ Excludes one-time SFAS No. 106 charge of $438 ($4.99 per share) in 1992 and SFAS No. 112 charge of $4.99 ($.53 per share) in
1993.

                                      43