Form 10-K, Exhibit 13
period 1995-12-31
DANA CORP
filed 1996-03-05
CIK 26780

                                                                      EXHIBIT 13

INTRODUCTION TO FINANCIAL SECTION                               DANA CORPORATION
--------------------------------------------------------------------------------

GROWTH AND FINANCIAL PERFORMANCE

  At the beginning of this decade, Dana established clear strategic growth objectives for the 1990's. We believed there was an opportunity for strong worldwide growth where we had solid technology and leadership in core products such as axles, driveshafts, gaskets, and other components. We realized this growth would require expansions of existing capacity, new greenfield plants, and acquisitions in many different countries. In addition, it would require extensive training and support from Dana's core business units. Dana's people accepted this challenge, and sales have grown over 50% since 1990.

  Best of all, along with the strong sales growth has come financial performance. This has been rewarding for the shareholders, as increased earnings have supported an approximate 100% increase in Dana's stock price since 1990.

CASH FLOWS AND FUTURE OUTLOOK

  During the year, $91 million, or 32%, of profits were distributed to shareholders as we continued Dana's strong historical record of 60 consecutive years of cash dividends. The balance of $197 million, or 68%, was reinvested in new facilities and acquisitions for future growth. The total base of manufacturing assets continues to be realigned, expanded, and aggressively strengthened with new technology to support these opportunities. Dana's operating units believe these investments will yield good future growth and financial performance. We agree and will carefully focus on those with the most strategic value and highest investment returns.

  So, in summary, with product and manufacturing technology leading the way, Dana's operations are rapidly strengthening their presence in the global markets. As we stated last year, the ideas and skills of our people are the engine of this growth. Their efforts and accomplishments are truly creating an exciting future for all of Dana.

LOGO


/s/ Jim Ayers

Jim Ayers
Chief Financial Officer

MANAGEMENT AND INDEPENDENT ACCOUNTANTS' REPORT                  DANA CORPORATION
--------------------------------------------------------------------------------

RESPONSIBILITY FOR FINANCIAL STATEMENTS
---------------------------------------------------------------

  We have prepared the accompanying consolidated financial statements and related information included herein for the three years ended December 31, 1995.

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

  The Audit Committee of the Board of Directors meets regularly with management, internal auditors and our independent accountants to review accounting, auditing and financial matters. Our Audit Committee is composed only of outside directors. This committee and the independent accountants have free access to each other with or without management being present.

  We believe people are Dana's most important asset. The proper selection, training and development of our people is a means of ensuring that effective internal controls and fair, uniform reporting are maintained as standard practice throughout the Corporation.

/s/ James E. Ayers

James E. Ayers
Chief Financial Officer

/s/ Melvin H. Rothlisberger

Melvin H. Rothlisberger
Vice President and Corporate Controller


REPORT OF INDEPENDENT ACCOUNTANTS
---------------------------------------------------------------

Price Waterhouse LLP

LOGO

To the Board of Directors and Shareholders of Dana Corporation

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of shareholders' equity and of cash flows, including pages 23 through 39, present fairly, in all material respects, the financial position of Dana Corporation and its subsidiaries at December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in Note 15 to the consolidated financial statements, the Company changed its method of accounting for postemployment benefits effective January 1, 1993.

/s/ Price Waterhouse LLP

Toledo, Ohio
January 25, 1996
  A copy of the Annual Report as filed with the Securities and Exchange Commission on Form 10-K will be mailed at no charge upon request to the Secretary, Dana Corporation, P.O. Box 1000, Toledo, Ohio 43697.

BALANCE SHEET
in millions except par value                                    DANA CORPORATION
--------------------------------------------------------------------------------

                                                                                        December 31
                                                                                     1994         1995
--------------------------------------------------------------------------------------------------------
ASSETS
--------------------------------------------------------------------------------------------------------
Cash                                                                               $   48.2     $   30.3
--------------------------------------------------------------------------------------------------------
Marketable securities, at cost which approximates market                               64.0         36.3
--------------------------------------------------------------------------------------------------------
Accounts receivable, less allowance for doubtful accounts of
  $19.6 - 1994 and $23.5 - 1995                                                       960.4      1,081.6
--------------------------------------------------------------------------------------------------------
Inventories                                                                           740.2        874.8
--------------------------------------------------------------------------------------------------------
Lease financing                                                                       931.0      1,004.9
--------------------------------------------------------------------------------------------------------
Investments and other assets                                                          793.2        810.7
--------------------------------------------------------------------------------------------------------
Deferred income tax benefits                                                          226.6        206.0
--------------------------------------------------------------------------------------------------------
Property, plant and equipment, net                                                  1,347.2      1,649.5
--------------------------------------------------------------------------------------------------------
          Total Assets                                                             $5,110.8     $5,694.1
--------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------
Short-term debt                                                                    $  583.1     $  791.4
--------------------------------------------------------------------------------------------------------
Accounts payable                                                                      390.2        430.6
--------------------------------------------------------------------------------------------------------
Other liabilities                                                                     749.1        742.4
--------------------------------------------------------------------------------------------------------
Deferred employee benefits                                                          1,109.9      1,096.2
--------------------------------------------------------------------------------------------------------
Long-term debt                                                                      1,186.5      1,315.1
--------------------------------------------------------------------------------------------------------
          Total Liabilities                                                         4,018.8      4,375.7
--------------------------------------------------------------------------------------------------------
Minority interest in consolidated subsidiaries                                        152.2        153.8
--------------------------------------------------------------------------------------------------------
Shareholders' equity
--------------------------------------------------------------------------------------------------------
     Common stock, $1 par value, shares authorized, 240.0;
       shares issued, 98.8 - 1994 and 101.5 - 1995                                     98.8        101.5
--------------------------------------------------------------------------------------------------------
     Additional paid-in capital                                                        61.0         68.9
--------------------------------------------------------------------------------------------------------
     Retained earnings                                                                887.7      1,096.3
--------------------------------------------------------------------------------------------------------
     Deferred translation adjustments                                                 (84.9)       (88.6)
--------------------------------------------------------------------------------------------------------
     Deferred pension expense                                                         (22.8)       (13.5)
--------------------------------------------------------------------------------------------------------
          Total Shareholders' Equity                                                  939.8      1,164.6
--------------------------------------------------------------------------------------------------------
          Total Liabilities and Shareholders' Equity                               $5,110.8     $5,694.1
--------------------------------------------------------------------------------------------------------

    The accompanying notes are an integral part of the financial statements.

STATEMENT OF INCOME
in millions except per share amounts                            DANA CORPORATION
--------------------------------------------------------------------------------

                                                                        Year Ended December 31
                                                                    1993         1994         1995
----------------------------------------------------------------------------------------------------
NET SALES                                                         $5,460.1     $6,613.8     $7,597.7
----------------------------------------------------------------------------------------------------
Revenue from lease financing and other income                        127.4        148.7        189.0
----------------------------------------------------------------------------------------------------
Foreign currency adjustments                                         (24.2)       (22.0)         7.8
----------------------------------------------------------------------------------------------------
                                                                   5,563.3      6,740.5      7,794.5
----------------------------------------------------------------------------------------------------
Costs and expenses
----------------------------------------------------------------------------------------------------
     Cost of sales                                                 4,675.5      5,624.0      6,449.7
----------------------------------------------------------------------------------------------------
     Selling, general and administrative expenses                    522.6        611.5        685.2
----------------------------------------------------------------------------------------------------
     Interest expense                                                137.3        113.4        146.4
----------------------------------------------------------------------------------------------------
                                                                   5,335.4      6,348.9      7,281.3
----------------------------------------------------------------------------------------------------
Income before income taxes                                           227.9        391.6        513.2
----------------------------------------------------------------------------------------------------
Estimated taxes on income                                             89.6        157.4        181.2
----------------------------------------------------------------------------------------------------
Income before minority interest and equity in earnings (losses)
  of affiliates                                                      138.3        234.2        332.0
----------------------------------------------------------------------------------------------------
Minority interest                                                    (26.2)       (30.2)       (40.4)
----------------------------------------------------------------------------------------------------
Equity in earnings (losses) of affiliates                             16.4         24.2         (3.5)
----------------------------------------------------------------------------------------------------
Income before the effect of a change in accounting principle         128.5        228.2        288.1
----------------------------------------------------------------------------------------------------
Effect on prior years of the change in accounting for
  postemployment benefits                                            (48.9)
----------------------------------------------------------------------------------------------------
NET INCOME                                                        $   79.6     $  228.2     $  288.1
----------------------------------------------------------------------------------------------------
Net income per common share before the effect of a change
  in accounting principle                                            $1.39        $2.31        $2.84
----------------------------------------------------------------------------------------------------
Effect on prior years of the change in accounting for
  postemployment benefits                                             (.53)
----------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE                                          $ .86        $2.31        $2.84
----------------------------------------------------------------------------------------------------
Cash dividends declared and paid per common share                     $.80         $.83         $.90
----------------------------------------------------------------------------------------------------
Average shares outstanding                                            92.5         98.7        101.3
----------------------------------------------------------------------------------------------------

    The accompanying notes are an integral part of the financial statements.

STATEMENT OF CASH FLOWS
in millions                                                     DANA CORPORATION
--------------------------------------------------------------------------------

                                                                      Year Ended December 31
                                                                   1993        1994        1995
-------------------------------------------------------------------------------------------------
Net cash flows from operating activities                          $ 484.6     $ 465.8     $ 377.8
-------------------------------------------------------------------------------------------------
Cash flows from investing activities:
-------------------------------------------------------------------------------------------------
     Purchases of property, plant and equipment                    (204.0)     (337.2)     (409.7)
-------------------------------------------------------------------------------------------------
     Purchases of assets to be leased                              (277.0)     (373.4)     (400.3)
-------------------------------------------------------------------------------------------------
     Purchase of minority interest of Hayes-Dana, Inc.                                      (92.4)
-------------------------------------------------------------------------------------------------
     Purchase of European axle group                                                        (93.0)
-------------------------------------------------------------------------------------------------
     Other acquisitions, additions to investments and other
       assets                                                       (72.1)      (22.6)      (40.4)
-------------------------------------------------------------------------------------------------
     Loans made to customers and partnership affiliates             (22.8)      (39.3)      (25.4)
-------------------------------------------------------------------------------------------------
     Payments received on leases                                    164.1       195.5       201.0
-------------------------------------------------------------------------------------------------
     Proceeds from sales of certain assets and subsidiaries          75.3        55.1        93.4
-------------------------------------------------------------------------------------------------
     Proceeds from sales of leased assets                            31.2        37.0        58.9
-------------------------------------------------------------------------------------------------
     Payments received on loans                                      18.3        38.7        49.1
-------------------------------------------------------------------------------------------------
     Other                                                           20.5        23.3        27.2
-------------------------------------------------------------------------------------------------
Net cash flows - investing activities                              (266.5)     (422.9)     (631.6)
-------------------------------------------------------------------------------------------------
Cash flows from financing activities:
-------------------------------------------------------------------------------------------------
     Net change in short-term debt                                   41.5        84.2       191.0
-------------------------------------------------------------------------------------------------
     Issuance of long-term debt                                     578.3       355.4       418.1
-------------------------------------------------------------------------------------------------
     Payments on long-term debt                                    (776.2)     (373.2)     (314.9)
-------------------------------------------------------------------------------------------------
     Dividends paid                                                 (73.8)      (82.0)      (91.2)
-------------------------------------------------------------------------------------------------
     Other                                                           14.3         7.3         5.2
-------------------------------------------------------------------------------------------------
Net cash flows - financing activities                              (215.9)       (8.3)      208.2
-------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                  2.2        34.6       (45.6)
-------------------------------------------------------------------------------------------------
Cash and cash equivalents - beginning of year                        75.4        77.6       112.2
-------------------------------------------------------------------------------------------------
Cash and cash equivalents - end of year                           $  77.6     $ 112.2     $  66.6
-------------------------------------------------------------------------------------------------
Reconciliation of net income to net cash flows from operating activities:
-------------------------------------------------------------------------------------------------
Net income                                                        $  79.6     $ 228.2     $ 288.1
-------------------------------------------------------------------------------------------------
Noncash items included in income:
-------------------------------------------------------------------------------------------------
     Effect on prior years of the change in accounting for
       postemployment benefits                                       48.9
-------------------------------------------------------------------------------------------------
     Depreciation and amortization                                  195.7       210.6       245.8
-------------------------------------------------------------------------------------------------
     Unremitted earnings of affiliates                               (1.9)      (15.7)        4.3
-------------------------------------------------------------------------------------------------
     Deferred income taxes                                           31.1        59.4        11.7
-------------------------------------------------------------------------------------------------
     Minority interest                                               13.4        12.4         7.0
-------------------------------------------------------------------------------------------------
     Change in accounts receivable                                  (98.7)     (106.1)      (67.5)
-------------------------------------------------------------------------------------------------
     Change in inventories                                            8.9       (82.8)      (81.8)
-------------------------------------------------------------------------------------------------
     Change in other operating assets                               (27.7)        (.6)        8.1
-------------------------------------------------------------------------------------------------
     Change in operating liabilities                                211.9       132.2       (34.2)
-------------------------------------------------------------------------------------------------
     Additions to lease and loan loss reserves and adjustment
       of real estate to net realizable value                        23.3        25.5        17.2
-------------------------------------------------------------------------------------------------
     Other                                                             .1         2.7       (20.9)
-------------------------------------------------------------------------------------------------
Net cash flows from operating activities                          $ 484.6     $ 465.8     $ 377.8
-------------------------------------------------------------------------------------------------

    The accompanying notes are an integral part of the financial statements.

STATEMENT OF SHAREHOLDERS' EQUITY
in millions except par value                                    DANA CORPORATION
--------------------------------------------------------------------------------

                                                                                            DEFERRED
                                          $1 PAR VALUE         ADDITIONAL                  PENSION AND
                                          COMMON STOCK          PAID-IN       RETAINED     TRANSLATION     SHAREHOLDERS'
                                       ISSUED     TREASURY      CAPITAL       EARNINGS     ADJUSTMENTS        EQUITY
------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992             $ 64.4     $(611.0)      $  522.1      $  803.4       $ (71.9)        $   707.0
------------------------------------------------------------------------------------------------------------------------
Net income for the year ended
  December 31, 1993                                                               79.6                            79.6
------------------------------------------------------------------------------------------------------------------------
Cash dividends declared                                                          (73.8)                          (73.8)
------------------------------------------------------------------------------------------------------------------------
Issuance of shares for employee
  stock plans                              .4         1.5           14.2                                          16.1
------------------------------------------------------------------------------------------------------------------------
Deferred translation adjustments                                                               (20.6)            (20.6)
------------------------------------------------------------------------------------------------------------------------
Conversion of 5 7/8% debentures to
  common stock                            2.9                       92.0                                          94.9
------------------------------------------------------------------------------------------------------------------------
Cost of shares reacquired                            (1.8)                                                        (1.8)
------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993               67.7      (611.3)         628.3         809.2         (92.5)            801.4
------------------------------------------------------------------------------------------------------------------------
Net income for the year ended
  December 31, 1994                                                              228.2                           228.2
------------------------------------------------------------------------------------------------------------------------
Cash dividends declared                                                          (82.0)                          (82.0)
------------------------------------------------------------------------------------------------------------------------
Two-for-one common stock split           67.7                                    (67.7)
------------------------------------------------------------------------------------------------------------------------
Issuance of shares for director and
  employee stock plans                     .3         1.6            6.2                                           8.1
------------------------------------------------------------------------------------------------------------------------
Deferred translation adjustments                                                                 7.6               7.6
------------------------------------------------------------------------------------------------------------------------
Deferred pension expense
  adjustments                                                                                  (22.8)            (22.8)
------------------------------------------------------------------------------------------------------------------------
Cost of shares reacquired                             (.7)                                                         (.7)
------------------------------------------------------------------------------------------------------------------------
Retirement of treasury shares           (36.9)      610.4         (573.5)
------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994               98.8        -0 -           61.0         887.7        (107.7)            939.8
------------------------------------------------------------------------------------------------------------------------
NET INCOME FOR THE YEAR ENDED
  DECEMBER 31, 1995                                                              288.1                           288.1
------------------------------------------------------------------------------------------------------------------------
CASH DIVIDENDS DECLARED                                                          (91.2)                          (91.2)
------------------------------------------------------------------------------------------------------------------------
ISSUANCE OF SHARES IN CONNECTION
  WITH ACQUISITIONS                       2.5                        2.9          11.7                            17.1
------------------------------------------------------------------------------------------------------------------------
DEFERRED TRANSLATION ADJUSTMENTS                                                                (3.7)             (3.7)
------------------------------------------------------------------------------------------------------------------------
DEFERRED PENSION EXPENSE
  ADJUSTMENTS                                                                                    9.3               9.3
------------------------------------------------------------------------------------------------------------------------
COST OF SHARES REACQUIRED                                           (1.0)                                         (1.0)
------------------------------------------------------------------------------------------------------------------------
ISSUANCE OF SHARES FOR EMPLOYEE
  STOCK PLANS                              .2                        6.0                                           6.2
------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995             $101.5     $   -0-       $   68.9      $1,096.3       $(102.1)        $ 1,164.6
------------------------------------------------------------------------------------------------------------------------

    The accompanying notes are an integral part of the financial statements.

NOTES TO FINANCIAL STATEMENTS
in millions except share and per share amounts                  DANA CORPORATION
--------------------------------------------------------------------------------

NOTE 1. SUMMARY OF SIGNIFICANT
        ACCOUNTING POLICIES
----------------------------------------------------------------

  Dana Corporation is a global leader in the engineering, manufacturing and distribution of products and systems for the worldwide vehicular, industrial and mobile off-highway markets. Dana also owns Dana Credit Corporation (DCC), a leading provider of lease financing services in certain markets.
  The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
  The following summary of significant accounting policies of Dana Corporation is presented to assist the reader in evaluating the financial statements. Where appropriate, certain amounts in 1993 and 1994 have been reclassified to conform with the 1995 presentation.

PRINCIPLES OF CONSOLIDATION
  Dana's consolidated financial statements include all significant United States (U.S.) and international subsidiaries, including its indirect wholly-owned leasing subsidiary, DCC. Affiliated companies (20% to 50% Dana ownership) are generally recorded in the consolidated statements using the equity method of accounting. Operations of affiliates outside North America accounted for on the equity method of accounting are generally included for periods ended within two months of Dana's year end to ensure preparation of consolidated financial statements on a timely basis. Prior to 1995, consolidated subsidiaries outside of North America were generally included for periods ended within one month of Dana's year end, however, in 1995 the period was changed to eliminate the one month delay. The effect of this change was not material to the consolidated financial statements. Less than 20% owned companies are included in the consolidated financial statements at the cost of Dana's investment. Dividends, royalties and fees from these cost basis affiliates are recorded in Dana's consolidated financial statements when received.

FOREIGN CURRENCY TRANSLATION
  The financial statements of the Company's subsidiaries and equity affiliates outside the U.S., located in non-highly inflationary economies, are measured using the local currency as the functional currency. Income and expense items are translated at average monthly rates of exchange. Gains and losses from currency transactions of these affiliates are included in net earnings. Assets and liabilities of these affiliates are translated at the rates of exchange at the balance sheet date. The resultant translation adjustments are included as deferred translation adjustments as a component of shareholders' equity. For affiliates operating in highly inflationary economies, such as Brazil, non-monetary assets are translated at historical exchange rates and monetary assets are translated at current exchange rates. Translation adjustments are included in the determination of income.

INVENTORIES
  Inventories are valued at the lower of cost or market. Cost is determined generally on the last-in, first-out basis for U.S. inventories and on the first-in, first-out or average cost basis for international inventories.

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

ALLOWANCE FOR LOSSES ON LEASE FINANCING
  Provisions for losses on lease financing receivables are determined on the basis of loss experience and assessment of prospective risk. Resulting adjustments to the allowance for losses are made to adjust net investment in lease financing to an estimated collectible amount. Income recognition is generally discontinued on accounts which are contractually past due and where no payment activity has occurred within 120 days. Accounts are charged against the allowance for losses when determined to be uncollectible. Accounts for which equipment repossession has commenced as the primary means of recovery are classified within other assets at their estimated realizable value.

GOODWILL
  Cost in excess of net assets of companies acquired is generally amortized over the estimated period of expected benefit, ranging from 10 to 40 years.

LOANS RECEIVABLE
  Loans receivable consist primarily of loans to partnership affiliates and loans secured by first mortgages on real property. The loans to partnership affiliates are secured by the partnerships' assets.

NOTES TO FINANCIAL STATEMENTS
in millions except share and per share amounts                  DANA CORPORATION
--------------------------------------------------------------------------------

NOTE 1. SUMMARY OF SIGNIFICANT
        ACCOUNTING POLICIES (CONT'D.)
----------------------------------------------------------------
ALLOWANCE FOR LOSSES ON LOANS RECEIVABLE
  Provisions for losses on loans receivable are determined on the basis of loss experience and assessment of prospective risk. Resulting adjustments to the allowance for losses are made to adjust loans receivable to an estimated collectible amount. Income recognition is generally discontinued on accounts which are contractually past due and where no payment activity has occurred within 120 days. Accounts are charged against the allowance for losses when determined to be uncollectible.

INCOME TAXES
  Current tax liabilities and assets are recognized for the estimated taxes payable or refundable on the tax returns for the current year. Deferred tax liabilities or assets are recognized for the estimated future tax effects attributable to temporary differences and carryforwards that result from events that have been recognized in either the financial statements or the tax returns, but not both. The measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax laws. Deferred tax assets are reduced, if necessary, by the amount of any tax benefits that are not expected to be realized. Dana uses the "flow-through" method of accounting for investment tax credits, except for investment tax credits arising from leveraged leases and certain direct financing leases for which the deferred method is used for financial statement purposes.

PROPERTIES AND DEPRECIATION
  Property, plant and equipment is valued at historical costs. Depreciation is computed over the estimated useful lives of property, plant and equipment using primarily the straight-line method for financial reporting purposes and primarily accelerated depreciation methods for federal income tax purposes.

FINANCIAL INSTRUMENTS
  The reported fair values of financial instruments are based on a variety of factors. Where available, fair values represent quoted market prices for identical or comparable instruments. Where quoted market prices are not available, fair values have been estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of credit risk. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of December 31, 1994 and 1995, or that will be realized in the future.

DERIVATIVE FINANCIAL INSTRUMENTS
  The Company enters into various types of interest rate and foreign currency agreements but does not trade in derivative financial instruments. Gains and losses relating to qualifying hedges of firm commitments or anticipated transactions are deferred and recognized as adjustments of carrying amounts when the hedged transaction occurs. Interest rate swaps and caps are primarily used to manage exposure to fluctuations in interest rates. Differentials paid or received on interest rate agreements are accrued and recognized as adjustments to interest expense. Premiums paid on interest rate caps are amortized to interest expense over the term of the agreement and unamortized premiums are included in other assets.
  DCC has one interest rate-based option which is marked to market and included in other liabilities. Changes in the fair value of this instrument are reported in other income.

ENVIRONMENTAL COMPLIANCE AND REMEDIATION
  Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Estimated costs are based upon enacted laws and regulations, existing technology and the most probable method of remediation. The costs determined are not discounted and exclude the effects of inflation and other societal and economic factors. Where the cost estimates result in a range of equally probable amounts, the lower end of the range is accrued.

PENSION PLANS
  Annual net periodic pension costs under the Company's defined benefit pension plans are determined on an actuarial basis. Dana's policy is to fund these costs as accrued, including amortization of the initial unrecognized net obligation over 15 years and obligations arising due to plan amendments over the period benefited, through deposits with trustees and purchases of group annuity contracts. Benefits are determined based upon employees' length of service, wages and a combination of length of service and wages.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
  Annual net postretirement benefits liability and expense under the Company's benefit plans are determined on an actuarial basis. Dana's current policy is to pay these benefits as they become due. Benefits are determined primarily based upon employees' length of service and include applicable employee cost sharing.

NOTES TO FINANCIAL STATEMENTS
in millions except share and per share amounts                  DANA CORPORATION
--------------------------------------------------------------------------------

NOTE 1. SUMMARY OF SIGNIFICANT
          ACCOUNTING POLICIES (CONT'D.)
----------------------------------------------------------------
POSTEMPLOYMENT BENEFITS
  Annual net postemployment benefits liability and expense under the Company's benefit plans are accrued as service is rendered for those obligations that accumulate or vest and can be reasonably estimated. Obligations that do not accumulate or vest are recorded when payment of the benefits is probable and the amounts can be reasonably estimated.

NET INCOME PER COMMON SHARE
  Primary earnings per common share is computed on the basis of the weighted average number of common shares outstanding during each year. Shares reserved for issuance under the Company's stock option and deferred compensation plans did not have a material dilutive effect on earnings per share. If the 1993 conversion of the 5 7/8% debentures had occurred at the beginning of that year, it would not have had a material effect on earnings per share.

STATEMENT OF CASH FLOWS
  For purposes of reporting cash flows, the Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

NOTE 2. COMMON SHARES
----------------------------------------------------------------
  In connection with employee stock plans, Dana reacquired 68,246 shares in 1993, 23,570 in 1994 and 36,372 in 1995.
  At December 15, 1993, the final day the 5 7/8% debentures could be converted, holders of $146.7 principal amount of debentures had converted their debentures into 5,818,624 shares of Dana common stock resulting in a noncash increase to shareholder's equity of $94.9.
  In April 1994, Dana's Board of Directors approved a two-for-one stock split effective for shareholders of record on June 1, 1994. Share and per share amounts have been restated to reflect the stock split.
  During 1994, Dana retired all of the common shares held in treasury. The cost of reacquired shares in excess of par value was charged to additional paid-in capital.
  The weighted average number of common shares outstanding was 92,532,938 in 1993, 98,688,775 in 1994 and 101,296,858 in 1995.

NOTE 3. PREFERRED SHARE PURCHASE
           RIGHTS
----------------------------------------------------------------
  The Rights Agreement adopted by Dana's Board in 1986 and amended in 1988 provides that one Preferred Share Purchase Right be issued for each share of Dana common stock outstanding on and after July 25, 1986. In certain circumstances, the holder of each Right may buy, at an exercise price of $50, one 1/200th of a share of Junior Participating Preferred Stock. The Rights are exercisable only if a person or entity acquires, or announces a tender offer which would result in acquiring, beneficial ownership of 20% of Dana's common stock. Dana may redeem the Rights at $.025 each before a 20% position has been acquired. The Rights expire on July 25, 1996, unless redeemed sooner.
  If 30% of Dana's common stock is acquired, or certain transactions occur which increase a 20% holder's ownership by more than 1%, or a 20% holder engages in certain self-dealing activities, the holder of each Right may purchase a number of Dana common shares having a market value equal to twice the Right's current exercise price.
  If Dana is acquired in a merger or similar transaction or 50% of its assets or earning power are transferred, the holder of each Right may purchase a number of the acquiring company's common shares having a market value equal to twice the Right's current exercise price.
  If 30% (but less than 50%) of Dana's common stock is acquired, the Board may exchange each Right for one share of Dana's common stock.
  In the above situations, the Rights owned by any 20% or more holder become void and cannot be exercised.
  Before a 20% position has been acquired, Dana's Board may reduce the above percentage thresholds to not less than 15%.

NOTE 4. PREFERRED SHARES
----------------------------------------------------------------
  Dana has authorized 5,000,000 shares of preferred stock, without par value, including 1,000,000 shares which have been reserved for issuance under the Rights Agreement. At December 31, 1995, no shares of preferred stock had been issued.

NOTE 5. INVENTORIES
----------------------------------------------------------------
  The components of inventory are as follows:
----------------------------------------------------------------

                                       December 31
                                     1994       1995
----------------------------------------------------------------
Raw materials                       $186.4     $230.1
Work in process and finished goods   553.8      644.7
----------------------------------------------------------------
                                    $740.2     $874.8
----------------------------------------------------------------

  Inventories amounting to $431.6 and $445.1 at December 31, 1994 and 1995 were valued using the LIFO method. If all inventories were valued at replacement cost, inventories would be increased by $106.5 and $117.5 at December 31, 1994 and 1995, respectively.

NOTES TO FINANCIAL STATEMENTS
in millions                                                     DANA CORPORATION
--------------------------------------------------------------------------------

NOTE 6. INTERNATIONAL OPERATIONS
----------------------------------------------------------------
  The following is a summary of the significant financial information of Dana's consolidated international subsidiaries:
----------------------------------------------------------------

                                 December 31
                        1993        1994         1995
-------------------------------------------------------
Assets                $1,167.9    $1,518.5     $1,928.9
Liabilities              577.4       814.2      1,113.6
Net sales              1,327.8     1,645.5      2,121.9
Net income                49.3        68.1        119.5
Dana's equity in:
  Net assets             448.7       552.5        662.0
  Net income              23.1        38.1         81.7

  Cumulative undistributed earnings of international subsidiaries for which U.S. income taxes, exclusive of foreign tax credits, have not been provided approximated $331.3 at December 31, 1995. Management intends to permanently reinvest undistributed earnings of Dana's international subsidiaries, accordingly, no U.S. income taxes have been provided on these undistributed earnings. If the total undistributed earnings of international subsidiaries had been remitted in 1995, a significant amount of the additional tax provision would be offset by foreign tax credits.

  Dana's consolidated international subsidiaries are located throughout the world with no individual subsidiary or country accounting for more than 10% of consolidated sales or assets. With the exception of certain affiliates located in South America, the functional currency of the Company's international subsidiaries is the local currency. Certain subsidiaries have transactions in currencies other than their functional currencies and from time to time enter into forward and option contracts to hedge the purchase of inventory or to sell nonfunctional currency receipts. Currency forward and option contracts in the aggregate are not material.
  Dana has equity interests (20% to 50% ownership) in a number of affiliated companies in South America, Asia and other areas of the world. The following is a summary of the significant financial information of affiliated companies accounted for on the equity method:
----------------------------------------------------------------

                                   December 31
                            1993      1994       1995
------------------------------------------------------
Current assets             $629.0    $409.6     $343.3
Other assets                323.4     356.4      244.2
Current liabilities         577.7     424.7      463.4
Other liabilities           147.5     136.1       54.8
Shareholders' equity        227.2     205.2       69.3
Net sales                   972.0     846.8      682.5
Gross profit                193.0     162.3      140.8
Net income (loss)            39.6      40.3      (22.1)
Dana's equity in:
  Net assets                 92.3     100.5       44.8
  Net income (loss)          13.2      18.9       (8.4)

NOTE 7. INVESTMENTS IN PARTNERSHIPS
----------------------------------------------------------------
  Certain DCC subsidiaries have a number of U.S. investments in partnerships which are accounted for on the equity method. Dana's share of earnings of these partnerships is included in income as earned. The partnerships are engaged primarily in the leasing and financing of equipment or real estate to commercial entities.
  Summarized financial information of the partnerships on a combined basis is as follows:
----------------------------------------------------------------

                                   December 31
                            1993      1994       1995
------------------------------------------------------
Assets                     $956.8    $939.5     $932.4
Liabilities                 733.1     743.7      757.7
Partners' capital           223.7     195.8      174.7
Revenue                     115.4     130.1      116.2
Net income                    6.8       9.7        9.0
Dana's share in:
  Net assets                 80.0      58.0       44.5
  Net income                  3.2       5.3        4.9

NOTE 8. SHORT-TERM DEBT
----------------------------------------------------------------
  Short-term funds for certain U.S. and international operations are obtained through the issuance of commercial paper, short-term notes payable to banks and bank overdrafts.
  At December 31, 1995, Dana had $30.0 of commercial paper outstanding, $275.8 borrowed against uncommitted bank lines and $28.9 of bank overdrafts at its international subsidiaries. DCC had $227.3 of commercial paper issued, $15.9 and $128.5 borrowed against committed and uncommitted borrowing lines, respectively, and Diamond Financial Holdings, Inc. (DFHI) had $25.0 and $60.0 borrowed against their committed and uncommitted borrowing lines.
  Dana, DCC and DFHI have committed borrowing lines of $405.0, $379.0 and $30.0, respectively, and uncommitted borrowing lines of $1,024.0, $435.0 and $60.0. The banks providing committed lines are compensated with facility or commitment fees. Amounts paid are not considered to be material and no fees are required for the uncommitted bank lines.

  Selected details of short-term borrowings are as follows:
----------------------------------------------------------------

                                             Weighted
                                             average
                                             interest
                                 Amount        rate
-----------------------------------------------------
Balance at December 31, 1994     $583.1        6.4%
Average during 1994               585.6        5.2%
Maximum during 1994
  (month end)                     651.3        5.4%
BALANCE AT DECEMBER 31, 1995      791.4        6.5%
AVERAGE DURING 1995               641.5        6.6%
MAXIMUM DURING 1995
  (MONTH END)                     791.4        6.5%

NOTES TO FINANCIAL STATEMENTS
in millions except share and per share amounts                  DANA CORPORATION
--------------------------------------------------------------------------------

NOTE 9. LONG-TERM DEBT
----------------------------------------------------------------

                                     December 31
                                  1994         1995
----------------------------------------------------------------
Corporate indebtedness --
  Unsecured notes payable,
     fixed rates, 4.90% -
     8.99%, due 1996 to 2000    $  447.0     $  607.0
  Unsecured notes payable,
     variable rates, 6.41% -
     6.69%, due 1996 to 1998        70.0         70.0
  Various industrial revenue
     bonds and other                 7.3          9.2
DCC indebtedness --
  Various notes payable,
     unsecured, variable
     rates, 5.92% - 7.21%, due
     1996 to 1998                  425.5        331.8
  Various notes payable,
     unsecured, fixed rates,
     5.52% - 9.99%, due 1996
     to 2000                       187.9        244.4
  Various notes payable, non-
     recourse to issuer, 7.20%
     - 12.05%, due 1996 to
     2002                           31.6         24.5
  Indebtedness of other
     consolidated subsidiaries      17.2         28.2
----------------------------------------------------------------
                                $1,186.5     $1,315.1
----------------------------------------------------------------

  Interest paid on short-term and long-term debt was $134.0, $114.7 and $143.0 during 1993, 1994 and 1995, respectively.
  The aggregate amounts of maturities of all long-term debt for each of the five years succeeding December 31, 1995, are as follows: 1996, $341.3; 1997, $422.2; 1998, $364.2; 1999, $89.3 and 2000, $80.5.

NOTE 10. INTEREST RATE AGREEMENTS
----------------------------------------------------------------
  Dana and DCC enter into interest rate agreements to manage interest rate risk, thereby reducing exposure to future interest rate movements. Under interest rate swap agreements, Dana agrees with other parties to exchange, at specific intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional amount. At December 31, 1995, Dana was committed to pay an average fixed rate of 7.0% and receive a variable rate of 6.2% on notional amounts of $88.4. The notional amounts of interest rate swaps expire as follows: 1996, $28.4 and 1998, $60.0.
  At December 31, 1995, DCC was committed to pay an average fixed rate of 7.0% and receive a variable rate of 6.0% on notional amounts of $368.1 and receive an average fixed rate of 5.2% and pay an average variable rate of 5.8% on notional amounts of $40.0. DCC's notional amounts of interest rate swaps expire as follows: 1996, $60.5; 1997, $75.6; 1998, $56.4; 1999, $57.8; 2000, $132.8 and
2002, $25.0.
  DCC also utilizes interest rate cap agreements to reduce the impact of changes in interest rates on its floating rate debt. At December 31, 1995, cap agreements covering $14.7 of variable rate Canadian dollar debt entitle DCC to recover from the counterparty the amounts, if any, by which actual three-month Canadian bankers acceptance rates exceed 9.5% - 10% through June 1997.
  To reduce its interest rate obligations under an existing swap agreement having a notional amount of $70.0, DCC granted the counterparty an option, expiring in 2000, to extend the original maturity to 2007 at a fixed rate to DCC of 9.0%. This option has been marked to market.

NOTE 11. STOCK OPTION PLANS
----------------------------------------------------------------
  The Company's employee stock option plans provide for the granting of options at prices no less than 85% of the market value at the date of grant and the options are exercisable for a period not to exceed ten years from date of grant. The plans provide for the granting of stock appreciation rights separately or in conjunction with all or any part of an option, either at the time of grant or at any subsequent time during the term of the option. While the plans provide for grants of options and stock appreciation rights at 85% of market, to date all grants have been at market value at date of grant.

  The following summarizes the stock option transactions for the years ended December 31, 1994 and 1995:
----------------------------------------------------------------

                         Number of    Per share option
                          shares           price
----------------------------------------------------------------
Outstanding at
  December 31, 1993      1,697,259    $22.13  - $55.13
     Restated for stock
       split             3,394,518     11.06  -  27.56
     Granted -- 1994     1,045,950     29.06
     Exercised -- 1994    (309,915)    11.06  -  23.44
     Cancelled -- 1994     (19,150)    11.06  -  23.44
                         ---------
Outstanding at
  December 31, 1994      4,111,403    $12.94  - $29.06
     GRANTED -- 1995       991,000     31.06
     EXERCISED -- 1995    (223,430)    12.94  -  29.06
     CANCELLED -- 1995     (11,000)    15.78  -  29.06
                         ---------
OUTSTANDING AT
  DECEMBER 31, 1995      4,867,973    $12.94  - $31.06
                         ---------
EXERCISABLE AT
  DECEMBER 31, 1995      2,475,190
                         ---------
SHARES AVAILABLE FOR
  FUTURE GRANTS AT
  DECEMBER 31, 1995      4,568,606
                         ---------

NOTES TO FINANCIAL STATEMENTS
in millions except share and per share amounts                  DANA CORPORATION
--------------------------------------------------------------------------------

NOTE 11. STOCK OPTION PLANS (CONT'D.)
----------------------------------------------------------------
  In 1993, the shareholders approved a stock option plan for non-employee Directors of the Company. The plan provides for the automatic granting of options at prices equal to the market value at the date of grant and the options are exercisable after one year for a period not to exceed ten years from date of grant. In 1993, options were granted under this plan to purchase 10,500 shares at $48.50 per share (21,000 shares at $24.25 on a post stock split basis). During 1994, options were granted to purchase 21,000 at $28.88 per share and options to purchase 3,000 shares were exercised at $24.25 per share. During 1995, options were granted to purchase 24,000 shares at $24.81 per share. No options were exercised under this plan during 1995. At December 31, 1995, there were 63,000 options outstanding at exercise prices ranging from $24.25 to $28.88 per share, options for 39,000 shares were exercisable and there were 64,000 options available for future grants under this plan.
  During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." This statement sets forth standards for accounting for stock-based compensation or allows companies to continue to account for stock-based compensation under the requirements of Accounting Principles Board Opinion No. 25 and make additional disclosure in the notes to the financial statements. It is Dana's intention to continue to account for stock-based compensation in accordance with APB Opinion No. 25 and provide the additional disclosure in the notes to the financial statements in 1996.

NOTE 12. STOCK PURCHASE PLAN
----------------------------------------------------------------
  All full-time U.S. and certain non-U.S. employees are eligible to participate in Dana's employee stock purchase plan. The plan provides that participants may authorize Dana to withhold up to 15% of earnings and deposit such amounts with an independent custodian. The custodian causes to be purchased, as nominee for the participants, common stock of Dana at prevailing market prices, allocates the shares to the participants' accounts and distributes the shares to the participants upon request.
  Under the plan, Dana contributes on behalf of each participant up to 50% of the participant's contributions. The Company's contributions will accumulate over a five-year period, provided that the shares are left in the plan. If any shares are withdrawn by a participant before the end of five years, the amount of the Company match toward those shares will depend on the period of time that the shares have been in the plan. The custodian has caused to be purchased 687,800 shares in 1993, 782,225 shares in 1994 and 1,025,354 shares in 1995 of
Dana's common stock on behalf of the employees and the Company's charge to expense amounted to $4.1 in 1993, $4.7 in 1994 and $5.2 in 1995.

NOTE 13. ADDITIONAL COMPENSATION PLANS
----------------------------------------------------------------
  Dana has numerous additional compensation plans, including gain sharing and group incentive plans, which provide for payments computed under formulas which recognize increased productivity and improved performance. The total amount earned by Dana employees from all such plans amounted to $81.1, $106.7 and $116.7 in 1993, 1994 and 1995, respectively.
  Under one of these plans, in which certain officers and other key employees participate, a percentage of participants' compensation is accrued for additional compensation if certain profit levels are attained. Awards under the plan are paid in cash and may, at the discretion of the Board's Compensation Committee, be paid immediately or deferred. Some awards deferred prior to May 1991 may be paid in shares of the Company's common stock. Dana awarded (based on prior period performance) $4.4 in 1993, $4.5 in 1994 and $10.6 in 1995; 31,646,
20,404 and 16,891 shares of Dana's common stock were issued and amounts equivalent to dividends and interest of $.4, $.4 and $.6 were credited to deferred awards in 1993, 1994 and 1995, respectively. Total charges to expense relating to the plan amounted to $5.6 in 1993, $12.1 in 1994 and $16.1 in 1995.
  The Company has a Restricted Stock Plan whereby certain key employees are granted restricted shares of common stock subject to forfeiture until the restrictions lapse or terminate. With certain exceptions, the employee must remain with the Company for a period of years after the date of grant to receive the full number of shares granted. Shares granted in 1993, 1994 and 1995 were 58,348, 28,000 and 24,000, respectively. Total charges to expense for this plan amounted to $.6, $.7 and $.6, in 1993, 1994 and 1995, respectively. At December 31, 1995, 655,227 shares were authorized for future issuance under this plan.

NOTES TO FINANCIAL STATEMENTS
in millions                                                     DANA CORPORATION
--------------------------------------------------------------------------------

NOTE 14. PENSIONS
----------------------------------------------------------------
  Dana provides retirement benefits for substantially all of its employees under several defined benefit and defined contribution pension plans. Pension expense approximated $60.3 in 1993, $65.0 in 1994 and $62.4 in 1995.
  Net periodic pension cost for defined benefit plans is computed as follows:
----------------------------------------------------------------

                            Year Ended December 31
                        1993        1994         1995
----------------------------------------------------------------
Service cost           $  31.3     $  35.6      $  36.4
Interest cost            105.1       110.0        123.5
Actual return on plan
  assets                (219.9)       45.3       (407.9)
Amortization of
  unrecognized prior
  service cost            16.0        14.7          9.0
Amortization of
  initial
  unrecognized net
  obligation               6.2         5.7          5.0
Unrecognized gain
  (loss)                 117.7      (147.4)       285.0
----------------------------------------------------------------
     Net periodic
       pension cost    $  56.4     $  63.9      $  51.0
----------------------------------------------------------------

  The funded status of defined benefit plans at
December 31, 1994 was as follows:
----------------------------------------------------------------

                        Accumu-    Assets
                         lated     Exceed
                        Benefits   Accumu-
                        Exceed      lated
                        Assets     Benefits     Total
----------------------------------------------------------------
Actuarial present
  value of:
     Vested benefits    $ 789.6    $ 581.4    $ 1,371.0
     Non-vested
       benefits            81.5        9.6         91.1
----------------------------------------------------------------
Accumulated benefit
  obligation            $ 871.1    $ 591.0    $ 1,462.1
----------------------------------------------------------------
Actuarial present
  value of projected
  benefit obligation    $(883.1)   $(629.2)   $(1,512.3)
Plan assets at fair
  value                   712.6      693.1      1,405.7
----------------------------------------------------------------
Funded status           $(170.5)   $  63.9    $  (106.6)
----------------------------------------------------------------
Unrecognized prior
  service cost          $ (14.7)   $ (34.1)   $   (48.8)
Unrecognized net gain
  (loss)                  (52.0)      81.6         29.6
Accrued pension cost      (44.0)     (10.8)       (54.8)
Unrecognized initial
  obligation              (59.8)      27.2        (32.6)
----------------------------------------------------------------
                        $(170.5)   $  63.9    $  (106.6)
----------------------------------------------------------------

  The funded status of defined benefit plans at
December 31, 1995 was as follows:
----------------------------------------------------------------

                       Accumu-     Assets
                        lated      Exceed
                      Benefits     Accumu-
                       Exceed       lated
                       Assets      Benefits     Total
----------------------------------------------------------------
Actuarial present
  value of:
     Vested benefits  $   934.2    $ 653.0    $ 1,587.2
     Non-vested
       benefits            87.1       12.7         99.8
----------------------------------------------------------------
Accumulated benefit
  obligation          $ 1,021.3    $ 665.7    $ 1,687.0
----------------------------------------------------------------
Actuarial present
  value of projected
  benefit obligation  $(1,038.3)   $(779.8)   $(1,818.1)
Plan assets at fair
  value                   900.8      879.4      1,780.2
----------------------------------------------------------------
Funded status         $  (137.5)   $  99.6    $   (37.9)
----------------------------------------------------------------
Unrecognized prior
  service cost        $   (14.7)   $ (32.1)   $   (46.8)
Unrecognized net
  gain (loss)             (37.7)     120.9         83.2
Accrued pension cost      (37.3)     (13.2)       (50.5)
Unrecognized initial
  obligation              (47.8)      24.0        (23.8)
----------------------------------------------------------------
                      $  (137.5)   $  99.6    $   (37.9)

----------------------------------------------------------------

  The assumptions used to determine pension costs and projected benefit obligations are as follows:
----------------------------------------------------------------

                                   U.S. Plans
                           1993       1994       1995
----------------------------------------------------------------
Expected long-term rate
  of return on plan
  assets                 7.75%      8.5%       8.5%
Discount rate            7.25%      8%         6.75%
Rate of increase in
  future compensation
  levels                 5%         5%         5%

----------------------------------------------------------------

                               International Plans
                           1993       1994       1995
----------------------------------------------------------------
Expected long-term rate
  of return on plan
  assets                 8 - 9%     8 - 9%     8 - 9%
Discount rate            7 - 9%     7 - 9%     7 - 8%
Rate of increase in
  future compensation
  levels                 4 - 7.5%   3 - 7.5%   3 - 7.5%

  Plan assets are invested in a diversified portfolio that consists primarily of equity and debt securities.

NOTES TO FINANCIAL STATEMENTS
in millions except per share amounts                            DANA CORPORATION
--------------------------------------------------------------------------------

NOTE 15. MEDICAL CARE AND OTHER
             BENEFITS
----------------------------------------------------------------
  Dana and certain of its subsidiaries provide medical and life insurance benefits for certain active and retired employees. These benefits are provided through various insurance carriers whose charges to Dana are based on the benefits paid during the year. Substantially all of the retiree medical cost relates to North American retirees since most international retirees are covered by government-sponsored programs.
  Net annual postretirement benefit cost is computed as follows:
----------------------------------------------------------------

                            Year Ended December 31
                          1993       1994        1995
------------------------------------------------------
Service cost             $ 11.2     $ 13.6      $  9.2
Interest cost              59.1       60.2        58.4
Net amortization and
  deferral                (14.0)     (12.3)      (17.2)
------------------------------------------------------
Net annual
  postretirement
  benefit cost           $ 56.3     $ 61.5      $ 50.4
------------------------------------------------------

  Postretirement benefit obligations, none of which are funded, are summarized as follows:
----------------------------------------------------------------

                                      December 31
                                    1994       1995
------------------------------------------------------
Accumulated postretirement
  benefit obligations:
     Retirees and dependents       $490.9     $ 608.8
     Active participants eligible
       to retire and receive
       benefits                      89.4       107.9
     Active participants not yet
       fully eligible               125.2       143.5
------------------------------------------------------
Total accumulated postretirement
  benefit obligation                705.5       860.2
Unamortized plan amendments         135.2       117.9
Unamortized net gain (loss)           4.8      (131.8)
------------------------------------------------------
Accrued postretirement benefits
  other than pensions              $845.5     $ 846.3
------------------------------------------------------

  The discount rate used in determining the accumulated postretirement benefit obligation was 8.25% in 1994 and 7% in 1995. The assumed medical costs trend rates result in per capita net incurred medical claims increasing 8.4% in 1996. The rate decreases to 5.3% by the year 2008. If the assumed medical costs trend rates were increased by 1%, the accumulated postretirement benefit obligation as of December 31, 1995, would increase by $60.1 and the aggregate of the service and interest cost components of the net annual postretirement benefit cost would be increased by $4.6.
  Dana adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," effective January 1, 1993. The effect of adopting SFAS No. 112 in 1993 resulted in a $48.9 after-tax charge to income ($.53 per share).

NOTE 16. BUSINESS SEGMENTS
----------------------------------------------------------------
  Dana operates principally in three business segments: Vehicular, Industrial and Lease Financing. The Vehicular segment consists primarily of the manufacturing and marketing of axles, structural components, transmissions, joints and shafts, clutches and engine parts (such as pistons, piston rings, filters and gaskets). The Industrial segment manufactures and markets various products, including those for off-highway motor vehicles. The Lease Financing segment consists of DCC whose primary operating subsidiaries are engaged in leasing and finance operations.
  Lease financing revenue includes lease financing income, fees and interest. Other income includes dividends and interest. Other expense includes interest and corporate expenses. Corporate assets include cash, marketable securities, accounts receivable and investments (excluding assets which can be identified to lease financing).
  The "Other International" geographic area is comprised primarily of Brazil and Canada, neither of which exceeds 10% of the consolidated amounts. Interarea transfers between countries are transferred at the prevailing market price. Export sales from the U.S. to customers outside the U.S. amounted to $385.4 in 1993, $430.7 in 1994 and $554.6 in 1995. Total export sales (including sales to Dana's international subsidiaries which are eliminated for financial statement presentation) were $526.2, $587.6 and $735.1 in 1993, 1994 and 1995, respectively.
  Worldwide sales to Ford Motor Company and subsidiaries amounted to $963.7, $1,082.9 and $1,299.3 in 1993, 1994 and 1995, respectively, which represented 18%, 16% and 17% of Dana's consolidated sales. Sales to Chrysler Corporation and subsidiaries in 1993, 1994 and 1995 amounted to $605.9, $815.7 and $968.0, respectively, representing 11%, 12% and 13% of Dana's consolidated sales. Sales to Ford and Chrysler were primarily from the Company's Vehicular segment. No other customer accounted for more than 10% of Dana's consolidated sales.

NOTES TO FINANCIAL STATEMENTS
in millions                                                     DANA CORPORATION
--------------------------------------------------------------------------------

NOTE 16. BUSINESS SEGMENTS (CONT'D.)
--------------------------------------------------------------------------------

                                                                                       LEASE
                                                        VEHICULAR     INDUSTRIAL     FINANCING     CONSOLIDATED
---------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1993
---------------------------------------------------------------------------------------------------------------
Sales to customers                                      $4,499.8       $  957.1      $    3.2        $5,460.1
---------------------------------------------------------------------------------------------------------------
Lease financing revenue                                                                 115.4           115.4
---------------------------------------------------------------------------------------------------------------
     Total revenue                                      $4,499.8       $  957.1      $  118.6        $5,575.5
---------------------------------------------------------------------------------------------------------------
Operating income                                        $  424.0       $   39.9      $    4.0        $  467.9
----------------------------------------------------------------------------------------------
Other income                                                                                             12.0
---------------------------------------------------------------------------------------------------------------
Other expense                                                                                          (252.0)
---------------------------------------------------------------------------------------------------------------
Income before income taxes                                                                           $  227.9
---------------------------------------------------------------------------------------------------------------
Assets identified to segments                           $1,511.4       $  441.7      $1,310.3        $3,263.4
----------------------------------------------------------------------------------------------
Corporate assets                                                                                      1,368.5
---------------------------------------------------------------------------------------------------------------
     Total assets                                                                                    $4,631.9
---------------------------------------------------------------------------------------------------------------
Depreciation                                            $  131.4       $   33.7      $    3.0
---------------------------------------------------------------------------------------------------------------
Capital expenditures                                    $  166.5       $   35.9      $    2.2
---------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1994
---------------------------------------------------------------------------------------------------------------
Sales to customers                                      $5,298.5       $1,308.9      $    6.4        $6,613.8
---------------------------------------------------------------------------------------------------------------
Lease financing revenue                                                                 139.5           139.5
---------------------------------------------------------------------------------------------------------------
     Total revenue                                      $5,298.5       $1,308.9      $  145.9        $6,753.3
---------------------------------------------------------------------------------------------------------------
Operating income                                        $  520.1       $   56.9      $   11.6        $  588.6
----------------------------------------------------------------------------------------------
Other income                                                                                              9.1
---------------------------------------------------------------------------------------------------------------
Other expense                                                                                          (206.1)
---------------------------------------------------------------------------------------------------------------
Income before income taxes                                                                           $  391.6
---------------------------------------------------------------------------------------------------------------
Assets identified to segments                           $1,661.4       $  572.8      $1,387.4        $3,621.6
----------------------------------------------------------------------------------------------
Corporate assets                                                                                      1,489.2
---------------------------------------------------------------------------------------------------------------
     Total assets                                                                                    $5,110.8
---------------------------------------------------------------------------------------------------------------
Depreciation                                            $  135.7       $   37.0      $    3.0
---------------------------------------------------------------------------------------------------------------
Capital expenditures                                    $  276.0       $   53.3      $    3.4
---------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1995
---------------------------------------------------------------------------------------------------------------
SALES TO CUSTOMERS                                      $6,069.8       $1,526.5      $    1.4        $7,597.7
---------------------------------------------------------------------------------------------------------------
LEASE FINANCING REVENUE                                                                 155.3           155.3
---------------------------------------------------------------------------------------------------------------
     TOTAL REVENUE                                      $6,069.8       $1,526.5      $  156.7        $7,753.0
---------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                        $  585.9       $  103.7      $   22.8        $  712.4
----------------------------------------------------------------------------------------------
OTHER INCOME                                                                                             33.7
---------------------------------------------------------------------------------------------------------------
OTHER EXPENSE                                                                                          (232.9)
---------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                                           $  513.2
---------------------------------------------------------------------------------------------------------------
ASSETS IDENTIFIED TO SEGMENTS                           $2,077.5       $  614.8      $1,468.4        $4,160.7
----------------------------------------------------------------------------------------------
CORPORATE ASSETS                                                                                      1,533.4
---------------------------------------------------------------------------------------------------------------
     TOTAL ASSETS                                                                                    $5,694.1
---------------------------------------------------------------------------------------------------------------
DEPRECIATION                                            $  177.0       $   44.2      $    2.0
---------------------------------------------------------------------------------------------------------------
CAPITAL EXPENDITURES                                    $  332.9       $   61.4      $   10.7
---------------------------------------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
in millions                                                     DANA CORPORATION
--------------------------------------------------------------------------------

NOTE 16. BUSINESS SEGMENTS (CONT'D.)
--------------------------------------------------------------------------------

                                                                                             ADJUSTMENTS
                                                  UNITED                       OTHER             AND
                                                  STATES       EUROPE      INTERNATIONAL     ELIMINATIONS      TOTAL
----------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1993
----------------------------------------------------------------------------------------------------------------------
Sales to customers                               $4,132.3     $  511.3       $   816.5                        $5,460.1
----------------------------------------------------------------------------------------------------------------------
Lease financing revenue                              93.8         16.3             5.3                           115.4
----------------------------------------------------------------------------------------------------------------------
Interarea transfers                                 140.8          3.7            81.8         $ (226.3)
----------------------------------------------------------------------------------------------------------------------
                                                 $4,366.9     $  531.3       $   903.6         $ (226.3)      $5,575.5
----------------------------------------------------------------------------------------------------------------------
Operating income                                 $  370.9     $    1.8       $    95.2                        $  467.9
----------------------------------------------------------------------------------------------------------------------
Other income                                         12.0                                                         12.0
----------------------------------------------------------------------------------------------------------------------
Other expense                                      (216.3)        (8.7)          (27.0)                         (252.0)
----------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                $  166.6     $   (6.9)      $    68.2                        $  227.9
----------------------------------------------------------------------------------------------------------------------
Assets identified                                $2,404.6     $  403.3       $   455.5                        $3,263.4
----------------------------------------------------------------------------------------------------------------------
Corporate assets                                  1,009.5        140.5           218.5                         1,368.5
----------------------------------------------------------------------------------------------------------------------
          Total assets                           $3,414.1     $  543.8       $   674.0                        $4,631.9
----------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1994
----------------------------------------------------------------------------------------------------------------------
Sales to customers                               $4,968.3     $  713.0       $   932.5                        $6,613.8
----------------------------------------------------------------------------------------------------------------------
Lease financing revenue                             104.2         26.7             8.6                           139.5
----------------------------------------------------------------------------------------------------------------------
Interarea transfers                                 156.8          7.5           104.6         $ (268.9)
----------------------------------------------------------------------------------------------------------------------
                                                 $5,229.3     $  747.2       $ 1,045.7         $ (268.9)      $6,753.3
----------------------------------------------------------------------------------------------------------------------
Operating income                                 $  462.0     $   14.0       $   112.6                        $  588.6
----------------------------------------------------------------------------------------------------------------------
Other income                                          9.1                                                          9.1
----------------------------------------------------------------------------------------------------------------------
Other expense                                      (170.6)       (13.2)          (22.3)                         (206.1)
----------------------------------------------------------------------------------------------------------------------
Income before income taxes                       $  300.5     $     .8       $    90.3                        $  391.6
----------------------------------------------------------------------------------------------------------------------
Assets identified                                $2,520.3     $  577.5       $   523.8                        $3,621.6
----------------------------------------------------------------------------------------------------------------------
Corporate assets                                  1,108.4         96.5           284.3                         1,489.2
----------------------------------------------------------------------------------------------------------------------
          Total assets                           $3,628.7     $  674.0       $   808.1                        $5,110.8
----------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1995
----------------------------------------------------------------------------------------------------------------------
SALES TO CUSTOMERS                               $5,475.9     $  977.0       $ 1,144.8                        $7,597.7
----------------------------------------------------------------------------------------------------------------------
LEASE FINANCING REVENUE                             104.0         37.3            14.0                           155.3
----------------------------------------------------------------------------------------------------------------------
INTERAREA TRANSFERS                                 180.5         12.6           118.7         $ (311.8)
----------------------------------------------------------------------------------------------------------------------
                                                 $5,760.4     $1,026.9       $ 1,277.5         $ (311.8)      $7,753.0
----------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                 $  573.7     $   36.7       $   102.0                        $  712.4
----------------------------------------------------------------------------------------------------------------------
OTHER INCOME                                         10.3                         23.4                            33.7
----------------------------------------------------------------------------------------------------------------------
OTHER EXPENSE                                      (223.8)        (9.1)                                         (232.9)
----------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                       $  360.2     $   27.6       $   125.4                        $  513.2
----------------------------------------------------------------------------------------------------------------------
ASSETS IDENTIFIED                                $2,631.3     $  863.8       $   665.6                        $4,160.7
----------------------------------------------------------------------------------------------------------------------
CORPORATE ASSETS                                  1,244.7        116.0           172.7                         1,533.4
----------------------------------------------------------------------------------------------------------------------
          TOTAL ASSETS                           $3,876.0     $  979.8       $   838.3                        $5,694.1
----------------------------------------------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
in millions                                                     DANA CORPORATION
--------------------------------------------------------------------------------

NOTE 17. ESTIMATED INCOME TAXES
----------------------------------------------------------------
  Income tax expense (benefit) consisted of the following components:
----------------------------------------------------------------

                             Year Ended December 31
                          1993       1994        1995
------------------------------------------------------
Current
  U.S. Federal            $57.2     $ 69.0      $ 68.0
  U.S. State and Local     26.5       39.2        32.2
  International            14.2       31.5        39.5
------------------------------------------------------
                           97.9      139.7       139.7
------------------------------------------------------
Deferred
  U.S. Federal             (6.7)      26.3        48.6
  International            (1.6)      (8.6)       (7.1)
------------------------------------------------------
                           (8.3)      17.7        41.5
------------------------------------------------------
Total expense             $89.6     $157.4      $181.2
------------------------------------------------------

  Deferred tax benefits (liabilities) are comprised of the following:
----------------------------------------------------------------

                               Year Ended December 31
                            1993       1994        1995
---------------------------------------------------------
Postretirement benefits
  other than pensions      $ 367.2    $ 360.6     $ 373.1
Postemployment benefits       36.9       35.2        44.9
Expense accruals             126.8      120.0       116.2
Inventory reserves             1.1        4.3         4.2
Pension accruals                         19.5         4.9
Other                         22.8        6.8        14.5
---------------------------------------------------------
Deferred tax benefits        554.8      546.4       557.8
---------------------------------------------------------
Depreciation -- non-leasing  (100.1)   (105.2)     (105.6)
Leasing activities          (179.5)    (211.5)     (243.6)
Pension prepayments            (.9)
Other                        (16.7)      (3.1)       (2.6)
---------------------------------------------------------
Deferred tax liabilities    (297.2)    (319.8)     (351.8)
---------------------------------------------------------
Alternative minimum tax
  recoverable                 18.6
---------------------------------------------------------
Net deferred tax benefits  $ 276.2    $ 226.6     $ 206.0
---------------------------------------------------------

  The Company has a history of earnings and has traditionally been a taxpayer. Consequently, the Company expects to realize substantially all of the deferred tax assets in the future. Except for the $6.1 valuation reserve relating to capital loss carryforwards, no valuation allowances have been recorded. As of December 31, 1995, all available alternative minimum tax recoverable has been utilized to offset the regular income tax liability. Income taxes paid during 1993, 1994 and 1995 amounted to $46.2, $104.3 and $119.5, respectively.

  The effective tax rates differ from the U.S. Federal income tax rate for the following reasons:
----------------------------------------------------------------

                            Year Ended December 31
                           1993      1994      1995
----------------------------------------------------
U.S. Federal income tax
  rate                     35.0 %    35.0 %    35.0 %
Increase (reductions)
  in taxes resulting
  from:
     International
       income              (1.2 )    (1.1 )    (2.8 )
     Capital loss
       utilization                             (1.0 )
     Investment tax
       credits              (.7 )     (.3 )     (.3 )
     Amortization of
       goodwill             1.2        .7        .6
     Effect of rate
       change on
       deferred taxes      (2.3 )
     State and local
       income taxes,
       net of Federal
       income tax
       benefit              7.6       6.5       4.0
     Miscellaneous
       items                (.3 )     (.6 )     (.2 )
----------------------------------------------------
Estimated taxes on
  income                   39.3 %    40.2 %    35.3 %
----------------------------------------------------

NOTE 18.  COMPOSITION OF CERTAIN
              BALANCE SHEET AMOUNTS
----------------------------------------------------------------
  The following items comprise the net amounts indicated in the respective balance sheet captions:
----------------------------------------------------------------

                                        December 31
                                      1994        1995
--------------------------------------------------------
INVESTMENTS AND OTHER ASSETS
--------------------------------------------------------
Investments at equity               $  171.8    $   99.1
Goodwill                               197.0       269.4
Real estate held for sale               49.2        26.7
Intangible pension asset                81.6        74.6
Loans receivable                       115.1       142.2
Other                                  178.5       198.7
--------------------------------------------------------
                                    $  793.2    $  810.7
--------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT, NET
--------------------------------------------------------
Land and improvements to land       $   50.4    $   79.1
Buildings and building fixtures        510.7       626.5
Machinery and equipment              2,235.9     2,631.7
--------------------------------------------------------
                                     2,797.0     3,337.3
Less: Accumulated depreciation       1,449.8     1,687.8
--------------------------------------------------------
                                    $1,347.2    $1,649.5
--------------------------------------------------------
LEASE FINANCING
--------------------------------------------------------
Direct financing leases             $  544.5    $  538.6
Leveraged leases                       393.9       480.4
Property on operating leases, net
  of accumulated depreciation           33.4        33.3
Allowance for credit losses            (40.8)      (47.4)
--------------------------------------------------------
                                    $  931.0    $1,004.9
--------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
in millions                                                     DANA CORPORATION
--------------------------------------------------------------------------------

NOTE 18. COMPOSITION OF CERTAIN
             BALANCE SHEET AMOUNTS (CONT'D.)
----------------------------------------------------------------

                                        December 31
                                      1994        1995
--------------------------------------------------------
DEFERRED EMPLOYEE BENEFITS
--------------------------------------------------------
Postretirement other than pension   $  845.5    $  846.3
Postemployment                          81.9        84.6
Pension                                168.5       146.4
Compensation                            14.0        18.9
--------------------------------------------------------
                                    $1,109.9    $1,096.2
--------------------------------------------------------

  The components of the net investment in direct financing leases are as follows:
----------------------------------------------------------------

                                        December 31
                                      1994       1995
-------------------------------------------------------
Total minimum lease payments        $  600.7   $  594.7
Residual values                         70.3       64.6
Deferred initial direct costs           10.3       12.2
-------------------------------------------------------
                                       681.3      671.5
Less: Unearned income                  136.8      132.9
-------------------------------------------------------
                                    $  544.5   $  538.6
-------------------------------------------------------

  The components of the net investment in leveraged leases are as follows:
----------------------------------------------------------------

                                        December 31
                                      1994       1995
-------------------------------------------------------
Rentals receivable                  $4,115.0   $4,412.6
Residual values                        301.4      478.9
Non recourse debt service           (3,378.9)  (3,657.6)
Unearned income                       (629.9)    (740.4)
Deferred investment tax credit         (13.7)     (13.1)
-------------------------------------------------------
                                       393.9      480.4
Less: Deferred taxes arising from
  leveraged leases                     157.6      193.3
-------------------------------------------------------
                                    $  236.3   $  287.1
-------------------------------------------------------

  The following is a schedule, by year, of total minimum lease payments receivable on direct financing leases as of December 31, 1995:
----------------------------------------------------------------

Year Ending December 31:
  1996                                       $  255.7
  1997                                          151.4
  1998                                           88.5
  1999                                           46.5
  2000                                           19.8
  Later years                                    32.8
-----------------------------------------------------
  Total minimum lease payments receivable    $  594.7
-----------------------------------------------------

NOTE 19.  FAIR VALUE OF FINANCIAL
              INSTRUMENTS
----------------------------------------------------------------
  The estimated fair values of Dana's financial instruments are as follows:
----------------------------------------------------------------

                            1994  December 31   1995
                     Carrying    Fair    CARRYING    FAIR
                      Amount    Value     AMOUNT    VALUE
-----------------------------------------------------------
FINANCIAL ASSETS
-----------------------------------------------------------
  Cash and
     marketable
     securities      $  112.2  $  112.2  $  66.6   $   66.6
  Loans receivable      120.7              145.6
  Less: Allowance
     for loan losses      5.6                3.4
-----------------------------------------------------------
  Net loans             115.1     114.8    142.2      138.8
-----------------------------------------------------------
FINANCIAL
  LIABILITIES
-----------------------------------------------------------
  Short-term debt       583.1     583.1    791.4      791.4
  Long-term debt      1,186.5   1,195.9  1,315.1    1,347.5
  Security deposits
     - leases            14.8      13.3     15.2       14.1
  Deferred funding
     commitments
     under
     leveraged
     leases               7.6       7.5     13.0       13.9
  Interest
     rate-based
     option               1.8       1.8      8.2        8.2
-----------------------------------------------------------
UNRECOGNIZED FINANCIAL
    INSTRUMENTS
-----------------------------------------------------------
  Interest rate
     derivatives:
-----------------------------------------------------------
     Assets                         7.5                  .8
     Liabilities                   (5.7)              (21.0)
-----------------------------------------------------------

NOTE 20. COMMITMENTS AND
             CONTINGENCIES
----------------------------------------------------------------
  At December 31, 1995, the Company had purchase commitments for property, plant and equipment aggregating approximately $128.9. Future minimum rental commitments under operating leases aggregate $270.0 with rental payments during the five succeeding years of $49.4, $43.4, $35.1, $25.4 and $19.1, respectively. Net rental expense amounted to $56.3, $65.8 and $70.4 for 1993, 1994 and 1995, respectively.
  The Company and its consolidated subsidiaries are parties to various pending judicial and administrative proceedings arising in the ordinary course of business. These include, among others, proceedings based on product liability claims and alleged violations of various environmental laws.
  The Company is also a defendant in a lawsuit, brought by the U.S. Department of Justice alleging that a former operation, which was a subsidiary of a company purchased by Dana in 1985, had overcharged the U.S. government

NOTES TO FINANCIAL STATEMENTS
in millions                                                     DANA CORPORATION
--------------------------------------------------------------------------------

NOTE 20. COMMITMENTS AND
             CONTINGENCIES (CONT'D.)
----------------------------------------------------------------
on contracts or subcontracts awarded during the late 1970's and the 1980's. In September 1995, Dana and the Department of Justice settled all claims relating to 16 government contracts included in the complaint without any finding of liability or admission of wrongdoing by Dana, and Dana paid the government $19.5, which included payment for the government's alleged damages, interest, and costs of investigation and litigation. The Company had accrued in prior periods for this settlement and the payment did not effect current results of operations. The Company has reached a tentative settlement with the Department of Justice on the remaining claims and has recorded a $5.8 after-tax charge to 1995 earnings.
  Management and its legal counsel periodically review the probable outcome of pending proceedings, the costs and expenses reasonably expected to be incurred, the availability and limits of the Company's insurance coverage, and the Company's established accruals for uninsured liabilities. While the outcome of pending proceedings cannot be predicted with certainty, management believes, based on these reviews and the information currently available, that any liabilities that may result from these proceedings are not reasonably likely to have a material effect on the Company's liquidity, financial condition or results of operations.

NOTE 21. ACQUISITIONS
----------------------------------------------------------------
  In 1993, Dana acquired Reinz-Dichtungs GmbH, Hugo Reinz GmbH, Europecas and Accam which are manufacturers and distributors of automotive parts. Dana also increased its ownership from 50% to 100% of TI/Interlock, Ltd. and Wichita Company, Ltd. which are manufacturers and distributors of industrial products.
  During 1994, Dana acquired Sige Brevetti Ing., Columbo S.p.A., an Italian manufacturer of axles for agricultural and construction equipment. In addition, Dana acquired Stieber Antribselemente GmbH, a German manufacturer of clutches for industrial applications and Tece Almere B.V., a Netherlands distributor of automobile parts.
  In 1995, Dana acquired the European axle group of GKN plc., a manufacturer of axles for cars, light trucks and heavy-duty trucks, along with axles for agricultural, industrial and construction equipment. Dana also acquired
M. Friesen GmbH in Germany, a supplier of remanufactured rotating electrics, a 70% share of Industrias Serva S.A. in Spain, a manufacturer and distributor of vehicular gaskets and Mohawk Plastics, Inc., a manufacturer of custom molded plastics for the OE market in the United States.
  These acquisitions were accounted for as purchases and the results of their operations have been included in the consolidated financial statements since the dates of acquisition. The purchase price and the results of operations of these companies prior to acquisition were not material to the consolidated financial statements.
  In addition to the above acquisitions, in 1995 Dana purchased the remaining shares of Hayes-Dana, a Canadian subsidiary that manufactures new and replacement parts for trucks, automobiles, off-highway vehicles and industrial equipment and increased its equity ownership in R.O.C. Spicer from 49% to 51%. R.O.C. Spicer manufactures axles and driveshafts in Taiwan.
  In 1995, Dana also acquired Plumley Companies, a manufacturer and distributor of extruded and molded rubber and silicone sealing products, primarily for automotive applications. Plumley is being accounted for as a pooling of interests. Prior years' financial statements have not been restated since the amounts are not material to the consolidated financial statements.

NOTE 22. SIGNIFICANT SUBSIDIARY
----------------------------------------------------------------
  DCC, an indirect wholly-owned subsidiary of Dana, is a wholly-owned subsidiary of DFHI, whose primary operating subsidiaries are engaged in leasing and finance operations. DCC represents substantially all of the operations and assets of DFHI with the exception of $82.0 of investments and other assets. These subsidiaries are included in the consolidated financial statements.
  A summary of DCC's financial position and results of operations is as follows:
----------------------------------------------------------------

                                        December 31
                                      1994        1995
--------------------------------------------------------
ASSETS
--------------------------------------------------------
Cash                                $    2.5    $   11.5
Loans receivable                        61.4       114.4
Lease financing                      1,013.1     1,153.5
Other assets                            96.0       107.3
--------------------------------------------------------
     Total Assets                   $1,173.0    $1,386.7
--------------------------------------------------------
LIABILITIES AND SHAREHOLDER'S EQUITY
--------------------------------------------------------
Notes payable                       $  817.3    $  972.4
Other liabilities                      266.5       309.7
Shareholder's equity                    89.2       104.6
--------------------------------------------------------
     Total Liabilities and
       Shareholder's
       Equity                       $1,173.0    $1,386.7

--------------------------------------------------------
                                Year Ended December 31
                                1993     1994      1995
--------------------------------------------------------
Revenue from products and
  services                     $146.7   $161.7    $180.4
--------------------------------------------------------
Interest expense                 50.7     51.9      62.8
General and administrative
  expenses                       79.2     89.7     103.1
--------------------------------------------------------
                                129.9    141.6     165.9
--------------------------------------------------------
Income before income taxes       16.8     20.1      14.5
Estimated income tax provision
  (benefit)                       5.3      5.4      (8.0)
--------------------------------------------------------
Income before equity in
  earnings of affiliates         11.5     14.7      22.5
Equity in earnings of
  affiliates                      3.2      5.3       4.9
--------------------------------------------------------
Net income                     $ 14.7   $ 20.0    $ 27.4
--------------------------------------------------------

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                 in millions                                    DANA CORPORATION
                 ---------------------------------------------------------------

                 LIQUIDITY AND CAPITAL RESOURCES
                   Capital spending for property, plant and equipment was $410 in 1995, compared to $337 in 1994. This continued higher expenditure level is the result of strong customer demand for Dana's products worldwide and Dana's commitment to quality and technological innovation. Dana's 1996 capital expenditures, the majority of which were uncommitted at year end (December 31) 1995, will be approximately $300.
                   At year end 1995, Dana's debt totaled $2,107, an increase of
                 $337 from year end 1994. This increase is primarily due to higher capital expenditures, the purchase of the European axle group ($93), the acquisition of the remaining minority shares of Hayes-Dana ($92), as well as the working capital growth in support of strong sales. DCC's debt increased 19% over 1994, largely from the use of external borrowing to fund the growth in its lease financing portfolio.
                   Dana's short-term debt, financed by the issuance of
                 commercial paper and bank loans, was $791, compared to $583 at year end 1994. Dana (excluding DCC and DFHI) had $405 in committed credit facilities and $1,024 in uncommitted lines in place with banks, and domestic and international short-term borrowings of $334, up from $261 at year end 1994. DFHI obtains its short-term funds through committed and uncommitted bank line borrowings. DFHI bank lines totaled $90, of which $85 was outstanding, as compared to bank lines of $145 at year end 1994, all of which was outstanding. DCC finances its short-term debt requirements through the issuance of commercial paper and bank direct borrowings. DCC had committed credit lines of $379 and uncommitted lines of $435 at year end 1995 and domestic and international borrowings of $372 versus $177 at year end 1994.
                   Consolidated long-term debt for Dana increased to $1,315 from
                 $1,187 at year end 1994. The long-term debt position of Dana (excluding DCC and DFHI) was $714, up from $542 at year end 1994. DCC's long-term debt was $601, down from $640 at the end of 1994. During 1995, DFHI paid down the $5 in long-term debt that was outstanding at year end 1994.
                   Dana's management and legal counsel have reviewed the legal proceedings arising in the ordinary course of business to which the Company and its subsidiaries were parties as of December 31, 1995, including, among others, those involving product liability claims and alleged violations of environmental laws. The Company estimates its contingent environmental and product liabilities based upon the most probable method of remediation or outcome considering currently enacted laws and regulations and existing technology. Measurement of liabilities is made on an undiscounted basis and excludes the effects of inflation and other societal and economic factors. In those cases where there is a range of equally probable remediation methods or outcomes, the Company accrues at the lower end of the range, which at year end 1995, was $73 for product liability claims costs (products) and $49 for environmental liability costs (environmental) compared to $77 for products and $48 for environmental at year end 1994. The difference between minimum and maximum contingent liabilities, while not considered material, was $4 for products and $3 for environmental at year end 1995 compared to $11 for products and $5 for environmental at year end 1994. Probable recoveries of $43 for products and $10 for environmental from insurance or other third parties have been recorded as assets at year end 1995, compared to $61 for products and $6 for environmental at year end 1994. The Company has concluded that any additional liabilities that may result from these legal proceedings or the timing of the cash flows for these liabilities will not have a material adverse effect on its liquidity, financial condition or results of operations.
                   The Company is also a defendant in a lawsuit, brought by the
                 U.S. Department of Justice, alleging that a former operation, which was a subsidiary of a company purchased by Dana in 1985, had overcharged the U.S. government on contracts or subcontracts awarded during the late 1970's and the 1980's. In September 1995, Dana and the Department of Justice settled all claims relating to 16 government contracts included in the complaint without any finding of liability or admission of wrongdoing by Dana, and Dana paid the government $19.5, which included payment for the government's alleged damages, interest, and costs of investigation and litigation. The Company had accrued in prior periods for this settlement and the payment did not affect current results of operations. The Company has reached a tentative settlement with the Department of Justice on the remaining claims involved in the litigation and has recorded a $5.8 after-tax charge to 1995 earnings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
in millions                                    DANA CORPORATION
---------------------------------------------------------------

LIQUIDITY AND CAPITAL RESOURCES (CONT'D)
  Management and its legal counsel periodically review the probable outcome of pending proceedings, the costs and expenses reasonably expected to be incurred, the availability and limits of the Company's insurance coverage, and the Company's established accruals for uninsured liabilities. While the outcome of pending proceedings cannot be predicted with certainty, management believes, based on these reviews and the information currently available, that any liabilities that may result from these proceedings are not reasonably likely to have a material effect on the Company's liquidity, financial condition or results of operations.
  Dana anticipates that net cash flows from operating activities, along with currently available financing sources, will be sufficient to meet funding requirements for 1996.

RESULTS OF OPERATIONS 1995 VS 1994
  1995 was a record year for Dana Corporation. All time highs in sales and profits were achieved. Sales were $7,598, up 15% over the previous record attained in 1994, while profits increased to $288 or 26% over last year's record results. Dana shareholders benefitted from these record results with return on average shareholder equity increasing to nearly 28% from 26% in 1994. The major factors contributing to the Company's sales increase of $984 were higher unit volumes of original equipment
(OE) vehicular products in the U.S., strength in the U.S. construction equipment and agricultural markets, effects of recent acquisitions, and overall growth in international sales. Contributing $287 or 30% of the sales increase ($123 in the U.S. and $164 internationally) were acquisitions and the effect of fully consolidating a Taiwanese subsidiary (R.O.C. Spicer) which was previously accounted for on an equity basis.
  Dana's worldwide sales from the Vehicular segment, which includes sales of components and parts used on trucks, sport utility vehicles, trailers, vans and automobiles, increased 15% or $771 over 1994. The OE portion of this increase was $673 (18% over 1994) while the aftermarket portion increased $98 (6%). Sales to U.S. light truck manufacturers were up 14% over a strong 1994 due to the ongoing demand for light trucks and sport utility vehicles. U.S. medium and heavy truck OE sales increased 19% and 12%, respectively, above 1994, as truck production levels exceeded already high levels for 1994. Sales to the U.S. OE passenger car market increased, in large part due to the acquisition of Plumley in 1995. Other increases in Dana's worldwide OE Vehicular sales were achieved through the consolidation of R.O.C. Spicer, acquisitions, and higher unit volumes experienced in Europe, South America and Canada.
  Worldwide sales from Dana's Industrial segment, which includes sales to the mobile off-highway equipment market, rose 17% or $218 over 1994, reflecting acquisitions as well as strength in the U.S. and European construction and agricultural markets. Sales to the worldwide mobile off-highway OE market increased 26%, while industrial OE sales improved 11% worldwide, comprised of 13% U.S. and 8% international. Mobile off-highway and industrial distribution sales increased 8%, largely due to the acquisition of Sige in the latter half of 1994. After adjusting for Dana's acquisitions, worldwide Industrial segment sales improved 10% over 1994, with the U.S. up 7% and international up 25% (almost exclusively in Europe).
  The Company's 1995 distribution sales were up 7% over 1994, due in part to acquisitions and increases in its international aftermarket operations. International aftermarket sales increased 21% over 1994, while U.S. sales were level in a weak market. Worldwide distribution sales performances in 1995 versus 1994 by market were as follows: truck parts up 3%, automotive up 8% and mobile off-highway/industrial up 8%.
  Sales from U.S. operations were $5,476 or 10% (8% adjusted for acquisitions) over 1994, while international sales were $2,122, up 29% (19% adjusted for acquisitions). Even with Dana's continued growth and expansion in the U.S., international sales as a percentage to total sales increased to 28% from 25% in 1994. On a regional basis, the Company's 1995 sales increased 10% in North America, 16% in South America, 37% in Europe and 119% in Asia Pacific. After adjusting for the effect on sales of recent acquisitions and the consolidation of R.O.C. Spicer in 1995, North American sales increased 8%, European 27% and Asia Pacific 24%. Export sales of U.S. operations increased $124, up 29% over 1994.
  Revenue from lease financing and other income increased $40 or 27% in 1995. Lease related revenue increased 11% as DCC's average asset levels outstanding increased, lease and residual

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                 in millions                                    DANA CORPORATION
                 ---------------------------------------------------------------

                 RESULTS OF OPERATIONS 1995 VS 1994 (CONT'D) experience improved and higher average yields were achieved. Included in the increase in other income was $16 due to the sale of equity in certain South American operations.
                   Adjustments for translation of foreign currency resulted in a gain of $8, compared to a loss of $22 in 1994. The adjustments in both years related almost exclusively to the translation from local currency to U.S. dollars of the Company's Brazilian operations. The new Brazilian currency (real) was introduced at parity with the U.S. dollar in the third quarter of 1994. The translation of the real to U.S. dollars resulted in 1995's gain. 1994's loss includes the effect of translating from the old currency (cruzeiros) to U.S. dollars for the period of January through July, partially offset by gains for the balance of 1994 in the translation from the real to U.S. dollars.
                   Dana's gross margin improved to 15.1% from 15.0% in 1994.
                 U.S. operations improved to 13.6% from 13.3% in 1994, benefitting from the higher sales volumes experienced in all of the Company's OE markets. Margins of the Company's Canadian and European operations improved in 1995 as well, due to increased sales levels, while margins in Asia Pacific were comparable to 1994. Dana's South American operations' margins were lower in 1995. The comparison was affected by the currency change in 1994, with 1995's calculation being negatively affected. After adjusting for the change, 1995's margins in South America were only slightly lower than 1994's.
                   Operating income from the Vehicular segment increased $66 or
                 13%, while the Industrial segment income increased $47 or 82% over 1994. The Vehicular increase resulted from higher sales volumes achieved by Dana's U.S. operations supplying the domestic OE light and heavy-duty truck markets and the effect of the acquisition of Plumley at the beginning of 1995. The Industrial segment's income increased as operations in North America and Europe benefitted from strong demand for the Company's mobile-off highway OE products from its construction equipment and agricultural machinery customers. Strength in U.S. and European industrial OE component sales also contributed to the Industrial segment's income increase.
                   Operating income of the Lease Financing segment increased $11 over 1994. In 1995, DCC's operating income increased as a result of higher average lease asset levels outstanding during the year, improved lease and residual experience and overall higher average yields. This segment also benefitted from a reduction in costs associated with real estate held for sale and associated loans.
                   Selling, general and administrative expenses (S,G & A)
                 increased $74 or 12% in 1995. Operations acquired in the latter half of 1994 and in 1995 accounted for $21 of the increase. After adjusting for the effect of those acquisitions, S,G & A increased 9%, primarily to support sales growth and expansion. The ratio of S,G & A expense to sales continued to improve and was 9.0% compared to 9.2% in 1994. The improvements in gross margin and S,G & A as a percent of sales resulted in Dana's operating margin increasing to 6.1% from 5.7% in 1994.
                   Interest expense increased to $146 from $113 in 1994 due to higher average debt levels and higher interest rates. Higher debt levels resulted from the increase in capital spending, acquisition of the European axle group, purchase of the remaining minority interest of Hayes-Dana, Inc., and the increase in working capital needs of the Company as a result of continued higher business levels. The higher average debt levels also resulted from the funding of DCC's asset growth.
                   Dana's international operations had operating income of $139, an increase of 10% over 1994. This higher income was largely the result of increased earnings of the Company's European operations supplying products to the industrial OE markets of the region. Operating income increases also were achieved by operations in Canada and Asia Pacific and through European acquisitions made in the latter half of 1994 and in 1995.
                   Equity in earnings of affiliates decreased $28 in 1995,
                 primarily due to the devaluation of the Mexican peso which resulted in losses incurred by Dana's affiliate, Spicer S.A. de C.V. The decrease was partially offset by the higher earnings experienced by Dana's affiliates in Korea and Venezuela.
                   Minority interest in net income of consolidated subsidiaries increased to $40 from $30 in 1994 due to higher earnings of Albarus, a South American subsidiary, and the consolidation of R.O.C. Spicer. These increases were partially offset by the purchase of the minority interest in Hayes-Dana.
                   Taxes on income increased to $181 from $157 in 1994, due to higher pre-tax profitability of the Company. The effective rate decreased to 35% from 40% in 1994 in part due to the utilization of capital loss carrybacks resulting from the sale of an insurance subsidiary in Bermuda. The sale

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
in millions                                    DANA CORPORATION
---------------------------------------------------------------

RESULTS OF OPERATIONS 1995 VS 1994 (CONT'D) resulted in the recording of a $5 tax benefit in 1995. The remaining differential in rate was due to lower effective combined state tax rates and international effective rates.
  In Dana's largest North American market, light trucks and sport utility vehicles, current orders from the vehicle manufacturers indicate consumer demand continues to be generally strong for these popular vehicles. For this reason, Dana expects 1996 component sales to this market to remain relatively stable compared to 1995. Current reductions in orders to the heavy truck manufacturers is expected to reduce demand for components for these vehicles during 1996. Sales to Dana's vehicular and industrial replacement or service markets historically experience slower but more stable growth than the original equipment markets. Dana expects demand in these service and distribution markets to continue this historical pattern in 1996. Dana's international operations in South America, Europe, and Asia Pacific are forecasting moderate market growth and increased sales in 1996, based on growing vehicular demand, new business and several recent acquisitions. The various global vehicular, industrial and distribution markets will experience different growth rates in 1996. If the major economic regions of the world are not severely disrupted, Dana expects to maintain and even grow its global sales base in 1996.

RESULTS OF OPERATIONS 1994 VS 1993
  Dana Corporation achieved record sales of $6,610 in 1994, up $1,150 compared to $5,460 in 1993. This 21% growth was primarily the result of unit volume increases experienced throughout the Company's worldwide markets, particularly from the strength of its Vehicular segment's original equipment (OE) markets and the effect of European acquisitions.
  Dana's worldwide sales of Vehicular segment components and parts used on automobiles, trucks, trailers, vans and sport utility vehicles increased 18% in 1994 compared to 1993. The OE portion of this increase was $652 (21%) in 1994 over 1993 while the aftermarket portion increased $147 (10%). Dana's sales to the light truck OE market (its largest sales contributor) increased $292 (18%) over 1993 levels primarily due to U.S. demand for pickup trucks and sport utility vehicles. The Company's 1994 heavy truck OE component sales rose $225 (36%) over 1993 sales reflecting higher U.S. production. Acquisitions made in the latter half of 1993 and early 1994 accounted for $142 of the sales increase in the Vehicular segment.
  Worldwide sales from Dana's Industrial segment, which includes sales to the mobile off-highway equipment market, increased 37% in 1994 or $352 over 1993, partially due to European acquisitions and continued strength in the U.S. construction and agricultural machinery markets. OE sales from the mobile off-highway portion of this segment increased 46% or $141 in 1994 over 1993 with acquisitions accounting for $22. Industrial OE sales in 1994 improved 4% over 1993 with increases in the U.S. partially offset by weakness for most of the year in Europe, although improvements occurred in Europe's industrial markets in the latter months of 1994. Mobile off-highway/industrial aftermarket sales increased 12% in 1994 compared to 1993.
  Dana sales from U.S. operations were $4,970 in 1994, an increase of 20% from the $4,130 reported for 1993. The Company's sales to the U.S. light truck OE market improved 21% over 1993 levels due to the increased demand for pickup trucks, vans and sport utility vehicles for which Dana supplies many key components. Dana's heavy truck component sales to the U.S. OE market increased 41% in 1994 as North American production reached its highest level in 15 years. Service parts sales to the U.S. aftermarket grew 8% in 1994 over 1993 consisting of increases in auto distribution (5%), truck parts (10%) and mobile off-highway/industrial distribution (9%).
  Dana sales from international operations were $1,640 in 1994, an increase of 24% over the $1,330 of 1993. The $310 year on year increase is principally due to the contribution of European acquisitions and vehicular unit volume improvements in South America and Canada. Sales from Dana's South American operations increased 22% in 1994 over 1993 due to higher export activities and a strong regional (Mercosur) economy. Sales from the Company's Canadian subsidiary improved 8% over 1993 principally due to the strength of U.S. based OE customers. European acquisitions accounted for $169 of the sales increase in 1994 as Dana seeks to achieve 50% of its total sales through international markets by the year 2000. Exclusive of the effect of acquisitions, sales from the Company's European operations increased 6% in 1994 over 1993. International Vehicular

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                 in millions                                    DANA CORPORATION

                 ---------------------------------------------------------------

                 RESULTS OF OPERATIONS 1994 VS 1993 (CONT'D) aftermarket sales increased $135 or 25%, including $73 due to acquisitions. Industrial OE sales, especially from Dana's German facilities, decreased $3, or 3% below 1993 levels due in large part to the weak European economy for most of 1994. Mobile off-highway OE sales of Dana's international operations increased $71 over 1993 in part due to acquisitions.
                   Revenue from lease financing and other income increased $21 in 1994 or 17% over 1993 due to an increase in new business recorded by DCC in 1994. DCC experienced a 12% growth in its lease financing assets in 1994. Leveraged lease assets increased 39% and the direct financing assets of the United Kingdom operation grew 56%, both of which contributed to the $18 increase in lease financing revenue during 1994. In 1994, other income also included an insurance settlement of $4.
                   Foreign currency translation losses were $22 for 1994 as
                 compared to $24 in 1993. The losses were almost exclusively related to the Company's Brazilian operations and the translation of the cruzeiro to U.S. dollars. A $26 loss was incurred in the first eight months of the year offset by a gain of $4 in the final four months as Brazil's new currency (real) was introduced at parity with the U.S. dollar. To the extent the value of the real remains at its current rate of exchange with the U.S. dollar, future foreign currency translation adjustments relating to Brazil are expected to be minimal. Despite the anticipated reduction in translation losses, Dana's overall profit will not be affected due to offsetting effects on sales and cost of sales.
                   Dana's consolidated gross margin for 1994 improved to 15.0%
                 from 14.4% in 1993. The margin improvement is the result of higher sales volumes being experienced by the Company's U.S. operations as well as benefits derived through productivity and cost containment initiatives. U.S. gross margins improved to 13.3% in 1994 compared to 12.5% in 1993. Non U.S. operations' 1994 margins were comparable to 1993. If Dana's 1993 margins were adjusted for the impact of the Brazilian currency realignment, making the comparison more meaningful, 1994's gross margin would show an even greater overall improvement when compared to 1993. During 1994 and 1993, the Company recorded $28 and $40 for the downsizing, consolidation and closure of certain non-strategic and underperforming operations. Gross margins in 1994 and 1993 were reduced by .4% and .7%, respectively, due to the recognition of these costs. It is anticipated that Dana's operations will benefit from these realignment actions over the long term.
                   Operating income in the Vehicular segment increased 23% in
                 1994, while the Industrial segment operating income increased 43%. Both segments benefited from higher sales volume in 1994, Vehicular principally in the North American light and heavy truck markets, Industrial in the U.S. construction equipment and agricultural machinery markets. Operating income of both segments also benefited from productivity and margin improvements.
                   Operating income of the Lease Financing segment increased to
                 $12 in 1994 from $4 in 1993. This improved operating income relates almost exclusively to the leasing activities of DCC and resulted from a reduction in interest expense as a percent of revenue (31% in 1994, 34% in 1993), an increase in lease financing and related revenue of 11% in 1994 over 1993 and income from the receipt of an insurance settlement in 1994.
                   Selling, general and administrative expenses (SG&A) were $612 in 1994 compared to $523 for 1993, an increase of $89. Acquisitions made in the latter half of 1993 and early in 1994 accounted for $36 of the increase. After adjusting for the effect of acquisitions, SG&A increased 10%, primarily due to higher business levels. The ratio of expense to sales continued to improve and was 9.2% in 1994 compared to 9.6% in 1993, due to continuing cost containment and productivity efforts.
                   Interest expense decreased to $113 in 1994 from $137 in 1993 due to the overall lower average interest rates achieved through the replacement of higher rate notes and debentures with lower rate debt and the conversion of the 5 7/8% convertible debentures to stock. Average debt levels were comparable in 1994 and 1993.
                   Dana's international operations had operating income of $127 in 1994, an increase of $30 from the $97 reported in 1993. The profitability of the Company's operations in Canada and the Asia Pacific region improved significantly over the prior year. Additional operating income improvements were contributed by Dana's European acquisitions as well as DCC's European operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
in millions                                                     DANA CORPORATION
--------------------------------------------------------------------------------

RESULTS OF OPERATIONS 1994 VS 1993 (CONT'D)
  Equity in earnings of affiliates increased to $24 in 1994 from $16 in 1993 due to improved performance by Dana's affiliates in Korea and Venezuela and by DCC's leasing partnerships. The improved performance of the Korean affiliate related to the turnaround in the local economy, while Dana's affiliate operation in Venezuela has benefited from strong export sales volume. Certain DCC leasing partnerships contributed higher earnings in 1994 compared to 1993. Dana's Mexican affiliate, whose functional currency is the peso, also had an improved operating performance in 1994 over 1993. Because this affiliate is included in the consolidated financial statements with a fiscal year end of October 31, the devaluation of the Mexican peso did not affect Dana's earnings in 1994. The affiliate has approximately $130 in U.S. dollar denominated debt and it is estimated that the translation of this debt into pesos will result in Dana recording a charge to first quarter 1995 earnings of approximately $17, or $.17 per share for its proportionate share of the translation loss. Near term movement in the value of the Mexican peso is currently difficult to predict and is partially dependent upon the results of the economic support efforts of the U.S. and international economic organizations.
  Minority interest in net income of consolidated subsidiaries increased in 1994 to $30 from $26 in 1993 due to increased earnings of Dana's subsidiary in Canada.
  Taxes on income increased to $157 in 1994 from $90 in 1993 due to higher pre-tax income. The effective tax rate increased to 40% in 1994 compared to 39% in 1993. A $3 reduction in income tax expense in 1993 was recorded to recognize the effect that the 1% U.S. corporate income tax rate increase had on the Company's previously recorded income tax benefits.

ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

  Beginning in 1988, Dana Credit Corporation, our indirect wholly-owned leasing and finance subsidiary which had previously been accounted for on the equity method, was fully consolidated to reflect adoption of SFAS No. 94, "Consolidation of All Majority-owned Subsidiaries." DCC is a direct subsidiary of Diamond Financial Holdings, Inc. and represents substantially all of the operations and assets of DFHI with the exception of $82.0 of investments and other assets. The additional information on pages 45 - 47 shows Dana's balance sheet, income statement and cash flows as if DCC and DFHI were accounted for on the equity method and DCC (on pages 48 - 49) on a stand-alone basis. The Company believes this separate financial data will help the reader better understand the consolidated statements and related notes on pages 23 - 39.

ADDITIONAL INFORMATION -- STATEMENT OF INCOME                   DANA CORPORATION
in millions               (including Dana Credit Corporation on an equity basis)
--------------------------------------------------------------------------------

                                                                                 Year Ended December 31
                                                                             1993         1994         1995
-------------------------------------------------------------------------------------------------------------
NET SALES                                                                  $5,456.9     $6,607.4     $7,596.3
-------------------------------------------------------------------------------------------------------------
Other income                                                                   11.9          9.2         33.7
-------------------------------------------------------------------------------------------------------------
Foreign currency adjustments                                                  (24.2)       (22.0)         7.8
-------------------------------------------------------------------------------------------------------------
                                                                            5,444.6      6,594.6      7,637.8
-------------------------------------------------------------------------------------------------------------
Costs and expenses
-------------------------------------------------------------------------------------------------------------
  Cost of sales                                                             4,687.8      5,630.5      6,469.0
-------------------------------------------------------------------------------------------------------------
  Selling, general and administrative expenses                                449.7        529.8        602.9
-------------------------------------------------------------------------------------------------------------
  Interest expense                                                             83.2         54.3         75.5
-------------------------------------------------------------------------------------------------------------
                                                                            5,220.7      6,214.6      7,147.4
-------------------------------------------------------------------------------------------------------------
Income before income taxes                                                    223.9        380.0        490.4
-------------------------------------------------------------------------------------------------------------
Estimated taxes on income                                                      89.3        154.9        181.0
-------------------------------------------------------------------------------------------------------------
Income before minority interest and equity in earnings of affiliates          134.6        225.1        309.4
-------------------------------------------------------------------------------------------------------------
Minority interest in net income of consolidated subsidiaries                  (26.2)       (30.2)       (40.4)
-------------------------------------------------------------------------------------------------------------
Equity in earnings of affiliates                                               20.1         33.3         19.1
-------------------------------------------------------------------------------------------------------------
Income before the effect of a change in accounting principle                  128.5        228.2        288.1
-------------------------------------------------------------------------------------------------------------
Effect on prior years of the change in accounting for postemployment
  benefits                                                                    (48.9)
-------------------------------------------------------------------------------------------------------------
Net income                                                                 $   79.6     $  228.2     $  288.1
-------------------------------------------------------------------------------------------------------------

ADDITIONAL INFORMATION -- BALANCE SHEET                         DANA CORPORATION
in millions               (including Dana Credit Corporation on an equity basis)
--------------------------------------------------------------------------------

                                                                                           December 31
                                                                                         1994        1995
-----------------------------------------------------------------------------------------------------------
ASSETS
-----------------------------------------------------------------------------------------------------------
Current assets
-----------------------------------------------------------------------------------------------------------
  Cash                                                                                 $   43.0    $   18.6
-----------------------------------------------------------------------------------------------------------
  Marketable securities, at cost which approximates market                                 64.0        36.3
-----------------------------------------------------------------------------------------------------------
  Accounts receivable, less allowance for doubtful accounts of
     $19.6 - 1994 and $23.5 - 1995                                                      1,009.6     1,098.4
-----------------------------------------------------------------------------------------------------------
  Inventories                                                                             740.2       874.8
-----------------------------------------------------------------------------------------------------------
  Other current assets                                                                    132.3       132.5
-----------------------------------------------------------------------------------------------------------
          Total current assets                                                          1,989.1     2,160.6
-----------------------------------------------------------------------------------------------------------
Investments and other assets
-----------------------------------------------------------------------------------------------------------
  Investments at equity                                                                   205.6       159.9
-----------------------------------------------------------------------------------------------------------
  Goodwill                                                                                196.9       269.4
-----------------------------------------------------------------------------------------------------------
  Intangible pension asset                                                                 81.6        74.6
-----------------------------------------------------------------------------------------------------------
  Other                                                                                    86.5        99.6
-----------------------------------------------------------------------------------------------------------
          Total investments and other assets                                              570.6       603.5
-----------------------------------------------------------------------------------------------------------
Deferred income tax benefits                                                              316.2       337.5
-----------------------------------------------------------------------------------------------------------
Property, plant and equipment, net                                                      1,210.4     1,486.4
-----------------------------------------------------------------------------------------------------------
          Total assets                                                                 $4,086.3    $4,588.0
-----------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------
Current liabilities
-----------------------------------------------------------------------------------------------------------
  Notes payable                                                                        $  413.1    $  515.4
-----------------------------------------------------------------------------------------------------------
  Accounts payable                                                                        387.1       430.0
-----------------------------------------------------------------------------------------------------------
  Accrued payroll and employee benefits                                                   221.8       222.1
-----------------------------------------------------------------------------------------------------------
  Other accrued liabilities                                                               287.9       277.0
-----------------------------------------------------------------------------------------------------------
  Taxes other than taxes on income                                                         38.5        37.2
-----------------------------------------------------------------------------------------------------------
  Taxes on income                                                                         107.4       126.7
-----------------------------------------------------------------------------------------------------------
          Total current liabilities                                                     1,455.8     1,608.4
-----------------------------------------------------------------------------------------------------------
Deferred employee benefits and other noncurrent liabilities                             1,149.2     1,127.5
-----------------------------------------------------------------------------------------------------------
Long-term debt                                                                            389.3       533.7
-----------------------------------------------------------------------------------------------------------
Minority interest in consolidated subsidiaries                                            152.2       153.8
-----------------------------------------------------------------------------------------------------------
Shareholders' equity                                                                      939.8     1,164.6
-----------------------------------------------------------------------------------------------------------
          Total Liabilities and Shareholders' equity                                   $4,086.3    $4,588.0
-----------------------------------------------------------------------------------------------------------

ADDITIONAL INFORMATION -- STATEMENT OF CASH FLOWS               DANA CORPORATION
in millions               (including Dana Credit Corporation on an equity basis)
--------------------------------------------------------------------------------

                                                                                    Year Ended December 31
                                                                                 1993        1994        1995
----------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                                        $ 391.0     $ 435.4     $ 325.8
----------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
----------------------------------------------------------------------------------------------------------------
     Purchases of property, plant and equipment                                  (175.8)     (278.2)     (338.3)
----------------------------------------------------------------------------------------------------------------
     Purchase of minority interest of Hayes-Dana, Inc.                                                    (92.4)
----------------------------------------------------------------------------------------------------------------
     Purchase of European axle group                                                                      (93.0)
----------------------------------------------------------------------------------------------------------------
     Other acquisitions and additions to investments                              (44.9)      (21.6)      (37.1)
----------------------------------------------------------------------------------------------------------------
     Other                                                                         40.1        14.8        69.7
----------------------------------------------------------------------------------------------------------------
Net cash flows - investing activities                                            (180.6)     (285.0)     (491.1)
----------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
----------------------------------------------------------------------------------------------------------------
     Net change in short-term debt                                                  4.4        80.8        56.4
----------------------------------------------------------------------------------------------------------------
     Issuance of long-term debt                                                   224.1        50.0       310.0
----------------------------------------------------------------------------------------------------------------
     Payments on long-term debt                                                  (375.0)     (166.6)     (167.3)
----------------------------------------------------------------------------------------------------------------
     Dividends paid                                                               (73.8)      (82.0)      (91.2)
----------------------------------------------------------------------------------------------------------------
     Other                                                                         14.3         7.4         5.3
----------------------------------------------------------------------------------------------------------------
Net cash flows - financing activities                                            (206.0)     (110.4)      113.2
----------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                4.4        40.0       (52.1)
----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents - beginning of year                                      62.6        67.0       107.0
----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents - end of year                                         $  67.0     $ 107.0     $  54.9
----------------------------------------------------------------------------------------------------------------
Reconciliation of net income to net cash flows from operating activities:
----------------------------------------------------------------------------------------------------------------
Net income                                                                      $  79.6     $ 228.2     $ 288.1
----------------------------------------------------------------------------------------------------------------
Noncash items included in income:
----------------------------------------------------------------------------------------------------------------
     Effect on prior years of the change in accounting for postemployment
      benefits                                                                     48.9
----------------------------------------------------------------------------------------------------------------
     Depreciation and amortization                                                154.3       163.6       187.4
----------------------------------------------------------------------------------------------------------------
     Deferred income taxes                                                          9.4        13.0       (23.1)
----------------------------------------------------------------------------------------------------------------
     Minority interest                                                             13.4        12.3         7.0
----------------------------------------------------------------------------------------------------------------
     Net change in receivables, inventory and payables                             67.4        18.0      (118.5)
----------------------------------------------------------------------------------------------------------------
     Unremitted earnings of affiliates                                              8.8        (7.0)       (3.4)
----------------------------------------------------------------------------------------------------------------
     Other                                                                          9.2         7.3       (11.7)
----------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                                        $ 391.0     $ 435.4     $ 325.8
----------------------------------------------------------------------------------------------------------------

ADDITIONAL INFORMATION -- BALANCE SHEET                  DANA CREDIT CORPORATION
in millions            (an indirect wholly-owned subsidiary of Dana Corporation)
--------------------------------------------------------------------------------

                                                                                           December 31
                                                                                         1994        1995
-----------------------------------------------------------------------------------------------------------
ASSETS
-----------------------------------------------------------------------------------------------------------
Cash                                                                                   $    2.5    $   11.5
-----------------------------------------------------------------------------------------------------------
Loans receivable                                                                           61.4       114.4
-----------------------------------------------------------------------------------------------------------
Lease financing                                                                         1,013.1     1,153.5
-----------------------------------------------------------------------------------------------------------
Investments in partnerships                                                                40.7        29.1
-----------------------------------------------------------------------------------------------------------
Other assets                                                                               55.3        78.2
-----------------------------------------------------------------------------------------------------------
          Total Assets                                                                 $1,173.0    $1,386.7
-----------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDER'S EQUITY
-----------------------------------------------------------------------------------------------------------
Short-term debt                                                                        $  177.2    $  371.7
-----------------------------------------------------------------------------------------------------------
Long-term debt                                                                            640.1       600.7
-----------------------------------------------------------------------------------------------------------
Other liabilities                                                                          55.0        74.3
-----------------------------------------------------------------------------------------------------------
Deferred income taxes                                                                     211.5       235.4
-----------------------------------------------------------------------------------------------------------
Shareholder's equity                                                                       89.2       104.6
-----------------------------------------------------------------------------------------------------------
          Total Liabilities and Shareholder's Equity                                   $1,173.0    $1,386.7
-----------------------------------------------------------------------------------------------------------

ADDITIONAL INFORMATION -- STATEMENT OF INCOME            DANA CREDIT CORPORATION
in millions            (an indirect wholly-owned subsidiary of Dana Corporation)
--------------------------------------------------------------------------------

                                                                                 Year Ended December 31
                                                                             1993         1994         1995
-------------------------------------------------------------------------------------------------------------
Revenues
-------------------------------------------------------------------------------------------------------------
  Lease financing                                                          $  120.0     $  132.4     $  152.2
-------------------------------------------------------------------------------------------------------------
  Interest and fees on loans                                                    8.4          7.6          6.2
-------------------------------------------------------------------------------------------------------------
  Other revenues                                                               18.3         21.7         22.0
-------------------------------------------------------------------------------------------------------------
                                                                              146.7        161.7        180.4
-------------------------------------------------------------------------------------------------------------
Expenses
-------------------------------------------------------------------------------------------------------------
  Interest expense                                                             50.7         51.9         62.8
-------------------------------------------------------------------------------------------------------------
  General and administrative expenses                                          79.2         89.7        103.1
-------------------------------------------------------------------------------------------------------------
                                                                              129.9        141.6        165.9
-------------------------------------------------------------------------------------------------------------
Income before income taxes                                                     16.8         20.1         14.5
-------------------------------------------------------------------------------------------------------------
Estimated income tax provision (benefit)                                        5.3          5.4         (8.0)
-------------------------------------------------------------------------------------------------------------
Income before equity in earnings of affiliates                                 11.5         14.7         22.5
-------------------------------------------------------------------------------------------------------------
Equity in earnings of affiliates                                                3.2          5.3          4.9
-------------------------------------------------------------------------------------------------------------
          Net Income                                                       $   14.7     $   20.0     $   27.4
-------------------------------------------------------------------------------------------------------------

ADDITIONAL INFORMATION --
STATEMENT OF CASH FLOWS                                  DANA CREDIT CORPORATION
in millions            (an indirect wholly-owned subsidiary of Dana Corporation)
--------------------------------------------------------------------------------

                                                                      Year Ended December 31
                                                                   1993        1994        1995
-------------------------------------------------------------------------------------------------
Net cash flows from operating activities                          $  92.9     $  93.5     $ 107.1
-------------------------------------------------------------------------------------------------
Cash flows from investing activities:
-------------------------------------------------------------------------------------------------
  Purchases of assets to be leased                                 (298.2)     (402.8)     (507.9)
-------------------------------------------------------------------------------------------------
  Loans made to customers and affiliates                            (20.9)      (30.1)      (24.8)
-------------------------------------------------------------------------------------------------
  Payments received on leases                                       164.1       195.5       201.0
-------------------------------------------------------------------------------------------------
  Proceeds from sales of leased assets                               33.0        39.8        60.8
-------------------------------------------------------------------------------------------------
  Payments received on loans                                          6.6       102.9        16.6
-------------------------------------------------------------------------------------------------
  Other                                                              20.4        12.3        13.8
-------------------------------------------------------------------------------------------------
Net cash flows -- investing activities                              (95.0)      (82.4)     (240.5)
-------------------------------------------------------------------------------------------------
Cash flows from financing activities:
-------------------------------------------------------------------------------------------------
  Net change in short-term debt                                      62.0      (106.7)      194.5
-------------------------------------------------------------------------------------------------
  Issuance of long-term debt                                        354.3       305.4       108.1
-------------------------------------------------------------------------------------------------
  Payments on long-term debt                                       (399.8)     (197.3)     (147.5)
-------------------------------------------------------------------------------------------------
  Dividends paid                                                    (15.7)      (17.7)      (12.7)
-------------------------------------------------------------------------------------------------
Net cash flows -- financing activities                                 .8       (16.3)      142.4
-------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                      (1.3)       (5.2)        9.0
-------------------------------------------------------------------------------------------------
Cash and cash equivalents -- beginning of year                        9.0         7.7         2.5
-------------------------------------------------------------------------------------------------
Cash and cash equivalents -- end of year                          $   7.7     $   2.5     $  11.5
-------------------------------------------------------------------------------------------------
Reconciliation of net income to net cash flows from
  operating activities:
-------------------------------------------------------------------------------------------------
Net income                                                        $  14.7     $  20.0     $  27.4
-------------------------------------------------------------------------------------------------
Noncash items included in income:
-------------------------------------------------------------------------------------------------
  Depreciation                                                       33.7        38.5        50.0
-------------------------------------------------------------------------------------------------
  Deferred income taxes                                              20.1        45.1        26.6
-------------------------------------------------------------------------------------------------
  Provision for credit losses                                        12.1        15.9        15.6
-------------------------------------------------------------------------------------------------
  Gains from sales of leased assets                                  (6.8)       (2.9)      (10.1)
-------------------------------------------------------------------------------------------------
  Change in income taxes recoverable                                  6.4       (21.3)       (3.2)
-------------------------------------------------------------------------------------------------
  Unremitted earnings of affiliates                                  (3.2)       (5.3)       (4.9)
-------------------------------------------------------------------------------------------------
  Change in other assets, other liabilities and
     accrued expenses                                                15.9         3.5         5.7
-------------------------------------------------------------------------------------------------
Net cash flows from operating activities                          $  92.9     $  93.5     $ 107.1
-------------------------------------------------------------------------------------------------

ADDITIONAL INFORMATION
in millions except per share amounts                            DANA CORPORATION
--------------------------------------------------------------------------------
SHAREHOLDERS' INVESTMENT
--------------------------------------------------------------------------------

  The following table shows the range of market prices of Dana Corporation common stock on the New York Stock Exchange and the cash dividends declared and paid for each quarter during 1994 and 1995. At December 31, 1995, the closing price of Dana common stock was $29 1/4.

------------------------------------------------------------------------------------------------------------------------
                                                                                                               CASH
                                                                                                             DIVIDENDS
                                                                                                              DECLARED
                                                        STOCK PRICE                                           AND PAID
------------------------------------------------------------------------------------------------------------------------
                                     1994                                         1995                          1994
------------------------------------------------------------------------------------------------------------------------
 QUARTER ENDED         HI             LO           CLOSE            HI             LO           CLOSE
------------------------------------------------------------------------------------------------------------------------
March 31           $ 30 11/16      $ 27 1/4    $ 28 5/8          26              21 3/8          25 1/2        $.20
June 30              30 5/8          25 1/2      28 1/2          29 1/2          24              28 5/8         .21
September 30         29 3/4          26 1/4      27 3/4          32 5/8          28              28 7/8         .21
December 31          27 7/8          19 5/8      23 1/2          31              25 1/4          29 1/4         .21
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
                    1995
------------------------------------------------------------------------------------------------------------------------
 QUARTER ENDED
------------------------------------------------------------------------------------------------------------------------
March 31            $.21
June 30              .23
September 30         .23
December 31          .23
------------------------------------------------------------------------------------------------------------------------

                   UNAUDITED QUARTERLY FINANCIAL INFORMATION
--------------------------------------------------------------------------------

  The following information has been reviewed by our independent accountants in accordance with generally accepted auditing standards (GAAS); however, they have not performed an audit in accordance with GAAS on the quarterly information to enable them to opine on each quarter. Quarterly per share amounts were computed using the average number of outstanding shares for each quarter.

--------------------------------------------------------------------------------

                                                                                      NET INCOME
                                      NET             GROSS          NET INCOME         (LOSS)
        QUARTER ENDED                SALES            PROFIT           (LOSS)         PER SHARE
------------------------------------------------------------------------------------------------------------------------
For the year ended
  December 31, 1993
     March 31                        $1,324            $181            $(25.4)(A)       $ (.27)
     June 30                          1,418             214              36.6              .39
     September 30                     1,291             194              33.2              .36
     December 31                      1,427             196              35.2              .38
------------------------------------------------------------------------------------------------------------------------
For the year ended
  December 31, 1994
     March 31                        $1,597            $234            $ 47.7           $  .48
     June 30                          1,712             281              68.0              .69
     September 30                     1,610             234              52.9              .54
     December 31                      1,695             241              59.6              .60
------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED
  DECEMBER 31, 1995
     MARCH 31                        $1,924            $290            $ 59.2           $  .59
     JUNE 30                          1,969             315              89.1              .88
     SEPTEMBER 30                     1,727             268              60.9              .60
     DECEMBER 31                      1,978             275              78.9              .77
------------------------------------------------------------------------------------------------------------------------

(A) Includes the one-time charge of $48.9 reflecting the adoption of SFAS No. 112 effective January 1, 1993.

  Dana's third quarter 1993 net income included approximately $3.0 ($.03 per share) of income tax benefit attributable primarily to the effect of the change in the U.S. corporate income tax rate on deferred income tax benefits.

  During the first quarter of 1995, Dana recorded a non-operating charge of $18.0 ($.17 per share) for its proportionate share of translation losses incurred by its Mexican affiliate, Spicer S.A. de C.V., due to the devaluation of the Mexican peso.

  In the fourth quarter, Dana recorded a gain of $12.0 ($.11 per share) due to the sale of equity in three South American affiliates, a tax benefit of $5.2 ($.05) due to the sale of an insurance subsidiary in Bermuda and a charge of $5.8 ($.06) relating to a tentative settlement of a lawsuit filed by the Department of Justice.

ELEVEN YEAR HISTORY
in millions except share and per share amounts                  DANA CORPORATION
--------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

  For the
    Years     1985       1986       1987       1988       1989       1990       1991       1992       1993       1994       1995
----------------------------------------------------------------------------------------------------------------------------------
Net Sales    $3,797     $3,738     $4,180     $4,936     $4,865     $4,952     $4,398     $4,872     $5,460     $6,614     $7,598
----------------------------------------------------------------------------------------------------------------------------------
Net Income
  (Loss)        165         84        142        162        132         76         13       (382)        80        228        288
----------------------------------------------------------------------------------------------------------------------------------
Net Income
  (Loss) per
  Common
  Share        1.48        .82       1.62       1.99       1.62        .92        .16      (4.35)       .86       2.31       2.84
----------------------------------------------------------------------------------------------------------------------------------
Dividends
  Declared
  per Common
  Share         .64        .64        .70        .77        .80        .80        .80        .80        .80        .83        .90
----------------------------------------------------------------------------------------------------------------------------------
Total Assets  4,174      4,578      4,914      4,786      5,225      4,513      4,179      4,343      4,632      5,111      5,694
----------------------------------------------------------------------------------------------------------------------------------
Long-Term
  Debt          663      1,027      1,322      1,324      1,522      1,486      1,541      1,467      1,207      1,187      1,315
----------------------------------------------------------------------------------------------------------------------------------

                                                                DANA CORPORATION
                 (including Diamond Financial Holdings, Inc. on an equity basis)
----------------------------------------------------------------------------------------------------------------------------------

  For the
    Years     1985       1986       1987       1988       1989       1990       1991       1992       1993       1994       1995
----------------------------------------------------------------------------------------------------------------------------------
Net Income
  per Share
  of Common
  Stock+     $ 1.48     $  .82     $ 1.62     $ 1.99     $ 1.62     $  .92     $  .16     $  .64     $ 1.39     $ 2.31     $ 2.84
----------------------------------------------------------------------------------------------------------------------------------
Cash
  Dividends
  per Share
  of Common
  Stock
  Declared
  and Paid      .64        .64        .70        .77        .80        .80        .80        .80        .80        .83        .90
----------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
----------------------------------------------------------------------------------------------------------------------------------
NET SALES    $3,754     $3,695     $4,142     $4,896     $4,857     $4,948     $4,385     $4,863     $5,457     $6,607     $7,596
----------------------------------------------------------------------------------------------------------------------------------
Cost of
  Sales       3,054      3,075      3,480      4,133      4,104      4,129      3,841      4,282      4,688      5,631      6,469
----------------------------------------------------------------------------------------------------------------------------------
Income
  (Loss)
  before
  Income
  Taxes         342        201        203        238        217        187        (24)        48        224        380        490
----------------------------------------------------------------------------------------------------------------------------------
Income
  Taxes*        169         96         84        109         95         97          3         26         89        155        181
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME+     165         84        142        162        132         76         13         56        129        228        288
----------------------------------------------------------------------------------------------------------------------------------
Net Income
  for the
  Year
  Retained
  for Growth     93         19         81        100         67         10         --         --          6        146        197
----------------------------------------------------------------------------------------------------------------------------------
Interest
  Expense        51         63         91        103        118        120        111         99         83         54         76
----------------------------------------------------------------------------------------------------------------------------------
YEAR END FINANCIAL POSITION
----------------------------------------------------------------------------------------------------------------------------------
Liquid
  Assets**   $  533     $  563     $  733     $  801     $  763     $  764     $  746     $  837     $  990     $1,117     $1,153
----------------------------------------------------------------------------------------------------------------------------------
Working
  Capital       612        590        484        509        508        487        423        562        569        533        552
----------------------------------------------------------------------------------------------------------------------------------
Ratio of
  Current
  Assets to
  Current
 Liabilities  1.9-1      1.8-1      1.5-1      1.5-1      1.5-1      1.5-1      1.4-1      1.6-1      1.5-1      1.4-1      1.3-1
----------------------------------------------------------------------------------------------------------------------------------
Total
Shareholders'
  Equity      1,195        944        865        960      1,020      1,049        989        707        801        940      1,165
----------------------------------------------------------------------------------------------------------------------------------
Long-Term
  Debt          354        618        690        681        759        766        786        687        496        389        534
----------------------------------------------------------------------------------------------------------------------------------
Net
  Property,
  Plant and
  Equipment     737        765        820        905        985      1,107      1,077      1,029      1,061      1,210      1,486
----------------------------------------------------------------------------------------------------------------------------------
Total Assets  2,424      2,514      2,788      2,916      3,102      3,196      2,959      3,349      3,684      4,086      4,588
----------------------------------------------------------------------------------------------------------------------------------
Average
  Number of
  Shares
 Outstanding
  (in
  thousands) 112,020    102,196    87,430     81,353     81,658     81,954     82,171     87,792     92,533     98,689     101,297
----------------------------------------------------------------------------------------------------------------------------------
Stock Price
  High       15 3/16    18 1/4     27 1/8     20 1/4     21 7/16    19 1/16    18 1/4     24 1/8     30 1/8     30 11/16   32 5/8
             --------------------------------------------------------------------------------------------------------------------
  Low        11 1/8     12 3/4     13 3/4     16 1/4     16 1/2     9 15/16    12 5/16    13 3/8         22     19 5/8     21 3/8
             --------------------------------------------------------------------------------------------------------------------
  Close      13 5/8     17 7/16    17 1/16    19 7/16    17 5/16    14 15/16   13 7/8     23 1/2       29 15/   23 1/2     29 1/4
----------------------------------------------------------------------------------------------------------------------------------
*    Net of the cumulative effect of the change in accounting for income taxes in 1987.
**   Cash, Marketable Securities and Accounts Receivable
+    Excludes one-time SFAS No. 106 charge of $438 ($4.99 per share) in 1992 and SFAS No. 112 charge of $49 ($.53 per share) in
     1993.