Form 10-K, Exhibit 13
period 1996-12-31
DANA CORP
filed 1997-03-06
CIK 26780

INTRODUCTION TO FINANCIAL SECTION                              DANA CORPORATION

                                                                      EXHIBIT 13

GLOBAL GROWTH AND FINANCIAL PERFORMANCE

During 1996 Dana continued to focus on international growth and aggressively expanded operations in several countries. These expansions are the result of global customer demand for some of Dana's leading core products. In addition, pending acquisitions, such as the Clark-Hurth operations, will expand our sales in the global off-highway and industrial markets.

      As these investments begin to generate earnings and cash flow in future years, Dana's financial performance should continue to strengthen. These gains do not come easily or quickly but accumulate over the years as these new units develop volume and market positions.

LONG-TERM EARNINGS MOMENTUM

Long-term earnings growth is a continuing challenge for all companies and Dana is no exception. The past several years of solid international growth and increased earnings provide strong evidence that Dana's people do indeed have the skills and desire to thrive in global markets. We are truly proud of their abilities and accomplishments. As we have stated before, the outstanding efforts of so many of our people are truly creating an exciting future for all of Dana.

             /S/  Jim Ayers
[PICTURE]
             Jim Ayers
             Chief Financial Officer*

*Retires in 1997 After 33 Years of Dana Service.


THREE-YEAR MOVING
AVERAGE EPS
Excluding one-time charges
relating to the adoption of
SFAS 106 and SFAS 112

 '92        $ .57
 '93        $ .73
 '94        $1.45
 '94        $2.18
 '96        $2.72

DURING THE PAST SEVERAL YEARS, DANA'S THREE-YEAR AVERAGE EPS HAS SHOWN SIGNIFICANT GROWTH.

MANAGEMENT AND INDEPENDENT ACCOUNTANT'S REPORT                 DANA CORPORATION
--------------------------------------------------------------------------------

RESPONSIBILITY FOR
FINANCIAL STATEMENTS
--------------------

   We have prepared the accompanying consolidated financial statements and related information included herein for the three years ended December 31, 1996.

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

/s/ John S. Simpson
John S. Simpson
Chief Financial Officer,*
Vice President - Finance & Treasurer

/s/ James H. Woodward, Jr.
James H. Woodward, Jr.
Vice President and Corporate Controller**


REPORT OF INDEPENDENT ACCOUNTANTS
---------------------------------

[PRICE WATERHOUSE LLP LOGO]

To the Board of Directors and Shareholders of Dana Corporation

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of shareholders' equity and of cash flows, including pages 23 through and including note 23 on page 40, present fairly, in all material respects, the financial position of Dana Corporation and its subsidiaries at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

Toledo, Ohio
January 21, 1997

   A copy of the Annual Report as filed with the Securities and Exchange Commission on Form 10-K will be mailed at no charge upon request to the Secretary, Dana Corporation, P.O. Box 1000, Toledo, Ohio 43697.

 *Effective January 1, 1997
**Effective October 1, 1996

STATEMENT OF INCOME
in millions except per share amounts                           DANA CORPORATION
--------------------------------------------------------------------------------

                                                                 Year Ended December 31
                                                            1994         1995          1996
--------------------------------------------------------------------------------------------
NET SALES                                                $ 6,613.8    $ 7,597.7    $ 7,686.3
--------------------------------------------------------------------------------------------
Revenue from lease financing and other income                148.7        189.0        203.2
--------------------------------------------------------------------------------------------
Foreign currency adjustments                                 (22.0)         7.8          1.2
--------------------------------------------------------------------------------------------
                                                           6,740.5      7,794.5      7,890.7
--------------------------------------------------------------------------------------------
Costs and expenses
--------------------------------------------------------------------------------------------
      Cost of sales                                        5,624.0      6,449.7      6,525.2
--------------------------------------------------------------------------------------------
      Selling, general and administrative expenses           611.5        685.2        714.8
--------------------------------------------------------------------------------------------
      Interest expense                                       113.4        146.4        159.0
--------------------------------------------------------------------------------------------
                                                           6,348.9      7,281.3      7,399.0
--------------------------------------------------------------------------------------------
Income before income taxes                                   391.6        513.2        491.7
--------------------------------------------------------------------------------------------
Estimated taxes on income                                    157.4        181.2        166.3
--------------------------------------------------------------------------------------------
Income before minority interest and equity in earnings
     (losses) of affiliates                                  234.2        332.0        325.4
--------------------------------------------------------------------------------------------
Minority interest                                            (30.2)       (40.4)       (32.8)
--------------------------------------------------------------------------------------------
Equity in earnings (losses) of affiliates                     24.2         (3.5)        13.4
--------------------------------------------------------------------------------------------
NET INCOME                                               $   228.2    $   288.1    $   306.0
--------------------------------------------------------------------------------------------

NET INCOME PER COMMON SHARE                              $    2.31    $    2.84    $    3.01
--------------------------------------------------------------------------------------------

Cash dividends declared and paid per common share        $     .83    $     .90    $     .98
--------------------------------------------------------------------------------------------

Average shares outstanding                                    98.7        101.3        101.8
--------------------------------------------------------------------------------------------







The accompanying notes are an integral part of the financial statements.

BALANCE SHEET
in millions except par value                                   DANA CORPORATION
--------------------------------------------------------------------------------

                                                                   December 31
                                                                1995        1996
----------------------------------------------------------------------------------
ASSETS
----------------------------------------------------------------------------------
Cash                                                          $   30.3    $  105.3
----------------------------------------------------------------------------------
Marketable securities, at cost which approximates market          36.3       122.5
----------------------------------------------------------------------------------
Accounts receivable, less allowance for doubtful accounts
   of $23.5 - 1995 and $26.0 - 1996                            1,081.6     1,069.1
----------------------------------------------------------------------------------
Inventories                                                      874.8       912.9
----------------------------------------------------------------------------------
Lease financing                                                1,004.9     1,167.3
----------------------------------------------------------------------------------
Investments and other assets                                     810.7       810.6
----------------------------------------------------------------------------------
Deferred income tax benefits                                     225.4       147.5
----------------------------------------------------------------------------------
Property, plant and equipment, net                             1,649.5     1,824.8
----------------------------------------------------------------------------------
         Total assets                                         $5,713.5    $6,160.0
----------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
----------------------------------------------------------------------------------
Short-term debt                                               $  791.4    $  640.3
----------------------------------------------------------------------------------
Accounts payable                                                 430.6       460.3
----------------------------------------------------------------------------------
Other liabilities                                                761.8       736.5
----------------------------------------------------------------------------------
Deferred employee benefits                                     1,096.2     1,025.6
----------------------------------------------------------------------------------
Long-term debt                                                 1,315.1     1,697.7
----------------------------------------------------------------------------------
         Total liabilities                                     4,395.1     4,560.4
----------------------------------------------------------------------------------
Minority interest in consolidated subsidiaries                   153.8       170.9
----------------------------------------------------------------------------------
Shareholders' equity
----------------------------------------------------------------------------------
      Common stock, $1 par value, shares authorized, 240.0;
       shares issued, 101.5 - 1995 and 103.0 - 1996              101.5       103.0
----------------------------------------------------------------------------------
      Additional paid-in capital                                  68.9       106.0
----------------------------------------------------------------------------------
      Retained earnings                                        1,096.3     1,304.9
----------------------------------------------------------------------------------
      Deferred translation adjustments                           (88.6)      (85.2)
----------------------------------------------------------------------------------
      Deferred pension expense                                   (13.5)
----------------------------------------------------------------------------------
         Total shareholders' equity                            1,164.6     1,428.7
----------------------------------------------------------------------------------
         Total liabilities and shareholders' equity           $5,713.5    $6,160.0
----------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

STATEMENT OF CASH FLOWS
in millions                                                    DANA CORPORATION
--------------------------------------------------------------------------------

                                                         Year Ended December 31
                                                        1994      1995      1996
----------------------------------------------------------------------------------
Net cash flows from operating activities               $465.8    $377.8    $696.2
----------------------------------------------------------------------------------
Cash flows from investing activities:
----------------------------------------------------------------------------------
  Purchases of property, plant and equipment           (337.2)   (409.7)   (356.5)
----------------------------------------------------------------------------------
  Purchases of assets to be leased                     (373.4)   (400.3)   (426.3)
----------------------------------------------------------------------------------
  Purchase of minority interest of Hayes-Dana, Inc.               (92.4)
----------------------------------------------------------------------------------
  Purchase of European axle group                                 (93.0)
----------------------------------------------------------------------------------
  Other acquisitions, additions to investments
    and other assets                                    (22.6)    (40.4)   (121.5)
----------------------------------------------------------------------------------
  Loans made to customers and partnership
    affiliates                                          (39.3)    (25.4)    (98.5)
----------------------------------------------------------------------------------
  Payments received on leases                           195.5     201.0     209.7
----------------------------------------------------------------------------------
  Proceeds from sales of certain assets
    and subsidiaries                                     55.1      93.4      73.1
----------------------------------------------------------------------------------
  Proceeds from sales of leased assets                   37.0      58.9      28.5
----------------------------------------------------------------------------------
  Payments received on loans                             38.7      49.1      39.7
----------------------------------------------------------------------------------
  Other                                                  23.3      27.2      10.3
----------------------------------------------------------------------------------
Net cash flows - investing activities                  (422.9)   (631.6)   (641.5)
----------------------------------------------------------------------------------
Cash flows from financing activities:
----------------------------------------------------------------------------------
  Net change in short-term debt                          84.2     191.0    (163.6)
----------------------------------------------------------------------------------
  Issuance of long-term debt                            355.4     418.1     734.9
----------------------------------------------------------------------------------
  Payments on long-term debt                           (373.2)   (314.9)   (372.5)
----------------------------------------------------------------------------------
  Dividends paid                                        (82.0)    (91.2)    (99.7)
----------------------------------------------------------------------------------
  Other                                                   7.3       5.2       7.4
----------------------------------------------------------------------------------
Net cash flows - financing activities                    (8.3)    208.2     106.5
----------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents     34.6     (45.6)    161.2
----------------------------------------------------------------------------------
Cash and cash equivalents - beginning of year            77.6     112.2      66.6
----------------------------------------------------------------------------------
Cash and cash equivalents - end of year                $112.2    $ 66.6    $227.8
----------------------------------------------------------------------------------
Reconciliation of net income to net cash flows from
  operating activities:
----------------------------------------------------------------------------------
Net income                                             $ 228.2 $  288.1    $306.0
----------------------------------------------------------------------------------
Noncash items included in income:
----------------------------------------------------------------------------------
  Depreciation and amortization                         210.6     245.8     278.4
----------------------------------------------------------------------------------
  Unremitted earnings of affiliates                     (15.7)      4.3     (13.3)
----------------------------------------------------------------------------------
  Deferred income taxes                                  55.2       5.2      63.9
----------------------------------------------------------------------------------
  Minority interest                                      12.4       7.0      26.5
----------------------------------------------------------------------------------
  Change in accounts receivable                        (106.1)    (67.5)     34.2
----------------------------------------------------------------------------------
  Change in inventories                                 (82.8)    (81.8)    (16.4)
----------------------------------------------------------------------------------
  Change in other operating assets                        (.6)      8.1      49.9
----------------------------------------------------------------------------------
  Change in operating liabilities                       136.4     (27.7)    (30.5)
----------------------------------------------------------------------------------
  Additions to lease and loan loss reserves              25.5      17.2      11.0
----------------------------------------------------------------------------------
  Other                                                   2.7     (20.9)    (13.5)
----------------------------------------------------------------------------------
Net cash flows from operating activities               $465.8    $377.8    $696.2
----------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

STATEMENT OF SHAREHOLDERS' EQUITY
in millions except par value                                   DANA CORPORATION
--------------------------------------------------------------------------------

                                                                                          DEFERRED
                                                                                          PENSION
                                             $1 PAR VALUE        ADDITIONAL                 AND
                                             COMMON STOCK         PAID-IN    RETAINED    TRANSLATION  SHAREHOLDERS'
                                          ISSUED     TREASURY     CAPITAL    EARNINGS    ADJUSTMENTS      EQUITY
-----------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993               $   67.7    $ (611.3)   $  628.3    $  809.2     $  (92.5)      $  801.4
-----------------------------------------------------------------------------------------------------------------
Net income for the year
   ended December 31, 1994                                                      228.2                       228.2
-----------------------------------------------------------------------------------------------------------------
Cash dividends declared                                                         (82.0)                      (82.0)
-----------------------------------------------------------------------------------------------------------------
Two-for-one common stock split               67.7                               (67.7)
-----------------------------------------------------------------------------------------------------------------
Issuance of shares for director and
   employee stock plans                        .3         1.6         6.2                                     8.1
-----------------------------------------------------------------------------------------------------------------
Deferred translation adjustments                                                               7.6            7.6
-----------------------------------------------------------------------------------------------------------------
Deferred pension expense adjustments                                                         (22.8)         (22.8)
-----------------------------------------------------------------------------------------------------------------
Cost of shares reacquired                                 (.7)                                                (.7)
-----------------------------------------------------------------------------------------------------------------
Retirement of treasury shares               (36.9)      610.4      (573.5)
-----------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                   98.8        --          61.0       887.7       (107.7)         939.8
-----------------------------------------------------------------------------------------------------------------
Net income for the year
   ended December 31, 1995                                                      288.1                       288.1
-----------------------------------------------------------------------------------------------------------------
Cash dividends declared                                                         (91.2)                      (91.2)
-----------------------------------------------------------------------------------------------------------------
Issuance of shares in connection
   with acquisitions                          2.5                     2.9        11.7                        17.1
-----------------------------------------------------------------------------------------------------------------
Deferred translation adjustments                                                              (3.7)          (3.7)
-----------------------------------------------------------------------------------------------------------------
Deferred pension expense adjustments                                                           9.3            9.3
-----------------------------------------------------------------------------------------------------------------
Cost of shares reacquired                                            (1.0)                                   (1.0)
-----------------------------------------------------------------------------------------------------------------
Issuance of shares for employee
   stock plans                                 .2                     6.0                                     6.2
-----------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                  101.5        --          68.9     1,096.3       (102.1)       1,164.6
-----------------------------------------------------------------------------------------------------------------
NET INCOME FOR THE YEAR ENDED
   DECEMBER 31, 1996                                                            306.0                       306.0
-----------------------------------------------------------------------------------------------------------------
CASH DIVIDENDS DECLARED                                                         (99.7)                      (99.7)
-----------------------------------------------------------------------------------------------------------------
ISSUANCE OF SHARES FOR DEFINED
   BENEFIT PENSION PLANS                      1.0                    30.1                                    31.1
-----------------------------------------------------------------------------------------------------------------
DEFERRED TRANSLATION ADJUSTMENTS                                                               3.4            3.4
-----------------------------------------------------------------------------------------------------------------
DEFERRED PENSION EXPENSE ADJUSTMENTS                                                          13.5           13.5
-----------------------------------------------------------------------------------------------------------------
COST OF SHARES REACQUIRED                     (.2)                   (5.1)                                   (5.3)
-----------------------------------------------------------------------------------------------------------------
ISSUANCE OF SHARES FOR DIRECTOR AND
   EMPLOYEE STOCK PLANS                        .5                    12.1                                    12.6
-----------------------------------------------------------------------------------------------------------------
ISSUANCE OF SHARES IN CONNECTION
   WITH ACQUISITIONS                           .2                                 2.3                         2.5
-----------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996               $  103.0    $   --      $  106.0    $1,304.9     $  (85.2)      $1,428.7
-----------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

NOTES TO FINANCIAL STATEMENTS
in millions                                                    DANA CORPORATION
--------------------------------------------------------------------------------

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Dana Corporation is a global leader in the engineering, manufacturing and distribution of products and systems for the worldwide vehicular, industrial and mobile off-highway markets. Dana also owns Dana Credit Corporation (DCC), a leading provider of lease financing services in certain markets.

   The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Some of the more significant estimates include depreciation and amortization of long lived assets, deferred tax and inventory valuations, environmental and warranty reserves, post employment and post retirement benefits, residual values of leased assets and allowances for doubtful accounts. Actual results could differ from those estimates.

   The following summary of significant accounting policies of Dana Corporation is presented to assist the reader in evaluating the financial statements. Where appropriate, certain amounts in 1994 and 1995 have been reclassified to conform with the 1996 presentation.

PRINCIPLES OF CONSOLIDATION

   Dana's financial statements include all significant United States (U.S.) and international subsidiaries, including its indirect wholly-owned leasing subsidiary, DCC. Affiliated companies (20% to 50% ownership) are generally recorded in the statements using the equity method of accounting. Operations of affiliates outside North America accounted for on the equity method of accounting are generally included for periods ended within two months of Dana's year end to ensure preparation of financial statements on a timely basis. Prior to 1995, subsidiaries outside of North America were generally included for periods ended within one month of Dana's year end, however, in 1995 the period was changed to eliminate the one month delay. The effect of this change was not material to the financial statements. Less than 20% owned companies are included in the financial statements at the cost of Dana's investment. Dividends, royalties and fees from these cost basis affiliates are recorded in Dana's financial statements when received.

FOREIGN CURRENCY TRANSLATION

   The financial statements of the Company's subsidiaries and equity affiliates outside the U.S., located in non-highly inflationary economies, are measured using the local currency as the functional currency. Income and expense items are translated at average monthly rates of exchange. Gains and losses from currency transactions of these affiliates are included in net earnings. Assets and liabilities of these affiliates are translated at the rates of exchange at the balance sheet date. The resultant translation adjustments are included as deferred translation adjustments as a component of shareholders' equity. For affiliates operating in highly inflationary economies, such as Brazil and, beginning in 1997, Mexico, non-monetary assets are translated at historical exchange rates and monetary assets are translated at current exchange rates. Translation adjustments are included in the determination of income.

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

LOANS RECEIVABLE

   Loans receivable consist primarily of loans to partnership affiliates and loans secured by equipment and first mortgages on real property. The loans to partnership affiliates are secured by the partnerships' assets. Income on all loans is recognized on the interest method. Interest income on impaired loans is recognized either as cash is collected or on a cost recovery basis as conditions warrant.

ALLOWANCE FOR LOSSES ON LOANS RECEIVABLE

   Provisions for losses on loans receivable are determined on the basis of loss experience and assessment of prospective risk. Resulting adjustments to the allowance for losses are

NOTES TO FINANCIAL STATEMENTS
in millions                                                    DANA CORPORATION
--------------------------------------------------------------------------------

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)


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

PROPERTIES AND DEPRECIATION

   Property, plant and equipment are valued at historical costs. Depreciation is computed over the estimated useful lives of property, plant and equipment using primarily the straight-line method for financial reporting purposes and primarily accelerated depreciation methods for federal income tax purposes.

FINANCIAL INSTRUMENTS

   The reported fair values of financial instruments are based on a variety of factors. Where available, fair values represent quoted market prices for identical or comparable instruments. Where quoted market prices are not available, fair values have been estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of credit risk. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of December 31, 1995 and 1996, or that will be realized in the future.

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

ENVIRONMENTAL COMPLIANCE AND REMEDIATION

   Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations which do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Estimated costs are based upon enacted laws and regulations, existing technology and the most probable method of remediation. The costs determined are not discounted and exclude the effects of inflation and other societal and economic factors. Where the cost estimates result in a range of equally probable amounts, the lower end of the range is accrued.

PENSION PLANS

   Annual net periodic pension costs under the Company's defined benefit pension plans are determined on an actuarial basis. Dana's policy is to fund these costs as accrued, including amortization of the initial unrecognized net obligation over 15 years and obligations arising due to plan amendments over the period benefited, through deposits with trustees. Benefits are determined based upon employees' length of service, wages and a combination of length of service and wages.

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

STOCK-BASED COMPENSATION

   Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

NOTE 2.  COMMON SHARES


   In connection with employee stock plans, Dana reacquired 23,570 shares in 1994, 36,372 in 1995 and 169,981 in 1996.

   In April 1994, Dana's Board of Directors approved a two-for-one stock split effective for shareholders of record on June 1, 1994. Share and per share amounts have been restated to reflect the stock split.

   During 1994, Dana retired all of the common shares held in treasury. The cost of reacquired shares in excess of par value was charged to additional paid-in capital.

   In 1996, 1,000,000 shares of Dana's common stock were contributed to the Dana Corporation Pension Plans Trust.

   The following summarizes the common stock transactions for 1994, 1995 and 1996:

-----------------------------------------------------------------------
                           1994              1995              1996
-----------------------------------------------------------------------
Outstanding at
   January 1, 1994       49,208,825
Two-for-one
   stock split           49,208,825
-----------------------------------------------------------------------
Outstanding at
   beginning
   of year               98,417,650        98,793,591       101,512,681
Issued for:
   Acquisitions                             2,456,979           163,370
   Employee
    stock plans             399,511           298,483           519,695
   Defined benefit
     pension plans                                            1,000,000
Reacquired and
   retired                  (23,570)          (36,372)         (169,981)
-----------------------------------------------------------------------
Outstanding at
   end of year           98,793,591       101,512,681       103,025,765
-----------------------------------------------------------------------
Average outstanding
   for the year          98,688,775       101,296,858       101,799,543

NOTE 3.  PREFERRED SHARE PURCHASE RIGHTS


   In 1986, Dana's Board adopted a Preferred Share Purchase Rights Plan (Rights
Plan) designed to deter coercive or unfair takeover tactics. The Rights issued under that Plan expired on July 25, 1996.

   In April 1996, the Board adopted a new Rights Plan to replace the old one and declared a dividend of one Preferred Share Purchase Right (New Right) on each share of Dana common stock outstanding on and after July 25, 1996. Each New Right entitles the holder to purchase 1/1000th of a share of Dana Series A Junior Participating Preferred Stock, no par value, under certain circumstances. The New Rights have no voting rights. They will expire on July 15, 2006, unless exercised, redeemed or exchanged sooner.

   Generally, the New Rights will not be exercisable (or transferable apart from the Dana common shares to which they are attached) unless a person or group (Acquiring Person) becomes the beneficial owner of 15% or more of Dana's outstanding common shares or commences a tender offer that would result in its acquisition of a 15% position. In that event, the New Rights will become exercisable (except those owned by the Acquiring Person, which will become void), entitling the holder of each New Right to purchase, for $110 per share (subject to adjustment, the Purchase Price), a number of Dana common shares having a market value equal to two times the Purchase Price.

   In addition, if Dana engages in certain mergers with or sells 50% or more of its assets or earning power to an Acquiring Person (or persons acting for or with an Acquiring Person), or engages in similar transactions, the New Rights will become exercisable (except those owned by the Acquiring Person, which will become void), entitling the holder of each New Right to purchase a number of common shares of the acquiring or surviving company having a market value (as determined under the new Plan) equal to two times the Purchase Price.

   Dana's Board may redeem the New Rights at a price of $.01 each at any time before any person or group acquires 15% or more of Dana's common shares. If any person or group becomes an Acquiring Person, but acquires less than 50% of Dana's common shares, the Board may exchange each New Right for one share of Dana common stock.

NOTE 4.  PREFERRED SHARES

   Dana has authorized 5,000,000 shares of preferred stock, without par value, including 1,000,000 shares which have been reserved for issuance under the Rights Plan. At December 31, 1996, no shares of preferred stock had been issued.

NOTES TO FINANCIAL STATEMENTS
in millions                                                    DANA CORPORATION
--------------------------------------------------------------------------------

NOTE 5.        INVENTORIES

   The components of inventory are as follows:

--------------------------------------------------------
                                          December 31
                                        1995       1996
--------------------------------------------------------
Raw materials                          $230.1     $209.9
Work in process and finished goods      644.7      703.0
--------------------------------------------------------
                                       $874.8     $912.9
--------------------------------------------------------

   Inventories amounting to $445.1 and $437.2 at December 31, 1995 and 1996 were valued using the LIFO method. If all inventories were valued at replacement cost, inventories would be increased by $117.5 and $121.4 at December 31, 1995 and 1996, respectively.

NOTE 6.        INTERNATIONAL OPERATIONS

   The following is a summary of the significant financial information of Dana's consolidated international subsidiaries:

-------------------------------------------------------------
                                       December 31
                             1994         1995         1996
-------------------------------------------------------------
Assets                     $1,531.4     $1,948.3     $2,306.7
Liabilities                   827.1      1,133.0      1,340.6
Net sales                   1,645.5      2,121.9      2,167.1
Net income                     68.1        119.5        108.9
Dana's equity in:
    Net assets                552.5        662.0        796.7
    Net income                 38.1         81.7         77.7

   Cumulative undistributed earnings of international subsidiaries for which U.S. income taxes, exclusive of foreign tax credits, have not been provided approximated $410.2 at December 31, 1996. Management intends to permanently reinvest undistributed earnings of Dana's international subsidiaries, accordingly, no U.S. income taxes have been provided on these undistributed earnings. If the total undistributed earnings of international subsidiaries had been remitted in 1996, a significant amount of the additional tax provision would be offset by foreign tax credits.

   Dana's consolidated international subsidiaries are located throughout the world with no individual subsidiary or country accounting for more than 10% of consolidated sales or assets. With the exception of certain affiliates located in South America, the functional currency of the Company's international subsidiaries is the local currency. Certain subsidiaries have transactions in currencies other than their functional currencies and from time to time enter into forward and option contracts to hedge the purchase of inventory and fixed assets or to sell nonfunctional currency receipts. Currency forward and option contracts in the aggregate are not material.

   Dana has equity interests in a number of affiliated companies in South America, Asia and other areas of the world. The following is a summary of the significant financial information of affiliated companies accounted for on the equity method:

---------------------------------------------------------------
                                        December 31
                               1994         1995         1996
---------------------------------------------------------------
Current assets             $    409.6   $     343.3  $    371.4
Other assets                    356.4         244.2       272.6
Current liabilities             424.7         463.4       349.3
Other liabilities               136.1          54.8       180.3
Shareholders' equity            205.2          69.3       114.4
Net sales                       846.8         682.5       743.1
Gross profit                    162.3         140.8       125.2
Net income (loss)                40.3         (22.1)       21.1
Dana's equity in:
    Net assets                  100.5          44.8        61.1
    Net income (loss)            18.9          (8.4)       10.7

NOTE 7.        INVESTMENTS IN PARTNERSHIPS

   Certain DCC subsidiaries have a number of U.S. investments in partnerships which are accounted for on the equity method. Dana's share of earnings of these partnerships is included in income as earned. The partnerships are engaged primarily in the leasing and financing of equipment or real estate to commercial entities.

   Summarized financial information of the partnerships on a combined basis is as follows:

---------------------------------------------------------------
                                        December 31
                               1994        1995         1996
---------------------------------------------------------------
Assets                     $    939.5   $     932.4  $    900.3
Liabilities                     743.7         757.7       797.1
Partners' capital               195.8         174.7       103.2
Revenue                         130.1         116.2        78.0
Net income                        9.7           9.0         7.0
Dana's share in:
    Net assets                   58.0          44.5        25.8
    Net income                    5.3           4.9         2.7


NOTE 8.        SHORT-TERM DEBT

   Short-term funds for certain U.S. and international operations are obtained through the issuance of commercial paper, short-term notes payable to banks and bank overdrafts.

   At December 31, 1996, Dana, excluding DCC, had no commercial paper outstanding, $163.2 borrowed against uncommitted bank lines and $20.7 of bank overdrafts at its international subsidiaries. DCC had $249.1 of commercial paper issued and $15.4 and $191.9 borrowed against committed and uncommitted borrowing lines, respectively.

NOTES TO FINANCIAL STATEMENTS
in millions                                                 DANA CORPORATION
-------------------------------------------------------------------------------

   Dana and DCC have committed borrowing lines of $455.0 and $400.3, respectively, and uncommitted borrowing lines of $1,005.0 and $444.6. The banks providing committed lines are compensated with facility or commitment fees. Amounts paid are not considered to be material and no fees are required for the uncommitted bank lines.

   Selected details of short-term borrowings are as follows:

---------------------------------------------------------
                                                Weighted
                                                 average
                                                interest
                                    Amount        rate
---------------------------------------------------------
Balance at December 31, 1995        $791.4        6.5%
Average during 1995                  641.5        6.6
Maximum during 1995 (month end)      791.4        6.5

BALANCE AT DECEMBER 31, 1996        $640.3        5.9%
AVERAGE DURING 1996                  777.0        6.0
MAXIMUM DURING 1996 (MONTH END)      891.2        5.9

NOTE 9.        LONG-TERM DEBT

----------------------------------------------------------------
                                               December 31
                                             1995         1996
----------------------------------------------------------------
Corporate indebtedness --
   Unsecured notes payable,
     fixed rates, 5.29% - 7.95%,
    due 1997 to 2001                       $  607.0     $  875.0
   Unsecured notes payable,
    variable rates, 6.26% - 6.36%,
    due 1998                                   70.0         60.0
   Various industrial revenue
    bonds and other                             9.2          9.0
DCC indebtedness -
   Various notes payable, unsecured,
    variable rates, 4.13% - 7.03%,
    due 1997 to 2001                          331.8        381.5
   Various notes payable, unsecured,
    fixed rates, 5.52% - 9.99%,
    due 1997 to 2001                          242.1        303.1
   Various notes payable, non-recourse
    to issuer, 6.82% - 12.05%,
    due 1997 to 2007                           26.8         23.7
   Indebtedness of other consolidated
    subsidiaries                               28.2         45.4
----------------------------------------------------------------
                                           $1,315.1     $1,697.7
----------------------------------------------------------------

   Interest paid on short-term and long-term debt was $114.7, $143.0 and $148.8 during 1994, 1995 and 1996, respectively.

   The aggregate amounts of maturities of all long-term debt for each of the five years succeeding December 31, 1996, are as follows: 1997, $406.1; 1998, $359.9; 1999, $403.5; 2000, $331.9 and 2001, $165.9.

NOTE 10. INTEREST RATE AGREEMENTS

   Dana and DCC enter into interest rate agreements to manage interest rate risk, thereby reducing exposure to future interest rate movements. Under interest rate swap agreements, Dana agrees with other parties to exchange, at specific intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional amount. At December 31, 1996, Dana was committed to pay an average fixed rate of 6.6% and receive a variable rate of 6.3% on notional amounts of $60.0. The notional amounts of interest rate swaps expire in 1998.

   At December 31, 1996, DCC was committed to pay an average fixed rate of 6.9% and receive a variable rate of 5.7% on notional amounts of $410.9 and receive an average fixed rate of 5.2% and pay an average variable rate of 5.6% on notional amounts of $40.0. DCC's notional amounts of interest rate swaps expire as follows: 1997, $77.7; 1998, $82.5; 1999, $85.4; 2000, $133.4; 2001, $46.9 and
2002, $25.0.

   DCC also utilizes interest rate cap agreements to reduce the impact of changes in interest rates on its floating rate debt. At December 31, 1996, cap agreements covering $7.3 of variable rate Canadian dollar debt entitle DCC to recover from the counterparty the amounts, if any, by which actual three-month Canadian bankers acceptance rates exceed 9.5% - 10% through June 1997.

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

NOTES TO FINANCIAL STATEMENTS
in millions except share and per share amounts                 DANA CORPORATION
--------------------------------------------------------------------------------
NOTE 11.  STOCK OPTION PLANS (cont.)

   The following summarizes the stock option transactions for the years ended December 31, 1994, 1995 and 1996:

---------------------------------------------------------------
                                     Number    Weighted-average
                                    of shares   exercise price
---------------------------------------------------------------
Outstanding at
   December 31, 1993                3,394,518      $20.77
         Granted - 1994             1,045,950       29.06
         Exercised - 1994            (309,915)      17.13
         Cancelled - 1994             (19,150)      18.30
                                    ---------

Outstanding at
   December 31, 1994                4,111,403      $23.17
   Granted - 1995                     991,000       31.06
   Exercised - 1995                  (223,430)      17.93
   Cancelled - 1995                   (10,600)      24.18
                                    ---------

Outstanding at
   December 31, 1995                4,868,373      $25.01
   GRANTED - 1996                   1,396,250       28.13
   EXERCISED - 1996                  (417,260)      19.46
   CANCELLED - 1996                   (10,075)      24.13
                                    ---------

OUTSTANDING AT
   DECEMBER 31, 1996                5,837,288      $26.15
                                    ---------

EXERCISABLE AT
   DECEMBER 31, 1996                3,119,156      $23.68
                                    ---------

SHARES AVAILABLE FOR FUTURE
   GRANTS AT DECEMBER 31, 1996      3,179,731
                                    ---------

   The options outstanding at December 31, 1996 have exercise prices between $16.38 - $31.06 and a weighted-average remaining contractual life of 7.1 years.

   No expense has been charged to income relating to stock options. If the fair value method of accounting for stock options prescribed by SFAS No. 123 had been used, the expense relating to the stock options would have been $.6 in 1995 and $1.9 in 1996. Pro forma net income would have been $287.5 in 1995 and $304.1 in 1996. Pro forma earnings per share would have been $2.84 in 1995 and $2.99 in 1996. The pro forma effect on net income is not representative of the pro forma effect on net income that will be disclosed in future years because it does not take into consideration pro forma compensation expense relating to grants made prior to 1995.

   The fair value of each option grant was estimated on the date of grant using the Black-Scholes model with the following assumptions:

------------------------------------------------
                             1995       1996
------------------------------------------------
Risk-free interest rate      6.0%        6.5%
Dividend yield               3.0%        3.0%
Expected life             5.4 years   5.4 years
Stock price volatility      29.3%       27.3%

   In 1993, the shareholders approved a stock option plan for non-employee directors of the Company. The plan provides for the automatic granting of options at prices equal to the market value at the date of grant and the options are exercisable after one year for a period not to exceed ten years from date of grant. In 1994, options were granted under this plan to purchase 21,000 shares at $28.88 per share and options to purchase 3,000 shares were exercised at $24.25 per share. During 1995, options were granted to purchase 24,000 at $24.81 per share. No options were exercised under this plan during 1995. During 1996, options were granted to purchase 21,000 shares at $32.25 per share and options to purchase 6,000 shares were exercised at $26.56 per share. At December 31, 1996, there were 75,000 options outstanding at exercise prices ranging from $24.25 to $32.25 per share, options for 54,000 shares were exercisable and there were 46,000 options available for future grant under this plan.

NOTE 12.       STOCK PURCHASE PLAN

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

   Under the plan, Dana contributes on behalf of each participant up to 50% of the participant's contributions. The Company's contributions will accumulate over a five-year period, provided that the shares are left in the plan. If any shares are withdrawn by a participant before the end of five years, the amount of the Company match toward those shares will depend on the period of time that the shares have been in the plan. The custodian has caused to be purchased 782,225 shares in 1994, 1,025,354 shares in 1995 and 1,069,720 in 1996 of Dana's common stock on behalf of the employees and the Company's charge to expense amounted to $4.7 in 1994, $5.2 in 1995 and $6.3 in 1996.

NOTE 13.       ADDITIONAL COMPENSATION PLANS

   Dana has numerous additional compensation plans, including gain sharing and group incentive plans, which provide for payments computed under formulas which recognize increased productivity and improved performance. The total amount earned by Dana employees from all such plans amounted to $106.7, $116.7 and $112.1 in 1994, 1995 and 1996, respectively.

   Under one of these plans, in which certain officers and other key employees participate, a percentage of participants' compensation is accrued for additional compensation

NOTES TO FINANCIAL STATEMENTS
in millions except share and per share amounts                 DANA CORPORATION
--------------------------------------------------------------------------------

if certain profit levels are attained. Awards under the plan are paid in cash and may, at the discretion of the Board's Compensation Committee, be paid immediately or deferred. Some awards deferred prior to May 1991 may be paid in shares of the Company's common stock. Dana awarded (based on prior period performance) $4.5 in 1994, $10.6 in 1995 and $14.2 in 1996; 20,404, 16,891 and
16,438 shares of Dana's common stock were issued and amounts equivalent to dividends and interest of $.4, $.6 and $.7 were credited to deferred awards in 1994, 1995 and 1996, respectively. Total charges to expense relating to the plan amounted to $12.1 in 1994, $16.1 in 1995 and $13.2 in 1996.

   The Company has a Restricted Stock Plan whereby certain key employees are granted restricted shares of common stock subject to forfeiture until the restrictions lapse or terminate. With certain exceptions, the employee must remain with the Company for a period of years after the date of grant to receive the full number of shares granted. Shares granted in 1994, 1995 and 1996 were 28,000, 24,000 and 25,000, respectively. Total charges to expense for this plan amounted to $.7, $.6 and $.8, in 1994, 1995 and 1996, respectively. At December 31, 1996, 620,120 shares were authorized for future issuance under this plan.

NOTE 14. PENSIONS

   Dana provides retirement benefits for substantially all of its employees under several defined benefit and defined contribution pension plans. Pension expense approximated $65.0 in 1994, $62.4 in 1995 and $74.0 in 1996.

   In 1996, in addition to cash contributions, 1,000,000 shares of Dana common stock, with a market value of $31.1, were contributed to the Dana Corporation Pension Plans Trust.

   Net periodic pension cost for defined benefit plans is computed as follows:

----------------------------------------------------------------------
                                            Year Ended December 31
                                        1994        1995        1996
----------------------------------------------------------------------
Service cost                           $ 35.6      $ 36.4      $ 48.3
Interest cost                           110.0       123.5       127.0
Actual return on
  plan assets                            45.3      (407.9)     (186.0)
Amortization of
  unrecognized prior
  service cost                           14.7         9.0        16.1
Amortization of initial
  unrecognized net
  obligation                              5.7         5.0         4.2
Unrecognized gain (loss)               (147.4)      285.0        53.0
----------------------------------------------------------------------
Net periodic
  pension cost                         $ 63.9      $ 51.0      $ 62.6
----------------------------------------------------------------------

   The funded status of defined benefit plans at December 31, 1995 was as follows:

                                 ACCUMULATED    ASSETS
                                   BENEFITS     EXCEED
                                    EXCEED     ACCUMULATED
                                    ASSETS       BENEFITS     TOTAL
---------------------------------------------------------------------
ACTUARIAL PRESENT
 VALUE OF:
  VESTED BENEFITS                  $  934.2      $  653.0    $1,587.2
  NON-VESTED BENEFITS                  87.1          12.7        99.8
---------------------------------------------------------------------
ACCUMULATED BENEFIT
 OBLIGATION                        $1,021.3      $  665.7    $1,687.0
---------------------------------------------------------------------
ACTUARIAL PRESENT VALUE
 OF PROJECTED BENEFIT
 OBLIGATION                       $(1,038.3)    $ (779.8)   $(1,818.1)
PLAN ASSETS AT FAIR VALUE             900.8         879.4     1,780.2
---------------------------------------------------------------------
FUNDED STATUS                     $  (137.5)     $   99.6    $  (37.9)
---------------------------------------------------------------------
UNRECOGNIZED PRIOR
  SERVICE COST                    $   (14.7)     $  (32.1)   $  (46.8)
UNRECOGNIZED NET GAIN
  (LOSS)                              (37.7)        120.9        83.2
ACCRUED PENSION COST                  (37.3)        (13.2)      (50.5)
UNRECOGNIZED INITIAL
  OBLIGATION                          (47.8)         24.0       (23.8)
---------------------------------------------------------------------
                                  $  (137.5)     $   99.6    $  (37.9)
---------------------------------------------------------------------

   The funded status of defined benefit plans at December 31, 1996 was as follows:

------------------------------------------------------------------
                             ACCUMULATED   ASSETS
                               BENEFITS    EXCEED
                                EXCEED   ACCUMULATED
                                ASSETS     BENEFITS       TOTAL
------------------------------------------------------------------
ACTUARIAL PRESENT
 VALUE OF:
  VESTED BENEFITS              $  486.0    $1,103.3      $1,589.3
  NON-VESTED BENEFITS              46.0        90.1         136.1
------------------------------------------------------------------
ACCUMULATED BENEFIT
  OBLIGATION                   $  532.0    $1,193.4      $1,725.4
------------------------------------------------------------------
ACTUARIAL PRESENT VALUE
  OF PROJECTED BENEFIT
  OBLIGATION                   $ (548.8)  $(1,286.9)    $(1,835.7)
PLAN ASSETS AT FAIR VALUE         442.5     1,492.8       1,935.3
------------------------------------------------------------------
FUNDED STATUS                  $ (106.3)   $  205.9      $   99.6
------------------------------------------------------------------
UNRECOGNIZED PRIOR
  SERVICE COST                 $  (15.7)   $  (57.2)     $  (72.9)
UNRECOGNIZED NET GAIN
  (LOSS)                           (6.9)      238.3         231.4
ACCRUED PENSION COST              (68.0)       26.2         (41.8)
UNRECOGNIZED INITIAL
  OBLIGATION                      (15.7)       (1.4)        (17.1)
------------------------------------------------------------------
                               $ (106.3)   $  205.9      $   99.6
------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
in millions                                                    DANA CORPORATION
--------------------------------------------------------------------------------

NOTE 14.   PENSIONS (cont.)
--------------------------------------------------------------------------------

   The assumptions used to determine pension costs and projected benefit obligations are as follows:

-------------------------------------------------------
                                   U.S. Plans
                              1994     1995        1996
-------------------------------------------------------
Expected long-term rate
 of return on plan assets      8.5%    8.5%        8.5%
Discount rate                  8%     6.75%        7.5%
Rate of increase in future
 compensation levels           5%        5%          5%
-------------------------------------------------------

                                International Plans
                              1994     1995       1996
-------------------------------------------------------
Expected long-term rate
 of return on plan assets     8 - 9%   8 - 9%    8 - 9%
Discount rate                 7 - 9%   7 - 8%    7 - 8%
Rate of increase in future
 compensation levels        3 - 7.5% 3 - 7.5%  3 - 7.5%


            Plan assets are invested in a diversified portfolio that consists primarily of equity and debt securities.

NOTE 15.       MEDICAL CARE AND OTHER BENEFITS

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

   Net annual postretirement benefit cost is computed as follows:

----------------------------------------------------------------------
                                              Year Ended December 31
                                           1994       1995        1996
----------------------------------------------------------------------
Service cost                               $13.6      $ 9.2      $11.2
Interest cost                               60.2       58.4       58.7
Net amortization and
   deferral                                (12.3)     (17.2)     (13.8)
----------------------------------------------------------------------
Net annual postretire-
   ment benefit cost                       $61.5      $50.4      $56.1
----------------------------------------------------------------------


   Postretirement benefit obligations, none of which are funded, are summarized as follows:

----------------------------------------------------------
                                            December 31
                                         1995        1996
----------------------------------------------------------
Accumulated postretirement benefit
 obligations:
  Retirees and dependents               $608.8      $590.5
  Active participants eligible to
    retire and receive benefits          107.9       117.5
  Active participants not yet fully
    eligible                             143.5       143.5
----------------------------------------------------------
Total accumulated postretirement
    benefit obligation                   860.2       851.5
Unamortized plan amendments              117.9        59.7
Unamortized net loss                    (131.8)      (67.1)
----------------------------------------------------------
Accrued postretirement benefits
    other than pensions                 $846.3      $844.1
----------------------------------------------------------

   The discount rate used in determining the accumulated postretirement benefit obligation was 7% in 1995 and 7.75% in 1996. The assumed medical costs trend rates result in per capita net incurred medical claims increasing 7.9% in 1997. The rate decreases to 5.1% over a 13 year period. If the assumed medical costs trend rates were increased by 1%, the accumulated postretirement benefit obligation as of December 31, 1996, would increase by $64.4 and the aggregate of the service and interest cost components of the net annual postretirement benefit cost would be increased by $5.0.

NOTE 16.       BUSINESS SEGMENTS

   Dana operates principally in three business segments: Vehicular, Industrial and Lease Financing. The Vehicular segment consists primarily of operations which manufacture and market axles, structural components, transmissions, joints and shafts, clutches and engine parts (such as pistons, piston rings, filters and gaskets). The Industrial segment manufactures and markets various products, including those for off-highway motor vehicles. The Lease Financing segment, consists of DCC, whose primary operating subsidiaries are engaged in leasing and finance operations.

   Lease financing revenue includes lease financing income, fees and interest. Other income includes dividends and interest. Other expense includes interest and corporate expenses. Corporate assets include cash, marketable securities, accounts receivable and investments (excluding assets which can be identified to lease financing).

   The "Other International" geographic area is comprised primarily of Brazil and Canada, neither of which exceeds 10% of the consolidated amounts. Interarea transfers between countries are transferred at the prevailing market price. Export sales from the U.S. to customers outside the U.S. amounted to $430.7 in 1994, $554.6 in 1995 and $675.6 in 1996. Total export sales (including sales to Dana's international subsidiaries which are eliminated for

NOTES TO FINANCIAL STATEMENTS
in millions                                                    DANA CORPORATION
-------------------------------------------------------------------------------

financial statement presentation) were $587.5, $735.1 and $847.3 in 1994, 1995 and 1996, respectively.

   Worldwide sales to Ford Motor Company and subsidiaries amounted to $1,082.9, $1,299.3 and $1,263.5 in 1994, 1995 and 1996, respectively, which represented 16%, 17% and 16% of Dana's consolidated sales. Sales to Chrysler Corporation and subsidiaries in 1994, 1995 and 1996 amounted to $815.7, $968.0 and $1,104.1, respectively, representing 12%, 13% and 14% of Dana's consolidated sales. Sales to Ford and Chrysler were primarily from the Company's Vehicular segment. No other customer accounted for more than 10% of Dana's consolidated sales.

----------------------------------------------------------------------------------
                                                              Lease
                                 Vehicular    Industrial    Financing   Consolidated
----------------------------------------------------------------------------------
Year Ended December 31, 1994
----------------------------------------------------------------------------------
Sales to customers                $5,298.5      $1,308.9     $    6.4     $6,613.8
----------------------------------------------------------------------------------
Lease financing revenue                                         139.5        139.5
----------------------------------------------------------------------------------
        Total revenue             $5,298.5      $1,308.9     $  145.9     $6,753.3
----------------------------------------------------------------------------------
Operating income                  $  520.1      $   56.9     $   11.6     $  588.6
---------------------------------------------------------------------
Other income                                                                   9.1
----------------------------------------------------------------------------------
Other expense                                                               (206.1)
----------------------------------------------------------------------------------
Income before income taxes                                                $  391.6
----------------------------------------------------------------------------------
Assets identified to segments     $1,661.4      $  572.8     $1,387.4     $3,621.6
---------------------------------------------------------------------
Corporate assets                                                           1,502.1
----------------------------------------------------------------------------------
        Total assets                                                      $5,123.7
----------------------------------------------------------------------------------
Depreciation                      $  135.7      $   37.0     $    3.0
----------------------------------------------------------------------------------
Capital expenditures              $  276.0      $   53.3     $    3.4
----------------------------------------------------------------------------------

Year Ended December 31, 1995
----------------------------------------------------------------------------------
Sales to customers                $6,069.8      $1,526.5     $    1.4     $7,597.7
----------------------------------------------------------------------------------
Lease financing revenue                                         155.3        155.3
----------------------------------------------------------------------------------
         Total revenue            $6,069.8      $1,526.5     $  156.7     $7,753.0
----------------------------------------------------------------------------------
Operating income                  $  585.9      $  103.7     $   22.8     $  712.4
---------------------------------------------------------------------
Other income                                                                  33.7
----------------------------------------------------------------------------------
Other expense                                                               (232.9)
----------------------------------------------------------------------------------
Income before income taxes                                                $  513.2
----------------------------------------------------------------------------------
Assets identified to segments     $2,077.5      $  614.8     $1,468.4     $4,160.7
---------------------------------------------------------------------
Corporate assets                                                           1,552.8
----------------------------------------------------------------------------------
          Total assets                                                    $5,713.5
----------------------------------------------------------------------------------
Depreciation                      $  177.0      $   44.2     $    2.0
----------------------------------------------------------------------------------
Capital expenditures              $  332.9      $   61.4     $   10.7
----------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 1996
----------------------------------------------------------------------------------
SALES TO CUSTOMERS                $6,130.5      $1,555.8                  $7,686.3
----------------------------------------------------------------------------------
LEASE FINANCING REVENUE                                      $  176.5       176.5
----------------------------------------------------------------------------------
          TOTAL REVENUE           $6,130.5      $1,555.8     $  176.5     $7,862.8
----------------------------------------------------------------------------------
OPERATING INCOME                  $  574.7      $  109.9     $   39.6     $  724.2
---------------------------------------------------------------------
OTHER INCOME                                                                  26.7
----------------------------------------------------------------------------------
OTHER EXPENSE                                                               (259.2)
----------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                $  491.7
----------------------------------------------------------------------------------
ASSETS IDENTIFIED TO SEGMENTS     $2,255.9      $  654.0    $ 1,669.1     $4,579.0
---------------------------------------------------------------------
CORPORATE ASSETS                                                           1,581.0
----------------------------------------------------------------------------------
          TOTAL ASSETS                                                    $6,160.0
----------------------------------------------------------------------------------
DEPRECIATION                      $  192.0      $   54.5     $    5.8
----------------------------------------------------------------------------------
CAPITAL EXPENDITURES              $  262.0      $   65.8     $   12.7
----------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
in millions                                                    DANA CORPORATION

NOTE 16.  BUSINESS SEGMENTS (Cont.)
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
                                                                          Adjustments
                                 United                      Other            and
                                 States        Europe     International   Eliminations    Total
-------------------------------------------------------------------------------------------------
Year Ended December 31, 1994
-------------------------------------------------------------------------------------------------
Sales to customers               $4,968.3      $  713.0      $  932.5                    $6,613.8
-------------------------------------------------------------------------------------------------
Lease financing revenue             104.2          26.7           8.6                       139.5
-------------------------------------------------------------------------------------------------
Interarea transfers                 156.8           7.5         104.6      $ (268.9)
-------------------------------------------------------------------------------------------------
                                 $5,229.3      $  747.2      $1,045.7      $ (268.9)     $6,753.3
-------------------------------------------------------------------------------------------------
Operating income                 $  462.0      $   14.0      $  112.6                    $  588.6
-------------------------------------------------------------------------------------------------
Other income                          9.1                                                     9.1
-------------------------------------------------------------------------------------------------
Other expense                      (170.6)        (13.2)        (22.3)                     (206.1)
-------------------------------------------------------------------------------------------------
Income before income taxes       $  300.5      $     .8      $   90.3                    $  391.6
-------------------------------------------------------------------------------------------------
Assets identified                $2,520.3      $  577.5      $  523.8                    $3,621.6
-------------------------------------------------------------------------------------------------
Corporate assets                  1,108.4         109.4         284.3                     1,502.1
-------------------------------------------------------------------------------------------------
      Total assets               $3,628.7      $  686.9      $  808.1                    $5,123.7
-------------------------------------------------------------------------------------------------

Year Ended December 31, 1995
-------------------------------------------------------------------------------------------------
Sales to customers               $5,475.9      $  977.0      $1,144.8                    $7,597.7
-------------------------------------------------------------------------------------------------
Lease financing revenue             104.0          37.3          14.0                       155.3
-------------------------------------------------------------------------------------------------
Interarea transfers                 180.5          12.6         118.7      $ (311.8)
-------------------------------------------------------------------------------------------------
                                 $5,760.4      $1,026.9      $1,277.5      $ (311.8)     $7,753.0
-------------------------------------------------------------------------------------------------
Operating income                 $  573.7      $   36.7      $  102.0                    $  712.4
-------------------------------------------------------------------------------------------------
Other income                         10.3                        23.4                        33.7
-------------------------------------------------------------------------------------------------
Other expense                      (223.8)         (9.1)                                   (232.9)
-------------------------------------------------------------------------------------------------
Income before income taxes       $  360.2      $   27.6      $  125.4                    $  513.2
-------------------------------------------------------------------------------------------------
Assets identified                $2,631.3      $  863.8      $  665.6                    $4,160.7
-------------------------------------------------------------------------------------------------
Corporate assets                  1,244.7         135.4         172.7                     1,552.8
-------------------------------------------------------------------------------------------------
      Total assets               $3,876.0      $  999.2      $  838.3                    $5,713.5
-------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 1996
-------------------------------------------------------------------------------------------------
SALES TO CUSTOMERS               $5,519.2      $1,086.3      $1,080.8                    $7,686.3
-------------------------------------------------------------------------------------------------
LEASE FINANCING REVENUE             122.4          45.2           8.9                       176.5
-------------------------------------------------------------------------------------------------
INTERAREA TRANSFERS                 171.7          19.2         128.6      $ (319.5)
-------------------------------------------------------------------------------------------------
                                 $5,813.3      $1,150.7      $1,218.3      $ (319.5)     $7,862.8
-------------------------------------------------------------------------------------------------
OPERATING INCOME                 $  589.4      $   60.7      $   74.1                    $  724.2
-------------------------------------------------------------------------------------------------
OTHER INCOME                         26.7                                                    26.7
-------------------------------------------------------------------------------------------------
OTHER EXPENSE                      (240.8)        (24.2)          5.8                      (259.2)
-------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES       $  375.3      $   36.5      $   79.9                    $  491.7
-------------------------------------------------------------------------------------------------
ASSETS IDENTIFIED                $2,824.0      $1,004.0      $  751.0                    $4,579.0
-------------------------------------------------------------------------------------------------
CORPORATE ASSETS                  1,294.4         120.8         165.8                     1,581.0
-------------------------------------------------------------------------------------------------
      TOTAL ASSETS               $4,118.4      $1,124.8      $  916.8                    $6,160.0
-------------------------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
in millions                                                    DANA CORPORATION
--------------------------------------------------------------------------------

NOTE 17.          ESTIMATED INCOME TAXES

   Income tax expense (benefit) consisted of the following components:

---------------------------------------------------------
                               Year Ended December 31
                            1994         1995       1996
---------------------------------------------------------
Current
  U.S. Federal             $ 69.0      $ 68.0      $ 53.7
  U.S. State and Local       39.2        32.2        22.5
  International              36.6        46.0        16.0
---------------------------------------------------------
                            144.8       146.2        92.2
---------------------------------------------------------
Deferred
  U.S. Federal               26.3        48.6        80.0
  International             (13.7)      (13.6)       (5.9)
---------------------------------------------------------
                             12.6        35.0        74.1
---------------------------------------------------------
Total expense              $157.4      $181.2      $166.3
---------------------------------------------------------

   Deferred tax benefits (liabilities) are comprised of the following:


-------------------------------------------------------------
                                    Year Ended December 31
                                 1994       1995        1996
-------------------------------------------------------------
Postretirement benefits
   other than pensions         $360.6      $373.1      $362.4
Postemployment benefits          35.2        44.9        47.3
Expense accruals                120.0       116.2       100.2
Inventory reserves                4.3         4.2         7.0
Pension accruals                 19.5         4.9         1.9
Net operating loss
   carry forwards                12.9        24.3        34.2
Other                             6.8         9.6        26.0
-------------------------------------------------------------
Deferred tax benefits           559.3       577.2       579.0
-------------------------------------------------------------
Depreciation -
   non-leasing                 (105.2)     (105.6)     (129.9)
Leasing activities             (211.5)     (243.6)     (299.0)
Other                            (3.1)       (2.6)       (2.6)
-------------------------------------------------------------
Deferred tax liabilities       (319.8)     (351.8)     (431.5)
-------------------------------------------------------------
Net deferred tax benefits      $239.5      $225.4      $147.5
-------------------------------------------------------------


   The Company has a history of earnings and has traditionally been a taxpayer. Consequently, the Company expects to realize substantially all of the deferred tax assets in the future. Except for the $4.8 valuation reserve relating to capital loss carryforwards, no valuation allowances have been recorded. Income taxes paid during 1994, 1995 and 1996 amounted to $104.3, $119.5 and $107.6, respectively.

   The effective tax rates differ from the U.S. Federal income tax rate for the following reasons:

--------------------------------------------------------------
                                     Year Ended December 31
                                   1994       1995       1996
--------------------------------------------------------------
U.S. Federal income
   tax rate                        35.0%      35.0%      35.0%
Increase (reductions) in
   taxes resulting from:
    International income           (1.1)      (2.8)      (4.3)
    Capital loss utilization                  (1.0)       (.3)
    Investment tax credits          (.3)       (.3)       (.3)
    Amortization of
      goodwill                       .7         .6         .6
    State and local income
      taxes, net of of Federal
      income tax benefit            6.5        4.0        3.0
  Miscellaneous items               (.6)       (.2)        .1
--------------------------------------------------------------
Estimated taxes on income          40.2%      35.3%      33.8%
--------------------------------------------------------------

NOTE 18.       COMPOSITION OF CERTAIN BALANCE SHEET AMOUNTS

   The following items comprise the net amounts indicated in the respective balance sheet captions:

-------------------------------------------------------------
                                            December 31
                                        1995          1996
-------------------------------------------------------------
INVESTMENTS AND OTHER ASSETS
-------------------------------------------------------------
Investments at equity                  $   99.1      $   86.9
Goodwill                                  269.4         285.3
Intangible pension asset                   74.6          35.0
Loans receivable                          142.2         208.2
Other                                     225.4         195.2
-------------------------------------------------------------
                                       $  810.7      $  810.6
-------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT, NET
-------------------------------------------------------------
Land and improvements to land          $   79.1      $   90.4
Buildings and building fixtures           626.5         684.6
Machinery and equipment                 2,631.7       2,867.0
-------------------------------------------------------------
                                        3,337.3       3,642.0
Less: Accumulated depreciation          1,687.8       1,817.2
-------------------------------------------------------------
                                       $1,649.5      $1,824.8
-------------------------------------------------------------
LEASE FINANCING
-------------------------------------------------------------
Direct financing leases                $  538.6      $  583.4
Leveraged leases                          480.4         594.6
Property on operating leases,
   net of accumulated depreciation         33.3          40.1
Allowance for credit losses               (47.4)        (50.8)
-------------------------------------------------------------
                                       $1,004.9      $1,167.3
-------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
in millions                                                    DANA CORPORATION
--------------------------------------------------------------------------------

NOTE 18. COMPOSITION OF CERTAIN BALANCE SHEET AMOUNTS (cont.)

-------------------------------------------------------------
                                            December 31
                                        1995          1996
-------------------------------------------------------------
-------------------------------------------------------------
DEFERRED EMPLOYEE BENEFITS
-------------------------------------------------------------
Postretirement other than pension     $  846.3     $  844.1
Postemployment                            84.6         81.9
Pension                                  146.4         79.4
Compensation                              18.9         20.2
-------------------------------------------------------------
                                      $1,096.2     $1,025.6
-------------------------------------------------------------


   The components of the net investment in direct financing leases are as follows:

-------------------------------------------------------------
                                               December 31
                                             1995       1996
-------------------------------------------------------------
Total minimum lease payments                $594.6     $638.1
Residual values                               64.6       66.0
Deferred initial direct costs                 12.2       14.2
-------------------------------------------------------------
                                             671.4      718.3
Less: Unearned income                        132.8      134.9
-------------------------------------------------------------
                                            $538.6     $583.4
-------------------------------------------------------------

   The components of the net investment in leveraged leases are as follows:

-------------------------------------------------------------

                                           December 31
                                        1995         1996
-------------------------------------------------------------
Rentals receivable                   $ 4,412.6     $ 4,883.8
Residual values                          478.9         698.5
Non recourse debt service             (3,657.6)     (4,197.4)
Unearned income                         (740.4)       (777.9)
Deferred investment tax credit           (13.1)        (12.4)
-------------------------------------------------------------
                                         480.4         594.6
Less: Deferred taxes arising from
  leveraged leases                       193.3         252.1
-------------------------------------------------------------
                                     $   287.1     $   342.5
-------------------------------------------------------------

   The following is a schedule, by year, of total minimum lease payments receivable on direct financing leases as of December 31, 1996:

------------------------------------------------------------
Year Ending December 31:
   1997                                             $  279.1
   1998                                                168.2
   1999                                                 95.0
   2000                                                 49.1
   2001                                                 25.2
   Later years                                          21.5
------------------------------------------------------------
Total minimum lease payments receivable             $  638.1
------------------------------------------------------------

NOTE 19.       FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of Dana's financial instruments are as follows:

---------------------------------------------------------------------------------------
                                                          December 31
                                             1995                         1996
                                      Carrying        Fair        CARRYING        FAIR
                                       Amount         Value        AMOUNT        VALUE
---------------------------------------------------------------------------------------
FINANCIAL ASSETS
  Cash and marketable
     securities                       $   66.6      $   66.6      $  227.8     $  227.8
  Loans receivable (net)                 142.2         138.8         208.2        207.2
FINANCIAL LIABILITIES
  Short-term debt                        791.4         791.4         640.3        640.3
  Long-term debt                       1,315.1       1,347.5       1,697.7      1,754.7
  Security deposits -
      leases                              15.2          14.1          16.8         14.8
  Deferred funding
      commitments under
      leveraged leases                    13.0          13.9           5.9          5.9
  Interest rate-based option               8.2           8.2           6.5          6.5
UNRECOGNIZED FINANCIAL
  INSTRUMENTS
  Interest rate
     derivatives:
     Assets                                               .8                         .7
     Liabilities                                       (21.0)                     (19.2)

NOTE 20.       COMMITMENTS AND CONTINGENCIES

   At December 31, 1996, the Company had purchase commitments for property, plant and equipment aggregating approximately $136.5. Future minimum rental commitments under operating leases aggregate $254.8 with rental payments during the five succeeding years of $47.6, $41.6, $31.2, $23.4 and $21.2, respectively. Net rental expense amounted to $65.8, $70.4 and $74.8 for 1994, 1995 and 1996, respectively.

   In December of 1996, Dana signed agreements to acquire the cylinder liner and piston ring operations of SPX Corporation and the assets of Clark-Hurth Components, a unit of Ingersoll-Rand Company. The closing of these transactions is subject to regulatory approval and certain other conditions. In the aggregate, these operations do not constitute a significant subsidiary.

   The Company and its consolidated subsidiaries are parties to various pending judicial and administrative proceedings arising in the ordinary course of business.

NOTES TO FINANCIAL STATEMENTS
in millions except share and per share amount                  DANA CORPORATION
--------------------------------------------------------------------------------

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

NOTE 21.       ACQUISITIONS

   During 1994, Dana acquired Sige Brevetti Ing., Columbo S.p.A., an Italian manufacturer of axles for agricultural and construction equipment. In addition, Dana acquired Stieber Antriebselemente GmbH, a German manufacturer of clutches for industrial applications and Tece Almere B.V., a Netherlands distributor of automobile parts.

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

   During 1996, Dana acquired Thompson Ramco Argentina S.A. (Thompson),
J.B. Morgan and Co. Pty., Ltd. (Morgan), James N. Kirby Pty.,Ltd., (Kirby), Thermoplast+Apparatebau GmbH (Thermoplast) and Industrias Orlando Stevaux Ltda. (Stevaux) and a majority interest in Centrust S.A. (Centrust). Centrust is an Argentine company whose subsidiaries manuafacture modular systems, brakes and structural components. Thompson, also an Argentine company, manufactures and distributes chassis parts and piston rings. Morgan and Kirby are both Australian manufactures of filters. Morgan produces oil, air, and fuel filters for automobiles while Kirby produces radial and panel air filters for automobiles and medium-duty trucks. Thermoplast is a German manufacturer of high-precision injection-molded plastic components and systems for automotive applications. Stevaux, a Brazilian company, manufactures gaskets and oil seals. Dana acquired a 70% interest in Centrust while 100% of all other companies was purchased. Also during 1996, Dana completed the acquisition of the light axle manufacturing business of Rockwell do Brasil, an indirect subsidiary of Rockwell International.

   These acquisitions were accounted for as purchases and the results of their operations have been included in the consolidated financial statements since the dates of acquisition. The purchase prices and the results of operations of these companies prior to acquisition were not material to the consolidated financial statements.

   In addition to the above acquisitions, in 1995 Dana purchased the remaining shares of Hayes-Dana, a Canadian subsidiary that manufactures new and replacement parts for trucks, automobiles, off-highway vehicles and industrial equipment and increased its equity ownership in R.O.C. Spicer from 49% to 51%. R.O.C. Spicer manufactures axles and driveshafts in Taiwan.

   In 1995, Dana acquired Plumley Companies, a U.S. manufacturer and distributor of extruded and molded rubber and silicone sealing products, primarily for automotive applications. Dana acquired Flexon, Inc., a U.S. manufacturer of fuel filters in 1996. Both Plumley and Flexon are being accounted for as pooling of interests. Prior years' financial statements have not been restated since the amounts are not material to the consolidated financial statements.

NOTE 22.       NONCASH INVESTING AND FINANCING ACTIVITIES

   In leveraged leases, the issuance of nonrecourse debt financing, and subsequent repayments thereof, is transacted between the lessees and lending parties to the transactions. During 1994, 1995 and 1996, $498.8, $339.1 and $452.9 of nonrecourse debt was issued to finance leveraged leases and $59.2, $164.3 and $80.9 of nonrecourse debt obligations were repaid, respectively.

   In 1996, 1,000,000 shares of Dana common stock, with a market value of $31.1, were contributed to the Dana Corporation Pension Plans Trust.

NOTES TO FINANCIAL STATEMENTS
in millions                                                    DANA CORPORATION
--------------------------------------------------------------------------------

NOTE 23.       SIGNIFICANT SUBSIDIARY

   DCC is an indirect wholly-owned subsidiary of Dana whose primary operating subsidiaries are engaged in leasing and finance operations. The following is a summary of DCC's financial position and results of operations:

----------------------------------------------------------------
                                       Year Ended December 31
                                    1994       1995       1996
----------------------------------------------------------------
Revenue from products
     and services                  $161.7     $180.4      $229.6
----------------------------------------------------------------
Interest expense                     51.9       62.8        74.4
General and
     administrative expenses         89.7      103.1       115.6
----------------------------------------------------------------
                                    141.6      165.9       190.0
----------------------------------------------------------------
Income before income
     taxes                           20.1       14.5        39.6
Estimated income tax
     provision (benefit)              5.4       (8.0)       11.8
----------------------------------------------------------------
Income before equity
     in earnings of affiliates       14.7       22.5        27.8
Equity in earnings of
     affiliates                       5.3        4.9         2.7
----------------------------------------------------------------
Net income                         $ 20.0     $ 27.4      $ 30.5
----------------------------------------------------------------

------------------------------------------------------------------
                                                  December 31
                                               1995         1996
------------------------------------------------------------------
Assets
------------------------------------------------------------------
Cash                                         $   11.5     $    3.5
Loans receivable                                114.4        208.1
Lease financing                               1,153.5      1,327.9
Other assets                                    107.3        129.7
------------------------------------------------------------------
     Total assets                            $1,386.7     $1,669.2
------------------------------------------------------------------
LIABILITIES AND SHAREHOLDER'S EQUITY
------------------------------------------------------------------
Notes payable                                $  972.4     $1,164.7
Other liabilities                               309.7        380.6
Shareholder's equity                            104.6        123.9
------------------------------------------------------------------
     Total liabilities and shareholder's
       equity                                $1,386.7     $1,669.2
------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
in millions                                                    DANA CORPORATION
--------------------------------------------------------------------------------
LIQUIDITY AND CAPITAL RESOURCES

   Historically, Dana's operations have consistently provided strong cash flows and 1996 was especially strong, with a net cash flow increase of $318 over 1995. In addition to higher net income and depreciation, the increase reflects the Company's ongoing emphasis on efficient asset utilization and the effect of improved working capital performance as compared to 1995.

    Net cash flows used for investing activities were $642, primarily related to capital additions and the purchase of and payments received from lease financing assets. Spending for property, plant and equipment during 1996 was $53 less than last year. Management anticipates that 1997 capital expenditures will be approximately $380 to support the Company's growth strategy in its core businesses and its ongoing commitment to product improvement through research and technology. DCC's net purchases of leased assets (purchases less principal payments received) were $217 in 1996, $18 higher than in 1995. In addition to investing activities, Dana paid $100 of dividends to shareholders in 1996, a 9% increase over 1995.

    The Company's cash and cash equivalents at the end of 1996 increased by $161 over 1995, in part as Dana began to accumulate cash to purchase the assets of Clark-Hurth Components and the piston ring and cylinder liner operations of the SPX Corporation. These transactions are expected to close in the first quarter of 1997. Dana's net debt position (short- and long-term debt less cash and cash equivalents) increased $70 over December 31, 1995's position.

    As a result of operating and investing cash flows and the cash accumulated for the above-mentioned acquisitions, Dana's debt increased $231 over 1995. Dana's (excluding DCC's) total debt was up $126, while DCC's total debt increased $105.


NET CASH FLOWS FROM OPERATING ACTIVITIES

 '94  $466
 '95  $378
 '96  $696

CAPITAL SPENDING
 '94   $337
 '95   $410
 '96   $357

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
in millions                                                    DANA CORPORATION
--------------------------------------------------------------------------------

    Dana manages its short- and long-term debt position optimally and utilizes short-term committed and uncommitted bank lines for the issuance of commercial paper and bank direct borrowings, as required. Dana (excluding DCC) had committed and uncommitted borrowing lines of credit totaling approximately $1.5 billion at year end 1996 while DCC's lines were $845. Dana's strong cash flows from operations, together with sufficient worldwide credit facilities, is expected to provide adequate liquidity to meet the Company's funding requirements for 1997.

NET DEBT POSITION
 '94        $1,657
 '95        $2,040
 '96        $2,110


---------------------------------------------------------------
YEAR END DEBT ANALYSIS      Short-Term    Long-Term     Total
---------------------------------------------------------------
DCC
1995                         $   458      $    601     $  1,059
1996                             456           708        1,164
---------------------------------------------------------------
Change                       $    (2)     $    107     $    105
---------------------------------------------------------------

DANA (EXCLUDING DCC)
1995                         $   334      $    714     $  1,048
1996                             184           990        1,174
---------------------------------------------------------------
Change                       $  (150)     $    276     $    126
---------------------------------------------------------------

DANA CONSOLIDATED
1995                         $   792      $  1,315     $  2,107
1996                             640         1,698        2,338
---------------------------------------------------------------
Change                       $  (152)     $    383     $    231
---------------------------------------------------------------

   Dana's management and legal counsel have reviewed the legal proceedings arising in the ordinary course of business to which the Company and its subsidiaries were parties as of December 31, 1996, including, among others, those involving product liability claims and alleged violations of environmental laws. The Company estimates its environmental and product liabilities based upon the most probable method of remediation or outcome considering currently enacted laws and regulations and existing technology. Measurement of liabilities is made on an undiscounted basis and excludes the effects of inflation and other societal and economic factors. In those cases where there is a range of equally probable remediation methods or outcomes, the Company accrues at the lower end of the range. The accrued liability at the end of 1996 was $65 for product liability claims costs (products) and $47 for environmental liability costs (environmental) compared to $73 for products and $49 for environmental at the end of 1995. The difference between minimum and maximum contingent liabilities, while not considered material, was $17 for products and $1 for environmental at the end of 1996 compared to $4 for products and $3 for environmental at the end of 1995. Probable recoveries of $39 for products and $10 for environmental from insurance or other third parties have been recorded as assets at the end of 1996, compared to $43 for products and $10 for environmental at the end of 1995. The Company has concluded that any additional liabilities that may result from these legal proceedings or the timing of the cash flows for these liabilities will not have a material adverse effect on its liquidity, financial condition or results of operations.

RESULTS OF OPERATIONS 1996 VS. 1995

   Dana achieved record sales and profits in 1996 for the third consecutive year. Sales were $7,686, up 1% over 1995, while profits increased to $306 or 6% over last year. The major factors contributing to the Company's sales increase were recent acquisitions and higher unit volumes of components for light truck and sport utility vehicles in North America. These increases were partially offset by a decline in North American medium and heavy truck production and inclusion of an additional month's sales ($105) in 1995 for non-North American operations due to a change in reporting periods. Acquisitions accounted for $322 of the 1996 sales increase, with $317 related to operations outside the U.S.

   Sales from U.S. operations increased 1%, while international sales were up 2%, due primarily to acquisitions in South America and Europe. Exports from the U.S. increased 22% over 1995. In 1996, international sales (including U.S. exports) represented 37% of Dana's consolidated sales, compared to 35% in 1995.

   Dana's worldwide sales from the Vehicular segment, which includes sales of components and parts used on trucks, sport utility vehicles, trailers, vans and automobiles, increased 1% over 1995.

--------------------------------------------------------------
SEGMENT SALES                 1995         1996       % Change
--------------------------------------------------------------
Vehicular                  $  6,070     $   6,130         +1
Industrial                    1,527         1,556         +2
--------------------------------------------------------------
Total                      $  7,597     $   7,686         +1
--------------------------------------------------------------

The Company's U.S. sales from this segment increased 1%, while international operations increased 2%. Sales to U.S. light truck manufacturers exceeded 1995 by 9% as light trucks and sport utility vehicles continued to be in demand. This increase was partially offset by lower U.S. medium and heavy truck production, compared to 1995's record build levels, resulting in lower Dana sales to those markets of 8% and 17%, respectively. Heavy truck production in 1996, while below 1995's unusually high level, was still above average levels for the last 15 years. International sales from this segment increased, largely due to the contribution of Dana's European and South American acquisitions.

   Worldwide sales from Dana's Industrial segment, which includes sales to the mobile off-highway (MOH) equipment market, increased 2% over 1995. Sales of components to MOH manufacturers, primarily agricultural and construction

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
in millions                                                    DANA CORPORATION
--------------------------------------------------------------------------------

equipment, increased 6% worldwide, 3% in the U.S. and 10% internationally. The international increase was principally the result of the acquisition of GKN's European axle operations in late 1995. MOH and industrial distribution sales increased 1% over 1995. Those increases were partially offset by a 6% sales decline of Dana product sold to the Industrial OE market (Dana's smallest market).

   Dana's distribution sales increased 1% on a worldwide basis, with U.S. sales increasing 3% and international decreasing 1%. Worldwide distribution sales performances in 1996 versus 1995 by market were as follows: truck parts down 2%, automotive up 3% and MOH/Industrial up 1%.

   Dana's sales, on a regional basis, increased in Europe and South America and were lower in North America and Asia Pacific.

--------------------------------------------------------------
SALES BY REGION               1995         1996       % Change
--------------------------------------------------------------
North America              $  5,917     $   5,875         -1
Europe                          977         1,086        +11
South America                   497           536         +8
Asia Pacific                    207           189         -9

The European and South American sales continued to grow in 1996 as the Company concentrated on international growth of its core businesses, particularly through acquisitions. North American sales were slightly lower, reflecting decreases in medium and heavy truck production, which were partially offset by light truck/sport utility vehicle increases. The lower sales in Asia resulted from the weakness of Dana's markets in Taiwan and Australia.

   Revenue from lease financing and other income increased $14 or 8% in 1996. Leasing-related revenue and interest on loans were above 1995 by $25 as DCC's average asset levels and gains on sales of leased assets were higher in 1996. Other income in 1996 included gains of $5 on sales of certain assets and investments, while a $16 gain was recorded in 1995 due to the sale of equity in three South American affiliates.

   Adjustments for translation of foreign currency resulted in a gain of $1, compared to a gain of $8 in 1995. The adjustments in both years related almost exclusively to the translation from local currency to U.S. dollars of the Company's Brazilian operations.

   Dana's gross margin was 15.1% in both 1996 and 1995. Margins for U.S. operations improved to 14.2% from 13.9% in 1995. Margins of the Company's international operations declined to 17.4% from 18.1% in 1995, in large part due to costs related to the integration of operations acquired in late 1995.

   Selling, general and administrative expenses (S,G & A) increased $30 or 4% in 1996. Operations acquired in the latter half of 1995 and in 1996 accounted for $23 of the increase. After adjusting for the effect of those acquisitions, S,G & A increased 1%.

   Dana's operating income increased $12 million in 1996. U.S. operations had a $16 increase, while international operations were down $4. The international decrease was comprised of lower operating income at Dana's South American, Asia Pacific and Canadian operations partially offset by an increase in Europe. The European increase was primarily due to acquisitions.

   Operating income from the Vehicular segment decreased 2%, while the Industrial segment income increased 6% over 1995. The ratio of operating income to sales for both segments was comparable in 1996 to 1995. Operating income of the Lease Financing segment increased $17 over 1995. In 1996, DCC's operating income increased as a result of higher average lease asset levels outstanding during the year and improved lease and residual experience.

   Interest expense in 1996 was $13 higher than in 1995 due to higher average debt levels. This higher average debt position resulted from the funding of acquisitions, capital additions and lease financing assets during 1996.

   Equity in earnings of affiliates increased in 1996, primarily due to the devaluation of the Mexican peso in 1995 which resulted in Dana recording a non-operating charge of $18 for its proportionate share of translation losses incurred by the Company's affiliate, Spicer S.A. de C.V.

   Minority interest in net income of consolidated subsidiaries decreased $7 in 1996 due to the lower earnings of Albarus (a Brazilian subsidiary) and the mid-1995 purchase of the minority interest in Hayes-Dana. The earnings of Albarus were lower in part due to the December 1995 sale of equity in one of its subsidiaries.

   Taxes on income decreased $15 in 1996 due to lower pre-tax profitability of the Company and lower effective rates of Dana's international operations. The Company's overall effective rate was 34% in 1996, compared to 35% in 1995.

   Current indications are that 1997 production of light truck and sport utility vehicles in North America (Dana's largest market) will continue with volumes similar to 1996. Based on this projected demand, Dana expects its 1997 sales to this market to match or slightly exceed the results achieved in 1996. Based on market forecasts, Dana's sales to the North American medium and heavy truck markets in 1997 are expected to be similar to the last half of 1996 but the Company anticipates a modest upturn in the latter half of the year. The Company's sales to the U.S. replacement parts and industrial OE markets are expected to be similar to those of 1996. The U.S. construction and agricultural market is anticipated to be slightly below 1996 levels, but Dana's sales are expected to increase due to the effect of acquisitions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
in millions                                                    DANA CORPORATION
--------------------------------------------------------------------------------

   Expectations are that economies outside of North America will have mixed performances in 1997, but growth on an overall basis will be similar to 1996. Given this overall environment, Dana expects to continue to grow its international business by expansion of its core businesses through acquisition and by expanding capacity for new business opportunities in South America, India, Thailand and other countries.

RESULTS OF OPERATIONS 1995 VS. 1994

   1995 was a record year for Dana Corporation. All-time highs in sales and profits were achieved. Sales were $7,598, up 15% over the previous record attained in 1994, while profits increased to $288 or 26% over last year's record results. Dana shareholders benefitted from these record results with return on average shareholder equity increasing to nearly 28% from 26% in 1994. The major factors contributing to the Company's sales increase of $984 were higher unit volumes of original equipment (OE) vehicular products in the U.S., strength in the U.S. construction equipment and agricultural markets, effects of recent acquisitions, and overall growth in international sales. Contributing $287 or 30% of the sales increase ($123 in the U.S. and $164 internationally) were acquisitions and the effect of fully consolidating a Taiwanese subsidiary (R.O.C. Spicer) which was previously accounted for on an equity basis.

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

VEHICULAR SALES
(In Billions)
               1993      1994      1995
Distribution   $1.5     $1.6      $1.7
OE             $3.0     $3.7      $4.4
               ----     ----      ----
               $4.5     $5.3      $6.1

INDUSTRIAL SALES
(In Billions)
               1993      1994      1995
Distribution   $ .5      $ .7      $ .7
OE             $ .5      $ .6      $ .8
               ----      ----      ----
               $1.0      $1.3      $1.5

INTERNATIONAL AND U.S. EXPORT SALES
(In Billions)
               1993      1994      1995
U.S. Exports   $ .4      $ .5      $ .6
International  $1.3      $1.6      $2.1
               ----      ----      ----
               $1.7      $2.1      $2.7

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
in millions                                                    DANA CORPORATION
--------------------------------------------------------------------------------

   Revenue from lease financing and other income increased $40 or 27% in 1995. Lease related revenue increased 11% as DCC's average asset levels outstanding increased, lease and residual experience improved and higher average yields were achieved. Included in the increase in other income was $16 due to the sale of equity in certain South American operations.

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

   Taxes on income increased to $181 from $157 in 1994, due to higher pre-tax profitability of the Company. The effective rate decreased to 35% from 40% in 1994 in part due to the utilization of capital loss carrybacks resulting from the sale of an insurance subsidiary in Bermuda. The sale resulted in the recording of a $5 tax benefit in 1995. The remaining differential in rate was due to lower effective combined state tax rates and international effective rates.

OPERATING MARGIN

 '93        4.8%
 '94        5.7%
 '95        6.1%

S,G & A EXPENSE AS A % OF SALES

 '93     9.6%
 '94     9.2%
 '95     9.0%

ADDITIONAL INFORMATION                                         DANA CORPORATION
--------------------------------------------------------------------------------

   Beginning in 1988, Dana Credit Corporation, our indirect wholly-owned leasing and finance subsidiary which had previously been accounted for on the equity method, was fully consolidated to reflect adoption of SFAS No. 94, "Consolidation of All Majority-owned Subsidiaries." The additional information on pages 45-47 shows Dana's balance sheet, income statement and cash flows as if DCC were accounted for on the equity method and DCC (on pages 48-49) on a stand-alone basis. The Company believes this separate financial data will help the reader better understand the consolidated statements and related notes on pages 23-40.

ADDITIONAL INFORMATION--STATEMENT OF INCOME                                                 DANA CORPORATION
in millions                                            (including Dana Credit Corporation on an equity basis)
-------------------------------------------------------------------------------------------------------------
                                                                                Year Ended December 31
                                                                           1994          1995           1996
-------------------------------------------------------------------------------------------------------------
NET SALES                                                                $6,607.4      $7,596.3      $7,686.3
-------------------------------------------------------------------------------------------------------------
Other income                                                                  9.2          33.7          26.8
-------------------------------------------------------------------------------------------------------------
Foreign currency adjustments                                                (22.0)          7.8           1.2
-------------------------------------------------------------------------------------------------------------
                                                                          6,594.6       7,637.8       7,714.3
-------------------------------------------------------------------------------------------------------------
Costs and expenses
-------------------------------------------------------------------------------------------------------------
  Cost of sales                                                           5,630.5       6,469.0       6,549.8
-------------------------------------------------------------------------------------------------------------
  Selling, general and administrative expenses                              529.8         602.9         627.7
-------------------------------------------------------------------------------------------------------------
  Interest expense                                                           54.3          75.5          84.6
-------------------------------------------------------------------------------------------------------------
                                                                          6,214.6       7,147.4       7,262.1
-------------------------------------------------------------------------------------------------------------
Income before income taxes                                                  380.0         490.4         452.2
-------------------------------------------------------------------------------------------------------------
Estimated taxes on income                                                   154.9         181.0         154.5
-------------------------------------------------------------------------------------------------------------
Income before minority interest and equity in earnings of affiliates        225.1         309.4         297.7
-------------------------------------------------------------------------------------------------------------
Minority interest in net income of consolidated subsidiaries                (30.2)        (40.4)        (32.8)
-------------------------------------------------------------------------------------------------------------
Equity in earnings of affiliates                                             33.3          19.1          41.1
-------------------------------------------------------------------------------------------------------------
Net income                                                               $  228.2      $  288.1      $  306.0
-------------------------------------------------------------------------------------------------------------

ADDITIONAL INFORMATION--BALANCE SHEET                                DANA CORPORATION
in millions                     (including Dana Credit Corporation on an equity basis)
-------------------------------------------------------------------------------------
                                                                     December 31
                                                                  1995         1996
-------------------------------------------------------------------------------------
ASSETS
-------------------------------------------------------------------------------------
Current assets
-------------------------------------------------------------------------------------
  Cash                                                          $   18.6     $  101.8
-------------------------------------------------------------------------------------
  Marketable securities, at cost which approximates market          36.3        122.5
-------------------------------------------------------------------------------------
  Accounts receivable, less allowance for doubtful accounts
    of $23.5 - 1995 and $26.0 - 1996                             1,098.4      1,087.0
-------------------------------------------------------------------------------------
  Inventories                                                      874.8        912.9
-------------------------------------------------------------------------------------
  Other current assets                                             132.5        141.4
-------------------------------------------------------------------------------------
          Total current assets                                   2,160.6      2,365.6
-------------------------------------------------------------------------------------
Investments and other assets
-------------------------------------------------------------------------------------
  Investments at equity                                            159.9        184.9
-------------------------------------------------------------------------------------
  Goodwill                                                         269.4        285.3
-------------------------------------------------------------------------------------
  Intangible pension asset                                          74.6         35.0
-------------------------------------------------------------------------------------
  Other                                                             99.6         86.9
-------------------------------------------------------------------------------------
          Total investments and other assets                       603.5        592.1
-------------------------------------------------------------------------------------
Deferred income tax benefits                                       356.9        342.1
-------------------------------------------------------------------------------------
Property, plant and equipment, net                               1,486.4      1,637.2
-------------------------------------------------------------------------------------
          Total assets                                          $4,607.4     $4,937.0
-------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------------------------------------------------------
Current liabilities
-------------------------------------------------------------------------------------
  Notes payable                                                 $  515.4     $  362.9
-------------------------------------------------------------------------------------
  Accounts payable                                                 430.0        459.7
-------------------------------------------------------------------------------------
  Accrued payroll and employee benefits                            222.1        220.1
-------------------------------------------------------------------------------------
  Other accrued liabilities                                        277.0        278.5
-------------------------------------------------------------------------------------
  Taxes other than taxes on income                                  37.2         39.4
-------------------------------------------------------------------------------------
  Taxes on income                                                  146.1        116.5
-------------------------------------------------------------------------------------
          Total current liabilities                              1,627.8      1,477.1
-------------------------------------------------------------------------------------
Deferred employee benefits and other noncurrent liabilities      1,127.5      1,049.9
-------------------------------------------------------------------------------------
Long-term debt                                                     533.7        810.4
-------------------------------------------------------------------------------------
Minority interest in consolidated subsidiaries                     153.8        170.9
-------------------------------------------------------------------------------------
Shareholders' equity                                             1,164.6      1,428.7
-------------------------------------------------------------------------------------
          Total liabilities and shareholders' equity            $4,607.4     $4,937.0
-------------------------------------------------------------------------------------

ADDITIONAL INFORMATION -- STATEMENT OF CASH FLOWS              DANA CORPORATION
in millions              (including Dana Credit Corporation on an equity basis)
--------------------------------------------------------------------------------

                                                                                  Year Ended December 31
                                                                               1994        1995        1996
------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                                      $435.4      $325.8      $540.4
------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
------------------------------------------------------------------------------------------------------------
  Purchases of property, plant and equipment                                  (278.2)     (338.3)     (284.0)
------------------------------------------------------------------------------------------------------------
  Purchase of minority interest of Hayes-Dana, Inc.                                        (92.4)
------------------------------------------------------------------------------------------------------------
  Purchase of European axle group                                                          (93.0)
------------------------------------------------------------------------------------------------------------
  Other acquisitions and additions to investments                              (21.6)      (37.1)     (121.5)
------------------------------------------------------------------------------------------------------------
  Other                                                                         14.8        69.7        32.5
------------------------------------------------------------------------------------------------------------
Net cash flows - investing activities                                         (285.0)     (491.1)     (373.0)
------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
------------------------------------------------------------------------------------------------------------
  Net change in short-term debt                                                 80.8        56.4      (163.2)
------------------------------------------------------------------------------------------------------------
  Issuance of long-term debt                                                    50.0       310.0       444.6
------------------------------------------------------------------------------------------------------------
  Payments on long-term debt                                                  (166.6)     (167.3)     (187.0)
------------------------------------------------------------------------------------------------------------
  Dividends paid                                                               (82.0)      (91.2)      (99.7)
------------------------------------------------------------------------------------------------------------
  Other                                                                          7.4         5.3         7.3
------------------------------------------------------------------------------------------------------------
Net cash flows - financing activities                                         (110.4)      113.2         2.0
------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                            40.0       (52.1)      169.4
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents - beginning of year                                   67.0       107.0        54.9
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents - end of year                                       $107.0      $ 54.9      $224.3
------------------------------------------------------------------------------------------------------------
Reconciliation of net income to net cash flows from operating activities:
------------------------------------------------------------------------------------------------------------
Net income                                                                    $228.2      $288.1      $306.0
------------------------------------------------------------------------------------------------------------
Noncash items included in income:
------------------------------------------------------------------------------------------------------------
  Depreciation and amortization                                                163.6       187.4       216.9
------------------------------------------------------------------------------------------------------------
  Deferred income taxes                                                          8.8       (29.6)       (2.4)
------------------------------------------------------------------------------------------------------------
  Minority interest                                                             12.3         7.0        26.8
------------------------------------------------------------------------------------------------------------
  Net change in receivables, inventory and payables                             22.2      (112.0)       19.3
------------------------------------------------------------------------------------------------------------
  Unremitted earnings of affiliates                                             (7.0)       (3.4)      (27.6)
------------------------------------------------------------------------------------------------------------
  Other                                                                          7.3       (11.7)        1.4
------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                                      $435.4      $325.8      $540.4
------------------------------------------------------------------------------------------------------------


ADDITIONAL INFORMATION -- STATEMENT OF INCOME                 DANA CREDIT CORPORATION
in millions                 (an indirect wholly-owned subsidiary of Dana Corporation)
-------------------------------------------------------------------------------------
                                                           Year ended December 31
                                                      1994         1995         1996
-------------------------------------------------------------------------------------
Revenues
-------------------------------------------------------------------------------------
  Lease financing                                  $  132.4     $  152.2      $ 170.5
-------------------------------------------------------------------------------------
  Interest and fees on loans                            7.6          6.2         14.5
-------------------------------------------------------------------------------------
  Other revenues                                       21.7         22.0         44.6
-------------------------------------------------------------------------------------
                                                      161.7        180.4        229.6
-------------------------------------------------------------------------------------
Expenses
-------------------------------------------------------------------------------------
  Interest expense                                     51.9         62.8         74.4
-------------------------------------------------------------------------------------
  General and administrative expenses                  89.7        103.1        115.6
-------------------------------------------------------------------------------------
                                                      141.6        165.9        190.0
-------------------------------------------------------------------------------------
Income before income taxes                             20.1         14.5         39.6
-------------------------------------------------------------------------------------
Estimated income tax provision (benefit)                5.4         (8.0)        11.8
-------------------------------------------------------------------------------------
Income before equity in earnings of affiliates         14.7         22.5         27.8
-------------------------------------------------------------------------------------
Equity in earnings of affiliates                        5.3          4.9          2.7
-------------------------------------------------------------------------------------
Net Income                                         $   20.0     $   27.4      $  30.5
-------------------------------------------------------------------------------------

ADDITIONAL INFORMATION -- BALANCE SHEET                       DANA CREDIT CORPORATION
in millions                 (an indirect wholly-owned subsidiary of Dana Corporation)
-------------------------------------------------------------------------------------
                                                                       December 31
                                                                   1995        1996
-------------------------------------------------------------------------------------
ASSETS
-------------------------------------------------------------------------------------
Cash                                                            $    11.5    $    3.5
-------------------------------------------------------------------------------------
Loans receivable                                                    114.4       208.1
-------------------------------------------------------------------------------------
Lease financing                                                   1,153.5     1,327.9
-------------------------------------------------------------------------------------
Investments in partnerships                                          29.1        25.8
-------------------------------------------------------------------------------------
Other assets                                                         78.2       103.9
-------------------------------------------------------------------------------------
       Total Assets                                             $ 1,386.7    $1,669.2
-------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDER'S EQUITY
-------------------------------------------------------------------------------------
Short-term debt                                                 $   371.7    $  456.4
-------------------------------------------------------------------------------------
Long-term debt                                                      600.7       708.3
-------------------------------------------------------------------------------------
Other liabilities                                                    74.3        86.6
-------------------------------------------------------------------------------------
Deferred income taxes                                               235.4       294.0
-------------------------------------------------------------------------------------
Shareholder's equity                                                104.6       123.9
-------------------------------------------------------------------------------------
       Total liabilities and shareholder's equity               $ 1,386.7    $1,669.2
-------------------------------------------------------------------------------------

ADDITIONAL INFORMATION -- STATEMENT OF CASH FLOWS                                                DANA CREDIT CORPORATION
in millions                                                     (an indirect wholly-owned subsidiary of Dana Corporation)
--------------------------------------------------------------------------------------------------------------------------
                                                                                               Year Ended December 31
                                                                                      1994            1995           1996
--------------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                                          $   93.5        $  107.1        $  170.0
--------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
--------------------------------------------------------------------------------------------------------------------------
  Purchases of assets to be leased                                                  (402.8)         (507.9)         (486.2)
--------------------------------------------------------------------------------------------------------------------------
  Loans made to customers and affiliates                                             (30.1)          (24.8)          (98.5)
--------------------------------------------------------------------------------------------------------------------------
  Payments received on leases                                                        195.5           201.0           209.7
--------------------------------------------------------------------------------------------------------------------------
  Proceeds from sales of leased assets                                                39.8            60.8            32.2
--------------------------------------------------------------------------------------------------------------------------
  Payments received on loans                                                         102.9            16.6            20.8
--------------------------------------------------------------------------------------------------------------------------
  Purchases of assets from affiliates, less proceeds from subsequent sale                                            (22.1)
--------------------------------------------------------------------------------------------------------------------------
  Other                                                                               12.3            13.8           (10.5)
--------------------------------------------------------------------------------------------------------------------------
Net cash flows - investing activities                                                (82.4)         (240.5)         (354.6)
--------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
--------------------------------------------------------------------------------------------------------------------------
  Net change in short-term debt                                                     (106.7)          194.5            84.7
--------------------------------------------------------------------------------------------------------------------------
  Issuance of long-term debt                                                         305.4           108.1           290.3
--------------------------------------------------------------------------------------------------------------------------
  Payments on long-term debt                                                        (197.3)         (147.5)         (185.6)
--------------------------------------------------------------------------------------------------------------------------
  Dividends paid                                                                     (17.7)          (12.7)          (12.8)
--------------------------------------------------------------------------------------------------------------------------
Net cash flows - financing activities                                                (16.3)          142.4           176.6
--------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                                       (5.2)            9.0            (8.0)
--------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents - beginning of year                                          7.7             2.5            11.5
--------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents - end of year                                           $    2.5        $   11.5        $    3.5
--------------------------------------------------------------------------------------------------------------------------
Reconciliation of net income to net cash flows from operating activities:
--------------------------------------------------------------------------------------------------------------------------
Net income                                                                        $   20.0        $   27.4        $   30.5
--------------------------------------------------------------------------------------------------------------------------
Noncash items included in income:
--------------------------------------------------------------------------------------------------------------------------
  Depreciation                                                                        38.5            50.0            55.7
--------------------------------------------------------------------------------------------------------------------------
  Deferred income taxes                                                               45.1            26.6            66.3
--------------------------------------------------------------------------------------------------------------------------
  Provision for credit losses                                                         15.9            15.6            13.2
--------------------------------------------------------------------------------------------------------------------------
  Gains from sales of leased assets                                                   (2.9)          (10.1)          (15.0)
--------------------------------------------------------------------------------------------------------------------------
  Unremitted earnings of affiliates                                                   (5.3)           (4.9)           (2.7)
--------------------------------------------------------------------------------------------------------------------------
  Change in other assets, other liabilities and accrued expenses                     (17.8)            2.5            22.0
--------------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                                          $   93.5        $  107.1        $  170.0
--------------------------------------------------------------------------------------------------------------------------

ADDITIONAL INFORMATION
in millions except per share amounts                           DANA CORPORATION
--------------------------------------------------------------------------------
SHAREHOLDERS' INVESTMENT
--------------------------------------------------------------------------------

The following table shows the range of market prices of Dana Corporation common stock on the New York Stock Exchange and the cash dividends declared and paid for each quarter during 1995 and 1996. At December 31, 1996, the closing price of Dana common stock was $32 5/8.

--------------------------------------------------------------------------------------
                                                                       CASH DIVIDENDS
                                         STOCK PRICE                 DECLARED AND PAID
--------------------------------------------------------------------------------------
                          1995                         1996             1995     1996
--------------------------------------------------------------------------------------
QUARTER ENDED     HI       LO       CLOSE       HI       LO     CLOSE
--------------------------------------------------------------------------------------
March 31         $26      $21 3/8  $25 1/2   $34 1/8  $27 3/4  $33 3/8   $.21     $.23
June 30           29 1/2   24       28 5/8    35 1/2   30 1/8   31        .23      .25
September 30      32 5/8   28       28 7/8    31 1/8   27 1/4   30 1/4    .23      .25
December 31       31       25 1/4   29 1/4    33 1/8   29 3/8   32 5/8    .23      .25
--------------------------------------------------------------------------------------

                    UNAUDITED QUARTERLY FINANCIAL INFORMATION
-------------------------------------------------------------------------------
The following information has been reviewed by our independent accountants in accordance with generally accepted auditing standards (GAAS); however, they have not performed an audit in accordance with GAAS on the quarterly information to enable them to opine on each quarter.

--------------------------------------------------------------------------------
                                    NET     GROSS                  NET INCOME
QUARTER ENDED                      SALES    PROFIT   NET INCOME     PER SHARE
--------------------------------------------------------------------------------
For the year ended
  December 31, 1994
    March 31                       $1,597   $234    $ 47.7            $ .48
    June 30                         1,712    281      68.0              .69
    September 30                    1,610    234      52.9              .54
    December 31                     1,695    241      59.6              .60
--------------------------------------------------------------------------------
For the year ended
  December 31, 1995
    March 31                       $1,924   $290     $59.2            $ .59
    June 30                         1,969    315      89.1              .88
    September 30                    1,727    268      60.9              .60
    December 31                     1,978    275      78.9              .77
--------------------------------------------------------------------------------
FOR THE YEAR ENDED
  DECEMBER 31, 1996
    MARCH 31                       $1,973   $295     $78.7            $ .78
    JUNE 30                         2,020    321      91.5              .90
    SEPTEMBER 30                    1,816    280      65.2              .64
    DECEMBER 31                     1,877    265      70.6              .69
--------------------------------------------------------------------------------

During the first quarter of 1995, Dana recorded a non-operating charge of $18.0 ($.17 per share) for its proportionate share of translation losses incurred by its Mexican affiliate, Spicer S.A. de C.V., due to the devaluation of the Mexican peso.

In the fourth quarter of 1995, Dana recorded a gain of $12.0 ($.11 per share) due to the sale of equity in three South American affiliates, a tax benefit of $5.2 ($.05) due to the sale of an insurance subsidiary in Bermuda and a charge of $5.8 ($.06) relating to a tentative settlement of a lawsuit filed by the Department of Justice, which was settled in 1996.

ELEVEN YEAR HISTORY
in millions except per share amounts                                                                            DANA CORPORATION
--------------------------------------------------------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------------------------------------------------------
For the Years                  1986     1987     1988    1989     1990     1991     1992     1993      1994       1995     1996
--------------------------------------------------------------------------------------------------------------------------------
Net Sales                     $3,738   $4,180   $4,936  $4,865   $4,952   $4,398   $4,872   $5,460    $6,614     $7,598   $7,686
--------------------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                 84      142      162     132       76       13     (382)      80       228        288      306
--------------------------------------------------------------------------------------------------------------------------------
Net Income (Loss) per
  Common Share                   .82     1.62     1.99    1.62      .92      .16    (4.35)     .86       2.31      2.84     3.01
--------------------------------------------------------------------------------------------------------------------------------
Cash Dividends per
  Common Share                   .64      .70      .77     .80      .80      .80      .80      .80       .83        .90      .98
--------------------------------------------------------------------------------------------------------------------------------
Total Assets                   4,578    4,914    4,786   5,225    4,513    4,179    4,343    4,632     5,124      5,714    6,160
--------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                 1,027    1,322    1,324   1,522    1,486    1,541    1,467    1,207     1,187      1,315    1,698
--------------------------------------------------------------------------------------------------------------------------------

                                                                                                                DANA CORPORATION
                                                                          (including Dana Credit Corporation on an equity basis)
--------------------------------------------------------------------------------------------------------------------------------
For the Years                  1986     1987     1988    1989     1990     1991     1992     1993      1994       1995     1996
--------------------------------------------------------------------------------------------------------------------------------
Net Income per Share of
  Common Stock+               $  .82   $ 1.62   $ 1.99  $ 1.62   $  .92   $  .16   $  .64   $ 1.39    $ 2.31     $ 2.84   $ 3.01
--------------------------------------------------------------------------------------------------------------------------------
Cash Dividends per
  Common Share                   .64      .70      .77     .80      .80      .80      .80      .80       .83        .90      .98
--------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
--------------------------------------------------------------------------------------------------------------------------------
NET SALES                     $3,695   $4,142   $4,896  $4,857   $4,948   $4,385   $4,863   $5,457    $6,607     $7,596   $7,686
--------------------------------------------------------------------------------------------------------------------------------
Cost of Sales                  3,075    3,480    4,133   4,104    4,129    3,841    4,282    4,688     5,631      6,469    6,550
--------------------------------------------------------------------------------------------------------------------------------
Income (Loss) before
  Income Taxes                   201      203      238     217      187      (24)      48      224       380        490      452
--------------------------------------------------------------------------------------------------------------------------------
Income Taxes*                     96       84      109      95       97        3       26       89       155        181      155
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME+                       84      142      162     132       76       13       56      129       228        288      306
--------------------------------------------------------------------------------------------------------------------------------
Net Income for the Year
  Retained for Growth             19       81      100      67       10       --       --        6       146        197      206
--------------------------------------------------------------------------------------------------------------------------------
Interest Expense                  63       91      103     118      120      111       99       83        54         76       85
--------------------------------------------------------------------------------------------------------------------------------
YEAR END FINANCIAL POSITION
--------------------------------------------------------------------------------------------------------------------------------
Liquid Assets**               $  563   $  733   $  801  $  763   $  764   $  746   $  837   $  990    $1,117     $1,153   $1,311
--------------------------------------------------------------------------------------------------------------------------------
Working Capital                  590      484      509     508      487      423      562      569       533        533      889
--------------------------------------------------------------------------------------------------------------------------------
Ratio of Current Assets to
  Current Liabilities          1.8-1    1.5-1    1.5-1   1.5-1    1.5-1    1.4-1    1.6-1    1.5-1     1.4-1      1.3-1    1.6-1
--------------------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity       944      865      960   1,020    1,049      989      707      801       940      1,165    1,429
--------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                   618      690      681     759      766      786      687      496       389        534      810
--------------------------------------------------------------------------------------------------------------------------------
Net Property, Plant and
  Equipment                      765      820      905     985    1,107    1,077    1,029    1,061     1,210      1,486    1,637
--------------------------------------------------------------------------------------------------------------------------------
Total Assets                   2,514    2,788    2,916   3,102    3,196    2,959    3,349    3,684     4,086      4,607    4,937
--------------------------------------------------------------------------------------------------------------------------------
Average Number of Shares
  Outstanding (in thousands) 102,196   87,430   81,353  81,658   81,954   82,171   87,792   92,533    98,689    101,297  101,800
--------------------------------------------------------------------------------------------------------------------------------
Stock Price  High             18 1/4   27 1/8   20 1/4  21 7/16  19 1/16  18 1/4   24 1/8   30 1/8    30 11/16  32 5/8   35 1/2
             -------------------------------------------------------------------------------------------------------------------
             Low              12 3/4   13 3/4   16 1/4  16 1/2    9 15/16 12 5/16  13 3/8   22        19 5/8    21 3/8   27 1/4
             -------------------------------------------------------------------------------------------------------------------
             Close            17 7/16  17 1/16  19 7/16 17 5/16  14 15/16 13 7/8   23 1/2   29 15/16  23 1/2    29 1/4   32 5/8
--------------------------------------------------------------------------------------------------------------------------------

 * Net of the cumulative effect of the change in accounting for income taxes in 1987.
** Cash, Marketable Securities and Accounts Receivable
+  Excludes one-time SFAS No. 106 charge of $438 ($4.99 per share) in 1992 and SFAS No. 112 charge of $49 ($.53 per share) in 1993.

DANA INVESTOR RELATIONS
--------------------------------------------------------------------------------

Dana's Investor Relations group provides information and assistance to Dana shareholders, including participants in the Employees' Stock Purchase Plan. Available to help with questions or problems are:

     Gutte Carr, Manager Shareholder Relations
     (34 years service)

     Vicki Shamion, Investor Relations Coordinator
     (3 years service)

     Steve Superits, Director Investor Relations
     (9 years service)

Contact them by writing to Dana Investor Relations, P.O. Box 1000, Toledo, Ohio 43697, via Dana's Internet home page, or call Dial-for-Dana.

DANA ON THE WORLD WIDE WEB
http://www.dana.com

If you have access to the World Wide Web, you can find information on Dana Corporation under several different headings:

- Dana's history, philosophy and policies, Beyond 2000, speeches and presentations by Dana people;

-    Dana's products and services and markets served;

- A Financial Information Order Form to obtain current financial and shareholder-related information;

-    Real-time stock price quotes;

-    Copies of press releases;

-    Dana's global operations;

-    News of the Dana-sponsored Super Truck;

-    E-mail access to Dana

DIAL-FOR-DANA

1-800-537-8823 anywhere in the U.S. and Canada. In Ohio, call 1-800-472-8810.

Through this 24-hour toll-free voice-interactive phone service callers may:

-    Obtain current news on Dana including market segment information;

- Request printed materials such as annual and quarterly reports, Forms 10-K and l0-Q;

- Receive answers to shareholder-related and Dana Employees' Stock Purchase Plan questions;

-    Leave requests for a Dana representative to respond directly to the caller.

COMPANY NEWS ON-CALL (through PR Newswire(R)): 1-800-758-5804.

Faxed news releases issued by Dana are available in the U.S. and Canada by calling the above number and entering Dana's code: 226839 followed by the caller's fax number.

SHAREHOLDER SERVICES

Call 1-800-298-6810 or visit http://www.cmssonline.com for information about:

- An Automatic Dividend Reinvestment Plan where Dana pays all costs associated with the purchase of shares through the reinvestment of dividends. This Plan also includes a cash investment option of $25-$2,000 per month and a stock certificate safe-keeping feature;

- A free Direct Deposit of Dividends service whereby funds are sent electronically to the shareholder's checking, savings or credit union account for deposit;

- Direct access to ChaseMellon, Dana's transfer agent and registrar, for information on the above services and questions regarding certificate transfer, lost certificates and/or dividend checks, address changes and other shareholder-related inquiries.

SHAREHOLDER INFORMATION

- Dana Common Stock is listed on the New York, Pacific and London Stock Exchanges. Its trading symbol is DCN.

-    World headquarters: 4500 Dorr Street, P.O. Box 1000, Toledo, Ohio 43697.
     Telephone: (419) 535-4500.

- Registered office: Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219.

-    Dana's Transfer Agents and Registrars:
     ChaseMellon Shareholder Services, L.L.C., Overpeck Centre, 85 Challenger Road, Ridgefield Park, NJ 07660, 1-800-298-6810 or http://www.cmssonline.com, and National City Bank, P.O. Box 92301, Cleveland, Ohio 44101, 1-800-622-6757.

- Dividend Reinvestment/Direct Deposit: Chase Manhattan Bank c/o ChaseMellon Shareholder Services, L.L.C., P.O. Box 750, Pittsburgh, PA 15230.