Form 10-K, Exhibit 13
period 1997-12-31
DANA CORP
filed 1998-02-27
CIK 26780

FINANCIAL                                                           Exhibit 13

                                    Results


DEAR SHAREHOLDERS:

                  Dana Corporation enjoyed a truly outstanding year in 1997. Exceptionally strong markets in North and South America, together with the realignment of our company into market-focused business units, restructuring activities at selected operations, and the largest acquisition and divestiture program in company history led to record sales and profits.

                  Amid a year of unprecedented change, record capital spending, improved operating margins, and tighter inventory control, Dana continued its strong cash generation. At the same time, excluding Dana Commercial Credit, the company also held its debt-to-capital ratio at 45 percent -- the same level as 1996.

                  Through closer customer relationships with our manufacturing units globally, we have cut lead times, reduced inventories, and improved customer service. As we continue to improve the operating efficiencies of our businesses, we serve our customers better while improving return on invested capital.

                  Asset management, global expansion, strong cash flow, improved customer service, and better margins -- these are the fundamentals for delivering added value to customers and shareholders alike. They are also the result of the successful execution of our long-term strategic plan for continuous improvement in all facets of our business.

                                    [PHOTO]



                                             Sincerely,

                                             /s/ John S. Simpson
                                             John S. Simpson
                                             Chief Financial Officer
GROWTH IN SHAREHOLDER EQUITY
        (in millions)

    1993    $       801
    1994            940
    1995          1,165
    1996          1,429
    1997          1,701

MANAGEMENT AND INDEPENDENT ACCOUNTANT'S REPORT
-------------------------------------------------------------------------------
RESPONSIBILITY FOR FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


        We have prepared the accompanying consolidated financial statements and related information included herein for the three years ended December 31, 1997.

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


/s/ John S. Simpson
John S. Simpson
Chief Financial Officer


/s/ James H. Woodward, Jr.
James H. Woodward, Jr.
Vice President and Corporate Controller

--------------------------------------------------------------------------------
REPORT OF INDEPENDENT ACCOUNTANTS
-------------------------------------------------------------------------------

[Price Waterhouse Logo]


To the Board of Directors and Shareholders of Dana Corporation

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of shareholders' equity and of cash flows, including pages 23 through and including Note 25 on page 40, present fairly, in all material respects, the financial position of Dana Corporation and its subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




/s/ Price Waterhouse LLP
Toledo, Ohio
January 21, 1998

   A copy of the Annual Report as filed with the Securities and Exchange Commission on Form 10-K will be mailed at no charge upon request to the Secretary, Dana Corporation, P.O. Box 1000, Toledo, Ohio 43697.

STATEMENT OF INCOME
in millions except per share amounts                           DANA CORPORATION

----------------------------------------------------------------------------------------------------------------------------
                                                                                            Year Ended December 31
                                                                                     1995             1996          1997
----------------------------------------------------------------------------------------------------------------------------
NET SALES                                                                          $ 7,597.7        $7,686.3    $   8,290.8

Revenue from lease financing and other income                                          189.0           203.2          478.6

Foreign currency adjustments                                                             7.8             1.2             .9
----------------------------------------------------------------------------------------------------------------------------
                                                                                     7,794.5         7,890.7        8,770.3
----------------------------------------------------------------------------------------------------------------------------
Costs and expenses

      Cost of sales                                                                  6,449.7         6,525.2        7,180.4

      Selling, general and administrative expenses                                     685.2           714.8          739.7

      Interest expense                                                                 146.4           159.0          196.1
----------------------------------------------------------------------------------------------------------------------------
                                                                                     7,281.3         7,399.0        8,116.2
----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                             513.2           491.7          654.1

Estimated taxes on income                                                              181.2           166.3          293.6
----------------------------------------------------------------------------------------------------------------------------
Income before minority interest and equity in earnings
  (losses) of affiliates                                                               332.0           325.4          360.5

Minority interest                                                                      (40.4)          (32.8)         (23.5)

Equity in earnings (losses) of affiliates                                               (3.5)           13.4           32.1
----------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                         $   288.1       $   306.0      $   369.1
----------------------------------------------------------------------------------------------------------------------------

NET INCOME PER COMMON SHARE

      Basic income per share                                                       $    2.84        $   3.01      $    3.54
----------------------------------------------------------------------------------------------------------------------------
      Diluted income per share                                                     $    2.83        $   2.99      $    3.49
----------------------------------------------------------------------------------------------------------------------------
Cash dividends declared and paid per common share                                  $     .90        $    .98      $    1.04
----------------------------------------------------------------------------------------------------------------------------
Average shares outstanding                                                             101.3           101.8          104.3
----------------------------------------------------------------------------------------------------------------------------



The accompanying notes are an integral part of the financial statements.

BALANCE SHEET
in millions except par value                                   DANA CORPORATION

---------------------------------------------------------------------------------------
                                                                    December 31
                                                                 1996         1997
---------------------------------------------------------------------------------------
ASSETS
---------------------------------------------------------------------------------------
Cash                                                      $      105.3     $     93.3

Marketable securities, at cost which approximates market         122.5          301.0

Accounts receivable

   Trade, less allowance for doubtful accounts
      of $26.0 - 1996 and $29.6 - 1997                         1,026.7        1,032.4

   Other                                                          42.4          130.5

Inventories                                                      912.9          909.8

Lease financing                                                1,167.3        1,330.1

Investments and other assets                                     810.6        1,164.7

Deferred income tax benefits                                     147.5          112.1

Property, plant and equipment, net                             1,824.8        2,044.8
---------------------------------------------------------------------------------------
      Total assets                                            $6,160.0       $7,118.7
---------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
---------------------------------------------------------------------------------------
Short-term debt                                               $  640.3       $  504.2

Accounts payable                                                 460.3          535.6

Other liabilities                                                736.5          982.8

Deferred employee benefits                                     1,025.6        1,062.5

Long-term debt                                                 1,697.7        2,178.3
---------------------------------------------------------------------------------------
      Total liabilities                                        4,560.4        5,263.4

Minority interest in consolidated subsidiaries                   170.9          154.1

Shareholders' equity

   Common stock, $1 par value, shares authorized, 240.0;
      shares issued, 103.0 - 1996 and 105.1 - 1997               103.0          105.1

   Additional paid-in capital                                    106.0          164.6

   Retained earnings                                           1,304.9        1,565.4

   Deferred pension and translation adjustments                  (85.2)        (133.9)
---------------------------------------------------------------------------------------
      Total shareholders' equity                               1,428.7        1,701.2
---------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity              $6,160.0       $7,118.7
---------------------------------------------------------------------------------------


The accompanying notes are an integral part of the financial statements.

STATEMENT OF CASH FLOWS
in millions                                                    DANA CORPORATION

---------------------------------------------------------------------------------------------
                                                              Year Ended December 31
                                                           1995         1996         1997
---------------------------------------------------------------------------------------------
Net cash flows from operating activities                  $387.9       $704.4       $697.7
---------------------------------------------------------------------------------------------
Cash flows from investing activities:

   Purchases of property, plant and equipment             (409.7)      (356.5)      (426.0)

   Purchases of assets to be leased                       (400.3)      (426.3)      (452.3)

   Purchase of minority interest of Hayes-Dana Inc.        (92.4)

   Acquisitions                                           (111.2)       (88.4)      (475.8)

   Divestitures                                                          10.9        394.0

   Additions to investments and other assets               (26.0)       (41.3)       (85.6)

   Loans made to customers and partnerships                (25.4)       (98.5)      (115.3)

   Payments received on leases                             201.0        209.7        250.4

   Proceeds from sales of certain assets                    93.4         73.1         33.6

   Proceeds from sales of leased assets                     48.8         20.3         26.0

   Payments received on loans                               16.6         20.8        155.0

   Other                                                    63.5         26.5        (37.7)
---------------------------------------------------------------------------------------------
Net cash flows - investing activities                     (641.7)      (649.7)      (733.7)
---------------------------------------------------------------------------------------------
Cash flows from financing activities:

   Net change in short-term debt                           191.0       (163.6)      (170.6)

   Issuance of long-term debt                              418.1        734.9        914.0

   Payments on long-term debt                             (314.9)      (372.5)      (461.2)

   Dividends paid                                          (91.2)       (99.7)      (108.6)

   Other                                                     5.2          7.4         28.9
---------------------------------------------------------------------------------------------
Net cash flows - financing activities                      208.2        106.5        202.5
---------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents       (45.6)       161.2        166.5

Cash and cash equivalents - beginning of year              112.2         66.6        227.8

---------------------------------------------------------------------------------------------
Cash and cash equivalents - end of year                   $ 66.6       $227.8       $394.3
---------------------------------------------------------------------------------------------

Reconciliation of net income to net cash flows from operating activities:

   Net income                                             $288.1       $306.0       $369.1

   Depreciation and amortization                           245.8        278.4        334.5

   Unremitted earnings of affiliates                         4.3        (13.3)       (19.0)

   Deferred income taxes                                     5.2         63.9         57.4

   Minority interest                                         7.0         26.5         15.7

   Change in accounts receivable                           (67.5)        34.2        (56.2)

   Change in inventories                                   (81.8)       (16.4)        25.4

   Change in other operating assets                          8.1         49.9        (42.8)

   Change in operating liabilities                         (27.7)       (30.5)       125.5

   Additions to lease and loan loss reserves                17.2         11.0         12.3

   Gains on divestitures                                                            (141.1)

   Other                                                   (10.8)        (5.3)        16.9
---------------------------------------------------------------------------------------------
Net cash flows from operating activities                  $387.9       $704.4       $697.7
---------------------------------------------------------------------------------------------



The accompanying notes are an integral part of the financial statements.

STATEMENT OF SHAREHOLDERS' EQUITY
in millions                                                    DANA CORPORATION
-------------------------------------------------------------------------------

                                                                                          DEFERRED
                                                                                           PENSION
                                                          ADDITIONAL                         AND
                                            COMMON          PAID-IN       RETAINED       TRANSLATION  SHAREHOLDERS'
                                             STOCK          CAPITAL       EARNINGS       ADJUSTMENTS     EQUITY
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                $      98.8     $     61.0      $    887.7     $   (107.7)     $   939.8

Net income for the year
   ended December 31, 1995                                                     288.1                         288.1

Cash dividends declared                                                        (91.2)                        (91.2)

Issuance of shares in connection
   with acquisitions                              2.5            2.9            11.7                          17.1

Deferred translation adjustments                                                               (3.7)          (3.7)

Deferred pension expense
   adjustments                                                                                  9.3            9.3

Cost of shares reacquired                                       (1.0)                                         (1.0)

Issuance of shares for employee
   stock plans                                     .2            6.0                            6.2
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                      101.5           68.9         1,096.3         (102.1)       1,164.6

Net income for the year
   ended December 31, 1996                                                     306.0                         306.0

Cash dividends declared                                                        (99.7)                        (99.7)

Issuance of shares for defined
   benefit pension plans                          1.0           30.1                                          31.1

Deferred translation adjustments                                                                3.4            3.4

Deferred pension expense
   adjustments                                                                                 13.5           13.5

Cost of shares reacquired                         (.2)          (5.1)                                         (5.3)

Issuance of shares for director and
   employee stock plans                            .5           12.1                                          12.6

Issuance of shares in connection
   with acquisitions                               .2                            2.3                           2.5
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                      103.0          106.0         1,304.9          (85.2)       1,428.7

NET INCOME FOR THE YEAR
   ENDED DECEMBER 31, 1997                                                     369.1                         369.1

CASH DIVIDENDS DECLARED                                                       (108.6)                       (108.6)

ISSUANCE OF SHARES FOR DEFINED
   BENEFIT PENSION PLANS                          1.0           30.8                                          31.8

DEFERRED TRANSLATION ADJUSTMENTS                                                              (46.4)         (46.4)

DEFERRED PENSION EXPENSE
   ADJUSTMENTS                                                                                 (2.3)          (2.3)

COST OF SHARES REACQUIRED                         (.3)         (13.1)                                        (13.4)

ISSUANCE OF SHARES FOR
   EMPLOYEE STOCK PLANS                           1.4           40.9                                          42.3
---------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                $     105.1     $    164.6      $  1,565.4     $   (133.9)     $ 1,701.2
---------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of the financial statements.

NOTES TO FINANCIAL STATEMENTS
in millions except share and per share amounts                 DANA CORPORATION
-------------------------------------------------------------------------------

NOTE 1.   SUMMARY OF SIGNIFICANT
          ACCOUNTING POLICIES
-------------------------------------------------------------------------------

   Dana Corporation is a global leader in the engineering, manufacturing and distribution of components and systems for worldwide vehicular and industrial manufacturers. Dana also owns Dana Credit Corporation (DCC), a leading provider of lease financing services in certain markets.

   The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Some of the more significant estimates include depreciation and amortization of long-lived assets, deferred tax asset and inventory valuations, environmental and warranty reserves, postemployment and postretirement benefits, residual values of leased assets and allowances for doubtful accounts. Actual results could differ from those estimates.

   The following summary of significant accounting policies of Dana Corporation is presented to assist the reader in evaluating the financial statements. Where appropriate, certain amounts in 1995 and 1996 have been reclassified to conform with the 1997 presentation.

PRINCIPLES OF CONSOLIDATION
   Dana's financial statements include all subsidiaries in which Dana has the ability to exercise significant influence over operating and financial policies. Affiliated companies (20% to 50% ownership) are generally recorded in the statements using the equity method of accounting. Operations of affiliates outside North America accounted for on the equity method of accounting are generally included for periods ended within two months of Dana's year end to ensure preparation of financial statements on a timely basis. Less than 20%-owned companies are included in the financial statements at the cost of Dana's investment. Dividends, royalties and fees from these cost basis affiliates are recorded in Dana's financial statements when received.

FOREIGN CURRENCY TRANSLATION
   The financial statements of the Company's subsidiaries and equity affiliates outside the United States (U.S.), located in non-highly inflationary economies, are measured using the local currency as the functional currency. Income and expense items are translated at average monthly rates of exchange. Gains and losses from currency transactions of these affiliates are included in net earnings. Assets and liabilities of these affiliates are translated at the rates of exchange at the balance sheet date. The resultant translation adjustments are deferred as a separate component of shareholders' equity. For affiliates operating in highly inflationary economies, non-monetary assets are translated at historical exchange rates and monetary assets are translated at current exchange rates. Translation adjustments are included in the determination of income.

INVENTORIES
   Inventories are valued at the lower of cost or market. Cost is determined generally on the last-in, first-out basis for U.S. inventories and on the first-in, first-out or average cost basis for international inventories.

LEASE FINANCING
   Lease financing consists of direct financing leases, leveraged leases and equipment on operating leases. Income on direct financing leases is recognized by a method which produces a constant periodic rate of return on the outstanding investment in the lease. Income on leveraged leases is recognized by a method which produces a constant rate of return on the outstanding net investment in the lease, net of the related deferred tax liability, in the years in which the net investment is positive. Initial direct costs are deferred and amortized using the interest method over the lease period. Equipment under operating leases is recorded at cost, net of accumulated depreciation. Income from operating leases is recognized ratably over the term of the leases.

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

LOANS RECEIVABLE
   Loans receivable consist primarily of loans to partnerships in which DCC has an interest and loans secured by equipment and first mortgages on real property. The loans to partnerships are secured by the partnerships' assets. Income on all loans is recognized using the interest method. Interest income on impaired loans is recognized either as cash is collected or on a cost recovery basis as conditions warrant.

ALLOWANCE FOR LOSSES ON LOANS RECEIVABLE
   Provisions for losses on loans receivable are determined on the basis of loss experience and assessment of prospective risk. Resulting adjustments to the allowance for losses are made to adjust loans receivable to an estimated collectible amount. Income recognition is generally discontinued on accounts which are contractually past due and where no

NOTES TO FINANCIAL STATEMENTS
in millions                                                   DANA CORPORATION
-------------------------------------------------------------------------------
NOTE 1.       SUMMARY OF SIGNIFICANT
              ACCOUNTING POLICIES (CONT.)
-------------------------------------------------------------------------------

payment activity has occurred within 120 days. Accounts are charged against the allowance for losses when determined to be uncollectible.

INCOME TAXES
   Current tax liabilities and assets are recognized for the estimated taxes payable or refundable on the tax returns for the current year. Deferred tax liabilities or assets are recognized for the estimated future tax effects attributable to temporary differences and carryforwards that result from events that have been recognized differently between the financial statements and the tax returns. The measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax laws. Deferred tax assets are reduced, if necessary, by the amount of any tax benefits that are not expected to be realized. Dana uses the "flow-through" method of accounting for investment tax credits, except for investment tax credits arising from leveraged leases and certain direct financing leases for which the deferred method is used for financial statement purposes.

PROPERTIES AND DEPRECIATION
   Property, plant and equipment are valued at historical costs. Depreciation is recognized over the estimated useful lives of property, plant and equipment using primarily the straight-line method for financial reporting purposes and primarily accelerated depreciation methods for federal income tax purposes.

FINANCIAL INSTRUMENTS
   The reported fair values of financial instruments are based on a variety of factors. Where available, fair values represent quoted market prices for identical or comparable instruments. Where quoted market prices are not available, fair values have been estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of credit risk. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of December 31, 1996 and 1997, or that will be realized in the future.

DERIVATIVE FINANCIAL INSTRUMENTS
   The Company enters into various types of interest rate and foreign currency agreements but does not trade in derivative financial instruments. Gains and losses relating to qualifying hedges of firm commitments or anticipated transactions are deferred and recognized as adjustments of carrying amounts when the hedged transaction occurs. Interest rate swaps and caps are primarily used to manage exposure to fluctuations in interest rates. Differentials paid or received on interest rate agreements are accrued and recognized as adjustments to interest expense. Premiums paid on interest rate caps are amortized to interest expense over the terms of the agreements and unamortized premiums are included in other assets.
   DCC has one interest rate-based option which is marked to market and included in other liabilities. Changes in the fair value of this instrument are reported in other income.

ENVIRONMENTAL COMPLIANCE AND REMEDIATION
   Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to existing conditions caused by past operations which do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Estimated costs are based upon currently enacted laws and regulations, existing technology and the most probable method of remediation. The costs determined are not discounted and exclude the effects of inflation and other societal and economic factors. Where the cost estimates result in a range of equally probable amounts, the lower end of the range is accrued.

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

NET INCOME PER COMMON SHARE
   Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," is effective for periods ending after December 15, 1997. Accordingly, basic and diluted income per share have been computed in accordance with this statement. Prior periods have been adjusted to conform with the provisions of this statement.

NOTES TO FINANCIAL STATEMENTS
in millions except share and per share amounts                DANA CORPORATION
-------------------------------------------------------------------------------

STATEMENT OF CASH FLOWS
   For purposes of reporting cash flows, the Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

STOCK-BASED COMPENSATION
   SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

NOTE 2.         COMMON SHARES
-------------------------------------------------------------------------------

   In connection with employee stock plans, Dana reacquired 36,372 shares in 1995, 169,981 in 1996 and 344,697 in 1997. In 1996 and in 1997, Dana
contributed 1,000,000 shares of common stock to the Dana Corporation Pension Plans Trust.
   The following summarizes the common stock transactions for 1995, 1996 and 1997:

                                            1995             1996                 1997
-------------------------------------------------------------------------------------------
Outstanding at
beginning of year                        98,793,591        101,512,681        103,025,765
Issued for acquisitions                   2,456,979            163,370
Issued for director and
employee stock plans                        298,483            519,695          1,426,166
Issued for defined benefit
pension plans                             1,000,000          1,000,000
Reacquired and retired                      (36,372)          (169,981)          (344,697)
-------------------------------------------------------------------------------------------
Outstanding at end of year               101,512,681       103,025,765        105,107,234
-------------------------------------------------------------------------------------------
Average outstanding
for the year                            101,296,858        101,799,543        104,339,650
-------------------------------------------------------------------------------------------
Plus: Incremental shares
      from assumed
      conversion of -
        Deferred
          compensation units                 39,007             19,971            424,615
        Deferred restricted
          stock units                         6,357
        Stock options                       361,996            548,008          1,036,576
-------------------------------------------------------------------------------------------
      Potentially dilutive shares           401,003            567,979          1,467,548
-------------------------------------------------------------------------------------------
Adjusted average shares
outstanding for the year                101,697,861        102,367,522        105,807,198
-------------------------------------------------------------------------------------------

There are 5,000,000 common shares reserved for issuance in the event that the Company issues debt securities with exchange, conversion or redemption rights under its 1997 universal shelf registration.



NOTE 3.        PREFERRED SHARE
               PURCHASE RIGHTS
-------------------------------------------------------------------------------

   Under Dana's Preferred Share Purchase Rights Plan (Rights Plan), which is designed to deter coercive or unfair takeover tactics, one Preferred Share Purchase Right (Right) has been issued on each share of Dana common stock outstanding on and after July 25, 1996. Each Right entitles the holder to purchase 1/1000th of a share of Dana Series A Junior Participating Preferred Stock, no par value, under certain circumstances. The Rights have no voting rights and will expire on July 15, 2006, unless exercised, redeemed or exchanged sooner.
   Generally, the Rights will not be exercisable (or transferable apart from the Dana common shares to which they are attached) unless a person or group (Acquiring Person) becomes the beneficial owner of 15% or more of Dana's outstanding common shares or commences a tender offer that would result in its acquisition of a 15% position. In that event, the Rights will become exercisable (except those owned by the Acquiring Person, which will become void), entitling the holder of each Right to purchase, for $110 per share (subject to adjustment, the Purchase Price), a number of Dana common shares having a market value equal to two times the Purchase Price.
   In addition, if Dana engages in certain mergers with or sells 50% or more of its assets or earning power to an Acquiring Person (or persons acting for or with an Acquiring Person), or engages in similar transactions, the Rights will become exercisable (except those owned by the Acquiring Person, which will become void), entitling the holder of each Right to purchase a number of common shares of the acquiring or surviving company having a market value (as determined under the Rights Plan) equal to two times the Purchase Price.
   Dana's Board may redeem the Rights at a price of $.01 each at any time before any person or group acquires 15% or more of Dana's common shares. If any person or group becomes an Acquiring Person, but acquires less than 50% of Dana's common shares, the Board may exchange each Right for one share of Dana common stock.

NOTE 4.         PREFERRED SHARES
-------------------------------------------------------------------------------

   Dana has authorized 5,000,000 shares of preferred stock, without par value, including 1,000,000 shares which have been reserved for issuance under the Rights Plan. At December 31, 1997, no shares of preferred stock had been issued.

NOTES TO FINANCIAL STATEMENTS
in millions                                                   DANA CORPORATION
-------------------------------------------------------------------------------

NOTE 5. INVENTORIES
-------------------------------------------------------------------------------

   The components of inventory are as follows:

                                               December 31
                                           1996          1997
-------------------------------------------------------------------------------
Raw materials                            $   209.9    $   252.9

Work in process and finished goods           703.0        656.9
-------------------------------------------------------------------------------
                                         $   912.9    $   909.8
-------------------------------------------------------------------------------

   Inventories amounting to $437.2 and $467.7 at December 31, 1996 and 1997, respectively, were valued using the LIFO method. If all inventories were valued at replacement cost, inventories would be increased by $121.4 and $125.4 at December 31, 1996 and 1997, respectively.

NOTE 6. INTERNATIONAL OPERATIONS
-------------------------------------------------------------------------------

   The following is a summary of the significant financial information of Dana's consolidated international subsidiaries:

                                        December 31
                              1995         1996          1997
-------------------------------------------------------------------------------

Assets                      $1,948.3     $ 2,306.7    $ 2,493.9

Liabilities                  1,133.0       1,340.6      1,468.7

Net sales                    2,121.9       2,167.1      2,296.4

Net income                     119.5         108.9        135.2

Dana's equity in:

   Net assets                  662.0         796.7        873.4

   Net income                   81.7          77.7        113.5

   Cumulative undistributed earnings of international subsidiaries for which U.S. income taxes, exclusive of foreign tax credits, have not been provided approximated $496.5 at December 31, 1997. Management intends to permanently reinvest undistributed earnings of Dana's international subsidiaries; accordingly, no U.S. income taxes have been provided on these undistributed earnings. If the total undistributed earnings of international subsidiaries had been remitted in 1997, a significant amount of the additional tax provision would have been offset by foreign tax credits.
   Dana's consolidated international subsidiaries are located throughout the world with no individual subsidiary or the aggregate of all subsidiaries within a given country accounting for more than 10% of consolidated sales or assets. With the exception of certain subsidiaries located in Brazil, the functional currency of the Company's international subsidiaries is the local currency. Beginning in 1998, Brazil will report using the local currency as the functional currency. Certain subsidiaries have transactions in currencies other than their functional currencies and from time to time enter into forward and option contracts to hedge the purchase of inventory and fixed assets or to sell nonfunctional currency receipts. Currency forward and option contracts in the aggregate are not material.
   Dana has equity interests in a number of affiliated companies in Mexico, South America, Asia and other areas of the world. The following is a summary of the significant financial information of affiliated companies accounted for on the equity method:

                                        December 31
                              1995         1996          1997
--------------------------------------------------------------------------------------------------------------------------

Current assets              $  343.3     $   371.4    $   355.8

Other assets                   244.2         272.6        276.4

Current liabilities            463.4         349.3        243.2

Other liabilities               54.8         180.3        132.4

Shareholders' equity            69.3         114.4        256.6

Net sales                      682.5         743.1        803.9

Gross profit                   140.8         125.2        159.2

Net income (loss)              (22.1)         21.1         56.2

Dana's equity in:

   Net assets                   44.8          61.1        114.4

   Net income (loss)            (8.4)         10.7         26.8



NOTE 7.         INVESTMENTS IN
                PARTNERSHIPS
------------------------------------------------------------------------------

   DCC has ownership interests in several partnerships which are accounted for under the equity method. In certain of these partnerships, DCC has ownership interests exceeding 50%; however, they are not consolidated because DCC has no general partner interest and only limited ability to control the partnerships' activities. The partnerships are involved primarily in the leasing or financing of equipment or real estate to commercial entities. DCC's share of earnings of partnerships is included in income as earned. The investment in partnerships is reduced as distributions are received.
   Summarized financial information of the partnerships on a combined basis is as follows:

                                        December 31
                              1995         1996          1997
-------------------------------------------------------------------------------

Assets                      $  932.4     $   900.3    $ 1,076.0

Liabilities                    757.7         797.1        964.7

Partners' capital              174.7         103.2        111.3

Revenue                        116.2          78.0        106.8

Net income                       9.0           7.0          8.8

DCC's investments in
   partnerships                 44.5          25.8         75.1

DCC's earnings from investments
   in partnerships               4.9           2.7          3.2

   The investments in partnerships include $19.2 representing amounts invested in excess of DCC's share of the partnerships' book basis in net assets. These amounts are amortized against earnings from partnerships over the expected investment lives of the partnerships.

NOTES TO FINANCIAL STATEMENTS
in millions                                                DANA CORPORATION
------------------------------------------------------------------------------

NOTE 8. SHORT-TERM DEBT
------------------------------------------------------------------------------

   Short-term funds for certain U.S. and international operations are obtained through the issuance of commercial paper, short-term notes payable to banks and bank overdrafts.
   At December 31, 1997, Dana, excluding DCC, had no commercial paper outstanding, $108.8 borrowed against uncommitted bank lines and $70.5 of notes payable at its international subsidiaries. DCC had $178.6 of commercial paper issued, $120.9 of notes payable and $25.4 borrowed against committed borrowing lines.
   Dana, excluding DCC, and DCC had committed borrowing lines of $475.0 and $442.1, respectively, and uncommitted borrowing lines of $905.0 and $479.2. The banks providing committed lines are compensated with facility or commitment fees. Amounts paid are not considered to be material and no fees are required for the uncommitted bank lines.
   Selected details of short-term borrowings are as follows:

                                                       WEIGHTED
                                                        AVERAGE
                                                       INTEREST
                                          AMOUNT         RATE
-------------------------------------------------------------------------------

Balance at December 31, 1996             $   640.3        5.9%

Average during 1996                          777.0        6.0

Maximum during 1996 (month end)              891.2        5.9

BALANCE AT DECEMBER 31, 1997             $   504.2        4.8%

AVERAGE DURING 1997                          518.9        5.4

MAXIMUM DURING 1997 (MONTH END)              652.1        6.0


NOTE 9. LONG-TERM DEBT
-------------------------------------------------------------------------------
                                                             December 31
                                                         1996          1997
-------------------------------------------------------------------------------
Dana, excluding consolidated
  subsidiaries, indebtedness --
   Unsecured notes payable,
      fixed rates, 5.44% - 7.39%,
      due 1998 to 2002                                 $  875.0      $ 1,120.0
   Unsecured notes payable,
      variable rates, 6.45% - 6.54%,
      due 1998                                             60.0           60.0
Various industrial revenue bonds and other                  9.0            7.8
DCC indebtedness --
   Various notes payable, unsecured,
      variable rates, 4.03% - 8.05%,
      due 1998 to 2002                                    381.5          525.1
   Various notes payable, unsecured,
      fixed rates, 5.98% - 9.68%,
      due 1998 to 2006                                    303.1          378.6
   Various notes payable, non-recourse to issuer,
      fixed rates averaging 6.80% - 12.05%,
      due 1998 to 2010                                     23.7           58.2
Indebtedness of other consolidated subsidiaries            45.4           28.6
-------------------------------------------------------------------------------
                                                       $1,697.7      $ 2,178.3
-------------------------------------------------------------------------------


   Interest paid on short-term and long-term debt was $143.0, $148.8 and $181.3 during 1995, 1996 and 1997, respectively.

   The aggregate amounts of maturities of all long-term debt for each of the five years succeeding December 31, 1997 are as follows: 1998, $432.7; 1999, $393.3; 2000, $469.9; 2001, $416.1 and 2002, $272.7.

   Under a universal shelf registration filed in December 1997, the Company may issue debt or equity securities, or a combination thereof, in an aggregate amount not to exceed $600.

NOTE 10.         INTEREST RATE
                 AGREEMENTS
-------------------------------------------------------------------------------

   Dana and DCC enter into interest rate agreements to manage interest rate risk, thereby reducing exposure to future interest rate movements. Under interest rate swap agreements, Dana agrees with other parties to exchange, at specific intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional amount. At December 31, 1997, Dana was committed to pay an average fixed rate of 6.6% and receive a variable rate of 6.4% on notional amounts of $60. These interest rate swaps expire in 1998.
   At December 31, 1997, DCC was committed to pay an average variable rate of 5.83% and receive a fixed rate of 5.14% on notional amounts of $15 and to receive an average variable rate of 6.2% and pay an average fixed rate of 7.1% on notional amounts of $420. DCC's notional amounts of interest rate swaps expire as follows: 1998, $81.5; 1999, $98.7; 2000, $156.8; 2001, $46.5 and 2002,
$51.5.
   To reduce its interest rate obligations under an existing swap agreement having a notional amount of $70.0, DCC granted the counterparty an option, expiring in 2000, to extend the original maturity to 2007 at a fixed rate to DCC of 9%. This option has been marked to market.

NOTE 11. STOCK OPTION PLANS
-------------------------------------------------------------------------------

   The Company's 1997 Amended Stock Option Plan (1997 Plan) provides for the granting of options to designated employees at prices no less than 100% of the market value at the date of grant. The options are exercisable for a period not to exceed ten years from date of grant. The 1997 Plan provides for the granting of stock appreciation rights separately or in conjunction with all or any part of an option, either at the time of grant or at any subsequent time during the term of the option.

NOTES TO FINANCIAL STATEMENTS
in millions share and per share amounts                      DANA CORPORATION
-------------------------------------------------------------------------------
 NOTE 11. STOCK OPTION PLANS
                 (CONT.)
-------------------------------------------------------------------------------

   The following summarizes the stock option transactions under the 1997 Plan and former employee stock option plans for the years ended December 31, 1995, 1996 and 1997:

                                  NUMBER      WEIGHTED AVERAGE
                                 OF SHARES     EXERCISE PRICE
-------------------------------------------------------------------------------
Outstanding at
   December 31, 1994            4,111,403         $  23.17
      Granted - 1995              991,000            31.06
      Exercised - 1995           (223,430)           17.93
      Cancelled - 1995            (10,600)           24.18
-------------------------------------------------------------------------------
Outstanding at
   December 31, 1995            4,868,373         $  25.01
      Granted - 1996            1,396,250            28.13
      Exercised - 1996           (417,260)           19.46
      Cancelled - 1996            (10,075)           24.13
------------------------------------------------------------------------------
Outstanding at
   December 31, 1996            5,837,288         $  26.15
      Granted - 1997            1,067,900            38.44
      Exercised - 1997         (1,332,210)           22.90
      Cancelled - 1997            (66,195)           28.23
------------------------------------------------------------------------------
Outstanding at
   December 31, 1997            5,506,783         $  29.30
------------------------------------------------------------------------------


                           WEIGHTED
                            AVERAGE     WEIGHTED              WEIGHTED
   RANGE OF    NUMBER OF   REMAINING     AVERAGE   NUMBER OF   AVERAGE
   EXERCISE     OPTIONS   CONTRACTUAL   EXERCISE    OPTIONS   EXERCISE
    PRICES    OUTSTANDING LIFE IN YEARS   PRICE   EXERCISABLE   PRICE
-------------------------------------------------------------------------------
$16.38-$18.75     257,168      2.4       $17.74      257,168   $17.74

$20.16-$29.06   3,283,090      6.7        26.76    2,087,596    25.87

$31.06-$38.44   1,966,525      8.6        35.05      473,375    31.06
-------------------------------------------------------------------------------
                5,506,783                          2,818,139
-------------------------------------------------------------------------------


   At December 31, 1997, 3,478,026 shares were available for future grants. The total shares available for future grants include 350,000 shares which may, at the discretion of a committee of the Board of Directors, be issued for stock distributions under the Company's Additional Compensation Plan (ACP).
   No expense has been charged to income relating to stock options. If the fair value method of accounting for stock options prescribed by SFAS No. 123 had been used, the expense relating to the stock options would have been $.6 in 1995, $1.9 in 1996 and $3.4 in 1997. Pro forma net income and earnings per share would have been as follows:


                              1995          1996        1997
-------------------------------------------------------------------------------
Net Income                   $ 287.5      $ 304.1     $  365.7
Basic EPS                       2.84         2.99         3.51
Diluted EPS                     2.83         2.97         3.45

   The above pro forma effect on net income is not representative of the pro forma effect on net income that will be disclosed in future years because it does not take into consideration pro forma compensation expense relating to grants made prior to 1995.
   The fair value of each option grant was estimated on the date of grant using the Black-Scholes model with the following assumptions:


                           1995         1996          1997
-------------------------------------------------------------------------------
Risk-free interest rate     6.0%          6.5%         6.2%
Dividend yield              3.0%          3.0%         2.6%
Expected life               5.4 years     5.4 years    5.3 YEARS
Stock price volatility     29.3%         27.3%        19.6%

   The Company also has a Directors' Stock Option Plan for non-employee directors. The Plan provides for the automatic granting of options at prices equal to the market value at the date of grant. The options are exercisable after one year for a period not to exceed ten years from date of grant. In 1995, options were granted to purchase 24,000 shares at $24.81 per share. No options were exercised under this Plan during 1995. During 1996, options were granted to purchase 21,000 shares at $32.25 per share, options to purchase 6,000 shares were exercised at $26.56 per share and 3,000 options were forfeited. During 1997, options were granted to purchase 24,000 shares at $31.81 per share. No options were exercised under this Plan during 1997. At December 31, 1997, there were 99,000 options outstanding at exercise prices ranging from $24.25 to $32.25 per share, options for 75,000 shares were exercisable and there were 22,000 shares available for future grants.

NOTE 12.            STOCK PURCHASE PLAN
-------------------------------------------------------------------------------

   All full-time U.S. and certain non-U.S. employees are eligible to participate in Dana's Employees' Stock Purchase Plan (SPP). The SPP provides that participants may authorize Dana to withhold up to 15% of their earnings and deposit such amounts with an independent custodian. The custodian, as nominee for the participants, causes Dana common stock to be purchased at prevailing market prices. The shares purchased are allocated to the participants' accounts and upon request are distributed to the participants.
   Under the SPP, Dana contributes on behalf of each participant up to 50% of the participant's contributions. The Company's contributions will accumulate over a five-year period, provided that the shares are left in the SPP. If any shares are withdrawn by a participant before the end of five years, the amount of the Company match toward those shares will depend on the period of time that the shares have been in the SPP. The custodian has caused to be purchased 1,025,354 shares in 1995, 1,069,720 shares in 1996 and 947,950 shares in 1997 of
Dana's common stock on behalf of the participants and the Company's charge to expense amounted to $5.2 in 1995, $6.3 in 1996 and $7.4 in 1997.

NOTE 13.            ADDITIONAL COMPENSATION PLANS
------------------------------------------------------------------------------

   Dana has numerous additional compensation plans, including gain sharing and group incentive plans, which provide for payments computed under formulas which recognize increased productivity and improved performance.

NOTES TO FINANCIAL STATEMENTS
in millions share and per share amounts                      DANA CORPORATION
-------------------------------------------------------------------------------

The total amount earned by Dana employees from all such plans amounted to $116.7, $112.1 and $136.4 in 1995, 1996 and 1997, respectively.
   Under the ACP, in which certain officers and other key employees participate, a percentage of participants' compensation is accrued for additional compensation if certain profit levels are attained. Awards under the ACP are paid in cash immediately or, at the discretion of the Board's Compensation Committee, are deferred. Deferred awards may be paid in cash, stock or a combination of both. Dana awarded (based on prior period performance) $10.6 in 1995, $14.2 in 1996 and $11.3 in 1997; in addition, 16,891, 16,438 and 7,074 shares of Dana's common stock were issued and amounts equivalent to dividends and interest of $.6, $.7 and $.9 were credited to deferred awards in 1995, 1996 and 1997, respectively. Total charges to expense relating to the ACP amounted to $16.1 in 1995, $13.2 in 1996 and $20.4 in 1997.
   The Company also has a Restricted Stock Plan (RSP) whereby certain key employees are granted restricted shares of common stock subject to forfeiture until the restrictions lapse or terminate. With certain exceptions, the employee must remain with the Company for a period of years after the date of grant to receive the full number of shares granted. Shares granted in 1995, 1996 and 1997 were 24,000, 25,000 and 47,245, respectively. In 1997, the RSP was amended to allow the participants to convert restricted stock into restricted stock units under certain conditions. During 1997, 27,491 restricted shares were converted to restricted units. The restricted units are payable in unrestricted stock upon retirement or termination of employment. Total charges to expense for the RSP amounted to $.6, $.8 and $.9 in 1995, 1996 and 1997, respectively. At December 31, 1997, 564,948 shares were available for future issuance under the RSP.

NOTE 14. PENSIONS
-------------------------------------------------------------------------------

   Dana provides retirement benefits for substantially all of its employees under several defined benefit and defined contribution pension plans. Pension expense approximated $62.4 in 1995, $74.0 in 1996 and $70.5 in 1997.
   In 1996 and in 1997, in addition to cash contributions, 1,000,000 shares of Dana common stock, with a market value of $31.1 in 1996 and $31.8 in 1997, were contributed to the Dana Corporation Pension Plans Trust.
   Net periodic pension cost for defined benefit plans is computed as follows:

-------------------------------------------------------------------------------
                                   Year Ended December 31
                               1995         1996         1997
-------------------------------------------------------------------------------
Service cost                $   36.4     $    48.3    $    47.5
Interest cost                  123.5         127.0        131.1
Actual return on
   plan assets                (407.9)       (186.0)      (394.6)
Amortization of
   unrecognized prior
   service cost                  9.0          16.1         14.9
Amortization of initial
   unrecognized net
   obligation                    5.0           4.2          4.2
Unrecognized gain              285.0          53.0        250.2
-------------------------------------------------------------------------------
Net periodic
   pension cost             $   51.0     $    62.6    $    53.3
-------------------------------------------------------------------------------

   The funded status of defined benefit plans at December 31, 1996 was as follows:

                            ACCUMULATED    ASSETS
                             BENEFITS      EXCEED
                              EXCEED     ACCUMULATED
                              ASSETS      BENEFITS      TOTAL
-------------------------------------------------------------------------------
Actuarial present
   value of:
      Vested benefits       $  486.0     $ 1,103.3   $  1,589.3
      Non-vested benefits       46.0          90.1        136.1
-------------------------------------------------------------------------------
Accumulated benefit
   obligation               $  532.0     $ 1,193.4   $  1,725.4
-------------------------------------------------------------------------------
Actuarial present value
   of projected benefit
   obligation               $ (548.8)    $(1,286.9)  $ (1,835.7)
Plan assets at fair value      442.5       1,492.8      1,935.3
-------------------------------------------------------------------------------
Funded status               $ (106.3)    $   205.9   $     99.6
-------------------------------------------------------------------------------
Unrecognized prior
   service cost             $  (15.7)    $   (57.2)  $    (72.9)
Unrecognized net gain
   (loss)                       (6.9)        238.3        231.4
Accrued pension cost           (68.0)         26.2        (41.8)
Unrecognized initial
   obligation                  (15.7)         (1.4)       (17.1)
-------------------------------------------------------------------------------
                            $ (106.3)    $   205.9   $     99.6
-------------------------------------------------------------------------------

   The funded status of defined benefit plans at December 31, 1997 was as follows:

                            ACCUMULATED    ASSETS
                             BENEFITS      EXCEED
                              EXCEED     ACCUMULATED
                              ASSETS      BENEFITS       TOTAL
------------------------------------------------------------------------------
Actuarial present
   value of:
      Vested benefits       $   58.1    $  1,614.3   $  1,672.4
      Non-vested benefits        6.5          93.9        100.4
------------------------------------------------------------------------------
Accumulated benefit
   obligation               $   64.6    $  1,708.2   $  1,772.8
------------------------------------------------------------------------------
Actuarial present value
   of projected benefit
   obligation               $  (71.6)   $ (1,806.3)  $ (1,877.9)
Plan assets at fair value         .3       2,147.2      2,147.5
------------------------------------------------------------------------------
Funded status               $  (71.3)   $    340.9   $    269.6
------------------------------------------------------------------------------
Unrecognized prior
   service cost             $   (4.1)   $    (64.5)  $    (68.6)
Unrecognized net gain
   (loss)                      (10.8)        376.9        366.1
Accrued pension cost           (54.9)         39.8        (15.1)
Unrecognized initial
   obligation                   (1.5)        (11.3)       (12.8)
------------------------------------------------------------------------------
                            $  (71.3)   $    340.9   $    269.6
------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
in millions                                                   DANA CORPORATION
------------------------------------------------------------------------------
NOTE 14. PENSIONS (CONT.)
------------------------------------------------------------------------------

   The assumptions used to determine pension costs and projected benefit obligations are as follows:

                                          U.S. Plans
                                  1995       1996        1997
-------------------------------------------------------------------------------
Expected long-term rate
   of return on plan assets      8.5 %      8.5%       8.75%
Discount rate                    6.75%      7.5%       7.0 %
Rate of increase in future
   compensation levels              5%        5%          5%


                                      International Plans
                                  1995       1996       1997
-------------------------------------------------------------------------------
Expected long-term rates
   of return on plan assets      8 - 9%     8 - 9%     7.5 - 9%
Discount rates                   7 - 8%     7 - 8%     5 - 8%
Rates of increase in future
   compensation levels           3 - 7.5%   3 - 7.5%   3 - 7.5%

   Plan assets are invested in a diversified portfolio that consists primarily of equity and debt securities.

NOTE 15.          MEDICAL CARE AND
                  OTHER BENEFITS
------------------------------------------------------------------------------

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

                                  Year Ended December 31
                              1995         1996          1997
-------------------------------------------------------------------------------
Service cost                $    9.2     $    11.2    $    12.6

Interest cost                   58.4          58.7         67.0

Net amortization and
   deferral                    (17.2)        (13.8)        (8.1)
-------------------------------------------------------------------------------
Net annual postretirement
   benefit cost             $   50.4     $    56.1    $    71.5
-------------------------------------------------------------------------------

   Postretirement benefit obligations, none of which are funded, are summarized as follows:

                                                December 31
                                              1996         1997
-------------------------------------------------------------------------------
Accumulated postretirement benefit
   obligations:

      Retirees and dependents             $  590.5    $   670.4

      Active participants eligible to
         retire and receive benefits         117.5        143.7

      Active participants not yet fully
         eligible                            143.5        177.5
-------------------------------------------------------------------------------
Total accumulated postretirement
   benefit obligation                        851.5        991.6

Unamortized plan amendments                   59.7         50.9

Unamortized net loss                         (67.1)      (153.0)

-------------------------------------------------------------------------------
Accrued postretirement benefits
   other than pensions                    $  844.1    $   889.5
-------------------------------------------------------------------------------


   The discount rate used in determining the accumulated postretirement benefit obligation was 7.75% in 1996 and 7% in 1997. The assumed medical costs trend rates result in per capita net incurred medical claims increasing 7.8% in 1998. The rate decreases to 5% over an 11-year period. If the assumed medical costs trend rates were increased by 1%, the accumulated postretirement benefit obligation as of December 31, 1997 would increase by $78.9 and the aggregate of the service and interest cost components of the net annual postretirement benefit cost would be increased by $6.9.

NOTE 16. BUSINESS SEGMENTS
-------------------------------------------------------------------------------

Dana operates principally in three business segments: Vehicular, Industrial and Lease Financing. The Vehicular segment consists primarily of operations which manufacture and market axles, structural components, joints and shafts and engine parts (such as pistons, piston rings, filters and gaskets). The Industrial segment operations manufacture and market various products, including those for off-highway motor vehicles. The Lease Financing segment consists of DCC, whose primary operating subsidiaries are engaged in leasing and finance operations.
   Lease financing revenue includes lease financing income, fees and interest. Other income includes dividends, interest and the gains recorded on divestitures. Charges relating to restructuring and rationalization were charged to operating income. Other expense includes interest and corporate expenses. Corporate assets include cash, marketable securities, accounts receivable and investments (excluding assets which can be identified to lease financing).
   The "Other International" geographic area is comprised primarily of Brazil and Canada, neither of which exceeds 10% of the consolidated amounts. Interarea transfers between countries are transferred at the prevailing market price. Export sales from the U.S. to customers outside the U.S. amounted to $554.6 in 1995, $675.6 in 1996 and $696.8 in 1997. Total export sales (including sales to Dana's international subsidiaries which are eliminated for financial state-

NOTES TO FINANCIAL STATEMENTS
in millions                                                    DANA CORPORATION
-------------------------------------------------------------------------------

ment presentation) were $735.1, $847.3 and $927.3 in 1995, 1996 and 1997, respectively.
   Worldwide sales to Ford Motor Company and subsidiaries amounted to $1,299.3, $1,263.5 and $1,372.6 in 1995, 1996 and 1997, respectively, which represented 17%, 16% and 17% of Dana's consolidated sales. Sales to Chrysler Corporation and subsidiaries in 1995, 1996 and 1997 amounted to $968.0, $1,104.1 and $1,181.1, respectively, representing 13%, 14% and 14% of Dana's consolidated sales. Sales to Ford and Chrysler were primarily from the Company's Vehicular segment. No other customer accounted for more than 10% of Dana's consolidated sales.
   SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," issued in June 1997, is effective for fiscal years beginning after December 15, 1997. This statement, which requires expanded disclosure of segment information, will be adopted in 1998.

                                                                              LEASE
                                             VEHICULAR     INDUSTRIAL       FINANCING    CONSOLIDATED
-----------------------------------------------------------------------------------------------------
Year Ended December 31, 1995
Sales to customers                          $  6,069.8     $   1,526.5     $      1.4     $  7,597.7
Lease financing revenue                                                         155.3          155.3
-----------------------------------------------------------------------------------------------------
   Total revenue                            $  6,069.8     $   1,526.5     $    156.7     $  7,753.0
-----------------------------------------------------------------------------------------------------
Operating income                            $    585.9     $     103.7     $     22.8     $    712.4
-----------------------------------------------------------------------------------------------------
Other income                                                                                    33.7
Other expense                                                                                 (232.9)
-----------------------------------------------------------------------------------------------------
Income before income taxes                                                                $    513.2
-----------------------------------------------------------------------------------------------------
Assets identified to segments               $  2,077.5     $     614.8     $  1,468.4     $  4,160.7
-----------------------------------------------------------------------------------------------------
Corporate assets                                                                             1,552.8
-----------------------------------------------------------------------------------------------------
   Total assets                                                                           $  5,713.5
-----------------------------------------------------------------------------------------------------
Depreciation                                $    177.0     $      44.2     $      2.0
-----------------------------------------------------------------------------------------
Capital expenditures                        $    332.9     $      61.4     $     10.7
-----------------------------------------------------------------------------------------

Year Ended December 31, 1996
Sales to customers                          $  6,130.5     $   1,555.8                    $  7,686.3
Lease financing revenue                                                    $    176.5          176.5
-----------------------------------------------------------------------------------------------------
   Total revenue                            $  6,130.5     $   1,555.8     $    176.5     $  7,862.8
-----------------------------------------------------------------------------------------------------
Operating income                            $    574.7     $     109.9     $     39.6     $    724.2
------------------------------------------------------------------------------------------
Other income                                                                                    26.7
Other expense                                                                                 (259.2)
-----------------------------------------------------------------------------------------------------
Income before income taxes                                                                $    491.7
-----------------------------------------------------------------------------------------------------
Assets identified to segments               $  2,255.9     $     654.0     $  1,669.1     $  4,579.0
------------------------------------------------------------------------------------------
Corporate assets                                                                             1,581.0
-----------------------------------------------------------------------------------------------------
   Total assets                                                                           $  6,160.0
-----------------------------------------------------------------------------------------------------
Depreciation                                $    192.0     $      54.5     $      5.8
------------------------------------------------------------------------------------------
Capital expenditures                        $    262.0     $      65.8     $     12.7

YEAR ENDED DECEMBER 31, 1997
SALES TO CUSTOMERS                          $  6,323.2     $   1,967.6                     $ 8,290.8
LEASE FINANCING REVENUE                                                    $    193.6          193.6
-----------------------------------------------------------------------------------------------------
   TOTAL REVENUE                            $  6,323.2     $   1,967.6     $    193.6     $  8,484.4
-----------------------------------------------------------------------------------------------------
OPERATING INCOME                            $    483.3     $     141.5     $     35.7     $    660.5
------------------------------------------------------------------------------------------
OTHER INCOME                                                                                   285.0
OTHER EXPENSE                                                                                 (291.4)
-----------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                                  $  654.1
-----------------------------------------------------------------------------------------------------
ASSETS IDENTIFIED TO SEGMENTS               $  2,733.6     $     844.7     $  1,860.9     $  5,439.2
------------------------------------------------------------------------------------------
CORPORATE ASSETS                                                                             1,679.5
-----------------------------------------------------------------------------------------------------
   TOTAL ASSETS                                                                           $  7,118.7
-----------------------------------------------------------------------------------------------------
DEPRECIATION                                $    225.2     $      63.7     $      4.5
-----------------------------------------------------------------------------------------------------
CAPITAL EXPENDITURES                        $    338.5     $      75.4     $     12.1

NOTES TO FINANCIAL STATEMENTS
in millions                                                    DANA CORPORATION
--------------------------------------------------------------------------------
NOTE 16. BUSINESS SEGMENTS (CONT.)

                                                                                               ADJUSTMENTS
                                                   UNITED                          OTHER            AND
                                                   STATES         EUROPE       INTERNATIONAL   ELIMINATIONS      TOTAL
------------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1995

Sales to customers                              $   5,475.9     $    977.0     $   1,144.8                    $   7,597.7

Lease financing revenue                               104.0           37.3            14.0                          155.3

Interarea transfers                                   180.5           12.6           118.7     $   (311.8)
-------------------------------------------------------------------------------------------------------------------------
                                                $   5,760.4     $  1,026.9     $   1,277.5     $   (311.8)     $  7,753.0
-------------------------------------------------------------------------------------------------------------------------
Operating income                                $     573.7     $     36.7     $     102.0                     $    712.4

Other income                                           10.3                           23.4                           33.7

Other expense                                        (223.8)          (9.1)                                       (232.9)
-------------------------------------------------------------------------------------------------------------------------
Income before income taxes                      $     360.2     $     27.6     $     125.4                     $    513.2
-------------------------------------------------------------------------------------------------------------------------
Assets identified                               $   2,631.3     $    863.8     $     665.6                     $  4,160.7

Corporate assets                                    1,244.7          135.4           172.7                        1,552.8
-------------------------------------------------------------------------------------------------------------------------
   Total assets                                 $   3,876.0     $    999.2     $     838.3                     $  5,713.5
-------------------------------------------------------------------------------------------------------------------------

Year Ended December 31, 1996

Sales to customers                              $   5,519.2     $  1,086.3     $   1,080.8                     $  7,686.3

Lease financing revenue                               122.4           45.2             8.9                          176.5

Interarea transfers                                   171.7           19.2           128.6     $   (319.5)
-------------------------------------------------------------------------------------------------------------------------
                                                $   5,813.3     $  1,150.7     $   1,218.3     $   (319.5)     $  7,862.8
-------------------------------------------------------------------------------------------------------------------------
Operating income                                $     589.4     $     60.7     $      74.1                     $    724.2

Other income                                           26.7                                                          26.7

Other expense                                        (240.8)         (24.2)            5.8                         (259.2)
-------------------------------------------------------------------------------------------------------------------------
Income before income taxes                      $     375.3     $     36.5     $      79.9                     $    491.7
-------------------------------------------------------------------------------------------------------------------------
Assets identified                               $   2,824.0     $  1,004.0     $     751.0                     $  4,579.0

Corporate assets                                    1,294.4          120.8           165.8                        1,581.0
-------------------------------------------------------------------------------------------------------------------------
   Total assets                                 $   4,118.4     $  1,124.8     $     916.8                     $  6,160.0
-------------------------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 1997

SALES TO CUSTOMERS                              $   5,994.4     $  1,124.8     $   1,171.6                     $  8,290.8

LEASE FINANCING REVENUE                               134.5           50.9             8.2                          193.6

INTERAREA TRANSFERS                                   396.4           72.2           198.6     $   (667.2)
-------------------------------------------------------------------------------------------------------------------------
                                                $   6,525.3     $  1,247.9     $   1,378.4     $   (667.2)        8,484.4
-------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                $     551.5     $     26.7     $      82.3                     $    660.5

OTHER INCOME                                          205.2           76.4             3.4                          285.0

OTHER EXPENSE                                        (349.1)          49.1             8.6                         (291.4)
-------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                      $     407.6     $    152.2     $      94.3                     $    654.1
-------------------------------------------------------------------------------------------------------------------------
ASSETS IDENTIFIED                               $   3,466.2     $  1,112.6     $     860.4                     $  5,439.2

CORPORATE ASSETS                                    1,582.7          (18.6)          115.4                        1,679.5
-------------------------------------------------------------------------------------------------------------------------
   TOTAL ASSETS                                 $   5,048.9     $  1,094.0     $     975.8                     $  7,118.7
-------------------------------------------------------------------------------------------------------------------------

                                       36

NOTES TO FINANCIAL STATEMENTS
in millions                                                   DANA CORPORATION
-------------------------------------------------------------------------------

NOTE 17. ESTIMATED INCOME TAXES
-------------------------------------------------------------------------------
     Income tax expense (benefit) consisted of the following components:

                                  Year Ended December 31
                              1995         1996          1997
-------------------------------------------------------------------------------
Current

   U.S. Federal             $   68.0     $    53.7    $   147.5

   U.S. State and Local         32.2          22.5         43.4

   International                46.0          16.0         53.4
-------------------------------------------------------------------------------
                               146.2          92.2        244.3
Deferred

   U.S. Federal                 48.6          80.0         71.6

   International               (13.6)         (5.9)       (22.3)
-------------------------------------------------------------------------------

                                35.0          74.1         49.3
-------------------------------------------------------------------------------
Total expense               $  181.2     $   166.3    $   293.6
-------------------------------------------------------------------------------

   Deferred tax benefits (liabilities) are comprised of the following:

                                        December 31
                              1995         1996          1997
-------------------------------------------------------------------------------
Postretirement benefits
   other than pensions      $  373.1     $   362.4    $   351.4

Postemployment benefits         44.9          47.3         55.2

Expense accruals               116.2         100.2        162.6

Inventory reserves               4.2           7.0          8.0

Pension accruals                 4.9           1.9

Net operating loss
   carryforwards                24.3          39.0         46.3

Other                            9.6          26.0         32.2
-------------------------------------------------------------------------------
Deferred tax benefits          577.2         583.8        655.7
-------------------------------------------------------------------------------

Depreciation -
   non-leasing                (105.6)       (129.9)      (139.1)

Leasing activities            (243.6)       (299.0)      (357.6)

Valuation allowances                          (4.8)       (30.4)

Pension accruals                                          (12.3)

Other                           (2.6)         (2.6)        (4.2)
-------------------------------------------------------------------------------
Deferred tax liabilities      (351.8)       (436.3)      (543.6)
-------------------------------------------------------------------------------
Net deferred tax benefits   $  225.4     $   147.5    $   112.1
-------------------------------------------------------------------------------

   The Company has traditionally been a taxpayer in the U.S. and accordingly expects to realize substantially all of the deferred tax benefits attributable to the Company's U.S. operations in the future. Valuation allowances are provided for deferred benefits if the likelihood of future earnings is not determinable. During 1997, the Company increased the valuation allowance by $25.6, including $22.6 to reflect uncertainties related to the rationalization of its operations in France. Income taxes paid during 1995, 1996 and 1997 amounted to $119.5, $107.6 and $185.7, respectively.
   The effective tax rates differ from the U.S. Federal income tax rate for the following reasons:

                                     Year Ended December 31
                                 1995         1996          1997
-----------------------------------------------------------------------------
U.S. Federal income
   tax rate                     35.0%         35.0%        35.0%

Increase (reductions) in
  taxes resulting from:

      International income      (2.8)         (4.3)         6.0

      Capital loss utilization  (1.0)          (.3)         (.8)

      Investment tax credits     (.3)          (.3)         (.3)

      Amortization of
         goodwill                 .6            .6           .4

      State and local income
         taxes, net of Federal
         income tax benefit      4.0           3.0          4.3

      Miscellaneous items        (.2)           .1           .3
-------------------------------------------------------------------------------
Estimated taxes on income       35.3%         33.8%        44.9%
-------------------------------------------------------------------------------

NOTE 18.          COMPOSITION OF CERTAIN
                  BALANCE SHEET AMOUNTS
-------------------------------------------------------------------------------

   The following items comprise the net amounts indicated in the respective balance sheet captions:

                                                December 31
                                            1996          1997
------------------------------------------------------------------------------
INVESTMENTS AND OTHER ASSETS
Goodwill                                 $   285.3    $   546.2
Investments at equity                         86.9        197.9
Loans receivable                             208.2        168.8
Intangible pension asset                      35.0         20.4
Other                                        195.2        231.4
------------------------------------------------------------------------------
                                         $   810.6    $ 1,164.7
------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT, NET
Land and improvements to land            $    90.4    $    86.9
Buildings and building fixtures              684.6        771.1
Machinery and equipment                    2,867.0      3,053.3
-------------------------------------------------------------------------------
                                           3,642.0      3,911.3
Less: Accumulated depreciation             1,817.2      1,866.5
------------------------------------------------------------------------------
                                         $ 1,824.8    $ 2,044.8
------------------------------------------------------------------------------
DEFERRED EMPLOYEE BENEFITS
Postretirement other than pension        $   844.1    $   889.7
Postemployment                                81.9         81.9
Pension                                       79.4         57.3
Compensation                                  20.2         33.6
------------------------------------------------------------------------------
                                         $ 1,025.6    $ 1,062.5
------------------------------------------------------------------------------
LEASE FINANCING
Direct financing leases                  $   583.4    $   665.8
Leveraged leases                             594.6        655.3
Property on operating leases,
   net of accumulated depreciation            40.1         61.6
Allowance for credit losses                  (50.8)       (52.6)
------------------------------------------------------------------------------
                                         $ 1,167.3    $ 1,330.1
------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
in millions                                                 DANA CORPORATION
-------------------------------------------------------------------------------


NOTE 18.          COMPOSITION OF CERTAIN
                  BALANCE SHEET AMOUNTS
                  (CONT.)
-------------------------------------------------------------------------------

   The components of the net investment in direct financing leases are as follows:

                                               December 31

                                            1996          1997
-------------------------------------------------------------------------------
Total minimum lease payments             $   638.1    $   743.7

Residual values                               66.0         89.5

Deferred initial direct costs                 14.2         15.5
-------------------------------------------------------------------------------

                                             718.3        848.7

Less: Unearned income                        134.9        182.9

-------------------------------------------------------------------------------
                                         $   583.4    $   665.8
-------------------------------------------------------------------------------


   The components of the net investment in leveraged leases are as follows:


                                               December 31
                                           1996          1997
-------------------------------------------------------------------------------

Rentals receivable                       $ 4,883.8    $ 5,280.4

Residual values                              698.5        865.2

Nonrecourse debt service                  (4,197.4)    (4,629.1)

Unearned income                             (777.9)      (849.0)

Deferred investment tax credit               (12.4)       (12.2)
-------------------------------------------------------------------------------

                                             594.6        655.3

Less: Deferred taxes arising from
leveraged leases                             252.1        303.7
-------------------------------------------------------------------------------
                                         $   342.5    $   351.6
-------------------------------------------------------------------------------



   The following is a schedule, by year, of total minimum lease payments receivable on direct financing leases as of December 31, 1997:


Year Ending December 31:

   1998                                               $   290.3
   1999                                                   192.2
   2000                                                   114.2
   2001                                                    59.6
   2002                                                    25.7
   Later years                                             61.7
-------------------------------------------------------------------------------
Total minimum lease payments receivable               $   743.7
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
NOTE 19.          FAIR VALUE OF FINANCIAL
                  INSTRUMENTS
-------------------------------------------------------------------------------

   The estimated fair values of Dana's financial instruments are as follows:

                                     December 31

                              1996                 1997
                        Carrying    Fair    Carrying      Fair
                         Amount     Value    Amount       Value
------------------------------------------------------------------------------
FINANCIAL ASSETS

   Cash and marketable
      securities         $ 227.8  $ 227.8   $  394.3   $  394.3

   Loans receivable (net)  208.2    207.2      168.8      168.9

FINANCIAL LIABILITIES

   Short-term debt         640.3    640.3      504.2      504.2

   Long-term debt        1,697.7  1,754.7    2,178.3    2,303.9

   Security deposits --
      leases                16.8     14.8       16.1       14.7

   Deferred funding
      commitments under
      leveraged leases       5.9      5.9        4.9        5.0

   Interest rate-based
      option                 7.2      7.2        9.9        9.9

UNRECOGNIZED FINANCIAL
   INSTRUMENTS

   Interest rate
      derivatives:

      Assets                           .7                   1.0

      Liabilities                   (12.9)                (10.6)


NOTE 20.          COMMITMENTS AND
                  CONTINGENCIES
-------------------------------------------------------------------------------

   At December 31, 1997, the Company had purchase commitments for property, plant and equipment aggregating approximately $151.7. Future minimum rental commitments under operating leases aggregated $229.5, with rental payments during the five succeeding years of $44.0, $37.6, $29.3, $25.0 and $22.0, respectively. Net rental expense amounted to $70.4, $72.6 and $69.7 for 1995, 1996 and 1997, respectively.
   In July of 1997, Dana signed an agreement to purchase the global axle and brake business of Eaton Corporation for $287. The regulatory approval was granted in December 1997 and the acquisition was completed in January 1998.
   The Company and its consolidated subsidiaries are parties to various pending judicial and administrative proceedings arising in the ordinary course of business. These include, among others, proceedings based on product liability claims and alleged violations of various environmental laws.
   Management and its legal counsel periodically review the probable outcome of pending proceedings, the costs and expenses reasonably expected to be incurred, the availability

NOTES TO FINANCIAL STATEMENTS
in millions                                                 DANA CORPORATION
-------------------------------------------------------------------------------

and limits of the Company's insurance coverage, and the Company's established accruals for uninsured liabilities. While the outcome of pending proceedings cannot be predicted with certainty, management believes, based on these reviews and the information currently available, that any liabilities that may result from these proceedings are not reasonably likely to have a material effect on the Company's liquidity, financial condition or results of operations.


NOTE 21. ACQUISITIONS
-------------------------------------------------------------------------------

   In 1995, Dana acquired the European axle group of GKN plc., a manufacturer of axles for cars, light trucks and heavy-duty trucks, along with axles for agricultural, industrial and construction equipment. Dana also acquired M. Friesen GmbH in Germany, a supplier of remanufactured rotating electrics, a 70% share of Industrias Serva S.A. in Spain, a manufacturer and distributor of vehicular gaskets and Mohawk Plastics, Inc., a manufacturer of custom molded plastics for the OE market in the United States.
   During 1996, Dana acquired Thompson Ramco Argentina S.A. (Thompson), J.B. Morgan and Co. Pty., Ltd. (Morgan), James N. Kirby Pty., Ltd., (Kirby), Thermoplast+Apparatebau GmbH (Thermoplast) and Industrias Orlando Stevaux Ltda. (Stevaux) and a majority interest in Centrust S.A. (Centrust). Centrust is an Argentine company whose subsidiaries manufacture modular systems, brakes and structural components. Thompson, also an Argentine company, manufactures and distributes chassis parts and piston rings. Morgan and Kirby are both Australian manufacturers of filters. Morgan produces oil, air, and fuel filters for automobiles while Kirby produces radial and panel air filters for automobiles and medium-duty trucks. Thermoplast is a German manufacturer of high-precision injection-molded plastic components and systems for automotive applications. Stevaux, a Brazilian company, manufactures gaskets and oil seals. Dana acquired a 70% interest in Centrust while 100% of all other companies was purchased. Also during 1996, Dana completed the acquisition of the light axle manufacturing business of Rockwell do Brasil, an indirect subsidiary of Rockwell International.
   These acquisitions were accounted for as purchases and the results of their operations have been included in the consolidated financial statements since the dates of acquisition. The price and the results of operations of these companies prior to acquisition were not material to the consolidated financial statements.
   In 1997, Dana acquired the piston ring and cylinder liner operations of SPX Corporation (SPD), the assets of Clark-Hurth Components (CH) from Ingersoll-Rand, a 75% share of Wix Filtron Sp.zo.o and 50% of the shares of Estampados Argentina S.A. (EASA), bringing Dana's effective ownership in this affiliate to 85%. SPD manufactures and sells piston rings and cylinder liners primarily for internal combustion engines. CH manufactures and sells transmissions and axles for use in off-highway vehicles and equipment. Wix Filtron is a Polish manufacturer of filtration products and EASA is an Argentine manufacturer of heavy-duty structural components.
   These acquisitions were accounted for as purchases and the results of their operations have been included in the consolidated financial statements since the dates of acquisition. Sales in 1997 were $595 higher than 1996 as a result of acquisitions and total assets of companies acquired in 1997 amounted to $694.
   In addition to the above acquisitions, in 1995 Dana purchased the remaining shares of Hayes-Dana Inc., a Canadian subsidiary that manufactures new and replacement parts for trucks, automobiles, off-highway vehicles and industrial equipment and increased its equity ownership in R.O.C. Spicer from 49% to 51%. R.O.C. Spicer manufactures axles and driveshafts in Taiwan.
   In 1995, Dana acquired Plumley Companies, a U.S. manufacturer and distributor of extruded and molded rubber and silicone sealing products, primarily for automotive applications. Dana acquired Flexon, Inc., a U.S. manufacturer of fuel filters in 1996. Both Plumley and Flexon were accounted for as poolings of interests. Prior years' financial statements have not been restated since the amounts are not material to the consolidated financial statements.


NOTE 22. DIVESTITURES
-------------------------------------------------------------------------------

   In March 1997, Dana completed the sale of its automotive warehouse distribution business in the United Kingdom, the Netherlands and Portugal. In August 1997, the sale of Dana's worldwide vehicular clutch operations was completed. In September 1997, the vehicular transmission operations were sold to a subsidiary of Dana's 49%-owned Mexican affiliate, Spicer S.A. de C.V. In October 1997, the Company sold its flat rubber products operations and in November 1997 completed the sale of its 49% interest in Korea Spicer Corporation. In December 1997, as part of the rationalization plan announced in the first quarter, Dana completed the sale of its automotive warehouse distribution operation in France. Net gains recorded on these sales totaled $134. These operations contributed sales of $525 in 1996; through the dates of divestiture, 1997 sales for these operations totaled $236.

NOTES TO FINANCIAL STATEMENTS
in millions except share amounts                              DANA CORPORATION
-------------------------------------------------------------------------------
NOTE 23.          RESTRUCTURING OF
                  OPERATIONS
-------------------------------------------------------------------------------

   During 1997, Dana initiated various restructuring plans. The cost of these plans included a charge of $36 to initiate a rationalization plan at its Perfect Circle Europe operations resulting in a workforce reduction of 368 people; a charge of $39 relating to rationalizing its Reading, Pa., structural components plant, with an expected workforce reduction of 1,140 people; a charge of $20 to reduce deferred income tax benefits that were anticipated to be realized from operating losses in France; a charge of $14 relating to the closure of its Vimercate, Italy plant, with an anticipated workforce reduction of 120 people; and $54 relating to downsizing or closing various facilities and exiting several unprofitable lines of business, with an estimated workforce reduction of 440 people.
   At December 31, 1997, $123 of restructuring charges remained in accrued liabilities. The balance was comprised of $77 for the reduction of approximately 1,760 employees to be completed in 1998, $12 for closing excess facilities and $34 for other non-cash write-downs of recorded assets. The estimated annual cash expenditures will be approximately $59 in 1998, $16 in 1999 and $14 thereafter. Dana's liquidity and cash flows will not be materially impacted by these actions. It is anticipated that Dana's operations over the long term will benefit from these realignment strategies. Following is a schedule of the restructuring activity for 1997:

1997 Restructuring charges                             $ 162.4

1997 Activity:

   Employee separation                                     2.0

   Non-cash write-downs                                   37.3
-------------------------------------------------------------------------------
Balance at December 31, 1997                           $ 123.1
-------------------------------------------------------------------------------
Employee reductions in 1997                                306


NOTE 24.          NONCASH INVESTING AND
                  FINANCING ACTIVITIES
-------------------------------------------------------------------------------

   In leveraged leases, the issuance of nonrecourse debt financing, and subsequent repayments thereof, is transacted between the lessees and lending parties to the transactions. During 1995, 1996 and 1997, $339.1, $452.9 and $388.5 of nonrecourse debt was issued to finance leveraged leases and $164.3, $80.9 and $158.4 of nonrecourse debt obligations were repaid, respectively.
   In 1996 and in 1997, in addition to cash contributions, 1,000,000 shares of Dana common stock, with a market value of $31.1 in 1996 and $31.8 in 1997, were contributed to the Dana Corporation Pension Plans Trust.

NOTE 25. SIGNIFICANT SUBSIDIARY
-------------------------------------------------------------------------------

   DCC is a wholly-owned subsidiary of Dana whose primary operating subsidiaries are engaged in leasing and finance operations. The following is a summary of DCC's results of operations and financial position:


                                  Year Ended December 31
                              1995         1996          1997
-------------------------------------------------------------------------------
Revenue from products
   and services             $  180.4     $   229.6    $   254.4
-------------------------------------------------------------------------------

Interest expense                62.8          74.4         80.9

General and administrative
   expenses                    103.1         115.6        137.8
-------------------------------------------------------------------------------

                               165.9         190.0        218.7
-------------------------------------------------------------------------------
Income before income taxes      14.5          39.6         35.7

Estimated income tax
   provision (benefit)          (8.0)         11.8          7.7
-------------------------------------------------------------------------------

Income before equity
   in earnings of affiliates    22.5          27.8         28.0

Equity in earnings of
  affiliates                     4.9           2.7          3.2
-------------------------------------------------------------------------------
Net income                  $   27.4     $    30.5    $    31.2
-------------------------------------------------------------------------------


                                               December 31
                                           1996          1997
-------------------------------------------------------------------------------
Assets

Cash                                     $     3.5    $    12.3

Loans receivable                             208.1        168.8

Lease financing                            1,327.9      1,498.4

Other assets                                 129.7        181.4
-------------------------------------------------------------------------------
   Total assets                          $ 1,669.2    $ 1,860.9
-------------------------------------------------------------------------------
Liabilities and Shareholder's Equity

Notes payable                            $ 1,164.7    $ 1,286.9

Other liabilities                            380.6        435.4

Shareholder's equity                         123.9        138.6

-------------------------------------------------------------------------------
   Total liabilities and shareholder's
    equity                               $ 1,669.2    $ 1,860.9
-------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS                                              DANA CORPORATION
in millions
--------------------------------------------------------------------------------


   Dana took a number of major steps in 1997 to focus more sharply on its core businesses in order to better serve its customers worldwide. These moves included acquisitions, divestitures, the restructuring of certain operations, and a reorganization of the Company's operations into six customer and market-focused global Strategic Business Units -- automotive components, engine components, heavy truck components, off-highway components, industrial components, and leasing services.
   In February, Dana acquired the assets of Clark-Hurth Components (CH), a worldwide manufacturer of off-highway vehicle and equipment components, and the worldwide piston ring and cylinder liner operations of SPX Corporation (SPD). In March, Dana completed the sale of its automotive warehouse distribution business in the United Kingdom, the Netherlands and Portugal to Partco Group plc. In July, Dana announced, subject to regulatory approval, agreements to purchase Eaton Corporation's worldwide axle and brake business and to sell its global vehicular clutch business to Eaton. The sale of the vehicular clutch business was completed at the end of August; regulatory approval of the axle and brake purchase was received in December and the purchase was completed in January of 1998. In September, the Company completed the sale of its transmission business to a unit of Dana's Mexican affiliate, Spicer S.A. de C.V. In October, the Company sold its flat rubber business to a unit of Coltec Industries Inc. In November, the Company sold its 49% share of Korea Spicer Corporation and finally, in December, the automotive warehouse distribution business in France was sold. Pre-tax gains on the sales of the operations mentioned above totaled $227.
   In addition to these acquisition and divestiture activities, Dana initiated various restructuring plans in 1997. The Company implemented a rationalization at its engine products operations in France, which resulted in a charge of $36. The plan included the sale of a piston manufacturing facility, the reorganization of a separate piston ring machining operation, the sale of its Distribution France operation, and the downsizing and relocation of its division office. A charge of $20 was recorded reducing deferred income tax benefits from operating losses in France. A charge of $39 was incurred for restructuring the Company's structural components facilities in Reading, Pa. A charge of $14 was incurred relating to the closure of the Vimercate, Italy plant as part of the rationalization of capacity in the off-highway components group resulting from the acquisition of the assets of CH. Other restructuring and rationalization plans announced throughout the year amounted to $54 for the downsizing or closing of various facilities and exiting several unprofitable lines of business.
   These activities were a part of Dana's strategy to realign and strengthen its worldwide business portfolio. During the year the Company also announced the sales of its brakehose and cylinder businesses. These sales are expected to close in early 1998.

LIQUIDITY AND CAPITAL RESOURCES
   The Company continues to generate its largest source of cash from operating activities. Net cash provided by operating activities in 1997 was $698, slightly below the record level of $704 in 1996. Higher net income and depreciation and amortization expenses in 1997 were offset by increased working capital requirements. The gains of $141 from divestitures are included in cash flow from investing activities.

                   1995       1996        1997
NET CASH FLOWS
FROM OPERATING
ACTIVITIES         $388        $704        $698


   Net cash of $734 used in investing activities was $84 higher than in 1996. The most significant use of cash in 1997 was for the acquisitions described previously; divestitures provided cash of $394 in 1997.
   Reflecting the Company's growth strategy in its core businesses and its ongoing commitment to product improvement through research and technology, capital expenditures were a record $426 in 1997. Capital spending in 1998 is anticipated to be slightly less than in 1997. DCC's net purchases of leased assets (purchases less principal payments) were $47 in 1997, $149 lower than in 1996.

                   1995       1996        1997

CAPITAL SPENDING   $410        $357        $426


   Financing activities provided net cash of $203. Dana's net debt position (short- and long-term debt less cash and cash equivalents) increased $178 over December 31, 1996. Total consolidated debt increased $344 while cash and cash equivalents increased $166. The debt increase was incurred early in 1997 primarily to fund the acquisitions of CH and SPD. Cash received from divestitures was used partially to reduce debt and to accumulate funds for the acquisition of Eaton Corporation's worldwide axle and brake business, which closed in January 1998.


                   1995       1996        1997

NEW DEBT POSITION  $2,040      $2,110    $2,288

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS                                                 DANA CORPORATION
in millions except per share amounts
-------------------------------------------------------------------------------

Year End Debt Analysis        Short-Term  Long-Term     Total
--------------------------------------------------------------------
DCC
1996                           $  456       $   708     $ 1,164
1997                              325           961       1,286
--------------------------------------------------------------------
Change                         $ (131)      $   253     $   122
--------------------------------------------------------------------
DANA (EXCLUDING DCC)
1996                           $  184       $   990     $ 1,174
1997                              179         1,217       1,396
--------------------------------------------------------------------
Change                         $   (5)      $   227     $   222
--------------------------------------------------------------------
DANA CONSOLIDATED
1996                           $  640       $ 1,698     $ 2,338
1997                              504         2,178       2,682
--------------------------------------------------------------------
Change                         $ (136)      $   480     $   344
--------------------------------------------------------------------

   Cash dividends paid in 1997 were $109. Cash dividends per share increased 6% over 1996. Dividends have been paid for 240 consecutive quarters with a current annual dividend rate of $1.08 per share, an 8% increase over the 1996 year end dividend rate.
   In 1997, Dana filed a universal shelf registration statement with the U.S. Securities and Exchange Commission to register common stock and/or debt securities having a maximum aggregate offering price of $600. Dana plans to offer the registered securities from time to time at prices and on terms to be determined at the time of offering. The Company expects to use the net proceeds from the sale of the securities for general corporate purposes, including the repayment or refinancing of existing indebtedness. The Company does not intend to issue equity in the immediate future.
   Dana utilizes short-term committed and uncommitted bank lines for the issuance of commercial paper and bank direct borrowings. Dana (excluding DCC) had committed and uncommitted borrowing lines of credit totaling approximately $1,400 at year end 1997, while DCC's lines were $921. Dana's strong cash flows from operations, together with its worldwide credit facilities, is expected to provide adequate liquidity to meet the Company's debt service obligations, projected capital expenditures and working capital requirements.
   Dana's management and legal counsel have reviewed the legal proceedings to which the Company and its subsidiaries were parties as of December 31, 1997 (including, among others, those involving product liability claims and alleged violations of environmental laws) and concluded that neither the liabilities that may result from these legal proceedings nor the cash flows related to such liabilities are reasonably likely to have a material adverse effect on the Company's liquidity, financial condition or results of operations. The Company estimates its contingent environmental and product liabilities based upon the most probable method of remediation or outcome considering currently enacted laws and regulations and existing technology. Measurement of liabilities is made on an undiscounted basis and excludes the effects of inflation. In those cases where there is a range of equally probable remediation methods or outcomes, the Company accrues at the lower end of the range. At December 31, 1997, the Company had accrued $50 for product liability costs (products) and $55, including $11 relating to acquisitions, for environmental liability costs (environmental), compared to $65 for products and $47 for environmental at December 31, 1996. The difference between the Company's minimum and maximum estimates for contingent liabilities, while not considered material, was $15 for products and $1 for environmental at December 31, 1997, compared to $17 for products and $1 for environmental at December 31, 1996. At December 31, 1997, the Company had recorded (as assets) probable recoveries from insurance or third parties in the amounts of $29 for products and $10 for environmental, compared to $39 for products and $10 for environmental at December 31, 1996.

RESTRUCTURING AND RATIONALIZATION EXPENSES
   The Company's management evaluates its operations on an ongoing basis to identify non-strategic and under-performing assets. Pursuant to these evaluations, restructuring and rationalization plans are developed which may result in abandonment, consolidation or relocation of operations. Upon approval of these strategies (and, where appropriate, communication to affected employees), the estimated costs of implementation (including employee benefits, losses on disposal of assets and other expenses incidental to the restructuring activities) are charged to expense. Restructuring and rationalization charges of $162 were recorded in 1997. An accrued liability of $123 remained at December 31, 1997. The Company expects to settle $89 of this accrual in cash ($59 in 1998, $16 in 1999 and $14 thereafter). This amount generally represents employee separation costs for the approximately 1,760 workers affected by these activities. The balance of the accrual is non-cash and will be utilized to write down the affected assets. Dana's liquidity and cash flows will not be materially impacted by these actions. It is anticipated that Dana's operations over the long term will benefit from these realignment strategies.

IMPACT OF THE YEAR 2000
   The Company is currently developing a plan and timetable for assessing whether its computer systems (including those which interface with customers, suppliers and other third parties) will function properly when processing data for the year 2000. At present, the Company has not determined the costs of this assessment and of modifications that may be required to correct any "Year 2000" problems, or the impact that such problems could have on its business, financial condition, or results of operations.

RESULTS OF OPERATIONS 1997 VS. 1996
   Dana achieved record worldwide sales in 1997 of $8,291, an 8% increase over 1996. Excluding the effect of acquisitions and divestitures, sales were $322 or 4% ahead of 1996. U.S. sales increased 9% over 1996 with acquisitions, net of divestitures, adding $206 or 4%. Excluding the effect of acquisitions and divestitures, U.S. sales increased $270 or 5%. Dana's international operations increased sales 6% over 1996, with acquisitions, net of divestitures, adding $77 or 4%. Excluding these items, sales were $52 or 2% above last year's levels. Exports from the U.S. increased 3% over 1996.

    Fueled by Dana's first-quarter acquisition of CH, sales to global manufacturers of off-highway vehicles were up 50%. Additionally, worldwide sales to passenger car makers were up 9% over the comparable period last year. Excluding the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS                                                 DANA CORPORATION
in millions
-------------------------------------------------------------------------------

effect of acquisitions, worldwide original equipment (OE) sales to global manufacturers of off-highway vehicles increased 2% and worldwide sales to passenger car makers declined 7% from last year.

   Dana's worldwide sales from the Vehicular segment, which includes sales of components for trucks, sport utility vehicles, trailers, vans and automobiles, increased 3% or $193 over 1996. The OE portion of this increase was $382 or 9% over 1996 ($300 or 7% excluding acquisitions, net of divestitures), while the aftermarket portion decreased $189 or 11% ($36 or 2% excluding acquisitions, net of divestitures).

SEGMENT SALES            1996            1997         % CHANGE
----------------------------------------------------------------
Vehicular               $6,130         $ 6,323            +3
Industrial               1,556           1,968           +26
                       -------        --------
Total                   $7,686         $ 8,291            +8
                       -------        --------


   U.S. sales of light truck components to OE manufacturers were up 8% (acquisitions accounting for 1%) over a strong 1996 due to the ongoing demand for light trucks and sport utility vehicles. U.S. medium and heavy truck OE sales increased 7% (10% excluding the net effect of acquisitions and divestitures) as truck production levels rebounded from 1996. Sales to the U.S. OE passenger car market increased 17%, in large part due to the acquisition of SPD in early 1997.
   In the Industrial segment, which includes sales to the mobile off-highway equipment market, Dana's worldwide sales rose 26% or $412 over 1996 (18% U.S. and 42% international). Excluding the effect of acquisitions and divestitures, sales increased $27 or 2% (4% increase in the U.S. and a 3% reduction internationally). Worldwide sales to the mobile off-highway OE market increased 50%, while industrial OE sales improved 12% worldwide (2% and 9%, respectively, excluding impact of acquisitions and divestitures). Mobile off-highway and industrial distribution sales increased 9%, largely due to the acquisition of CH in 1997.
   Dana's worldwide distribution business decreased 5% over 1996. U.S. distribution sales increased 1% while the international distribution sales decreased 16%, primarily due to the sale of the European warehouse distribution business. Worldwide automotive distribution sales were down 17% due to the disposition. Truck parts distribution sales were up 3% and off-highway/industrial distribution sales increased 9%.
   The North American, European and South American regions all reported increased sales over 1996. Asia Pacific, despite financial turmoil in the fourth quarter, had comparable sales with 1996.

SALES BY REGION                   1996      1997      % CHANGE
----------------------------------------------------------------
North America                   $ 5,875   $  6,342       +8
Europe                            1,086      1,125       +4
South America                       536        635       +18
Asia Pacific                        189        189      --

   North American sales were up $467 or 8% over 1996. Acquisitions, net of divestitures, accounted for $206 or 4% of the increase. Continued demand for light trucks and sport utility vehicles helped fuel the increase. European and South American sales continued to grow in 1997 as the Company concentrated on international growth of its core businesses, particularly through acquisitions. Excluding the effect of acquisitions and divestitures, European sales were comparable to 1996 while South America saw an 11% increase.
   Revenue from lease financing and other income increased $275 over 1996. Contributing to the increase were gains of $240 from the sale of the European warehouse distribution operations ($76), the vehicular clutch business ($119), the flat rubber products business ($14), the 49% share of Korea Spicer Corporation ($18), and the sale of an investment in a leveraged lease by DCC ($13). Lease financing revenue at DCC increased 7% over 1996 as a result of continued asset growth.
   Dana's gross margin of 13.3% for 1997 was adversely affected by the $129 of charges to cost of sales relating to restructuring and rationalization plans. These charges included rationalizing the Company's Perfect Circle Europe operations in France ($26), restructuring Dana's Parish facilities in Reading, Pa. ($39), closing its off-highway axle plant in Vimercate, Italy ($14) and downsizing and closing various facilities and exiting several unprofitable lines of business ($50). Excluding these charges, Dana's gross margin would have been 14.9% versus a reported 15.1% in 1996. The net impact of acquisitions and divestitures in 1997 also had a negative impact on gross margin.
   Selling, general and administrative expenses (SG&A) increased $25 in 1997. The net impact of acquisitions, divestitures and restructuring charges accounted for $9 of the increase. SG&A expenses at DCC were $22 higher than in 1996 due to increased asset levels and start-up costs associated with new product development and market expansion. SG&A expenses as a percentage of sales improved from 9.3% in 1996 to 8.9% in 1997.
   Dana's operating income for 1997 was adversely affected by $132 of restructuring charges, including those previously identified. Excluding these charges, Dana's 1997 operating margin would have been 6.1% versus 5.8% in 1996. Dana's operating margin as reported for 1997 was 4.5%. Operating margin was not affected by the acquisitions and divestitures.
   Dana's U.S. operations had a $38 decrease in reported operating income in 1997 over 1996, while international operations were down $26 million. Of the restructuring and rationalization charges taken throughout 1997, $77 related to U.S. operations and $55 related to international operations. Excluding these charges, all regions would have shown an increase in operating income.
   Operating income from the Vehicular segment decreased $91, while the Industrial segment income increased $32. The Vehicular segment recorded restructuring and rationalization charges of $110 and the Industrial segment incurred charges of $22. DCC's operating income decreased $4 due primarily to the increased costs of developing new products and expanding markets.
   The Company's interest expense increased $37 over 1996 primarily due to higher average debt levels associated with acquisitions.
   Minority interest in net income of consolidated subsidiaries decreased $9, primarily due to the lower earnings of Albarus S.A. (a Brazilian subsidiary) and its majority-owned subsidiaries.
   Equity in earnings of affiliates was higher in 1997 by $19, primarily due to higher earnings of the Company's affiliates in Mexico. Spicer S.A. de C.V. contributed $14 to the increase while the newly acquired affiliate of SPD contributed $5.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS                                                 DANA CORPORATION
in millions
-------------------------------------------------------------------------------

   Dana's 1997 effective tax rate was 45% compared to 34% for 1996. The effective rate was higher due to providing a valuation reserve for tax benefits previously recorded in France, discontinuing the recording of tax benefits on operating losses in France and providing a valuation reserve for tax benefits associated with the expenses recorded for the rationalization plan at its Perfect Circle Europe operations.
   The Company reported record earnings in 1997 of $369, a $63 or 21% increase over 1996. Profits for 1997 included $20 of gains relating to divestitures, net of restructuring and rationalization charges.
   Dana's component sales to producers of light truck and sport utility vehicles in North America continued strong in 1997; this strength is expected to continue into 1998. Medium and heavy truck production in North America is expected to be at or slightly higher than 1997, but Dana's sales to this market are expected to increase significantly due to the purchase of the axle and brake business of Eaton Corporation. Sales to the off-highway market should see an increase due to the first full year of sales from CH.
   Dana expects its international business will grow at a modest pace in 1998. Europe is expected to see increased sales due to the effect of acquisitions. The financial uncertainty in the Asia Pacific region will continue into 1998 while the South American economy may see a slight downturn. Recent acquisitions, previously announced restructuring and rationalization programs, and focusing on core businesses should provide growth for Dana in the last two regions.
   The Company has included in this Annual Report statements about expectations for 1998 and beyond, including anticipated sales and results of acquisitions, divestitures, and restructuring and reorganization strategies. These statements (indicated by such words as "anticipates," "estimates," "expects," and "believes") represent management's current expectations based on present information and current assumptions. However, as forward-looking statements, they are inherently subject to risks and uncertainties. Actual results could differ materially from those which are anticipated or projected due to a number of factors, including changes in business relationships with the Company's major customers, competitive pressures on sales and pricing, increases in production or material costs that cannot be recouped in product pricing, and changes in global economic and market conditions.

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

SEGMENT SALES                 1995         1996       % Change
-----------------------------------------------------------------
Vehicular                    $6,070       $6,130          +1
Industrial                    1,527        1,556          +2
-----------------------------------------------------------------
Total                        $7,597       $7,686          +1
-----------------------------------------------------------------

   The Company's U.S. sales from this segment increased 1%, while international operations increased 2%. Sales to U.S. light truck manufacturers exceeded 1995 by 9% as light trucks and sport utility vehicles continued to be in demand. This increase was partially offset by lower U.S. medium and heavy truck production, compared to 1995's record build levels, resulting in lower Dana sales to those markets of 8% and 17%, respectively. Heavy truck production in 1996, while below 1995's unusually high level, was still above average levels for the last 15 years. International sales from this segment increased, largely due to the contribution of Dana's European and South American acquisitions.
   Worldwide sales from Dana's Industrial segment, which includes sales to the mobile off-highway (MOH) equipment market, increased 2% over 1995. Sales of components to MOH manufacturers, primarily agricultural and construction equipment, increased 6% worldwide, 3% in the U.S. and 10% internationally. The international increase was principally the result of the acquisition of GKN's European axle operations in late 1995. MOH and industrial distribution sales increased 1% over 1995. Those increases were partially offset by a 6% sales decline of Dana product sold to the Industrial OE market (Dana's smallest market).
   Dana's distribution sales increased 1% on a worldwide basis, with U.S. sales increasing 3% and international decreasing 1%. Worldwide distribution sales performances in 1996 versus 1995 by market were as follows: truck parts down 2%, automotive up 3% and MOH/Industrial up 1%.
   Dana's sales, on a regional basis, increased in Europe and South America and were lower in North America and Asia Pacific.

SALES BY REGION               1995         1996       % Change
--------------------------------------------------------------
North America                $5,917       $5,875          -1
Europe                          977        1,086         +11
South America                   497          536          +8
Asia Pacific                    207          189          -9

   The European and South American sales continued to grow in 1996 as the Company concentrated on international growth of its core businesses, particularly through acquisitions. North American sales were slightly lower, reflecting decreases in medium and heavy truck production, which were partially offset by light truck/sport utility vehicle increases. The lower sales in Asia resulted from the weakness of Dana's markets in Taiwan and Australia.
   Revenue from lease financing and other income increased $14 or 8% in 1996. Leasing-related revenue and interest on loans were above 1995 by $25 as DCC's average asset levels and gains on sales of leased assets were higher in 1996. Other income in 1996 included gains of $5 on sales of certain assets

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS                                                 DANA CORPORATION
in millions
-------------------------------------------------------------------------------


and investments, while a $16 gain was recorded in 1995 due to the sale of equity in three South American affiliates.
   Adjustments for translation of foreign currency resulted in a gain of $1, compared to a gain of $8 in 1995. The adjustments in both years related almost exclusively to the translation from local currency to U.S. dollars of the Company's Brazilian operations.
   Dana's gross margin was 15.1% in both 1996 and 1995. Margins for U.S. operations improved to 14.2% from 13.9% in 1995. Margins of the Company's international operations declined to 17.4% from 18.1% in 1995, in large part due to costs related to the integration of operations acquired in late 1995.
   SG&A increased $30 or 4% in 1996. Operations acquired in the latter half of 1995 and in 1996 accounted for $23 of the increase. After adjusting for the effect of those acquisitions, SG&A increased 1%.
   Dana's operating income increased $12 million in 1996. U.S. operations had a $16 increase, while international operations were down $4. The international decrease was comprised of lower operating income at Dana's South American, Asia Pacific and Canadian operations partially offset by an increase in Europe. The European increase was primarily due to acquisitions.
   Operating income from the Vehicular segment decreased 2%, while the Industrial segment income increased 6% over 1995. The ratio of operating income to sales for both segments was comparable in 1996 to 1995. Operating income of the Lease Financing segment increased $17 over 1995. In 1996, DCC's operating income increased as a result of higher average lease asset levels outstanding during the year and improved lease and residual experience.
   Interest expense in 1996 was $13 higher than in 1995 due to higher average debt levels. This higher average debt position resulted from the funding of acquisitions, capital additions and lease financing assets during 1996.
   Equity in earnings of affiliates increased in 1996, primarily due to the devaluation of the Mexican peso in 1995 which resulted in Dana recording a non-operating charge of $18 for its proportionate share of translation losses incurred by the Company's affiliate, Spicer S.A. de C.V.
   Minority interest in net income of consolidated subsidiaries decreased $7 in 1996 due to the lower earnings of Albarus S.A. (a Brazilian subsidiary) and the mid-1995 purchase of the minority interest in Hayes-Dana Inc. The earnings of Albarus S.A. were lower in part due to the December 1995 sale of equity in one of its subsidiaries.
   Taxes on income decreased $15 in 1996 due to lower pre-tax profitability of the Company and lower effective rates of Dana's international operations. The Company's overall effective rate was 34% in 1996, compared to 35% in 1995.

ADDITIONAL INFORMATION
in millions except per share amounts                           DANA CORPORATION
-------------------------------------------------------------------------------

   The following table shows the range of market prices of Dana Corporation common stock on the New York Stock Exchange and the cash dividends declared and paid for each quarter during 1996 and 1997. At December 31, 1997, the closing price of Dana common stock was $47.50.

                                                                                                       CASH DIVIDENDS
                                                     STOCK PRICE                                      DECLARED AND PAID
-------------------------------------------------------------------------------------------------------------------------

                                    1996                                   1997                      1996         1997
Quarter Ended            HI          LO          CLOSE         HI           LO        CLOSE
------------------------------------------------------------------------------------------------------------------------
March 31              $34.13       $27.75       $33.38       $34.63       $30.63      $32.88         $.23         $.25

June 30                35.50        30.13        31.00        39.50        30.63       38.00          .25          .25

September 30           31.13        27.25        30.25        49.50        36.88       49.38          .25          .27

December 31            33.13        29.38        32.63        54.38        43.00       47.50          .25          .27


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



                                            NET          GROSS                     NET INCOME PER SHARE
QUARTER ENDED                              SALES        PROFIT      NET INCOME       BASIC     DILUTED
-----------------------------------------------------------------------------------------------------------
For the year ended
   December 31, 1995

      March 31                            $1,924       $  290        $  59.2      $   .59       $ .58

      June 30                              1,969          315           89.1          .88         .88

      September 30                         1,727          268           60.9          .60         .60

      December 31                          1,978          275           78.9          .77         .77
------------------------------------------------------------------------------------------------------------

For the year ended
   December 31, 1996

      March 31                            $1,973       $  295        $  78.7      $   .78      $  .77

      June 30                              2,020          321           91.5          .90         .89

      September 30                         1,816          280           65.2          .64         .64

      December 31                          1,877          265           70.6          .69         .69
-------------------------------------------------------------------------------------------------------------

For the year ended
   December 31, 1997

      March 31                          $  2,115       $  294        $  92.6      $   .90      $  .89

      June 30                              2,141          316           93.8          .90         .89

      September 30                         1,961          245           98.3          .93         .92

      December 31                          2,074          255           84.4          .81         .79

   During the first quarter of 1995, Dana recorded a non-operating charge of $18.0 (17 cents per share) for its proportionate share of translation losses incurred by its Mexican affiliate, Spicer S.A. de C.V., due to the devaluation of the Mexican peso.
   In the fourth quarter of 1995, Dana recorded a gain of $12.0 (11 cents per share) due to the sale of equity in three South American affiliates, a tax benefit of $5.2 (5 cents) due to the sale of an insurance subsidiary in Bermuda and a charge of $5.8 (6 cents) relating to a tentative settlement of a lawsuit filed by the Department of Justice, which was settled in 1996.
   During the first quarter of 1997, Dana recorded a gain of $45 (44 cents per share) relating to the sale of its European warehouse operations. In addition, the Company initiated a rationalization plan at its Perfect Circle Europe operations resulting in a charge of $36 (35 cents per share).

ADDITIONAL INFORMATION
in millions except per share amounts                          DANA CORPORATION
-------------------------------------------------------------------------------

   During the second quarter of 1997, the Company closed its Berwick, Pa., facility and sold certain of the operating assets and recorded a charge of $5 (5 cents per share).
   In the third quarter, Dana recorded a gain of $70 (67 cents per share) on the sale of its worldwide vehicular clutch operations. The Company also recorded charges of $51 (50 cents per share), including $22 relating to the restructuring of its Reading, Pa., facility, $20 million in deferred tax benefit valuation allowances for benefits not expected to be utilized in France, $5 million to restructure the light axle operations in England and $4 million relating to the closure of two division offices and the consolidation of filtration operations.
   During the fourth quarter of 1997, the Company recorded a gain of $18 (17 cents per share) on the sale of its 49% share of Korea Spicer Corporation and $8 (8 cents per share) relating to the sale of its flat rubber products operations. Charges of $28 (27 cents per share) were recorded relating to the closure of its Vimercate, Italy plant, closure of a hydraulic pump facility in Greenville, SC and exiting several unprofitable lines of business.


ELEVEN YEAR HISTORY
in millions except per share amounts                                                                           DANA CORPORATION
--------------------------------------------------------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
For the Years                     1987     1988     1989     1990     1991     1992     1993     1994     1995     1996    1997
--------------------------------------------------------------------------------------------------------------------------------
Net Sales                       $4,180   $4,936   $4,865   $4,952   $4,398   $4,872   $5,460   $6,614   $7,598   $7,686  $8,291
Net Income (Loss)                  142      162      132       76       13    (382)       80      228      288      306     369
Net Income (Loss) per
   Common Share +
      Basic                       1.62     1.99     1.62      .92      .16   (4.35)      .86     2.31     2.84     3.01    3.54
      Diluted                     1.56     1.91     1.56      .92      .16   (4.32)      .85     2.30     2.83     2.99    3.49
Cash Dividends per
   Common Share                    .70      .77      .80      .80      .80      .80      .80      .83      .90      .98    1.04
Total Assets                     4,914    4,786    5,225    4,513    4,179    4,343    4,632    5,124    5,714    6,160   7,119
Long-Term Debt                   1,322    1,324    1,522    1,486    1,541    1,467    1,207    1,187    1,315    1,698   2,178


                                                                                                                 DANA CORPORATION
                                                                           (including Dana Credit Corporation on an equity basis)
-------------------------------------------------------------------------------------------------------------------------------

For the Years                     1987     1988     1989     1990     1991     1992     1993     1994     1995     1996    1997
-------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
NET SALES                       $4,142   $4,896   $4,857   $4,948   $4,385   $4,863   $5,457   $6,607   $7,596   $7,686  $8,291
Cost of Sales                    3,480    4,133    4,104    4,129    3,841    4,282    4,688    5,631    6,469    6,550   7,212
Income (Loss) before
   Income Taxes                    203      238      217      187     (24)       48      224      380      490      452     619
Tax Rate *                        41.4%    45.8%    43.8%    51.9%  (12.5)%    54.2%    39.7%    40.8%    36.9%    34.3%   46.2%
NET INCOME **                      142      162      132       76       13       56      129      228      288      306     369
Percentage Pre-tax Profit
   on Sales                        4.9%     4.9%     4.5%     3.8%    (.5)%     1.0%     4.1%     5.8%     6.5%     5.9%    7.5%
Capital Expenditures               164      222      223      226      148      111      176      278      338      284     365
FINANCIAL POSITION
Current Assets                  $1,516   $1,570   $1,498   $1,489   $1,379   $1,552   $1,779   $1,989   $2,101   $2,366  $2,731
Current Liabilities              1,032    1,060      990    1,002      996      990    1,209    1,456    1,628    1,477   1,827
Current Ratio                    1.5-1    1.5-1    1.5-1    1.5-1    1.4-1    1.6-1    1.5-1    1.4-1    1.3-1    1.6-1   1.5-1
Working Capital                    484      509      508      487      423      562      569      533      533      889     905
Long-Term Debt                     690      681      759      766      786      687      496      389      534      810     992
Total Shareholders' Equity         865      960    1,020    1,049      989      707      801      940    1,165    1,429   1,701
Return on Average
   Shareholders' Equity           15.7%    17.8%    13.3%     7.3%     1.3%     6.6%    17.1%    26.2%    27.4%    23.6%   23.6%
COMMON STOCK DATA
Average Number of Shares
   Outstanding (in thousands)   87,430   81,353   81,658   81,954   82,171   87,792   92,533   98,689  101,297  101,800 104,340
Book Value per Share            $10.64   $11.81   $12.47   $12.79   $12.03    $7.70    $8.14    $9.51   $11.48   $13.87  $16.18
Earnings per Share **+
      Basic                       1.62     1.99     1.62      .92      .16      .64     1.39     2.31     2.84     3.01    3.54
      Diluted                     1.56     1.91     1.56      .92      .16      .63     1.38     2.30     2.83     2.99    3.49
Stock Price High                 27.13    20.25    21.44    19.06    18.25    24.13    30.13    30.69    32.63    35.50   54.38
            Low                  13.75    16.25    16.50     9.94    12.31    13.38    22.00    19.63    21.38    27.25   30.63
            Close                17.06    19.44    17.31    14.94    13.88    23.50    29.94    23.50    29.25    32.63   47.50
P/E Ratios  High                    17       10       13       21      114       38       22       13       11       12      15
            Low                      8        8       10       11       77       21       16        8        8        9       9
-----------------------------------------------------------------------------------------------------------------------------------

+  Years prior to 1997 have been adjusted to conform with SFAS No. 128.
* Net of the cumulative effect of the change in accounting for income taxes in 1987.
** Excludes one-time SFAS No. 106 charge of $438 ($4.99 per share) in 1992 and
   SFAS No. 112 charge of $49 (53 cents per share) in 1993.



                                       51