Form 10-K, Exhibit 13
period 1998-12-31
DANA CORP
filed 1999-02-24
CIK 26780

                                                                      Exhibit 13


FINANCIAL FOCUS

Dear Shareholders,
         Our company achieved another record year in sales and profit during 1998. This strong performance enabled us to enjoy higher operating margins and higher net cash flow from operating activities.

        We continue to focus on our "Beyond 2000" strategic plan and on reaching and maintaining "best in class" operating efficiencies and profit margins. The result is a stronger company with a solid balance sheet, a company that is very well positioned to reach its growth objectives by investing in its core products and technologies, and a company able to pursue other strategic opportunities to sustain profitable growth.
        Cash flow is especially important as our industry continues to consolidate. Dana people have the focus, resolve, and motivation to successfully execute our global sourcing and synergy plans, to streamline our distribution operations, to improve our capital efficiency, and to increase cash flow.

NET CASH FLOWS
FROM OPERATING ACTIVITIES*

          23% CAGR

1995    1996    1997    1998
$448    $738    $775    $835


* Excluding Dana Commercial Credit

        Our "Beyond 2000" goals provide a framework for a determined effort to take advantage of Dana's global opportunities. We have set the bar high--with aggressive financial performance targets, customer commitments, and growth goals. Reaching these goals will enable us to achieve the superior returns we believe are available to all Dana shareholders.




                          [Picture of John S. Simpson]




                          Sincerely,

                          /s/ John S. Simpson
                          John S. Simpson
                          Executive Vice President
                          and Chief Financial Officer

                                     [LOGO]

MANAGEMENT AND INDEPENDENT ACCOUNTANTS' REPORT

--------------------------------------------------------------------------------

RESPONSIBILITY FOR FINANCIAL STATEMENTS

      We have prepared the accompanying consolidated financial statements and related information included herein for the three years ended December 31, 1998.

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



/s/ James H. Woodward, Jr.

James H. Woodward, Jr.
Vice President and Corporate Controller


/s/ John S. Simpson

John S. Simpson
Executive Vice President
and Chief Financial Officer

--------------------------------------------------------------------------------
Report Of Independent Accountants

[PRICEWATERHOUSECOOPERS Logo]


To the Board of Directors and Shareholders of Dana Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of shareholders' equity and of cash flows, including pages 22 through 39, present fairly, in all material respects, the financial position of Dana Corporation and its subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Toledo, Ohio
January 25, 1999


                                DANA CORPORATION

STATEMENT OF INCOME

in millions except per share amounts

                                                                                       Year Ended December 31

                                                                              1996            1997             1998
------------------------------------------------------------------------------------------------------------------------------------
NET SALES                                                               $   10,978.8     $   11,911.0     $   12,463.6

Revenue from lease financing                                                   151.0            172.5            172.9

Other income, net                                                               52.6            318.9            202.2
------------------------------------------------------------------------------------------------------------------------------------
                                                                            11,182.4         12,402.4         12,838.7
------------------------------------------------------------------------------------------------------------------------------------
Costs and expenses

      Cost of sales                                                          9,158.1         10,067.0         10,449.1

      Selling, general and administrative expenses                           1,112.0          1,152.2          1,122.5

      Restructuring and integration charges                                                     327.6            117.7

      Merger expenses                                                                                             49.6

      Interest expense                                                         203.5            251.4            279.6
------------------------------------------------------------------------------------------------------------------------------------
                                                                            10,473.6         11,798.2         12,018.5
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                     708.8            604.2            820.2

Estimated taxes on income                                                      238.5            293.8            315.6
------------------------------------------------------------------------------------------------------------------------------------
Income before minority interest and equity
      in earnings of affiliates                                                470.3            310.4            504.6

Minority interest                                                              (32.8)           (22.4)            (7.9)

Equity in earnings of affiliates                                                13.4             32.1             37.4
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                              $      450.9     $      320.1     $      534.1
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE

      Basic income per share                                            $       2.83     $       1.97     $       3.24
------------------------------------------------------------------------------------------------------------------------------------

      Diluted income per share                                          $       2.81     $       1.94     $       3.20
------------------------------------------------------------------------------------------------------------------------------------

Cash dividends declared and paid per common share                       $        .98     $       1.04     $       1.14
------------------------------------------------------------------------------------------------------------------------------------

Average shares outstanding - Basic                                             159.5            162.7            165.1
------------------------------------------------------------------------------------------------------------------------------------

Average shares outstanding - Diluted                                           160.3            164.6            167.0
------------------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of the financial statements.


                                      LOGO
                                DANA CORPORATION

BALANCE SHEET

in millions except per share amounts
                                                                                                                  December 31
                                                                                                        1997                   1998
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
-----------------------------------------------------------------------------------------------------------------------------------
Current assets
Cash and cash equivalents                                                                           $    422.7         $     230.2

Accounts receivable

       Trade, less allowance for doubtful accounts
            of $33.9 - 1997 and $40.5 - 1998                                                           1,439.4             1,616.9

       Other                                                                                             148.5               193.8

Loans receivable, current                                                                                 89.8                83.9

Investment in leases, current                                                                            254.3                16.7

Inventories                                                                                            1,575.3             1,731.6

Other current assets                                                                                     355.3               463.9
----------------------------------------------------------------------------------------------------------------------------------
            Total current assets                                                                       4,285.3             4,337.0



Investments and other assets                                                                           1,373.3             1,644.8

Investment in leases                                                                                   1,075.8               851.9

Property, plant and equipment, net                                                                     2,776.7             3,303.8
----------------------------------------------------------------------------------------------------------------------------------
            Total assets                                                                            $  9,511.1         $  10,137.5
----------------------------------------------------------------------------------------------------------------------------------


LIABILITIES AND SHAREHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------------------------------------
Current liabilities

Notes payable, including current portion
       of long-term debt                                                                            $  1,693.0         $   1,698.1

Accounts payable                                                                                         759.7               995.6

Accrued payroll and employee benefits                                                                    357.9               264.9

Other accrued liabilities                                                                                924.2               873.4

Taxes on income                                                                                           59.2               154.6
----------------------------------------------------------------------------------------------------------------------------------
            Total current liabilities                                                                  3,794.0             3,986.6
----------------------------------------------------------------------------------------------------------------------------------
Deferred employee benefits and other
       noncurrent liabilities                                                                          1,171.3             1,337.5

Long-term debt                                                                                         1,789.8             1,717.9

Minority interest in consolidated subsidiaries                                                           153.6               156.3
----------------------------------------------------------------------------------------------------------------------------------
            Total liabilities                                                                          6,908.7             7,198.3
----------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity

       Common stock, $1 par value, shares authorized, 350.0;
            shares issued, 163.8 - 1997 and 165.7 - 1998                                                 163.8               165.7

       Additional paid-in capital                                                                        539.8               591.0

       Retained earnings                                                                               2,104.4             2,454.5

       Accumulated other comprehensive income                                                           (205.6)             (272.0)
----------------------------------------------------------------------------------------------------------------------------------
            Total shareholders' equity                                                                 2,602.4             2,939.2
----------------------------------------------------------------------------------------------------------------------------------
            Total liabilities and shareholders' equity                                              $  9,511.1         $  10,137.5
----------------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of the financial statements.



                                DANA CORPORATION

STATEMENT OF CASH FLOWS

in millions

                                                                                                    Year Ended December 31

                                                                                               1996          1997           1998
-----------------------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                                                    $  902.5      $  929.1      $    795.6
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:

     Purchases of property, plant and equipment                                               (469.0)       (579.1)         (661.4)

     Purchases of assets to be leased                                                         (426.3)       (452.3)         (546.4)

     Acquisitions                                                                             (301.9)       (601.0)         (829.0)

     Divestitures                                                                               21.7         490.5         1,039.4

     Changes in investments and other assets                                                   (35.8)        (79.3)          (95.7)

     Loans made to customers and partnerships                                                  (98.5)       (115.3)         (232.0)

     Payments received on leases                                                               209.7         250.4           265.0

     Proceeds from sales of certain assets                                                      73.1          33.6             9.5

     Proceeds from sales of leased assets                                                       20.3          26.0            90.8

     Payments received on loans                                                                 20.8         155.0           227.9

     Other                                                                                      32.6          (5.3)           (2.3)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash flows - investing activities                                                         (953.3)       (876.8)         (734.2)
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:

     Net change in short-term debt                                                            (104.2)       (247.5)           54.3

     Issuance of long-term debt                                                                743.9         939.2           472.5

     Payments on long-term debt                                                               (372.5)       (461.2)         (623.7)

     Sale of accounts receivable                                                                75.0

     Dividends paid                                                                           (152.9)       (164.8)         (198.3)

     Other                                                                                      12.9          33.2            41.3
-----------------------------------------------------------------------------------------------------------------------------------
Net cash flows - financing activities                                                          202.2          98.9          (253.9)
-----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                           151.4         151.2          (192.5)

Cash and cash equivalents - beginning of year                                                  120.1         271.5           422.7
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents - end of year                                                     $  271.5      $  422.7      $    230.2
-----------------------------------------------------------------------------------------------------------------------------------

Reconciliation of net income to net cash flows from operating activities:

     Net income                                                                             $  450.9      $  320.1      $    534.1

     Depreciation and amortization                                                             376.6         450.3           487.7

     Unremitted earnings of affiliates                                                         (13.3)        (19.0)          (33.4)

     Deferred income taxes                                                                     106.8           2.5            64.6

     Minority interest                                                                          26.5          14.7            12.4

     Change in accounts receivable                                                               1.9         (64.7)         (162.4)

     Change in inventories                                                                     (24.9)         74.6           (71.5)

     Change in other operating assets                                                           39.4           9.1            16.8

     Change in operating liabilities                                                           (56.7)        274.9            12.5

     Additions to lease and loan loss reserves                                                  11.0          12.3            19.8

     Gains on divestitures                                                                      (7.4)       (162.4)          (80.0)

     Other                                                                                      (8.3)         16.7            (5.0)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                                                    $  902.5      $  929.1      $    795.6
-----------------------------------------------------------------------------------------------------------------------------------



The accompanying notes are an integral part of the financial statements.

                                DANA CORPORATION

STATEMENT OF SHAREHOLDERS' EQUITY

in millions



                                                                                            ACCUMULATED OTHER
                                                                                          COMPREHENSIVE INCOME
                                                                                --------------------------------------
                                                      ADDITIONAL                  FOREIGN    MINIMUM   NET UNREALIZED
                                            COMMON      PAID-IN     RETAINED     CURRENCY    PENSION      INVESTMENT   SHAREHOLDERS'
                                             STOCK      CAPITAL     EARNINGS    TRANSLATION  LIABILITY    GAIN/(LOSS)     EQUITY
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                 $  159.0    $  420.1    $  1,649.4    $ (152.0)   $ (13.5)      $  --       $  2,063.0

Comprehensive income:

       Net income for 1996                                              450.9

       Foreign currency translation                                                  13.4

       Minimum pension liability                                                                13.5

       Net unrealized investment gains                                                                        2.4

            Total comprehensive income                                                                                      480.2

Cash dividends declared                                                (154.4)                                             (154.4)

Issuance of shares for defined
       benefit pension plans                    1.0        30.1                                                              31.1

Cost of shares reacquired                       (.2)       (5.1)                                                             (5.3)

Issuance of shares for director and
       employee stock plans                      .7        14.0                                                              14.7

Issuance of shares in connection
       with acquisitions                         .5         1.0           3.9                                                 5.4
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                    161.0       460.1       1,949.8      (138.6)       --           2.4         2,434.7

Comprehensive income:

       Net income for 1997                                              320.1

       Foreign currency translation                                                 (71.4)

       Minimum pension liability                                                                (2.3)

       Net unrealized investment gains                                                                        4.3

            Total comprehensive income                                                                                      250.7

Cash dividends declared                                                (165.2)                                             (165.2)

Issuance of shares for defined
       benefit pension plans                    1.0        30.8                                                              31.8

Cost of shares reacquired                       (.4)      (13.1)                                                            (13.5)

Issuance of shares for
       employee stock plans                     1.7        44.5                                                              46.2

Issuance of shares in connection
       with acquisitions                         .5        17.5           (.3)                                               17.7
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                    163.8       539.8       2,104.4      (210.0)      (2.3)         6.7         2,602.4


COMPREHENSIVE INCOME:

       NET INCOME FOR 1998                                              534.1

       FOREIGN CURRENCY TRANSLATION                                                 (53.7)

       MINIMUM PENSION LIABILITY                                                                (8.6)

       NET UNREALIZED INVESTMENT LOSSES                                                                      (4.1)

            TOTAL COMPREHENSIVE INCOME                                                                                      467.7

CASH DIVIDENDS DECLARED                                                (184.0)                                             (184.0)

COST OF SHARES REACQUIRED                       (.3)      (14.3)                                                            (14.6)

ISSUANCE OF SHARES FOR DIRECTOR
       AND EMPLOYEE STOCK PLANS                 2.2        65.5                                                              67.7
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                 $  165.7    $  591.0    $  2,454.5    $ (263.7)   $ (10.9)      $  2.6      $  2,939.2
-----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

                                DANA CORPORATION

NOTES TO FINANCIAL STATEMENTS

in millions except share and per share amounts

--------------------------------------------------------------------------------

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

       Dana Corporation is a global leader in the engineering, manufacturing and distribution of components and systems for worldwide vehicular and industrial manufacturers. Dana also owns Dana Credit Corporation (DCC), a leading provider of lease financing services in certain markets.
       The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Some of the more significant estimates include depreciation and amortization of long-lived assets, deferred tax asset and inventory valuations, environmental and warranty reserves, postemployment and postretirement benefits, residual values of leased assets and allowances for doubtful accounts. Actual results could differ from those estimates.
       The following summary of significant accounting policies of Dana Corporation is presented to assist the reader in evaluating the financial statements. Where appropriate, certain amounts in 1996 and 1997 have been reclassified to conform with the 1998 presentation.

PRINCIPLES OF CONSOLIDATION
       Dana's financial statements include all significant subsidiaries in which Dana has the ability to exercise significant influence over operating and financial policies. The accounts of certain non-U.S. subsidiaries are included for fiscal years ended November 30. Affiliated companies (20% to 50% ownership) are generally recorded in the statements using the equity method of accounting. Operations of affiliates outside North America accounted for on the equity method of accounting are generally included for periods ended within two months of Dana's year end. Less than 20%-owned companies are included in the financial statements at the cost of Dana's investment. Dividends, royalties and fees from these cost basis affiliates are recorded in Dana's financial statements when received.

FOREIGN CURRENCY TRANSLATION
       The financial statements of the Company's subsidiaries and equity affiliates outside the United States (U.S.), located in non-highly inflationary economies, are measured using the currency of the primary economic environment in which they operate as the functional currency, which, for the most part, is the local currency. Income and expense items are translated at average monthly rates of exchange. Gains and losses from currency transactions of these affiliates are included in net earnings. Assets and liabilities of these affiliates are translated at the rates of exchange at the balance sheet date. The resultant translation adjustments are deferred as a component of accumulated other comprehensive income in shareholders' equity. For affiliates operating in highly inflationary economies, non-monetary assets are translated at historical exchange rates and monetary assets are translated at current exchange rates. Translation adjustments are included in the determination of income.

INVENTORIES
       Inventories are valued at the lower of cost or market. Except for inventories held by the former Echlin facilities, cost is generally determined on the last-in, first-out basis for U.S. inventories. The cost of other inventories, including those held by non-U.S. entities, is determined on the first-in, first-out or average cost basis.

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

ALLOWANCE FOR LOSSES ON LEASE FINANCING
       Provisions for losses on lease financing receivables are determined on the basis of loss experience and assessment of inherent risk. Resulting adjustments to the allowance for losses are made to adjust the net investment in lease financing to an estimated collectible amount. Income recognition is generally discontinued on accounts which are contractually past due and where no payment activity has occurred within 120 days. Accounts are charged against the allowance for losses when determined to be uncollectible. Accounts for which equipment repossession has commenced as the primary means of recovery are classified within other assets at their estimated realizable value.

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

ALLOWANCE FOR LOSSES ON LOANS RECEIVABLE
       Provisions for losses on loans receivable are determined on the basis of loss experience and assessment of inherent risk.

                                      LOGO
                                DANA CORPORATION

--------------------------------------------------------------------------------
       Resulting adjustments to the allowance for losses are made to adjust loans receivable to an estimated collectible amount. Income recognition is generally discontinued on accounts which are contractually past due and where no payment activity has occurred within 120 days. Accounts are charged against the allowance for losses when determined to be uncollectible.

REVENUE RECOGNITION
       The Company recognizes sales when products are shipped. Accruals for warranty costs, sales returns and other allowances are provided at the time of shipment based upon experience. Adjustments are made as facts and circumstances dictate.

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

FINANCIAL INSTRUMENTS
       The reported fair values of financial instruments are based on a variety of factors. Where available, fair values represent quoted market prices for identical or comparable instruments. Where quoted market prices are not available, fair values have been estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of credit risk. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of December 31, 1997 and 1998, or that will be realized in the future.

DERIVATIVE FINANCIAL INSTRUMENTS
       The Company enters into various types of interest rate and foreign currency agreements but does not trade in derivative financial instruments. Gains and losses relating to qualifying hedges of firm commitments or anticipated transactions are deferred and recognized as adjustments of carrying amounts when the hedged transaction occurs. Interest rate swaps and caps are primarily used to manage exposure to fluctuations in interest rates. Differentials paid or received on interest rate agreements are accrued and recognized as adjustments to interest expense. Premiums paid on interest rate caps are amortized to interest expense over the terms of the agreements and unamortized premiums are included in other assets.
       DCC had an interest rate-based option which it marked to market and included in other liabilities. Changes in the fair value of this instrument were reported in other income.
       Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued in June 1998 and requires, among other things, that all derivative instruments be recognized on the balance sheet at fair value. SFAS No. 133 will be adopted in 2000 and is not expected to have a material effect on the financial statements.

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

DANA CORPORATION

NOTES TO FINANCIAL STATEMENTS

in millions except share and per share amounts

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
--------------------------------------------------------------------------------

STATEMENT OF CASH FLOWS
       For purposes of reporting cash flows, the Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

MARKETABLE SECURITIES
       The majority of the Company's marketable securities satisfy the criteria for cash equivalents and are classified accordingly. The Company classifies the remainder of its marketable securities as available for sale. Available for sale securities, which are included in investments and other assets, are carried at fair value and any unrealized gains or losses, net of income taxes, are reported as a component of accumulated other comprehensive income in shareholders' equity.

STOCK-BASED COMPENSATION
       The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation cost for stock options is recorded at the time of issuance, as the option price is set at the market price of the Company's stock at the date of grant.

NOTE 2. BUSINESS COMBINATION
--------------------------------------------------------------------------------

       On July 9, 1998, Dana Corporation completed a merger with Echlin Inc. by exchanging 59.6 million shares of its common stock for all of the common stock of Echlin. Each share of Echlin was exchanged for .9293 of one share of Dana common stock. In addition, outstanding Echlin stock options were converted at the same exchange ratio into options to purchase approximately 1.8 million shares of Dana common stock.
     The merger has been accounted for as a pooling of interests and accordingly all prior period consolidated financial statements have been restated to include the combined results of operations, financial position and cash flows of Echlin.
     Prior to the merger Echlin's fiscal year ended on August 31. In recording the business combination, Echlin's prior period financial statements have been restated to conform with Dana's year end.
       The following information presents certain income statement data of the separate companies for the periods preceding the merger:

                                                                                         Six Months Ended
                                                                                            June 30, 1998
                                            1996                       1997                 (Unaudited)
----------------------------------------------------------------------------------------------------------
Net sales
       Dana                             $   7,686.3               $   8,290.8                $  4,690.5

       Echlin                               3,292.5                   3,620.2                   1,778.9
----------------------------------------------------------------------------------------------------------
                                        $  10,978.8               $  11,911.0                $  6,469.4
----------------------------------------------------------------------------------------------------------

Net income (loss)

       Dana                             $     306.0               $     369.1                $    223.6

       Echlin                                 144.9                     (49.0)                     77.2

----------------------------------------------------------------------------------------------------------
                                        $     450.9               $     320.1                $    300.8
----------------------------------------------------------------------------------------------------------

       There were no material transactions between Dana and Echlin prior to the merger. The effects of conforming Echlin's accounting policies to those of Dana were not material.

NOTE 3. COMMON SHARES
--------------------------------------------------------------------------------

     In connection with employee stock plans, Dana reacquired 171,770 shares in 1996, 406,616 in 1997 and 299,082 in 1998.
     In 1996 and in 1997, Dana contributed 1,000,000 shares of common stock to the Dana Corporation Pension Plans Trust.
     The following summarizes the common stock transactions for 1996, 1997 and 1998:

                                                               1996                   1997                    1998
---------------------------------------------------------------------------------------------------------------------
Outstanding at
       beginning of year                                  159,046,494             161,010,241             163,810,306

Issued for acquisitions                                       475,126                 493,559

Issued for director and
       employee stock plans                                   660,391               1,713,122               2,179,620

Issued for defined benefit
       pension plans                                        1,000,000               1,000,000

Reacquired and retired                                       (171,770)               (406,616)               (299,082)
---------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                                161,010,241             163,810,306             165,690,844
---------------------------------------------------------------------------------------------------------------------

Average outstanding
       for the year (basic)                               159,487,978             162,743,602             165,057,443
---------------------------------------------------------------------------------------------------------------------
Plus: Incremental shares
              from assumed
              conversion of -

                   Deferred
                        compensation
                        units                                  19,971                 424,615                 476,197

                   Deferred restricted
                        stock units                                                     6,357                  27,917

                   Stock options                              753,955               1,402,763               1,480,967
---------------------------------------------------------------------------------------------------------------------
              Potentially dilutive
                   shares                                     773,926               1,833,735               1,985,081
---------------------------------------------------------------------------------------------------------------------
Adjusted average
       shares outstanding
       for the year (diluted)                             160,261,904             164,577,337             167,042,524
---------------------------------------------------------------------------------------------------------------------


       There are 10,000,000 common shares reserved for issuance in the event that the Company issues debt securities with exchange, conversion or redemption rights under its universal shelf registration statements.

NOTE 4. PREFERRED SHARE PURCHASE RIGHTS
--------------------------------------------------------------------------------

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

                                  [DANA LOGO]

--------------------------------------------------------------------------------

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

NOTE 5. PREFERRED SHARES
--------------------------------------------------------------------------------
       Dana has authorized 5,000,000 shares of preferred stock, without par value, including 1,000,000 shares which have been reserved for issuance under the Rights Plan. At December 31, 1998, no shares of preferred stock had been issued.

NOTE 6. INVENTORIES
--------------------------------------------------------------------------------
       The components of inventory are as follows:


                                                          December 31

                                                        1997            1998
--------------------------------------------------------------------------------

Raw materials                                       $    420.1      $    470.6

Work in process and finished goods                     1,155.2         1,261.0
--------------------------------------------------------------------------------
                                                    $  1,575.3      $  1,731.6
--------------------------------------------------------------------------------


       Inventories amounting to $467.7 and $579.6 at December 31, 1997 and 1998, respectively, were valued using the LIFO method. If all inventories were valued at replacement cost, inventories would be increased by $125.4 and $127.0 at December 31, 1997 and 1998, respectively.

NOTE 7. NON-U.S. OPERATIONS
--------------------------------------------------------------------------------

       The following is a summary of the significant financial information of Dana's consolidated non-U.S. subsidiaries:

                                                        December 31

                                            1996             1997           1998
-----------------------------------------------------------------------------------

Assets                                  $  3,306.2      $  3,533.6      $  3,635.2

Liabilities                                1,888.8         1,905.0         1,512.5

Net sales                                  3,158.9         3,498.5         3,679.7

Net income                                   171.4           159.3           186.3

Dana's equity in:

       Net assets                          1,245.8         1,394.5         1,974.0

       Net income                            140.2           140.4           180.5


       Cumulative undistributed earnings of non-U.S. subsidiaries for which U.S. income taxes, exclusive of foreign tax credits, have not been provided approximated $903.9 at December 31, 1998. Management intends to permanently reinvest undistributed earnings of Dana's non-U.S. subsidiaries; accordingly, no U.S. income taxes have been provided on these undistributed earnings. If the total undistributed earnings of non-U.S. subsidiaries had been remitted in 1998, a significant amount of the additional tax provision would have been offset by foreign tax credits.
       Dana's consolidated non-U.S. subsidiaries are located throughout the world with no individual subsidiary or the aggregate of all subsidiaries within a given country accounting for more than 10% of consolidated sales or assets. The functional currency of the Company's non-U.S. subsidiaries is the local currency. Certain subsidiaries have transactions in currencies other than their functional currencies and from time to time enter into forward and option contracts to hedge the purchase of inventory and fixed assets or to sell nonfunctional currency receipts. Currency forward and option contracts in the aggregate are not material.
       Dana has equity interests in a number of affiliated companies in Mexico, South America, Asia and Europe. The following is a summary of the significant financial information of affiliated companies accounted for on the equity method:


                                                                               December 31

                                                       1996                   1997                    1998
-------------------------------------------------------------------------------------------------------------

Current assets                                       $  371.4                $  355.8                $  375.7

Other assets                                            272.6                   276.4                   297.7

Current liabilities                                     349.3                   243.2                   216.1

Other liabilities                                       180.3                   132.4                   172.5

Shareholders' equity                                    114.4                   256.6                   284.8

Net sales                                               743.1                   803.9                   889.2

Gross profit                                            125.2                   159.2                   181.9

Net income                                               21.1                    56.2                    63.8

Dana's equity in:

       Net assets                                        61.1                   114.4                   128.4

       Net income                                        10.7                    26.8                    30.4


                                DANA CORPORATION

NOTES TO FINANCIAL STATEMENTS

in millions except share and per share amounts

NOTE 8. INVESTMENTS IN PARTNERSHIPS
--------------------------------------------------------------------------------

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

                                                              December 31

                                                    1996         1997        1998
-------------------------------------------------------------------------------------

Assets                                            $  203.0    $  398.1    $  460.4

Liabilities                                          148.9       329.3       379.5

Partners' capital                                     54.1        68.8        80.9

Revenue                                               78.0        64.3       101.0

Net income                                             7.0        11.2        21.9

DCC's investments
       in partnerships                                25.8        75.1       160.5

DCC's earnings from
       investments in partnerships                     2.7         3.2         5.7


       The investments in partnerships include $19.2 and $37.1 at December 31, 1997 and 1998, respectively, representing amounts invested in excess of DCC's share of the partnerships' book basis in net assets, net of amortization. These amounts are amortized against earnings from partnerships over the expected investment lives of the partnerships.

NOTE 9. SHORT-TERM DEBT
--------------------------------------------------------------------------------

       Short-term funds for certain U.S. and non-U.S. operations are obtained through the issuance of commercial paper, short-term notes payable to banks and bank overdrafts.
       At December 31, 1998, Dana, excluding DCC, had $355.0 of commercial paper outstanding, $115.0 borrowed against uncommitted bank lines, $568.0 of U.S. notes, $31.7 of non-U.S. notes and $97.8 of notes payable at its non-U.S. subsidiaries. DCC had $15.2 of commercial paper issued, $128.7 of U.S. notes and $10.0 of non-U.S. notes.
       Dana, excluding DCC, and DCC had committed borrowing lines of $1,250.0 and $412.5, respectively, and uncommitted borrowing lines of $502.0 and $275.0 at December 31, 1998. The banks providing committed lines are compensated with facility or commitment fees. Amounts paid are not considered to be material and no fees are required for the uncommitted bank lines.

       Selected details of short-term borrowings are as follows:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                                           INTEREST
                                                             AMOUNT          RATE
----------------------------------------------------------------------------------------

Balance at December 31, 1997                               $  1,255.6         5.5%

Average during 1997                                           1,236.9         5.6

Maximum during 1997 (month end)                               1,501.1         5.8



BALANCE AT DECEMBER 31, 1998                               $  1,321.4         5.8%

AVERAGE DURING 1998                                           1,368.9         5.8

MAXIMUM DURING 1998 (MONTH END)                               1,575.6         5.8


       The Company has an agreement with a financial institution under which it may sell, without recourse, up to $200 in undivided fractional interests in designated pools of trade receivables. Accounts receivable at December 31, 1997 and 1998 are presented net of the $200 of trade receivables sold under this agreement.

NOTE 10. LONG-TERM DEBT
--------------------------------------------------------------------------------

                                                                                                December 31

                                                                                      1997                    1998
-----------------------------------------------------------------------------------------------------------------------
Dana, excluding consolidated
     subsidiaries, indebtedness --

          Unsecured notes payable,
                fixed rates -
                5.44% - 7.04%, due 1999 to 2002                                    $  1,120.0             $    960.0

                7.0% notes, due March 15, 2028                                                                 200.0

                6.5% notes, due March 15, 2008                                                                 150.0

          Unsecured notes payable, variable rates                                        60.0

          Various industrial revenue bonds and other                                      7.8                    4.5

DCC indebtedness --

          Unsecured notes payable,
                fixed rates, 5.98% - 8.44%,
                due 1999 to 2007                                                        378.6                  335.5

          Unsecured notes payable,
                variable rates, 5.35% - 5.80%,
                due 1999 to 2002                                                        525.1                  320.0

          Nonrecourse notes payable,
                fixed rates, 6.80% - 12.05%,
                due 1999 to 2010                                                         58.2                   66.4

Indebtedness of other consolidated subsidiaries                                          77.5                   58.2
-----------------------------------------------------------------------------------------------------------------------
Total long-term debt                                                                  2,227.2                2,094.6

Less: Current maturities                                                                437.4                  376.7
-----------------------------------------------------------------------------------------------------------------------
                                                                                   $  1,789.8             $  1,717.9
-----------------------------------------------------------------------------------------------------------------------


       Interest paid on short-term and long-term debt was $193.6, $236.2 and $282.6 during 1996, 1997 and 1998, respectively.
       The aggregate amounts of maturities of all long-term debt for each of the five years succeeding December 31, 1998 are as follows: 1999, $376.7; 2000, $444.5; 2001, $379.7; 2002, $278.3 and 2003, $9.3.

                                   DANA LOGO

--------------------------------------------------------------------------------

       Under universal shelf registration statements filed in December 1997 and December 1998, the Company was authorized to issue debt or equity securities, or a combination thereof, in an aggregate amount not to exceed $1,350. In March 1998, the Company issued $200 of 7.0% unsecured notes due March 15, 2028 and $150 of 6.5% unsecured notes due March 15, 2008.

NOTE 11. INTEREST RATE AGREEMENTS
--------------------------------------------------------------------------------

       The Company enters into interest rate agreements to manage interest rate risk, thereby reducing exposure to future interest rate movements. Under interest rate swap agreements, the parties agree to exchange, at specific intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional amount. At December 31, 1998, DCC was committed to receive an average variable rate of 5.24% and pay an average fixed rate of 7.26% on notional amounts of $250. DCC's notional amounts of interest rate swaps expire as follows: 1999, $60.0; 2000, $125.0; 2001, $30.0 and 2002, $35.0. Dana, exclusive of DCC, was not a party to any interest swap agreements at December 31, 1998.
       To reduce its interest rate obligations under a swap agreement having a notional amount of $70.0, DCC had granted the counterparty an option, expiring in 2000, to extend the original maturity to 2007 at a fixed rate to DCC of 9%. This option, which had been marked to market, was terminated on June 30, 1998 by payment of the recorded liability of $11.0 to the counterparty.

NOTE 12. STOCK OPTION PLANS
--------------------------------------------------------------------------------

       The Company's 1992 and 1997 Stock Option Plans provide for the granting of options to designated employees at prices no less than 100% of the market value at the date of grant. The options are exercisable for a period not to exceed ten years from date of grant. The plans provide for the granting of stock appreciation rights separately or in conjunction with all or any part of an option, either at the time of grant or at any subsequent time during the term of the option.
       The following summarizes the stock option activity under these plans in 1996, 1997 and 1998:

                                                      NUMBER        WEIGHTED AVERAGE
                                                    OF SHARES        EXERCISE PRICE
------------------------------------------------------------------------------------------
Outstanding at
       December 31, 1995                            6,695,544         $   25.01
            Granted - 1996                          1,621,079             28.82
            Exercised - 1996                         (559,211)            19.87
            Cancelled - 1996                          (33,266)            29.68
------------------------------------------------------------------------------------------
Outstanding at
       December 31, 1996                            7,724,146         $   26.15
            Granted - 1997                          2,258,199             37.96
            Exercised - 1997                       (1,627,188)            22.78
            Cancelled - 1997                         (127,549)            29.76
------------------------------------------------------------------------------------------
Outstanding at
       December 31, 1997                            8,227,608         $   30.01
            Granted - 1998                          2,519,524             48.14
            Exercised - 1998                       (2,062,466)            25.17
            Cancelled - 1998                         (174,009)            35.89
------------------------------------------------------------------------------------------
Outstanding at
       December 31, 1998                            8,510,657         $   36.43
------------------------------------------------------------------------------------------

                                                     WEIGHTED
                                                      AVERAGE             WEIGHTED                                WEIGHTED
         RANGE OF               NUMBER OF            REMAINING             AVERAGE             NUMBER OF           AVERAGE
         EXERCISE                OPTIONS            CONTRACTUAL           EXERCISE              OPTIONS           EXERCISE
          PRICES               OUTSTANDING         LIFE IN YEARS            PRICE             EXERCISABLE           PRICE
-----------------------------------------------------------------------------------------------------------------------------
      $11.02-$27.56               980,084              3.6                $22.37                980,084           $22.37

       28.13- 37.52             3,909,864              7.2                 31.80              3,326,564            32.45

       38.44- 52.56             3,620,709              9.2                 45.22              1,101,685            38.55
-----------------------------------------------------------------------------------------------------------------------------
                                8,510,657              7.6                $36.43              5,408,333           $31.87
-----------------------------------------------------------------------------------------------------------------------------

         At December 31, 1998, 637,212 shares were available for future grants.

         No expense has been charged to income relating to these stock options. If the fair value method of accounting for stock options prescribed by SFAS No. 123 had been used, the after-tax expense relating to the stock options would have been $3.3 in 1996, $5.6 in 1997 and $11.8 in 1998. Pro forma net income and earnings per share would have been as follows:

                                             1996            1997             1998
------------------------------------------------------------------------------------

Net Income                               $   447.6       $   314.5       $   522.3

Basic EPS                                     2.81            1.93            3.16

Diluted EPS                                   2.79            1.91            3.13


       The above pro forma effect on net income might not be consistent with the pro forma effect on net income that will be disclosed for future years because it does not take into consideration pro forma compensation expense relating to grants made prior to 1995.
       The fair value of each option grant was estimated on the date of grant using the Black-Scholes model with the following assumptions:


                                               1996                           1997                        1998
----------------------------------------------------------------------------------------------------------------------

Risk-free interest rate                     6.13 - 6.5%                     6.1- 6.2%                   4.24 - 5.52%

Dividend yield                              2.5 - 3.0%                      2.6%                        2.21 - 2.87%

Expected life                               5.4 - 5.5 years                 5.3 years                   5.4 years

Stock price volatility                      20.5 - 27.3%                    19.6 - 21.3%                30.1 - 33.7%


       The Company also has a Directors' Stock Option Plan for non-employee directors. This plan provides for the automatic granting of options at prices equal to the market value at the date of grant. The options are exercisable after one year for a period not to exceed ten years from date of grant.

                                DANA CORPORATION

NOTES TO FINANCIAL STATEMENTS

in millions except share and per share amounts


-------------------------------------------------------------------------------
NOTE 12. STOCK OPTION PLANS (CONTINUED)
-------------------------------------------------------------------------------

       The following summarizes the stock option activity under this plan in 1996, 1997 and 1998:

                                                         NUMBER        WEIGHTED AVERAGE
                                                       OF SHARES        EXERCISE PRICE
-----------------------------------------------------------------------------------------
Outstanding at
  December 31, 1995                                      63,000           $   26.01
        Granted - 1996                                   21,000               32.25
        Exercised - 1996                                 (6,000)              26.56
        Cancelled - 1996                                 (3,000)              24.81
-----------------------------------------------------------------------------------------
Outstanding at
  December 31, 1996                                      75,000           $   27.76
        Granted - 1997                                   24,000               31.81
-----------------------------------------------------------------------------------------
Outstanding at
  December 31, 1997                                      99,000               28.74
        Granted - 1998                                   24,000               60.09
        Exercised - 1998                                 (3,000)              24.25
-----------------------------------------------------------------------------------------
Outstanding at
  December 31, 1998                                     120,000           $   35.12
-----------------------------------------------------------------------------------------


                                                 WEIGHTED
                                                  AVERAGE           WEIGHTED                               WEIGHTED
     RANGE OF                 NUMBER OF         REMAINING            AVERAGE           NUMBER OF            AVERAGE
    EXERCISE                  OPTIONS           CONTRACTUAL          EXERCISE           OPTIONS            EXERCISE
      PRICES                OUTSTANDING       LIFE IN YEARS           PRICE           EXERCISABLE           PRICE
--------------------------------------------------------------------------------------------------------------------

      $24.25- $32.25           96,000              6.6               $28.88             96,000             $28.88

       60.09-  60.09           24,000              9.3                60.09

--------------------------------------------------------------------------------------------------------------------
                              120,000              7.1               $35.12             96,000             $28.88
--------------------------------------------------------------------------------------------------------------------

       At December 31, 1998, 148,000 shares were available for future grants. The non-employee directors of Echlin participated in the 1996
Non-Executive Director Stock Option Plan under which options for 232,325 shares were authorized for issuance. Options were granted at market value at the date of grant, were exercisable after one year and expire ten years from date of grant, except in the event of the retirement or death of the director. During 1996, options to purchase 73,554 shares at $33.49 were granted at a weighted-average price of $33.49 per share. Options for 2,974 shares were cancelled in 1996. During 1997, options were granted to purchase 25,091 shares at $37.93 per share; no options were exercised or cancelled. During 1998, options to purchase 17,654 were exercised at $33.49. At December 31, 1998, there were 78,017 options outstanding and exercisable at exercise prices ranging from $33.49 to $37.93 per share with a weighted average exercise price of $34.92; the weighted average remaining contractual life of options outstanding was 8.3 years.

NOTE 13. EMPLOYEES' STOCK PURCHASE PLAN
--------------------------------------------------------------------------------

       The majority of full-time U.S. and certain non-U.S. employees are eligible to participate in Dana's Amended Employees' Stock Purchase Plan (SPP). The SPP provides that participants may authorize Dana to withhold up to 15% of their earnings and deposit such amounts with an independent custodian. The custodian, as nominee for the participants, causes Dana common stock to be purchased at prevailing market prices. The shares purchased are allocated to the participants' accounts and upon request are distributed to the participants.
       Under the SPP, Dana contributes on behalf of each participant up to 50% of the participant's contributions. The Company's contributions will accumulate over a five-year period, provided that the shares are left in the SPP. If any shares are withdrawn by a participant before the end of five years, the amount of the Company match toward those shares will depend on the period of time that the shares have been in the SPP. The custodian has caused to be purchased 1,069,720 shares in 1996, 947,950 shares in 1997 and 874,272 shares in 1998 of
Dana's common stock on behalf of the employees and the Company's charge to expense amounted to $6.3 in 1996, $7.4 in 1997 and $9.3 in 1998.

NOTE 14. ADDITIONAL COMPENSATION PLANS
--------------------------------------------------------------------------------

       Dana has numerous additional compensation plans, including gain sharing and group incentive plans, which provide for payments computed under formulas which recognize increased productivity and improved performance. The total amount earned by Dana employees from all such plans amounted to $110.6, $134.9 and $119.2 in 1996, 1997 and 1998, respectively.
       Under the Company's Additional Compensation Plan (ACP), in which certain officers and other key employees participate, a percentage of participants' compensation is accrued for additional compensation if certain profit levels are attained. Awards under the ACP are paid in cash immediately or, at the discretion of the Board's Compensation Committee, are deferred. Deferred awards may be paid in cash, stock or a combination of both. Dana awarded (based on prior period performance) $14.2 in 1996, $11.3 in 1997 and $13.5 in 1998; in addition, 16,438, 7,074 and 1,143 shares of Dana's common stock were issued and amounts equivalent to dividends and interest of $.7, $.9 and $1.4 were credited to deferred awards in 1996, 1997 and 1998, respectively. Total charges to expense relating to the ACP amounted to $13.2 in 1996, $20.4 in 1997 and $8.8 in 1998.
       The Company also has the 1989 Restricted Stock Plan (RSP) whereby certain key employees are granted restricted shares of common stock subject to forfeiture until the restrictions lapse or terminate. With certain exceptions, the employee must remain with the Company for a period of years after the date of grant to receive the full number of shares granted. Shares granted in 1996, 1997 and 1998 were 25,000, 47,245 and 55,100, respectively. In 1997, the RSP was amended to allow the participants to convert restricted stock into restricted stock units under certain conditions. During 1997, 27,491 restricted shares were converted to restricted units. The restricted units are payable in unrestricted stock upon retirement or termination of employment. Total charges to expense for the RSP amounted to $.8, $.9 and $1.3 in 1996, 1997 and 1998, respectively. At December 31, 1998, 502,024 shares were authorized for future issuance under the RSP.

                                DANA CORPORATION
                                      LOGO

--------------------------------------------------------------------------------
NOTE 15. PENSION AND OTHER POSTRETIREMENT BENEFITS
--------------------------------------------------------------------------------

       Dana and certain of its subsidiaries provide defined contribution and defined benefit, qualified and nonqualified, pension plans for employees. The Company also provides other postretirement benefits, which include medical and life insurance for certain employees upon retirement. The following tables provide a reconciliation of the changes in the defined benefit pension plans' and other postretirement plans' benefit obligations and fair value of assets over the two-year period ended December 31, 1998, statements of the funded status and schedules of the net amounts recognized in the balance sheet at December 31, 1997 and 1998:

                                                               Pension Benefits                 Other Benefits
                                                          1997                 1998         1997             1998
---------------------------------------------------------------------------------------------------------------------
Reconciliation of benefit
    obligation
        Obligation at January 1                        $  2,114.8       $  2,257.3       $  851.9       $    992.3
        Service cost                                         60.8             70.7           13.5             17.7
        Interest cost                                       149.4            152.9           66.8             70.0
        Employee contributions                                2.6              1.8            2.9              3.8
        Plan amendments                                      30.8             17.8            1.6              2.2
        Actuarial loss                                      111.5             78.6          100.9             62.8
        Benefit payments                                   (168.1)          (177.7)         (60.7)           (68.0)
        Settlement, curtailment
             and terminations                               (20.6)           (21.9)         (11.9)           (15.2)
        Acquisitions and
             divestitures                                    (3.5)             5.8           28.4             18.4
        Translation adjustments                             (20.4)            (3.2)          (1.1)            (1.5)
---------------------------------------------------------------------------------------------------------------------
        Obligation
             at December 31                            $  2,257.3       $  2,382.1       $  992.3       $  1,082.5
---------------------------------------------------------------------------------------------------------------------

Reconciliation of fair value
    of plan assets
        Fair value at January 1                        $  2,175.0       $  2,507.0
        Actual return
             on plan assets                                 467.5            325.6
        Acquisitions and
             divestitures                                   (26.1)             9.6
        Employer contributions                               78.4             50.4
        Employee contributions                                4.1              3.5
        Benefit payments                                   (159.4)          (166.8)
        Settlements                                         (18.5)           (18.2)
        Translation adjustments                             (14.0)            (8.2)
---------------------------------------------------------------------------------------------------------------------
        Fair value
             at December 31                            $  2,507.0       $  2,702.9
---------------------------------------------------------------------------------------------------------------------

Funded Status
    Balance at December 31                             $    249.7       $    320.8       $ (992.3)      $ (1,082.5)
        Unrecognized
        transition obligation                                 8.7              5.8
        Unrecognized
        prior service cost                                   80.8             72.0          (51.3)           (30.7)
        Unrecognized (gain) loss                           (345.1)          (408.2)         154.4            210.8
---------------------------------------------------------------------------------------------------------------------
        Accrued cost                                   $     (5.9)      $     (9.6)      $ (889.2)      $   (902.4)
---------------------------------------------------------------------------------------------------------------------

Amounts recognized in the balance sheet consist of:
        Prepaid benefit cost                           $    110.6       $    116.9
        Accrued benefit liability                          (126.1)          (151.9)      $ (889.2)      $   (902.4)
        Intangible assets                                     5.6              6.9
        Accumulated other
             comprehensive income                             4.0             18.5
---------------------------------------------------------------------------------------------------------------------
        Net amount recognized                          $     (5.9)      $     (9.6)      $ (889.2)      $   (902.4)
---------------------------------------------------------------------------------------------------------------------

     Benefit obligations of the U.S. non-qualified and certain non-U.S. pension plans, amounting to $81.4 at December 31, 1998, and the other postretirement benefit plans are not funded.

     The following table provides the components of net periodic benefit costs for the plans for the years 1996, 1997 and 1998:

                                                   Pension Benefits                                   Other Benefits
                                         1996            1997             1998             1996            1997           1998
-------------------------------------------------------------------------------------------------------------------------------
Service cost                         $   60.7        $   60.8        $   70.7        $  11.2        $  13.5        $  17.7

Interest cost                           144.4           149.5           152.9           58.7           66.8           70.0

Expected return
    on plan assets                     (212.6)         (190.0)         (180.6)

Amortization of
    transition obligation                 2.6             2.6             3.8

Amortization of
    prior service cost                   17.1            15.9            16.3          (17.0)          (8.1)          (8.2)

Recognized net
    actuarial (gain) loss                60.3            17.9            (8.5)           3.2                           4.8
-------------------------------------------------------------------------------------------------------------------------------

Net periodic
    benefit cost                         72.5            56.7            54.6           56.1           72.2           84.3

Curtailment
    (gain) loss                                           3.2             4.0                          (8.8)         (19.3)

Settlement gain                                                          (3.1)

Termination
    expenses                                              1.2             2.2
-------------------------------------------------------------------------------------------------------------------------------
Net periodic
    benefit cost after
    curtailments and
    settlements                      $   72.5        $   61.1        $   57.7        $  56.1        $  63.4        $  65.0
-------------------------------------------------------------------------------------------------------------------------------

       The assumptions used in the measurement of pension benefit obligations are as follows:


                                                      U.S. PLANS

                                          1996            1997            1998
------------------------------------------------------------------------------------

Discount rate                           7.5 - 8.25%       7 - 8%           6.75%

Expected return
    on plan assets                      8.5 - 10%      8.75 - 10%          8.75%

Rate of compensation
    increase                           4.31 - 5%       4.31 - 5%           4.31 - 5%



                                                     NON-U.S. PLANS

                                             1996           1997             1998
-------------------------------------------------------------------------------------

Discount rate                             7 - 8.75%       5 - 8.5%            5 - 8%

Expected return
    on plan assets                        8 - 9.5%      7.5 - 9%           7.25 - 9%

Rate of compensation
    increase                              3 - 7.5%      2.5 - 7.5%          3.5 - 5%

                                DANA CORPORATION

NOTES TO FINANCIAL STATEMENTS

in millions except share and per share amounts


--------------------------------------------------------------------------------
NOTE 15. PENSION AND OTHER POSTRETIREMENT BENEFITS (CONTINUED)
--------------------------------------------------------------------------------

         The assumptions used in the measurement of other postretirement benefit obligations are as follows:


                                             1996               1997               1998
----------------------------------------------------------------------------------------

Discount rate                                7.75%              7%                6.75%

Initial weighted health care
    costs trend rate                         7.8%               7.8%              7.5%

Ultimate health care
    costs trend rate                         5%                 5%                5%

Years to ultimate                            12                 11                10


         Assumed health care costs trend rates have a significant effect on the health care plan. A one-percentage-point change in assumed health care costs trend rates would have the following effects for 1998:

                                                    1% POINT                   1% POINT
                                                    INCREASE                   DECREASE
----------------------------------------------------------------------------------------------
Effect on total of service and
     interest cost components                   $         6.8              $        (7.5)

Effect on postretirement benefit
     obligations                                         79.2                      (84.5)


NOTE 16. BUSINESS SEGMENTS
--------------------------------------------------------------------------------

         Dana is organized into seven Strategic Business Units (SBU) encompassing the Company's key markets. This structure allows Dana people in each of these areas to focus their resources to the benefit of Dana and its global customers.
         The Automotive Systems Group (ASG) designs, develops and manufactures "under the vehicle" products for passenger cars and light trucks. Its global, full-service engineering provides its customers with complete modules and systems. In the automotive market, the group is a leader in axles, constant velocity joints and driveshafts, chassis and structural components and modules and full Rolling Chassis(TM) systems.
         The Automotive Aftermarket Group (AAG) provides more than 300,000 part numbers to cover a vast array of aftermarket needs for brake and chassis products, filtration products and engine systems.
         The Engine Systems Group (ESG) provides its customers with complete engine systems for fluid, sealing and power cylinder needs. Its products include fluid systems, gaskets and other sealing products, piston rings, bearings, liners and camshafts.
         The Off-Highway Systems Group (OHSG) manufactures and markets off-highway axles, powershift transmissions, transaxles, torque converters and electronic controls, as well as hydraulic valves, pumps, motors, filters and electronic components.
         The Industrial Group (IG) manufactures a diverse range of components and systems. Products include electric clutches, brakes, linear actuators, motors, electronic controls, lighting controls and motion and voltage control and conditioning products as well as industrial hoses, hydraulic and pneumatic hoses, hose ends, valves and brass and steel tube fittings.
         The Heavy Truck Group (HTG) serves the global market for class 6, 7 and 8 trucks. Products include heavy axles and brakes, drivetrain components, power take-offs, trailer products and heavy systems modular assemblies.
         Dana Commercial Credit (DCC) provides leasing and financing services to a broad range of customers in selected markets around the world.

                                DANA CORORATION
                                      LOGO

--------------------------------------------------------------------------------

     Management evaluates the operating segments and regions as if DCC were accounted for on the equity method of accounting. Information used to evaluate the SBUs and regions is as follows:

                                                          OPERATING        NET          NET        CAPITAL    DEPRECIATION/
              1996                            SALES          PAT         PROFIT        ASSETS       SPEND     AMORTIZATION
----------------------------------------------------------------------------------------------------------------------------
ASG                                        $   3,706.0    $   280.7    $   217.2    $  1,574.7    $   164.0   $   112.5
AAG                                            2,538.8        146.6        106.1       1,597.1         56.4        60.3
ESG                                            1,445.2         61.0         38.8       1,098.8         60.5        52.1
OHSG                                             569.4         10.6          2.0         312.4         20.6        23.4
IG                                               722.0         31.0         19.7         496.7         24.2        24.3
HTG                                              726.6         24.1         12.4         223.3          8.8        12.7
DCC                                                            30.5         30.5         123.9
Other                                          1,270.8       (133.6)        24.2         451.4         53.7        36.3
----------------------------------------------------------------------------------------------------------------------------
Consolidated                               $  10,978.8    $   450.9    $   450.9    $  5,878.3    $   388.2   $   321.6
----------------------------------------------------------------------------------------------------------------------------
North America                              $   8,340.8    $   490.5    $   359.0    $  4,120.5    $   233.8   $   211.4
South America                                    621.6         39.0         27.7         549.3         55.9        41.2
Europe                                         1,744.3         58.9         31.3       1,047.4         73.4        58.9
Asia Pacific                                     245.7          1.8         (6.5)        176.4         11.0        10.1
DCC                                                            30.5         30.5         123.9
Other                                             26.4       (169.8)         8.9        (139.2)        14.1
----------------------------------------------------------------------------------------------------------------------------
Consolidated                               $  10,978.8    $   450.9    $   450.9    $  5,878.3    $   388.2   $   321.6
----------------------------------------------------------------------------------------------------------------------------

              1997
----------------------------------------------------------------------------------------------------------------------------
ASG                                        $   3,967.1    $   293.3    $   222.1    $  1,660.7    $   234.2   $   121.6
AAG                                            2,634.6        114.6         70.7       1,612.3         72.6        67.7
ESG                                            1,960.4         87.9         56.0       1,463.4        103.4        76.4
OHSG                                             888.9         35.9         20.8         590.9         35.8        39.8
IG                                               736.2         36.6         24.7         433.3         23.3        23.3
HTG                                              801.6         30.6         17.3         219.8         17.9        12.8
DCC                                                            31.2         31.2         138.6
Other                                            922.2       (160.9)        26.4         258.7         37.3        39.7
----------------------------------------------------------------------------------------------------------------------------
Total operations                              11,911.0        469.2        469.2       6,377.7        524.5       381.3
Restructuring and
       nonrecurring items                                    (149.1)      (149.1)
----------------------------------------------------------------------------------------------------------------------------
Consolidated                               $  11,911.0    $   320.1    $   320.1    $  6,377.7    $   524.5   $   381.3
----------------------------------------------------------------------------------------------------------------------------
North America                              $   9,082.9    $   539.6    $   390.6    $  4,402.6    $   309.0   $   243.1
South America                                    733.8         51.1         37.0         646.4         59.0        44.0
Europe                                         1,832.1         42.3         10.6       1,167.4        126.1        79.6
Asia Pacific                                     243.9          4.8         (3.8)        148.3         14.5        10.1
DCC                                                            31.2         31.2         138.6
Other                                             18.3       (199.8)         3.6        (125.6)        15.9         4.5
----------------------------------------------------------------------------------------------------------------------------
Total operations                              11,911.0        469.2        469.2       6,377.7        524.5       381.3
Restructuring and
       nonrecurring items                                    (149.1)      (149.1)
----------------------------------------------------------------------------------------------------------------------------
Consolidated                               $  11,911.0    $   320.1    $   320.1    $  6,377.7    $   524.5   $   381.3
----------------------------------------------------------------------------------------------------------------------------

              1998
----------------------------------------------------------------------------------------------------------------------------
ASG                                        $   4,267.8    $   328.0    $   251.6    $  1,856.7    $   220.5   $   131.4
AAG                                            2,761.5        151.7        108.2       1,592.8         84.2        64.4
ESG                                            2,013.4         91.1         58.0       1,951.1        106.3        91.5
OHSG                                             898.3         47.4         31.5         554.3         44.4        36.6
IG                                               712.0         39.9         28.5         424.7         27.0        24.2
HTG                                            1,629.0         88.8         62.8         626.2         42.2        36.0
DCC                                                            34.2         34.2         122.2
OTHER                                            181.6       (190.4)        15.9        (142.2)        29.9        11.8
----------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATIONS                              12,463.6        590.7        590.7       6,985.8        554.5       395.9
RESTRUCTURING AND
       NONRECURRING ITEMS                                     (56.6)       (56.6)
----------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED                               $  12,463.6    $   534.1    $   534.1    $  6,985.8    $   554.5   $   395.9
----------------------------------------------------------------------------------------------------------------------------
NORTH AMERICA                              $   9,630.2    $   642.8    $   490.6    $  4,907.5    $   341.1   $   259.8
SOUTH AMERICA                                    779.3         29.7         14.5         776.6         61.1        40.1
EUROPE                                         1,844.3         66.6         33.2       1,355.2        116.3        85.8
ASIA PACIFIC                                     183.9          0.7         (7.4)        138.5         12.5         7.7
DCC                                                            34.2         34.2         122.2
OTHER                                             25.9       (183.3)        25.6        (314.2)        23.5         2.5
----------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATIONS                              12,463.6        590.7        590.7       6,985.8        554.5       395.9
RESTRUCTURING AND
       NONRECURRING ITEMS                                     (56.6)       (56.6)
----------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED                               $  12,463.6    $   534.1    $   534.1    $  6,985.8    $   554.5   $   395.9
----------------------------------------------------------------------------------------------------------------------------

                                DANA CORPORATION

NOTES TO FINANCIAL STATEMENTS

in millions except share and per share amounts

--------------------------------------------------------------------------------
NOTE 16. BUSINESS SEGMENTS (CONTINUED)
--------------------------------------------------------------------------------
       With the exception of DCC, operating PAT represents earnings before interest and taxes (EBIT), tax effected at 41% (Dana's long-term effective rate), plus equity in earnings of affiliates. The Other category includes discontinued businesses, trailing liabilities for closed plants, SBU and regional administrative expenses, interest expense net of interest income and corporate expenses and adjustments to reflect the effective tax rate. In arriving at net profit from operating PAT, expenses relating to a specific SBU or region are allocated directly. Other allocations are based on sales.
       Net assets at the SBU and regional level is intended to correlate with invested capital. It includes accounts receivable, inventories (on a first-in, first-out basis), net property, plant and equipment, investments in affiliates, goodwill, trade accounts payable and 2% of annualized sales as an assumption for cash and prepaid expense. At the total operating level, cash is adjusted to reflect actual.
       DCC is evaluated based upon numerous criteria of which net income and net equity shown above are the major items.
       Restructuring and nonrecurring items consist of the restructuring and integration charges discussed in Note 23 and gains on sales of business discussed in Note 22 as well as other nonrecurring charges.
       Sales by region are based upon location of the entity recording the sale. Sales from the U.S. amounted to $7,819.9 in 1996, $8,412.5 in 1997 and $8,783.9 in 1998. No other country's sales exceeded 10% of total sales. U.S long-lived assets were $1,342.6 in 1996, $1,485.2 in 1997 and $1,712.6 in 1998. No other country's long-lived assets exceeded 10% of total long-lived assets.
       Net operating assets differ from consolidated assets as follows:

                                                 1996                     1997                       1998
-------------------------------------------------------------------------------------------------------------
Net operating assets                     $       5,878.3           $       6,377.7         $          6,985.8

Accounts payable                                   643.1                     760.2                      989.6

DCC's assets in excess of equity                 1,545.3                   1,722.3                    1,345.0

Non-trade receivables
       and other assets                            250.2                     460.8                      598.9

Intangible pension
       and other long-term assets                  205.5                     190.1                      218.2
-------------------------------------------------------------------------------------------------------------
Consolidated assets                      $       8,522.4           $       9,511.1         $         10,137.5
-------------------------------------------------------------------------------------------------------------

       The difference between operating capital spend and depreciation shown above and purchases of property, plant and equipment and depreciation shown on the cash flow statement represents the method of measuring DCC for operating purposes. DCC's capital spend and depreciation are not included above. In addition, DCC purchases equipment and leases the equipment to the operating SBUs. These operating leases are included in the consolidated statements as purchases of assets and depreciated over their useful life.

       Export sales from the U.S. to customers outside the U.S. amounted to $736.4 in 1996, $766.2 in 1997 and $756.3 in 1998. Total export sales (including sales to Dana's non-U.S. subsidiaries which are eliminated for financial statement presentation) were $957.7, $1,060.3 and $1,000.5 in 1996, 1997 and 1998, respectively.

       Worldwide sales to Ford Motor Company and subsidiaries amounted to $1,528.2, $1,757.1 and $1,910.8 in 1996, 1997 and 1998, respectively, which represented 14%, 15% and 15% of Dana's consolidated sales. Sales to DaimlerChrysler AG and subsidiaries in 1996, 1997 and 1998 amounted to $1,161.4, $1,269.4 and $1,601.5, respectively, representing 11%, 11% and 13% of Dana's consolidated sales. Sales to Ford were primarily from the Company's ASG and ESG segments, while sales to DaimlerChrysler were primarily from the ASG, HTG and ESG segments. No other customer accounted for more than 10% of Dana's consolidated sales.

NOTE 17. ESTIMATED INCOME TAXES
-------------------------------------------------------------------------------
       Income tax expense (benefit) consists of the following components:

                                                        Year Ended December 31
                                                  1996         1997           1998
-------------------------------------------------------------------------------------
Current
       U.S. Federal                           $   62.0      $  167.1      $  140.0
       U.S. state and local                       30.9          48.0          45.9
       Non-U.S                                    25.7         107.6          73.9
-------------------------------------------------------------------------------------
                                                 118.6         322.7         259.8
-------------------------------------------------------------------------------------
Deferred
       U.S. Federal                               99.4          16.9          43.4
       Non-U.S                                    20.5         (45.8)         12.4
-------------------------------------------------------------------------------------
                                                 119.9         (28.9)         55.8
-------------------------------------------------------------------------------------
Total expense                                 $  238.5      $  293.8      $  315.6
-------------------------------------------------------------------------------------

       Deferred tax benefits (liabilities) consist of the following:

                                                            December 31
                                                  1996         1997         1998
------------------------------------------------------------------------------------
Postretirement benefits
       other than pensions                     $  362.4     $  351.4     $  386.4
Postemployment benefits                            47.3         55.2         38.0
Expense accruals                                  116.1        198.9        144.3
Inventory reserves                                 24.7         42.0         27.9
Net operating loss carryforwards                   39.0         46.3        122.6
Valuation allowances                               (4.8)       (30.4)       (59.2)
Other                                              39.0         58.7         30.1
Other employee benefits                             7.2          6.3         16.3
----------------------------------------------------------------------------------
Deferred tax benefits                             630.9        728.4        706.4
----------------------------------------------------------------------------------

Depreciation - non-leasing                       (233.2)      (195.1)      (179.0)
Leasing activities                               (299.0)      (357.6)      (383.5)
Pension accruals                                  (13.7)       (27.5)       (22.7)
Other                                             (28.0)        (8.7)       (11.1)
----------------------------------------------------------------------------------
Deferred tax liabilities                         (573.9)      (588.9)      (596.3)
----------------------------------------------------------------------------------
Net deferred tax benefits                      $   57.0     $  139.5     $  110.1
----------------------------------------------------------------------------------

                                DANA CORPORATION
                                      LOGO

     Worldwide, Dana has operating loss carryforwards of approximately $357 with lives ranging from one year to an indefinite period. Valuation allowances are provided for deferred benefits if the realization of the benefits is uncertain. In 1997 and 1998, the Company increased the valuation allowance by $25.6 and $28.8, respectively, to reflect uncertainties related to specific loss carryforwards. Net benefits recognized for loss carryforwards generally relate to the U.S., where the Company has traditionally been a taxpayer, and Germany and Brazil, where operating losses may be carried forward indefinitely.
     Income taxes paid during 1996, 1997 and 1998 amounted to $142.9, $264.6 and $228.1, respectively.
     The effective income tax rate differs from the U.S. Federal income tax rate for the following reasons:

                                                                                    Year Ended December 31

                                                                        1996                1997                   1998
--------------------------------------------------------------------------------------------------------------------------------

U.S. Federal income tax rate                                            35.0%                35.0%                35.0%

Increases (reductions) resulting from:

       State and local income taxes, net

       of Federal income tax benefit                                     2.8                  4.5                  3.6

       Non-U.S. income                                                  (3.9)                 8.1                 (1.1)

       Capital loss utilization                                          (.2)                 (.9)

       Investment tax credits                                            (.2)                 (.3)                 (.4)

       Amortization of goodwill                                           .4                  3.6                   .5

       Miscellaneous items                                               (.3)                (1.4)                  .9
--------------------------------------------------------------------------------------------------------------------------------
Effective income tax rate                                               33.6%                48.6%                38.5%
--------------------------------------------------------------------------------------------------------------------------------



NOTE 18. COMPOSITION OF CERTAIN BALANCE SHEET AMOUNTS
--------------------------------------------------------------------------------

       The following items comprise the net amounts indicated in the respective balance sheet captions:

                                                                                   December 31
                                                                         1997                    1998
--------------------------------------------------------------------------------------------------------------------------------
INVESTMENTS AND OTHER ASSETS
Goodwill                                                              $    863.0                $  1,063.8
Investments at equity                                                      199.8                     303.7
Marketable securities, cost of $70.6 - 1997
       and $54.5 - 1998                                                     80.9                      58.4
Loans receivable                                                            79.0                      32.7
Other                                                                      150.6                     186.2
--------------------------------------------------------------------------------------------------------------------------------
                                                                      $  1,373.3                $  1,644.8
--------------------------------------------------------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT, NET
Land and improvements to land                                         $    128.3                $    163.5
Buildings and building fixtures                                          1,006.5                   1,122.7
Machinery and equipment                                                  4,166.2                   4,479.1
--------------------------------------------------------------------------------------------------------------------------------
                                                                         5,301.0                   5,765.3
Less: Accumulated depreciation                                           2,524.3                   2,461.5
--------------------------------------------------------------------------------------------------------------------------------
                                                                      $  2,776.7                $  3,303.8
--------------------------------------------------------------------------------------------------------------------------------
DEFERRED EMPLOYEE BENEFITS
       AND OTHER NONCURRENT LIABILITIES
Postretirement other than pension                                     $    826.7                $    838.9
Deferred income tax                                                         22.7                     137.4
Pension                                                                     77.5                      91.9
Postemployment                                                              81.9                      81.9
Compensation                                                                33.6                      50.7
Other noncurrent liabilities                                               128.9                     136.7
--------------------------------------------------------------------------------------------------------------------------------
                                                                      $  1,171.3                $  1,337.5
--------------------------------------------------------------------------------------------------------------------------------
INVESTMENT IN LEASES
Direct financing leases                                               $    665.8                $    117.5
Leveraged leases                                                           655.3                     702.6
Property on operating leases,
       net of accumulated depreciation                                      61.6                      81.2
Allowance for credit losses                                                (52.6)                    (32.7)
--------------------------------------------------------------------------------------------------------------------------------
                                                                         1,330.1                     868.6
Less: Current portion                                                      254.3                      16.7
--------------------------------------------------------------------------------------------------------------------------------
                                                                      $  1,075.8                $    851.9
--------------------------------------------------------------------------------------------------------------------------------

       The components of the net investment in direct financing leases are as follows:

                                                                                                       December 31
                                                                                            1997                    1998
--------------------------------------------------------------------------------------------------------------------------------
Total minimum lease payments                                                             $  743.7                   $  137.7
Residual values                                                                              89.5                       34.8
Deferred initial direct costs                                                                15.5                        2.3
--------------------------------------------------------------------------------------------------------------------------------
                                                                                            848.7                      174.8
Less: Unearned income                                                                       182.9                       57.3
--------------------------------------------------------------------------------------------------------------------------------
                                                                                         $  665.8                   $  117.5
--------------------------------------------------------------------------------------------------------------------------------


       The components of the net investment in leveraged leases are as follows:

                                                                                                           December 31
                                                                                                 1997                    1998
--------------------------------------------------------------------------------------------------------------------------------
Rentals receivable                                                                       $    5,280.4          $       5,464.6
Residual values                                                                                 865.2                    755.3
Nonrecourse debt service                                                                     (4,629.1)                (4,627.2)
Unearned income                                                                                (849.0)                  (878.6)
Deferred investment tax credit                                                                  (12.2)                   (11.5)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                655.3                    702.6
Less: Deferred taxes arising
               from leveraged leases                                                            303.7                    337.3
--------------------------------------------------------------------------------------------------------------------------------
                                                                                         $      351.6          $         365.3
--------------------------------------------------------------------------------------------------------------------------------

       The following is a schedule, by year, of total minimum lease payments receivable on direct financing leases as of December 31, 1998:

Year Ending December 31:
       1999                                      $          23.9
       2000                                                 21.8
       2001                                                 18.5
       2002                                                 14.6
       2003                                                 11.5
       Later years                                          47.4
-----------------------------------------------------------------
Total minimum lease payments receivable          $         137.7
-----------------------------------------------------------------

NOTE 19. FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

       The estimated fair values of Dana's financial instruments are as follows:

                                                                                       DECEMBER 31
                                                                      1997                                   1998
                                                           Carrying             Fair              CARRYING              FAIR
                                                            Amount              Value              AMOUNT               VALUE
------------------------------------------------------------------------------------------------------------------------------------
Financial assets
    Cash and
        cash equivalents                                $     422.7       $      422.7       $       230.2        $      230.2
    Loans receivable (net)                                    168.8              168.9               116.6               118.8

Financial liabilities
    Short-term debt                                         1,255.6            1,255.6             1,321.4             1,321.4
    Long-term debt                                          2,227.2            2,352.8             2,094.6             2,280.9
    Security deposits - leases                                 16.1               14.7                 5.6                 5.2
    Deferred funding commitments
        under leveraged leases                                  4.9                5.0                 4.3                 4.2
    Interest rate-based option                                  9.9                9.9

Unrecognized financial
    instruments, net                                                              (9.6)                                   (9.9)

                                DANA CORPORATION

NOTES TO FINANCIAL STATEMENTS

in millions except share and per share amounts



--------------------------------------------------------------------------------
NOTE 20. COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------

       At December 31, 1998, the Company had purchase commitments for property, plant and equipment aggregating approximately $156.1. Future minimum rental commitments under operating leases aggregated $337.7 at December 31, 1998, with rental payments during the five succeeding years of: 1999, $74.7; 2000, $63.0; 2001, $47.6; 2002, $36.5 and 2003, $34.3. Net rental expense amounted to $115.2,
$115.8 and $119.1 for 1996, 1997 and 1998, respectively.
       The Company and its consolidated subsidiaries are parties to various pending judicial and administrative proceedings arising in the ordinary course of business. These include, among others, proceedings based on product liability claims and alleged violations of various environmental laws.
       Management and its legal counsel periodically review the probable outcome of pending proceedings, the costs and expenses reasonably expected to be incurred, the availability and limits of the Company's insurance coverage, and the Company's established accruals for uninsured liabilities. While the outcome of pending proceedings cannot be predicted with certainty, management believes, based on these reviews and the information currently available, that any liabilities that may result from these proceedings are not reasonably likely to have a material effect on the Company's liquidity, financial condition or results of operations.

NOTE 21. ACQUISITIONS
--------------------------------------------------------------------------------

       During 1996, Dana acquired Thompson Ramco Argentina S.A. (Thompson), J.B. Morgan and Co. Pty., Ltd. (Morgan), James N. Kirby Pty., Ltd., (Kirby), Thermoplast+Apparatebau GmbH (Thermoplast), Nobel Plastiques SA (Nobel), Long Manufacturing Ltd. (Long) and Industrias Orlando Stevaux Ltda. (Stevaux) and a majority interest in Centrust S.A. (Centrust). Thompson is an Argentine company which manufactures and distributes chassis parts and piston rings. Morgan and Kirby are both Australian manufacturers of filters. Morgan produces oil, air and fuel filters for automobiles while Kirby produces radial and panel air filters for automobiles and medium-duty trucks. Thermoplast is a German manufacturer of high-precision injection-molded plastic components and systems for automotive applications. Nobel, located in France and Spain, manufactures fluid, hydraulic and pneumatic servo control lines. Long, headquartered in Canada, manufactures and distributes motor vehicle heat exchange products and air-conditioning evaporators. Stevaux, a Brazilian company, manufactures gaskets and oil seals. Centrust, also an Argentine company, manufactures modular systems, brakes and structural components. Dana acquired a 70% interest in Centrust while 100% of all other companies was purchased. Also during 1996, Dana completed the acquisition of the light axle manufacturing business of Rockwell do Brasil, an indirect subsidiary of Rockwell International.
       These acquisitions were accounted for as purchases and the results of their operations have been included in the consolidated financial statements since the dates of acquisition. The purchase price and the results of operations of these companies prior to acquisition were not material to the consolidated financial statements.
       In 1997, Dana acquired the piston ring and cylinder liner operations of SPX Corporation (SPD), the assets of Clark-Hurth Components (CH) from Ingersoll-Rand, the North American Aftermarket division of ITT Automotive (ITT), the Brazilian engine components business of Industria e Commercio Brosol Ltda. (Brosol), a 75% share of Wix Filtron Sp.zo.o and 50% of the shares of Estampados Argentina S.A. (EASA), bringing Dana's effective ownership in this affiliate to 85%. SPD manufactures and sells piston rings and cylinder liners primarily for internal combustion engines. CH manufactures and sells transmissions and axles for use in off-highway vehicles and equipment. ITT manufactures and distributes motor vehicle brake system parts. Brosol produces motor-vehicle fuel system parts. Wix Filtron is a Polish manufacturer of filtration products and EASA is an Argentine manufacturer of heavy-duty structural components.
       These acquisitions were accounted for as purchases and the results of their operations have been included in the consolidated financial statements since the dates of acquisition. Sales in 1997 were $704 higher than 1996 as a result of acquisitions and total assets of companies acquired in 1997 amounted to $819.
       In 1998, Dana acquired the heavy axle and brake business of Eaton Corporation; General Automotive Specialty Company, Inc. (GAS); a 98-percent share of the capital of Nakata S.A. Industria e Comercio (Nakata); full ownership of SIMESC-Parish, its Brazilian structural components manufacturing company; the Glacier Vandervell Bearings Group and the AE Clevite North American non-bearing aftermarket engine hard parts business. GAS manufactures motor switches and locks. SIMESC-Parish, which has been renamed Dana Parish Produtos Estruturais, S.A., produces a range of structural products, including full frames and heavy-truck side rails. Nakata and its subsidiaries are the leading Brazilian manufacturers of suspension components, such as tie rods and ball joints. Glacier Vandervell produces and distributes products used in passenger car and light-duty vehicle applications for both original equipment manufacturers and the aftermarket. The AE Clevite business includes products such as camshafts, valves and other valvetrain, timing and cylinder components.
       These acquisitions were accounted for as purchases and the results of their operations have been included in the consolidated financial statements since the dates of acquisition. Sales in 1998 were $784 higher than 1997 as a result of acquisitions and total assets of companies acquired in 1998 amounted to $980.
       In 1996, Dana acquired Flexon, Inc., a U.S. manufacturer of fuel filters; Plains Plastics Inc., a custom plastic extruder located in Kansas; Moto Mirror Inc., a manufacturer of remote-control mirrors for medium and heavy duty trucks located in Texas; and Iroquois Tool Systems Inc., a brake manufacturer located in Pennsylvania. All four transactions were accounted for as poolings of interests. Prior years' financial statements have not been restated since the amounts are not material to the consolidated financial statements.
       As indicated in Note 2, Dana completed a merger with Echlin in July 1998. The merger was accounted for as a pooling of interests and accordingly all prior period consolidated financial statements have been restated to reflect the combined results of operations, financial position and cash flows.

                                  [DANA LOGO]

--------------------------------------------------------------------------------
NOTE 22. DIVESTITURES
--------------------------------------------------------------------------------

       In October 1996, Dana sold certain assets of Sensor Engineering, a division that manufactured cards and readers for access control systems, resulting in a gain of $5.
       In March 1997, Dana completed the sale of its automotive warehouse distribution business in the United Kingdom, the Netherlands and Portugal. In August 1997, the sales of Dana's worldwide vehicular clutch operations and its Preferred Plastic Sheet Division were completed. In September 1997, the automotive transmission operations were sold to a subsidiary of Dana's 49%-owned Mexican affiliate, Spicer S.A. de C.V, and the sale of Ace Electric, a producer of starting and charging parts for engine systems, was completed. In October 1997, the Company sold its flat rubber products operations. In November 1997, Dana completed the sales of its 49% interest in Korea Spicer Corporation and the assets of automotive parts distributors Echlin Australia Pty. Ltd. and WAWD-EAP. In December 1997, as part of the rationalization plan announced in the first quarter, Dana completed the sale of its automotive warehouse distribution operation in France. Net gains recorded on these sales totaled $147. These operations contributed sales of $763 in 1996; through the dates of divestiture, 1997 sales for these operations totaled $385.
       In February 1998, Dana completed the sale of its hydraulic brake hose facilities in Columbia City, Ind., and Garching, Germany. In April 1998, the Company sold its Midland-Grau heavy duty brake operations. In June 1998, Dana completed the sale of its hydraulic cylinder business. In December 1998, DCC completed the sale of its Technology Leasing Group portfolio resulting in an after-tax gain of $76. These operations contributed sales of $471 in 1997; through the dates of divestiture, 1998 sales for these operations totaled $140.

NOTE 23. RESTRUCTURING OF OPERATIONS
--------------------------------------------------------------------------------
       Dana initiated various restructuring plans in 1997. The cost of these plans included a charge of $254 at former Echlin facilities. This charge related to facility realignments and rationalizations associated with closing or consolidating 14 locations, writing down to net realizable value the assets of six operations to be divested, writing off goodwill that had no future value and writing down certain joint venture investments in Europe and Asia. The estimated workforce reduction was 1,214 people. Other charges taken include a charge of $36 to initiate a rationalization plan at Dana's Perfect Circle Europe operations, resulting in a workforce reduction of 368 people; a charge of $39 relating to rationalizing Dana's Reading, Pennsylvania structural components plant, with an expected workforce reduction of 1,140 people; a charge of $20 to reduce deferred income tax benefits that were anticipated to be realized from operating losses in France; a charge of $14 relating to the closure of Dana's Vimercate, Italy plant, with an anticipated workforce reduction of 120 people; and $54 relating to downsizing or closing various facilities and exiting several unprofitable lines of business, with an estimated workforce reduction of 440 people. Of the $417 of charges outlined above, $59 was charged to cost of sales, $30 to income tax expense and $328 to restructuring.
       In the fourth quarter of 1998, Dana finalized its synergy plans for integrating the operations of Echlin into Dana's businesses and recorded restructuring and integration charges of $138. Of this amount $118 was charged to restructuring and $20, for writing down inventory, was charged to cost of sales. The announced restructuring and integration plans include the closing of eight facilities (seven in the AAG and one in the ESG) which will result in a reduction of approximately 2,450 people.
       The following summarizes the restructuring charges and activity recorded in 1997 and 1998:



                                               Charges                                   Activity                 ACCRUED AT
                                               -------                                   --------                DECEMBER 31,
                                         1997          1998          TOTAL         1997           1998               1998
------------------------------------------------------------------------------------------------------------------------------
Employee termination
    benefits                           $     96     $      65      $    161     $      (8)    $       (37)        $      116

Impairment of
    long-lived assets                        41            40            81           (11)            (70)

Impairment of net
    investment in
    operations to be sold                   102                         102           (40)            (62)

Write-down of goodwill
    and intangibles                          89                          89           (89)

Other                                                      13            13                            (2)                11
------------------------------------------------------------------------------------------------------------------------------
    Total charges                      $    328     $     118      $    446     $    (148)    $      (171)        $      127
------------------------------------------------------------------------------------------------------------------------------



       Employee separations related to the 1997 restructuring charges were 711 in 1997 and 2,292 in 1998.
       At December 31, 1998, $127 of restructuring charges remained in accrued liabilities. This balance was comprised of $116 for the reduction of approximately 2,740 employees to be completed in 1999 and $11 for lease termination and other exit costs. The estimated annual cash expenditures will be approximately $103 in 1999, $17 in 2000 and $7 thereafter. Dana's liquidity and cash flows will not be materially impacted by these actions. It is anticipated that Dana's operations over the long term will benefit from these realignment strategies.

NOTE 24. NONCASH INVESTING AND FINANCING ACTIVITIES
--------------------------------------------------------------------------------

       In leveraged leases, the issuance of nonrecourse debt financing, and subsequent repayments thereof, is transacted between the lessees and lending parties to the transactions. During 1996, 1997 and 1998, $452.9, $388.5 and $224.8 of nonrecourse debt was issued to finance leveraged leases and $80.9, $158.4 and $182.0 of nonrecourse debt obligations were repaid, respectively.
       In 1996 and in 1997, in addition to cash contributions, 1,000,000 shares of Dana common stock, with a market value of $31.1 in 1996 and $31.8 in 1997, were contributed to the Dana Corporation Pension Plans Trust.

                                DANA CORPORATION


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

in millions

--------------------------------------------------------------------------------

STRATEGIC INITIATIVES
       Dana followed 1997 with even more strategic activities in 1998, completing the three largest acquisitions in its history. These acquisitions added a seventh Strategic Business Unit and two new core products. Dana also divested four non-core businesses, continuing its focus on core products.

- January -- Dana acquired the heavy axle and brake business of Eaton Corporation and General Automotive Specialty Company, Inc., a manufacturer of motor vehicle switches and locks.

- February -- Dana completed the sale of its hydraulic brake hose facilities and acquired the remaining 40% interest in SIMESC-Parish, its Brazilian structural components manufacturing company.

- April -- Dana acquired 98% of the equity of Nakata S.A. Industria e Comercio and sold its Midland-Grau heavy duty brake operations.

-    June -- Dana completed the sale of its hydraulic cylinder business.

- July-- The merger with Echlin was completed. The merger was accounted for as a pooling of interests and the consolidated financial statements for all prior periods have been restated to show the combined results of operations, financial position and cash flows of Dana and Echlin.

- December-- Dana acquired the Glacier Vandervell Bearings Group and AE Clevite North American aftermarket engine hard parts business from Federal-Mogul Corporation. Also, Dana Credit Corporation (DCC) completed the sale of its Technology Leasing Group portfolio.

       In addition, Dana finalized and began to implement its synergy plans for integrating the Echlin operations into Dana's businesses, as discussed below under "Restructuring and Integration Expenses."

LIQUIDITY AND CAPITAL RESOURCES

       Net cash provided by operating activities in 1998 was $796, $133 below the record level in 1997. The decrease was attributable to increased working capital requirements, partially offset by higher net income and depreciation and amortization expenses.

       Net cash used in investing activities in 1998 was $734, $143 less than in 1997. The acquisitions previously described used cash of $829. Divestitures of non-core businesses provided cash of $1,039, $549 more than 1997.


NET CASH FLOWS
FROM OPERATING
ACTIVITIES

1996   1997   1998
$903   $929   $796

       Capital expenditures were a record $661 in 1998, reflecting Dana's growth strategy in its core businesses and ongoing commitment to product improvement through research and technology. Capital spending in 1999 is anticipated to be approximately 10% higher than in 1998. DCC's net purchases of leased assets (purchases less principal payments) were $54 in 1998, $7 lower than in 1997.

CAPITAL SPENDING

1996   1997   1998
$469   $579   $661

       Financing activities in 1998 used net cash of $254. Dana's net debt position (short- and long-term debt less cash and cash equivalents) on December 31 was $126 more than in 1997. Total consolidated debt decreased $67, while cash and cash equivalents declined $193. At the end of 1997, cash was held to fund the January acquisitions previously mentioned. The fourth quarter acquisition of Glacier Vandervell and AE Clevite increased short-term debt. Proceeds from DCC's sale of the Technology Leasing Group portfolio were used to pay down short-term debt.

   NET DEBT POSITION

  1996    1997   1998
$2,916  $3,060  $3,186

       Universal shelf registration statements filed in 1997 and 1998 allow Dana to issue debt and/or common stock up to an aggregate of $1,350. In March 1998, Dana issued $200 of 7.0% unsecured notes due March 15, 2028 and $150 of 6.5% unsecured notes due March 15, 2008. The proceeds were used to pay down existing short- and medium-term debt. Dana expects to issue additional unsecured senior debt in the first quarter of 1999. The proceeds will be used to refinance the bridge financing, which was arranged for the Glacier Vandervell and AE Clevite acquisitions, as well as pay down short-term debt.
       Cash dividends of $198 were paid in 1998. Dividends have been paid for 244 consecutive quarters, with an annualized 1998 year-end dividend rate of $1.16 per share, a 7% increase over the 1997 year-end rate.
       Committed and uncommitted bank lines enable Dana to issue commercial paper and make direct bank borrowings. Excluding DCC, Dana had committed and uncommitted borrowing lines of credit totaling approximately $1,752 at year end 1998, while DCC's lines were $688. Dana expects that its strong cash flows from operations, together with its worldwide credit facilities, will provide adequate liquidity to meet its debt service obligations, projected capital expenditures, working capital requirements and potential acquisition obligations.

                                DANA CORPORATION
                                      LOGO

--------------------------------------------------------------------------------
       Liabilities that may result from the legal proceedings (including those involving product liability claims and alleged violations of environmental laws) to which Dana and its subsidiaries were parties as of December 31, 1998 were reviewed and management does not believe that these liabilities or the related cash flows are reasonably likely to have a material adverse effect on Dana's liquidity, financial condition or results of operations. Contingent environmental and product liabilities were estimated based on the most probable method of remediation or outcome, current laws and regulations and existing technology. Estimates were made on an undiscounted basis and exclude the effects of inflation. When there was a range of equally probable remediation methods or outcomes, Dana accrued at the lower end of the range. At December 31, 1998:

- $38 was accrued for contingent product liability costs and $57 for contingent environmental liability costs, compared to $50 and $61 in 1997, respectively

- $17 was recorded (as assets) for probable recoveries from insurance or third parties for product liability claims and $1 for environmental liability claims, compared to $29 and $10 in 1997. Lower expenses incurred in 1998, net of payments received, resulted in the reduction for product liability claims. Payments from insurance and other third parties in 1998 caused the decrease in the environmental liability claims

- The difference between the minimum and maximum estimates for contingent liabilities was $15 for product liability claims and $2 for environmental liability claims, which was unchanged from 1997 and is not considered material

RESTRUCTURING AND INTEGRATION EXPENSES
       In the fourth quarter of 1998, Dana finalized its synergy plans for integrating the Echlin operations into Dana's businesses and announced restructuring and integration plans that include the closing of eight facilities (seven in the Automotive Aftermarket Group and one in the Engine Systems Group). These plans will result in a reduction of approximately 2,450 people. Dana recorded restructuring and integration charges of $138. Of this amount $118 was charged to restructuring and $20, for writing down inventory, was charged to cost of sales.
       In 1997, Dana initiated various restructuring plans resulting in the following charges:

- $254 at former Echlin facilities related to facility realignments and rationalizations resulting in a workforce reduction of 1,214 people, writing down to net realizable value the assets of businesses to be divested, writing off goodwill that had no future value and writing down certain joint venture investments in Europe and Asia

- $36 related to the initiation of a rationalization plan at the Perfect Circle Europe operations, resulting in a workforce reduction of 368 people

- $39 related to the rationalization of the Reading, Pennsylvania structural components plant, with an expected workforce reduction of 1,140 people

- $20 to reduce deferred income tax benefits that were anticipated to be realized from operating losses in France

- $14 relating to the closure of the Vimercate, Italy plant, with an anticipated workforce reduction of 120 people

- $54 relating to the downsizing or closing of various facilities and exiting several unprofitable lines of business, with an estimated workforce reduction of 440 people

       These charges totaled $417, of which $328 was charged to restructuring, $59 to cost of sales and $30 to income tax expense.
       It is anticipated that an additional $51 will be charged to restructuring and integration expense in 1999, including $10 for severance costs for approximately 550 people due to additional facility closures and rationalization programs that had not been announced at the end of 1998 and $41 for training, relocation and other costs relating to the consolidation of operations.
       Estimated pre-tax savings from the restructuring and integration charges recorded in 1997 and 1998 and planned for 1999 will be $216 in 1999 and $378 in 2000.
       The following summarizes the restructuring charges and activity recorded in 1997 and 1998:

                                               Charges                                   Activity                 ACCRUED AT
                                               -------                                   --------                DECEMBER 31,
                                            1997         1998          TOTAL         1997            1998               1998
----------------------------------------------------------------------------------------------------------------------------
Employee termination
    benefits                           $     96     $      65      $    161     $      (8)    $       (37)        $      116

Impairment of
    long-lived assets                        41            40            81           (11)            (70)

Impairment of net
    investment in
    operations to be sold                   102                         102           (40)            (62)

Write-down of goodwill
    and intangibles                          89                          89           (89)

Other                                                      13            13                            (2)                11
----------------------------------------------------------------------------------------------------------------------------
    Total charges                      $    328     $     118      $    446     $    (148)    $      (171)        $      127
----------------------------------------------------------------------------------------------------------------------------

       Employee separations related to the 1997 restructuring charges were 711 in 1997 and 2,292 in 1998.
       At December 31, 1998, $127 of restructuring charges remained in accrued liabilities. This balance was comprised of $116 for the reduction of approximately 2,740 employees to be

                                DANA CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

in millions

--------------------------------------------------------------------------------

completed in 1999 and $11 for lease terminations and other exit costs. The estimated cash expenditures will be approximately $103 in 1999, $17 in 2000 and $7 thereafter. Dana's liquidity and cash flows will not be materially impacted by these actions. It is anticipated that Dana's operations over the long term will benefit from these realignment strategies.

IMPACT OF YEAR 2000
       Dana has a Year 2000 readiness program for assessing its products and its critical information technology (IT) and non-IT systems, including those systems which interface with major customers, suppliers and other third parties. The program is under the leadership of Dana's Global Year 2000 Readiness Team, which includes Year 2000 Project Managers for each Strategic Business Unit and geographic region. PricewaterhouseCoopers LLP has been engaged to assist the Team with methodology, training and data collection tools. In large part, Dana is using assessment tools developed by the Automotive Industry Action Group, an industry trade association.
       The Glacier Vandervell and AE Clevite operations that were acquired in December 1998 are still being reviewed, but Dana expects to incorporate them into the Year 2000 program schedule without difficulty.
       Otherwise, Dana has completed its global product review and not found any significant readiness problems with respect to its products.
       Dana has also completed the inventory and assessment of its internal IT and non-IT systems (business, operating and factory floor systems) and is engaged in remediation of those systems where appropriate, including repair, replacement, upgrading and retirement of systems and components. Priorities have been established based on Dana's business risk assessment. Dana expects to complete the remediation activities during the first quarter of 1999. Post-remediation testing is scheduled for the second quarter of 1999. Contingency plans, if needed, will be developed before the end of 1999.
       Dana is in the process of assessing the Year 2000 readiness of its critical production and non-production suppliers by means of surveys, visits and audits. A similar assessment program is in progress for major customers. These assessments will be completed as quickly as possible during the first half of 1999 and contingency plans will be prepared, as needed, during the second half of the year.
       The most reasonably likely worst case scenario that Dana currently anticipates with respect to Year 2000 is the failure of some of its suppliers, including utilities, to be ready. This could cause a temporary interruption of materials or services that Dana needs to make its products, which could result in delayed shipments to customers and lost sales and profits for Dana. As the critical supplier assessments are completed, Dana will develop contingency plans to address those risks and uncertainties which are identified. These plans may include resourcing materials and/or building inventory banks. Dana will complete its contingency planning before the end of 1999.
       Dana has spent approximately $42 on Year 2000 activities to date, of which $29 has been charged to expense and $13 has been capitalized. Based on the work performed to date and on current information and plans, Dana anticipates that it will incur additional future costs of $71 in addressing Year 2000 issues, of which $48 will be charged to expense and $23 will be capitalized.
       The outcome of Dana's Year 2000 program is subject to a number of risks and uncertainties, some of which are beyond its control (such as the Year 2000 readiness of third parties, including suppliers, utilities and domestic and foreign governmental agencies). Therefore, there can be no assurances that Dana will not incur material remediation costs beyond the above anticipated future costs, or that its business, financial condition or results of operations will not be significantly impacted if Year 2000 problems with its systems, or with the products or systems of other parties with whom it does business, are not resolved in a timely manner.

IMPACT OF EURO CONVERSION
       Dana has a Euro currency program for its European facilities, under the leadership of the Euro Steering Committee, and has established guidelines and timetables for compliance with the requirements of the Euro conversion. The Committee is monitoring progress at all locations. While various operations are at different stages of readiness, Dana believes that all of its facilities are capable of complying with the Euro conversion timetable and with customer requirements for quoting and billing in Euro currency. Preliminary indications are that the cost to convert to the Euro will not be material.

RESULTS OF OPERATIONS (1998 VS. 1997)
       Worldwide sales in 1998 were a record $12,464 (5% above 1997). Excluding the effect of acquisitions and divestitures, sales increased $428 (up 4%). Worldwide sales to original equipment (OE) customers were up 9%, based on strong light, medium and heavy truck production build levels during the year. Distribution sales declined 3% but increased 1% excluding acquisitions and divestitures. Export sales from the U.S. decreased 1% in 1998. The impact of changes in foreign currency exchange rates decreased 1998 sales by approximately $139.

- U.S. sales increased $371 (4% above 1997) or $276 (up 4%) excluding acquisitions/divestitures

     - Light truck OE component sales were up 2% (3% excluding acquisitions/divestitures)

     - Passenger car OE sales were up 2% (1% excluding acquisitions/divestitures)

     - Medium and heavy truck OE sales were up 26% (15% excluding acquisitions/divestitures)

     - Automotive distribution sales were down 2% (up 1% excluding acquisitions/divestitures)

     - Off-highway/industrial distribution sales were down 5% (2% excluding acquisitions/divestitures)

     - Truck parts distribution sales increased 5% (7% excluding acquisitions/divestitures)

- Non-U.S. sales increased $181 (5% above 1997) or $152 (up 5%) excluding acquisitions/divestitures

     - Light truck OE component sales were up 19% (16% excluding acquisitions/divestitures)

     - Passenger car OE sales were up 8% with little impact from acquisitions/divestitures

     - Medium and heavy truck OE sales increased 33% (5% excluding acquisitions/divestitures)

     - Automotive distribution sales declined 5% (up 6% excluding acquisitions/divestitures)

     - Off-highway/industrial distribution sales decreased 5% (8% excluding acquisitions/divestitures)

     - Truck parts distribution sales were down 3% (9% excluding acquisitions/divestitures)

       Sales by segment are shown in the following table. Sales are shown for Dana's seven Strategic Business Units (SBUs): Automotive Systems Group (ASG), Automotive Aftermarket Group (AAG), Engine Systems Group (ESG), Off-Highway Systems Group (OHSG), Industrial Group (IG), Heavy Truck Group (HTG) and DCC. The "Other" category represents closed and sold facilities or locations where the operating responsibility has not been assigned to a specific SBU.

                                                                             % Change
                                                                            Excluding
                                                                           Acquisitions/
         1997                  1998                   % Change             Divestitures
------------------------------------------------------------------------------------------

ASG     $3,967                $4,268                     8                      6

AAG      2,635                 2,762                     5                      3

ESG      1,960                 2,013                     3                      1

OHSG       889                   898                     1                     (4)

IG         736                   712                    (3)

HTG        802                 1,629                   103                     18

Other      922                   182                   (80)                    (1)


- ASG serves the world's passenger car and light-truck markets with axles, driveshafts, structural components, modules and full rolling chassis systems. Its 8% increase in sales over 1997 was due to a continuing strong demand in North America for light trucks and sport utility vehicles. Worldwide light axle sales increased 9% over 1997. North American sales, which are 77% of this segment's sales, increased 6% over 1997 with no acquisition/divestiture impact.

- AAG is primarily responsible for the distribution side of the automotive business. Its sales were 5% higher than 1997. North American aftermarket sales, which are 82% of this segment's sales, were up 6% over 1997 (4% excluding acquisitions/divestitures).

- ESG sells engine parts, fluid systems and sealing products. Excluding acquisitions/divestitures, its sales were slightly higher than 1997 but sales of fluid system products increased 5% on the strength of the North American market.

- OHSG sells off-highway axles, powershift transmissions, transaxles, torque converters and electronic controls. Its sales were slightly above 1997 levels (4% below last year on a comparable basis due to softness in the North American market).

- IG sells components and systems for industrial machinery, motor vehicles, business machines and other equipment. Its sales fell 3% from 1997. Excluding acquisitions/divestitures, North American sales increased, but this was more than offset by weakened sales in Asia Pacific.

- HTG sells heavy axles and brakes, drivetrain components, power take-offs, trailer products and heavy systems modular assemblies. Its sales showed a strong 103% increase over 1997 (18% excluding acquisitions/divestitures). The acquisition of Eaton's heavy axle and brake business accounted for the large increase in sales. Excluding this acquisition, North American sales increased 20% over 1997 on the strength of the heavy truck market.

          Sales by region are shown in the following table.

                                                                                           % Change
                                                                                            Excluding
                                                                                          Acquisitions/
                             1997                 1998                 % Change           Divestitures
------------------------------------------------------------------------------------------------------

North America               $9,083               $9,630                    6                     5

South America                  734                  779                    6                    (7)

Europe                       1,832                1,844                    1                     4

Asia Pacific                   244                  184                  (25)                  (11)

Other                           18                   27                   50                    50


- North American sales were up $547 (6% over 1997). Acquisitions, net of divestitures, accounted for $123 of the increase. Continued demand for light trucks and sport utility vehicles, as well as strength in the medium and heavy truck markets, helped fuel the increase.

- Sales in Europe increased $12 (1% over 1997). The sale of the Midland-Grau operations in 1998 and the distribution business in 1997 had a negative impact on reported sales compared to 1997.

- Economic turmoil in South America and Asia Pacific throughout 1998 negatively impacted sales in these regions.

                                DANA CORPORATION


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

in millions

--------------------------------------------------------------------------------




       Revenue from lease financing and other income decreased $116. Other income recorded in 1997 included gains of $261 from the sale of:

-    The European warehouse distribution operations ($76)
-    The vehicular clutch operations ($119)
-    The Preferred Plastic Sheet Division ($21)
-    The flat rubber products business ($14)
-    The 49% share of Korea Spicer Corporation ($18)
-    An investment in a leveraged lease by DCC ($13)

In 1998, Dana won a judgment on a patent infringement case recording income of $27 and DCC recorded a gain of $126 on the sale of its technology asset leasing group and recorded charges of $34 related to discontinued businesses in commuter aircraft and vehicle leasing.
       Gross margin was 16.2% in 1998, compared to 15.5% in 1997. Gross margin in 1998 was adversely affected by a charge of $20 to cost of sales to write down inventory. In 1997, $59 was charged to cost of sales to write down inventory of discontinued and rationalized product lines. Excluding the non-recurring charges in both years, gross margin would have been 16.3% in 1998 and 16.0% in 1997.
       Selling, general and administrative expenses (SG&A) decreased $30 in 1998. The net impact of acquisitions and divestitures accounted for $8 of the decrease. Restructuring efforts started in 1997 and ongoing cost control initiatives had a positive impact. SG&A at DCC were higher than in 1997 due to the effect of higher start-up and development costs associated with new leasing programs and the expansion of its lease portfolio. SG&A as a percentage of sales improved from 9.7% in 1997 to 9.0% in 1998.
       Operating income, which excludes restructuring and integration charges and merger expenses, was $200 higher than 1997. Operating margin was 7.2% in 1998, compared to 5.8% in 1997. Excluding the previously discussed charges to cost of sales recorded in 1998 and 1997 and the impact of acquisitions, net of divestitures, Dana's operating margin would have been 7.2% in 1998 and 6.4% in 1997.
       Interest expense increased $28 over 1997 primarily due to higher average debt levels associated with acquisitions.
       The effective tax rate was 39% in 1998 compared to 49% for 1997. The rate was higher in 1997 due to providing valuation reserves for tax benefits previously recorded in France and for tax benefits associated with the expenses recorded for the rationalization plan at the Perfect Circle Europe operations and due to certain portions of the restructuring charge not being deductible for tax purposes.
       Minority interest in net income of consolidated subsidiaries decreased $15, primarily due to the lower earnings of Albarus S.A. (a Brazilian subsidiary) and its majority-owned subsidiaries and Automotive Motion Technology Limited (a European subsidiary).
       Equity in earnings of affiliates was higher in 1998 by $5, primarily due to losses no longer being recorded for Korea Spicer Corporation, which was sold in November 1997, and to higher earnings of Dana's Venezuelan affiliate and DCC's leasing affiliates.
       Earnings in 1998 were $534 (67% above 1997). Profits for 1998 were adversely affected by $57 in non-recurring charges net of gains recorded on divestitures and the patent infringement case. Segments affected by these charges were AAG $45, ESG $6, OHSG $1, IG $11 and Other $50. DCC had a net gain of $56. Profits for 1997 were adversely affected by non-recurring charges of $149 net of gains recorded on divestitures. Segments affected by these charges were ASG $29, AAG $115, ESG $42, OHSG $12 and HTG $7. IG and Other had net gains of $6 and $50, respectively.

MARKET TRENDS
       Dana's component sales to producers of light truck and sport utility vehicles (SUVs) continued strong in 1998, especially in the North American market. The current outlook for 1999 is a small increase in North American light truck production, mostly in SUVs and standard pickups. Sales to the passenger car OE and medium and heavy truck markets are expected to continue at 1998 levels with heavy truck production forecast to slow somewhat in the second half of 1999.

FORWARD LOOKING INFORMATION
       Forward-looking statements in this report are indicated by words such as "anticipates," "expects," "believes," "intends," "plans" and similar expressions. These statements represent management's current expectations based on information and assumptions. Forward-looking statements are inherently subject to risks and uncertainties. Actual results could differ materially from those which are anticipated or projected due to a number of factors. These factors include changes in business relationships with Dana's major customers, work stoppages at major customers, competitive pressures on sales and pricing, increases in production or material costs that cannot be recouped in product pricing, the ability of Dana and/or third parties with whom it does business to resolve Year 2000 problems in a timely manner and international economic conditions, particularly in South America and Asia Pacific.

                                   DANA LOGO

--------------------------------------------------------------------------------

RESULTS OF OPERATIONS (1997 VS. 1996)
       Worldwide sales in 1997 of $11,911 were $932 or 8% over 1996. Excluding the effect of acquisitions and divestitures, sales were $384 or 4% ahead of 1996. Fueled by Dana's first-quarter acquisition of Clark-Hurth Components (CH), sales to global manufacturers of off-highway vehicles were up 51%. Worldwide sales to passenger car makers were up 13% over the comparable prior period. Excluding the effect of acquisitions, worldwide OE sales to global manufacturers of off-highway vehicles increased 2% and worldwide sales to passenger car makers declined 5% from 1996. Exports from the U.S. increased 4% over 1996.

- U.S. sales increased $593 (8% above 1996) or $306 (up 4%) excluding acquisitions/divestitures

       - Light truck OE component sales were up 7% (6% excluding acquisitions/divestitures) due to the ongoing demand for light trucks and sport utility vehicles
       - Passenger car OE sales were up 9% due primarily to the acquisition of the worldwide piston ring and cylinder liner operations of SPX Corporation (SPD) in early 1997
       - Medium and heavy truck OE sales increased 8% (10% excluding acquisitions/divestitures) as truck production levels rebounded from 1996
       -     Distribution sales increased 3% over 1996

- Non-U.S. sales increased $339 (11% above 1996) or $78 (up 3%) excluding acquisitions/divestitures

       - Light truck OE component sales were up 28% (24% excluding acquisitions/divestitures) with strong sales in Europe and South America
       - Passenger car OE sales were up 17% (down 13% excluding acquisitions/divestitures)
       - Medium and heavy truck OE sales increased 8% (3% excluding acquisitions/divestitures)
       - Distribution sales declined 4% primarily due to the sale of the European warehouse distribution business

-    Worldwide distribution sales increased 1% over 1996
       - Automotive distribution sales declined 2% due to the European warehouse distribution business
       -     Off-highway/industrial distribution sales increased 8%
       -     Truck parts distribution sales were up 5%

       Sales by segment are shown in the following table.


                                                                                       % Change
                                                                                      Excluding
                                                                                     Acquisitions/
                    1996                  1997                 % Change               Divestitures
--------------------------------------------------------------------------------------------------
ASG               $3,706                $3,967                     7                      6

AAG                2,539                 2,635                     4

ESG                1,445                 1,960                    36                      4

OHSG                 569                   889                    56

IG                   722                   736                     2                      2

HTG                  727                   802                    10                     11

Other              1,271                   922                   (27)                    (1)


- ASG posted a 7% increase in sales over 1996 reflecting continued strong demand for light trucks and sport utility vehicles. Worldwide light axle sales increased 5% over 1996. Excluding the net effect of acquisitions and divestitures, driveshaft and structural component sales increased 7% and 14%, respectively. North American sales, which account for 78% of this segment's sales, increased 6% over 1996 with no acquisition/divestiture impact.

- AAG's sales were 4% higher than 1996. North American aftermarket sales from this segment (84% of this segment's sales) were up 4% over 1996 or comparable with 1996 excluding acquisitions, net of divestitures.

- ESG reported sales 36% higher than 1996 primarily due to the acquisitions of SPD and Long Manufacturing Ltd. Excluding acquisitions/divestitures, fluid system sales increased 10% over 1996 on the strength of the North American and European markets.

- OHSG's sales were significantly above 1996 levels due to the acquisition of CH. On a comparable basis, sales were even with 1996 due to softness in North America and Europe.

- Sales from the IG segment increased 2% over 1996. North American sales, which are 82% of this segment's sales, increased 5%. This increase was partially offset by a decline in sales in Europe and Asia Pacific.

- HTG posted a strong 10% increase over 1996 (11% increase excluding acquisitions and divestitures) as heavy truck build levels rebounded from 1996 levels.

       The North American, European and South American regions all reported increased sales over 1996. Asia Pacific, despite financial turmoil in the fourth quarter, had comparable sales with 1996.

                                DANA CORPORATION


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

in millions

--------------------------------------------------------------------------------

       Sales by region are shown in the following table.

                                                                                                  % Change
                                                                                                 Excluding
                                                                                                Acquisitions/
                                 1996                 1997               % Change               Divestitures
------------------------------------------------------------------------------------------------------------

North America                  $8,341               $9,083                    9                     4

South America                     622                  734                   18                     2

Europe                          1,744                1,832                    5                     2

Asia Pacific                      246                  244                                          1

Other                              26                   18                  (31)                  (31)


- North American sales were up $742 (9% over 1996). Acquisitions, net of divestitures, accounted for $394 of the increase. Continued demand for light trucks and sport utility vehicles helped fuel the increase.

- European and South American sales continued to grow in 1997 as the Company concentrated on growth of its core businesses outside the U.S., particularly through acquisitions. Excluding the effect of acquisitions and divestitures, European sales were slightly higher than 1996 while South America sales were up 2%.

       Revenue from lease financing and other income increased $288 over 1996. Contributing to the increase were gains of $261 from the sale of:

-    The European warehouse distribution operations ($76)
-    The vehicular clutch business ($119)
-    The Preferred Plastic Sheet Division ($21)
-    The flat rubber products business ($14)
-    The 49% share of Korea Spicer Corporation ($18)
-    An investment in a leveraged lease by DCC ($13)

Lease financing revenue at DCC increased 14% over 1996 as a result of continuing asset growth.
       Gross margin was 15.5% in 1997 compared to 16.6% in 1996. Gross margin in 1997 was adversely affected by charges to cost of sales of $59 to write down inventory of discontinued and rationalized product lines. Excluding these charges, 1997 gross margin would have been 16.0%.
       SG&A increased $40 in 1997. The net impact of acquisitions and divestitures accounted for $22 of the increase. SG&A at DCC were $22 higher than in 1996 due to increased asset levels and start-up costs associated with new product development and market expansion. SG&A as a percentage of sales improved from 10.1% in 1996 to 9.7% in 1997.
       Operating income, which excludes restructuring and integration charges, was $692 in 1997, $17 lower than 1996. Operating margin was 5.8% in 1997 versus 6.5% in 1996. The previously mentioned charge of $59 to cost of sales had a .5% negative impact on operating margin in 1997. Acquisitions, net of divestitures, provided a slight benefit to operating margin in 1997.
       Interest expense increased $48 over 1996 primarily due to higher average debt levels associated with acquisitions.
       The effective tax rate was 49% compared to 34% for 1996. The rate was higher in 1997 due to providing valuation reserves for tax benefits previously recorded in France and for tax benefits associated with the expenses recorded for the rationalization plan at the Perfect Circle Europe operations and due to certain portions of the restructuring charge not being deductible for tax purposes.
       Minority interest in net income of consolidated subsidiaries decreased $10, primarily due to the lower earnings of Albarus S.A. (a Brazilian subsidiary) and its majority-owned subsidiaries.
       Equity in earnings of affiliates was higher in 1997 by $19, primarily due to higher earnings of the Company's affiliates in Mexico. Spicer S.A. de C.V. contributed $14 to the increase while an affiliate of the newly acquired SPD contributed $5.
       Earnings in 1997 were $320 (29% less than 1996). Profits for 1997 were adversely affected by $149 in charges related to restructuring and rationalization programs net of gains recorded on divestitures.

                                DANA CORPORATION

ADDITIONAL INFORMATION

in millions except per share amounts

--------------------------------------------------------------------------------
SHAREHOLDERS' INVESTMENT
--------------------------------------------------------------------------------
       The following table shows the range of market prices of Dana Corporation common stock on the New York Stock Exchange and the cash dividends declared and paid for each quarter during 1997 and 1998. At December 31, 1998, the closing price of Dana common stock was $40.88.

                                                                                                             CASH DIVIDENDS
                                                            STOCK PRICE                                    DECLARED AND PAID
----------------------------------------------------------------------------------------------------------------------------------

                                            1997                                   1998                     1997       1998

Quarter Ended                   HI           LO         CLOSE          HI           LO         CLOSE
----------------------------------------------------------------------------------------------------------------------------------

March 31                  $   34.63    $   30.63    $   32.88    $   59.00    $   48.00    $   58.06    $   .25    $   .27

June 30                       39.50        30.63        38.00        61.50        51.06        53.50        .25        .29

September 30                  49.50        36.88        49.38        54.94        35.13        37.31        .27        .29

December 31                   54.38        43.00        47.50        44.88        31.31        40.88        .27        .29



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


                                                                                             NET INCOME   NET INCOME (LOSS)
                                                                                              PER SHARE       PER SHARE
-----------------------------------------------------------------------------------------------------------------------------
                               NET SALES           GROSS PROFIT     NET INCOME (LOSS)     BASIC   DILUTED   BASIC   DILUTED

QUARTER ENDED             REPORTED   RESTATED   REPORTED   RESTATED  REPORTED  RESTATED        REPORTED       RESTATED
-----------------------------------------------------------------------------------------------------------------------------
For the year ended

       December 31, 1997

           March 31         $2,115    $2,996    $  294    $  480    $  92.6  $  121.9   $   .90   $ .89   $ .76    $ .75

           June 30           2,141     3,090       316       501       93.8     127.1       .90     .89     .78      .77

           September 30      1,961     2,865       245       418       98.3     (45.4)      .93     .92    (.29)    (.28)

           December 31       2,074     2,960       255       445       84.4     116.5       .81     .79     .72      .70
-----------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED

       DECEMBER 31, 1998

           MARCH 31         $2,350    $3,233    $  365    $  535    $ 107.6  $  140.6   $  1.02   $1.00   $ .86    $ .84

           JUNE 30           2,340     3,237       370       555      116.0     160.2      1.10    1.08     .97      .96

           SEPTEMBER 30      2,962                 483                 98.3                 .59     .59

           DECEMBER 31       3,032                 442                135.0                 .82     .81


       The information for 1997 and the first two quarters of 1998 has been restated to reflect the Echlin merger, which has been accounted for as a pooling of interests.
       During the first quarter of 1997, Dana recorded a gain of $45 (28 cents per share) relating to the sale of its European warehouse operations. In addition, the Company initiated a rationalization plan at its Perfect Circle Europe operations resulting in a charge of $36 (22 cents per share).
       During the second quarter of 1997, the Company closed its Berwick, Pa., facility and sold certain of the operating assets and recorded a charge of $5 (3 cents per share).
       In the third quarter of 1997, Dana recorded a gain of $70 (43 cents per share) on the sale of its worldwide vehicular clutch operations and $13 (8 cents per share) on the sale of a plastics division. The Company also recorded charges of $234 ($1.43 per share), including $182 relating to the rationalization efforts initiated at former Echlin operations, $22 relating to the restructuring of its Reading, Pa., facility, $20 in deferred tax benefit valuation allowances for benefits not expected to be utilized in France, $5 to restructure the light axle operations in England and $4 relating to the closure of two division offices and the consolidation of filtration operations.
       During the fourth quarter of 1997, the Company recorded a gain of $18 (11 cents per share) on the sale of its 49% share of Korea Spicer Corporation and $8 (5 cents per share) relating to the sale of its flat rubber products operations. Charges of $28 (17 cents per share) were recorded relating to the closure of its Vimercate, Italy plant, closure of a hydraulic pump facility in Greenville, SC and exiting several unprofitable lines of business.
       Expenses of $38 were incurred in the third quarter of 1998 to effect the Echlin merger. In the fourth quarter, DCC sold its Technology Leasing Group portfolio, realizing a gain of $76 (46 cents per share); DCC also incurred a charge of $20 (12 cents per share) related to exiting certain businesses. In addition, Dana recorded $73 (44 cents per share) of restructuring charges and $12 (7 cents per share) of inventory write-offs as part of its plan to integrate the former Echlin operations.

ELEVEN YEAR HISTORY+

in millions except per share amounts

------------------------------------------------------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS

For the Years                 1988     1989     1990     1991     1992      1993     1994     1995     1996     1997     1998
------------------------------------------------------------------------------------------------------------------------------
Net Sales                   $6,230   $6,320   $6,553   $6,084   $6,655    $7,404   $8,843  $10,472  $10,979  $11,911  $12,464
Net Income (Loss)              224      176      123       55     (318)      174      352      443      451      320      534
Net Income (Loss) per
      Common Share
        Basic                 1.69     1.32      .92      .41    (2.27)     1.18     2.29     2.81     2.83     1.97     3.24
        Diluted               1.65     1.30      .91      .41    (2.26)     1.17     2.28     2.80     2.81     1.94     3.20
Cash Dividends per
      Common Share             .77      .80      .80      .80      .80       .80      .83      .90      .98     1.04     1.14
Total Assets                 5,873    6,259    5,705    5,371    5,584     5,895    6,701    7,814    8,522    9,511   10,138
Long-Term Debt               1,347    1,542    1,505    1,684    1,608     1,341    1,381    1,325    1,887    1,790    1,718



+ The information for years prior to 1998 has been restated to reflect the Echlin merger, which has been accounted for as a pooling of interests. Echlin amounts included for years prior to 1995 are for fiscal years ended August 31.