Form 10-K, Exhibit 13
period 1999-12-31
DANA CORP
filed 2000-03-14
CIK 26780

Statement of Income

in millions except per share amounts

	Year Ended December 31

	1997	1998	1999

Net sales	$11,911	$12,464	$13,159

Revenue from lease financing	172	173	111

Other income, net	319	202	83

	12,402	12,839	13,353

Costs and expenses

Cost of sales	10,067	10,449	10,964

Selling, general and administrative expenses	1,152	1,122	1,192

Restructuring and integration charges	328	118	181

Merger expenses		50

Interest expense	251	280	279

	11,798	12,019	12,616

Income before income taxes	604	820	737

Estimated taxes on income	294	315	251

Income before minority interest and equity in earnings of affiliates	310	505	486

Minority interest	(22)	(8)	(13)

Equity in earnings of affiliates	32	37	40

Net income	$320	$534	$513

Net income per common share

Basic income per share	$1.97	$3.24	$3.10

Diluted income per share	$1.94	$3.20	$3.08

Cash dividends declared and paid per common share	$1.04	$1.14	$1.24

Average shares outstanding — Basic	163	165	165

Average shares outstanding — Diluted	165	167	166

      The accompanying notes are an integral part of the financial statements.

[DANA LOGO]

Balance Sheet

in millions except par value

	December 31

	1998	1999

Assets

Current assets

Cash and cash equivalents	$230	$111

Accounts receivable

Trade, less allowance for doubtful accounts of $41 - 1998 and $44 - 1999	1,617	1,935

Other	248	411

Inventories	1,679	1,784

Other current assets	563	560

Total current assets	4,337	4,801

Investments and other assets	1,645	1,858

Investment in leases	852	1,014

Property, plant and equipment, net	3,304	3,450

Total assets	$10,138	$11,123

Liabilities and Shareholders’ Equity

Current liabilities

Notes payable, including current portion of long-term debt	$1,698	$1,418

Accounts payable	996	1,129

Accrued payroll and employee benefits	355	462

Other accrued liabilities	783	755

Taxes on income	155	124

Total current liabilities	3,987	3,888

Deferred employee benefits and other noncurrent liabilities	1,337	1,398

Long-term debt	1,718	2,732

Minority interest in consolidated subsidiaries	156	148

Total liabilities	7,198	8,166

Shareholders’ equity

Common stock, $1 par value, shares authorized, 350; shares issued, 166 - 1998 and 163 - 1999	166	163

Additional paid-in capital	591	520

Retained earnings	2,455	2,762

Accumulated other comprehensive loss	(272)	(488)

Total shareholders’ equity	2,940	2,957

Total liabilities and shareholders’ equity	$10,138	$11,123

      The accompanying notes are an integral part of the financial statements.

Statement of Cash Flows

in millions

	Year Ended December 31

	1997	1998	1999

Net cash flows from operating activities	$929	$795	$608

Cash flows from investing activities:

Purchases of property, plant and equipment	(579)	(661)	(807)

Purchases of assets to be leased	(452)	(546)	(480)

Acquisitions	(601)	(829)	(18)

Divestitures	491	1,039	36

Changes in investments and other assets	(79)	(96)	(115)

Loans made to customers and partnerships	(115)	(232)	(299)

Payments received on leases	250	265	200

Proceeds from sales of certain assets	33	9	45

Proceeds from sales of leased assets	26	91	135

Payments received on loans	155	228	206

Other	(6)	(2)	(4)

Net cash flows — investing activities	(877)	(734)	(1,101)

Cash flows from financing activities:

Net change in short-term debt	(247)	54	(341)

Issuance of long-term debt	939	473	1,396

Payments on long-term debt	(461)	(624)	(376)

Dividends paid	(165)	(198)	(206)

Other	33	41	(99)

Net cash flows — financing activities	99	(254)	374

Net increase (decrease) in cash and cash equivalents	151	(193)	(119)

Cash and cash equivalents — beginning of year	272	423	230

Cash and cash equivalents — end of year	$423	$230	$111

Reconciliation of net income to net cash flows from operating activities:

Net income	$320	$534	$513

Depreciation and amortization	450	488	519

Unremitted earnings of affiliates	(19)	(33)	(37)

Deferred income taxes	3	64	66

Minority interest	15	12	6

Change in accounts receivable	(65)	(162)	(528)

Change in inventories	75	(72)	(183)

Change in other operating assets	9	17	1

Change in operating liabilities	275	13	296

Additions to lease and loan loss reserves	12	20	8

Gains on divestitures	(163)	(80)	(5)

Other	17	(6)	(48)

Net cash flows from operating activities	$929	$795	$608

      The accompanying notes are an integral part of the financial statements.

[DANA LOGO]

Statement of Shareholders’ Equity

in millions

				Accumulated Other
				Comprehensive Income (Loss)

		Additional		Foreign	Minimum	Net Unrealized
	Common	Paid-In	Retained	Currency	Pension	Investment	Shareholders'
	Stock	Capital	Earnings	Translation	Liability	Gain (Loss)	Equity

Balance, December 31, 1996	$161	$460	$1,950	$(139)	$—	$3	$2,435

Comprehensive income:

Net income for 1997			320

Foreign currency translation				(71)

Minimum pension liability					(2)

Net unrealized investment gains						4

Total comprehensive income							251

Cash dividends declared			(165)				(165)

Issuance of shares for defined benefit pension plans	1	31					32

Cost of shares reacquired	(1)	(13)					(14)

Issuance of shares for employee stock plans	2	44					46

Issuance of shares in connection with acquisitions	1	18					19

Balance, December 31, 1997	164	540	2,105	(210)	(2)	7	2,604

Comprehensive income:

Net income for 1998			534

Foreign currency translation				(54)

Minimum pension liability					(9)

Net unrealized investment gains						(4)

Total comprehensive income							467

Cash dividends declared			(184)				(184)

Cost of shares reacquired		(14)					(14)

Issuance of shares for director and employee stock plans	2	65					67

Balance, December 31, 1998	166	591	2,455	(264)	(11)	3	2,940

Comprehensive income:

Net income for 1999			513

Foreign currency translation				(214)

Minimum pension liability					(2)

Total comprehensive income							297

Cash dividends declared			(206)				(206)

Cost of shares reacquired	(3)	(105)					(108)

Issuance of shares for director and employee stock plans		34					34

Balance, December 31, 1999	$163	$520	$2,762	$(478)	$(13)	$3	$2,957

      The accompanying notes are an integral part of the financial statements.

Notes to Financial Statements

in millions except share and per share amounts

Note 1. Summary of Significant Accounting Policies

      Dana is a global leader in the engineering, manufacturing and distribution of components and systems for worldwide vehicular and industrial manufacturers and the related aftermarkets and a leading provider of lease financing services in certain markets through its wholly-owned subsidiary, Dana Credit Corporation (DCC).

      The preparation of these financial statements requires estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Some of the more significant estimates include depreciation and amortization of long-lived assets; deferred tax assets and inventory valuations; sales returns, restructuring, environmental and warranty accruals; postemployment and postretirement benefits; residual values of leased assets and allowances for doubtful accounts. Actual results could differ from those estimates.

      The following summary of significant accounting policies should help you evaluate the financial statements. Certain amounts in 1997 and 1998 have been reclassified to conform with the 1999 presentation.

Principles of Consolidation

      The consolidated financial statements include all significant subsidiaries in which we have the ability to control operating and financial policies. Affiliated companies (20% to 50% ownership) are generally recorded in the statements using the equity method of accounting. Operations of affiliates accounted for on the equity method of accounting are generally included for periods ended within one month of our year end. Less than 20%-owned companies are included in the financial statements at the cost of our investment. Dividends, royalties and fees from these cost basis affiliates are recorded in income when received.

Foreign Currency Translation

      The financial statements of subsidiaries and equity affiliates outside the United States (U.S.) located in non-highly inflationary economies are measured using the currency of the primary economic environment in which they operate as the functional currency, which for the most part is the local currency. Transaction gains and losses which result from translating assets and liabilities of these entities into the functional currency are included in net earnings. When translating into U.S. dollars, income and expense items are translated at average monthly rates of exchange and assets and liabilities are translated at the rates of exchange at the balance sheet date. Translation adjustments resulting from translating the functional currency into U.S. dollars are deferred as a component of accumulated other comprehensive income in shareholders’ equity. For affiliates operating in highly inflationary economies, non-monetary assets are translated into U.S. dollars at historical exchange rates and monetary assets are translated at current exchange rates. Translation adjustments for these affiliates are included in net earnings.

Inventories

      Inventories are valued at the lower of cost or market. Cost is generally determined on the last-in, first-out (LIFO) basis for U.S. inventories and on the first-in, first-out (FIFO) or average cost basis for non-U.S. inventories.

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

Allowance for Losses on Lease Financing

      Provisions for losses on lease financing receivables are determined based on loss experience and assessment of inherent risk. Adjustments are made to the allowance for losses to adjust the net investment in lease financing to an estimated collectible amount. Income recognition is generally discontinued on accounts which are contractually past due and where no payment activity has occurred within 120 days. Accounts are charged against the allowance for losses when determined to be uncollectible. Accounts where equipment repossession has started as the primary means of recovery are classified within other assets at their estimated realizable value.

Goodwill

      Cost in excess of net assets of companies acquired is generally amortized on a straight-line basis over the estimated period of expected benefit, ranging from 10 to 40 years.

Loans Receivable

      Loans receivable consist primarily of loans to partnerships in which DCC has an interest and loans secured by equipment and first mortgages on real property. The loans to partnerships are secured by the partnerships’ assets. Income on all loans is recognized using the interest method. Interest income on impaired loans is recognized as cash is collected or on a cost recovery basis.

Allowance for Losses on Loans Receivable

      Provisions for losses on loans receivable are determined on the basis of loss experience and assessment of inherent risk. Adjustments are made to the allowance for losses to adjust loans receivable to an estimated collectible amount. Income recognition is generally discontinued on accounts which are contractually past due and where no payment activity has occurred within 120 days. Accounts are charged against the allowance for losses when determined to be uncollectible.

[DANA LOGO]

Properties and Depreciation

      Property, plant and equipment are valued at historical costs. Depreciation is recognized over the estimated useful lives using primarily the straight-line method for financial reporting purposes and accelerated depreciation methods for federal income tax purposes. Long-lived assets are reviewed for impairment and where appropriate are adjusted to fair market value.

Revenue Recognition

      Sales are recognized when products are shipped. Accruals for warranty costs, sales returns and other allowances are provided at the time of shipment based upon experience. Adjustments are made as new information becomes available.

Income Taxes

      Current tax liabilities and assets are recognized for the estimated taxes payable or refundable on the tax returns for the current year. Deferred tax balances reflect the impact of temporary differences between the carrying amount of assets and liabilities and their tax basis. Amounts are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred tax assets are reduced, if necessary, by the amount of any tax benefits not expected to be realized. The “flow-through” method of accounting is used for investment tax credits, except for investment tax credits arising from leveraged leases and certain direct financing leases for which the deferred method is used for financial statement purposes.

Financial Instruments

      The reported fair values of financial instruments are based on a variety of factors. Where available, fair values represent quoted market prices for identical or comparable instruments. Where quoted market prices are not available, fair values are estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of credit risk. Fair values may not represent actual values of the financial instruments that could be realized as of the balance sheet date or that will be realized in the future.

Derivative Financial Instruments

      Various types of derivative financial instruments are used primarily to hedge interest rate and foreign currency effects. Derivatives are not used for trading or speculative purposes. Gains and losses relating to qualifying hedges of firm commitments or anticipated transactions are deferred and recognized as adjustments of carrying amounts when the hedged transaction occurs. Interest rate swaps are primarily used to manage exposure to fluctuations in interest rates. Differentials to be paid or received on certain interest rate agreements are accrued and recognized as adjustments to interest expense.

      Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” was issued in June 1998 and revises the accounting for derivative financial instruments. We are currently analyzing the impact of this statement, which is required to be adopted in 2001, but do not expect it to have a material impact on our financial statements.

Environmental Compliance and Remediation

      Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to existing conditions caused by past operations which do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Estimated costs are based upon current laws and regulations, existing technology and the most probable method of remediation. The costs are not discounted and exclude the effects of inflation and other societal and economic factors. If the cost estimates result in a range of equally probable amounts, the lower end of the range is accrued.

Pension Plans

      Annual net periodic pension costs under defined benefit pension plans are determined on an actuarial basis. Our policy is to fund these costs as accrued, including amortization of the initial unrecognized net obligation over 15 years and obligations arising due to plan amendments over the period benefited, through deposits with trustees. Benefits are determined based upon employees’ length of service, wages and a combination of length of service and wages.

Postretirement Benefits Other Than Pensions

      Annual net postretirement benefits liability and expense under the defined benefit plans are determined on an actuarial basis. Our current policy is to pay these benefits as they become due. Benefits are determined primarily based upon employees’ length of service and include applicable employee cost sharing.

Postemployment Benefits

      Annual net postemployment benefits liability and expense under our benefit plans are accrued as service is rendered for those obligations that accumulate or vest and can be reasonably estimated. Obligations that do not accumulate or vest are recorded when payment of the benefits is probable and the amounts can be reasonably estimated.

Statement of Cash Flows

      For purposes of reporting cash flows, we consider highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Marketable Securities

      The majority of marketable securities satisfy the criteria for cash equivalents and are classified accordingly. The remainder of marketable securities are classified as available for sale. Available-for-sale securities, which are included in investments and other assets, are carried at fair value and any unrealized gains or losses, net of income taxes, are reported as a component of accumulated other comprehensive loss in shareholders’ equity.

Notes to Financial Statements

in millions except share and per share amounts

Note 1. Summary of Significant Accounting Policies (Continued)

Stock-Based Compensation

      Stock-based compensation is accounted for using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. No compensation expense is recorded for stock options when granted as the option price is set at the market value of the underlying stock.

Note 2. Common Shares

      In connection with employee stock plans, we repurchased 406,616 shares in 1997, 299,082 in 1998 and 304,927 in 1999.

      In 1997, we contributed 1,000,000 shares of common stock to the Dana Corporation Pension Plans Trust.

      During 1999, the Board of Directors (Board) authorized the expenditure of up to $350 to repurchase shares of our common stock. The authorization extends through October 19, 2000. The repurchases are being accomplished through open market transactions. In 1999, we repurchased 2,994,400 shares at an aggregate cost of $100. All shares repurchased are cancelled and become authorized but unissued shares.

      Common stock transactions in the last three years are as follows:

	1997	1998	1999

Outstanding at beginning of year	161,010,241	163,810,306	165,690,844

Issued for acquisitions	493,559

Issued for director and employee stock plans	1,713,122	2,179,620	764,535

Issued for defined benefit pension plans	1,000,000

Repurchased and cancelled	(406,616)	(299,082)	(309,837)

Repurchase program			(2,994,400)

Outstanding at end of year	163,810,306	165,690,844	163,151,142

Average outstanding for the year (basic)	162,743,602	165,057,443	165,322,644

Plus: Incremental shares from assumed conversion of -

Deferred compensation units	424,615	476,197	461,112

Deferred restricted stock units	6,357	27,917	106,044

Stock options	1,402,763	1,480,967	608,165

Potentially dilutive shares	1,833,735	1,985,081	1,175,321

Adjusted average shares outstanding for the year (diluted)	164,577,337	167,042,524	166,497,965

Note 3. Preferred Share Purchase Rights

      We have a Preferred Share Purchase Rights Plan which is designed to deter coercive or unfair takeover tactics. One right has been issued on each share of our common stock outstanding on and after July 25, 1996. Under certain circumstances, the holder of each right may purchase 1/1000th of a share of our Series A Junior Participating Preferred Stock, no par value. The rights have no voting privileges and will expire on July 15, 2006, unless exercised, redeemed or exchanged sooner.

      Generally, the rights cannot be exercised or transferred apart from the shares to which they are attached. However, if any person or group acquires 15% or more of our outstanding common stock or commences a tender offer that would result in the acquirer owning 15% of our outstanding shares, the rights not owned by the acquirer will become exercisable and, for the exercise price of $110 per share (unless adjusted), holders of these rights will be able to purchase Dana common shares at 50% of the market value. If we merge with or sell 50% or more of our assets or earnings power to the acquirer or engage in similar transactions, the rights not held by the acquirer can also be exercised. In that event, for the $110 exercise price, the holders will be able to purchase common shares of the acquiring or surviving company at 50% of market value.

      The Board may redeem the rights at a price of $.01 each before anyone acquires 15% or more of our common shares. After that, and before the acquirer owns 50% of our outstanding shares, the Board may exchange each right for one share of our common stock.

Note 4. Preferred Shares

      There are 5,000,000 shares of preferred stock authorized, without par value, including 1,000,000 shares reserved for issuance under the Rights Plan. No shares of preferred stock have been issued.

Note 5. Inventories

      The components of inventory are as follows:

	December 31

	1998	1999

Raw materials	$471	$534

Work in process and finished goods	1,208	1,250

	$1,679	$1,784

      Inventories amounting to $1,053 and $1,161 at December 31, 1998 and 1999, respectively, are valued using the LIFO method. If all inventories were valued at replacement cost, inventories would be increased by $127 and $135 at December 31, 1998 and 1999, respectively.

[DANA LOGO]

Note 6. Short-Term Debt

      Short-term funds for certain U.S. and non-U.S. operations are obtained from issuing commercial paper, short-term notes payable to banks and bank overdrafts.

      At December 31, 1999, Dana, excluding DCC, had $420 of commercial paper outstanding, $75 borrowed against uncommitted U.S. bank lines, $28 of non-U.S. notes and $77 of notes payable at its non-U.S. subsidiaries. DCC had $182 of commercial paper issued, $156 borrowed against uncommitted U.S. bank lines and $30 of notes payable at its non-U.S. subsidiaries.

      Dana, excluding DCC, had committed borrowing lines of $875 and uncommitted borrowing lines of $537 at December 31, 1999. DCC had committed borrowing lines of $561 and uncommitted borrowing lines of $390 at December 31, 1999. Fees are paid to the banks for providing committed lines, but not for uncommitted lines. Such fees are not considered material.

      Selected details of short-term borrowings are as follows:

		Weighted
		Average
		Interest
	Amount	Rate

Balance at December 31, 1998	$1,321	5.8%

Average during 1998	1,369	5.8

Maximum during 1998 (month end)	1,576	5.8

Balance at December 31, 1999	$968	6.0%

Average during 1999	1,162	5.4

Maximum during 1999 (month end)	1,490	5.6

      In March 1999, we terminated our agreement with a financial institution to sell, without recourse, undivided fractional interests in designated pools of trade accounts receivable, up to a maximum of $200. Accounts receivable at December 31, 1998 is presented net of the $200 of trade receivables sold under this agreement.

Note 7. Interest Rate Agreements

      We enter into interest rate agreements to manage interest rate risk by reducing our exposure to the effects of future interest rate movements. Under interest rate swap agreements, we agree to exchange with third parties, at specific intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional amount. At December 31, 1999, DCC was committed to receive interest rates which change periodically in line with prevailing short-term market rates (the average rate being received at December 31, 1999 was 6.13%) and to pay an average rate of 7.46% which is fixed over the period of the agreements on notional amounts of $200. DCC’s notional amounts of interest rate swaps expire as follows: 2000, $125; 2001, $30 and 2002, $45. Dana, exclusive of DCC, was not a party to any interest rate swap agreements at December 31, 1999.

Note 8. Long-Term Debt

	December 31

	1998	1999

Indebtedness of Dana, excluding consolidated subsidiaries —

Unsecured notes payable, fixed rates -

6.13% - 7.04%, due 2000 to 2002	$960	$745

7.0% notes, due March 15, 2028	200	200

6.5% notes, due March 15, 2008	150	150

6.25% notes, due March 1, 2004		250

6.5% notes, due March 1, 2009		350

7.0% notes, due March 1, 2029		400

Various industrial revenue bonds and other	5	4

Indebtedness of DCC —

Unsecured notes payable, fixed rates, 5.98% - 8.44%, due 2000 to 2007	336	654

Unsecured notes payable, variable rates, 6.31% - 6.47%, due 2000 to 2002	320	215

Nonrecourse notes payable, fixed rates, 6.80% - 12.05%, due 2000 to 2010	66	154

Indebtedness of other consolidated subsidiaries	58	60

Total long-term debt	2,095	3,182

Less: Current maturities	377	450

	$1,718	$2,732

      The total maturities of all long-term debt for the five years after 1999 are as follows: 2000, $450; 2001, $389; 2002, $475; 2003, $26 and 2004, $463.

      We filed universal shelf registration statements in December 1997 and December 1998 authorizing us to issue debt or equity securities, or a combination thereof, in an aggregate amount not to exceed $1,350. In March 1998, we issued $200 of 7.0% unsecured notes due March 15, 2028 and $150 of 6.5% unsecured notes due March 15, 2008. In March 1999, we issued $250 of 6.25% unsecured notes due March 1, 2004, $350 of 6.5% unsecured notes due March 1, 2009 and $400 of 7.0% unsecured notes due March 1, 2029.

      During 1999, DCC established a $500 Medium Term Note Program. Notes under the program are offered on terms determined at the time of issuance. At December 31, 1999, notes totaling $175 were outstanding under the program. Interest on the notes is payable on a semi-annual basis. These notes are general, unsecured obligations of DCC. DCC has agreed that it will not issue any other notes which are secured or senior to notes issued under the program, except as permitted by the program.

      Interest paid on short-term and long-term debt was $236 in 1997, $283 in 1998 and $285 in 1999.

Notes to Financial Statements

in millions except share and per share amounts

Note 9. Stock Option Plans

      The Compensation Committee of the Board grants stock options to selected Dana employees under the 1997 Stock Option Plan. The option price is equal to the market price of the stock at the date of grant. One-fourth of the options granted become exercisable at each of the first four anniversary dates of the grant; options generally expire ten years from the date of grant. Stock appreciation rights may be granted separately or in conjunction with the options.

      This is a summary of transactions under the plan in the last three years:

	Number	Weighted Average
	of Shares	Exercise Price

Outstanding at December 31, 1996	7,724,146	$26.15

Granted - 1997	2,258,199	37.96

Exercised - 1997	(1,627,188)	22.78

Cancelled - 1997	(127,549)	29.76

Outstanding at December 31, 1997	8,227,608	$30.01

Granted - 1998	2,519,524	48.14

Exercised - 1998	(2,062,466)	25.17

Cancelled - 1998	(174,009)	35.89

Outstanding at December 31, 1998	8,510,657	$36.43

Granted - 1999	2,333,919	45.50

Exercised - 1999	(569,933)	30.65

Cancelled- 1999	(193,138)	43.24

Outstanding at December 31, 1999	10,081,505	$38.78

		Weighted
		Average	Weighted		Weighted
Range of	Number of	Remaining	Average	Number of	Average
Exercise	Options	Contractual	Exercise	Options	Exercise
Prices	Outstanding	Life in Years	Price	Exercisable	Price

$11.02-$28.13	1,878,719	4.8	$25.81	1,608,846	$25.42

29.06-38.44	3,403,632	6.4	34.62	2,954,932	34.04

40.08-52.56	4,799,154	9.0	46.81	951,898	46.61

	10,081,505	7.4	$38.78	5,515,676	$33.70

      At December 31, 1999, 4,477,834 shares were available for future grants.

      In accordance with our accounting policy for stock-based compensation, we have not recognized any expense relating to these stock options. If we had used the fair value method of accounting, the alternative policy set out in SFAS No. 123, “Accounting for Stock-Based Compensation,” the after-tax expense relating to the stock options would have been $6 in 1997, $12 in 1998 and $11 in 1999. If we had charged this expense to income, our net income and earnings per share would have been as follows:

	1997	1998	1999

Net Income	$314	$522	$502

Basic EPS	1.93	3.16	3.03

Diluted EPS	1.91	3.13	3.01

      The above does not take into consideration pro forma compensation expense relating to grants made before 1995.

      The fair value of each option grant was estimated on the date of grant using the Black-Scholes model with the following assumptions:

	1997	1998	1999

Risk-free interest rate	6.1- 6.2%	4.24 - 5.52%	5.82%

Dividend yield	2.6%	2.21 - 2.87%	2.73%

Expected life	5.3 years	5.4 years	5.4 years

Stock price volatility	19.6 - 21.3%	30.1 - 33.7%	38.6%

      Under our Directors’ Stock Option Plan, options for 3,000 common shares are automatically granted to each non-employee director once a year. The option price is the market value of the stock at the date of grant. The options can be exercised after one year and expire ten years from the date of grant.

      This is a summary of the stock option activity of the Directors’ plan in the last three years:

	Number	Weighted Average
	of Shares	Exercise Price

Outstanding at December 31, 1996	75,000	$27.76

Granted - 1997	24,000	31.81

Outstanding at December 31, 1997	99,000	$28.74

Granted - 1998	24,000	60.09

Exercised - 1998	(3,000)	24.25

Outstanding at December 31, 1998	120,000	$35.12

Granted - 1999	21,000	50.25

Exercised - 1999	(3,000)	24.25

Outstanding at December 31, 1999	138,000	$37.66

		Weighted
		Average	Weighted		Weighted
Range of	Number of	Remaining	Average	Number of	Average
Exercise	Options	Contractual	Exercise	Options	Exercise
Prices	Outstanding	Life in Years	Price	Exercisable	Price

$24.25-$32.25	93,000	5.7	$29.03	93,000	$29.03

50.25-60.09	45,000	8.8	55.50	24,000	60.09

	138,000	6.7	$37.66	117,000	$35.40

      At December 31, 1999, 127,000 shares were available for future grants.

TABLE OF CONTENTS

[DANA LOGO]

      The non-employee directors of Echlin participated in the 1996 Non-Executive Director Stock Option Plan under which options for 232,325 shares were authorized for issuance. Options were granted at market value at the date of grant, were exercisable after one year and expire ten years from the date of grant, except in the event of the retirement or death of the director. During 1997, options were granted to purchase 25,091 shares at $37.93 per share; no options were exercised or cancelled. During 1998, options to purchase 17,654 shares were exercised at $33.49. During 1999, options to purchase 39,265 shares were exercised at $35.43. At December 31, 1999, there were 38,752 options outstanding and exercisable at exercise prices ranging from $33.49 to $37.93 per share with a weighted average exercise price of $34.40. The weighted average remaining contractual life of these options was 7.2 years. No future grants are expected under this plan.

Note 10. Employees’ Stock Purchase Plan

      The majority of our full-time U.S. and some of our non-U.S. employees are eligible to participate in our stock purchase plan. Plan participants can authorize us to withhold up to 15% of their earnings and deposit this amount with an independent custodian. The custodian uses the funds to purchase our common stock at current market prices. As record keeper for the plan, we allocate the purchased shares to the participants’ accounts. Shares are distributed to the participants on request.

      We match up to 50% of the participants’ contributions over a five-year period beginning with the year the amounts are withheld. If a participant withdraws any shares before the end of five years, the amount of our match will depend on how long the shares were in the account. The custodian purchased 947,950 shares in 1997, 874,272 shares in 1998 and 1,177,541 shares in 1999. The charge to expense for our match was $7 in 1997, $9 in 1998 and $10 in 1999.

Note 11. Additional Compensation Plans

      We have numerous additional compensation plans under which we pay our employees for increased productivity and improved performance. These include gain sharing and group incentive plans. We expensed $135 in 1997, $119 in 1998 and $147 in 1999 for amounts earned by employees under these plans.

      One such plan is our Additional Compensation Plan for certain officers and other key employees. Under this plan, a percentage of the participants’ compensation is accrued for additional compensation if we attain certain profit levels. The Compensation Committee selects the participants and determines whether to pay the awards immediately in cash or to defer them for payment later in cash, stock or a combination of both.

Activity related to the plan for the last three years is as follows:

	1997	1998	1999

Awarded to participants based on preceding year’s performance	$11	$14	$14

Dividends and interest credited to participants’ accounts	1	1	4

Charges to expense	20	9	19

Shares issued to participants	7,074	1,143	3,721

      We also have a Restricted Stock Plan under which the Compensation Committee grants restricted common shares to certain key employees. The shares are subject to forfeiture until the restrictions lapse or terminate. Generally, the employee must remain employed with us for a specified number of years after the date of grant to receive shares. There were 47,245 shares granted in 1997, 55,100 shares in 1998 and 102,500 shares in 1999. Since 1997, participants have been able to convert their restricted stock into restricted stock units under certain conditions. The units are payable in unrestricted stock upon retirement or termination of employment. There were 27,491 restricted shares converted to restricted units in 1997 and 200,037 in 1999. Charges to expense for this plan were $1 in 1997, $1 in 1998 and $2 in 1999. There are 678,389 shares authorized for future issuance under the plan at December 31, 1999.

Notes to Financial Statements

in millions except share and per share amounts

Note 12. Pension and Other Postretirement Benefits

      We provide defined contribution and defined benefit, qualified and nonqualified, pension plans for certain employees. We also provide other postretirement benefits including medical and life insurance for certain employees upon retirement.

      The following tables provide a reconciliation of the changes in the defined benefit pension plans’ and other postretirement plans’ benefit obligations and fair value of assets over the two-year period ended December 31, 1999, statements of the funded status and schedules of the net amounts recognized in the balance sheet at December 31, 1998 and 1999:

	Pension Benefits		Other Benefits

	1998	1999	1998	1999

Reconciliation of benefit obligation

Obligation at January 1	$2,257	$2,382	$992	$1,083

Service cost	71	78	18	18

Interest cost	153	153	70	69

Employee contributions	2	4	4	4

Plan amendments	18	20	2	(28)

Actuarial (gain) loss	78	(41)	63	48

Benefit payments	(178)	(162)	(68)	(78)

Settlement, curtailment and terminations	(22)		(15)

Acquisitions and divestitures	6	(5)	18	23

Translation adjustments	(3)	(4)	(1)	1

Obligation at December 31	$2,382	$2,425	$1,083	$1,140

Reconciliation of fair value of plan assets

Fair value at January 1	$2,507	$2,703

Actual return on plan assets	326	284

Acquisitions and divestitures	9	58

Employer contributions	50	36

Employee contributions	3	4

Benefit payments	(167)	(158)

Settlements	(18)

Translation adjustments	(7)	4

Fair value at December 31	$2,703	$2,931

Funded Status

Balance at December 31	$321	$506	$(1,083)	$(1,140)

Unrecognized transition obligation	6	1

Unrecognized prior service cost	72	82	(31)	(29)

Unrecognized (gain) loss	(409)	(581)	211	254

Accrued cost	$(10)	$8	$(903)	$(915)

Amounts recognized in the balance sheet consist of:

Prepaid benefit cost	$117	$129

Accrued benefit liability	(153)	(150)	$(903)	$(915)

Intangible assets	7	8

Accumulated other comprehensive loss	19	21

Net amount recognized	$(10)	$8	$(903)	$(915)

      Benefit obligations of the U.S. non-qualified and certain non-U.S. pension plans, amounting to $84 at December 31, 1999, and the other postretirement benefit plans are not funded.

      Components of net periodic benefit costs for the last three years are as follows:

	Pension Benefits			Other Benefits

	1997	1998	1999	1997	1998	1999

Service cost	$61	$71	$78	$14	$18	$18

Interest cost	149	153	153	67	70	67

Expected return on plan assets	(190)	(181)	(219)

Amortization of transition obligation	3	4	3

Amortization of prior service cost	16	16	23	(9)	(9)	(9)

Recognized net actuarial (gain) loss	18	(8)	5		5	5

Net periodic benefit cost	57	55	43	72	84	81

Curtailment (gain) loss	3	4		(9)	(19)

Settlement gain		(3)

Termination expenses	1	2

Net periodic benefit cost after curtailments and settlements	$61	$58	$43	$63	$65	$81

      The assumptions used in the measurement of pension benefit obligations are as follows:

	U.S. Plans

	1997	1998	1999

Discount rate	7 - 8%	6.75%	7.25%

Expected return on plan assets	8.75 - 10%	8.75%	9.25%

Rate of compensation increase	4.31 - 5%	4.31 - 5%	4.31 - 5%

Non-U.S. Plans

	1997	1998	1999

Discount rate	5 - 8.5%	5 - 8%	5.5 - 7%

Expected return on plan assets	7.5 - 9%	7.25 - 9%	6.5 - 9%

Rate of compensation increase	2.5 - 7.5%	3.5 - 5%	3 - 5%

[DANA LOGO]

      The assumptions used in the measurement of other postretirement benefit obligations are as follows:

	1997	1998	1999

Discount rate	7%	6.75%	7.25%

Initial weighted health care costs trend rate	7.8%	7.5%	7.2%

Ultimate health care costs trend rate	5%	5%	5%

Years to ultimate	11	10	9

      Assumed health care costs trend rates have a significant effect on the health care plan. A one-percentage-point change in assumed health care costs trend rates would have the following effects for 1999:

	1% Point	1% Point
	Increase	Decrease

Effect on total of service and interest cost components	$7	$(6)

Effect on postretirement benefit obligations	90	(76)

Note 13. Business Segments

      Our operations are organized into seven market-focused Strategic Business Units (SBUs). This structure allows our people in each of these areas to focus their resources to benefit Dana and our global customers. At the end of 1999 we redefined our SBUs. The Industrial Systems Group (ISG) was eliminated and portions of it and of the Engine Systems Group were combined to form the Fluid Systems Group. The segment information has been restated to reflect this change.

      The Automotive Systems Group (ASG) designs, develops and manufactures “under the vehicle” products for passenger cars and light trucks. Its global, full-service engineering provides its customers with complete modules and systems. In the automotive market, the group is a leader in axles, constant velocity joints and driveshafts, chassis and structural components and modules and full Rolling Chassis(TM) systems.

      The Automotive Aftermarket Group (AAG) provides more than 300,000 different parts to cover a vast array of aftermarket needs for brake and chassis products, filtration products and engine systems.

      The Heavy Truck Group (HTG) serves the global market for class 5 through 8 trucks. Products include heavy axles and brakes, drivetrain components, power take-offs, trailer products and heavy systems modular assemblies.

      The Engine Systems Group (ESG) provides its customers with complete engine systems for their sealing and power cylinder needs. Its products include gaskets and other sealing products, piston rings, bearings, liners and camshafts.

      The Fluid Systems Group (FSG) manufactures an extensive line of products focused on the pumping, routing and thermal management of fluid systems for a wide range of applications, from passenger cars to heavy trucks and off-highway vehicles. Products include an extensive line of rubber hose, fluid products and fluid management systems.

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

Note 13. Business Segments (Continued)

Management evaluates the operating segments and regions as if DCC were accounted for on the equity method of accounting. Information used to evaluate the SBUs and regions is as follows:

		Operating	Net	Net	Capital	Depreciation/
1997	Sales	PAT	Profit	Assets	Spend	Amortization

ASG	$3,882	$302	$242	$1,627	$234	$121

AAG	2,727	99	51	1,731	77	71

HTG	925	49	30	249	18	13

ESG	967	49	35	819	57	41

FSG	1,171	65	50	745	60	45

OHSG	867	38	26	588	36	40

DCC		31	31	139

Other	1,372	(164)	4	303	43	50

Total operations	11,911	469	469	6,201	525	381

Restructuring and nonrecurring items		(149)	(149)

Consolidated	$11,911	$320	$320	$6,201	$525	$381

North America	$9,101	$518	$408	$4,396	$309	$243

Europe	1,832	35	11	1,167	126	80

South America	734	50	39	646	59	44

Asia Pacific	244	11	3	148	15	10

DCC		31	31	139

Other		(176)	(23)	(295)	16	4

Total operations	11,911	469	469	6,201	525	381

Restructuring and nonrecurring items		(149)	(149)

Consolidated	$11,911	$320	$320	$6,201	$525	$381

1998

ASG	$4,185	$325	$260	$1,823	$221	$131

AAG	2,826	133	86	1,748	86	66

HTG	1,746	104	73	654	42	36

ESG	1,035	47	33	1,222	65	54

FSG	1,173	75	60	766	56	48

OHSG	878	46	34	551	44	37

DCC		34	34	122

Other	621	(173)	11	67	38	24

Total operations	12,464	591	591	6,953	552	396

Restructuring and nonrecurring items		(57)	(57)

Consolidated	$12,464	$534	$534	$6,953	$552	$396

North America	$9,657	$642	$520	$4,862	$341	$260

Europe	1,844	66	37	1,355	116	86

South America	779	27	14	777	61	40

Asia Pacific	184	(5)	(12)	138	13	8

DCC		34	34	122

Other		(173)	(2)	(301)	21	2

Total operations	12,464	591	591	6,953	552	396

Restructuring and nonrecurring items		(57)	(57)

Consolidated	$12,464	$534	$534	$6,953	$552	$396

1999

ASG	$4,474	$344	$269	$1,773	$190	$141

AAG	2,972	181	125	1,931	117	74

HTG	1,903	127	91	689	48	34

ESG	1,376	74	54	1,166	85	73

FSG	1,219	81	63	750	59	49

OHSG	797	33	21	542	31	36

DCC		34	34	145

Other	418	(196)	21	244	17	22

Total operations	13,159	678	678	7,240	547	429

Restructuring and nonrecurring items		(165)	(165)

Consolidated	$13,159	$513	$513	$7,240	$547	$429

North America	$10,308	$775	$611	$5,258	$381	$283

Europe	2,051	60	22	1,231	102	96

South America	549	13	3	581	48	37

Asia Pacific	251	(1)	(10)	143	13	9

DCC		34	34	145

Other		(203)	18	(118)	3	4

Total operations	13,159	678	678	7,240	547	429

Restructuring and nonrecurring items		(165)	(165)

Consolidated	$13,159	$513	$513	$7,240	$547	$429

[DANA LOGO]

      With the exception of DCC, operating profit after taxes (PAT) represents earnings before interest and taxes (EBIT), tax effected at 39% (our estimated long-term effective rate), plus equity in earnings of affiliates. The Other category includes discontinued businesses, trailing liabilities for closed plants, SBU and regional administrative expenses, interest expense net of interest income, corporate expenses and adjustments to reflect the actual effective tax rate. In arriving at net profit from operating PAT, expenses relating to a specific SBU or region are allocated directly. Other allocations are based on sales.

      Net assets at the SBU and regional level is intended to correlate with invested capital. It includes accounts receivable, inventories (on a first-in, first-out basis), net property, plant and equipment, investments in affiliates, goodwill, trade accounts payable and 2% of annualized sales as an assumption for cash and prepaid expense.

      DCC is evaluated based upon numerous criteria of which net profit and net assets (equity investment) shown above are the major items.

      Restructuring and nonrecurring items consist of the restructuring and integration charges discussed in Note 20, gains on sales of business discussed in Note 19 and other nonrecurring charges.

      Sales by region are based upon location of the entity recording the sale. Sales from the U.S. amounted to $8,413 in 1997, $8,784 in 1998 and $9,413 in 1999. No other country’s sales exceeded 10% of total sales. U.S. long-lived assets were $1,485 in 1997, $1,713 in 1998 and $1,835 in 1999. No other country’s long-lived assets exceeded 10% of total long-lived assets.

      Net operating assets differ from consolidated assets as follows:

	1997	1998	1999

Net operating assets	$6,201	$6,953	$7,240

Accounts payable	760	996	1,129

DCC’s assets in excess of equity	1,697	1,330	1,902

Non-trade receivables and other current assets	633	629	655

Other long-term assets	220	230	197

Consolidated assets	$9,511	$10,138	$11,123

      The difference between operating capital spend and depreciation shown above and purchases of property, plant and equipment and depreciation shown on the cash flow statement represents the method of measuring DCC for operating purposes. DCC’s capital spend and depreciation are not included above. In addition, DCC purchases equipment and leases the equipment to the other SBUs. These operating leases are included in the consolidated statements as purchases of assets and depreciated over their useful life.

      Export sales from the U.S. to customers outside the U.S. amounted to $766 in 1997, $756 in 1998 and $939 in 1999. Total export sales (including sales to our non-U.S. subsidiaries which are eliminated for financial statement presentation) were $1,060 in 1997, $1,001 in 1998 and $1,229 in 1999.

      Worldwide sales to Ford Motor Company and subsidiaries amounted to $1,757 in 1997, $1,911 in 1998 and $2,130 in 1999, which represented 15%, 15% and 16% of our consolidated sales. Sales to DaimlerChrysler AG and subsidiaries were $1,269 in 1997, $1,602 in 1998 and $1,777 in 1999 representing 11%, 13% and 14% of our consolidated sales. Sales to Ford were primarily from our ASG and FSG segments, while sales to DaimlerChrysler were primarily from the ASG and HTG segments. No other customer accounted for more than 10% of our consolidated sales.

Note 14. Estimated Income Taxes

      Income tax expense (benefit) consists of the following components:

	Year Ended December 31

	1997	1998	1999

Current
U.S. Federal	$167	$140	$23

U.S. state and local	48	46	15

Non-U.S	108	74	139

	323	260	177

Deferred
U.S. Federal	17	43	120

Non-U.S	(46)	12	(46)

	(29)	55	74

Total expense	$294	$315	$251

      Deferred tax benefits (liabilities) consist of the following:

		December 31
	1997	1998	1999

Postretirement benefits other than pensions	$351	$386	$387

Postemployment benefits	55	38	38

Expense accruals	199	144	150

Inventory reserves	42	28	35

Net operating loss carryforwards	46	123	117

Valuation allowances	(30)	(59)	(83)

Other employee benefits	6	16	24

Other	59	30	63

Deferred tax benefits	728	706	731

Depreciation — non-leasing	(195)	(179)	(215)

Leasing activities	(358)	(383)	(441)

Pension accruals	(27)	(23)	(15)

Other	(8)	(11)	(17)

Deferred tax liabilities	(588)	(596)	(688)

Net deferred tax benefits	$140	$110	$43

      Worldwide, we have operating loss carryforwards of approximately $357 with remaining lives ranging from one year to an indefinite period. Valuation allowances are provided for deferred benefits if the realization of the benefits is uncertain. To reflect uncertainties related to utilization of specific loss carryforwards, we increased the valuation allowance by $29 in

Notes to Financial Statements

in millions except share and per share amounts

Note 14. Estimated Income Taxes (Continued)

1998 and $24 in 1999. Net benefits recognized for loss carryforwards generally relate to the U.S., where we have traditionally been a taxpayer, and Germany and Brazil, where operating losses may be carried forward indefinitely.

      Cumulative undistributed earnings of non-U.S. subsidiaries for which U.S. income taxes, exclusive of foreign tax credits, have not been provided approximated $883 at December 31, 1999. U.S. income taxes have not been provided on these undistributed earnings since we intend to permanently reinvest them. If the total undistributed earnings of non-U.S. subsidiaries had been remitted in 1999, a significant amount of the additional tax provision would have been offset by foreign tax credits.

      We paid income taxes of $265 in 1997, $228 in 1998 and $136 in 1999.

      The effective income tax rate differs from the U.S. Federal income tax rate for the following reasons:

	Year Ended December 31

	1997	1998	1999

U.S. Federal income tax rate	35.0%	35.0%	35.0%

Increases (reductions) resulting from:

State and local income taxes, net of Federal income tax benefit	4.5	3.6	2.1

Non-U.S. income	8.1	(1.1)	(.7)

Capital loss utilization	(.9)

General business tax credits	(.3)	(.4)	(1.9)

Amortization of goodwill	3.6	.5	.6

Miscellaneous items	(1.4)	.9	(1.0)

Effective income tax rate	48.6%	38.5%	34.1%

Note 15. Composition Of Certain Balance Sheet Amounts

      The following items comprise the net amounts indicated in the respective balance sheet captions:

	December 31

	1998	1999

Investments and Other Assets

Goodwill	$1,064	$997

Investments at equity	304	429

Marketable securities, cost of $55 - 1998 and $46 - 1999	58	49

Loans receivable	33	103

Other	186	280

	$1,645	$1,858

Property, Plant and Equipment, net

Land and improvements to land	$164	$159

Buildings and building fixtures	1,123	1,202

Machinery and equipment	4,479	4,820

	5,766	6,181

Less: Accumulated depreciation	2,462	2,731

	$3,304	$3,450

Deferred Employee Benefits and Other Noncurrent Liabilities

Postretirement other than pension	$839	$839

Deferred income tax	137	160

Pension	92	40

Postemployment	82	82

Compensation	51	68

Other noncurrent liabilities	136	209

	$1,337	$1,398

	December 31

	1998	1999

Investment in Leases

Direct financing leases	$118	$173

Leveraged leases	703	816

Property on operating leases, net of accumulated depreciation	81	87

Allowance for credit losses	(33)	(41)

	869	1,035

Less: Current portion	17	21

	$852	$1,014

      The components of the net investment in direct financing leases are as follows:

	December 31

	1998	1999

Total minimum lease payments	$138	$201

Residual values	35	43

Deferred initial direct costs	2	2

	175	246

Less: Unearned income	57	73

	$118	$173

      The components of the net investment in leveraged leases are as follows:

	December 31

	1998	1999

Rentals receivable	$5,465	$7,218

Residual values	755	788

Nonrecourse debt service	(4,627)	(6,036)

Unearned income	(879)	(1,143)

Deferred investment tax credit	(11)	(11)

	703	816
Less: Deferred taxes arising from leveraged leases	338	355

	$365	$461

      Total minimum lease payments receivable on direct financing leases as of December 31, 1999 are as follows:

Year Ending December 31:

2000	$34

2001	32

2002	29

2003	27

2004	24

Later years	55

Total minimum lease payments receivable	$201

[DANA LOGO]

Note 16. Fair Value Of Financial Instruments

      The estimated fair values of Dana’s financial instruments are as follows:

	December 31

	1998		1999

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets

Cash and cash equivalents	$230	$230	$111	$111

Loans receivable (net)	117	119	184	180

Investment securities	73	73	67	67

Financial liabilities

Short-term debt	1,321	1,321	968	968

Long-term debt	2,100	2,286	3,198	3,101

Security deposits — leases	6	5	4	3

Deferred funding commitments under leveraged leases	4	4	4	3

Unrecognized financial instruments, net		(10)		(4)

Note 17. Commitments and Contingencies

      At December 31, 1999, we had purchase commitments for property, plant and equipment of approximately $170. Future minimum rental commitments under operating leases were $359 at December 31, 1999, with rental payments during the next five years of: 2000, $72; 2001, $59; 2002, $49; 2003, $42 and 2004, $36. Net rental expense was $116 in 1997, $119 in 1998 and $117 in 1999.

      We are a party to various pending judicial and administrative proceedings arising in the ordinary course of business. These include, among others, proceedings based on product liability claims and alleged violations of various environmental laws. We have reviewed the proceedings that are currently pending including the probable outcomes, reasonably anticipated costs and expenses, availability and limits of our insurance coverage and our established reserves for uninsured liabilities. We do not believe that any liabilities that may result from these proceedings are reasonably likely to have a material effect on our liquidity, financial condition or results of operations.

Note 18. Acquisitions

      In 1997, we acquired the piston ring and cylinder liner operations of SPX Corporation (SPD), the assets of Clark-Hurth Components (CH) from Ingersoll-Rand, the North American Aftermarket division of ITT Automotive (ITT), the Brazilian engine components business of Industria e Commercio Brosol Ltda. (Brosol), a 75% share of Wix Filtron Sp.zo.o and 50% of the shares of Estampados Argentina S.A. (EASA), bringing our effective ownership in this affiliate to 85%. SPD manufactures and sells piston rings and cylinder liners primarily for internal combustion engines. CH manufactures and sells transmissions and axles for use in off-highway vehicles and equipment.

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

      In 1998, we acquired the heavy axle and brake business of Eaton Corporation; General Automotive Specialty Company, Inc. (GAS); a 98-percent share of the capital of Nakata S.A. Industria e Comercio (Nakata); full ownership of SIMESC-Parish, our Brazilian structural components manufacturing company; the Glacier Vandervell Bearings Group and the AE Clevite North American non-bearing aftermarket engine hard parts business. GAS manufactures motor switches and locks. SIMESC-Parish, which has been renamed Dana Parish Produtos Estruturais, S.A., produces a range of structural products, including full frames and heavy-truck side rails. Nakata and its subsidiaries are the leading Brazilian manufacturers of suspension components, such as tie rods and ball joints. Glacier Vandervell produces and distributes products used in passenger car and light-duty vehicle applications for both original equipment manufacturers and the aftermarket. The AE Clevite business includes products such as camshafts, valves and other valvetrain, timing and cylinder components.

      These acquisitions were accounted for as purchases and the results of their operations have been included in the consolidated financial statements since the dates of acquisition. Sales in 1998 were $784 higher than 1997 as a result of acquisitions and total assets of companies acquired in 1998 amounted to $980.

      In July 1998 we completed the merger with Echlin Inc. by exchanging 59.6 million shares of our common stock for all of the common stock of Echlin. Each share of Echlin was exchanged for .9293 of one share of our common stock. In addition, the outstanding Echlin stock options were converted at the same exchange ratio into options to purchase approximately 1.8 million shares of our common stock.

      The merger has been accounted for as a pooling of interests and all prior period consolidated financial statements have been restated to include the combined results of operations, financial position and cash flows of Echlin.

      In 1999, we acquired Innovative Manufacturing, Inc., a machining operation that supplies machined castings to our Outdoor Power Equipment Components Division. We also acquired the remaining interests not previously owned in Industrias Serva S.A. (30%), Dana Heavy Axle Mexico S.A. de C.V. (9%), Automotive Motion Technology Limited (49%) and Echlin Charger Mfg. Co. Pty. Ltd. (8%). These acquisitions have been accounted for as purchases and the results of operations and earnings previously allocated to minority owners have been included from the dates of acquisition. The sales and total assets were not material.

Notes to Financial Statements

dollars in millions

Note 19. Divestitures

      In March 1997, we completed the sale of our automotive warehouse distribution business in the United Kingdom, the Netherlands and Portugal. In August 1997, we sold our worldwide vehicular clutch operations and our Preferred Plastic Sheet Division. In September 1997, the automotive transmission operations were sold to a subsidiary of our 49%-owned Mexican affiliate, Spicer S.A. de C.V., and the sale of Ace Electric, a producer of starting and charging parts for engine systems, was completed. In October 1997, we sold our flat rubber products operations. In November 1997, we completed the sales of our 49% interest in Korea Spicer Corporation and the assets of automotive parts distributors Echlin Australia Pty. Ltd. and WAWD-EAP. In December 1997, as part of the rationalization plan announced in the first quarter, we completed the sale of our automotive warehouse distribution operation in France. Net gains recorded on these sales totaled $147. These operations contributed sales of $385 through the dates of divestiture in 1997.

      In February 1998, we completed the sale of our hydraulic brake hose facilities in Columbia City, Ind. and Garching, Germany. In April 1998, we sold our Midland-Grau heavy-duty brake operations. In June 1998, we completed the sale of our hydraulic cylinder business. In December 1998, DCC completed the sale of its Technology Leasing Group portfolio resulting in an after-tax gain of $76. These operations contributed sales of $471 in 1997; through the dates of divestiture, 1998 sales for these operations totaled $140.

      In October 1999, we sold the Coldform operations of our Engine Systems Group and in November we sold Sierra International Inc. Coldform manufactured starter components, steering hubs and suspension components and Sierra manufactured and distributed marine and power equipment engine, drive and hose products. Annual sales of these operations were approximately $50.

Note 20. Restructuring of Operations

      We initiated various restructuring plans in 1997. The cost of these plans included a charge of $254 at former Echlin facilities. This charge related to facility realignments and rationalizations associated with closing or consolidating 14 locations, writing down to net realizable value the assets of six operations to be divested, writing off goodwill that had no future value and writing down certain joint venture investments in Europe and Asia. The estimated workforce reduction was 1,215 people. Other charges taken included $36 to initiate a rationalization plan at our Perfect Circle Europe operations, resulting in a workforce reduction of 368 people; $39 relating to rationalizing our Reading, Pa. structural components plant, with an expected workforce reduction of 1,140 people; $20 to reduce deferred income tax benefits that we had expected to realize from operating losses in France; $14 relating to the closure of our Vimercate, Italy plant, with an anticipated workforce reduction of 120 people; and $54 relating to downsizing or closing various facilities and exiting several unprofitable lines of business, with an estimated workforce reduction of 440 people. Of the $417 outlined above, $59 was charged to cost of sales, $30 to income tax expense and $328 to restructuring.

      In the fourth quarter of 1998, we finalized our synergy plans for integrating the operations of Echlin into our businesses and recorded restructuring and integration charges of $138. Of this amount $118 was charged to restructuring and $20, for writing down inventory, was charged to cost of sales. The announced restructuring and integration plans include the closing of eight facilities (seven in the AAG and one in the ESG) which will result in a workforce reduction of approximately 2,450 people.

      During 1999, we continued executing the Echlin restructuring plan announced in 1998, including the closing and downsizing of facilities begun in 1998. We also incurred integration charges of $51 for relocating assets, training and relocating employees and other integration activities at the acquired operations. These costs were charged to expense as incurred.

      During the fourth quarter of 1999, we announced plans to downsize and close additional operations in the U.S., South America and Europe and recorded restructuring and integration charges totaling $170. The charges include the costs of exiting businesses, asset impairments and termination benefits. The announced restructuring and integration plans include closing five facilities, downsizing three facilities and terminating 1,280 people. The largest component of these plans is the downsizing of our Reading, Pa. structures facility. In total, $229 million was charged to income during the year. This amount consisted of $181 charged to restructuring and integration, $57 charged to cost of sales and a $9 gain on the sale of Sierra credited to other income.

[DANA LOGO]

      The following summarizes the restructuring charges and activity recorded in the last three years:

		Impairment
				Write-Down
	Employee		Investments	of Goodwill
	Termination	Long-Lived	in Operations	and	Exit	Integration
	Benefits	Assets	To be Sold	Intangibles	Costs	Expenses	Total

Charged to expense in 1997	$96	$41	$102	$89	$–	$–	$328

Activity during the year

Cash payments	(8)						(8)

Write-off of assets		(11)	(40)	(89)			(140)

Balance at December 31, 1997	88	30	62	–	–	–	180

Activity during the year

Charged to expense	65	40			13		118

Cash payments	(37)				(2)		(39)

Write-off of assets		(70)	(62)				(132)

Balance at December 31, 1998	116	–	–	–	11	–	127

Activity during the year

Charged to expense	60	59			11	51	181

Cash payments	(85)				(9)	(51)	(145)

Write-off of assets		(59)					(59)

Balance at December 31, 1999	$91	$–	$–	$–	$13	$–	$104

      Employee terminations relating to the plans were as follows:

	1997	1998	1999

Total estimated	3,282	2,450	1,280

Less terminated:

1997	(711)

1998	(2,292)

1999	(117)	(1,123)	(595)

Estimated adjustments	(150)

Balance at December 31, 1999	12	1,327	685

      At December 31, 1999, $104 of restructuring charges remained in accrued liabilities. This balance was comprised of $91 for the reduction of approximately 2,020 employees to be completed in 2000 and $13 for lease terminations and other exit costs. The estimated annual cash expenditures will be approximately $54 in 2000, $34 in 2001 and $16 thereafter. Our liquidity and cash flows will not be materially impacted by these actions. It is anticipated that our operations over the long term will benefit from these realignment strategies.

Note 21. Noncash Investing and Financing Activities

      In leveraged leases, the issuance of nonrecourse debt financing and subsequent repayments thereof are transacted directly between the lessees and the lending parties to the transactions. Nonrecourse debt issued to finance leveraged leases was $389 in 1997, $225 in 1998 and $878 in 1999. Nonrecourse debt obligations repaid were $158 in 1997, $182 in 1998 and $273 in 1999.

      In 1997, in addition to cash contributions, 1,000,000 shares of Dana common stock, with a market value of $32, were contributed to the Dana Corporation Pension Plans Trust.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

dollars in millions, except per share amounts

      In 1999, our focus was on integrating our newly acquired businesses and rationalizing our global operations. These efforts included implementing the restructuring plans announced in December 1998 and identifying non-strategic and under-performing operations. Over a period of several months we announced plans to divest operations with annual sales approximating $850. As we entered the fourth quarter, it became apparent that we needed to evaluate our global capacity in certain product areas. This evaluation resulted in further rationalization charges being recorded in December 1999.

Liquidity and Capital Resources

      Operating activities provided net cash of $608 in 1999 compared to $795 in the previous year. Net income adjusted for depreciation and amortization was marginally higher in 1999. We discontinued our accounts receivable financing program this year, adding $200 to working capital. This change, combined with an inventory increase of $183 and a further increase in accounts receivable due to higher fourth quarter sales, more than offset the increase in accounts payable and other operating liabilities.

      Investing activities in 1999 used net cash of $1,101, a 50% increase over 1998. Capital spending exceeded $800, reflecting the investment in our core product capacity and enterprise computer systems. Also included were investments in our regional distribution facilities, a major component of our plan to realize savings through the realignment of our aftermarket distribution system. Due in part to the divestiture of DCC’s small-ticket leasing business in 1998, we saw a $66 decrease in the purchases of assets to be leased. This was offset by increases in DCC’s lending ($67) and other investment activities ($38).

[GRAPH]

Capital Spending

’97	$579

’98	$661

’99	$807

Dana’s capital spending increased 22 percent in 1999.

      We recorded net proceeds of $210 in 1998 related to acquisition and divestiture activities. The 1999 impact was less than $20; however, several of the divestitures pending at the end of 1999 are expected to close in the first quarter of 2000.

      Financing activities in 1999 generated net cash of $374. We issued notes totaling $1,000 in March 1999 and used a portion of the proceeds to pay down both short-term debt, including the bridge financing on the Glacier Vandervell and AE Clevite acquisition, and medium-term debt. We also spent $100 to repurchase approximately three million shares of our stock as part of a program approved by our directors in April 1999 which authorizes spending up to $350 to repurchase stock through October 19, 2000. This authorization was increased to $600 and extended through December 31, 2000 by our board at its February 2000 meeting.

      Dividend payments increased to $206 in 1999 as the annualized rate increased 9% to $1.24 per share. Total dividends paid rose only 4%, however, as the 1998 amount includes dividends paid by Echlin prior to the merger.

      Committed and uncommitted bank lines enable us to issue commercial paper and make direct bank borrowings. We have committed and uncommitted bank lines totaling $1,412; DCC has separate lines totaling $951. Based on our 1999 budgeting process, we expect our cash flows from operations, combined with these credit facilities, to provide sufficient liquidity to fund our debt service obligations and projected working capital requirements, capital spending and potential acquisitions for the foreseeable future.

      We have reviewed the liabilities that may result from legal proceedings (including those involving product liability claims and alleged violations of environmental laws) to which we were a party as of December 31, 1999. We do not believe that these liabilities or the related cash flows are reasonably likely to have a material adverse effect on our liquidity, financial condition or results of operations. Contingent environmental and product liabilities were estimated based on the most probable method of remediation or outcome, current laws and regulations and existing technology. Estimates were made on an undiscounted basis and exclude the effects of inflation. If there was a range of equally probable remediation methods or outcomes, we accrued at the lower end of the range. At December 31, 1999:

•	$96 was accrued for contingent product liability costs and $45 for contingent environmental liability costs, compared to $38 and $57 in 1998, respectively.

•	$65 was recorded (as assets) for probable recoveries from insurance or third parties for product liability claims and $1 for environmental liability claims, compared to $17 and $1 in 1998.

•	The difference between the minimum and maximum estimates for contingent liabilities was $12 for product liability claims and $3 for environmental liability claims, compared to $15 and $2 in 1998. These differences are not considered material.

      We increased our product liability and the related amounts recorded for probable recoveries due to new asbestos bodily injury claims that have been made against us since the United States Supreme Court rejected a class action settlement to which we were a party and ended an injunction on the filing of new claims. These new claims are being administered by the Center for Claims Resolution, an outside service which has been handling similar claims for us for some time, in accordance with group settlement agreements in which we participate.

[DANA LOGO]

Restructuring and Integration Expenses

      We initiated various restructuring plans in 1997. The cost of these plans included a charge of $254 at former Echlin facilities. This charge related to facility realignments and rationalizations associated with closing or consolidating 14 locations, writing down to net realizable value the assets of six operations to be divested, writing off goodwill that had no future value and writing down certain joint venture investments in Europe and Asia. The estimated workforce reduction was 1,215 people. Other charges taken included $36 to initiate a rationalization plan at our Perfect Circle Europe operations, resulting in a workforce reduction of 368 people; $39 relating to rationalizing our Reading, Pa. structural components plant, with an expected workforce reduction of 1,140 people; $20 to reduce deferred income tax benefits that we had expected to realize from operating losses in France; $14 relating to the closure of our Vimercate, Italy plant, with an anticipated workforce reduction of 120 people; and $54 relating to downsizing or closing various facilities and exiting several unprofitable lines of business, with an estimated workforce reduction of 440 people. Of the $417 outlined above, $59 was charged to cost of sales, $30 to income tax expense and $328 to restructuring.

      In the fourth quarter of 1998, we finalized our synergy plans for integrating the operations of Echlin into our businesses and recorded restructuring and integration charges of $138. Of this amount, $118 was charged to restructuring and $20, for writing down inventory, was charged to cost of sales. The announced restructuring and integration plans include the closing of eight facilities (seven in the Automotive Aftermarket Group and one in the Engine Systems Group) which will result in a workforce reduction of approximately 2,450 people.

      During 1999, we continued executing the Echlin restructuring plan announced in 1998, including the closing and downsizing of facilities begun in 1998. We also incurred integration charges of $51 for relocating assets, training and relocating employees and other integration activities at the acquired operations. These costs were charged to expense as incurred.

      During the fourth quarter of 1999, we announced plans to downsize and close additional operations in the U.S., South America and Europe and recorded restructuring and integration charges totaling $170. The charges include the costs of exiting businesses, asset impairments and termination benefits. The announced restructuring and integration plans include closing five facilities, downsizing three facilities and terminating 1,280 people. The largest component of these plans is the downsizing of our Reading, Pa. structures facility. In total, $229 million was charged to income during the year for net nonrecurring items. This amount consisted of $181 charged to restructuring and integration, $57 charged to cost of sales and a $9 gain on the sale of Sierra credited to other income.

The following summarizes the restructuring charges and activity for the last three years:

		Impairment
				Write-Down
	Employee		Investments	of Goodwill
	Termination	Long-Lived	in Operations	and	Exit	Integration
	Benefits	Assets	To be Sold	Intangibles	Costs	Expenses	Total

Charged to expense in 1997	$96	$41	$102	$89	$–	$–	$328

Activity during the year
Cash payments	(8)						(8)

Write-off of assets		(11)	(40)	(89)			(140)

Balance at December 31, 1997	88	30	62	–	–	–	180

Activity during the year
Charged to expense	65	40			13		118

Cash payments	(37)				(2)		(39)

Write-off of assets		(70)	(62)		–		(132)

Balance at December 31, 1998	116	–	–	–	11	–	127

Activity during the year

Charged to expense	60	59			11	51	181

Cash payments	(85)				(9)	(51)	(145)

Write-off of assets		(59)					(59)

Balance at December 31, 1999	$91	$–	$–	$–	$13	$–	$104

Management’s Discussion and Analysis of Financial Condition and Results of
Operations

dollars in millions

      Employee terminations relating to the plans were as follows:

	1997	1998	1999

Total estimated	3,282	2,450	1,280

Less terminated:

1997	(711)

1998	(2,292)

1999	(117)	(1,123)	(595)

Estimated adjustments	(150)

Balance at December 31, 1999	12	1,327	685

      At December 31, 1999, $104 of restructuring charges remained in accrued liabilities. This balance was comprised of $91 for the reduction of approximately 2,020 employees to be completed in 2000 and $13 for lease terminations and other exit costs. The estimated annual cash expenditures will be approximately $54 in 2000, $34 in 2001 and $16 thereafter. We expect our operations to benefit over the long term from these realignment strategies, which are not expected to materially affect liquidity and cash flows.

Impact of the Year 2000

      We did not experience any significant malfunctions or errors in our operating or business systems at the beginning of 2000. Based on operations since January 1, 2000 we do not expect any significant impact on our ongoing business as a result of the Year 2000 date formatting issues. However, it is possible that the full impact of the date change has not been fully recognized. For example, Year 2000 or leap year problems could occur within billing, payroll or general ledger applications at the end of a month, a quarter or the year. We believe that any such problems are likely to be minor and correctable. In addition, we could still experience problems if our customers or suppliers are adversely affected by Year 2000 issues, although we are not currently aware of any such problems.

      We have spent approximately $78 on our Year 2000 readiness efforts, which included assessment of our products and critical internal systems, as well as those of our major customers and suppliers, and development of contingency plans. Of this amount, $56 was charged to expense and $22 was capitalized. We expect that transition monitoring and related follow-up activities will cause an additional $3 to be charged to expense in 2000.

      As part of our contingency planning, we increased our inventory levels by $27 in the fourth quarter of 1999. We expect this incremental inventory to be utilized or sold in the first quarter of 2000 without having a material effect on our margins.

Impact of the Euro Conversion

      Our Euro Steering Committee was established in 1998 to guide our efforts to comply with the requirements of the Euro conversion. The committee established guidelines and timetables for compliance by the European facilities. Four facilities converted to the Euro in 1999 and seven more are converting at the beginning of 2000. The committee continues to monitor progress at the remaining operations. These operations are at different stages of readiness, but we believe that all of them are capable of complying with the conversion timetable and with customer requirements for quoting and billing in Euros. We have not incurred material costs to date nor do we expect the future cost of conversions to be material.

Results of Operations (1999 vs. 1998)

      Our worldwide sales increased by $695 in 1999 to $13,159, nearly 6% above the record level of 1998. Organic growth accounted for $359 or 3% while acquisitions, net of divestitures, added $336. U.S. sales increased $629 or 7% with $122 attributable to acquisitions net of divestitures. Exports increased 24% to $939 despite the increasing strength of the U.S. dollar.

	1998	1999		$% Change

North America	$9,657	$10,308	$651	7

Europe	1,844	2,051	207	11

South America	779	549	(230)	(30)

Asia Pacific	184	251	67	36

      Overall sales outside of the U.S. increased 2% in 1999 but declined 4% when excluding the net effect of acquisitions and divestitures. The increased strength of the U.S. dollar had an adverse impact on sales in all regions except Asia Pacific. Mexico and Canada incurred a $24 negative currency effect on a combined basis. Europe, which experienced an 11% net increase, benefited by $194 from net acquisitions but gave back $47 in negative currency impact. South America, struggling to recover from economic downturns in Brazil and Argentina, incurred a $230 or 30% decrease in sales. The devaluation of the Brazilian real accounted for nearly all of the $240 in sales lost to currency effects in this region. Asia Pacific increased sales by $67 or 36% with currency changes contributing a $5 increase.

[DANA]

      Our Strategic Business Units (SBUs) – Automotive Systems Group (ASG), Automotive Aftermarket Group (AAG), Heavy Truck Group (HTG), Engine Systems Group (ESG), Fluid Systems Group (FSG) and Off-Highway Systems Group (OHSG) – represent our business segments. The “Other” category represents facilities that have been closed or sold and operations not assigned to a specific SBU. At the end of 1999 we eliminated the Industrial Systems Group (ISG) and combined portions of it and of the ESG to form the FSG. Our segment information has been restated to reflect these changes.

      Sales for 1998 and 1999 are presented in the table below. DCC, our seventh SBU, did not record sales in either year.

	1998	1999	$	% Change

ASG	$4,185	$4,474	$289	7

AAG	2,826	2,972	146	5

HTG	1,746	1,903	157	9

ESG	1,035	1,376	341	33

FSG	1,173	1,219	46	4

OHSG	878	797	(81)	(9)

Other	621	418	(203)	(33)

      The popularity of sport utility vehicles (SUVs) and light trucks continues to push ASG sales to higher levels. Axle sales experienced most of the growth in this SBU. Driveshaft sales were up slightly less than 3% and structural product sales were relatively flat. Sales growth was most significant in North America where sales increased $354. Asia Pacific experienced a 72% increase and South America was down 34% for the year.

      The December 1998 acquisition of AE Clevite, a distributor of camshafts, valves and engine components, helped the AAG grow its North American sales by $133 in 1999. Our new filtration operation in the United Kingdom helped Europe register an 8% increase over 1998. Sales were down 10% in South America and 7% in Asia Pacific.

      The HTG continued to benefit from high build rates in medium to heavy trucks (class 5 through 8) in the United States. Heavy axle and brake operations led the way to a 12% sales increase in North America where nearly 94% of HTG’s sales occur. Sales were flat in Asia Pacific, down 13% in Europe and down nearly 50% in South America.

      The acquisition of Glacier Vandervell in December 1998 made the difference for the ESG in 1999. The manufacturer of engine bearings helped the ESG increase sales 22% in North America and 67% in Europe. Sales of the other engine and sealing products were generally flat for the year.

      FSG, our newest SBU, transacts more than 80% of its business in North America, where strength in coolant systems carried it to a 4% sales increase in 1999. Sales increased 13% in Europe but declined 26% in South America.

      OHSG had a challenging year. Sales decreased 11% in North America and 6% in Europe as the depressed agricultural market limited demand for off-highway axles, powershift transmissions, hydraulic pumps and auxiliary equipment.

      Revenue from lease financing decreased 36% in 1999 due to the sale of DCC’s Technology Leasing Group portfolio in December 1998. Other income in 1998 included a gain of $126 on this divestiture and $27 from the settlement of a lawsuit.

      Our gross margin was 16.7% in 1999 compared to 16.2% in 1998. Cost of sales in 1999 was increased by a charge of $57 related to impairment and other rationalization adjustments. In 1998 we charged $20 of inventory adjustments to cost of sales. Excluding these nonrecurring items, the gross margins would have been 17.1% in 1999 and 16.3% in 1998.

      Selling, general and administrative expenses (SG&A) increased only $70 in 1999 despite $83 of expenses at newly acquired businesses. SG&A at our manufacturing and distribution businesses (including newly acquired businesses) increased $76. DCC realized net savings of $8 with the reduction resulting from the December 1998 sale of its Technology Leasing Group portfolio being partially offset by expenses related to development of a new lease administration system. On a regional basis, North America increased $25 with all of it attributable to the net effect of acquisitions and divestitures. Europe increased by $78 including a net acquisition/divestiture impact of $42. Currency devaluation in South America caused SG&A to decline by nearly $28.

      Operating income, which excludes restructuring and integration charges and the 1998 merger expenses, increased by $110 in 1999. Acquisitions, net of divestitures, added $31 and DCC contributed $8. The vast majority of the improvement is based in North America as Europe improved a modest $7 and South America decreased $14. Excluding the nonrecurring items charged to cost of sales, operating margin would have increased from 7.3% in 1998 to 8.1% in 1999.

      Interest expense was virtually unchanged in 1999. DCC lowered its borrowing costs following the divestiture of its small-ticket leasing operation but the manufacturing operations incurred greater interest charges due to a higher debt level.

Management’s Discussion and Analysis of Financial Condition and Results of
Operations

dollars in millions

      Our effective tax rate improved from 39% to 34% in 1999. State tax incentives played a significant role in the change as did general business credits realized by our leasing operations. Nondeductible merger expenses adversely affected the 1998 rate.

      Minority interest increased by $5 due to the minority interest acquired as part of the Glacier Vandervell acquisition and earnings improvement at Automotive Motion Technology Limited prior to our acquiring the remaining shares of that subsidiary.

      Equity in earnings of affiliates rose $3 or 8% including a $16 decline in our Venezuelan affiliate, a $13 increase in our Mexican affiliates and a $7 increase related to our leasing partnerships.

      Net income for 1999 came in at $513, slipping 4% from the $534 we earned in 1998. Both years include several items that make it difficult to compare these results. In 1998 we recorded $57 of nonrecurring charges net of gains on divestitures and the settlement of a patent infringement case. This year we recorded $165 of nonrecurring charges net of the gain on the sale of Sierra. With these items excluded from both years, our earnings would have increased $87 or 15% to $678.

      The SBUs affected by the 1999 adjustments were ASG $59, AAG $41, ESG $31, HTG $3, FSG $3, OHSG $1 and Other $27. In 1998, adverse adjustments were recorded by AAG $45, ESG $17, OHSG $1 and Other $50. DCC recorded a gain of $56.

Market Trends

      Sales of SUVs and light trucks, our biggest market, finally exceeded passenger car sales in 1999. We see continuing strength in SUVs, light trucks and passenger cars but expect volume to finish slightly lower for 2000. This outlook could be revised downward if gasoline prices adversely affect demand for these vehicles. In the medium and heavy truck markets we expect build rates to decline by as much as 10% after a couple years of record volume. From a regional viewpoint, our expectations are that North America will continue to be strong, Europe will experience very modest growth, South America will begin to show signs of recovery and Asia Pacific will have a very solid year for us.

Forward Looking Information

      Forward-looking statements in this annual report are indicated by words such as “anticipates,” “expects,” “believes,” “intends,” “plans” and similar expressions. These statements represent our expectations based on current information and assumptions. Forward-looking statements are inherently subject to risks and uncertainties. Our actual results could differ materially from those which are anticipated or projected due to a number of factors including changes in business relationships with major customers, competitive pressures on sales and pricing, increases in production or material costs that cannot be recouped in product pricing, significant increases in the price of gasoline, flattening of demand for SUVs and light, medium and heavy trucks, softening demand for off-highway agricultural and structural products, and continued economic weakness in Europe, South America and Asia Pacific.

Results of Operations (1998 vs. 1997)

      Our worldwide sales increased $553 in 1998 to a record $12,464, nearly 5% above 1997. Excluding the effect of acquisitions and divestitures, sales increased $428 or 4%. U.S. sales increased $371 or 4% on the strength of the light truck and SUV markets and record build rates in medium and heavy trucks. Acquisitions net of divestitures accounted for $95 of the increase. Exports from the U.S. were $10 lower than 1997 at $756.

				%Change
				Excluding
				Acquisitions/
	1997	1998	%Change	Divestitures

North America	$9,101	$9,657	6	5

Europe	1,832	1,844	1	4

South America	734	779	6	(7)

Asia Pacific	244	184	(25)	(11)

[DANA LOGO]

      Sales outside the U.S. increased $181 or 5%. Excluding the net effect of acquisitions and divestitures, these sales were up $152 or 5%. Changes in currency rates had a $180 adverse effect on reported sales. Mexico and Canada gave up nearly 9% of their 1998 sales as a result of the relative strength of the U.S. dollar. South American sales increased $45 or 6% when the net effect of acquisitions and divestitures is included but declined 7% on a comparable basis. The weakening of the Brazilian real was a key factor in the region losing $193 of sales due to currency exchange impact. In Europe, sales increased $12 or 1% but would have decreased if not for a positive $91 currency impact. As a result of depressed economic conditions, Asia Pacific lost $60 or 25% in sales; $3 was attributable to exchange rates.

      Sales for 1997 and 1998 are represented in the table below. DCC, our seventh SBU, did not record sales in either year.

				% Change
				Excluding
				Acquisitions/
	1997	1998	% Change	Divestitures

ASG	$3,882	$4,185	8	6

AAG	2,727	2,826	4	3

HTG	925	1,746	89	18

ESG	967	1,035	7	1

FSG	1,171	1,173	—	—

OHSG	867	878	1	(4)

Other	1,372	621	(55)	(1)

      ASG saw strong demand for light trucks, SUVs and passenger cars drive an 8% increase for the year. Growth in North America, which comprised 77% of this SBU’s sales, was just under 7% for the year, while Europe was up 13% after benefiting from a new product launch. South America registered the biggest gain at 15% with modular and structural products leading the way. Asia Pacific was off 5% for the year.

      AAG realized moderate growth, finishing 1998 about 5% above 1997. Leading the way in North America, which accounted for 84% of AAG’s sales, were brake parts and electronic controls. Our new filter operation in Poland was a bright spot but Europe grew only 2%. South America declined 9% for the year.

      HTG had excellent organic growth of 20% in North America as the heavy truck build rate reached a record level. The addition of the Eaton heavy axle and brake business as of the beginning of 1998 added an additional 77% of growth. The Eaton acquisition also accounted for the twelve-fold increase in sales in Europe and the 780% increase in South America. Sales in those regions were flat excluding acquisition impact.

      ESG ended 1998 more than 7% ahead of 1997 as our piston ring and cylinder liner business performed well. Europe was up 15% on the strength of our sealing business and a late boost from our December acquisition of Glacier Vandervell. South America declined 23% with weakness in all products.

      FSG benefited from a 9% improvement in its cooling systems business in North America but gave back an equal amount due to divestitures, finishing the year even with 1997. Sales in Europe were also flat. Only South America showed measurable improvement with a 5% increase on the strength of its cooling systems business.

      OHSG experienced a $6 decline in North American sales, primarily the net result of the Clark-Hurth acquisition and a divestiture and a plant closing in our hydraulics business. Sales in Europe rose 5% on the inclusion of Clark-Hurth’s European operations, net of the sale of our German hydraulics operation. South America lost $4 or 15% due mainly to weakness in the hydraulics business.

      Other income in 1998 decreased $117 from a 1997 amount that included gains of $261 from the sales of:

•	the European warehouse distribution operations ($76)

•	the vehicular clutch operations ($119)

•	the Preferred Plastic Sheet Division ($21)

•	the flat rubber products business ($14)

•	the 49% share of Korea Spicer Corporation ($18)

•	an investment in a leveraged lease by DCC ($13)

Management’s Discussion and Analysis of Financial Condition and Results of Operations

dollars in millions

      In 1998, we won a judgment on a patent infringement case in the amount of $27. DCC recorded a gain of $126 on the sale of its Technology Leasing Group portfolio and charges of $34 related to discontinued businesses in commuter aircraft and vehicle leasing.

      Gross margin improved to 16.2% in 1998 compared to 15.5% for 1997. In 1997, we recorded a $59 charge to cost of sales for inventory write-downs related to rationalized and discontinued product lines. A similar charge for $20 affected gross margin in 1998. Excluding the nonrecurring charges in both years, gross margin would have been 16.3% in 1998 and 16.0% in 1997.

      Selling, general and administrative expenses (SG&A) decreased $30 in 1998. The net impact of acquisitions and divestitures accounted for $8 of the decrease. Restructuring efforts started in 1997 and ongoing cost control initiatives had a positive impact. SG&A at DCC were higher in 1998 due to the effect of higher start-up and development costs associated with new leasing programs and the expansion of its lease portfolio. SG&A as a percentage of sales improved from 9.7% in 1997 to 9.0% in 1998.

      Operating income, which excludes restructuring and integration charges and merger expenses, increased by $200 in 1998. Operating margin improved to 7.2% from 5.8% in 1997. Excluding the nonrecurring charges to cost of sales and the net impact of acquisitions and divestitures, our operating margin would have been 7.2% in 1998 and 6.4% in 1997.

      Interest expense increased $28 in 1998 primarily due to higher average debt levels associated with acquisitions.

      The effective tax rate was 39% in 1998 compared to 49% for 1997. The 1997 rate was higher due to providing valuation reserves for tax benefits previously recorded in France and for tax benefits associated with the expenses recorded for the rationalization plan at the Perfect Circle Europe operations. Portions of the 1997 restructuring charge are not deductible for tax purposes, which also caused the rate to increase.

      Minority interest in net income of consolidated subsidiaries decreased $15 in 1998, with lower earnings at Albarus S.A. and its majority-owned subsidiaries in Brazil and at Automotive Motion Technology Limited in Europe.

      Equity in earnings of affiliates increased by $5 in 1998 as we discontinued the recognition of losses on our investment in Korea Spicer Corporation, which was sold in November 1997, and recognized higher earnings in DCC’s leasing affiliates and our Venezuelan affiliate.

      Earnings increased 67% in 1998 to finish at $534. This improvement occurred despite the recognition of $57 in nonrecurring charges net of gains recorded on divestitures and the patent infringement case. Segments adversely affected by these charges were AAG $45, ESG $17, OHSG $1 and Other $50 while DCC recorded a net gain of $56. Profits for 1997 were adversely affected by nonrecurring charges of $149 net of gains recorded on divestitures. Segments adversely affected by these charges were ASG $29, AAG $117, ESG $21, FSG $11, OHSG $13 and HTG $7. The other SBU recorded a net gain of $50.

Additional Information

in millions except per share amounts

Shareholders’ Investment

      The following table shows the range of market prices of our common stock on the New York Stock Exchange and the cash dividends declared and paid for each quarter during 1998 and 1999. At December 31, 1999, the closing price of Dana common stock was $29.94.

							Cash Dividends
			Stock Price				Declared and Paid

		1998			1999		1998	1999
Quarter Ended	HI	LO	CLOSE	HI	LO	CLOSE
March 31	$59.00	$48.00	$58.06	$43.50	$34.00	$38.00	$.27	$.31

June 30	61.50	51.06	53.50	54.06	37.38	46.06	.29	.31

September 30	54.94	35.13	37.31	47.63	35.13	37.13	.29	.31

December 31	44.88	31.31	40.88	39.06	26.00	29.94	.29	.31

Unaudited Quarterly Financial Information

      The following information has been reviewed by our independent accountants in accordance with generally accepted auditing standards (GAAS); however, they have not performed an audit in accordance with GAAS on the quarterly information to enable them to opine on each quarter.

				Net Income
		Gross		Per Share
Quarter Ended	Net Sales	Profit	Net Income	Basic	Diluted

For the year ended December 31, 1998

March 31	$3,233	$535	$141	$.86	$.84

June 30	3,237	555	160	.97	.96

September 30	2,962	483	98	.59	.59

December 31	3,032	442	135	.82	.81

For the year ended

December 31, 1999

March 31	$3,381	$566	$162	$.97	$.97

June 30	3,408	610	190	1.15	1.14

September 30	3,127	563	161	.98	.97

December 31	3,243	456	*	*	*

*	Amount is less than $.5 and per share amounts are less than one-half cent.

      The information for the first two quarters of 1998 has been restated to reflect the Echlin merger, which has been accounted for as a pooling of interests.

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

      In the fourth quarter of 1999, we recorded rationalization, integration and other nonrecurring charges of $144 (87 cents per share). These charges relate to the downsizing of three facilities, including our Reading, Pa. facility, and the closing of five facilities in the U.S., South America and Europe, net of the gain on the sale of the Sierra marine aftermarket operation.

Eleven-Year History†

in millions except per share amounts

[DANA LOGO]

Financial Highlights
For the Years	1989	1990	1991	1992	1993	1994

Net Sales	$6,320	$6,553	$6,084	$6,655	$7,404	$8,843

Net Income (Loss)	176	123	55	(318)	174	352

Net Income (Loss) per Common Share

Basic	1.32	.92	.41	(2.27)	1.18	2.29

Diluted	1.30	.91	.41	(2.26)	1.17	2.28

Cash Dividends per Common Share	.80	.80	.80	.80	.80	.83

Total Assets	6,259	5,705	5,371	5,584	5,895	6,701

Long-Term Debt	1,542	1,505	1,684	1,608	1,341	1,381

[Additional columns below]

[Continued from above table, first column(s) repeated]

Financial Highlights
For the Years	1995	1996	1997	1998	1999

Net Sales	$10,472	$10,979	$11,911	$12,464	$13,159

Net Income (Loss)	443	451	320	534	513

Net Income (Loss) per Common Share

Basic	2.81	2.83	1.97	3.24	3.10

Diluted	2.80	2.81	1.94	3.20	3.08

Cash Dividends per Common Share	.90	.98	1.04	1.14	1.24

Total Assets	7,814	8,522	9,511	10,138	11,123

Long-Term Debt	1,325	1,887	1,790	1,718	2,732

†	The information for years prior to 1998 has been restated to reflect the Echlin merger, which has been accounted for as a pooling of interests. Echlin amounts included for years prior to 1995 are for fiscal years ended August 31.