Form 10-K, Exhibit 13
period 2000-12-31
DANA CORP
filed 2001-03-01
CIK 26780

Exhibit 13

Management Statement

      We have prepared the accompanying consolidated financial statements and related information included herein for the three years ended December 31, 2000.

      The management of Dana Corporation is primarily responsible for the accuracy of the financial information that is presented in this annual report. These statements were prepared in accordance with generally accepted accounting principles and, where appropriate, we used our estimates and judgment with consideration to materiality.

      To meet management’s responsibility for financial reporting, we have established internal control systems which we believe are adequate to provide reasonable assurance that our assets are protected from loss. These systems produce data used for the preparation of financial information.

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

      We believe people are Dana’s most important asset. The proper selection, training and development of our people is a means of ensuring that effective internal controls and fair, uniform reporting are maintained as standard practice throughout the Company.

/s/ Robert C. Richter

Robert C. Richter
Vice President and
Chief Financial Officer

Report of Independent Accountants

[PRICEWATERHOUSECOOPERS LOGO]

To the Board of Directors and Shareholders of Dana Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of shareholders’ equity and of cash flows, including pages 22 through 39, present fairly, in all material respects, the financial position of Dana Corporation and its subsidiaries at December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Toledo, Ohio
February 2, 2001

Annual Report 2000    21

Statement of Income
in millions except per share amounts

	Year Ended December 31

	1998	1999	2000

Net sales	$12,464	$13,159	$12,317

Revenue from lease financing	173	111	143

Other income, net	202	83	231

	12,839	13,353	12,691

Costs and expenses
Cost of sales	10,449	10,964	10,599

Selling, general and administrative expenses	1,122	1,192	1,132

Restructuring and integration charges	118	181	173

Merger expenses	50

Interest expense	280	279	323

	12,019	12,616	12,227

Income before income taxes	820	737	464

Estimated taxes on income	315	251	171

Income before minority interest and equity in earnings of affiliates	505	486	293

Minority interest	(8)	(13)	(13)

Equity in earnings of affiliates	37	40	54

Net income	$534	$513	$334

Net income per common share

Basic income per share	$3.24	$3.10	$2.20

Diluted income per share	$3.20	$3.08	$2.18

Cash dividends declared and paid per common share	$1.14	$1.24	$1.24

Average shares outstanding — Basic	165	165	152

Average shares outstanding — Diluted	167	166	153

The accompanying notes are an integral part of the financial statements.

22    DANA CORPORATION

Balance Sheet
in millions except par value

	December 31

	1999	2000

Assets

Current assets

Cash and cash equivalents	$111	$179

Accounts receivable

Trade, less allowance for doubtful accounts of $44 - 1999 and $42 - 2000	1,935	1,548

Other	411	318

Inventories	1,784	1,564

Other current assets	560	714

Total current assets	4,801	4,323

Investments and other assets	1,858	2,367

Investment in leases	1,014	1,037

Property, plant and equipment, net	3,450	3,509

Total assets	$11,123	$11,236

Liabilities and Shareholders’ Equity

Current liabilities

Notes payable, including current portion of long-term debt	$1,418	$1,945

Accounts payable	1,129	1,015

Accrued payroll and employee benefits	462	398

Other accrued liabilities	755	856

Taxes on income	124	117

Total current liabilities	3,888	4,331

Deferred employee benefits and other noncurrent liabilities	1,398	1,507

Long-term debt	2,732	2,649

Minority interest in consolidated subsidiaries	148	121

Total liabilities	8,166	8,608

Shareholders’ equity

Common stock, $1 par value, shares authorized, 350; shares issued, 163 - 1999 and 148 - 2000	163	148

Additional paid-in capital	520	159

Retained earnings	2,762	2,909

Accumulated other comprehensive loss	(488)	(588)

Total shareholders’ equity	2,957	2,628

Total liabilities and shareholders’ equity	$11,123	$11,236

The accompanying notes are an integral part of the financial statements.

Annual Report 2000    23

Statement of Cash Flows
in millions

	Year Ended December 31

	1998	1999	2000

Net cash flows from operating activities	$795	$608	$984

Cash flows from investing activities:

Purchases of property, plant and equipment	(661)	(807)	(662)

Purchases of assets to be leased	(546)	(480)	(191)

Acquisitions	(829)	(18)	(511)

Divestitures	1,039	36	571

Changes in investments and other assets	(96)	(155)	(183)

Loans made to customers and partnerships	(232)	(259)	(643)

Payments received on leases	265	200	146

Proceeds from sales of certain assets	9	45	41

Proceeds from sales of leased assets	91	135	82

Payments received on loans	228	206	561

Other	(2)	(4)	(5)

Net cash flows — investing activities	(734)	(1,101)	(794)

Cash flows from financing activities:

Net change in short-term debt	54	(341)	577

Issuance of long-term debt	473	1,396	368

Payments on long-term debt	(624)	(376)	(504)

Dividends paid	(198)	(206)	(187)

Shares repurchased		(100)	(381)

Other	41	1	5

Net cash flows — financing activities	(254)	374	(122)

Net increase (decrease) in cash and cash equivalents	(193)	(119)	68

Cash and cash equivalents — beginning of year	423	230	111

Cash and cash equivalents — end of year	$230	$111	$179

Reconciliation of net income to net cash flows from operating activities:

Net income	$534	$513	$334

Depreciation and amortization	488	519	523

Unremitted earnings of affiliates	(33)	(37)	(54)

Deferred income taxes	64	66	118

Minority interest	12	6	10

Change in accounts receivable	(162)	(528)	327

Change in inventories	(72)	(183)	128

Change in other operating assets	17	1	(122)

Change in operating liabilities	13	296	(141)

Additions to lease and loan loss reserves	20	8	18

Gains on divestitures	(80)	(5)	(106)

Other	(6)	(48)	(51)

Net cash flows from operating activities	$795	$608	$984

The accompanying notes are an integral part of the financial statements.

24    DANA CORPORATION

Statement of Shareholders’ Equity
in millions

				Accumulated Other
				Comprehensive Income (Loss)

		Additional		Foreign	Minimum	Net Unrealized
	Common	Paid-In	Retained	Currency	Pension	Investment	Shareholders'
	Stock	Capital	Earnings	Translation	Liability	Gain (Loss)	Equity

Balance, December 31, 1997	$164	$540	$2,105	$(210)	$(2)	$ 7	$2,604

Comprehensive income:

Net income for 1998			534

Foreign currency translation				(54)

Minimum pension liability					(9)

Net unrealized investment gains						(4)

Total comprehensive income							467

Cash dividends declared			(184)				(184)

Cost of shares repurchased		(14)					(14)

Issuance of shares for director and

employee stock plans	2	65					67

Balance, December 31, 1998	166	591	2,455	(264)	(11)	3	2,940

Comprehensive income:

Net income for 1999			513

Foreign currency translation				(214)

Minimum pension liability					(2)

Total comprehensive income							297

Cash dividends declared			(206)				(206)

Cost of shares repurchased	(3)	(105)					(108)

Issuance of shares for director

and employee stock plans		34					34

Balance, December 31, 1999	163	520	2,762	(478)	(13)	3	2,957

Comprehensive income:

Net income for 2000			334

Foreign currency translation				(90)

Minimum pension liability					(10)

Total comprehensive

income							234

Cash dividends declared			(187)				(187)

Cost of shares repurchased	(15)	(366)					(381)

Issuance of shares for director

and employee stock plans		5					5

Balance, December 31, 2000	$148	$159	$2,909	$(568)	$(23)	$ 3	$2,628

The accompanying notes are an integral part of the financial statements.

Annual Report 2000    25

Notes to Financial Statements
in millions except share and per share amounts

Note 1.

Summary of Significant Accounting Policies

      Dana is a global leader in the engineering, manufacturing and distribution of components and systems for worldwide vehicular and industrial manufacturers and the related aftermarkets and a leading provider of lease financing services in selected markets through its wholly-owned subsidiary, Dana Credit Corporation (DCC).

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

      The following summary of significant accounting policies should help you evaluate the financial statements. Certain amounts in 1998 and 1999 have been reclassified to conform with the 2000 presentation.

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

Foreign Currency Translation

      The financial statements of subsidiaries and equity affiliates outside the United States (U.S.) located in non-highly inflationary economies are measured using the currency of the primary economic environment in which they operate as the functional currency, which for the most part is the local currency. Transaction gains and losses which result from translating assets and liabilities of these entities into the functional currency are included in net earnings. When translating into U.S. dollars, income and expense items are translated at average monthly rates of exchange and assets and liabilities are translated at the rates of exchange at the balance sheet date. Translation adjustments resulting from translating the functional currency into U.S. dollars are reported as a component of accumulated other comprehensive income in shareholders’ equity. For affiliates operating in highly inflationary economies, non-monetary assets are translated into U.S. dollars at historical exchange rates and monetary assets are translated at current exchange rates. Translation adjustments for these affiliates are included in net earnings.

Inventories

      Inventories are valued at the lower of cost or market. Cost is generally determined on the last-in, first-out (LIFO) basis for U.S. inventories and on the first-in, first-out (FIFO) or average cost basis for non-U.S. inventories.

Pre-Production Costs Related to Long-Term Supply Arrangements

      The cost of tooling that we own that is used to make products sold under long-term supply arrangements is capitalized as part of property, plant and equipment and amortized over its useful life. These costs are also capitalized if our customer owns the tooling and we have a noncancelable right to use the tooling over the contract period. Costs incurred in connection with the design and development of tooling that will be billed to customers upon completion is carried as a component of other accounts receivable. Design and development costs related to customer products are deferred if we have an agreement to collect such costs from the customer; otherwise, they are expensed as incurred.

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

26    DANA CORPORATION

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

Revenue Recognition

      Sales are recognized when products are shipped. Accruals for warranty costs, sales returns and other allowances are provided at the time of shipment based upon experience. Adjustments are made as new information becomes available. Shipping and handling fees billed to customers are included in sales and the costs of shipping and handling are included in cost of sales.

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

      Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” was issued in June 1998 and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Transactions,” was issued in June 2000. The Statements require, among other things, that all derivative instruments be recognized on the balance sheet at fair value. We will adopt SFAS Nos. 133 and 138 in 2001. Interest rate swap arrangements are being formally designated as hedges and will be marked to market through other comprehensive income beginning in 2001. Foreign currency forwards and other derivatives are not being designated as hedges and will be marked to market through current earnings. We will evaluate these transactions from time to time to determine whether they should be designated as hedges. The adoption of SFAS Nos. 133 and 138 will not have a material effect on the results of operations.

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

Pension Plans

      Annual net periodic pension costs under defined benefit pension plans are determined on an actuarial basis. Our policy is to fund these costs as accrued, including amortization of the initial unrecognized net obligation over 15 years and obligations arising due to plan amendments over the period benefited, through deposits with trustees. Benefits are determined based upon employees’ length of service, wages or a combination of length of service and wages.

Postretirement Benefits Other Than Pensions

      Annual net postretirement benefits liability and expense under the defined benefit plans are determined on an actuarial basis. Our policy is to pay these benefits as they become due. Benefits are determined primarily based upon employees’ length of service and include applicable employee cost sharing.

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

Marketable Securities

      The majority of our marketable securities satisfy the criteria for cash equivalents and are classified accordingly. The remainder of our marketable securities are classified as available for sale. Available-for-sale securities, which are included in investments and other assets, are carried at fair value and any

27    Annual Report 2000

Notes to Financial Statements
in millions except share and per share amounts

Note 1.
Summary of Significant Accounting Policies (Continued)

unrealized gains or losses, net of income taxes, are reported as a component of accumulated other comprehensive income or loss in shareholders’ equity.

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

Note 3. Preferred Shares

      There are 5,000,000 shares of preferred stock authorized, without par value, including 1,000,000 shares reserved for issuance under the Rights Plan. No shares of preferred stock have been issued.

Note 4. Common Shares

      Certain employee and director stock plans provide that employees and directors may tender stock to satisfy the purchase price of the shares, the income taxes required to be withheld on the transaction, or both. In connection with these stock plans, we repurchased 299,082 shares in 1998, 304,927 in 1999 and 91,074 in 2000.

      During 1999, the Board of Directors (Board) authorized the expenditure of up to $350 to repurchase shares of our common stock and in 2000 it authorized an additional expenditure of $250 for a total authorization of $600. The authorizations expired at the end of 2000. The repurchases were accomplished through open market transactions. In 1999, we repurchased 2,994,400 shares at an aggregate cost of $100 and in 2000, 15,455,747 shares were repurchased at a cost of $381.

      All shares repurchased were cancelled and became authorized but unissued shares.

      Common stock transactions in the last three years are as follows:

	1998	1999	2000

Shares outstanding at beginning of year	163,810,306	165,690,844	163,151,142

Issued for director and employee stock plans	2,179,620	764,535	272,713

Repurchased under stock plans	(299,082)	(309,837)	(91,074)

Repurchase program		(2,994,400)	(15,455,747)

Shares outstanding at end of year	165,690,844	163,151,142	147,877,034

Average shares outstanding for the year - basic	165,057,443	165,322,644	152,038,862

Plus: Incremental shares from assumed conversion of -

Deferred compensation units	476,197	461,112	571,029

Deferred restricted stock units	27,917	106,044	226,253

Stock options	1,480,967	608,165	95,182

Potentially dilutive shares	1,985,081	1,175,321	892,464

Average shares outstanding for the year - diluted	167,042,524	166,497,965	152,931,326

28    DANA CORPORATION

Note 5. Inventories

      The components of inventory are as follows:

	December 31
	1999	2000

Raw materials	$534	$436

Work in process and finished goods	1,250	1,128

	$1,784	$1,564

      Inventories amounting to $1,161 and $1,005 at December 31, 1999 and 2000, respectively, are valued using the LIFO method. If all inventories were valued at replacement cost, inventories would be increased by $135 and $119 at December 31, 1999 and 2000, respectively.

Note 6. Short-Term Debt

      Short-term funds for certain U.S. and non-U.S. operations are obtained from issuing commercial paper, short-term notes payable to banks and bank overdrafts.

      At December 31, 2000, Dana, excluding DCC, had $427 of commercial paper outstanding, $300 borrowed against committed U.S. bank lines, $40 borrowed against uncommitted U.S. bank lines, $143 of non-U.S. notes and $96 of notes payable at its non-U.S. subsidiaries. DCC had $406 of commercial paper issued, $75 borrowed against uncommitted U.S. bank lines and $39 of notes payable at its non-U.S. subsidiaries.

      Dana, excluding DCC, had committed borrowing lines of $1,665 and uncommitted borrowing lines of $639 at December 31, 2000. DCC had committed borrowing lines of $570 and uncommitted borrowing lines of $180 at December 31, 2000. Fees are paid to the banks for providing committed lines, but not for uncommitted lines. Such fees are not considered material.

      Selected details of short-term borrowings are as follows:

		Weighted
		Average
		Interest
	Amount	Rate

Balance at December 31, 1999	$968	6.0%

Average during 1999	1,162	5.4

Maximum during 1999 (month end)	1,490	5.6

Balance at December 31, 2000	$1,526	7.0%

Average during 2000	1,614	6.6

Maximum during 2000 (month end)	1,872	6.7

Note 7. Interest Rate Agreements

      We enter into interest rate agreements to manage interest rate risk by reducing our exposure to the effects of future interest rate movements. Under interest rate swap agreements, we agree to exchange with third parties, at specific intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional amount. At December 31, 2000, DCC was committed to receive interest rates which change periodically in line with prevailing short-term market rates (the average rate being received at December 31, 2000 was 7.10%) and to pay an average rate of 7.00% which is fixed over the period of the agreements on notional amounts of $125. DCC’s notional amounts of interest rate swaps expire as follows: 2001, $30; 2002, $50 and 2003, $45. Dana, exclusive of DCC, was not a party to any interest rate swap agreements at December 31, 2000.

Note 8. Long-Term Debt

	December 31
	1999	2000

Indebtedness of Dana, excluding consolidated subsidiaries —

Unsecured notes payable, fixed rates -

6.25% notes, due March 1, 2004	$250	$250

6.5% notes, due March 15, 2008	150	150

7.0% notes, due March 15, 2028	200	197

6.5% notes, due March 1, 2009	350	350

7.0% notes, due March 1, 2029	400	375

6.32% - 7.04%, due 2001 to 2002	745	470

Various industrial revenue bonds and other	4

Indebtedness of DCC —

Unsecured notes payable, fixed rates, 4.25% - 8.54%, due 2001 to 2007	654	865

Unsecured notes payable, variable rates, 6.31% - 7.87%, due 2001 to 2003	215	220

Nonrecourse notes payable, fixed rates, 6.80% - 12.05%, due 2001 to 2010	154	108

Indebtedness of other consolidated subsidiaries	60	83

Total long-term debt	3,182	3,068

Less: Current maturities	450	419

	$2,732	$2,649

      The total maturities of all long-term debt for the five years after 2000 are as follows: 2001, $419; 2002, $477; 2003, $99; 2004, $459 and 2005, $77.

      We filed universal shelf registration statements in December 1997 and December 1998 authorizing us to issue debt or equity securities, or a combination thereof, in an aggregate amount not to exceed $1,350. In March 1998, we issued $150 of 6.5% unsecured notes due March 15, 2008 and $200 of 7.0% unsecured notes due March 15, 2028. In March 1999, we issued $250 of 6.25% unsecured notes due March 1, 2004, $350 of 6.5% unsecured notes due March 1, 2009 and $400 of 7.0% unsecured notes due March 1, 2029.

      During 1999, DCC established a $500 Medium-Term Note Program. Notes under the program are offered on terms determined at the time of issuance. At December 31, 2000, notes totaling $500 were outstanding under the program. Interest on the notes is payable on a semi-annual basis. These notes are general, unsecured obligations of DCC. DCC has agreed that it will not issue any other notes which are secured or senior to notes issued under the program, except as permitted by the program.

      Interest paid on short-term and long-term debt was $283 in 1998, $285 in 1999 and $314 in 2000.

29    Annual Report 2000

Notes to Financial Statements

in millions except share and per share amounts

Note 9. Stock Option Plans

      The Compensation Committee of the Board grants stock options to selected Dana employees under the 1997 Stock Option Plan. The option price is equal to the market price of the stock at the date of grant. One-fourth of the options granted become exercisable at each of the first four anniversary dates of the grant; options generally expire 10 years from the date of grant. Stock appreciation rights may be granted separately or in conjunction with the options.

      This is a summary of transactions under the plan in the last three years:

	Number	Weighted Average
	of Shares	Exercise Price

Outstanding at

December 31, 1997	8,227,608	$30.01

Granted - 1998	2,519,524	48.14

Exercised - 1998	(2,062,466)	25.17

Cancelled - 1998	(174,009)	35.89

Outstanding at

December 31, 1998	8,510,657	$36.43

Granted - 1999	2,333,919	45.50

Exercised - 1999	(569,933)	30.65

Cancelled - 1999	(193,138)	43.24

Outstanding at

December 31, 1999	10,081,505	$38.78

Granted - 2000	3,322,750	23.06

Exercised - 2000	(120,857)	17.93

Cancelled - 2000	(420,999)	38.08

Outstanding at

December 31, 2000	12,862,399	$34.94

      The following table summarizes information about stock options under this plan at December 31, 2000:

	Outstanding Options			Exercisable Options

		Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number of	Contractual	Exercise	Number of	Exercise
Prices	Options	Life in Years	Price	Options	Price

$13.18-28.13	4,986,495	7.6	$24.22	1,845,595	$26.20

29.06-38.44	3,288,055	5.4	34.58	3,129,705	34.38

40.08-52.56	4,587,849	8.0	46.85	2,263,161	47.07

	12,862,399	7.2	$34.94	7,238,461	$36.26

      At December 31, 2000, there were 1,503,658 shares available for future grants under this plan.

      In accordance with our accounting policy for stock-based compensation, we have not recognized any expense relating to these stock options. If we had used the fair value method of accounting, the alternative policy set out in SFAS No. 123, “Accounting for Stock-Based Compensation,” the after-tax expense relating to the stock options would have been $12 in 1998, $11 in 1999 and $14 in 2000. If we had charged this expense to income, our pro forma net income and earnings per share would have been as follows:

	1998	1999	2000

Net Income	$522	$502	$320

Basic EPS	3.16	3.03	2.10

Diluted EPS	3.13	3.01	2.09

      The fair value of each option grant was estimated on the date of grant using the Black-Scholes model with the following assumptions:

	1998	1999	2000

Risk-free interest rate	4.24 - 5.52%	5.82%	6.16%

Dividend yield	2.21 - 2.87%	2.73%	5.38%

Expected life	5.4 years	5.4 years	5.4 years

Stock price volatility	30.1 - 33.7%	38.60%	40.72%

      Based on the above assumptions, the weighted average fair value per share of options granted under the plan was $14.27 in 1998, $15.79 in 1999 and $6.51 in 2000.

      Under our Directors’ Stock Option Plan, options for 3,000 common shares are automatically granted to each non-employee director once a year. The option price is the market value of the stock at the date of grant. The options can be exercised after one year and expire 10 years from the date of grant.

      This is a summary of the stock option activity of the Directors’ plan in the last three years:

	Number	Weighted Average
	of Shares	Exercise Price

Outstanding at

December 31, 1997	99,000	$28.74

Granted - 1998	24,000	60.09

Exercised - 1998	(3,000)	24.25

Outstanding at
December 31, 1998	120,000	$35.12

Granted - 1999	21,000	50.25

Exercised - 1999	(3,000)	24.25

Outstanding at

December 31, 1999	138,000	$37.66

Granted - 2000	21,000	28.78

Outstanding at

December 31, 2000	159,000	$36.49

      The following table summarizes information about stock options under this plan at December 31, 2000:

	Outstanding Options			Exercisable Options

		Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number of	Contractual	Exercise	Number of	Exercise
Prices	Options	Life in Years	Price	Options	Price

$24.25-32.25	114,000	5.5	$28.98	93,000	$29.03

50.25-60.09	45,000	7.8	55.50	45,000	55.50

	159,000	6.0	$36.49	138,000	$37.66

      At December 31, 2000, there were 106,000 shares available for future grants under this plan.

30    DANA CORPORATION

      The non-employee directors of Echlin participated in the 1996 Non-Executive Director Stock Option Plan under which options for 232,325 shares were authorized for issuance. Options were granted at market value at the date of grant, were exercisable after one year and expire 10 years from the date of grant, except in the event of the retirement or death of the director. During 1998, options to purchase 17,654 shares were exercised at $33.49. During 1999, options to purchase 39,265 shares were exercised at $35.43. No options were exercised in 2000. At December 31, 2000, there were 38,752 options outstanding and exercisable at exercise prices ranging from $33.49 to $37.93 per share with a weighted average exercise price of $34.40. The weighted average remaining contractual life of these options was 6.2 years. No future grants are expected under this plan.

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

      We match up to 50% of the participants’ contributions over a five-year period beginning with the year the amounts are withheld. If a participant withdraws any shares before the end of five years, the amount of our match will depend on how long the shares were in the account. The custodian purchased 874,272 shares in 1998, 1,177,541 shares in 1999 and 2,212,391 shares in 2000. The charge to expense for our match was $9 in 1998, $9 in 1999 and $10 in 2000.

Note 11. Additional Compensation Plans

      We have numerous additional compensation plans under which we pay our employees for increased productivity and improved performance. One such plan is our Additional Compensation Plan for certain officers and other key employees. Under this plan, a percentage of the participants’ compensation is accrued for additional compensation if we attain certain profit levels. The Compensation Committee selects the participants and determines whether to pay the awards immediately in cash or to defer them for payment later in cash, stock or a combination of both. Participants may elect to convert deferred awards to units which are the economic equivalent of shares of Dana common stock. Units are credited the equivalent of dividends on our common stock and adjusted in value based on the market value of our common stock. Compensation expense was credited $3 in 1998, $3 in 1999 and $7 in 2000 in connection with reductions in the value of deferred units. Awards not converted to units are credited quarterly with interest earned at a rate tied to the prime rate.

      Activity related to the plan for the last three years is as follows:

	1998	1999	2000

Awarded to participants based on preceding year’s performance	$14	$14	$15

Dividends and interest credited to participants’ accounts	1	4	2

Charges to expense	9	19	(5)

Shares issued to participants	1,143	3,721	5,240

      We also have a Restricted Stock Plan under which the Compensation Committee grants restricted common shares to certain key employees. The shares are subject to forfeiture until the restrictions lapse or terminate. Generally, the employee must remain employed with us for a specified number of years after the date of grant to receive shares. There were 55,100 shares granted in 1998, 102,500 shares in 1999 and 31,200 shares in 2000. Since 1997, participants have been able to convert their restricted stock into restricted stock units under certain conditions. The units are payable in unrestricted stock upon retirement or termination of employment. There were 200,037 restricted shares converted to restricted units in 1999 and 32,736 in 2000. Charges to expense for this plan were $1 in 1998, $2 in 1999 and $2 in 2000. There are 652,268 shares authorized for future issuance under the plan at December 31, 2000.

Annual Report 2000    31

Notes to Financial Statements

in millions except share and per share amounts

Note 12.
Pension and Other Postretirement Benefits

      We provide defined contribution and defined benefit, qualified and nonqualified, pension plans for certain employees. We also provide other postretirement benefits including medical and life insurance for certain employees upon retirement.

      The following tables provide a reconciliation of the changes in the defined benefit pension plans’ and other postretirement plans’ benefit obligations and fair value of assets over the two-year period ended December 31, 2000, statements of the funded status and schedules of the net amounts recognized in the balance sheet at December 31, 1999 and 2000:

	Pension Benefits		Other Benefits
	1999	2000	1999	2000

Reconciliation of benefit obligation

Obligation at January 1	$2,382	$2,425	$1,083	$1,140

Service cost	78	76	18	16

Interest cost	153	168	69	79

Employee contributions	4	4	4	4

Plan amendments	20	6	(28)

Actuarial (gain) loss	(41)	28	48	56

Benefit payments	(162)	(224)	(78)	(84)

Settlement, curtailment and terminations		15		(12)

Acquisitions and divestitures	(5)	11	23

Translation adjustments	(4)	(32)	1	(1)

Obligation at December 31	$2,425	$2,477	$1,140	$1,198

Reconciliation of fair value of plan assets

Fair value at January 1	$2,703	$2,931

Actual return on plan assets	284	49

Acquisitions and divestitures	58	(26)

Employer contributions	36	24

Employee contributions	4	4

Benefit payments	(158)	(198)

Settlements		(1)

Translation adjustments	4	(31)

Fair value at December 31	$2,931	$2,752

Funded Status

Balance at December 31	$506	$275	$(1,140)	$(1,198)

Unrecognized transition obligation	1	(1)

Unrecognized prior service cost	82	57	(29)	(30)

Unrecognized (gain) loss	(581)	(351)	254	321

Accrued cost	$8	$(20)	$(915)	$(907)

Amounts recognized in the balance sheet consist of:

Prepaid benefit cost	$129	$88

Accrued benefit liability	(150)	(168)	$(915)	$(907)

Intangible assets	8	23

Accumulated other comprehensive loss	21	37

Net amount recognized	$8	$(20)	$(915)	$(907)

      Benefit obligations of the U.S. non-qualified and certain non-U.S. pension plans, amounting to $125 at December 31, 2000, and the other postretirement benefit plans are not funded.

      Components of net periodic benefit costs for the last three years are as follows:

	Pension Benefits			Other Benefits
	1998	1999	2000	1998	1999	2000

Service cost	$71	$78	$76	$18	$18	$16

Interest cost	153	153	168	70	69	79

Expected return on plan assets	(181)	(219)	(232)

Amortization of transition obligation	4	3	3

Amortization of prior service cost	16	23	23	(9)	(10)	(7)

Recognized net actuarial gain (loss)	(8)	5	(6)	5	4	10

Net periodic benefit cost	55	43	32	84	81	98

Curtailment (gain) loss	4		18	(19)		(23)

Settlement gain	(3)		(3)

Termination expenses	2

Net periodic benefit cost after curtailments
and settlements	$58	$43	$47	$65	$81	$75

      The assumptions used in the measurement of pension benefit obligations are as follows:

		U.S. Plans
	1998	1999	2000

Discount rate	6.75%	7.25%	7.75%

Expected return on plan assets	8.75%	9.25%	9.25%

Rate of compensation increase	4.31-5%	4.31-5%	4.31-5%

Non-U.S. Plans
	1998	1999	2000

Discount rate	5-8%	5.5-7%	5.5-7.75%

Expected return on plan assets	7.25-9%	6.5-9%	6.5-9%

Rate of compensation increase	3.5-5%	3-5%	2.5-5%

32    DANA CORPORATION

      The assumptions used in the measurement of other postretirement benefit obligations are as follows:

	1998	1999	2000

Discount rate	6.75%	7.25%	7.75%

Initial weighted health care costs trend rate	7.5%	7.2%	6.8%

Ultimate health care costs trend rate	5%	5%	5%

Years to ultimate	10	9	9

      Assumed health care costs trend rates have a significant effect on the health care plan. A one-percentage-point change in assumed health care costs trend rates would have the following effects for 2000:

	1% Point	1% Point
	Increase	Decrease

Effect on total of service and interest cost components	$7	$(6)

Effect on postretirement benefit obligations	91	(77)

Note 13. Business Segments

      Our operations are organized into seven market-focused Strategic Business Units (SBUs). This structure allows our people in each of these units to focus their resources to benefit Dana and our global customers. We realigned certain businesses within our SBU structure in 2000. The most significant change was shifting our fluid handling products operations from the Engine Systems Group (ESG) to the Fluid Systems Group (FSG). The segment information was restated to reflect these changes.

      The Automotive Systems Group (ASG) designs, develops and manufactures “under the vehicle” products for passenger cars and light trucks. Its global, full-service engineering provides its customers with complete modules and systems. In the automotive market, the group is a leading manufacturer of axles, driveshafts, structural components and modules and chassis systems.

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

      The ESG provides its customers with complete engine systems for their sealing and power cylinder needs. Its products include gaskets and other sealing products, piston rings, bearings, liners and camshafts.

      The FSG manufactures an extensive line of products focused on the pumping, routing and thermal management of fluid systems for a wide range of applications, from passenger cars to heavy trucks and off-highway vehicles. Products include an extensive line of rubber hose, fluid products and fluid management systems.

      The Off-Highway Systems Group (OHSG) manufactures and markets off-highway axles, powershift transmissions, transaxles, torque converters and electronic controls.

      Dana Credit Corporation (DCC) provides leasing and financing services to a broad range of customers in selected markets around the world.

Annual Report 2000    33

Notes to Financial Statements

in millions except share and per share amounts

Note 13. Business Segments (Continued)

      Management evaluates the operating segments and regions as if DCC were accounted for on the equity method of accounting. Information used to evaluate the SBUs and regions is as follows:

			Operating	Net	Net	Capital	Depreciation/
1998	Sales	EBIT	PAT	Profit	Assets	Spend	Amortization

ASG	$4,180	$504	$325	$261	$1,810	$221	$132

AAG	2,888	225	138	88	1,822	86	68

HTG	1,746	170	104	72	654	42	37

ESG	978	58	42	29	1,192	65	54

FSG	1,193	124	76	60	774	56	49

OHSG	888	77	47	34	552	45	38

DCC			34	34	122

Other	591	(148)	(175)	13	27	37	18

Total operations	12,464	1,010	591	591	6,953	552	396

Restructuring and non-recurring items		(166)	(57)	(57)

Consolidated	$12,464	$844	$534	$534	$6,953	$552	$396

North America	$9,657	$1,036	$642	$520	$4,825	$339	$258

Europe	1,844	110	66	37	1,392	116	86

South America	779	26	27	14	777	61	40

Asia Pacific	184	(6)	(5)	(12)	138	12	8

DCC			34	34	122

Other		(156)	(173)	(2)	(301)	24	4

Total operations	12,464	1,010	591	591	6,953	552	396

Restructuring and non-recurring items		(166)	(57)	(57)

Consolidated	$12,464	$844	$534	$534	$6,953	$552	$396

1999

ASG	$4,461	$538	$343	$271	$1,761	$190	$142

AAG	3,039	307	188	127	1,998	117	76

HTG	1,904	208	127	91	689	48	34

ESG	1,318	103	69	49	1,136	85	73

FSG	1,238	133	82	63	757	60	50

OHSG	812	56	34	22	546	31	37

DCC			34	34	145

Other	387	(194)	(199)	21	208	16	17

Total operations	13,159	1,151	678	678	7,240	547	429

Restructuring and non-recurring items		(229)	(165)	(165)

Consolidated	$13,159	$922	$513	$513	$7,240	$547	$429

North America	$10,308	$1,235	$771	$612	$5,222	$379	$283

Europe	2,051	99	57	20	1,267	102	96

South America	549	16	13	3	581	48	37

Asia Pacific	251		(1)	(10)	143	13	9

DCC			34	34	145

Other		(199)	(196)	19	(118)	5	4

Total operations	13,159	1,151	678	678	7,240	547	429

Restructuring and non-recurring items		(229)	(165)	(165)

Consolidated	$13,159	$922	$513	$513	$7,240	$547	$429

2000

ASG	$4,634	$423	$287	$196	$2,097	$180	$149

AAG	2,850	125	77	2	1,940	74	78

HTG	1,598	126	76	41	557	32	42

ESG	1,293	86	63	40	1,082	77	75

FSG	1,163	110	66	45	673	43	48

OHSG	674	49	30	18	438	19	29

DCC			35	35	174

Other	105	(243)	(257)		19	9	6

Total operations	12,317	676	377	377	6,980	434	427

Restructuring and non-recurring items		(25)	(43)	(43)

Consolidated	$12,317	$651	$334	$334	$6,980	$434	$427

North America	$9,449	$804	$525	$346	$4,730	$306	$286

Europe	1,947	74	44	4	1,542	78	96

South America	563	24	11		451	32	30

Asia Pacific	358	7	5	(8)	169	11	11

DCC			35	35	174

Other		(233)	(243)		(86)	7	4

Total operations	12,317	676	377	377	6,980	434	427

Restructuring and non-recurring items		(25)	(43)	(43)

Consolidated	$12,317	$651	$334	$334	$6,980	$434	$427

34    DANA CORPORATION

      With the exception of DCC, operating profit after taxes (PAT) represents earnings before interest and taxes (EBIT), tax effected at 39% (our estimated long-term effective rate), plus equity in earnings of affiliates. The Other category includes discontinued businesses, trailing liabilities for closed plants, interest expense net of interest income, corporate expenses and adjustments to reflect the actual effective tax rate. SBU and regional expenses are included in the respective SBU or region; otherwise they are included in Other. In arriving at net profit from operating PAT, allocations are based on sales.

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

      Restructuring and non-recurring items consist of the restructuring and integration charges discussed in Note 20, gains on sales of business discussed in Note 19 and other non-recurring charges.

      Sales by region are based on the location of the entity recording the sale. Sales from the U.S. amounted to $8,784 in 1998, $9,413 in 1999 and $8,552 in 2000. No other country’s sales exceeded 10% of total sales. U.S. long-lived assets were $1,835 in 1999 and $1,865 in 2000. No other country’s long-lived assets exceeded 10% of total long-lived assets.

      Net operating assets differ from consolidated assets as follows:

	1998	1999	2000

Net operating assets	$6,953	$7,240	$6,980

Accounts payable	996	1,129	1,014

DCC’s assets in excess of equity	1,330	1,902	2,279

Non-trade receivables and other current assets	629	655	755

Other long-term assets	230	197	208

Consolidated assets	$10,138	$11,123	$11,236

      The difference between operating capital spend and depreciation shown above and purchases of property, plant and equipment and depreciation shown on the cash flow statement represents the method of measuring DCC for operating purposes. DCC’s capital spend and depreciation are not included above. In addition, DCC purchases equipment and leases the equipment to the other SBUs. These operating leases are included in the consolidated statements as purchases of assets and depreciated over their useful lives.

      Export sales from the U.S. to customers outside the U.S. amounted to $756 in 1998, $939 in 1999 and $832 in 2000. Total export sales (including sales to our non-U.S. subsidiaries which are eliminated for financial statement presentation) were $1,001 in 1998, $1,229 in 1999 and $1,115 in 2000.

      Worldwide sales to Ford Motor Company and subsidiaries amounted to $1,911 in 1998, $2,130 in 1999 and $2,396 in 2000, which represented 15%, 16% and 19% of our consolidated sales. Sales to DaimlerChrysler AG and subsidiaries were $1,602 in 1998, $1,777 in 1999 and $1,669 in 2000 representing 13%, 14% and 14% of our consolidated sales. Sales to Ford were primarily from our ASG and FSG segments, while sales to DaimlerChrysler were primarily from the ASG and HTG segments. No other customer accounted for more than 10% of our consolidated sales.

Note 14. Estimated Income Taxes

      Income tax expense (benefit) consists of the following components:

	Year Ended December 31
	1998	1999	2000

Current

U.S. federal	$140	$23	$22

U.S. state and local	46	15	18

Non-U.S.	74	139	74

	260	177	114

Deferred

U.S. federal	43	120	48

Non-U.S.	12	(46)	9

	55	74	57

Total expense	$315	$251	$171

      Deferred tax benefits (liabilities) consist of the following:

	Year Ended December 31
	1998	1999	2000

Postretirement benefits other than pensions	$386	$387	$328

Postemployment benefits	38	38	32

Expense accruals	144	150	210

Inventory reserves	28	35	58

Net operating loss and credit carryforwards	123	117	151

Valuation allowances	(59)	(83)	(102)

Other employee benefits	16	24	23

Other	30	63	65

Deferred tax benefits	706	731	765

Depreciation — non-leasing	(179)	(215)	(239)

Leasing activities	(383)	(441)	(557)

Pension accruals	(23)	(15)	(12)

Other	(11)	(17)	(17)

Deferred tax liabilities	(596)	(688)	(825)

Net deferred tax benefits (liabilities)	$110	$43	$(60)

      Worldwide, we have operating loss carryforwards of approximately $366 with remaining lives ranging from one year to an indefinite period. Valuation allowances are provided for deferred benefits if the realization of the benefits is uncertain. To reflect uncertainties related to utilization of specific loss carryforwards, we increased the valuation allowance by $24 in 1999 and $19 in 2000. Net benefits recognized for loss and tax credit carryforwards generally relate to the U.S., where we have traditionally

Annual Report 2000    35

Notes to Financial Statements

Note 14. Estimated Income Taxes (Continued)

been a taxpayer, and Germany and Brazil, where operating losses may be carried forward indefinitely.

      Cumulative undistributed earnings of non-U.S. subsidiaries for which U.S. income taxes, exclusive of foreign tax credits, have not been provided approximated $935 at December 31, 2000. U.S. income taxes have not been provided on these undistributed earnings since we intend to permanently reinvest them. If the total undistributed earnings of non-U.S. subsidiaries had been remitted in 2000, a significant amount of the additional tax provision would have been offset by foreign tax credits.

      We paid income taxes of $228 in 1998, $136 in 1999 and $98 in 2000.

      The effective income tax rate differs from the U.S. federal income tax rate for the following reasons:

	Year Ended December 31
	1998	1999	2000

U.S. federal income tax rate	35.0%	35.0%	35.0%

Increases (reductions) resulting from:

State and local income taxes, net of federal income tax benefit	3.6	2.1	2.3

Non-U.S. income	(1.1)	(0.7)	(1.1)

General business tax credits	(0.4)	(1.9)	(1.7)

Amortization of goodwill	0.5	0.6	1.2

Miscellaneous items	0.9	(1.0)	1.1

Effective income tax rate	38.5%	34.1%	36.8%

Note 15. Composition of Certain Balance Sheet Amounts

      The following items comprise the net amounts indicated in the respective balance sheet captions:

	December 31
	1999	2000

Investments and Other Assets

Goodwill	$997	$969

Investments at equity	429	965

Marketable securities, cost of $45 - 1999 and $37 - 2000	49	41

Loans receivable	103	109

Other	280	283

	$1,858	$2,367

Property, Plant and Equipment, net

Land and improvements to land	$159	$146

Buildings and building fixtures	1,202	1,167

Machinery and equipment	4,820	4,859

	6,181	6,172

Less: Accumulated depreciation	2,731	2,663

	$3,450	$3,509

Deferred Employee Benefits and Other Noncurrent Liabilities

Postretirement other than pension	$839	$831

Deferred income tax	190	310

Pension	79	109

Postemployment	82	82

Compensation	68	54

Other noncurrent liabilities	140	121

	$1,398	$1,507

	December 31
	1999	2000

Investment in Leases

Direct financing leases	$173	$141

Leveraged leases	816	867

Property on operating leases, net of accumulated depreciation	87	93

Allowance for credit losses	(41)	(43)

	1,035	1,058

Less: Current portion	21	21

	$1,014	$1,037

      The components of the net investment in direct financing leases are as follows:

	December 31
	1999	2000

Total minimum lease payments	$201	$154

Residual values	43	42

Deferred initial direct costs	2	2

	246	198

Less: Unearned income	73	57

	$173	$141

      The components of the net investment in leveraged leases are as follows:

	December 31
	1999	2000

Rentals receivable	$7,218	$7,597

Residual values	788	874

Nonrecourse debt service	(6,036)	(6,409)

Unearned income	(1,143)	(1,185)

Deferred investment tax credit	(11)	(10)

	816	867

Less: Deferred taxes arising from leveraged leases	355	423

	$461	$444

      Total minimum lease payments receivable on direct financing leases as of December 31, 2000 are as follows:

Year Ending December 31:

2001	$31

2002	25

2003	22

2004	19

2005	14

Later years	43

Total minimum lease payments receivable	$154

      Total minimum lease payments receivable on operating leases as of December 31, 2000 are as follows:

Year Ending December 31:

2001	$24

2002	20

2003	15

2004	11

2005	9

Later years	23

Total minimum lease payments receivable	$102

36    DANA CORPORATION

Note 16. Fair Value of Financial Instruments

      The estimated fair values of Dana’s financial instruments are as follows:

	December 31
	1999		2000
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets

Cash and cash equivalents	$111	$111	$179	$179

Loans receivable (net)	184	180	219	228

Investment securities	67	67	55	55

Financial liabilities

Short-term debt	968	968	1,526	1,526

Long-term debt	3,198	3,101	3,068	2,943

Security deposits — leases	4	3	1

Deferred funding commitments under leveraged leases	4	3	1	1

Unrecognized financial instruments, net		(4)		(1)

Note 17. Commitments and Contingencies

      At December 31, 2000, we had purchase commitments for property, plant and equipment of approximately $166. DCC had commitments to provide loan and lease financing in the aggregate amount of $60. Subsequent financing under the DCC commitments is subject to satisfactory completion of normal conditions precedent to the execution of such lease financing arrangements.

      At December 31, 2000, we had contingent obligations of up to $130 related to guarantees of third-party loans to equity affiliates.

      Future minimum rental commitments under operating leases were $367 at December 31, 2000, with rental payments during the next five years of: 2001, $67; 2002, $64; 2003, $55; 2004, $49 and 2005, $41. Net rental expense was $119 in 1998, $117 in 1999 and $103 in 2000.

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

Note 18. Acquisitions

      In 1998, we acquired the heavy axle and brake business of Eaton Corporation; General Automotive Specialty Company, Inc. (GAS); a 98-percent share of the capital of Nakata S.A. Industria e Comercio (Nakata); full ownership of SIMESC-Parish, our Brazilian structural components manufacturing company; the Glacier Vandervell Bearings Group and the AE Clevite North American non-bearing aftermarket engine hard parts business. GAS manufactures motor switches and locks. SIMESC-Parish, which has been renamed Dana Parish Produtos Estruturais, S.A., produces a range of structural products, including full frames and heavy-truck side rails. Nakata and its subsidiaries are the leading Brazilian manufacturers of suspension components, such as tie rods and ball joints. Glacier Vandervell produces and distributes products, primarily engine bearings, used in passenger car and light-duty vehicle applications for both original equipment manufacturers and the aftermarket. The AE Clevite business distributes products such as camshafts, valves and other valvetrain, timing and cylinder components to the automotive aftermarket.

      These acquisitions were accounted for as purchases and the results of their operations have been included in the consolidated financial statements since the dates of acquisition. Sales in 1998 were $784 higher than 1997 as a result of acquisitions and total assets of companies acquired in 1998 amounted to $980.

      In July 1998, we completed the merger with Echlin Inc. by exchanging 59.6 million shares of our common stock for all of the common stock of Echlin. Each share of Echlin was exchanged for .9293 of one share of our common stock. In addition, the outstanding Echlin stock options were converted at the same exchange ratio into options to purchase approximately 1.8 million shares of our common stock.

      The merger has been accounted for as a pooling of interests and all prior period consolidated financial statements have been restated to include the combined results of operations, financial position and cash flows of Echlin.

      In 1999, we acquired Innovative Manufacturing, Inc., a machining operation that supplies machined castings to our Outdoor Power Equipment Components Division. We also acquired the remaining interests not previously owned in Industrias Serva S.A. (30 percent), Dana Heavy Axle Mexico S.A. de C.V. (9 percent), Automotive Motion Technology Limited (49 percent) and Echlin Charger Mfg. Co. Pty. Ltd. (8 percent). These acquisitions have been accounted for as purchases and the results of operations and earnings previously allocated to minority owners have been included from the dates of acquisition. The sales and total assets were not material.

      In January 2000, we acquired the cardan-jointed propeller shaft business of GKN plc. In March, we acquired a majority interest in Tribometal a.s., a manufacturer of polymer bearings. The automotive axle manufacturing and stamping operations of Invensys plc were acquired in July. In November, we acquired a 30-percent interest in GETRAG Cie, a manufacturer of transmissions, transaxles, axles and other automotive components, and a 49-percent interest in GETRAG’s North American operations. Except for the interests in GETRAG, which are being accounted for as equity investments, the acquisitions were accounted for as purchases and the results of their operations have been included in the consolidated financial statements from the dates of acquisition. The acquisitions accounted for as purchases had total assets of $373 at acquisition and recorded sales of $195 since the dates of acquisition.

Annual Report 2000    37

Notes to Financial Statements

dollars in millions

Note 19. Divestitures

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

      In January 2000, we sold our Gresen Hydraulics business, the Truckline Parts Centres heavy-duty distribution business and certain portions of our constant velocity (CV) joint businesses. In February, we sold most of the global Warner Electric businesses and, in March, we sold Commercial Vehicle Cab Systems. In September 2000, we sold the remaining 35% interest in our Brazilian CV joint operation. Net gain recorded on these divestitures totaled $106. These businesses reported sales of $666 in 1999; through the dates of divestiture, 2000 sales for these operations totaled $103.

Note 20. Restructuring of Operations

      In the fourth quarter of 1998, we finalized our synergy plans for integrating the operations of Echlin into our businesses and recorded restructuring and integration charges of $138. Of this amount $118 was charged to restructuring and $20, for writing down inventory, was charged to cost of sales. The announced restructuring and integration plans included the closing of eight facilities (seven in the AAG and one in the ESG) and a workforce reduction of approximately 2,450 people.

      During 1999, we continued executing the Echlin restructuring plan announced in 1998, including the closing and downsizing of facilities begun in 1998. We also incurred integration charges of $51 for relocating assets, training and relocating employees and other integration activities at the acquired operations. These costs were charged to expense as incurred.

      During the fourth quarter of 1999, we announced plans to downsize and close additional operations in the U.S., South America and Europe and recorded restructuring and integration charges totaling $170. The charges included the costs of exiting businesses, asset impairments and termination benefits. The announced restructuring and integration plans included closing five facilities, downsizing three facilities and terminating 1,280 people. The largest component of these plans was the downsizing of our Reading, Pa. structures facility. In total, $229 million was charged to income during the year. This amount consisted of $181 charged to restructuring and integration, $57 charged to cost of sales and a $9 gain on the sale of Sierra credited to other income.

      During the third quarter of 2000, we announced plans to close our Reading, Pa. structures facility and terminate approximately 690 people and recorded restructuring charges of $53. In the fourth quarter, we approved plans to close facilities in France, the United Kingdom and Argentina, resulting in $34 of charges and a workforce reduction of approximately 230 people. We also incurred integration expenses in 2000 related to consolidating our Engine Controls warehouse operations and moving operations from closed facilities.

38    DANA CORPORATION

      The following summarizes the restructuring charges and activity recorded in the last three years:

		Impairment

	Employee		Investments
	Termination	Long-Lived	In Operations	Exit	Integration
	Benefits	Assets	To be Sold	Costs	Expenses	Total

Balance at December 31, 1997	$88	$30	$62	$–	$–	$180

Activity during the year

Charged to expense	65	40		13		118

Cash payments	(37)			(2)		(39)

Write-off of assets		(70)	(62)			(132)

Balance at December 31, 1998	116	–	–	11	–	127

Activity during the year

Charged to expense	60	59		11	51	181

Cash payments	(85)			(9)	(51)	(145)

Write-off of assets		(59)				(59)

Balance at December 31, 1999	91	–	–	13	–	104

Activity during the year

Charged to expense	62	8		27	76	173

Cash payments	(60)	(8)		(20)	(76)	(164)

Balance at December 31, 2000	$93	$–	$–	$20	$–	$113

      Employee terminations relating to the plans were as follows:

	1998	1999	2000

Total estimated	2,450	1,280	1,020

Less terminated:

1999	(1,123)	(595)

2000	(1,230)	(615)	(765)

Balance at December 31, 2000	97	70	255

      At December 31, 2000, $113 of restructuring charges remained in accrued liabilities. This balance was comprised of $93 for workforce reductions of approximately 420 employees to be completed in 2001 and $20 for lease terminations and other exit costs. We estimate that cash expenditures will be approximately $81 in 2001, $14 in 2002 and $18 thereafter. Our liquidity and cash flows will not be materially impacted by these actions. It is anticipated that our operations over the long term will benefit from these realignment strategies.

Note 21. Noncash Investing and Financing Activities

      In leveraged leases, the issuance of nonrecourse debt financing and subsequent repayments thereof are transacted directly between the lessees and the lending parties to the transactions. Nonrecourse debt issued to finance DCC’s investment in leveraged leases was $225 in 1998, $878 in 1999 and $403 in 2000; nonrecourse debt obligations repaid were $182 in 1998, $273 in 1999 and $106 in 2000.

Annual Report 2000    39

Management’s Discussion and Analysis of Financial Condition and Results of Operations

dollars in millions

      We faced numerous challenges in 2000, in both the original equipment manufacturer (OEM) and automotive aftermarket sectors, internally and externally, domestically and abroad. North American light vehicle production reached 17.2 million units in 2000, mainly on the strength of the first half of the year. By December, OEM production schedules were 16% below those of December 1999, a gap that widened even more in January 2001. This decline has been marked by sharp and sudden shifts in demand for our products, creating operating inefficiencies that are reflected in our margins. Heavy truck production also started the year at near-record volume, only to drop by 40% in the second half in reaction to high retail inventory and slowing demand. The automotive aftermarket was especially soft in the United States and we experienced numerous problems as we attempted to consolidate certain of our domestic warehouses. The euro lost nearly 16% of its value against the dollar in the first ten months of the year before rebounding in November and December to finish the year down 6%. Currency fluctuations overall reduced our sales by $279 and our net income by $10. Our operating units took steps to reduce capacity and costs in the second half of 2000 in response to reduced demand. In the fourth quarter, we recognized approximately $27 of equity losses related to our 49%-owned affiliate in Venezuela.

      There were accomplishments in 2000 as well. We completed several divestitures that were announced in 1999 and a number of strategic acquisitions that should provide important opportunities for us in the near future. We made progress toward our goal of reducing working capital and those efforts are continuing in 2001. Our Spicer Driveshaft Division earned the Malcolm Baldrige National Quality Award in manufacturing, the second time in five years that a Dana unit has received a Baldrige Award.

      As we enter 2001, we face ongoing reductions in demand from our major OEM customers as they react to high dealer inventory and lower sales. We have reduced capacity, including workforce reductions of 8,300 people in 2000, and further rationalization of assets and people is continuing in 2001. We also face pricing pressure that will challenge us to reduce costs through improved capital efficiency, advanced technology and continued advancement of our global sourcing initiatives.

Liquidity and Capital Resources

      Operating activities provided cash of $984 in 2000, exceeding the 1999 total by $376. Net income provided $334, a $179 decline from 1999. Included in net income in 2000 is $106 of non-operating gains on divestitures; net income in 1999 included a net gain of $5. Working capital declined by $483 during 2000. While $240 was the net result of acquisitions and divestitures and $51 was due to currency movements, $192 was the direct result of a company-wide initiative to reduce working capital. We are continuing these efforts in 2001. In particular, our Automotive Aftermarket Group is expected to improve inventory intensity in 2001 after fully resolving its warehouse integration problems.

      Investing activities in 2000 used cash of $794 versus $1,101 in 1999. Capital spending was limited to $662, a reduction of $145 from the 1999 level. Purchases of assets to be leased decreased by $289 but investments in partnerships totaled $181 and loans made to customers exceeded payments received by $82 as DCC shifted its focus from direct ownership of leased assets to other forms of investment. Divestitures generated $571 of proceeds during 2000. Completion of several strategic investments required cash of $511.

      Financing activities in 2000 used cash of $122. Included among 2000 activities were $187 of dividend payments and $381 of common stock repurchases versus $206 paid in dividends and $100 spent on stock repurchases in 1999. We repurchased 15,455,747 shares in 2000 under the repurchase program approved by our directors in April 1999 and amended in February 2000, bringing the total shares repurchased under the program to 18,450,147. We did not make any purchases after September 2000 and the program ended December 31, 2000. This share reduction accounts for the $19 reduction in dividends paid. Debt activity included payments on long-term debt of $504 and new borrowings of $368. Short-term borrowings increased a net of $577.

      At December 31, 2000, we had committed and uncommitted bank lines totaling $3,054, DCC having $750 of this figure. To satisfy a significant portion of our short-term financing requirements, we have generally relied on our ability to borrow money through the issuance of commercial paper. However, the debt rating services downgraded our credit ratings in January 2001 and placed Dana on their watch lists, primarily due to the significant downturn experienced in our markets in the fourth quarter. These rating actions, coupled with the volatility and current lack of depth of the commercial paper market, are currently making it difficult for us to issue commercial paper. As a result, we are borrowing against our committed bank lines. We are also exploring other means of supplementing our liquidity. The interest rates on our committed bank lines and the cost of alternative financing may be higher than those historically

40    DANA CORPORATION

experienced in the commercial paper market. We expect that the combination of our committed bank lines, certain asset-based financing sources and cash flow from operations will satisfy our liquidity requirements for the year.

      We have reviewed the liabilities that may result from the legal proceedings to which we are currently a party, including those involving product liability claims and alleged violations of environmental laws. We do not believe that these liabilities or the related cash flows are reasonably likely to have a material adverse effect on our liquidity, financial condition or results of operations.

      Contingent environmental liabilities are estimated based on the most probable method of remediation, current laws and regulations and existing technology. Estimates are made on an undiscounted basis and exclude the effects of inflation. If there is a range of equally probable remediation methods or outcomes, the lower end of the range is accrued. At December 31, 2000, $40 was accrued for contingent environmental liabilities with no recovery expected from other parties, compared to $45 accrued at December 31, 1999 and $1 recorded as probable recoveries.

      Contingent non-asbestos product liabilities are estimated based on existing claims plus our estimate of incurred but not reported claims based on historical experience. At December 31, 2000, $21 was accrued for contingent non-asbestos product liability costs and $2 was recorded as an asset for probable recoveries, compared to $19 of liabilities with no anticipated recoveries at the end of 1999.

      With respect to contingent asbestos-related product liability, we had approximately 70,000 asbestos-related claims outstanding at December 31, 2000, including approximately 33,000 claims that were settled pending payment. We have agreements with our insurance carriers providing for the payment of a significant majority of the defense and indemnity costs for pending claims as well as claims which may be filed against us in the future. At December 31, 2000, we had accrued $78 for contingent asbestos-related product liability costs and recorded $67 as an asset for probable recoveries from insurance or third parties for asbestos-related product liability claims, compared to $77 accrued for liabilities and $65 recorded as an asset at December 31, 1999. We recorded pre-tax expenses of less than $5 in 2000 related to the settlement and administration of asbestos-related product liability claims.

      For some time, the vast majority of our asbestos-related claims were administered by the Center for Claims Resolution (CCR), which settled claims for its member companies on a shared settlement cost basis. In February 2001, the CCR was reorganized and discontinued negotiating shared settlements. The CCR continues to administer Dana’s claims and will provide some legal and claims adjusting support. However, there will be no sharing of indemnity costs and Dana will independently control its strategy and settlements. Dana will continue to assess the efficiency of this arrangement. We do not expect this change to materially affect our contingent liability for these claims.

      The difference between our minimum and maximum estimates for contingent liabilities, while not considered material, was $2 for the environmental liability claims and $14 for the non-asbestos product liability claims, compared to $3 and $12 at December 31, 1999.

Restructuring and Integration

      In the fourth quarter of 1998, we finalized our synergy plans for integrating the operations of Echlin into our businesses and recorded restructuring and integration charges of $138. Of this amount $118 was charged to restructuring and $20, for writing down inventory, was charged to cost of sales. The announced restructuring and integration plans included the closing of eight facilities (seven in the Automotive Aftermarket Group and one in the Engine Systems Group) and a workforce reduction of approximately 2,450 people.

      During 1999, we continued executing the Echlin restructuring plan announced in 1998, including the closing and downsizing of facilities begun in 1998. We also incurred integration charges of $51 for relocating assets, training and relocating employees and other integration activities at the acquired operations. These costs were charged to expense as incurred.

      During the fourth quarter of 1999, we announced plans to downsize and close additional operations in the U.S., South America and Europe and recorded restructuring and integration charges totaling $170. The charges included the costs of exiting businesses, asset impairments and termination benefits. The announced restructuring and integration plans included closing five facilities, downsizing three facilities and terminating 1,280 people. The largest component of these plans was the downsizing of our Reading, Pa. structures facility. In total, $229 million was charged to income during the year. This amount consisted of $181 charged to restructuring and integration, $57 charged to cost of sales and a $9 gain on the sale of Sierra International Inc. credited to other income.

      During the third quarter of 2000, we announced plans to close our Reading, Pa. structures facility and terminate approximately 690 people and recorded restructuring charges of $53. In the fourth quarter, we approved plans to close facilities in France, the United Kingdom and Argentina, resulting in $34 of charges and a workforce reduction of approximately 230 people. We also incurred integration expenses in 2000 related to consolidating our Engine Controls warehouse operations and moving operations from closed facilities.

Annual Report 2000    41

Management’s Discussion and Analysis of Financial Condition and Results of Operations

dollars in millions

Restructuring and Integration (Continued)

      The following summarizes the restructuring charges and activity recorded in the last three years:

		Impairment

	Employee		Investments
	Termination	Long-Lived	In Operations	Exit	Integration
	Benefits	Assets	To be Sold	Costs	Expenses	Total

Balance at December 31, 1997	$88	$30	$62	$–	$–	$180

Activity during the year
Charged to expense	65	40		13		118

Cash payments	(37)			(2)		(39)

Write-off of assets		(70)	(62)			(132)

Balance at December 31, 1998	116	–	–	11	–	127

Activity during the year
Charged to expense	60	59		11	51	181

Cash payments	(85)			(9)	(51)	(145)

Write-off of assets		(59)				(59)

Balance at December 31, 1999	91	–	–	13	–	104

Activity during the year

Charged to expense	62	8		27	76	173

Cash payments	(60)	(8)		(20)	(76)	(164)

Balance at December 31, 2000	$93	$–	$–	$20	$–	$113

     Employee terminations relating to the plans were as follows:

	1998	1999	2000

Total estimated	2,450	1,280	1,020

Less terminated

1999	(1,123)	(595)

2000	(1,230)	(615)	(765)

Balance at December 31, 2000	97	70	255

      At December 31, 2000, $113 of restructuring charges remained in accrued liabilities. This balance was comprised of $93 for workforce reductions of approximately 420 employees to be completed in 2001 and $20 for lease terminations and other exit costs. We estimate that cash expenditures will be approximately $81 in 2001, $14 in 2002 and $18 thereafter. Our liquidity and cash flows will not be materially impacted by these actions. It is anticipated that our operations over the long term will benefit from these realignment strategies.

42    DANA CORPORATION

Results of Operations (2000 versus 1999)

      Our worldwide sales were $12,317 in 2000, a 6% or $842 decline from the $13,159 recorded in 1999. The divestitures completed in the first quarter of 2000 were a significant factor. Net of the effect of acquisitions, these divestitures accounted for a $410 reduction in sales for the year. Currency fluctuations accounted for an additional $279 decline in sales.

      Sales by region for 1999 and 2000 are presented in the following table.

			Change

	1999	2000	Amount	Percent

North America	$10,308	$9,449	$(859)	(8.3)

Europe	2,051	1,947	(104)	(5.1)

South America	549	563	14	2.6

Asia Pacific	251	358	107	42.6

      U.S. sales were $8,552, a 9% or $861 decline from the 1999 level, with divestitures net of acquisitions accounting for $408 of the decrease. Exports from the U.S. declined from $939 in 1999 to $832 in 2000

      Overall sales outside the United States increased $20 despite the $279 adverse impact of further strengthening of the U.S. dollar. Sales for our operations in Canada and Mexico were flat after considering a $4 benefit from currency changes; acquisitions and divestitures were not a factor in those countries. Sales in Europe benefited from a net $65 increase related to acquisitions net of divestitures and organic growth added another $79. These positive effects were more than offset by $247 of adverse currency impact as the U.S. dollar equivalent of sales denominated in euros and pounds declined $207 and $32, respectively, due to weakness in those currencies. In South America, where currency weakness resulted in an $11 sales decline, the effect of divestitures net of acquisitions was a $66 drop in sales. Continuing recovery in the region was evident however in the $90 of organic growth. Organic growth in Asia Pacific sales totaled $133, more than offsetting the $25 of adverse currency effects. Sales due to acquisitions equaled those lost by way of divestitures.

      Our Strategic Business Units (SBUs) – Automotive Systems Group (ASG), Automotive Aftermarket Group (AAG), Heavy Truck Group (HTG), Engine Systems Group (ESG), Fluid Systems Group (FSG), Off-Highway Systems Group (OHSG) and Dana Credit Corporation (DCC) – represent our business segments. We realigned certain businesses within our SBU structure in 2000. The most significant change was shifting our fluid handling products operations from the ESG to the FSG. Our segment information has been restated to reflect these changes.

      Sales by SBU for 1999 and 2000 are presented in the following table. DCC did not record sales in either year. The “Other” category in the table represents facilities that have been closed or sold and operations not assigned to a specific SBU.

			Change

	1999	2000	Amount	Percent

ASG	$4,461	$4,634	$173	3.9

AAG	3,039	2,850	(189)	(6.2)

HTG	1,904	1,598	(306)	(16.1)

ESG	1,318	1,293	(25)	(1.9)

FSG	1,238	1,163	(75)	(6.1)

OHSG	812	674	(138)	(17.0)

Other	387	105	(282)	(72.9)

      ASG sales in North America decreased $106 or 3% in 2000 as a result of light vehicle and heavy truck OEM production cuts intended to reduce dealer inventory. Light vehicle production in North America started the year near all-time record levels but declined in the second half of 2000 to end at 17.2 million units. Sport utility vehicles (SUVs) and light trucks displayed a similar trend line while maintaining their share of overall production. While sales appeared flat in South America, internal growth in Brazil across all the ASG product lines was slightly more than the combined negative effect of currency ($8) and net divestitures ($55). Sales in Europe benefited from our acquisition of the GKN driveshaft business early in the year, which added sales of $142, but gave back $75 to currency effects. ASG’s internal growth of nearly $40 resulted from improvement in both driveshaft and axle sales, the latter improving 32% in Austria. The acquisition of the automotive axle manufacturing and stamping business of Invensys plc added $34 of sales in Asia Pacific, more than offsetting the $22 adverse currency effect and complementing the $141 of organic growth resulting mainly from new modular systems business.

      AAG ended the year with a $189 decrease in sales, of which nearly $44 related to the late 1999 divestiture of Sierra. Inefficiencies in consolidating parts of its warehousing operations and softness in the North American automotive aftermarket were key factors in the $85 sales decline at AAG’s operating units in this region. Sales in Europe were marginally higher than in 1999 but the region lost $40 to currency movements. Modest sales improvement in South America was offset by decreases in Asia Pacific. There were no acquisitions or divestitures in either region and currency effects were minimal.

      HTG continued its success of 1999 during the first half of 2000, growing sales 4% after excluding the effects of two divestitures in the first quarter of 2000. However, early in the second half of the year, heavy truck manufacturers sharply reduced production in response to falling demand and excess inventory. HTG sales fell by one-third in the second half and finished the full year $306 below 1999 results. The divestiture impact for the full year was $106 and currency losses pared another $9, leaving $190 of organic sales reductions.

      ESG achieved $31 of organic growth with $23 emanating from Europe and $8 from South America. Similar to the European operations of our other SBUs, those of the ESG lost

Annual Report 2000    43

Management’s Discussion and Analysis of Financial Condition and Results of Operations

dollars in millions

$56 in converting their local sales to U.S. dollars. ESG sales in North America edged up $5 or 1% in 2000.

      FSG sales declined $75 in 2000 as North America lost $51 in its ongoing operations and another $6 due to a divestiture. Operations in Europe incurred currency losses of $17 to account for most of their $19 sales decline. Sales in South America were even with the prior year.

      OHSG sales fell $138 overall as the divestiture of the Gresen Hydraulics business in January 2000 resulted in a $97 decline in sales and adverse currency impacts accounted for another $49. Organic growth was a modest $8. North American sales declined $93 with $86 attributable to the Gresen divestiture. In Europe, sales were $41 lower as weakness in the euro had a $49 adverse effect. South American sales were down $4 as $7 of organic growth was negated by $11 lost through the Gresen divestiture.

      Revenue from lease financing increased $32 or 29% in 2000 on a $15 increase in direct finance lease income and increases of $9 each in interest income and income from property rentals recognized by DCC.

      Other income increased $148 in 2000, primarily the result of a $156 increase in gains on divestitures that was partially offset by a $9 decrease in interest income exclusive of the DCC interest income which is included in lease financing revenue.

      Gross margin in 2000 was 13.9%, well below the 16.7% reported in 1999. Results in all regions reflected lower gross margins, but the declines were most severe in North America and Asia Pacific. In North America, ASG and HTG were both affected by producing above optimum capacity in the first half of the year. In the second half, these units were impacted by erratic demand from their major customers and generally fell well below efficient production levels. AAG margins were impacted by softness in the automotive aftermarket. In Asia Pacific, ASG margins were affected by startup costs related to our new modular business in Australia. We incurred $17 in 2000 in connection with discontinuing certain lines of business and $57 in 1999 related to impairment and other rationalization adjustments and charged these amounts to cost of sales. Gross margins excluding these items would have been 14.1% in 2000 and 17.1% in 1999.

      Selling, general and administrative expenses (SG&A) decreased $60 in 2000, slightly exceeding the $56 attributed to the net effect of divestitures and acquisitions. DCC increased its general and administrative expenses by $9 with higher depreciation on leased assets and expenses related to a real estate investment being the largest components. SG&A as a percentage of sales was 9.2% in 2000 and 9.1% in 1999.

      Interest expense rose $44 or nearly 16% in 2000 as overall debt increased by almost 11%. Average short-term borrowings rose $452 to $1,614 and the average interest rate increased from 5.4% to 6.6%.

      Our effective tax rate was 36.8% in 2000. We continue to benefit from tax credits generated by our leasing operations and from relatively low state and local tax rates.

      Minority interest was unchanged in 2000. The minority interest in the gain recognized by Albarus S.A. on the sale of its interest in one of its affiliates was generally offset by the absence of the minority interest’s participation in operating earnings.

      We recorded $54 of equity in the earnings of our affiliates in 2000. Increased earnings at our affiliate in Mexico and expansion of the portion of leasing revenue earned on DCC’s equity investments more than offset the $27 loss recorded in the fourth quarter at our 49%-owned affiliate in Venezuela.

      Net income was $334 in 2000 versus $513 reported in 1999. Comparisons are made difficult by non-recurring items recorded in both years. In 1999 we recorded $165 of non-recurring charges net of the gain recorded in the AAG on the sale of Sierra. In 2000, we recorded $43 of non-recurring charges net of the gains recorded on several divestitures. Excluding these items, earnings would have been $377 in 2000 and $678 in 1999.

      Non-recurring items in 2000 included net charges of $47 in ASG, $39 in AAG, $33 in ESG and $4 in FSG and net credits of $27 in HTG and $16 in OHSG; a net gain of $37 was reflected in the Other category. In 1999, non-recurring charges were $59 in ASG, $41 in AAG, $3 in HTG, $31 in ESG, $3 in FSG, $1 in OHSG and $27 in Other.

Market Trends

      As 2000 came to a close, dealer inventory of light vehicles was approaching a three-month supply for some models despite severe production cutbacks by the major OEMs. SUV and light truck production exceeded car production throughout the year, but light truck inventories were reported growing at a faster rate near the end of the year. In early 2001, reductions in production schedules range from 17% to 27% at Ford, General Motors and DaimlerChrysler when compared to the first quarter of 2000, while a small number of Japanese manufacturers are reporting increases in their 2001 U.S. production levels thus far. Amid this uncertainty, we currently believe light vehicle volume for the year 2001 will be in the range of 15 to 16 million units, with the latter half of the year expected to be somewhat stronger than the first half. We expect the erratic demand and production schedules that marked the latter part of 2000 to continue through the first half of 2001 and then stabilize in the second half. The continuation of these challenging conditions makes the ongoing rationalization of assets and people critical to any significant improvement in our margins.

      We see the North American heavy truck market maintaining the fourth quarter 2000 build rate during most of 2001. There are likely to be minor fluctuations in quarterly production, but we expect approximately 150,000 units for the year. We also expect the automotive aftermarket to remain soft in 2001. Key factors are higher fuel costs, which tend to reduce the portion of vehicle operating outlays expended on repairs and maintenance, and the general improvement in the quality and durability of automotive parts.

44    DANA CORPORATION

      We are currently projecting over $400 in sales for 2001 and more than $4,800 in aggregate sales through 2005 related to net new business. We are encouraged by the new awards, especially since these sales amounts include business not only with our traditional North American OEM customers, but also with foreign-based OEMs.

Forward-Looking Information

      Forward-looking statements in this report are indicated by words such as “anticipates,” “expects,” “believes,” “intends,” “plans,” “estimates,” “projects” and similar expressions. These statements represent our expectations based on current information and assumptions. Forward-looking statements are inherently subject to risks and uncertainties. Our actual results could differ materially from those which are anticipated or projected due to a number of factors, including international economic conditions; the strength of the euro and other currencies relative to the U.S. dollar; the cyclical nature of the global vehicular industry; the performance of the global aftermarket sector; changes in business relationships with our major customers and other factors affecting the timing, size and continuation of our customer programs; the ability of our customers and suppliers to achieve their projected sales and production levels; competitive pressures on our sales and pricing; increases in production or material costs that cannot be recouped in product pricing; and the success of our recent short-term actions and our long-term transformation strategy for the company.

Results of Operations (1999 versus 1998)

      Our worldwide sales increased by $695 in 1999 to $13,159, nearly 6% above the record level of 1998. Organic growth accounted for $359 or 3% while acquisitions, net of divestitures, added $336. U.S. sales increased $629 or 7% with $122 attributable to acquisitions net of divestitures. Exports increased 24% to $939 despite the increasing strength of the U.S. dollar.

			Change

	1998	1999	Amount	Percent

North America	$9,657	$10,308	$651	6.7

Europe	1,844	2,051	207	11.2

South America	779	549	(230)	(29.5)

Asia Pacific	184	251	67	36.4

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

      Sales for 1998 and 1999 are presented in the table below. The amounts are presented consistent with the 2000 segment information.

			Change

	1998	1999	Amount	Percent

ASG	$4,180	$4,461	$281	6.7

AAG	2,888	3,039	151	5.2

HTG	1,746	1,904	158	9.0

ESG	978	1,318	340	34.8

FSG	1,193	1,238	45	3.8

OHSG	888	812	(76)	(8.6)
Other	591	387	(204)	(34.5)

Annual Report 2000    45

Management’s Discussion and Analysis of Financial Condition and Results of Operations

dollars in millions

      The popularity of sport utility vehicles (SUVs) and light trucks continued to push ASG sales to higher levels. Axle sales experienced most of the growth in this SBU. Driveshaft sales were up slightly less than 3% and structural product sales were relatively flat. Sales growth was most significant in North America where sales increased $354. Asia Pacific experienced a 74% increase and South America was down 36% for the year.

      The December 1998 acquisition of AE Clevite, a distributor of camshafts, valves and engine components, helped the AAG grow its North American sales by $131 in 1999. Our filtration operation in the United Kingdom, acquired early in 1999, helped Europe register a 7% increase over 1998. Sales were down 4% in South America and 2% in Asia Pacific.

      The HTG continued to benefit from high build rates in medium to heavy trucks (class 5 through 8) in the United States. Heavy axle and brake operations led the way to a 12% sales increase in North America where nearly 94% of HTG’s sales occur. Sales were flat in Asia Pacific, down 13% in Europe and down nearly 50% in South America.

      The acquisition of Glacier Vandervell in December 1998 made the difference for the ESG in 1999. The manufacturer of engine bearings helped the ESG increase sales 22% in North America and 82% in Europe. Sales of the other engine and sealing products were generally flat for the year.

      FSG transacted more than 80% of its business in North America, where strength in coolant systems carried it to a 4% sales increase in 1999. Sales increased 13% in Europe but declined 26% in South America.

      OHSG had a challenging year in 1999. Sales decreased 10% in North America and 6% in Europe as the depressed agricultural market limited demand for off-highway axles, powershift transmissions, hydraulic pumps and auxiliary equipment.

      Revenue from lease financing decreased 36% in 1999 due to the sale of DCC’s Technology Leasing Group portfolio in December 1998. Other income in 1998 included a gain of $126 on this divestiture and $27 from the settlement of a lawsuit.

      Our gross margin was 16.7% in 1999 compared to 16.2% in 1998. Cost of sales in 1999 was increased by a charge of $57 related to impairment and other rationalization adjustments. In 1998 we charged $20 of inventory adjustments to cost of sales. Excluding these non-recurring items, the gross margins would have been 17.1% in 1999 and 16.3% in 1998.

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

      Operating income, which excludes restructuring and integration charges and the 1998 merger expenses, increased by $110 in 1999. Acquisitions, net of divestitures, added $31 and DCC contributed $8. The vast majority of the improvement is based in North America as Europe improved a modest $7 and South America decreased $14. Excluding the non-recurring items charged to cost of sales, operating margin would have increased from 7.3% in 1998 to 8.1% in 1999.

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

      Net income for 1999 came in at $513, slipping 4% from the $534 we earned in 1998. Both years include several items that make it difficult to compare these results. In 1998 we recorded $57 of non-recurring charges net of gains on divestitures and the settlement of a patent infringement case. This year we recorded $165 of non-recurring charges net of the gain on the sale of Sierra. With these items excluded from both years, our earnings would have increased $87 or 15% to $678.

      The SBUs affected by the 1999 adjustments were ASG $59, AAG $41, ESG $31, HTG $3, FSG $3, OHSG $1 and Other $27. In 1998, adverse adjustments were recorded by AAG $45, ESG $17, OHSG $1 and Other $50. DCC recorded a gain of $56.

46    DANA CORPORATION

Additional Information

in millions except per share amounts

Shareholders’ Investment

     The following table shows the range of market prices of our common stock on the New York Stock Exchange and the cash dividends declared and paid for each quarter during 1999 and 2000. At December 31, 2000, the closing price of Dana common stock was $15.31.

							Cash Dividends
			Stock Price				Declared and Paid

		1999			2000		1999	2000
Quarter Ended	High	Low	Close	High	Low	Close

March 31	$43.50	$34.00	$38.00	$33.25	$20.31	$28.19	$ .31 $	.31

June 30	54.06	37.38	46.06	31.81	20.88	21.19	.31	.31

September 30	47.63	35.13	37.13	27.69	20.63	21.50	.31	.31

December 31	39.06	26.00	29.94	24.00	12.81	15.31	31	.31

Unaudited Quarterly Financial Information

						Net Income (Loss)
	Net Sales		Gross Profit		Net Income	Per Share
Quarter Ended	Reported	Restated	Reported	Restated	(Loss)	Basic	Diluted

For the year ended December 31, 1999

March 31	$3,381		$566		$162	$.97	$.97

June 30	3,408		610		190	1.15	1.14

September 30	3,127		563		161	.98	.97

December 31	3,243		456		*	*	*

For the year ended December 31, 2000

March 31	$3,459	$3,468	$571	$566	$245	$1.55	$1.54

June 30	3,286	3,296	523	518	144	.95	.95

September 30	2,855	2,865	389	384	29	.19	.19

December 31	2,688		250		(84)	(.57)	(.57)

*	Amount is less than $.5 and per share amounts are less than one-half cent.

      The sales and gross margin amounts for the first three quarters of 2000 have been restated to reflect the adoption of Emerging Issues Task Force Issue 00-10, Accounting for Shipping and Handling Fees and Costs, in the fourth quarter of 2000. The effect on sales and gross margin in 1999 was not material.

      In the fourth quarter of 1999, we recorded rationalization, integration and other non-recurring charges of $144 (87 cents per share). These charges relate to the downsizing of three facilities, including our Reading, Pa., facility, and the closing of five facilities in the U.S., South America and Europe, net of the gain on the sale of the Sierra marine aftermarket operation.

      In the first quarter of 2000, we recognized approximately $85 (53 cents per share) of non-recurring income representing gains on divestitures, net of $12 of integration expenses. In the second quarter, we recorded $10 (7 cents per share) of non-recurring integration charges incurred in connection with consolidating our Engine Controls warehouse operations. In the third quarter, we recorded a charge of $32 (21 cents per share) related to the closing of our Reading, Pa., structures facility.

      In the fourth quarter of 2000, we recorded $86 million of non-recurring charges (58 cents per share), including restructuring expenses related to closing several facilities ($34), integration expenses incurred primarily in the Engine Controls Division and in relocating operations of closed facilities ($21), equity losses related to our 49%-owned affiliate in Venezuela ($20) and costs associated with exiting several lines of business ($11).

50    DANA CORPORATION

Eleven-Year History†

in millions except per share amounts

Financial Highlights
For the Years	1990	1991	1992	1993	1994	1995	1996	1997	1998	1999	2000

Net Sales	$6,553	$6,084	$6,655	$7,404	$8,843	$10,472	$10,979	$11,911	$12,464	$13,159	$12,317

Net Income (Loss)	123	55	(318)	174	352	443	451	320	534	513	334

Net Income (Loss) per Common Share

Basic	.92	.41	(2.27)	1.18	2.29	2.81	2.83	1.97	3.24	3.10	2.20

Diluted	.91	.41	(2.26)	1.17	2.28	2.80	2.81	1.94	3.20	3.08	2.18

Cash Dividends per Common Share	.80	.80	.80	.80	.83	.90	.98	1.04	1.14	1.24	1.24

Total Assets	5,705	5,371	5,584	5,895	6,701	7,814	8,522	9,511	10,138	11,123	11,236

Long-Term Debt	1,505	1,684	1,608	1,341	1,381	1,325	1,887	1,790	1,718	2,732	2,649

†	The information for years prior to 1998 has been restated to reflect the Echlin merger, which has been accounted for as a pooling of interests. Echlin amounts included for years prior to 1995 are for fiscal years ended August 31.

Annual Report 2000    51