Form 10-K, Exhibit 13
period 2001-12-31
DANA CORP
filed 2002-02-26
CIK 26780

DANA CORPORATION / Annual Report 2001

Management Statement

We have prepared the accompanying consolidated financial statements and related information included herein for the three years ended December 31, 2001.

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

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of shareholders’ equity and of cash flows, including pages 16 through 33, present fairly, in all material respects, the financial position of Dana Corporation and its subsidiaries at December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Toledo, Ohio
February 11, 2002

Statement of Income

In millions except per share amounts

	Year Ended December 31
	1999	2000	2001

Net sales	$13,159	$12,317	$10,271

Revenue from lease financing	111	143	115

Other income, net	83	231	83

	13,353	12,691	10,469

Costs and Expenses

Cost of sales	10,964	10,599	9,268

Selling, general and administrative expenses	1,192	1,132	985

Restructuring and integration charges	181	173	390

Interest expense	279	323	309

	12,616	12,227	10,952

Income (loss) before income taxes	737	464	(483)

Estimated taxes on income	251	171	(161)

Income (loss) before minority interest and equity in earnings of affiliates	486	293	(322)

Minority interest	(13)	(13)	(8)

Equity in earnings of affiliates	40	54	32

Net income (loss)	$513	$334	$(298)

Net income (loss) per common share

Basic income (loss) per share	$3.10	$2.20	$(2.01)

Diluted income (loss) per share	$3.08	$2.18	$(2.01)

Cash dividends declared and paid per common share	$1.24	$1.24	$0.94

Average shares outstanding — Basic	165	152	148

Average shares outstanding — Diluted	166	153	148

The accompanying notes are an integral part of the financial statements.

Balance Sheet

In millions except par value

	December 31
	2000	2001

Assets

Current assets Cash and cash equivalents	$179	$199

Accounts receivable

Trade, less allowance for doubtful accounts of $42 - 2000 and $45 - 2001	1,548	1,371

Other	318	371

Inventories	1,564	1,299

Other current assets	714	557

Total current assets	4,323	3,797

Investments and other assets	2,367	2,209

Investment in leases	1,037	1,068

Property, plant and equipment, net	3,509	3,133

Total assets	$11,236	$10,207

Liabilities and Shareholders’ Equity

Current liabilities Notes payable, including current portion of long-term debt	$1,945	$1,120

Accounts payable	1,015	1,045

Accrued payroll and employee benefits	398	317

Other accrued liabilities	856	873

Taxes on income	117	134

Total current liabilities	4,331	3,489

Deferred employee benefits and other noncurrent liabilities	1,507	1,640

Long-term debt	2,649	3,008

Minority interest in consolidated subsidiaries	121	112

Total liabilities	8,608	8,249

Shareholders’ equity

Common stock, $1 par value, shares authorized, 350; shares issued, 148 - 2000 and 149 - 2001	148	149

Additional paid-in capital	159	163

Retained earnings	2,909	2,471

Accumulated other comprehensive loss	(588)	(825)

Total shareholders’ equity	2,628	1,958

Total liabilities and shareholders’ equity	$11,236	$10,207

The accompanying notes are an integral part of the financial statements.

Statement of Cash Flows

In millions

	Year Ended December 31
	1999	2000	2001

Net cash flows from operating activities	$608	$984	$639

Cash flows from investing activities:

Purchases of property, plant and equipment	(807)	(662)	(425)

Purchases of assets to be leased	(480)	(191)	(50)

Acquisitions	(18)	(511)	(21)

Divestitures	36	571	236

Changes in investments and other assets	(155)	(183)	1

Loans made to customers and partnerships	(259)	(643)	(68)

Payments received on leases	200	146	48

Proceeds from sales of certain assets	45	41	132

Proceeds from sales of leased assets	135	82	60

Payments received on loans	206	561	180

Other	(4)	(5)	(14)

Net cash flows — investing activities	(1,101)	(794)	79

Cash flows from financing activities:

Net change in short-term debt	(341)	577	(888)

Issuance of long-term debt	1,396	368	847

Payments on long-term debt	(376)	(504)	(501)

Dividends paid	(206)	(187)	(140)

Shares repurchased	(100)	(381)

Other	1	5	(16)

Net cash flows — financing activities	374	(122)	(698)

Net increase (decrease) in cash and cash equivalents	(119)	68	20

Cash and cash equivalents — beginning of year	230	111	179

Cash and cash equivalents — end of year	$111	$179	$199

Reconciliation of net income (loss) to net cash flows from operating activities:

Net income (loss)	$513	$334	$(298)

Depreciation and amortization	519	523	548

Unremitted earnings of affiliates	(37)	(54)	4

Deferred income taxes	74	57	(116)

Minority interest	6	10	4

Asset impairment	62	27	206

Change in accounts receivable	(528)	327	137

Change in inventories	(207)	108	166

Change in other operating assets	(11)	(58)	(31)

Change in operating liabilities	300	(144)	78

Additions to lease and loan loss reserves	8	18	(9)

Gains on divestitures	(5)	(106)	(10)

Other	(86)	(58)	(40)

Net cash flows from operating activities	$608	$984	$639

The accompanying notes are an integral part of the financial statements.

Statement of Shareholders’ Equity

In millions

				Accumulated Other
				Comprehensive Income (Loss)

		Additional		Foreign	Minimum
	Common	Paid-In	Retained	Currency	Pension	Net Unrealized	Shareholders’
	Stock	Capital	Earnings	Translation	Liability	Gain (Loss)	Equity

Balance, December 31, 1998	$166	$591	$2,455	$(264)	$(11)	$3	$2,940

Comprehensive income:

Net income for 1999			513

Foreign currency translation				(214)

Minimum pension liability					(2)

Total comprehensive income							297

Cash dividends declared			(206)				(206)

Cost of shares repurchased	(3)	(105)					(108)

Issuance of shares for director and employee stock plans, net		34					34

Balance, December 31, 1999	163	520	2,762	(478)	(13)	3	2,957

Comprehensive income:

Net income for 2000			334

Foreign currency translation				(90)

Minimum pension liability					(10)

Total comprehensive income							234

Cash dividends declared			(187)				(187)

Cost of shares repurchased	(15)	(366)					(381)

Issuance of shares for director and employee stock plans, net		5					5

Balance, December 31, 2000	148	159	2,909	(568)	(23)	3	2,628

Comprehensive income:

Net loss for 2001			(298)

Foreign currency translation				(152)

Minimum pension liability					(80)

Unrealized loss						(5)

Total comprehensive loss							(535)

Cash dividends declared			(140)				(140)

Issuance of shares for director and employee stock plans, net	1	4					5

Balance, December 31, 2001	$149	$163	$2,471	$(720)	$(103)	$(2)	$1,958

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

         The preparation of these financial statements requires estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Some of the more significant estimates include depreciation, amortization and impairment of long-lived assets; deferred tax assets and inventory valuations; sales returns, restructuring, environmental, product liability and warranty accruals; postemployment and postretirement benefits; residual values of leased assets and allowances for doubtful accounts. Actual results could differ from those estimates.

         The following summary of significant accounting policies should help you evaluate the financial statements. Certain amounts in 1999 and 2000 have been reclassified to conform with the 2001 presentation.

Principles of Consolidation

The consolidated financial statements include all subsidiaries in which we have the ability to control operating and financial policies. Affiliated companies (20% to 50% ownership) are generally recorded in the statements using the equity method of accounting. Operations of affiliates accounted for on the equity method of accounting are generally included for periods ended within one month of our year end. Less-than-20%-owned companies are included in the financial statements at the cost of our investment. Dividends, royalties and fees from these cost basis affiliates are recorded in income when received.

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

Pre-Production Costs Related to Long-Term Supply Arrangements

The cost of tooling used to make products sold under long-term supply arrangements is capitalized as part of property, plant and equipment and amortized over its useful life if we own the tooling. These costs are also capitalized and amortized if we fund the purchase but our customer owns the tooling and grants us the noncancelable right to use the tooling over the contract period. Costs incurred in connection with the design and development of tooling that will be billed to customers upon completion is carried as a component of other accounts receivable. Design and development costs related to customer products are deferred if we have an agreement to collect such costs from the customer; otherwise, they are expensed.

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

Allowance for Losses on Lease Financing

Provisions for losses on lease financing receivables are determined based on loss experience and assessment of inherent risk. Adjustments are made to the allowance for losses to adjust the net investment in lease financing to an estimated collectible amount. Income recognition is generally discontinued on accounts which are contractually past due and where no payment activity has occurred within 120 days. Accounts are charged against the allowance for losses when determined to be uncollectible. Accounts where asset repossession has started as the primary means of recovery are classified within other assets at their estimated realizable value.

Goodwill

Cost in excess of net assets of companies acquired generally has been amortized on a straight-line basis over the estimated period of expected benefit, ranging from 10 to 40 years. The issuance of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” was approved by the Financial Accounting Standards Board in June 2001. The new guidance changes the post-acquisition accounting for goodwill and certain intangible assets by discontinuing the amortization of these assets and requiring impairment testing at least annually. After recording the impact of adopting the Statement, any reductions in the carrying value of goodwill or certain intangible assets will be included in the results of operations. Adoption of SFAS No. 142 is required in 2002.

         We believe that the initial application of this Statement is likely to result in the impairment of a portion of our goodwill. We have substantially completed the first step of the initial impairment test required by the Statement and identified approximately $400 of goodwill that may be impaired based upon the new requirements. We will complete the impairment testing required to determine the actual amount of goodwill impairment in 2002.

Accordingly, we are unable to quantify the amount of impairment that may result from determining the implied fair value of the related goodwill at this time. Any adjustment of goodwill resulting from the initial assessment will be recognized as the effect of a change in accounting as of the beginning of 2002. The results of operations for the year ending December 31, 2002 would have included approximately $36 of goodwill amortization, including our share of amounts recorded by equity affiliates, if not for the adoption of SFAS No. 142.

Loans Receivable

Loans receivable consist primarily of loans to partnerships in which DCC has an interest and loans secured by equipment and first mortgages on real property. The loans to partnerships are collateralized by the partnerships’ assets. Income on all loans is recognized using the interest method. Interest income on impaired loans is recognized as cash is collected or on a cost recovery basis.

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

Revenue Recognition

Sales are recognized when products are shipped and title has transferred to the customer. Accruals for warranty costs, sales returns and other allowances are provided at the time of shipment based upon experience. Adjustments are made as new information becomes available. Shipping and handling fees billed to customers are included in sales and the costs of shipping and handling are included in cost of sales.

Income Taxes

Current tax liabilities and assets are recognized for the estimated taxes payable or refundable on the tax returns for the current year. Deferred tax balances reflect the impact of temporary differences between the carrying amount of assets and liabilities and their tax bases. Amounts are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred tax assets are reduced, if necessary, by the amount of any tax benefits not expected to be realized.

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

Derivative Financial Instruments

We enter into forward exchange contracts to hedge our exposure to the effects of currency fluctuations on a portion of our projected sales and purchase commitments. The changes in the fair value of these contracts are generally offset by exchange gains or losses on the underlying exposures. We also use interest rate swaps to manage exposure to fluctuations in interest rates and to balance the mix of our fixed and floating rate debt. We do not use derivatives for trading or speculative purposes.

         In January 2001, we adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Transactions.” These Statements require, among other things, that all derivative instruments be recognized on the balance sheet at fair value. Interest rate swap arrangements have been formally designated as hedges. The effect of marking these contracts to market has been recorded as a direct adjustment of the underlying debt for those contracts designated as fair value hedges and as an adjustment of other comprehensive income for those contracts designated as cash flow hedges. Foreign currency forwards and other derivatives have not been designated as hedges and the effect of marking these instruments to market has been recognized in the results of operations. We will evaluate these transactions from time to time to determine whether they should be designated as hedges.

         The adoption of SFAS Nos.133 and 138 did not have a material effect on the results of operations.

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

Notes to Financial Statements

In millions except share and per share amounts

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

Cash and Marketable Securities

The majority of our marketable securities satisfy the criteria for cash equivalents and are classified accordingly. The remainder of our marketable securities are classified as available for sale. Available-for-sale securities, which are included in investments and other assets, are carried at fair value and any unrealized gains or losses, net of income taxes, are reported as a component of accumulated other comprehensive income or loss in shareholders’ equity. Cash includes bank deposits of $31 that support letters of credit and may not be withdrawn under the terms of the arrangements.

Stock-Based Compensation

Stock-based compensation is accounted for using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. No compensation expense is recorded for stock options when granted as the option price is set at the market value of the underlying stock.

Note 2. Preferred Share Purchase Rights

We have a Preferred Share Purchase Rights Plan which is designed to deter coercive or unfair takeover tactics. One right has been issued on each share of our common stock outstanding on and after July 25, 1996. Under certain circumstances, the holder of each right may purchase 1/1000th of a share of our Series A Junior Participating Preferred Stock, no par value, for the exercise price of $110 (subject to adjustment as provided in the Plan). The rights have no voting privileges and will expire on July 15, 2006, unless exercised, redeemed or exchanged sooner.

         Generally, the rights cannot be exercised or transferred apart from the shares to which they are attached. However, if any person or group acquires (or commences a tender offer that would result in its acquiring) 15% or more of our outstanding common stock, the rights not held by the acquirer will become exercisable. In that event, instead of purchasing 1/1000th of a share of the Participating Preferred Stock, the holder of each right may elect to purchase from us the number of shares of our common stock that have a market value of twice the right’s exercise price (in effect, a 50% discount on our stock). Thereafter, if we merge with or sell 50% or more of our assets or earnings power to the acquirer or engage in similar transactions, any rights not previously exercised (except those held by the acquirer) can also be exercised. In that event, the holder of each right may elect to purchase from the acquiring company the number of shares of its common stock that have a market value of twice the right’s exercise price (in effect, a 50% discount on the acquirer’s stock).

         The Board may authorize the redemption of the rights at a price of $.01 each before anyone acquires 15% or more of our common shares. After that, and before the acquirer owns 50% of our outstanding shares, the Board may authorize the exchange of each right for one share of our common stock.

Note 3. Preferred Shares

There are 5,000,000 shares of preferred stock authorized, without par value, including 1,000,000 shares reserved for issuance under the Rights Plan. No shares of preferred stock have been issued.

Note 4. Common Shares

Certain of our employee and director stock plans provide that employees and directors may tender stock to satisfy the purchase price of the shares, the income taxes required to be withheld on the transaction, or both. In connection with these stock plans, we repurchased 304,927 shares in 1999, 91,074 in 2000 and 11,000 in 2001.

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

         All shares repurchased were cancelled and became authorized but unissued shares.

         Common stock transactions in the last three years are as follows:

	1999	2000	2001

Shares outstanding at beginning of year	165,690,844	163,151,142	147,877,034

Issued for director and employee stock plans	764,535	272,713	664,430

Repurchased under stock plans	(309,837)	(91,074)	(11,000)

Repurchase program	(2,994,400)	(15,455,747)

Shares outstanding at end of year	163,151,142	147,877,034	148,530,464

Average shares outstanding for the year — basic	165,322,644	152,038,862	148,241,265

Plus: Incremental shares from assumed conversion of -

Deferred compensation units	461,112	571,029	608,757

Deferred restricted stock units	106,044	226,253	232,257

Stock options	608,165	95,182	2,371

Potentially dilutive shares	1,175,321	892,464	843,385

Average shares outstanding for the year — diluted	166,497,965	152,931,326	149,084,650

DANA CORPORATION/Annual Report 2001

         A net loss causes dilutive shares to have an antidilutive effect, so the potentially dilutive shares have been disregarded in calculating diluted earnings per share for the year ended December 31, 2001.

Note 5. Inventories

The components of inventory are as follows:

	December 31
	2000	2001

Raw materials	$436	$377

Work in process and finished goods	1,128	922

	$1,564	$1,299

Inventories amounting to $1,005 and $841 at December 31, 2000 and 2001, respectively, were valued using the LIFO method. If all inventories were valued at replacement cost, inventories would be increased by $119 and $111 at December 31, 2000 and 2001, respectively.

Note 6. Short-Term Debt

Until the end of 2000, we had generally relied on the issuance of commercial paper to satisfy a significant portion of our short-term financing requirements. These commercial paper borrowings were supported by committed bank lines. However, the debt rating services lowered our credit ratings in the first quarter of 2001, primarily due to the significant downturn in our markets since the fourth quarter of 2000 and the impact of this downturn on our operations. Following the downgrade, the commercial paper markets ceased to be available to us and we began borrowing against the committed bank lines.

         In March 2001, we established a $400 accounts receivable securitization program to supplement our committed bank lines. Under the program, certain of our divisions and subsidiaries either sell or contribute accounts receivable to Dana Asset Funding LLC (DAF), a special purpose entity. DAF funds its accounts receivable purchases in part by pledging a portion of the receivables as collateral for short-term loans from participating banks. DAF uses the amounts borrowed under the program to fund the purchase of accounts receivable. We used the sale proceeds received from DAF to reduce other debt.

         The securitized accounts receivable are owned in their entirety by DAF and are not available to satisfy claims of our creditors. However, we are entitled to any dividends paid by DAF and would be entitled to all proceeds from the liquidation of DAF’s assets upon the termination of the securitization program and the dissolution of DAF. DAF’s receivables are included in our consolidated financial statements solely because DAF does not meet certain technical accounting requirements for treatment as a “qualifying special purpose entity” under generally accepted accounting principles. Accordingly, the sales and contributions of the accounts receivable are eliminated in consolidation and the loans to DAF are reflected as short-term borrowings in our consolidated financial statements.

         Expenses incurred to establish the program are being amortized over five years, the contractual life of the program.

         In December 2001, we entered into a new 364-day revolving credit facility with a group of banks and amended our existing long-term facility, which matures on November 15, 2005. The 364-day facility provides for a maximum borrowing capacity of $250 while the long-term facility has a borrowing capacity of $500. The 364-day facility provides each participating bank the option to terminate its commitment on April 30, 2002 unless we receive net cash proceeds of at least $200 from the issuance of debt in the capital markets or stock or the sale of assets by April 1, 2002. If the net cash proceeds exceed $200, the maximum borrowing capacity under the 364-day facility will be reduced by 50% of the excess. Both facilities require us to maintain specified financial ratios as of the end of each quarter, including the ratio of net senior debt to tangible net worth; the ratio of earnings before interest, taxes and depreciation and amortization (EBITDA) less capital spend to interest expense; and the ratio of net senior debt to EBITDA. For purposes of these ratios, tangible net worth excludes deferred currency translation adjustments, the 2001 minimum pension liability adjustment and intangible assets, while EBITDA is modified to exclude cash restructuring charges incurred from the fourth quarter of 2001 through the first quarter of 2003, to a maximum of $500, equity earnings, minority interest and certain other non-cash items. The ratio calculations are based on the additional financial information which presents Dana’s consolidated financial statements with DCC accounted for on the equity basis.

         Because our financial performance is impacted by various economic, financial and industry factors, we may not be able to satisfy these covenants in the future. Noncompliance with these covenants would constitute an event of default, allowing the lenders to accelerate the repayment of any borrowings outstanding under the related arrangement. We believe that we would be able to successfully negotiate amended covenants or obtain waivers if an event of default were imminent; however, we might be required to provide collateral to the lenders or make other financial concessions. Default under either of these facilities or any of our significant note agreements may result in defaults under other debt instruments. Our business, results of operations and financial condition might be adversely affected if we were unable to successfully negotiate amended covenants or obtain waivers on acceptable terms.

         Dana, excluding DCC, had total committed borrowing lines of $1,252 and uncommitted borrowing lines of $296 at December 31, 2001. At December 31, 2001, Dana, excluding DCC, had $150 borrowed against the long-term facility, $260 borrowed under the accounts receivable securitization program and $33 of notes payable at its non-U.S. subsidiaries.

         DCC had also relied on the issuance of commercial paper for short-term borrowings prior to 2001. Its borrowings against committed bank lines also increased after its credit ratings were lowered in the first quarter of 2001.

         DCC had committed borrowing lines of $544, including approximately $67 denominated in British pounds and Canadian dollars, and uncommitted borrowing lines of $15 at December 31, 2001. Various lines totaling $292 mature in 2002; $250 available under a long-term facility matures in June 2004. DCC had $231 borrowed against committed U.S. bank lines at December 31, 2001.

         Fees are paid to the banks for providing committed lines, but not for uncommitted lines. We paid fees of $9 in 2001 in connection with our committed bank lines. A portion of these fees is being amortized over the lives of the related credit facilities.

         Selected details of short-term borrowings are as follows:

		Weighted Average
	Amount	Interest Rate

Balance at December 31, 2000	$1,526	7.0%

Average during 2000	1,614	6.6

Maximum during 2000 (month end)	1,872	6.7

Balance at December 31, 2001	$674	3.5%

Average during 2001	1,450	5.4

Maximum during 2001 (month end)	1,919	6.9

Notes to Financial Statements

In millions except share and per share amounts

Note 7. Interest Rate Agreements

Under our interest rate swap agreements, we agree to exchange with third parties, at specific intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional amount. Differentials to be paid or received under these agreements are accrued and recognized as adjustments to interest expense. At December 31, 2001, Dana, exclusive of DCC, was committed to receive a rate of 9% on notional amounts of $575 and €200 and to pay variable rates equal to the six-month London interbank offered rate (LIBOR) plus an average of 3.09% (the combined rate was 5.07% at December 31, 2001) on a notional amount of $575 and the six-month Euro interbank offered rate (EURIBOR) plus an average of 3.79% (the combined rate was 7.04% on December 31, 2001) on a notional amount of €200. These agreements were entered in August 2001 in conjunction with the issuance of the 9% notes and expire when the notes mature in 2011. At December 31, 2001, DCC was committed to receive interest rates which change periodically in line with prevailing short-term market rates (the average rate being received at December 31, 2001 was 2.72%) and to pay an average rate of 7.13% which is fixed over the period of the agreements on notional amounts of $95. DCC’s notional amounts of interest rate swaps expire as follows: 2002, $50 and 2003, $45.

Note 8. Long-Term Debt

	December 31
	2000	2001

Indebtedness of Dana, excluding consolidated subsidiaries —

Unsecured notes payable, fixed rates -

6.25% notes, due March 1, 2004	$250	$250

6.5% notes, due March 15, 2008	150	150

7.0% notes, due March 15, 2028	196	196

6.5% notes, due March 1, 2009	349	349

7.0% notes, due March 1, 2029	371	371

9.0% notes, due August 15, 2011		575

9.0% euro notes, due August 15, 2011		175

6.92% - 7.04% notes, due 2002	470	135

Indebtedness of DCC —

Unsecured notes payable, variable rates, 2.18% - 5.77%, due 2002 to 2006	220	182

Unsecured notes payable, fixed rates, 2.00% - 8.54%, due 2002 to 2011	865	844

Nonrecourse notes payable, fixed rates, 6.77% - 12.05%, due 2002 to 2010	108	79

Nonrecourse notes payable, variable rate of 5.38%, due 2003		19

Indebtedness of other consolidated subsidiaries	89	129

Total long-term debt	3,068	3,454

Less: Current maturities	419	446

	$2,649	$3,008

The total maturities of all long-term debt for the five years after 2001 are as follows: 2002, $446; 2003, $152; 2004, $482; 2005, $90 and 2006, $102.

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

         During 2001, Dana issued $575 and €200 of 9% unsecured notes due August 15, 2011. The indenture agreement related to these notes places certain limits on the borrowings, payments and transactions that we might wish to undertake.

         During 1999, DCC established a $500 Medium Term Note Program. Notes under the program are offered on terms determined at the time of issuance. At December 31, 2001, notes totaling $500 were outstanding under the program. These notes are general, unsecured obligations of DCC. DCC has agreed that it will not issue any other notes which are secured or senior to notes issued under the program, except as permitted by the program.

         Nonrecourse obligations represent debt collateralized by the assignment of contracts and a security interest in the underlying assets. In the event of a default under the nonrecourse debt obligation, the lender’s recourse is limited to the collateral with no further recourse against DCC.

         Interest paid on short-term and long-term debt was $285 in 1999, $314 in 2000 and $304 in 2001.

Note 9. Stock Option Plans

The Compensation Committee of the Board grants stock options to selected Dana employees under the 1997 Stock Option Plan. The option price is equal to the market price of our common stock at the date of grant. One-fourth of the options granted become exercisable at each of the first four anniversary dates of the grant; options generally expire ten years from the date of grant. Stock appreciation rights may be granted separately or in conjunction with the options.

         This is a summary of transactions under the plan in the last three years:

	Number	Weighted Average
	of Shares	Exercise Price

Outstanding at December 31, 1998	8,510,657	$36.43

Granted - 1999	2,333,919	45.50

Exercised - 1999	(569,933)	30.65

Cancelled - 1999	(193,138)	43.24

Outstanding at December 31, 1999	10,081,505	$38.78

Granted - 2000	3,322,750	23.06

Exercised - 2000	(120,857)	17.93

Cancelled - 2000	(420,999)	38.08

Outstanding at December 31, 2000	12,862,399	$34.94

Granted - 2001	2,763,200	25.05

Exercised - 2001	(52,003)	15.97

Cancelled - 2001	(632,643)	35.85

Outstanding at December 31, 2001	14,940,953	$33.14

DANA CORPORATION/Annual Report 2001

The following table summarizes information about stock options under this plan at December 31, 2001:

	Outstanding Options			Exercisable Options

		Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number of	Contractual	Exercise	Number of	Exercise
Prices	Options	Life in Years	Price	Options	Price

$19.63-28.13	7,526,087	7.7	$24.60	2,617,753	$25.40

29.06-38.44	3,094,246	4.4	34.49	3,094,246	34.49

40.08-52.56	4,320,620	7.0	47.05	3,085,939	47.22

	14,940,953	6.8	$33.14	8,797,938	$36.25

         In April 2001, shareholders authorized an additional 5,000,000 shares under this plan. At December 31, 2001, 4,196,461 shares were available for future grants.

         In accordance with our accounting policy for stock-based compensation, we have not recognized any expense relating to these stock options. If we had used the fair value method of accounting, the alternative policy set out in SFAS No. 123, “Accounting for Stock-Based Compensation,” the after-tax expense relating to the stock options would have been $11 in 1999, $14 in 2000 and $16 in 2001. If we had charged this expense to income, our net income (loss) and earnings per share would have been as follows:

	1999	2000	2001

Net Income (Loss)	$502	$320	$(314)

Basic EPS	3.03	2.10	(2.12)

Diluted EPS	3.01	2.09	(2.12)

         The fair value of each option grant was estimated on the date of grant using the Black-Scholes model with the following assumptions:

	1999	2000	2001

Risk-free interest rate	5.82%	6.16%	4.63%

Dividend yield	2.73%	5.38%	4.95%

Expected life	5.4 years	5.4 years	5.4 years

Stock price volatility	38.60%	40.72%	44.67%

         Based on the above assumptions, the weighted average fair value per share of options granted under the plans was $15.79 in 1999, $6.51 in 2000 and $7.49 in 2001.

         Under our Directors’ Stock Option Plan, options for 3,000 common shares are automatically granted to each non-employee director once a year. The option price is the market value of the stock at the date of grant. The options can be exercised after one year and expire ten years from the date of grant, except in the event of retirement or death of the director.

         This is a summary of the stock option activity of the Directors’ plan in the last three years:

	Number	Weighted Average
	of Shares	Exercise Price

Outstanding at December 31, 1998	120,000	$35.12

Granted - 1999	21,000	50.25

Exercised - 1999	(3,000)	24.25

Outstanding at December 31, 1999	138,000	$37.66

Granted - 2000	21,000	28.78

Outstanding at December 31, 2000	159,000	$36.49

Granted - 2001	24,000	17.64

Outstanding at December 31, 2001	183,000	$34.02

         The following table summarizes information about stock options under this plan at December 31, 2001:

	Outstanding Options			Exercisable Options

		Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number of	Contractual	Exercise	Number of	Exercise
Prices	Options	Life in Years	Price	Options	Price

$17.64-32.25	138,000	3.7	$27.01	114,000	$28.98

50.25-60.09	45,000	6.8	55.50	45,000	55.50

	183,000	4.4	$34.02	159,000	$36.49

         At December 31, 2001, 82,000 shares were available for future grants under this plan.

         The non-employee directors of Echlin Inc., which we acquired in 1998, participated in the Echlin Inc. 1996 Non-Executive Director Stock Option Plan under which options for 232,325 shares were authorized for issuance. Options were granted at market value at the date of grant, were exercisable after one year and expire ten years from the date of grant, except in the event of the retirement or death of the director. During 1999, options to purchase 39,265 shares were exercised at $35.43. No options were exercised in 2000 or 2001. At December 31, 2001, there were 38,752 options outstanding and exercisable at exercise prices ranging from $33.49 to $37.93 per share with a weighted average exercise price of $34.40. The weighted average remaining contractual life of these options was 5.2 years. No future grants are expected under this plan.

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

         We match up to 50% of the participants’ contributions in cash over a five-year period beginning with the year the amounts are withheld. If a participant withdraws any shares before the end of five years, the amount of our match will depend on how long the shares were in the account. The custodian purchased 1,177,541 shares in 1999, 2,212,391 shares in 2000 and 2,405,040 shares in 2001. The charge to expense for our match was $9 in 1999, $10 in 2000 and $11 in 2001.

Notes to Financial Statements

Dollars in millions

Note 11. Additional Compensation Plans

We have numerous additional compensation plans under which we pay our employees for increased productivity and improved performance. One such plan is our Additional Compensation Plan for certain officers and other key employees. Under this plan, a percentage of the participants’ compensation is accrued for additional compensation if we attain certain annual corporate performance goals. The Compensation Committee selects the participants and determines whether to pay the awards immediately in cash or to defer them for payment later in cash, stock or a combination of both. Participants may elect to convert deferred awards to units which are the economic equivalent of shares of Dana common stock. Units are credited with the equivalent of dividends on our common stock and adjusted in value based on the market value of our common stock. Compensation expense was credited $3 in 1999, $7 in 2000 and $1 in 2001 in connection with reductions in the value of deferred units. Awards not converted to units are credited quarterly with interest earned at a rate tied to the prime rate.

         Activity related to the plan for the last three years is as follows:

	1999	2000	2001

Awarded to participants based on preceding year’s performance	$14	$15	$0

Dividends and interest credited to participants’ accounts	4	2	2

Charge (credit) to expense	19	(5)	1

Shares issued to participants	3,721	5,240	25,106

         We also have two successive Restricted Stock Plans under which the Compensation Committee grants restricted common shares to certain key employees. The shares are subject to forfeiture until the restrictions lapse or terminate. Generally, the employee must remain employed with us for a specified number of years after the date of grant to receive the shares. Since 1997, participants have been able to convert their restricted stock into restricted stock units under certain conditions. The number of restricted shares converted to restricted units was 200,037 in 1999, 32,736 in 2000 and 27,500 in 2001. The units are payable in unrestricted stock upon retirement or termination of employment.

         Grants occurred under the 1989 Restricted Stock Plan through February 1999, at which time the authorization to grant restricted stock under the plan lapsed. There were 20,500 shares granted in 1999 under the 1989 Plan. At December 31, 2001, there were 474,605 shares available for issuance in connection with dividends payable on shares granted under this plan.

         Shareholders approved the 1999 Restricted Stock Plan in April 1999 and authorized the issuance of up to 750,000 shares. There were 82,000 shares granted in 1999, 31,200 shares in 2000 and 529,000 shares in 2001 under the 1999 Plan. At December 31, 2001, there were 74,319 shares available for future grants and dividends under the 1999 Plan.

         Charges to expense for these plans were $2 in 1999, $2 in 2000 and $3 in 2001.

Note 12. Pension and Other Postretirement Benefits

We provide defined contribution and defined benefit, qualified and nonqualified, pension plans for certain employees. We also provide other postretirement benefits including medical and life insurance for certain employees upon retirement.

         Under the terms of the defined contribution retirement plans, employee and employer contributions may be directed into a number of diverse investments. None of these plans allows for direct investment of contributions in Dana stock.

         The following tables provide a reconciliation of the changes in the defined benefit pension plans’ and other postretirement plans’ benefit obligations and fair value of assets over the two-year period ended December 31, 2001, statements of the funded status and schedules of the net amounts recognized in the balance sheet at December 31, 2000 and 2001:

	Pension Benefits		Other Benefits
	2000	2001	2000	2001

Reconciliation of benefit obligation

Obligation at January 1	$2,425	$2,477	$1,140	$1,198

Service cost	76	66	16	14

Interest cost	168	172	79	91

Employee contributions	4	4	4	7

Plan amendments	6	1		4

Actuarial loss	28	29	56	206

Benefit payments	(224)	(196)	(84)	(99)

Settlement, curtailment and terminations	15	7	(12)	(4)

Acquisitions and divestitures	11	9

Translation adjustments	(32)	(20)	(1)	(2)

Obligation at December 31	$2,477	$2,549	$1,198	$1,415

Reconciliation of fair value of plan assets

Fair value at January 1	$2,931	$2,752

Actual return on plan assets	49	(294)

Acquisitions and divestitures	(26)	11

Employer contributions	24	18

Employee contributions	4	4

Benefit payments	(198)	(186)

Settlements	(1)	(4)

Translation adjustments	(31)	(18)

Fair value at December 31	$2,752	$2,283

Funded Status

Balance at December 31	$275	$(264)	$(1,198)	$(1,415)

Unrecognized transition obligation	(1)	(1)		(19)

Unrecognized prior service cost	57	43	(30)

Unrecognized (gain) loss	(351)	229	321	512

Accrued cost	$(20)	$7	$(907)	$(922)

Amounts recognized in the balance sheet consist of:

Prepaid benefit cost	$88	$108

Accrued benefit liability	(168)	(299)	$(907)	$(922)

Intangible assets	23	30

Accumulated other comprehensive loss	37	168

Net amount recognized	$(20)	$7	$(907)	$(922)

DANA CORPORATION/Annual Report 2001

         Benefit obligations of the U.S. non-qualified and certain non-U.S. pension plans, amounting to $114 at December 31, 2001, and the other postretirement benefit plans are not funded.

         Components of net periodic benefit costs for the last three years are as follows:

	Pension Benefits			Other Benefits
	1999	2000	2001	1999	2000	2001

Service cost	$78	$76	$66	$18	$16	$14

Interest cost	153	168	172	69	79	91

Expected return on plan assets	(219)	(232)	(241)

Amortization of transition obligation	3	3	1

Amortization of prior service cost	23	23	13	(10)	(7)	(6)

Recognized net actuarial gain (loss)	5	(6)	(20)	4	10	13

Net periodic benefit cost	43	32	(9)	81	98	112

Curtailment (gain) loss		18	4		(23)	(2)

Settlement (gain) loss		(3)	2

Termination expenses			10

Net periodic benefit cost after curtailments and settlements	$43	$47	$7	$81	$75	$110

         The assumptions used in the measurement of pension benefit obligations are as follows:

	U.S. Plans
	1999	2000	2001

Discount rate	7.25%	7.75%	7.5%

Expected return on plan assets	9.25%	9.25%	9.5%

Rate of compensation increase	4.31 - 5%	4.31 - 5%	5%

Non-U.S. Plans
	1999	2000	2001

Discount rate	5.5 - 7%	5.5 - 7.75%	6% - 6.75%

Expected return on plan assets	6.5 - 9%	6.5 - 9%	7% - 7.5%

Rate of compensation increase	3 - 5%	2.5 - 5%	3% - 5%

         The assumptions used in the measurement of other postretirement benefit obligations are as follows:

	1999	2000	2001

Discount rate	7.25%	7.75%	7.5%

Initial weighted health care costs trend rate	7.2%	6.8%	8.1%

Ultimate health care costs trend rate	5%	5%	5%

Years to ultimate	9	9	9

         Assumed health care costs trend rates have a significant effect on the health care plan. A one-percentage-point change in assumed health care costs trend rates would have the following effects for 2001:

	1% Point	1% Point
	Increase	Decrease

Effect on total of service and interest cost components	$9	$(7)

Effect on postretirement benefit obligations	115	(99)

Note 13. Business Segments

Our operations are organized into six market-focused Strategic Business Units (SBUs). This structure allows our people in each of these areas to focus their resources to benefit Dana and our global customers. In December 2001, we combined the Fluid Systems Group and most of the operations of the Engine Systems Group to form the Engine and Fluid Management Group. The segment information has been restated to reflect all changes made to the SBU alignment in 2001.

         The Automotive Systems Group (ASG) produces light duty axles, driveshafts, structural products (such as engine cradles and frames), transfer cases, original equipment brakes and integrated modules and systems for the light vehicle market and driveshafts for the heavy truck market.

         The Automotive Aftermarket Group (AAG) sells primarily hydraulic brake components and disc brakes for light vehicle applications, internal engine hard parts, chassis products and a complete line of filtration products for a variety of applications.

         The Engine and Fluid Management Group (EFMG) serves the automotive, light to heavy truck, leisure and outdoor power equipment and industrial markets with sealing products, internal engine hard parts, electronic modules, sensors and an extensive line of products for the pumping, routing and thermal management of fluid systems.

         Commercial Vehicle Systems (CVS) is a major supplier of heavy axles and brakes, drivetrain components and trailer products to the medium and heavy truck markets.

         The Off-Highway Systems Group (OHSG) produces axles and brakes, transaxles, power-shift transmissions, torque converters and electronic controls for the construction, agriculture, mining, specialty chassis, outdoor power, material handling, forestry and leisure/utility equipment markets.

         For some time, we have also been a leading provider of lease financing services in selected markets through our wholly-owned subsidiary, Dana Credit Corporation (DCC). DCC and its subsidiaries provide leasing and financing services to selected markets primarily in the U.S., Canada, the United Kingdom and continental Europe. We announced our intention to pursue the sale of the businesses of DCC in October 2001.

Notes to Financial Statements

Dollars in millions

Note 13. Business Segments (Continued)

Management evaluates the operating segments and regions as if DCC were accounted for on the equity method of accounting. Information used to evaluate the SBUs and regions is as follows:

			Operating	Net	Net	Capital	Depreciation/
	Sales	EBIT	PAT	Profit (Loss)	Assets	Spend	Amortization

1999

ASG	$4,403	$534	$341	$269	$1,759	$190	$142

AAG	2,955	294	180	127	1,965	117	76

EFMG	2,495	223	143	104	1,861	135	117

CVS	1,904	208	127	91	688	48	34

OHSG	870	61	37	24	560	31	37

DCC			34	34	145

Other	532	(169)	(184)	29	262	26	23

Total operations	13,159	1,151	678	678	7,240	547	429

Restructuring and nonrecurring items		(229)	(165)	(165)

Consolidated	$13,159	$922	$513	$513	$7,240	$547	$429

North America	$10,308	$1,235	$771	$612	$5,222	$379	$283

Europe	2,051	99	57	20	1,267	102	96

South America	549	16	13	3	581	48	37

Asia Pacific	251		(1)	(10)	143	13	9

DCC			34	34	145

Other		(199)	(196)	19	(118)	5	4

Total operations	13,159	1,151	678	678	7,240	547	429

Restructuring and nonrecurring items		(229)	(165)	(165)

Consolidated	$13,159	$922	$513	$513	$7,240	$547	$429

2000

ASG	$4,522	$415	$282	$193	$2,036	$180	$149

AAG	2,768	116	71	6	1,903	74	78

EFMG	2,400	180	121	77	1,735	119	113

CVS	1,598	126	76	41	555	32	42

OHSG	786	58	35	21	500	19	29

DCC			35	35	174

Other	243	(219)	(243)	4	77	10	16

Total operations	12,317	676	377	377	6,980	434	427

Restructuring and nonrecurring items		(25)	(43)	(43)

Consolidated	$12,317	$651	$334	$334	$6,980	$434	$427

North America	$9,449	$804	$525	$346	$4,730	$306	$286

Europe	1,947	74	44	4	1,542	78	96

South America	563	24	11		451	32	30

Asia Pacific	358	7	5	(8)	169	11	11

DCC			35	35	174

Other		(233)	(243)		(86)	7	4

Total operations	12,317	676	377	377	6,980	434	427
Restructuring and nonrecurring items		(25)	(43)	(43)

Consolidated	$12,317	$651	$334	$334	$6,980	$434	$427

2001

ASG	$3,717	$194	$146	$68	$1,997	$188	$168

AAG	2,538	12	7	(54)	1,510	36	80

EFMG	2,137	77	50	8	1,430	56	117

CVS	1,118	33	20	(10)	407	19	39

OHSG	621	22	13	1	431	13	29

DCC			31	31	198

Other	140	(191)	(262)	(39)	161	5	14

Total operations	10,271	147	5	5	6,134	317	447

Restructuring and nonrecurring items		(466)	(303)	(303)

Consolidated	$10,271	$(319)	$(298)	$(298)	$6,134	$317	$447

North America	$7,684	$280	$167	$10	$4,027	$212	$299

Europe	1,704	43	45	8	1,314	49	90

South America	553	13	(3)	(14)	475	28	38

Asia Pacific	330	5	3	(8)	177	25	14

DCC			31	31	198

Other		(194)	(238)	(22)	(57)	3	6

Total operations	10,271	147	5	5	6,134	317	447

Restructuring and nonrecurring items		(466)	(303)	(303)

Consolidated	$10,271	$(319)	$(298)	$(298)	$6,134	$317	$447

DANA CORPORATION/Annual Report 2001

With the exception of DCC, operating profit after taxes (PAT) represents earnings before interest and taxes (EBIT), tax effected at 39% (our estimated long-term effective rate), plus equity in earnings of affiliates. The Other category includes operations not assigned to the SBUs, discontinued businesses, trailing liabilities for certain closed plants, interest expense net of interest income, corporate expenses and adjustments to reflect the actual effective tax rate. SBU and regional expenses are included in the respective SBU or region; otherwise they are included in Other. In arriving at net profit from operating PAT, allocations are based on sales.

         Equity earnings included in the operating PAT and net profit reported in 1999, 2000 and 2001 were $15, $29 and $27 for ASG and $7, $11 and $3 for EFMG. Equity earnings included for the other SBUs were not material.

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

         Restructuring and nonrecurring items consist of the gains on sales of business discussed in Note 19, restructuring and integration charges discussed in Note 20 and other nonrecurring charges.

         Sales by region are based upon location of the entity recording the sale. Sales from the U.S. amounted to $9,413 in 1999, $8,552 in 2000 and $6,863 in 2001. No other country’s sales exceeded 10% of total sales. U.S. long-lived assets were $1,835 in 1999, $1,865 in 2000 and $1,631 in 2001. No other country’s long-lived assets exceeded 10% of total long-lived assets.

         Net operating assets differ from consolidated assets as follows:

	1999	2000	2001

Net operating assets	$7,240	$6,980	$6,134

Accounts payable	1,129	1,014	1,042

DCC’s assets in excess of equity	1,902	2,279	2,012

Non-trade receivables and other current assets	655	755	775

Other long-term assets	197	208	244

Consolidated assets	$11,123	$11,236	$10,207

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

         Export sales from the U.S. to customers outside the U.S. amounted to $939 in 1999, $832 in 2000 and $649 in 2001. Total export sales (including sales to our non-U.S. subsidiaries which are eliminated for financial statement presentation) were $1,229 in 1999, $1,115 in 2000 and $874 in 2001.

         Worldwide sales to Ford Motor Company and subsidiaries amounted to $2,130 in 1999, $2,396 in 2000 and $1,888 in 2001, which represented 16%, 19% and 18% of our consolidated sales. Sales to DaimlerChrysler AG and subsidiaries were $1,777 in 1999, $1,669 in 2000 and $1,169 in 2001 representing 14%, 14% and 11% of our consolidated sales. Sales to Ford were primarily from our ASG and EFMG segments, while sales to DaimlerChrysler were primarily from the ASG and CVS segments. No other customer accounted for more than 10% of our consolidated sales.

Note 14. Estimated Income Taxes

Income tax expense (benefit) consists of the following components:

	Year Ended December 31
	1999	2000	2001

Current

U.S. federal	$23	$22	$(94)

U.S. state and local	15	18	(5)

Non-U.S.	139	74	54

	177	114	(45)

Deferred

U.S. federal and state	120	48	(111)

Non-U.S.	(46)	9	(5)

	74	57	(116)

Total expense (benefit)	$251	$171	$(161)

         Deferred tax benefits (liabilities) consist of the following:

	December 31
	1999	2000	2001

Postretirement benefits other than pensions	$387	$328	$339

Expense accruals	150	210	252

Net operating loss carryforwards	117	128	234

Inventory reserves	35	58	77

Foreign tax credits recoverable		23	79

Other tax credits recoverable		7	27

Pension accruals			33

Postemployment benefits	38	32	32

Other employee benefits	24	23	20

Other	63	58	85

	814	867	1,178

Valuation allowances	(83)	(102)	(128)

Deferred tax benefits	731	765	1,050

Leasing activities	(441)	(557)	(678)

Depreciation — non-leasing	(215)	(239)	(233)

Pension accruals	(15)	(12)

Other	(17)	(17)	(24)

Deferred tax liabilities	(688)	(825)	(935)

Net deferred tax benefits (liabilities)	$43	$(60)	$115

Notes to Financial Statements

Dollars in millions

Note 14. Estimated Income Taxes (Continued)

         Worldwide, we have operating loss carryforwards of approximately $687 with remaining lives ranging from one year to an indefinite period. Valuation allowances are provided for deferred benefits if the realization of the benefits is uncertain. To reflect uncertainties related to utilization of specific loss carryforwards, we increased the valuation allowance by $19 in 2000 and $26 in 2001. Net benefits recognized for loss carryforwards generally relate to the U.S., where we have traditionally been a taxpayer, and Brazil and the United Kingdom, where operating losses may be carried forward indefinitely. Foreign tax credits may be used to offset the U.S. income taxes due on income earned from foreign sources; however, the credit is limited to the total U.S. taxes payable on income from all sources. Excess foreign tax credits may be carried back two years and forward five years. As of December 31, 2000 and 2001, we believe it is more likely than not that we will generate a sufficient level and proper mix of taxable income within the appropriate period to utilize all the foreign tax credits. If we are unable to generate a sufficient level and proper mix of taxable income within the appropriate periods we may be unable to utilize some or all of these tax benefits. The foreign tax credit carryforwards expire as follows: 2003, $5; 2004, $20; 2005, $28; 2006, $26.

         Cumulative undistributed earnings of non-U.S. subsidiaries for which U.S. income taxes, exclusive of foreign tax credits, have not been provided approximated $852 at December 31, 2001. U.S. income taxes have not been provided on these undistributed earnings since we intend to permanently reinvest them. If the total undistributed earnings of non-U.S. subsidiaries had been remitted in 2001, a significant amount of the additional tax provision would have been offset by foreign tax credits.

         We paid income taxes of $136 in 1999 and $98 in 2000 and received a net refund of $38 in 2001.

         The effective income tax rate differs from the U.S. federal income tax rate for the following reasons:

	Year Ended December 31
	1999	2000	2001

U.S. federal income tax rate	35.0%	35.0%	35.0%

Increases (reductions) resulting from:

State and local income taxes, net of federal income tax benefit	2.1	2.3	4.2

Non-U.S. income	(4.0)	(5.1)	(1.6)

Valuation adjustments	3.3	4.0	(5.3)

General business tax credits	(1.9)	(1.7)	1.9

Amortization of goodwill	0.6	1.2	(0.8)

Miscellaneous items	(1.0)	1.1	(0.2)

Effective income tax rate	34.1%	36.8%	33.2%

Note 15. Composition of Certain Balance Sheet Amounts

The following items comprise the net amounts indicated in the respective balance sheet captions:

	December 31
	2000	2001

Investments and Other Assets

Goodwill	$969	$841

Investments at equity	965	877

Marketable securities, cost of $37 - 2000 and $32 - 2001	41	33

Loans receivable	109	80

Other	283	378

	$2,367	$2,209

Property, Plant and Equipment, net

Land and improvements to land	$146	$133

Buildings and building fixtures	1,167	1,099

Machinery and equipment	4,859	4,808

	6,172	6,040

Less: Accumulated depreciation	2,663	2,907

	$3,509	$3,133

Deferred Employee Benefits and Other Noncurrent Liabilities

Postretirement other than pension	$831	$834

Deferred income tax	310	214

Pension	109	299

Postemployment	82	82

Compensation	54	48

Other noncurrent liabilities	121	163

	$1,507	$1,640

Investment in Leases

Direct financing leases	$141	$118

Leveraged leases	867	920

Property on operating leases, net of accumulated depreciation	93	75

Allowance for credit losses	(43)	(31)

	1,058	1,082

Less: Current portion	21	14

	$1,037	$1,068

         The components of the net investment in direct financing leases are as follows:

	December 31
	2000	2001

Total minimum lease payments	$154	$125

Residual values	42	38

Deferred initial direct costs	2	2

	198	165

Less: Unearned income	57	47

	$141	$118

DANA CORPORATION / Annual Report 2001

         The components of the net investment in leveraged leases are as follows:

	December 31
	2000	2001

Rentals receivable	$7,597	$7,574

Residual values	874	944

Nonrecourse debt service	(6,409)	(6,445)

Unearned income	(1,185)	(1,143)

Deferred investment tax credit	(10)	(10)

	867	920

Less: Deferred taxes arising from leveraged leases	423	513

	$444	$407

         Total minimum lease payments receivable on direct financing leases as of December 31, 2001 are as follows:

Year Ending December 31:

2002	$23

2003	21

2004	18

2005	16

2006	12

Later years	35

Total minimum lease payments receivable	$125

         Total minimum lease payments receivable on operating leases as of December 31, 2001 are as follows:

Year Ending December 31:

2002	$20

2003	16

2004	12

2005	10

2006	8

Later years	15

Total minimum lease payments receivable	$81

Note 16. Fair Value of Financial Instruments

The estimated fair values of Dana’s financial instruments are as follows:

	December 31

	2000		2001

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets

Cash and cash equivalents	$179	$179	$199	$199

Loans receivable (net)	219	228	108	115

Investment securities	55	55	46	45

Currency forwards		2	1	1

Financial liabilities

Short-term debt	1,526	1,526	674	674

Long-term debt	3,068	2,943	3,454	3,298

Security deposits — leases	1		2	2

Deferred funding commitments under leveraged leases	1	1	1	1

Interest rate swaps		3	6	6

Note 17. Commitments and Contingencies

At December 31, 2001, we had purchase commitments for property, plant and equipment of approximately $128. DCC had commitments to provide loan and lease financing in the aggregate amount of $80. Subsequent financing under the DCC commitments is subject to satisfactory completion of normal conditions precedent to the execution of such lease financing arrangements.

         At December 31, 2001, we had contingent obligations of up to $134 related to partial guarantees of third-party loans to equity affiliates.

         Future minimum rental commitments under operating leases were $469 at December 31, 2001, with rental payments during the next five years of: 2002, $76; 2003, $70; 2004, $64; 2005, $55 and 2006, $60. Net rental expense was $117 in 1999, $103 in 2000 and $113 in 2001.

         We are a party to various pending judicial and administrative proceedings arising in the ordinary course of business. These include, among others, proceedings based on product liability claims and alleged violations of environmental laws.

         With respect to contingent asbestos-related product liability, we had approximately 100,000 asbestos-related claims outstanding at December 31, 2001, including approximately 27,000 claims that were settled pending payment. We have agreements with our insurance carriers providing for the payment of a significant majority of the defense and indemnity costs for pending claims as well as claims which may be filed against us in the future. At December 31, 2001, we had accrued $102 for contingent asbestos-related product liability costs and recorded $89 as an asset for probable recoveries from insurers for asbestos-related product liability claims, compared to $78 accrued for liabilities and $67 recorded as an asset at December 31, 2000.

         At December 31, 2001 and 2000, amounts accrued for contingent environmental liabilities with no recovery expected from other parties were $52 and $40, respectively. At December 31, 2001, $11 was accrued for contingent non-asbestos product liability costs, with no recovery anticipated from third parties; $21 was accrued for liabilities and $2 recorded as an asset at the end of 2000.

         Until 2001, the majority of our asbestos-related claims were administered by the Center for Claims Resolution (CCR), which settled claims for its member companies on a shared settlement cost basis. In February 2001, the CCR was reorganized and discontinued negotiating shared settlements. Certain former CCR members have defaulted on the payment of their shares of certain of the CCR-negotiated settlements. As a result, some of the settling parties are seeking payment of the unpaid shares from Dana and the other companies that were members of the CCR at the time of the settlements. We have been working with the CCR, other former CCR members, our insurers and the claimants plaintiffs to resolve these issues. At December 31, 2001, we estimated our contingent liability with respect to these matters to be approximately $44, of which we expect $39 to be recoverable from our insurers and under surety bonds provided by the defaulting CCR members. Our financial statements include our obligation relative to these contingencies, which are separate from the asbestos-related product liabilities discussed above.

         We have reviewed all of our pending judicial and legal proceedings, including the probable outcomes, reasonably anticipated costs and expenses, availability and limits of our insurance coverage and our established reserves for uninsured liabilities. We do not believe that any liabilities that may result from these proceedings are reasonably likely to have a material adverse effect on our liquidity, financial condition or results of operations.

Notes to Financial Statements

Dollars in millions

Note 18. Acquisitions

In 1999, we acquired Innovative Manufacturing, Inc., a machining operation that supplies machined castings to our Spicer Outdoor Power Equipment Components Division. We also acquired the remaining interests not previously owned in Industrias Serva S.A. (30%), Dana Heavy Axle Mexico S.A. de C.V. (9%), Automotive Motion Technology Limited (49%) and Echlin Charger Mfg. Co. Pty. Ltd. (8%). These acquisitions were accounted for as purchases and the results of operations and earnings previously allocated to minority owners have been included from the dates of acquisition. The sales and total assets were not material.

         In January 2000, we acquired the cardan-jointed propeller shaft business of GKN plc. In March, we acquired a majority interest in Tribometal a.s., a manufacturer of polymer bearings. The automotive axle manufacturing and stamping operations of Invensys plc were acquired in July 2000. In November 2000, we acquired a 30-percent interest in GETRAG Cie, a manufacturer of transmissions, transaxles, axles and other automotive components, and a 49-percent interest in GETRAG’s North American operations. Except for the interests in GETRAG, which are being accounted for as equity investments, the acquisitions were accounted for as purchases and the results of their operations have been included in the consolidated financial statements from the dates of acquisition. The acquisitions accounted for as purchases had total assets of $373 at acquisition and recorded sales of $195 in 2000.

         In June 2001, we acquired the remaining 51% interest in Danaven, a Venezuelan operation in which we previously held a minority position. This acquisition was accounted for as a purchase and the results of operations have been included in the consolidated financial statements since the date we attained 100% ownership. We previously accounted for our 49% interest in Danaven under the equity method of accounting. Total assets and debt of Danaven approximated $202 and $92 at June 30, 2001. Sales related to Danaven approximated $64 in 2001.

Note 19. Divestitures

In October 1999, we sold the Coldform operations of our Engine and Fluid Management Group and in November we sold Sierra International Inc. Coldform manufactured starter components, steering hubs and suspension components and Sierra manufactured and distributed marine and power equipment engine, drive and hose products. Annual sales of these operations were approximately $50.

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

         In March 2001, we sold Mr. Gasket, Inc., a wholly owned subsidiary. In the second quarter of 2001, we divested our Marion, Ohio forging facility and the assets of our Dallas, Texas and Washington, Missouri Engine and Fluid Management Group operations. In July 2001, we completed the sale of our Chelsea power take-off business to Parker Hannifin Corporation. In September 2001, we completed the sale of our Glacier industrial polymer bearings businesses to Goodrich Corporation. A net after-tax gain of $10 was recorded on these divestitures. Sales reported by these businesses were $241 in 2000 and $105 in 2001, through the dates of divestiture.

Note 20. Restructuring of Operations

During 1999, we continued executing the restructuring and integration plans announced in 1998 following our acquisition of Echlin Inc., including the closing and downsizing of facilities begun in 1998. We incurred integration charges of $51 for relocating assets, training and relocating employees and other integration activities at the acquired operations. These costs were charged to expense as incurred.

         During the fourth quarter of 1999, we announced plans to downsize and close additional operations in the U.S., South America and Europe and recorded restructuring and integration charges totaling $170. The charges included the costs of exiting businesses, asset impairments and termination benefits. The announced restructuring and integration plans included closing five facilities, downsizing three facilities and terminating 1,280 people. The largest component of these plans was the downsizing of our Reading, Pa., structures facility. In total, $229 was charged to income during the year. This amount consisted of $181 charged to restructuring and integration, $57 charged to cost of sales and a $9 gain on the sale of Sierra credited to other income.

         During the third quarter of 2000, we announced plans to close our Reading structures facility and terminate approximately 690 people and recorded restructuring charges of $53. In the fourth quarter of 2000, we approved plans to close facilities in France, the United Kingdom and Argentina, resulting in $34 of charges and a workforce reduction of approximately 230 people. We also incurred integration expenses in 2000 related to consolidating our Engine Management warehouse operations and moving operations from closed facilities.

         In the first quarter of 2001, we recorded $22 of restructuring expense in connection with the announced closing of six facilities in the ASG and EFMG and workforce reductions at other facilities. These charges included $10 for employee termination benefits, $7 for asset impairment and $5 for other exit costs and impacted net earnings by $14. We announced additional facility closings in the third quarter and accrued additional restructuring charges of $12, affecting earnings by $7.

         In October 2001, we announced plans to reduce our global workforce by more than 15 percent and initiated a review of more than 30 facilities for possible consolidation or closure. These actions were undertaken to reduce capacity and outsource the manufacturing of non-core content. As of December 31, 2001, we had announced the closing of 21 facilities and reduced our work force by more than 7 percent in connection with these plans. Charges related to our actions announced in October were $431 and affected net earnings by $279. Charges for all restructuring activities totaled $440, including $155 for employee terminations, $196 for asset impairments and $89 for exit and other costs. We charged cost of sales for $85 of these expenses, including $38 for inventory impairment. Net earnings in the fourth quarter were impacted by $284.

         For the year ended December 31, 2001, we recorded total expenses of $476, including $390 charged to restructuring expense and $86 charged to cost of sales, in connection with our restructuring actions. We expect our actions to reduce our break-even point by eliminating excess capacity.

DANA CORPORATION/Annual Report 2001

The following summarizes the restructuring charges and activity recorded in the last three years:

	Employee
	Termination	Long-Lived	Exit	Integration
	Benefits	Asset Impairment	Costs	Expenses	Total

Balance at December 31, 1998	$116	$	$11	$	$127

Activity during the year

Charges to expense	60	59	11	51	181

Cash payments	(85)		(9)	(51)	(145)

Write-off of assets		(59)			(59)

Balance at December 31, 1999	91	—	13	—	104

Activity during the year

Charges to expense	62	8	27	76	173

Cash payments	(60)		(20)	(76)	(156)

Write-off of assets		(8)			(8)

Balance at December 31, 2000	93	—	20	—	113

Activity during the year

Charges to expense	171	166	53		390

Cash payments	(58)		(20)		(78)

Write-off of assets		(166)			(166)

Balance at December 31, 2001	$206	$—	$53	$—	$259

         Employee terminations relating to the plans were as follows:

	1999	2000	2001

Total estimated	1,280	1,020	7,690

Less terminated:

1999	(595)

2000	(615)	(765)

2001	(30)	(254)	(3,571)

Balance at December 31, 2001	40	1	4,119

         At December 31, 2001, $259 of restructuring charges remained in accrued liabilities. This balance was comprised of $206 for the reduction of approximately 4,200 employees to be completed in 2002 and $53 for lease terminations and other exit costs. The estimated annual cash expenditures will be approximately $120 in 2002, $38 in 2003 and $101 thereafter. Our liquidity and cash flows will be materially impacted by these actions. It is anticipated that our operations over the long term will benefit from these realignment strategies through reduction of overhead and certain material costs.

Note 21. Noncash Investing and Financing Activities

In leveraged leases, the issuance of nonrecourse debt financing and subsequent repayments thereof are transacted directly between the lessees and the lending parties to the transactions. Nonrecourse debt issued to finance leveraged leases was $878 in 1999, $403 in 2000 and $163 in 2001; nonrecourse debt obligations repaid were $273 in 1999, $106 in 2000 and $76 in 2001.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Dollars in millions

We began the year 2001 experiencing the fluctuations in production runs that resulted from our original equipment (OE) customers trying to balance existing inventories and production schedules with the demands of an uncertain marketplace. Our efforts were focused on trying to scale our businesses to levels that would get us below conservative estimates for production and avoid the underabsorption of overhead that adversely affected our operating results in 2000. The second quarter provided the first signs that production schedules, while well below prior year levels, might be returning to more predictable patterns and that the efforts to downsize our operations were having a positive effect. Sales in our Automotive Systems Group rose 5% over the first quarter after falling 25% during the four previous quarters. Our automotive aftermarket business also reported measurable sales growth for the first time since the middle of 1999, and consolidated profit after tax increased substantially from the first quarter on a modest overall sales gain.

         The optimism generated during the second quarter faded as we moved through the third quarter. Dealer inventory of light vehicles, especially models that are key to Dana, was increasing again despite increased incentives, and additional days were carved out of OE production schedules already reduced by seasonal closings. Hopes for a general recovery in the economy, which would have benefited the vehicular markets, were swept away in the days following September 11. The terrorist attacks resulted in immediate changes in how people and products were transported, especially movement across international borders. For a period of time, production schedules based on just-in-time deliveries were severely impacted by the delays resulting from increased security. The United States acknowledged that its economy was in a recession and consumer confidence declined amid uncertainty as to how long the weakness would last.

         We faced the extraordinary challenges posed by the situation by making a number of difficult decisions that were necessary to properly align our resources with customer demand, ensure an adequate return on committed capital and preserve cash. In October, we initiated a review of more than 30 facilities for consolidation or closure, committed to reducing our work force by more than 15%, announced plans to sell the businesses of Dana Credit Corporation (DCC) and reduced our fourth quarter dividend to one cent per share. By the end of the quarter, we had announced the closure of 21 facilities and had reduced our work force by 7%. Additional closures are planned for 2002. Executing these restructuring plans continues to be our primary focus in 2002.

Liquidity and Capital Resources

Cash Flows – Operating activities in 2001 generated positive cash flow of $639, declining $345 from the prior year. The primary component of the change was earnings, as the $298 net loss in 2001 represents a $632 decrease from the net income of $334 reported in 2000. Included in the $476 of expenses related to our 2001 restructuring activities were charges of $206 related to the impairment of inventory and long-lived assets which did not require the use of cash. Our continuing focus on reducing working capital helped generate $350 during the year, including $303 from reductions in accounts receivable and inventory. This result was achieved despite the repayment of approximately $100 financed by a sale of accounts receivable at the end of 2000 and payment of $104 representing the final installment on our investment in GETRAG Cie. The latter item affected working capital through its inclusion in other accrued liabilities at the end of 2000.

         Efforts to control capital spending impacted cash flows from investing activities in 2001. After reducing capital spending by 18% in 2000, we carved $237 or 36% from last year’s total to finish at $425. Divestitures generated proceeds of $236 in 2001, while the acquisition of the remaining 51% interest in Danaven, a Venezuelan affiliate in which we previously held a minority position, required a $21 outlay. Net loan activity of our DCC businesses in 2001 resulted in proceeds of $112, while loan activity in 2000 required $82.

         Our 2001 cash flows related to financing activities included an $888 reduction of net short-term borrowings, reflecting the application of a large portion of the proceeds from our August note placement and also cash available from the working capital reduction. Due to the reduced level of investments in new leases, DCC was able to use lease payments and proceeds from asset sales to fund $205 of the reduction in short-term debt. The new notes drove the net cash inflow of $346 related to long-term debt; however, a portion of the proceeds from those issues was used to retire medium-term notes. These debt reductions were partially offset on our balance sheet by the consolidation of approximately $90 of debt in the second quarter of 2001 in connection with our purchase of the interest in Danaven. The $140 of dividends paid in 2001 reflects a $47 reduction over 2000 as a result of reducing our quarterly dividend to one cent per share in the final quarter of 2001. Financing cash flows in 2000 included $381 expended for stock repurchases, which were discontinued in September 2000.

         Managing our cash remains a high priority in 2002, especially in light of the $300 of cash outlays expected in connection with our restructuring activities. Based on the levels of production we have assumed for 2002, we are currently projecting a $100 decrease in working capital, exclusive of our restructuring activities. Within our investing activities, we have budgeted capital spending of approximately $275 in 2002 and expect to realize $300 or more in proceeds from divestitures. Annualizing the present quarterly dividend would result in related outflows of $6 versus the $140 paid in 2001. Hitting these targets should enable us to significantly reduce our outstanding debt during 2002.

Financing Activities – Until the end of 2000, we had generally relied on the issuance of commercial paper to satisfy a significant portion of our short-term financing requirements. However, the debt rating services lowered our credit ratings in the first quarter of 2001, primarily due to the significant downturn in our markets since the fourth quarter of 2000 and the impact of the downturn on our operations. Following the rating actions, the commercial paper markets ceased to be available to us and we began borrowing against our committed bank lines.

         In March 2001, we established a $400 accounts receivable securitization program. The initial proceeds were used to reduce debt, including amounts outstanding under our revolving credit facilities. The amounts outstanding under the program are reflected as short-term borrowings in our consolidated financial statements. The amounts available under the program are subject to reduction based on significant adverse changes in the credit ratings of our customers, customer concentration levels or certain characteristics of the underlying accounts receivable. This program is subject to termination by the lenders in the event our credit ratings are lowered beyond a level specified in the agreement.

DANA CORPORATION / Annual Report 2001

         In August 2001, we completed the private placement of $575 and €200 of 10-year unsecured senior notes. We used the proceeds from these notes, along with a portion of the proceeds from divestitures, to further reduce borrowings under Dana’s revolving credit facilities and satisfy maturities of existing medium-term debt, thereby extending the overall maturity of our outstanding debt.

         In December 2001, we entered into a new 364-day revolving credit facility with a group of banks and amended our existing long-term facility, which matures on November 15, 2005. The 364-day facility provides for a maximum borrowing capacity of $250 while the long-term facility has a borrowing capacity of $500. The interest rates under these facilities equal LIBOR or the prime rate, plus a spread that varies depending on our credit ratings. The 364-day facility provides each participating bank the option to terminate its commitment on April 30, 2002 unless we receive net cash proceeds of at least $200 by April 1, 2002 from the issuance of debt in the capital markets or equity interests, or the sale of assets. If the net cash proceeds generated by these activities through December 18, 2002 exceed $200, the maximum borrowing capacity under the 364-day facility will be reduced by 50% of the excess. Both facilities require us to maintain specified financial ratios as of the end of each quarter, including the ratio of net senior debt to tangible net worth; the ratio of earnings before interest, taxes and depreciation and amortization (EBITDA) less capital spend to interest expense; and the ratio of net senior debt to EBITDA. For purposes of these ratios, tangible net worth excludes deferred currency translation adjustments, the 2001 minimum pension liability adjustment and intangible assets, and EBITDA excludes cash restructuring charges incurred from the fourth quarter of 2001 through the first quarter of 2003, to a maximum of $500, equity earnings, minority interest and certain other non-cash items. The ratio calculations are based on Dana’s consolidated financial statements with DCC accounted for on the equity basis.

         Because our financial performance is impacted by various economic, financial and industry factors, we cannot say with certainty whether we will satisfy these covenants in the future. Noncompliance with these covenants would constitute an event of default, allowing the lenders to accelerate the repayment of any borrowings outstanding under the related arrangement. While no assurance can be given, we believe that we would be able to successfully negotiate amended covenants or obtain waivers if an event of default were imminent; however, we might be required to provide collateral to the lenders or make other financial concessions. Default under either of these facilities or any of our significant note agreements may result in defaults under our other debt instruments. Our business, results of operations and financial condition may be adversely affected if we were unable to successfully negotiate amended covenants or obtain waivers on acceptable terms.

         Committed and uncommitted bank lines enable us to make direct bank borrowings. Excluding DCC, we had committed and uncommitted borrowing lines of $1,148 at December 31, 2001. This amount includes our revolving credit facilities, of which $250 matures in December 2002 and $500 matures in November 2005. We also have a total capacity of $400 under the accounts receivable securitization program. Accordingly, we have a total short-term borrowing capability of $1,548, of which $1,105 was available at the end of 2001. In addition, DCC had credit lines of $559 at December 31, 2001, including two revolving credit facilities with an aggregate maximum borrowing capacity of $463. One facility matures in June 2002 and has a maximum borrowing capacity of $213. The other facility matures in June 2004 and has a maximum borrowing capacity of $250. The interest rates under these facilities equal LIBOR or the prime rate, plus a spread that varies depending on DCC’s credit ratings. At December 31, 2001, approximately $231 was outstanding under the DCC lines, including $195 under the revolving credit facilities.

         Based on our rolling forecast, we expect our cash flows from operations, combined with these credit facilities and the accounts receivable securitization program, to provide sufficient liquidity to fund our debt service obligations, projected working capital requirements, restructuring obligations and capital spending for a period that includes the next twelve months.

Hedging Activities – We utilize derivative financial instruments, to a limited extent, to hedge principally against the effects of fluctuations of foreign currency exchange rates and interest rate movements (see Notes 1,7 and 16 to the financial statements). To accomplish these purposes, we use forward contracts to hedge against foreign currency movements and interest rate swaps to hedge against interest rate fluctuations and to balance the mix of fixed and variable rate debt. We do not use derivative instruments for trading purposes. Our policy requires that our business units involve our Treasury staff in the execution of all derivative contracts.

         At December 31, 2001, we had a number of open forward contracts to hedge against certain anticipated net purchase and sale commitments. These contracts are for a short duration and none extend beyond 2002. The aggregate fair value of these contracts is a favorable amount less than $1. These contracts have been valued by independent financial institutions using the exchange spot rate on December 31, 2001, plus or minus quoted forward basis points to determine a settlement value for each contract.

         In order to provide a better balance of fixed and variable rate debt, we have interest rate swap agreements in place to effectively convert the fixed interest rate on our 9% dollar and euro denominated notes to variable rates. These swap contracts have been designated as hedges and the impact of the change in their value is offset by an equal and opposite change in the carrying value of the notes. Under the contracts, we receive a fixed rate of interest of 9% on notional amounts of $575 and €200 and we pay a variable rate based on either the LIBOR, plus a spread, or the EURIBOR, plus a spread, respectively. The swap contracts expire in August 2011, which coincides with the term of the notes. DCC also has several interest rate swap contracts that have an aggregate notional amount of $95. Unlike the swap agreements hedging the 9% notes, the DCC swap contracts call for DCC to receive a variable amount of interest, based on prevailing short term market rates, and pay a fixed amount that averages 7.13%. DCC’s swaps expire in 2002 ($50) and 2003 ($45). The fair value of all interest rate swaps at December 31, 2001 is reflected as a $6 liability in the balance sheet. The fair values of these swaps, by year of maturity, are net credits of $1 in 2002, $3 in 2003 through 2004 and $2 beyond 2006. The fair values of all swaps were determined by obtaining pricing estimates from independent financial institutions.

Cash Obligations – Under various agreements, we are obligated to make future cash payments in fixed amounts. These include payments under our long-term debt agreements, rent payments required under operating lease agreements, firm commitments made to acquire equipment and other fixed assets and purchases of certain raw materials. With the exception of payments required under our long-term debt and operating lease agreements, we do not have fixed cash payment obligations beyond 2003.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Dollars in millions

         The following table summarizes our fixed cash obligations over various future periods.

	Payments Due by Period

Contractual Cash Obligations	Total	Less than 1 Year	1 – 3 Years	4 – 5 Years	After 5 Years

Long-Term Debt	$3,454	$446	$634	$192	$2,182

Operating Leases	469	76	134	115	144

Unconditional Purchase Obligations	244	236	8	—	—

Total Contractual Cash Obligations	$4,167	$758	$776	$307	$2,326

         The unconditional purchase obligations presented are composed principally of commitments for procurement of fixed assets and the purchase of raw materials.

         In addition to fixed cash commitments, we may have future cash payment obligations under arrangements where we are contingently obligated if certain events occur or conditions are present. We have guaranteed $1 of short-term borrowings of a non- U.S. affiliate accounted for under the equity method of accounting. DCC has guaranteed portions of the borrowings of its affiliates that are accounted for under the equity method. DCC’s aggregate exposure under several of the guarantees is $24. Under another guarantee, DCC’s exposure for changes in interest rates resulting from specific events described in the financing arrangements would vary but should not exceed $49 and its exposure for certain of the other guaranteed obligations is limited to $60. The term of the affiliates’ financing agreements is one year. DCC anticipates that the affiliates will renew these arrangements on substantially the same terms as the current agreements. If this occurs, it is likely that DCC would provide similar guarantees. We do not expect to make any cash payments relating to these potential obligations.

         At December 31, 2001, we had contingent liability for stand-by letters of credit totaling $109 issued on our behalf by financial institutions. These letters of credit are used principally for the purpose of meeting various states’ requirements in order to self- insure our workers compensation obligations. These stand-by letters of credit must be renewed each year. We accrue the estimated liability for workers compensation claims, including incurred but not reported claims. Accordingly, no significant impact on our financial condition would result if the letters of credit were drawn.

Contingencies – We are a party to various pending judicial and administrative proceedings arising in the ordinary course of business. These include, among others, proceedings based on product liability claims and alleged violations of environmental laws. We have reviewed our pending judicial and legal proceedings, including the probable outcomes, reasonably anticipated costs and expenses, availability and limits of our insurance coverage and our established reserves for uninsured liabilities. We do not believe that any liabilities that may result from these proceedings are reasonably likely to have a material adverse effect on our liquidity, financial condition or results of operations.

         For some time, the vast majority of our asbestos-related claims were administered by the Center for Claims Resolution (CCR), which settled claims for its member companies on a shared settlement cost basis. In February 2001, the CCR was reorganized and discontinued negotiating shared settlements. The CCR continued to administer Dana’s claims and provide some legal and claims adjusting support through July 31, 2001. Since February 2001, there has been no sharing of indemnity costs and we have independently controlled our legal strategy and settlements. As of August 1, 2001, our claims administration was moved to a new organization, PACE, which is a subsidiary of Peterson Consulting, Inc. We do not expect these changes to materially affect our handling of asbestos claims or the costs thereof. However, there has been a marked increase in the number of claims filed against Dana since the CCR was reorganized. We believe that claimants are naming all former members of the CCR in individual claims, since all members of the CCR had previously participated in claims filed against any single member. As a result, many of the new claimants are parties that have no direct association with products manufactured by Dana. Since the reorganization of the CCR, a greater number of claims against Dana have been dismissed and the average cost of settlement has declined.

         With respect to contingent asbestos-related product liability, we had approximately 100,000 asbestos-related claims outstanding at December 31, 2001, including approximately 27,000 claims that were settled pending payment. We have agreements with our insurance carriers providing for the payment of a significant majority of the defense and indemnity costs for pending claims as well as claims which may be filed against us in the future. At December 31, 2001, we had accrued $102 for contingent asbestos-related product liability costs and recorded $89 as an asset for probable recoveries from insurers for asbestos-related product liability claims, compared to $78 accrued for such liabilities and $67 recorded as an asset at December 31, 2000.

         At December 31, 2001, $11 was accrued for contingent non-asbestos product liability costs with no recovery anticipated from third parties; at the end of 2000, $21 was accrued for such liabilities and $2 recorded as an asset for probable recoveries.

         We estimate contingent environmental liabilities based on the most probable method of remediation, current laws and regulations and existing technology. Estimates are made on an undiscounted basis and exclude the effects of inflation. If there is a range of equally probable remediation methods or outcomes, the lower end of the range is accrued. At December 31, 2000 and 2001, the amounts accrued for contingent environmental liabilities with no recovery expected from other parties were $40 and $52, respectively.

         At December 31, 2001, the difference between our minimum and maximum estimates for contingent liabilities, while not considered material, was $13 for the non-asbestos product liability claims and $2 for the environmental liability claims, compared to $14 and $2, respectively, at the end of 2000.

         As noted above, the majority of our asbestos-related claims were administered by the CCR through February 2001, at which time the CCR was reorganized and discontinued negotiating shared settlements. Certain former CCR members have defaulted on the payment of their shares of certain of the CCR-negotiated settlements. As a result, some of the settling parties are seeking payment of the unpaid shares from Dana and the other companies that were members of the CCR at the time of the settlements. We have been working with the CCR, other former CCR member companies, our insurers and the claimants to resolve these issues. At December 31, 2001, we estimated our contingent liability with respect to these matters to be approximately $44, of which we expect $39 to be recoverable from our insurers and under surety bonds provided by the defaulting CCR members. Our financial statements include our obligation relative to these contingencies, which are separate from the asbestos-related product liabilities discussed above.

DANA CORPORATION / Annual Report 2001

Restructuring

During 1999, we continued executing the restructuring and integration plans announced in 1998 following our acquisition of Echlin Inc., including the closing and downsizing of facilities begun in 1998. We incurred integration charges of $51 for relocating assets, training and relocating employees and other integration activities at the acquired operations. These costs were charged to expense as incurred.

         During the fourth quarter of 1999, we announced plans to downsize and close additional operations in the U.S., South America and Europe and recorded restructuring and integration charges totaling $170. The charges included the costs of exiting businesses, asset impairments and termination benefits. The announced restructuring and integration plans included closing five facilities, downsizing three facilities and terminating 1,280 people. The largest component of these plans was the downsizing of our Reading, Pa., structures facility. In total, $229 was charged to income during 1999. This amount consisted of $181 charged to restructuring and integration, $57 charged to cost of sales and a $9 gain recorded in other income on the sale of our marine and outdoor power equipment business, Sierra International Inc. (Sierra).

         During the third quarter of 2000, we announced plans to close our Reading structures facility and terminate approximately 690 people and recorded restructuring charges of $53. In the fourth quarter of 2000, we approved plans to close facilities in France, the United Kingdom and Argentina, resulting in $34 of charges and a workforce reduction of approximately 230 people. We also incurred integration expenses in 2000 related to consolidating our Engine Management warehouse operations and moving operations from closed facilities.

         In the first quarter of 2001, we recorded $22 of restructuring expense in connection with the announced closing of six facilities in the ASG and EFMG and workforce reductions at other facilities. These charges included $10 for employee termination benefits, $7 for asset impairment and $5 for other exit costs and impacted net earnings by $14. We announced additional facility closings in the third quarter and accrued additional restructuring charges of $12, affecting earnings by $7.

         In October 2001, we announced plans to reduce our global workforce by more than 15% and initiated a review of more than 30 facilities for possible consolidation or closure. These actions were undertaken to reduce capacity and outsource the manufacturing of non-core content and other non-core processes. As of December 31, 2001, we had announced the closing of 21 facilities and reduced our work force by more than 7% in connection with these plans. Charges related to our actions announced in October were $431 and affected net earnings for the quarter by $279. Charges for all restructuring activities during the quarter totaled $440, including $155 for employee terminations, $196 for asset impairments and $89 for exit and other costs. We charged cost of sales for $85 of these expenses, including $38 for inventory impairment. Net earnings in the fourth quarter of 2001 were impacted by $284.

         For the year ended December 31, 2001, we recorded total expenses of $476, including $390 charged to restructuring expense and $86 charged to cost of sales, in connection with our restructuring actions. In 2002, we expect to reduce our workforce further and announce additional facility closures related to our October 2001 initiatives. We expect the cost of these actions, along with related activities that must be expensed as incurred, to reduce our 2002 net income by $166. Including these projected expenses, the total after-tax cost of our October 2001 initiatives is estimated at $445. We expect our actions to reduce our break-even point by eliminating excess capacity. The related savings for the year ending December 31, 2002 are projected to be at least $80 after tax.

         The following table summarizes the restructuring charges and activity recorded in the last three years:

	Employee
	Termination	Long-Lived Asset	Exit	Integration
	Benefits	Impairment	Costs	Expenses	Total

Balance at December 31, 1998	$116	$	$11	$	$127

Activity during the year

Charges to expense	60	59	11	51	181

Cash payments	(85)		(9)	(51)	(145)

Write-off of assets		(59)			(59)

Balance at December 31, 1999	91	—	13	—	104

Activity during the year

Charges to expense	62	8	27	76	173

Cash payments	(60)		(20)	(76)	(156)

Write-off of assets		(8)			(8)

Balance at December 31, 2000	93	—	20	—	113

Activity during the year

Charges to expense	171	166	53		390

Cash payments	(58)		(20)		(78)

Write-off of assets		(166)			(166)

Balance at December 31, 2001	$206	$—	$53	$—	$259

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Dollars in millions

Employee terminations relating to the plans were as follows:

	1999	2000	2001

Total estimated	1,280	1,020	7,690

Less terminated:

1999	(595)

2000	(615)	(765)

2001	(30)	(254)	(3,571)

Balance at December 31, 2001	40	1	4,119

         At December 31, 2001, $259 of restructuring charges remained in accrued liabilities. This balance was comprised of $206 for the reduction of approximately 4,200 employees to be completed in 2002 and $53 for lease terminations and other exit costs. The estimated annual cash expenditures will be approximately $120 in 2002, $38 in 2003 and $101 thereafter. Additional cash requirements will arise in 2002 as the remaining facility closures and work force reductions under the October 2001 plan are implemented. We currently expect the total cash expenditures in 2002 relative to the October 2001 initiatives to approximate $300. Our liquidity and cash flows, while projected to be more than adequate to satisfy our obligations related to our restructuring plans, will be adversely impacted in 2002 by these expenditures.

Critical Accounting Policies

The following discussion of accounting policies is intended to supplement the Summary of Significant Accounting Policies presented as Note 1 to our 2001 financial statements. These policies were selected because they are broadly applicable within our operating units. The expenses and accrued liabilities or allowances related to certain of these policies are initially based on our best estimates at the time of original entry in our accounting records. Adjustments are recorded when our actual experience differs from the expected experience underlying the estimates. These adjustments could be material if our experience were to change significantly in a short period of time. We make frequent comparisons of actual experience and expected experience in order to mitigate the likelihood of material adjustments.

Goodwill and Impairment of Long-Lived Assets – We perform impairment analyses of our recorded goodwill and long-lived assets whenever events and circumstances indicate that they may be impaired. When the undiscounted cash flows, without interest or tax charges, are less than the carrying value of the assets being reviewed for impairment, the assets are written down to fair market value. During 2001, we recorded goodwill and long-lived asset impairment provisions of $166, which largely resulted from the downturn in our markets and the resulting restructuring of our operations.

         The adoption of SFAS 142, Goodwill and Other Intangible Assets (SFAS 142) on January 1, 2002, will change our methodology for assessing goodwill impairments. We believe that the initial application of this statement is likely to result in the impairment of goodwill due to the differences in the methods of calculating impairment. We have substantially completed the first step of the initial impairment test required by SFAS 142 and identified $400 of goodwill that may be impaired based upon the new accounting requirements. We will complete the impairment testing required to determine the actual amounts of goodwill impaired in 2002.

Inventory – Inventories are valued at the lower of cost or market. Cost is generally determined on the last-in, first-out basis for U.S. inventories and on the first-in, first-out or average cost basis for non-U.S. inventories. Where appropriate, standard cost systems are utilized for purposes of determining cost; the standards are adjusted as necessary to ensure they approximate actual costs. Estimates of lower of cost or market value of inventory are determined at the reporting unit level and are based upon the inventory at that location taken as a whole. These estimates are based upon current economic conditions, historical sales quantities and patterns and, in some cases, the specific risk of loss on specifically identified inventories.

Sales Returns and Allowances – Accruals for sales returns and allowances are provided at the time of shipment based upon past experience and are recorded as a reduction of sales. The estimated value of product that will be returned to inventory as a result of returns is recorded as a reduction of cost of sales and the accrued returns allowance. As new information becomes available the accruals are adjusted accordingly. Accrued liabilities at December 31, 2000 and 2001 were $67 and $66, respectively.

Warranty – Estimated costs related to product warranty are accrued at the time of sale and included in cost of sales. Estimated costs are based upon past warranty claims and sales history and adjusted as required to reflect actual costs incurred, as information becomes available. Warranty expense totaled $68, $90 and $92 in 1999, 2000 and 2001, respectively. Accrued liabilities for warranty expense at December 31, 2000 and 2001 was $127 and $138, respectively.

Pension and Postretirement Benefits Other Than Pensions – Annual net periodic expense and benefit liabilities under our defined plans are determined on an actuarial basis. Each September, we review the actual experience compared to the more significant assumptions used and make adjustments to the assumptions, if warranted. The healthcare trend rates are reviewed with the actuaries based upon the results of their review of claims experience. Discount rates are based upon an expected benefit payments duration analysis and the equivalent average yield rate for high-quality fixed-income investments. Pension benefits are funded through deposits with trustees and the expected long-term rate of return on fund assets is based upon actual historical returns modified for known changes in the market and any expected change in investment policy. Postretirement benefits are not funded and our policy is to pay these benefits as they become due.

         Certain accounting guidance, including the guidance applicable to pensions, does not require immediate recognition of the effects of a deviation between actual and assumed experience or the revision of an estimate. This approach allows the favorable and unfavorable effects that fall within an acceptable range to be netted. Although this netting occurs outside the basic financial statements, disclosure of the net amount is disclosed as an unrecognized gain or loss in the footnotes to our financial statements. The actuarial loss related to our 2001 return on pension plan assets was offset, in part, by the unamortized portion of gains experienced in prior years. A portion of the unrecognized loss of $229 will be amortized into earnings in 2002. The effect on years beyond 2002 will depend in large part on the actual experience of the plans in 2002.

DANA CORPORATION / Annual Report 2001

Other Loss Reserves – We have numerous other loss exposures, such as environmental claims, product liability, litigation, recoverability of deferred income tax benefits, accounts receivable and loan and lease loss reserves. Establishing loss reserves for these matters requires the use of estimates and judgment in regards to risk exposure and ultimate liability. We estimate losses under the programs using consistent and appropriate methods; however, changes to our assumptions could materially affect our recorded liabilities for loss. Where available we utilize published credit ratings for our debtors to assist us in determining the amount of required reserves.

Results of Operations (2001 versus 2000)

Our worldwide sales decreased $2,046 in 2001 to $10,271, a 17% decline from the $12,317 recorded in 2000. The decline included $113 related to the effect of divestitures, net of acquisitions, and $232 of adverse effects of currency fluctuations. Excluding these effects, worldwide sales decreased $1,701 or 14%. Our worldwide experience was largely based on our volume in the U.S., where 2001 sales of $6,863 represented a decline of $1,689 or 20% versus the prior year. Excluding the net effect of acquisitions and divestitures, U.S. sales declined $1,538 or 18%.

         Overall sales outside the U.S. fared better, slipping $357 or 9% compared to last year. Nearly two-thirds of the decline resulted from the strengthening of the U.S. dollar relative to foreign currencies since last year. The currencies accounting for the largest components of the approximately $232 adverse impact were the Brazilian real ($87), the euro ($44), the Canadian dollar ($30), the Australian dollar ($24), and the British pound ($21). Excluding the adverse effects of currency fluctuations and acquisitions and divestitures, sales decreased $89 or 2%. The net decline related to acquisitions and divestitures was $36.

         Sales by region for the year were as follows:

				% Change
				Excluding
				Acquisitions &
	2000	2001	% Change	Divestitures

North America	$9,449	$7,684	(19)	(17)

Europe	1,947	1,704	(12)	(11)

South America	563	553	(2)	(15)

Asia Pacific	358	330	(8)	(9)

         Sales in North America decreased $1,765 or 19% for the period. Excluding the effect of divestitures, the decline was $1,614 or 17%. As noted above, the relative weakness of the Canadian dollar accounted for $30 of the reduction in sales. European sales were down 9% in local currency but conversion to U.S. dollars pared another $69 for a total decline of $243 or 12%. Sales lost through divestitures exceeded the amount added through acquisitions by $39. South American sales improved 16% in local currencies and net acquisitions added $73, but sales were down $10 or 2% after absorbing $100 of adverse currency effects. Sales in Asia Pacific were down $28 as $35 of adverse currency impact was partially offset by local growth of $3 and a $4 net effect of acquisitions and divestitures.

         Our Strategic Business Units (SBUs) – Automotive Systems Group (ASG), Automotive Aftermarket Group (AAG), Engine and Fluid Management Group (EFMG), Commercial Vehicle Systems (CVS), Off-Highway Systems Group (OHSG) and Dana Credit Corporation (DCC) – represent our business segments. We realigned certain businesses within our SBU structure in 2001. The most significant change was consolidating our Engine Systems and Fluid Systems Groups into the newly created EFMG. Our segment information has been restated to reflect the changes made to the SBU alignment in 2001.

         Sales by SBU for 2000 and 2001 are presented in the following table. DCC did not record sales in either year. The “Other” category in the table represents facilities that have been closed or sold and operations not assigned to the SBUs.

				% Change
				Excluding
				Acquisitions &
	2000	2001	% Change	Divestitures

ASG	$4,522	$3,717	(18)	(20)

AAG	2,768	2,538	(8)	(7)

EFMG	2,400	2,137	(11)	(10)

CVS	1,598	1,118	(30)	(27)

OHSG	786	621	(21)	(20)

Other	243	140	(42)	(32)

         ASG incurred a sales decline in 2001 of $805 or 18% when compared to 2000. The North American region experienced $742 of this shortfall. The decline in production volume which began in the second half of 2000 continued for North American light vehicle and heavy truck manufacturers in 2001, with light vehicle production dropping to 15.5 million units from 17.2 million units in 2000. Sales in both markets were generally flat in the first quarter of 2001 when compared to the fourth quarter of 2000, but demand was sporadic and margins were adversely affected by the high volume of production shift cancellations by our OE customers. The production schedules improved in the second quarter of 2001 in terms of volume but still displayed some of the irregularities of the first quarter. In the third quarter, the number of production shifts cancelled by our OE customers was nearly identical to what we experienced in the first quarter of 2001, as our customers countered excess dealer inventories with incentives and reduced production. Record incentives late in the year were effective in reducing the overall dealer inventories of our customers to a 15-year low, but production levels declined further. In addition, Ford and Chrysler vehicles in general and certain models with high Dana content in particular declined more than the light vehicle market overall in 2001. The decline in heavy truck production which began in the middle of 2000 continued through the end of 2001. The North American heavy truck market saw more than a 40% reduction in volume when compared to 2000. Outside North America, the regions reported an aggregate sales decrease of $63. Sales in Europe were down $49 as an adverse currency impact of $19 and $42 of organic declines (organic decline being the residual change after excluding the effects of acquisitions, divestitures and currency changes) more than offset acquisition benefits of $12. Sales in South America were $10 below the same period in the prior year, as the $14 of organic decline and $45 of adverse effects of weaker currencies more than offset the net acquisition impact of $49. Sales in Asia Pacific were flat with currency declines of $29 offsetting acquisition impact of $21 and modest organic growth.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Dollars in millions

         AAG also ended the year with a decline in sales. Most of the decline was in North America, which represents more than three- fourths of its global market, where volumes were down $187 or 8%. While there was a reported improvement in domestic aftermarket retail sales in 2001, this did not significantly improve our sales, as retailers generally met the higher demand with existing inventory. Divestitures also contributed $44 to the decline. Sales in Europe declined $25 due to $8 in adverse currency effects and a $17 decline in organic sales. Sales in South America were down $2 as a $23 currency decrease was partially offset by local growth of $15 and $6 of acquisition impact. Divestitures accounted for $13 of the $16 sales decline recorded in Asia Pacific.

         EFMG experienced a sales decrease of $263 or 11% for 2001 versus last year. Sales for the final quarter of 2001 held even with the third quarter, which had shown a 14% decline from the second quarter of the year. The Fluid Systems business in this group benefited from having content on models that avoided the severe OE production cuts that have affected most of the other SBUs. Sales in North America were down $231 or 14% as the automotive, commercial vehicle and aftermarket sectors all trailed prior year volumes. Sales in Europe were down $31 or 5% with adverse currency effects of $25 playing a significant role. Sales were generally flat in South America as adverse currency effects of $22 were nearly offset by organic growth of $15 and a net acquisition impact of $5.

         CVS experienced a year-on-year decline in sales in 2001 of $480 or 30% for the reasons cited relative to the heavy truck market in the discussion of ASG above. The decline in CVS sales included $60 of divestiture impact, $56 of which was in North America. Excluding this effect, sales in North America for the period were 26% below those of 2000. Aggregate sales for the other three regions declined $33 or 36% in a year-on-year comparison with $7 due to divestitures and adverse currency effects.

         OHSG finished the year down $165 or 21% in sales versus 2000, with $9 resulting from divestitures, all in North America. Currency impact accounted for $19 of the decline, and organic sales fell $92 in North America, where overall markets were weak, and $49 in Europe, where the construction market softened and the agricultural market remained weak.

         Sales in Other decreased $104 or 43% compared to 2000, reflecting the sale of most of the Warner Electric businesses at the end of February 2000.

         Revenue from lease financing decreased $28 or 20% in 2001 as DCC realized a decline of $24 on reduced leasing activity, including a $10 decline in income realized on the sale of leased assets, and a $4 decline in its interest income.

         In 2001, other income included a $50 gain on the divestitures of our Chelsea power take-off business and of our Glacier industrial bearings businesses. Also included in 2001 was a $35 loss on the sales of our Mr. Gasket subsidiary, our Marion, Ohio forging facility and the assets of our Dallas, Texas and Washington, Missouri Engine and Fluid Management Group operations. Included in the total for 2000 was $179 of gains on the divestitures of the Gresen hydraulics business, certain portions of our constant velocity joint business, most of the global Warner Electric businesses and the Commercial Vehicle Cab Systems Group. In addition, a $10 net charge related to final settlement of the Midland Grau divestiture was recorded in the third quarter of 2000, bringing to $169 the amount of net non-recurring income included in other income.

         Gross margin for 2001 was 9.8% versus 13.9% in 2000. Margins in all our SBUs were severely affected as the decline in volume reduced our ability to absorb fixed operating expenses. Cost of sales included charges of $86 in 2001 and $17 in 2000 in connection with our restructuring activities.

         Selling, general and administrative (SG&A) expenses decreased $147 during 2001 compared to last year. The net effect of divestitures accounted for $21 of this change, and currency exchange caused another $20 of the decline. The largest changes occurred in Europe, where currency fluctuations caused $7 of the $33 non-divestiture related decrease. Most of the remaining decrease was from the North American region, where our operating units scaled their capacity in reaction to severely reduced customer production schedules in the light truck and commercial vehicle markets.

         Operating margin (our gross margin reduced by SG&A expenses) was 0.2% in 2001 compared to 4.8% in 2000 for the above reasons.

         Interest expense was $14 lower as a result of lower debt and reduced rates.

         Both the effective tax rates and the comparison of the effective tax rates for 2001 and 2000 are impacted by the substantial pre-tax loss reported in 2001. Because of the pre-tax loss in 2001, certain permanent differences between financial accounting rules and tax regulations that increase the tax rate when we report pre-tax income serve to reduce the effective rate.

         Equity in earnings of affiliates in 2001 was $22 lower than in 2000. The $39 reduction in equity earnings in Mexico and the $11 decrease in earnings from DCC’s equity investments adversely affected this line item. Partially offsetting these items were the earnings related to our investment in GETRAG and the loss reduction that occurred when we acquired the remaining interest in Danaven and began consolidating its results.

         We reported a $298 net loss in 2001 versus net income of $334 reported in 2000. Comparisons are made difficult by the unusual charges and one-time gains recorded in both years. In 2001, we recorded after-tax charges of $313 in connection with our restructuring efforts and $10 of gains on divestitures. In 2000, we recorded $43 of restructuring and other unusual charges net of the gains recorded on several divestitures. Excluding these items, earnings would have been $5 in 2001 and $377 in 2000.

         Unusual items in 2001 included net after-tax charges of $41 in ASG, $85 in AAG, $108 in EFMG, $12 in CVS and $43 in OHSG; a net charge of $14 was reflected in the Other category. In 2000, unusual charges were $47 in ASG, $39 in AAG and $32 in EFMG, while one-time gains were $27 in CVS, $16 in OHSG and $32 in Other.

Results of Operations (2000 versus 1999)

Our worldwide sales were $12,317 in 2000, a 6% or $842 decline from the $13,159 recorded in 1999. The divestitures completed in the first quarter of 2000 were a significant factor in the decline. Net of the effect of acquisitions, these divestitures accounted for a $410 reduction in sales for the year. Currency fluctuations accounted for an additional $279 decline in sales.

         U.S. sales were $8,552, a 9% or $861 decline from the 1999 level, with divestitures net of acquisitions accounting for $408 of the decrease. Exports from the U.S. declined from $939 in 1999 to $832 in 2000.

         Sales by region for 1999 and 2000 are presented in the following table.

DANA CORPORATION / Annual Report 2001

				% Change
				Excluding
				Acquisitions &
	1999	2000	% Change	Divestitures

North America	$10,308	$9,449	(8)	(4)

Europe	2,051	1,947	(5)	(8)

South America	549	563	3	14

Asia Pacific	251	358	43	43

         In 2000, overall sales outside the United States increased $20 despite the $279 adverse impact of further strengthening of the U.S. dollar. Sales for our operations in Canada and Mexico were flat after considering a $4 benefit from currency changes; acquisitions and divestitures were not a factor in those countries. Sales in Europe benefited from a net $65 increase related to acquisitions net of divestitures and organic growth added another $79. These positive effects were more than offset by $247 of adverse currency impact as the U.S. dollar equivalent of sales denominated in euros and pounds declined $207 and $32, respectively, due to weakness in those currencies. In South America, where currency weakness resulted in an $11 sales decline, the effect of divestitures net of acquisitions was a $66 drop in sales. Continuing recovery in the region was evident however in the $90 of organic growth. Organic growth in Asia Pacific sales totaled $133, more than offsetting the $25 of adverse currency effects. Sales due to acquisitions equaled those lost by way of divestitures.

         Sales by SBU for 1999 and 2000 are presented in the following table. DCC did not record sales in either year.

				% Change
				Excluding
				Acquisitions &
	1999	2000	% Change	Divestitures

ASG	$4,403	$4,522	3	—

AAG	2,955	2,768	(6)	(5)

EFMG	2,495	2,400	(4)	(4)

CVS	1,904	1,598	(16)	(11)

OHSG	870	786	(10)	1

Other	532	243	(54)	(1)

         ASG sales in North America decreased $103 or 3% in 2000 as a result of light vehicle and heavy truck OEM production cuts intended to reduce dealer inventory. Light vehicle production in North America started the year near all-time record levels but declined in the second half of 2000 to end at 17.2 million units. SUVs and light trucks displayed a similar trend line while maintaining their share of overall production. While sales appeared flat in South America, internal growth in Brazil across all the ASG product lines was slightly more than the combined negative effect of currency ($8) and net divestitures ($55). Sales in Europe benefited from our acquisition of the GKN driveshaft business early in the year, which added sales of $142, but gave back $75 to currency effects. ASG’s internal growth of nearly $40 resulted from improvement in both driveshaft and axle sales. The acquisition of the automotive axle manufacturing and stamping business of Invensys plc added $34 of sales in Asia Pacific, more than offsetting the $22 adverse currency effect and complementing the $141 of organic growth resulting mainly from new modular systems business.

         AAG ended 2000 with a $187 decrease in sales, of which nearly $44 related to the late 1999 divestiture of Sierra. Inefficiencies in consolidating parts of its warehousing operations and softness in the North American automotive aftermarket were key factors in the $85 sales decline at AAG’s operating units in this region. Sales in Europe were marginally higher than in 1999 but the region lost $40 to currency movements. Modest sales improvement in South America was offset by decreases in Asia Pacific. There were no acquisitions or divestitures in either region and currency effects were minimal.

         Sales in EFMG declined $95 in 2000 as North America lost $42 in its ongoing operations and another $6 due to a divestiture. Operations in Europe incurred currency losses of $78 to account for their $52 sales decline after $27 of organic growth. Sales in South America were up slightly due to modest internal growth.

         CVS continued its success of 1999 during the first half of 2000, growing sales 4% after excluding the effects of two divestitures in the first quarter of 2000. However, early in the second half of the year, heavy truck manufacturers sharply reduced production in response to falling demand and excess inventory. CVS sales fell by one-third in the second half and finished the full year $306 below 1999 results. The divestiture impact for the full year was $106 and currency losses pared another $9, leaving $190 of organic sales reductions.

         OHSG sales fell $84 overall in 2000 as the divestiture of the Gresen Hydraulics business in January 2000 resulted in a $99 decline in sales and adverse currency impacts accounted for another $44. Organic growth was flat. North American sales declined $96 with $86 attributable to the Gresen divestiture. In Europe, sales were $14 higher as much of the $58 added through acquisitions was offset by a $44 adverse effect from weakness in the euro. South American sales were down $3 as $8 of organic growth was negated by $11 lost through the Gresen divestiture.

         Revenue from lease financing increased $32 or 29% in 2000 on a $15 increase in direct finance lease income and a $17 increase in interest income and income from property rentals recognized by DCC.

         Other income increased $148 in 2000, primarily the result of a $156 increase in gains on divestitures that was partially offset by a $9 decrease in interest income exclusive of the DCC interest income which is included in lease financing revenue.

         Gross margin in 2000 was 13.9%, well below the 16.7% reported in 1999. Results in all regions reflected lower gross margins, but the declines were most severe in North America and Asia Pacific. In North America, ASG and CVS were both affected by producing above optimum capacity in the first half of the year. In the second half, these units were impacted by erratic demand from their major customers and generally fell well below efficient production levels. AAG margins were impacted by softness in the automotive aftermarket. In Asia Pacific, ASG margins were affected by startup costs related to our new modular business in Australia. We incurred $17 in 2000 in connection with discontinuing certain lines of business and $57 in 1999 related to impairment and other rationalization adjustments and charged these amounts to cost of sales. Gross margins excluding these items would have been 14.1% in 2000 and 17.1% in 1999.

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

         Net income was $334 in 2000 versus $513 reported in 1999. Comparisons are made difficult by restructuring and other unusual items recorded in both years. In 1999 we recorded $165 of such charges net of the gain recorded in the AAG on the sale of Sierra. In 2000, we recorded $43 of restructuring and other unusual charges net of the gains recorded on several divestitures. Excluding these items, earnings would have been $377 in 2000 and $678 in 1999.

         Unusual items in 2000 included net charges of $47 in ASG, $39 in AAG, $32 in EFMG and net credits of $27 in CVS and $16 in OHSG; a net gain of $32 was reflected in the Other category. In 1999, unusual charges were $59 in ASG, $40 in AAG, $3 in CVS, $34 in EFMG, $1 in OHSG and $28 in Other.

Market Trends

The light vehicle market in North America is difficult to project as we pass the midpoint in the first quarter of 2002. One uncertainty is the impact that the record incentives offered in the fourth quarter of 2001 will have on future retail sales volume. Absent broader economic recovery, demand may weaken in the first half of 2002. We remain conservative in projecting light vehicle production of 14.5 million units in North America in 2002. No improvement is anticipated in the light vehicular markets outside North America in 2002.

         The automotive aftermarket continues to demonstrate strength at the retail level. As our customers resolve their consolidation and inventory reduction issues, which adversely affected our AAG sales in the second half of 2001, we expect increased demand for our products in 2002. Combined with the effect of price increases implemented in recent months and others planned for this year, we expect the increase in demand to result in modest growth in our automotive aftermarket business during 2002.

         Inventory levels in the heavy truck market declined by nearly 50% in 2001, while production for the year was down more than 40%. The inventory reduction was a prerequisite for the leveling out expected in this market. Although preliminary orders for heavy trucks reported for January 2002 were at their highest level in nearly two years, they represent relatively modest improvement on an historic scale. The new EPA standards governing diesel engine emissions that become effective in October 2002 could impact the timing of 2002 production if customers rush to buy units in advance of the new standards. This possibility may make it difficult for us to interpret the monthly volume of orders and production, but we expect North American heavy truck volume to approximate 130,000 units for the year.

         We expect to benefit from net new business estimated at $405 for 2002 and approximately $6,000 through 2006, based on our review of the production projections of our OE customers. New business wins in 2001 included innovative products for Ford and General Motors, as well as for non-U.S.-based manufacturers, including BMW, Isuzu, Nissan, Toyota and Volkswagen. In the heavy truck market, key wins in 2001 included business with International and PACCAR.

Forward-Looking Information

Forward-looking statements in this report are indicated by words such as “anticipates,” “expects,” “believes,” “intends,” “plans,” “estimates,” “projects” and similar expressions. These statements represent our expectations based on current information and assumptions. Forward-looking statements are inherently subject to risks and uncertainties. Our actual results could differ materially from those which are anticipated or projected due to a number of factors, including national and international economic conditions (including additional adverse effects from terrorism or hostilities); the strength of the euro and other currencies relative to the U.S. dollar; the cyclical nature of the global vehicular industry; the performance of the global aftermarket sector; changes in business relationships with our major customers and in the timing, size and continuation of our customers’ programs; the ability of our customers and suppliers to achieve their projected sales and production levels; competitive pressures on our sales and pricing; increases in production or material costs that cannot be recouped in product pricing; our ability to complete the sale of DCC’s businesses and other divestitures as contemplated; and the success of our restructuring, cost reduction and cash management programs and of our long-term transformation strategy for the company.

Additional Information

In millions except per share amounts

Shareholders’ Investment

         The following table shows the range of market prices of our common stock on the New York Stock Exchange and the cash dividends declared and paid for each quarter during 2000 and 2001. At December 31, 2001, the closing price of Dana common stock was $13.88.

							Cash Dividends
	Stock Price						Declared and Paid

		2000			2001		2000	2001
Quarter Ended	High	Low	Close	High	Low	Close

March 31	$33.25	$20.31	$28.19	$20.40	$15.63	$17.18	$.31	$.31

June 30	31.81	20.88	21.19	23.50	16.25	23.34	.31	.31

September 30	27.69	20.63	21.50	26.90	13.07	15.60	.31	.31

December 31	24.00	12.81	15.31	15.73	10.25	13.88	.31	.01

Unaudited Quarterly Financial Information

				Net Income (Loss)
		Gross	Net Income	Per Share
Quarter Ended	Net Sales	Profit	(Loss)	Basic	Diluted

For the year ended December 31, 2000

March 31	$3,468	$566	$245	$1.55	$1.54

June 30	3,296	518	144	.95	.95

September 30	2,865	384	29	.19	.19

December 31	2,688	250	(84)	(.57)	(.57)

For the year ended December 31, 2001

March 31	$2,731	$288	$(27)	$(0.18)	$(0.18)

June 30	2,768	354	14	0.10	0.10

September 30	2,399	250	13	0.08	0.08

December 31	2,373	111	(298)	(2.01)	(2.01)

         In the first quarter of 2000, we recognized approximately $85 (53 cents per share) of non-recurring income representing gains on divestitures, net of $12 of integration expenses. In the second quarter, we recorded $10 (7 cents per share) of integration charges incurred in connection with consolidating our Engine Management warehouse operations. In the third quarter, we recorded a charge of $32 (21 cents per share) related to the closing of our Reading, Pa., structures facility.

         In the fourth quarter of 2000, we recorded $86 million of unusual charges (58 cents per share), including restructuring expenses related to closing several facilities ($34), integration expenses incurred primarily in the Engine Management Division and in relocating operations of closed facilities ($21), equity losses related to our 49%-owned affiliate in Venezuela ($20) and costs associated with exiting several lines of business ($11).

         In the first quarter of 2001, we recorded an after-tax loss of $12 on the sale of Mr. Gasket, a wholly owned subsidiary. We also recorded $22 of restructuring expense in connection with the announced closing of six facilities in the ASG and EFMG and workforce reductions at other facilities. These charges included $10 for employee termination benefits, $7 for asset impairment and $5 for other exit costs and impacted net earnings by $14. Total unusual charges for the quarter totaled $28 (19 cents per share).

         In the second quarter of 2001, we divested our Marion, Ohio, forging facility and the assets of EFMG facilities in Dallas, Texas, and Washington, Mo. A net after-tax loss of $8 (5 cents per share) resulted from these transactions. Charges related to our on-going efforts to downsize various operations adversely affected net income by $4 (3 cents per share) in the second quarter.

         We completed the sale of our Chelsea power take-off business to Parker Hannifin Corporation in July. The sale of our Glacier industrial polymer bearings businesses to Goodrich Corporation was completed the following month. After-tax gains totaling $30 were recorded on these transactions. We announced additional facility closings in the third quarter. We accrued additional restructuring charges of $12 in connection with these announcements, which affected earnings by $7 net of tax benefits. Net non-recurring income for the quarter was $21 (14 cents per share).

         In October, we announced plans to reduce our global workforce by more than 15 percent and initiated a review of more than 30 facilities for possible consolidation or closure. During the fourth quarter, we announced the closing of 21 of these facilities and reduced our workforce by more than 7%. Charges for these and related actions totaled $440, including $155 for employee terminations, $196 for asset impairments and $89 for exit and other costs. Net earnings were impacted by $284 ($1.92 per share).

DANA CORPORATION / Annual Report 2001

Eleven-Year History†

In millions except per share amounts

Financial Highlights
For the Years	1991	1992	1993	1994	1995	1996

Net Sales	$6,084	$6,655	$7,404	$8,843	$10,472	$10,979

Net Income (Loss)	55	(318)	174	352	443	451

Net Income (Loss) per

Common Share

Basic	.41	(2.27)	1.18	2.29	2.81	2.83

Diluted	.41	(2.26)	1.17	2.28	2.80	2.81

Cash Dividends per

Common Share	.80	.80	.80	.83	.90	.98

Total Assets	5,371	5,584	5,895	6,701	7,814	8,522

Long-Term Debt	1,684	1,608	1,341	1,381	1,325	1,887

[Additional columns below]

[Continued from above table, first column(s) repeated]

Financial Highlights
For the Years	1997	1998	1999	2000	2001

Net Sales	$11,911	$12,464	$13,159	$12,317	$10,271

Net Income (Loss)	320	534	513	334	(298)

Net Income (Loss) per

Common Share

Basic	1.97	3.24	3.10	2.20	(2.01)

Diluted	1.94	3.20	3.08	2.18	(2.01)

Cash Dividends per

Common Share	1.04	1.14	1.24	1.24	.94

Total Assets	9,511	10,138	11,123	11,236	10,207

Long-Term Debt	1,790	1,718	2,732	2,649	3,008

†	The information for years prior to 1998 has been restated to reflect the Echlin merger, which has been accounted for as a pooling of interests. Echlin amounts included for years prior to 1995 are for fiscal years ended August 31.