Form 10-K, Exhibit 13
period 2002-12-31
DANA CORP
filed 2003-02-25
CIK 26780

Exhibit 13

Management Statement

During the past eighteen months, a number of events have occurred which have negatively impacted both financial markets and investor confidence. In several instances, it would appear that fault was, at least in part, due to a breakdown in corporate governance practices and, more specifically, to a failure on the part of the leadership of certain companies to accept responsibility for the integrity of those firms’ financial statements.

     The consequences of this “crisis in confidence” have included a number of legislative and regulatory initiatives in the United States that compel corporate officials to, among other things, certify the accuracy and integrity of a company’s financial statements and discuss the adequacy of the system of internal controls.

     We are proud to say that, in Dana’s annual shareholder reports for more than twenty years, we have included a letter signed by our most senior financial officers acknowledging management’s responsibility for the preparation of Dana’s financial statements in accordance with generally accepted accounting principles, and confirming that management fully accepts responsibility for the accuracy and transparency of our financial statements and related information.

     We have also said that the establishment and maintenance of an effective system of internal controls is important to the proper preparation of our financial statements. In fact, controls and processes are in place that are designed to provide reasonable assurance that all disclosures, financial and non-financial, are appropriately made. We also rely on our internal control systems to protect Dana assets against loss. Our internal control systems are regularly reviewed and tested by our internal auditors in order to monitor compliance, and by our independent accountants in support of their audit work.

     Another component of effective corporate governance and internal control is the presence of an active, independent Audit Committee. Dana’s Audit Committee is composed of independent, outside directors and meets regularly with management, the internal auditors and our independent accountants to review accounting, auditing and financial matters, including our development, selection and disclosure of critical accounting estimates. The Committee and the independent accountants have free access to each other with or without management being present.

     While some may view recent legislation and regulatory developments as imposing a greater duty upon company officials, at Dana we do not. We have always placed a premium on honesty and integrity and we have in place strict Standards of Business Conduct, which are published in thirteen languages and are applicable to all Dana employees, regardless of their position or the country in which they work. So, while we will certainly comply with any and all applicable changes in the regulatory environment, including the certification of our financial statements, this will only add formality in confirming what Dana senior management has long accepted as part of its basic responsibilities to the company and its shareholders.

/s/ Robert C. Richter
Robert C. Richter
Vice President and
Chief Financial Officer

Report Of Independent Accountants

To the Board of Directors and Shareholders of Dana Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of shareholders’ equity and of cash flows, including pages 22 through 43, present fairly, in all material respects, the financial position of Dana Corporation and its subsidiaries at December 31, 2001 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 1 and 6 to the consolidated financial statements, the Company changed its method of accounting for goodwill effective January 1, 2002.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Toledo, Ohio
February 10, 2003

Consolidated Statement of Income
In millions except per share amounts

		Year Ended December 31
	2000	2001	2002

Net sales	$11,463	$9,490	$9,504
Revenue from lease financing	143	115	85
Other income, net	229	76	105

	11,835	9,681	9,694

Costs and expenses
Cost of sales	9,885	8,538	8,426
Selling, general and administrative expenses	988	872	823
Restructuring and integration charges	133	317	194
Interest expense	319	303	260

	11,325	10,030	9,703

Income (loss) before income taxes	510	(349)	(9)
Income tax benefit (expense)	(195)	109	27
Minority interest	(13)	(8)	(15)
Equity in earnings of affiliates	54	32	55

Income (loss) from continuing operations	356	(216)	58

Loss from discontinued operations before income taxes	(46)	(134)	(30)
Income tax benefit on loss from discontinued operations	24	52	10

Loss from discontinued operations	(22)	(82)	(20)

Income (loss) before effect of change in accounting	334	(298)	38
Effect of change in accounting			(220)

Net income (loss)	$334	$(298)	$(182)

Basic earnings (loss) per common share
Income (loss) from continuing operations before effect of change in accounting	$2.34	$(1.46)	$0.39
Loss from discontinued operations	(0.14)	(0.55)	(0.13)
Effect of change in accounting			(1.49)

Net income (loss)	$2.20	$(2.01)	$(1.23)

Diluted earnings (loss) per common share
Income (loss) from continuing operations before effect of change in accounting	$2.32	$(1.46)	$0.39
Loss from discontinued operations	(0.14)	(0.55)	(0.13)
Effect of change in accounting			(1.48)

Net income (loss)	$2.18	$(2.01)	$(1.22)

Cash dividends declared and paid per common share	$1.24	$0.94	$0.04

Average shares outstanding — Basic	152	148	148

Average shares outstanding — Diluted	153	148	149

     The accompanying notes are an integral part of the consolidated financial statements.
      The amounts reported above for 2000 and 2001 have been reclassified to reflect our discontinued operations.

Consolidated Balance Sheet
In millions except par value

	December 31

	2001	2002

Assets
Current assets
Cash and cash equivalents	$199	$571
Accounts receivable Trade, less allowance for doubtful accounts of $45 - 2001 and $40 - 2002	1,371	1,348
Other	371	320
Inventories	1,299	1,116
Other current assets	557	763

Total current assets	3,797	4,118
Goodwill, net	841	568
Investments and other assets	1,368	1,484
Investments in leases	1,068	827
Property, plant and equipment, net	3,133	2,556

Total assets	$10,207	$9,553

Liabilities and Shareholders’ Equity
Current liabilities
Notes payable, including current portion of long-term debt	$1,120	$287
Accounts payable	1,045	1,004
Accrued payroll and employee benefits	317	467
Other accrued liabilities	873	802
Taxes on income	134	264

Total current liabilities	3,489	2,824
Deferred employee benefits and other noncurrent liabilities	1,640	1,925
Long-term debt	3,008	3,215
Minority interest in consolidated subsidiaries	112	107

Total liabilities	8,249	8,071

Shareholders’ equity
Common stock, $1 par value, shares authorized, 350; shares issued, 149 - 2001 and 2002	149	149
Additional paid-in capital	163	170
Retained earnings	2,471	2,283
Accumulated other comprehensive loss	(825)	(1,120)

Total shareholders’ equity	1,958	1,482

Total liabilities and shareholders’ equity	$10,207	$9,553

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statement of Cash Flows
In millions

	Year ended December 31

	2000	2001	2002

Net cash flows from operating activities	$984	$639	$521

Cash flows from investing activities:
Purchases of property, plant and equipment	(662)	(425)	(375)
Purchases of assets to be leased	(191)	(50)	(2)
Acquisitions	(511)	(21)	(31)
Divestitures	571	236	506
Changes in investments and other assets	(183)	1	17
Loans made to customers and partnerships	(643)	(68)	(11)
Payments received on leases	146	48	39
Proceeds from sales of leasing subsidiary assets	82	60	248
Proceeds from sales of other assets	41	132	101
Payments received on loans	561	180	31
Other	(5)	(14)	2

Net cash flows — investing activities	(794)	79	525

Cash flows from financing activities:
Net change in short-term debt	577	(888)	(556)
Issuance of long-term debt	368	847	285
Payments on long-term debt	(504)	(501)	(467)
Dividends paid	(187)	(140)	(6)
Shares repurchased	(381)
Other	5	(16)	72

Net cash flows — financing activities	(122)	(698)	(672)

Net increase in cash and cash equivalents	68	20	374
Net change in cash of discontinued operations			(2)
Cash and cash equivalents — beginning of year	111	179	199

Cash and cash equivalents — end of year	$179	$199	$571

Reconciliation of net income (loss) to net cash flows from operating activities:
Net income (loss)	$334	$(298)	$(182)
Depreciation and amortization	523	548	478
Deferred income taxes	57	(116)	(135)
Unremitted earnings of affiliates	(54)	4	(43)
Additions to lease and loan loss reserves	18	(9)	5
Gains on divestitures and asset sales	(106)	(10)	(53)
Minority interest	10	4	5
Effect of change in accounting			220
Asset impairment	27	206	114
Change in accounts receivable	327	137	(52)
Change in inventories	108	166	3
Change in other operating assets	(58)	(31)	68
Change in operating liabilities	(144)	78	176
Other	(58)	(40)	(83)

Net cash flows from operating activities	$984	$639	$521

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statement of Shareholders’ Equity
In millions

				Accumulated Other
				Comprehensive Income (Loss)

		Additional		Foreign	Minimum	Net
	Common	Paid-In	Retained	Currency	Pension	Unrealized	Shareholders’
	Stock	Capital	Earnings	Translation	Liability	Gain (Loss)	Equity

Balance, December 31, 1999	$163	$520	$2,762	$(478)	$(13)	$3	$2,957
Comprehensive income:
Net income for 2000			334
Foreign currency translation				(90)
Minimum pension liability					(10)
Total comprehensive income							234
Cash dividends declared			(187)				(187)
Cost of shares repurchased	(15)	(366)					(381)
Issuance of shares for director and employee stock plans, net		5					5

Balance, December 31, 2000	148	159	2,909	(568)	(23)	3	2,628
Comprehensive income:
Net loss for 2001			(298)
Foreign currency translation				(152)
Minimum pension liability					(80)
Unrealized loss						(5)
Total comprehensive loss							(535)
Cash dividends declared			(140)				(140)
Issuance of shares for director and employee stock plans, net	1	4					5

Balance, December 31, 2001	149	163	2,471	(720)	(103)	(2)	1,958
Comprehensive income:
Net loss for 2002			(182)
Foreign currency translation				(53)
Minimum pension liability					(242)
Total comprehensive loss							(477)
Cash dividends declared			(6)				(6)
Issuance of shares for director and employee stock plans, net		7					7

Balance, December 31, 2002	$149	$170	$2,283	$(773)	$(345)	$(2)	$1,482

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements
In millions except share and per share amounts

Note 1.  Summary of Significant Accounting Policies

Dana is a global leader in the engineering, manufacturing and distribution of systems and components for worldwide vehicular manufacturers and the related aftermarkets and has been a provider of lease financing services in selected markets through its wholly-owned subsidiary, Dana Credit Corporation (DCC).
     The preparation of these consolidated financial statements requires estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Some of the more significant estimates include depreciation and amortization of long-lived assets; valuation of deferred tax assets and inventories; sales returns, restructuring, environmental, product liability and warranty accruals; postemployment and postretirement benefits; residual values of leased assets and allowances for doubtful accounts. Actual results could differ from those estimates.
     The following summary of significant accounting policies should help you evaluate the consolidated financial statements. As discussed in Note 20 - Discontinued Operations, income statement amounts in 2000 and 2001 have been reclassified to conform to the 2002 presentation of discontinued operations.

Principles of Consolidation
 The consolidated financial statements include all subsidiaries in which we have the ability to control operating and financial policies. Affiliated companies (20% to 50% ownership) are generally recorded in the statements using the equity method of accounting. Operations of affiliates accounted for under the equity method of accounting are generally included for periods ended within one month of our year end. Less-than-20%-owned companies are included in the financial statements at the cost of our investment. Dividends, royalties and fees from these cost basis affiliates are recorded in income when received.

Foreign Currency Translation
 The financial statements of subsidiaries and equity affiliates outside the United States (U.S.) located in non-highly inflationary economies are measured using the currency of the primary economic environment in which they operate as the functional currency, which for the most part is the local currency. Transaction gains and losses which result from translating assets and liabilities of these entities into the functional currency are included in net earnings. Other income includes a transaction loss of $5 in 2000 and transaction gains of $7 in 2001 and $18 in 2002. When translating into U.S. dollars, income and expense items are translated at average monthly rates of exchange and assets and liabilities are translated at the rates of exchange at the balance sheet date. Translation adjustments resulting from translating the functional currency into U.S. dollars are deferred as a component of accumulated other comprehensive income in shareholders’ equity. For affiliates operating in highly inflationary economies, non-monetary assets are translated into U.S. dollars at historical exchange rates and monetary assets are translated at current exchange rates. Translation adjustments for these affiliates are included in net earnings.

Inventories
 Inventories are valued at the lower of cost or market. Cost is generally determined on the last-in, first-out (LIFO) basis for U.S. inventories and on the first-in, first-out (FIFO) or average cost basis for non-U.S. inventories.

Goodwill
 Prior to 2002, we amortized goodwill over the periods of expected benefit ranging from 10 to 40 years. As of January 1, 2002, we adopted the new accounting pronouncement related to goodwill (see Note 6). In lieu of amortization, we test goodwill for impairment on an annual basis, unless conditions exist which would require a more frequent evaluation. In assessing the recoverability of goodwill, projections regarding estimated future cash flows and other factors are made to determine the fair value of the respective assets. If these estimates or related projections change in the future, we may be required to record impairment charges for goodwill at that time.

Pre-Production Costs Related to Long-Term Supply Arrangements
 The costs of tooling used to make products sold under long-term supply arrangements are capitalized as part of property, plant and equipment and amortized over their useful lives if we own the tooling. These costs are also capitalized as part of Investments and other assets and amortized if we fund the purchase but our customer owns the tooling and grants us the noncancelable right to use the tooling over the contract period. Costs incurred in connection with the design and development of tooling that will be billed to customers upon completion are carried as a component of other accounts receivable. Design and development costs related to customer products are deferred if we have an agreement to collect such costs from the customer; otherwise, they are expensed when incurred.

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

Allowance for Losses on Loans Receivable
 Provisions for losses on loans receivable are determined on the basis of loss experience and assessment of inherent risk. Adjustments are made to the allowance for losses to adjust loans receivable to estimated fair value. Income recognition is generally discontinued on accounts which are contractually past due and where no payment activity has occurred within 120 days. Accounts are charged against the allowance for losses when determined to be uncollectible.

Properties and Depreciation
 Property, plant and equipment are valued at historical costs. Depreciation is recognized over the estimated useful lives using primarily the straight-line method for financial reporting purposes and accelerated depreciation methods for federal income tax purposes. Long-lived assets are reviewed for impairment and where appropriate are adjusted to fair market value less cost to sell.

Revenue Recognition
 Sales are recognized when products are shipped and risk of loss has transferred to the customer. We accrue for warranty costs, sales returns and other allowances, based on experience and other relevant factors, when sales are recognized. Adjustments are made as new information becomes available. Shipping and handling fees billed to customers are included in sales and the costs of shipping and handling are included in cost of sales.

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
     In January 2001, we adopted Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Transactions.” These Statements require, among other things, that all derivative instruments be recognized on the balance sheet at fair value. Interest rate swap arrangements have been formally designated as hedges. The effect of marking these contracts to market has been recorded as a direct adjustment of the underlying debt for those contracts designated as fair value hedges and as an adjustment of other comprehensive income for those contracts designated as cash flow hedges. Foreign currency forwards and other derivatives have not been designated as hedges and the effect of marking these instruments to market has been recognized in the results of operations.

We will evaluate these transactions from time to time to determine whether they should be designated as hedges.
     The adoption of SFAS Nos. 133 and 138 did not have a material effect on the results of operations.

Environmental Compliance and Remediation
 Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to existing conditions caused by past operations which do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Estimated costs are based upon current laws and regulations, existing technology and the most probable method of remediation. The costs are not discounted and exclude the effects of inflation. If the cost estimates result in a range of equally probable amounts, the lower end of the range is accrued.

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

Postretirement Benefits Other Than Pensions
 Annual net postretirement benefits liabilities and expense under the defined benefit plans are determined on an actuarial basis. Our policy is to pay these benefits as they become due. Benefits are determined primarily based upon employees’ length of service and include applicable employee cost sharing.

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

Cash and Marketable Securities
 The majority of our marketable securities satisfy the criteria for cash equivalents and are classified accordingly. The remainder of our marketable securities are classified as available for sale. Available-for-sale securities, which are included in investments and other assets, are carried at fair value and any unrealized gains or losses, net of income taxes, are reported as a component of accumulated other comprehensive income or loss in shareholders’ equity. At December 31, 2002, we maintained cash deposits of $156 primarily in support of letters of credit and surety bonds that are used principally for the purpose of meeting various states’ requirements in order to self-insure our workers’ compensation obligations. These financial instruments are expected to be renewed each year. A total of $66 of the deposits may not be withdrawn.

Stock-Based Compensation
 Stock-based compensation is accounted for using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and

related interpretations. No compensation expense is recorded for stock options when granted, as option prices have historically been set at the market value of the underlying stock.

New Accounting Pronouncements

In November 2002, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 clarifies disclosures that are required to be made for certain guarantees and establishes a requirement to record a liability at fair value for certain guarantees at the time of the guarantee’s issuance. The disclosure requirements of FIN No. 45 have been applied in our 2002 financial statements, including those relating to warranty obligations. The requirement to record a liability applies to guarantees issued or modified after December 31, 2002. We do not believe the adoption of this portion of the interpretation will have a material effect on our financial condition or results of operations.
     In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB 51.” FIN No. 46 requires that the primary beneficiary in a variable interest entity consolidate the entity even if the primary beneficiary does not have a majority voting interest. The consolidation requirements of this Interpretation are required to be implemented for any variable interest entity created on or after January 31, 2003. In addition, FIN No. 46 requires disclosure of information regarding guarantees or exposures to loss relating to any variable interest entity existing prior to January 31, 2003 in financial statements issued after January 31, 2003. We do not believe that this Interpretation will have a material effect on our financial condition or results of operations. We have disclosed all guarantees and loss exposures relating to our unconsolidated entities in the notes to our consolidated financial statements.
     In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The Statement requires the recognition of the fair value of the legal obligation associated with the retirement of long-lived assets at the time the obligation is probable and estimable. We are required to implement SFAS No. 143 on January 1, 2003. We do not expect the implementation of SFAS No. 143 to have a material effect on our financial position or results of operations.
     In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This Statement modifies the accounting for exit or disposal costs required by Emerging Issues Task Force Issue No. 94-3. Under Issue No. 94-3, a liability for exit costs was recognized at the date the entity committed itself to an exit plan. Under SFAS No. 146, a liability for exit costs is not recognized until the liability is incurred. We are required to adopt this Statement on January 1, 2003. The implementation of this Statement will delay recognition of the liability for exit costs related to any restructuring plans approved in the future. We do not expect the new guidance to have a material effect on our financial position or results of operations.

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
     Generally, the rights cannot be exercised or transferred apart from the shares to which they are attached. However, if any person or group acquires (or commences a tender offer that would result in acquiring) 15% or more of our outstanding common stock, the rights not held by the acquirer will become exercisable. In that event, instead of purchasing 1/1000th of a share of the Participating Preferred Stock, the holder of each right may elect to purchase from us the number of shares of our common stock that have a market value of twice the right’s exercise price (in effect, a 50% discount on our stock). Thereafter, if we merge with or sell 50% or more of our assets or earnings power to the acquirer or engage in similar transactions, any rights not previously exercised (except those held by the acquirer) can also be exercised. In that event, the holder of each right may elect to purchase from the acquiring company the number of shares of its common stock that have a market value of twice the right’s exercise price (in effect, a 50% discount on the acquirer’s stock).
     The Board of Directors (Board) may authorize the redemption of the rights at a price of $.01 each before anyone acquires 15% or more of our common shares. After that, and before the acquirer owns 50% of our outstanding shares, the Board may authorize the exchange of each right (except those held by the acquirer) for one share of our common stock.

Note 3.  Preferred Shares

There are 5,000,000 shares of preferred stock authorized, without par value, including 1,000,000 shares reserved for issuance under the Rights Plan. No shares of preferred stock have been issued.

Note 4.  Common Shares

Common stock transactions in the last three years are as follows:

	2000	2001	2002

Shares outstanding at beginning of year	163,151,142	147,877,034	148,530,464
Issued for stock plans, net of forfeitures	272,713	664,430	27,530
Repurchased under stock plans	(91,074)	(11,000)
Repurchase program	(15,455,747)

Shares outstanding at end of year	147,877,034	148,530,464	148,557,994

     Certain of our employee and director stock plans provide that participants may tender stock to satisfy the purchase price of the shares, the income taxes required to be withheld on the transaction, or both. Shares may only be tendered if held by the participant for a period of more than six months. In connection with these stock plans, we repurchased 91,074 shares in 2000 and 11,000 in 2001; no shares were repurchased in 2002.
     During 1999, the Board authorized the expenditure of up to $350 to repurchase shares of our common stock and in 2000 it authorized an additional expenditure of $250 for a total authorization of $600. The authorizations expired at the end of 2000. The repurchases were accomplished through open market transactions. In 2000, we repurchased 15,455,747 shares at a cost of $381.
     All shares repurchased were cancelled and became authorized but unissued shares.

     The following table reconciles the average shares outstanding used in determining basic earnings per share to the number of shares used in the diluted earnings per share calculation:

	2000	2001	2002

Average shares outstanding for the year — basic	152,074,517	147,857,278	148,124,866

Plus: Incremental shares from assumed conversion of -
Deferred compensation units	571,029	608,757	579,509
Restricted stock		27,765	86,252
Stock options	95,182	2,371	51,071

Potentially dilutive shares	666,211	638,893	716,832

Average shares outstanding for the year — diluted	152,740,728	148,496,171	148,841,698

     A loss from continuing operations causes dilutive shares to have an antidilutive effect, so the potentially dilutive shares have been disregarded in calculating diluted earnings per share for the year ended December 31, 2001. Diluted earnings per share is presented for the year ended December 31, 2002 because we reported income from continuing operations.

Note 5.  Inventories

The components of inventory are as follows:

	December 31

	2001	2002

Raw materials	$377	$369
Work in process and finished goods	922	747

	$1,299	$1,116

     Inventories amounting to $841 and $701 at December 31, 2001 and 2002, respectively, were valued using the LIFO method. If all inventories were valued at replacement cost, inventories would be increased by $111 and $104 at December 31, 2001 and 2002, respectively.

Note 6.  Goodwill

In connection with the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” we discontinued the amortization of goodwill as of January 1, 2002. In lieu of amortization, we tested goodwill for impairment as of the date of adoption and we will test for impairment at least annually in the future. Our initial impairment test indicated that the carrying amounts of some of our reporting units exceeded the corresponding fair values, which were determined based on the discounted estimated future cash flows of the reporting units. The implied fair value of goodwill in these reporting units was then determined through the allocation of the fair values to the underlying assets and liabilities. The January 1, 2002 carrying amounts of the goodwill in these reporting units exceeded its implied fair value by $289. The $289 write-down of goodwill to its fair value as of January 1, 2002, net of $69 of related tax benefits, has been reported as the effect of a change in accounting in the accompanying financial statements. The goodwill included in the consolidated balance sheet as of December 31, 2001 , which included the $289 described above, was supported by the undiscounted estimated future cash flows of the related operations.
     Changes in goodwill during the year ended December 31, 2002, by segment, are presented in the following table.

	Balance at	Effect of	Effect of	Balance at
	December 31,	Adopting	Currency	December 31,
	2001	SFAS 142	and Other	2002

Automotive Systems Group	$185	$(12)	$11	$184
Automotive Aftermarket Group	112	(79)	(3)	30
Engine and Fluid Management Group	423	(189)	2	236
Heavy Vehicle Technology & Systems	121	(9)	6	118

	$841	$(289)	$16	$568

     SFAS No. 142 does not provide for restatement of our results of operations for periods ended prior to January 1, 2002. The following table reconciles the reported net results for the two years preceding 2002 to the pro forma results that would have been reported if the guidance contained in SFAS No. 142 had been adopted prior to 2000.

	2000	2001	2002

Income (loss) from continuing operations	$356	$(216)	$58
Loss from discontinued operations	(22)	(82)	(20)
Effect of change in accounting			(220)
Goodwill amortization	42	38
Income taxes	(9)	(6)

Adjusted net income (loss)	$367	$(266)	$(182)

Earnings per share — Basic
Income (loss) from continuing operations	$2.34	$(1.46)	$0.39
Loss from discontinued operations	(0.14)	(0.55)	(0.13)
Effect of change in accounting			(1.49)
Goodwill amortization	0.28	0.26
Income taxes	(0.06)	(0.05)

Adjusted net income (loss)	$2.42	$(1.80)	$(1.23)

Earnings per share — Diluted
Income (loss) from continuing operations	$2.32	$(1.46)	$0.39
Loss from discontinued operations	(0.14)	(0.55)	(0.13)
Effect of change in accounting			(1.48)
Goodwill amortization	0.28	0.26
Income taxes	(0.06)	(0.05)

Adjusted net income (loss)	$2.40	$(1.80)	$(1.22)

Note 7.  Short-Term Debt and Credit Facilities

Our accounts receivable securitization program, established in March 2001, provides up to $400 to meet our periodic demand for short-term financing. Under the program, certain of our divisions and subsidiaries either sell or contribute accounts receivable to Dana Asset Funding LLC (DAF), a special purpose entity. DAF funds its accounts receivable purchases by pledging the receivables as collateral for short-term loans from participating banks. We used the initial sale proceeds received from DAF to reduce debt, including amounts then outstanding under our revolving credit facilities. Expenses incurred to establish the program are being amortized over five years, the contractual life of the program.
     The securitized accounts receivable are owned in their entirety by DAF and are not available to satisfy claims of our creditors. However, we are entitled to any dividends paid by DAF and would be entitled to any proceeds from the liquidation of DAF’s assets upon the termination of the securitization program and the dissolution of DAF. DAF’s receivables are included in our consolidated financial statements solely because DAF does not meet certain technical accounting requirements for treatment as a “qualifying special purpose entity” under generally accepted accounting principles. Accordingly, the sales and contributions of the accounts receivable are eliminated in consolidation and any loans to DAF are reflected as short-term borrowings in our consolidated financial statements. The amounts available under the program are subject to reduction based on adverse changes in our credit ratings or those of our customers, customer concentration levels or certain characteristics of the underlying accounts receivable. This program is subject to possible termination by the lenders in the event our credit ratings are lowered below B1 by Moody’s Investor Service (Moody’s) and B+ by Standard & Poor’s (S&P).
     During 2002, cash flows from operations, along with proceeds from divestitures and the private placement of $250 of notes in March, reduced our reliance on our short-term credit facilities. We amended our 364-day facility in July and reduced the amount available to $100. In December, we extended the 364-day revolving credit facility while we negotiated amendments to our long-term facility. Our reduced need for committed facilities enabled us to cancel the 364-day facility in February 2003 when we formally amended the long-term facility. The amended long-term facility, which matures on November 15, 2005, now provides for borrowings of up to $400. The interest rates under the facility equal the London interbank offered rate (LIBOR) or bank prime, plus a spread that varies depending on our credit ratings. Advances under the facility that do not exceed $50 may be borrowed on an unsecured basis for up to five business days. Borrowings in excess of $50, any borrowings outstanding for more than five business days or any borrowings within a five-day period after repayment of all previous advances are not permitted until we provide certain inventory and other collateral, as permitted within the limits of our indentures. These provisions of the facility terminate if credit ratings reach Baa3 by Moody’s and BBB- by S&P.
     The amended long-term credit facility requires us to maintain specified financial ratios as of the end of each quarter, including the ratio of net senior debt to tangible net worth; the ratio of earnings before interest, taxes and depreciation and amortization (EBITDA) less capital spend to interest expense; and the ratio of net senior debt to EBITDA. Specifically, the ratios are: (i) net senior debt to tangible net worth of not more than 1.25:1 at March 31, June 30 and September 30, 2003 and 1.10:1 at December 31, 2003 and thereafter; (ii) EBITDA (as defined in the facility) minus capital expenditures to interest expense of not less than 1.80:1 at March 31, June 30 and September 30, 2003, 1.90:1 at December 31, 2003, 2.25:1 at March 31, 2004 and 2.50:1 at June 30, 2004 and thereafter; and (iii) net senior debt to EBITDA of not greater than 3.40:1 at March 31, June 30 and September 30, 2003, 2.90:1 at December 31, 2003 and 2.50:1 at March 31, 2004 and thereafter. The ratio calculations are based on the additional financial information which presents Dana’s consolidated financial statements with DCC accounted for on the equity basis.
     Dana, excluding DCC, had committed borrowing lines of $1,170 at December 31, 2002, all of which was available at that time. The committed amount, which includes $170 of letters of credit and surety bonds, was reduced by $200 in February 2003 as a result of the expiration of the 364-day facility and the amendment of the long-term facility. Dana, excluding DCC, had uncommitted borrowing lines of $260 at December 31, 2002, of which $32 had been borrowed by certain of our non-U.S. subsidiaries.
     DCC had committed borrowing lines of $250 and uncommitted borrowing lines of $15 at December 31, 2002. The $250, available under a long-term facility that matures in June 2004, was reduced to $200 in February 2003. The facility will be subject to further reductions equal to two-thirds of net cash proceeds from sales of DCC assets after February 6, 2003. DCC had $131 borrowed against committed bank lines at December 31, 2002.
     Because our financial performance is impacted by various economic, financial and industry factors, we may not be able to satisfy the covenants under the long-term facilities in the future. Noncompliance with these covenants would constitute an event of default, allowing the lenders to accelerate the repayment of any borrowings outstanding under the facilities. We believe that we would be able to successfully negotiate amended covenants or obtain waivers if an event of default were imminent; however, we might be required to provide additional collateral to the lenders or make other financial concessions. Default under these facilities or any of our significant note agreements may result in defaults under other debt instruments. Our business, results of operations and financial condition might be adversely affected if we were unable to successfully negotiate amended covenants or obtain waivers on acceptable terms.
     Fees are paid to the banks for providing committed lines, but not for uncommitted lines. We paid fees of $9 in 2001 and $6 in 2002 in connection with our committed bank lines. Of these fees, $4 was amortized to expense in 2001 and $9 in 2002.

     Selected details of consolidated short-term borrowings are as follows:

		Weighted
		Average
		Interest
	Amount	Rate

Balance at December 31, 2001	$674	3.5%
Average during 2001	1,450	5.4
Maximum during 2001 (month end)	1,919	6.9
Balance at December 31, 2002	$163	3.9%
Average during 2002	698	3.2
Maximum during 2002 (month end)	1,057	3.7

Note 8.  Long-Term Debt

During 2001, Dana issued $575 and €200 of 9% unsecured notes due August 15, 2011. During 2002, we issued $250 of 10.125% unsecured notes due March 15, 2010. The indenture agreements related to these notes place certain limits on the borrowings, payments and transactions that we can undertake.
     During 1999, DCC established a $500 Medium Term Note Program. Notes under the program are offered on terms determined at the time of issuance. At December 31, 2002, notes totaling $325 were outstanding under the program. Interest on the notes is payable on a semi-annual basis. These notes are general, unsecured obligations of DCC. DCC has agreed that it will not issue any other notes which are secured or senior to notes issued under the program, except as permitted by the program.
     Nonrecourse obligations represent debt collateralized by the assignment of contracts and a security interest in the underlying assets. In the event of a default under the nonrecourse debt obligation, the lender’s recourse is limited to the collateral with no further recourse against DCC.

     Selected details of our consolidated long-term debt are as follows:

	December 31

	2001	2002

Indebtedness of Dana, excluding consolidated subsidiaries
Unsecured notes payable, fixed rates -
6.25% notes, due March 1, 2004	$250	$250
6.5% notes, due March 15, 2008	150	150
7.0% notes, due March 15, 2028	196	196
6.5% notes, due March 1, 2009	349	349
7.0% notes, due March 15, 2029	371	371
9.0% notes, due August 15, 2011	575	575
9.0% euro notes, due August 15, 2011	177	209
10.125% notes, due March 15, 2010		247
6.92% - 7.04% notes, due 2002	135
Valuation adjustments	(2)	92
Indebtedness of DCC -
Unsecured notes payable, variable rates, 2.46% - 5.17%, due 2003 to 2006	182	95
Unsecured notes payable, fixed rates, 2.00% - 8.54%, due 2003 to 2011	844	655
Nonrecourse notes payable, fixed rates, 6.77% - 12.05%, due 2003 to 2010	79	70
Nonrecourse notes payable, due 2007, variable rate of 6.15% at the end of 2002	19	35
Indebtedness of other consolidated subsidiaries	129	45

Total long-term debt	3,454	3,339
Less: Current maturities	446	124

	$3,008	$3,215

     The total maturities of all long-term debt for the five years after 2002 are as follows: 2003, $124; 2004, $468; 2005, $68; 2006, $100 and 2007, $358.

     Interest paid on short-term and long-term debt was $314 in 2000, $304 in 2001 and $255 in 2002.

Note 9.  Interest Rate Agreements

Under our interest rate swap agreements, we have agreed to exchange with third parties, at specific intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to agreed notional amounts. Differentials to be paid or received under these agreements are accrued and recognized as adjustments to interest expense.
     At December 31, 2001, Dana, exclusive of DCC, was a party to several interest rate swap agreements corresponding with our August 2001 notes. We entered another swap agreement in March 2002 in connection with the issuance of $250 of unsecured notes. These agreements effectively converted the interest rates of these notes to a variable rate in order to provide a better balance of fixed and variable rate debt. These agreements had been designated as fair value hedges of the corresponding notes and the carrying value of the notes were adjusted as the swap agreements increased in value. In September 2002, we received

$72 in connection with amending the variable rates in two of the agreements and terminating a third agreement. The corresponding valuation adjustment is being amortized as a reduction of interest expense over the remaining life of the notes. The terminated agreement was replaced with a new swap agreement.
     Our current fixed-for-variable swap agreements, including the amended contracts, have all been designated as fair value hedges of the August 2001 and March 2002 notes. As of December 31, 2002, the agreements provided for us to receive an average rate of 9.3% on notional amounts of $825 and €200 and to pay variable rates equal to the six-month LIBOR plus an average of 4.92% (the combined rate was 6.3% at December 31, 2002) on a notional amount of $825 and the six-month Euro interbank offered rate (EURIBOR) plus an average of 3.79% (the combined rate was 6.6% at December 31, 2002) on a notional amount of €200. These agreements expire in March 2010 ($250) and August 2011 ($575 and €200). The $23 aggregate fair value of these agreements at December 31, 2002 was recorded as a non-current asset and offset by an increase in the carrying value of long-term debt. This adjustment of long-term debt, which does not affect the scheduled principal payments, will fluctuate with the fair value of the swap agreements and will not be amortized if the agreements remain open.
     At December 31, 2002, DCC was committed to receive interest rates which change periodically in line with prevailing short-term market rates (the average rate being received at December 31, 2002 was 2.67%) and to pay an average rate of 7.95% which is fixed over the period of the agreements on a notional amount of $45. The $3 aggregate fair value of these agreements at December 31, 2002 was recorded as a current liability and offset on an after-tax basis by an adjustment to accumulated other comprehensive income. DCC’s interest rate swaps expire in 2003.

Note 10.  Stock Option Plans

Under the Dana 1997 Stock Option Plan, the Compensation Committee of the Board grants stock options to selected Dana employees at option prices not less than the market price of the stock at the date of grant. Generally, one-fourth of the options granted become exercisable at each of the first four anniversary dates of the grant and expire ten years from the date of grant. Stock appreciation rights may be granted separately or in conjunction with the options. When we merged with Echlin Inc. in 1998, we assumed Echlin’s 1992 Stock Option Plan for employees and the underlying Echlin shares were converted to Dana stock. At the time of the merger, there were options outstanding under this plan for the equivalent of 1,692,930 Dana shares. While the plan expired in December 2002, the options outstanding were not cancelled and remain exercisable according to their terms.

     This is a summary of transactions under these plans in the last three years:

		Weighted
		Average
	Number of	Exercise
	Shares	Price

Outstanding at
December 31, 1999	10,081,505	$38.78
Granted - 2000	3,322,750	23.06
Exercised - 2000	(120,857)	17.93
Cancelled - 2000	(420,999)	38.08

Outstanding at
December 31, 2000	12,862,399	$34.94
Granted - 2001	2,763,200	25.05
Exercised - 2001	(52,003)	15.97
Cancelled - 2001	(632,643)	35.85

Outstanding at
December 31, 2001	14,940,953	$33.14
Granted - 2002	3,161,850	15.29
Exercised - 2002	(2,589)	20.13
Cancelled - 2002	(590,959)	26.69
Outstanding at
December 31, 2002	17,509,255	$30.14

     The following table summarizes information about stock options under these plans at December 31, 2002:

		Outstanding Options		Exercisable Options

		Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number of	Contractual	Exercise	Number of	Exercise
Prices	Options	Life in Years	Price	Options	Price

$11.06-$23.06	6,294,850	8.5	$19.16	1,733,771	$23.06
25.05-38.44	6,917,711	5.3	29.60	4,934,332	31.43
40.08-52.56	4,296,694	6.0	47.07	3,896,486	47.23

	17,509,255	6.6	$30.14	10,564,589	$35.89

     In April 2001, shareholders authorized the issuance of 5,000,000 additional shares under the Dana plan. At December 31, 2002, there were 1,467,612 shares available for future grants under this plan.
     In accordance with our accounting policy for stock-based compensation, we have not recognized any expense relating to these stock options. If we had used the fair value method of accounting, the alternative policy set out in SFAS No. 123, “Accounting for Stock-Based Compensation,” the after-tax expense relating to the stock options would have been $14 in 2000, $16 in 2001 and $17 in 2002. The following table presents pro forma stock compensation expense, net of tax, net income (loss) and earnings per share as if we had included expense related to the fair value of stock options. The stock compensation expense included in our reported earnings was incurred in connection with our stock award plan and our restricted stock plans (See Note 12 – Additional Compensation Plans).

	2000	2001	2002

Stock compensation expense, as reported	$4	$4	$3
Stock compensation expense, pro forma	18	20	20

Net income (loss), as reported	$334	$(298)	$(182)
Net income (loss), pro forma	320	(314)	(199)

Earnings per share — Basic
Net income (loss), as reported	$2.20	$(2.01)	$(1.23)
Net income (loss), pro forma	$2.10	$(2.12)	$(1.34)
Earnings per share — Diluted
Net income (loss), as reported	$2.18	$(2.01)	$(1.22)
Net income (loss), pro forma	$2.09	$(2.12)	$(1.33)

     The fair value of each option grant for each period presented was estimated on the date of grant using the Black-Scholes model. Black-Scholes is one of several models that are used by companies to estimate the value of option grants. There are also new, emerging methods for determining values of stock options, including soliciting bids for option-like equity instruments from investment banks. Different estimates of the fair values of our stock options would likely result if we were to use one of these alternative methods. The Black-Scholes model is heavily influenced by the assumptions used, especially the stock price volatility assumption. The assumptions used in each period are as follows:

	2000	2001	2002

Risk-free interest rate	6.16%	4.63%	3.53%
Dividend yield	5.38%	4.95%	0.26%
Expected life	5.4 years	5.4 years	5.4 years
Stock price volatility	40.72%	44.67%	53.24%

     Based on the above assumptions, the weighted average fair value per share of options granted under the plans was $6.51 in 2000, $7.49 in 2001 and $7.67 in 2002.
     Under our Directors’ Stock Option Plan, options for 3,000 common shares are automatically granted to each non-employee director once a year. The option price is the market value of the stock at the date of grant. The options can be exercised after one year and expire ten years from the date of grant, except in the event of retirement or death of the director.

     This is a summary of the stock option activity of the Directors’ plan in the last three years:

	Number of	Weighted Average
	Shares	Exercise Price

Outstanding at
December 31, 1999	138,000	$37.66
Granted - 2000	21,000	28.78

Outstanding at
December 31, 2000	159,000	$36.49
Granted - 2001	24,000	17.64

Outstanding at
December 31, 2001	183,000	$34.02
Granted - 2002	27,000	21.53

Outstanding at
December 31, 2002	210,000	$32.41

     The following table summarizes information about stock options under this plan at December 31, 2002:

		Outstanding Options		Exercisable Options

		Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number of	Contractual	Exercise	Number of	Exercise
Prices	Options	Life in Years	Price	Options	Price

$17.64-$32.25	165,000	5.2	$26.11	138,000	$27.01
50.25-60.09	45,000	5.8	55.50	45,000	55.50

	210,000	5.3	$32.41	183,000	$34.02

     At December 31, 2002, 55,000 shares were available for future grants under this plan.
     We also assumed Echlin’s 1996 Non-Executive Director Stock Option Plan when we merged with Echlin and the underlying Echlin shares were converted to Dana stock. At the time of the merger, there were options outstanding under this plan for the equivalent of 83,637 Dana shares. No options were granted under this plan after the merger. While the plan was terminated in 1999, the outstanding options remain exercisable according to their terms. None of these options has been exercised since 1999. At December 31, 2002, there were 38,752 options outstanding and exercisable at exercise prices ranging from $33.49 to $37.93 per share with a weighted average exercise price of $33.40; the weighted average remaining contractual life of these options was 4.2 years.

Note 11.  Employees’ Stock Purchase Plan

The majority of our full-time U.S. and some of our non-U.S. employees are eligible to participate in our stock purchase plan. Plan participants can authorize us to withhold up to 15% of their earnings and deposit this amount with an independent custodian. We match up to 50% of the participants’ contributions in cash over a five-year period beginning with the year the amounts are withheld. If a participant withdraws any shares before the end of five years, the amount of our match will depend on how long the shares were in the account. The charge to expense for our match was $10 in 2000, $11 in 2001 and $11 in 2002.

     The custodian uses the funds to purchase our common stock at current market prices. The custodian purchased the following number of shares in the open market: 2,212,391 in 2000, 2,405,040 in 2001 and 2,239,968 in 2002. We are also authorized to issue up to 4,500,000 shares to provide an alternate source of shares for the custodian. No shares have been issued by us through December 31, 2002 in connection with this plan. As record keeper for the plan, we allocate the purchased shares to the participants’ accounts. Shares are distributed to the participants on request in accordance with the plan’s withdrawal provisions.

Note 12.  Additional Compensation Plans

We have numerous additional compensation plans under which we pay our employees for increased productivity and improved performance. One such plan is our Additional Compensation Plan for certain officers and other key employees. Under this plan, a percentage of the participants’ compensation is accrued for additional compensation if we attain certain annual corporate performance goals. The Compensation Committee selects the participants and determines whether to pay the awards immediately in cash or to defer them in the form of units which are the economic equivalent of shares of Dana common stock. The Committee also decides whether to pay the deferred awards ultimately in cash, stock or a combination of both. Units are credited with the equivalent of dividends on our common stock and adjusted in value based on the market value of our common stock. Compensation expense is charged or credited in connection with increases or decreases, respectively, in the value of the deferred units. Awards not converted to units are credited quarterly with interest earned at a rate tied to the prime rate.
     Activity related to the plan for the last three years is as follows:

	2000	2001	2002

Dividends and interest credited to participants’ accounts	$2	$2	$1
Mark-to-market adjustments	(7)	(1)	(1)
Accrued for bonuses			10

Charge (credit) to expense	$(5)	$1	$10

     In order to satisfy a portion of our deferred compensation obligations to retirees and other former employees under this plan, we distributed shares totaling 5,240 in 2000, 25,106 in 2001 and 48,301 in 2002.
     We also have two successive Restricted Stock Plans under which the Compensation Committee grants restricted common shares to certain key employees. The shares are subject to forfeiture until the restrictions lapse or terminate. Generally, the employee must remain employed with us for a specified number of years after the date of grant to avoid forfeiting the shares. Dividends on restricted shares may be paid to participants in cash but have historically been converted to additional restricted shares within the plan. Since 1997, participants have been able to convert their restricted stock into an equal number of restricted stock units under certain conditions. The number of restricted shares converted to restricted units was 32,736 in 2000, 27,500 in 2001 and 31,540 in 2002. The units, which are credited with the equivalent of dividends paid on outstanding shares, are payable in unrestricted stock upon retirement or termination of employment.
     Grants occurred under the 1989 Restricted Stock Plan through February 1999, at which time the authorization to grant restricted stock awards under this plan lapsed. At December 31, 2002, there were 458,093 shares available for issuance in connection with dividends under this plan.
     Under the 1999 Restricted Stock Plan, there were 31,200 shares granted in 2000, 529,000 shares in 2001 and 8,000 shares in 2002. At December 31, 2002, there were 890,014 shares available for future grants and dividends under this Plan, including 63,191 shares that were forfeited during 2002.

     Charges to expense for these plans were $2 in 2000, $3 in 2001 and $1 in 2002.

Note 13.  Pension and Other Postretirement Benefits

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
     The following tables provide a reconciliation of the changes in the defined benefit pension plans’ and other postretirement plans’ benefit obligations and fair value of assets over the two-year period ended December 31, 2002, statements of the funded status and schedules of the net amounts recognized in the balance sheet at December 31, 2001 and 2002:

	Pension Benefits		Other Benefits

	2001	2002	2001	2002

Reconciliation of benefit obligation
Obligation at January 1	$2,477	$2,549	$1,198	$1,415
Service cost	66	62	14	16
Interest cost	172	179	91	105
Employee contributions	4	3	7	8
Plan amendments	1		4
Actuarial loss	29	184	206	267
Benefit payments	(196)	(223)	(99)	(111)
Settlements, curtailment and terminations	7	18	(4)	(2)
Acquisitions and divestitures	9	(16)		(1)
Translation adjustments	(20)	52	(2)	2

Obligation at December 31	$2,549	$2,808	$1,415	$1,699

Reconciliation of fair value of plan assets
Fair value at January 1	$2,752	$2,283
Actual return on plan assets	(294)	(19)
Acquisitions and divestitures	11	1
Employer contributions	18	33
Employee contributions	4	3
Benefit payments	(186)	(220)
Settlements	(4)	3
Translation adjustments	(18)	37

Fair value at December 31	$2,283	$2,121

Funded Status
Balance at December 31	$(264)	$(687)	$(1,415)	$(1,699)
Unrecognized transition obligation	(1)
Unrecognized prior service cost	43	28	(19)	(3)
Unrecognized loss	229	662	512	735

Prepaid expense (accrued cost)	$7	$3	$(922)	$(967)

Amounts recognized in the balance sheet consist of:
Prepaid benefit cost	$108	$105
Accrued benefit liability	(299)	(691)	$(922)	$(967)
Intangible assets	30	23
Accumulated other comprehensive loss	168	566

Net amount recognized	$7	$3	$(922)	$(967)

     Benefit obligations of the U.S. non-qualified and certain non-U.S. pension plans, amounting to $139 at December 31, 2002, and the other postretirement benefit plans are not funded.

     Components of net periodic benefit costs for the last three years are as follows:

	Pension Benefits			Other Benefits

	2000	2001	2002	2000	2001	2002

Service cost	$76	$66	$62	$16	$14	$16
Interest cost	168	172	179	79	91	105
Expected return on plan assets	(232)	(241)	(238)
Amortization of transition obligation	3	1
Amortization of prior service cost	23	13	12	(7)	(6)	(4)
Recognized net actuarial loss (gain)	(6)	(20)	(9)	10	13	25

Net periodic benefit cost	32	(9)	6	98	112	142
Curtailment (gain) loss	18	4	13	(23)	(2)	3
Settlement (gain) loss	(3)	2	2
Termination expenses		10	7

Net periodic benefit cost after curtailment and settlements	$47	$7	$28	$75	$110	$145

     The assumptions used in the measurement of pension benefit obligations are as follows:

		U.S. Plans
	2000	2001	2002

Discount rate	7.75%	7.50%	6.75%
Expected return on plan assets	9.50%	9.50%	8.75%
Rate of compensation increase	4.31% - 5.00%	5.00%	5.00%

Non-U.S. Plans
	2000	2001	2002

Discount rate	5.50% - 7.75%	6.00% - 6.75%	5.75%-6.75%
Expected return on plan assets	6.50% - 9.00%	7.00% - 7.50%	6.50%-7.25%
Rate of compensation increase	2.50% - 5.00%	3.00% - 5.00%	3.00%-5.00%

     The expected return on plan assets for U.S. plans presented in the table above is used to determine pension expense for the succeeding year.

     The assumptions used in the measurement of other postretirement benefit obligations are as follows:

	2000	2001	2002

Discount rate	7.75%	7.50%	6.75%
Initial weighted health care costs trend rate	6.80%	8.10%	12.30%
Ultimate health care costs trend rate	5.00%	5.00%	5.00%
Years to ultimate	9	9	10

     Assumed health care costs trend rates have a significant effect on the health care plan. A one-percentage-point change in assumed health care costs trend rates would have the following effects for 2002:

	1% Point	1% Point
	Increase	Decrease

Effect on total of service and interest cost components	$8	$(8)
Effect on postretirement benefit obligations	118	(108)

Note 14.  Income Taxes

Income tax expense (benefit) applicable to continuing operations consists of the following components:

	Year Ended December 31

	2000	2001	2002

Current
U.S. federal	$36	$(68)	$29
U.S. state and local	18	(5)	(6)
Non-U.S	103	20	50

	157	(53)	73

Deferred
U.S. federal and state	62	(75)	(107)
Non-U.S	(24)	19	7

	38	(56)	(100)
Total expense (benefit)	$195	$(109)	$(27)

     Income (loss) before income taxes from continuing operations consists of the following:

	Year Ended December 31

	2000	2001	2002

U.S.operations	$322	$(366)	$(137)
Non-U.S. operations	188	17	128

	$510	$(349)	$(9)

     Deferred tax benefits (liabilities) consist of the following:

		December 31

	2000	2001	2002

Postretirement benefits other than pensions	$328	$339	$339
Pension accruals		33	189
Postemployment benefits	32	32	36
Other employee benefits	23	20	29
Capital loss carryforward			368
Net operating loss carryforwards	128	234	220
Foreign tax credits recoverable	23	79	80
Other tax credits recoverable	7	27
Inventory reserves	58	77	63
Expense accruals	210	252	267
Goodwill	14	23	109
Research and development costs			41
Other	44	62	105

	867	1,178	1,846
Valuation allowances	(102)	(128)	(538)

Deferred tax benefits	765	1,050	1,308

Leasing activities	(557)	(678)	(621)
Depreciation — non-leasing	(239)	(233)	(214)
Pension accruals	(12)
Other	(17)	(24)

Deferred tax liabilities	(825)	(935)	(835)
Net deferred tax benefits (liabilities)	$(60)	$115	$473

     Worldwide, we have net operating loss carryforwards of approximately $559 with remaining lives ranging from one year to an indefinite period. Net benefits recognized for net operating loss carryforwards generally relate to Brazil, Germany and the United Kingdom where the losses are carried forward indefinitely.
     We have a capital loss carryforward of approximately $1,050 that expires in 2007. The capital loss carryforward arose in connection with the sale of a subsidiary in 2002, as the tax basis substantially exceeded the book basis in the subsidiary’s stock. We have established a valuation allowance in 2002 of $356 against our deferred tax asset of $368 relating to the capital loss carryforward. We did this because current tax law requires the generation of capital gain to offset capital loss and our manufacturing and leasing operations generally produce income that is characterized as ordinary income.
     We have a carryforward of excess foreign tax credits of $80. Foreign tax credits generated on income from foreign sources are limited to the total US taxes payable on income from all sources. The excess foreign tax credits may be carried forward five years. The foreign tax credit carryforwards expire as follows: 2005, $25 and 2006, $55. To reflect the uncertainties associated with achieving the proper mix of domestic and foreign sources of income to utilize these credits, we established a valuation allowance of $40 in 2002 against the deferred tax asset of $80.
     Valuation allowances are provided for deferred tax assets whenever the realization of the assets are not deemed to meet a more likely than not standard. To reflect judgments in applying this standard, we have increased our valuation allowance against deferred tax assets by $19 in 2000, $26 in 2001 and $410 in 2002, including the provisions described above related to the capital loss and foreign tax credit carryforwards.

     Cumulative undistributed earnings of non-U.S. subsidiaries for which U.S. income taxes, exclusive of foreign tax credits, have not been provided approximated $673 at December 31, 2002. U.S. income taxes have not been provided on these undistributed earnings since we intend to permanently reinvest them. If the total undistributed earnings of non-U.S. subsidiaries had been remitted in 2002, a significant amount of the additional tax provision would have been offset by foreign tax credits.
     We paid income taxes of $98 in 2000 and received a net refund of $38 in 2001 and $86 in 2002.
     The effective income tax rate applicable to continuing operations differs from the U.S. federal income tax rate for the following reasons:

		Year Ended December 31
	2000	2001	2002

U.S. federal income tax rate	35.0%	(35.0)%	(35.0)%
Increases (reductions) resulting from:
State and local income taxes, net of federal income tax benefit	2.1	(5.7)	(73.7)
Non-U.S. income	(1.2)	3.7	(241.7)
Valuation adjustments	3.7	7.3	4,447.0
General business tax credits	(1.6)	(2.7)	(73.7)
Capital loss			(4,499.7)
Amortization of goodwill	1.1	1.1
Miscellaneous items	(0.9)	0.1	176.8

Effective income tax rate	38.2%	(31.2)%	(300.0)%

Note 15.  Composition of Certain Balance Sheet Amounts

The following items comprise the amounts indicated in the respective balance sheet captions:

	December 31

	2001	2002

Other Current Assets
Deferred tax benefits	$312	$340
Prepaid pension expense	108	105
Assets of discontinued operations		177
Other	137	141

	$557	$763

Investments and Other Assets
Investments at equity	$877	$865
Marketable securities, cost of $32	33
Loans receivable	80	40
Amounts recoverable from insurers	72	124
Deferred tax benefits		145
Other	306	310

	$1,368	$1,484

Property, Plant and Equipment, net
Land and improvements to land	$133	$113
Buildings and building fixtures	1,099	962
Machinery and equipment	4,808	4,090

	6,040	5,165
Less: Accumulated depreciation	2,907	2,609

	$3,133	$2,556

Deferred Employee Benefits and Other Noncurrent Liabilities
Postretirement other than pension	$834	$863
Deferred tax liabilities	214
Pension	299	691
Postemployment	82	92
Compensation	48	51
Other noncurrent liabilities	163	228

	$1,640	$1,925

Investments in Leases
Direct financing leases	$118	$94
Leveraged leases	920	724
Property on operating leases, net of accumulated depreciation	75	60
Allowance for credit losses	(31)	(34)

	1,082	844
Less: Current portion	14	17

	$1,068	$827

     The components of the net investment in direct financing leases are as follows:

	December 31

	2001	2002

Total minimum lease payments	$125	$98
Residual values	38	31
Deferred initial direct costs	2	2

	165	131
Less: Unearned income	47	37

	$118	$94

     The components of the net investment in leveraged leases are as follows:

	December 31

	2001	2002

Rentals receivable	$7,574	$5,980
Residual values	944	778
Nonrecourse debt service	(6,445)	(5,200)
Unearned income	(1,143)	(833)
Deferred investment tax credit	(10)	(1)

	920	724
Less: Deferred taxes arising from leverage leases	513	466

	$407	$258

     Total minimum lease payments receivable on direct financing leases as of December 31, 2002 are as follows:

Year Ending December 31:
2003	$21
2004	17
2005	15
2006	11
2007	10
Later years	24

Total minimum lease payments receivable	$98

     Total minimum lease payments receivable on operating leases as of December 31, 2002 are as follows:

Year Ending December 31:
2003	$13
2004	11
2005	9
2006	8
2007	7
Later years	9

Total minimum lease payments receivable	$57

Note 16.  Fair Value of Financial Instruments

The estimated fair values of Dana’s financial instruments are as follows:

	December 31
	2001		2002
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets
Cash and cash equivalents	$199	$199	$571	$571
Loans receivable (net)	108	115	46	45
Investment securities	46	45	12	11
Interest rate swaps			23	23
Currency forwards	1	1	1	1

Financial liabilities
Short-term debt	674	674	163	163
Long-term debt	3,454	3,298	3,339	3,299
Security deposits — leases	2	2	1	1
Deferred funding commitments under leveraged leases	1	1	1	1
Interest rate swaps	6	6	3	3
Currency forwards			1	1

Note 17.  Commitments and Contingencies

At December 31, 2002, we had purchase commitments for property, plant and equipment of approximately $116. Because of our intention to pursue the sale of many of the assets and businesses of DCC, it did not have any material commitments to provide loan and lease financing at December 31, 2002.

     At December 31, 2002, we had guaranteed $1 of short-term borrowings of a non-U.S. affiliate accounted for under the equity method of accounting. In addition, DCC has guaranteed portions of the borrowings of its affiliates that are accounted for under the equity method. DCC’s aggregate exposure under one of the guarantees is $8. Under another guarantee, DCC’s exposure for changes in interest rates resulting from specific events described in the financing arrangements would vary but should not exceed $53. At December 31, 2001, DCC had guaranteed an obligation of an affiliate accounted for under the equity method. During 2002, the affiliate satisfied such obligation.

     We procure tooling from a variety of suppliers. In certain instances, in lieu of making progress payments on the tooling, we may guarantee a tooling supplier’s obligations under its credit facility secured by the specific tooling purchase order. At December 31, 2002, we had a $3 guarantee outstanding in connection with a tooling order for one of our OE programs. Although our Board authorization permits us to issue tooling guarantees up to $80 for this program, we do not expect such guarantees to exceed $25.

     Cash obligations under future minimum rental commitments under operating leases were $448 at December 31, 2002, with rental payments during the next five years of: 2003, $71; 2004, $63; 2005, $54; 2006, $43 and 2007, $36. Net rental expense was $103 in 2000, $113 in 2001 and $93 in 2002.

     We have divested certain of our businesses. In connection with these divestitures, there may be future claims and proceedings instituted or asserted against us relative to the period of our ownership or pursuant to indemnifications or guarantees provided in connection with the respective transactions. The estimated maximum potential amount of payments under these obligations is not determinable due to the significant number of divestitures and lack of a stated

maximum liability for certain matters. In some cases, we have insurance coverage available to satisfy claims related to the divested businesses. We believe that payments, if any, related to such matters are not reasonably likely to have a material adverse effect on our liquidity, financial condition or results of operations.

     We record a liability for estimated warranty obligations at the date products are sold. Adjustments are made as new information becomes available. Changes in our warranty liability for the year ended December 31, 2002 follow:

Balance at December 31, 2001	$138

Amounts accrued for current year sales	55
Adjustments of prior accrual estimates	25
Settlements of warranty claims	(80)
Impact of divestitures and acquisitions	(5)
Foreign currency translation	2

Balance at December 31, 2002	$135

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

     Since the mid-1980s, we have been a defendant in asbestos bodily injury litigation. For most of this period, our asbestos-related claims were administered by the Center for Claims Resolution (CCR), which settled claims for its member companies on a shared settlement cost basis. In February 2001, the CCR was reorganized and discontinued negotiating shared settlements. Since then, we have independently controlled our legal strategy and settlements. In August 2001, we retained Peterson Asbestos Consulting Enterprise (PACE), a subsidiary of Peterson Consulting, Inc., to administer our claims, bill our insurance carriers and assist us in claims negotiation and resolution.

     At December 31, 2002, we had approximately 139,000 pending asbestos-related product liability claims, consisting of approximately 115,000 unresolved claims and approximately 24,000 claims settled pending payment (including 14,000 claims remaining from when we were a member of the CCR and 10,000 claims we have settled subsequently). This compares to approximately 100,000 pending claims that we reported at December 31, 2001, consisting of approximately 73,000 unresolved claims and approximately 27,000 claims settled pending payment (all of which remained from when we were a member of the CCR). We attribute the increase in the number of reported pending claims in part to factors resulting from the discontinuance of the CCR. We believe that we are now being named in more claims because claimants are routinely naming many former CCR members in individual claims, and that more of our claims are now pending for longer periods because we are aggressively defending claims which might previously have been settled by the CCR. Also, during 2002 we worked with PACE to improve our claims tracking system and in the fourth quarter we eliminated a long-standing one-quarter lag between the filing and the reporting of claims. Consequently, the number of claims reported at December 31, 2002 reflects activity in the prior 15-month period.

     The increase in the number of pending claims has not materially affected our aggregate loss estimate for such claims. At December 31, 2002, we had accrued $124 for indemnity and defense costs for contingent asbestos-related product liability claims and recorded $105 as an asset for probable recoveries from insurers for such claims, compared to $102 accrued for such liabilities and $89 recorded as an asset at December 31, 2001. The December 31, 2002 accrual reflects adjustments made to our claims database upon completion of our initial annual review of the database in the fourth quarter of 2002. We will continue to review our claims database annually in the future and to make further adjustments to our loss estimates if appropriate. While we expect our legal defense costs will continue at higher levels than when we were a member of the CCR, we believe that our litigation strategy has reduced and will continue to reduce our indemnity costs. We have agreements with our insurance carriers providing for the payment of a significant majority of the defense and indemnity costs for the pending claims, as well as claims which may be filed against us in the future. We cannot estimate possible losses in excess of those for which we have accrued because we cannot predict how many additional claims may be brought against us in the future, the allegations in such claims or their probable outcomes.

     At December 31, 2002, we had amounts receivable from our insurers and others of $38 representing reimbursements for settled claims and related defense costs. These receivables include billings in progress and amounts subject to alternate dispute resolution proceedings with certain of our insurers. Substantial progress has been made in those proceedings and we expect the outcome to be favorable. However, the amount receivable may increase until the proceedings are ultimately concluded.

     At December 31, 2002, we had accrued $10 for contingent non-asbestos product liability costs, compared to $11 at December 31, 2001, with no recovery expected from third parties at either date. The difference between our minimum and maximum estimates for these liabilities was $12 at December 31, 2002 and $13 at December 31, 2001. If there is a range of equally probable outcomes, we accrue the lower end of the range.

     We estimate contingent environmental liabilities based on the most probable method of remediation, current laws and regulations and existing technology. Estimates are made on an undiscounted basis and exclude the effects of inflation. If there is a range of equally probable remediation methods or outcomes, we accrue the lower end of the range. At December 31, 2002, we had accrued $59 for contingent environmental liabilities, compared to $52 at December 31, 2001, with no recovery expected from other parties at either date. The difference between our minimum and maximum estimates for these liabilities was $3 at December 31, 2002, compared to $2 at December 31, 2001.

     Some former CCR members have defaulted on the payment of their shares of some of the CCR-negotiated settlements and some of the settling claimants are now seeking payment of the unpaid shares from Dana and the other companies that were members of the CCR at the time of the settlements. We have been working with the CCR, other former CCR member companies, our insurers and the claimants to resolve these issues. At December 31, 2002, we estimated our total exposure to liability with respect to these matters to be approximately $57, of which we have paid $24. We expect $47 to be recoverable from our insurers and under surety bonds provided by the defaulting CCR members. This compares to $44 estimated for such liabilities and $39 estimated for such recoveries at December 31, 2001. Our financial statements include accruals for this contingent liability and the anticipated recoveries.

     The amounts recorded for contingent asbestos-related liabilities and recoveries are based on assumptions and estimates derived from our historical experience and current information. If our assumptions about the nature of the pending unresolved bodily injury claims and the claims relating to the CCR-negotiated settlements, the costs to resolve those claims and the amount of available insurance and surety bonds prove to be incorrect, the actual amount of our liability for asbestos-related claims and the effect on the company could differ materially from our current expectations.

Note 18.  Acquisitions

In January 2000, we acquired the cardan-jointed propeller shaft business of GKN plc. In March, we acquired a majority interest in Tribometal a.s., a manufacturer of polymer bearings. The automotive axle manufacturing and stamping operations of Invensys plc were acquired in July 2000. In November 2000, we acquired a 30% interest in GETRAG Cie, a manufacturer of transmissions, transaxles, axles and other automotive components, and a 49% interest in GETRAG’s North American operations. Except for the interests in GETRAG, which are being accounted for as equity investments, the acquisitions were accounted for as purchases and the results of their operations have been included in the consolidated financial statements from the dates of acquisition. The acquisitions accounted for as purchases had total assets of $373 at acquisition and recorded sales of $195 in 2000.

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

     In August 2002, we acquired GKN Ayra Cardan, S.A., a Spanish manufacturer of light-duty propeller shafts and subsidiary of GKN Driveshafts Limited. The acquisition was the result of restructuring the terms of a joint venture with GKN plc, whereby the full ownership of GKN Driveshafts Limited reverted back to GKN. The proceeds from the divestiture, which approximated the carrying value of the investment, were then used to acquire Ayra Cardan.

Note 19.  Divestitures

In January 2000, we sold our Gresen Hydraulics business, the Truckline Parts Centres heavy-duty distribution business and certain portions of our constant velocity (CV) joint businesses. In February, we sold most of the global Warner Electric businesses and, in March, we sold Commercial Vehicle Cab Systems. In September 2000, we sold the remaining 35% interest in our Brazilian CV joint operation. The net after-tax gain recorded on these divestitures totaled $106. These businesses reported sales of $666 in 1999; through the dates of divestiture, 2000 sales for these operations totaled $103.

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

     In January 2002, we sold a portion of Taiway Ltd, a consolidated subsidiary and part of our Automotive Systems Group. The minority position retained has been accounted for under the equity method of accounting from the date of the transaction. In March 2002, we sold Thermoplast + Apparatabau GmbH, a manufacturer of molded interior trim parts, and in August 2002, we divested our 49% interest in GKN Driveshafts Limited. Also in the third quarter, we sold our light-duty cylinder liner business to a subsidiary of Promotora de Industrias Mecanicas, S.A. de C.V. (Promec), an equity affiliate. Part of the consideration for the sale of the business was an increase in our ownership in Promec from 40% to 49%. In November 2002, we completed the sale of Tekonsha Engineering Company, Theodore Bargman Company and American Electronic Components, Inc. Also in November, we divested the majority of our Boston Weatherhead industrial hose and fitting operations. In December 2002, we sold the global brake and clutch actuation systems operations of FTE. An after-tax gain of $21 was recorded as a result of these divestitures. The combined sales reported by these businesses were $625 in 2001 and $554 in 2002, through the dates of divestiture.

     In October 2001, we announced our plans to sell certain of the businesses of DCC. During 2002, we completed the sale of selected businesses and assets, which reduced DCC’s portfolio assets by approximately $500. These sales, along with certain tax benefits, and an impairment charge on an asset being marketed for sale, resulted in a $32 net after-tax gain on DCC divestiture activity.

Note 20.  Discontinued Operations

We adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” on January 1, 2002. SFAS No. 144 retained the previously existing accounting requirements related to the recognition of impairment for assets to be held and used in operations. However, the impairment of long-lived assets held for sale is measured taking into consideration the costs to sell the assets, as well as impairment measurement criteria of previously existing accounting requirements. In addition, SFAS No. 144 broadened the definition of what constitutes a discontinued business for financial reporting purposes. Accordingly, more dispositions qualify for presentation as discontinued businesses under SFAS No. 144.

     The provisions of SFAS No. 144 are generally prospective from the date of adoption and therefore do not apply to divestitures announced prior to January 1, 2002. Accordingly, the disposal of selected subsidiaries of DCC that were announced in October 2001 and completed in 2002 were not considered in our determination of discontinued operations. At the same time, while DCC has assets held for sale at December 31, 2002, they do not meet the criteria for treatment as discontinued operations.

     We divested our American Electronic Components, Inc., Tekonsha Engineering Company, Theodore Bargman Company and FTE businesses and the majority of our Boston Weatherhead division during the fourth quarter of 2002. We intend to sell a significant portion of our Engine Management operations during 2003. These actions were and are being taken as part of our strategic initiative to divest businesses that we determined to be non-core or underperforming. These operations comprise the discontinued operations reported in our financial statements. Under the requirements of SFAS No. 144, the net pre-tax income statement components of the discontinued operations, including any gains or losses on disposition, are aggregated and presented on a single line in the income statement. The income statements for prior years have been reclassified to similarly include the results of these businesses as discontinued operations.

     The following summarizes the revenues and expenses of our discontinued operations for 2000, 2001 and 2002 and reconciles the amounts reported in the consolidated statement of income to operating PAT reported in the segment table, which excludes restructuring and unusual charges.

	2000	2001	2002

Sales	$854	$781	$779
Other income (expense)	2	7	7
Cost of sales	714	730	695
Selling, general and administrative expenses	144	112	104
Restructuring and integration expenses	40	73	13
Interest expense	4	7	4

Loss before income taxes	(46)	(134)	(30)
Income taxes	24	52	10
Restructuring and unusual charges	21	60	10

Operating PAT in segment table	$(1)	$(22)	$(10)

     The sales of our discontinued operations, while not included in our segment data, were associated with our SBUs as follows:

	2000	2001	2002

AAG	$402	$360	$365
ASG	234	237	251
EFMG	179	153	134
Other	39	31	29

	$854	$781	$779

     The $40 of restructuring and integration expense of the discontinued operations in 2000 is related to the integration of the Engine Management warehouse operations. Restructuring and integration expenses in 2001 included pre-tax charges of $49 related to the impairment of long-lived assets, primarily property, plant and equipment, $14 for employee termination benefits and $10 of exit and other expenses, primarily lease continuation expense. In 2002, we charged $10 of exit costs related to closing warehouse facilities and $3 for employee termination benefits to restructuring expenses. Other income (expense) included pre-tax charges of $38 in 2002 to reduce the carrying value of assets of our Engine Management business included in discontinued operations. Also included in other income (expense) is a net pre-tax gain of $41 in 2002 resulting from the divestiture of most of the discontinued operations. See Note 19 — Divestitures and Note 24 — Subsequent Event for additional information.

     With respect to the consolidated balance sheet, the assets and liabilities relating to the discontinued operations at December 31, 2002 are aggregated and classified as net assets and net liabilities held for sale. The assets and liabilities of the discontinued operations as of December 31, 2001 have not been reclassified in the accompanying consolidated balance sheet. Included in Other current assets at December 31, 2002 are total assets related to discontinued operations of $177, consisting primarily of inventory of $99 and property, plant and equipment of $67. Other accrued liabilities at December 31, 2002 included total liabilities of $68 related to discontinued operations, including $40 of accounts payable, $11 of accrued payroll and related benefits and $15 of other accrued expenses.

     In the consolidated statement of cash flows, the cash flows of discontinued operations are not separately classified.

Note 21.  Business Segments

Our manufacturing operations are organized into the following market-focused strategic business units (SBUs):

•	Automotive Systems Group (ASG) sells axles, driveshafts, drivetrains, frames, chassis products and related modules and systems for the automotive and light vehicle markets and driveshafts for the commercial vehicle market.
•	Automotive Aftermarket Group (AAG) sells brake products for the automotive and light vehicle markets and internal engine hard parts, chassis products and filtration products for the light, commercial and off-highway vehicle markets.
•	Engine and Fluid Management Group (EFMG) sells sealing, bearing, fluid-management and power-cylinder products for the automotive, light and commercial vehicle, leisure and outdoor power equipment markets.
•	Heavy Vehicle Technologies and Systems Group (HVTSG) was formed in May 2002 by combining the former Commercial Vehicle Systems (CVS) and Off-Highway Systems Group (OHSG). HVTSG sells axles, brakes, driveshafts, chassis and suspension modules, ride controls and related modules and systems for the commercial and off-highway vehicle markets and transmissions and electronic controls for the off-highway market.

      For some time, we were also a leading provider of lease financing services in selected markets through DCC. In accordance with plans announced in October 2001, we sold a number of DCC’s businesses and assets during 2002. At December 31, 2002, DCC had total portfolio assets of approximately $1,700, as compared to $2,200 at December 31, 2001. While we will continue to pursue the sale of many of the remaining DCC assets in 2003, we expect to retain approximately $900 in assets and certain liabilities, including debt, for tax and other business reasons. The retained assets will include certain service-related assets which support other Dana operations, a technology-based service business where joint marketing opportunities exist, and certain portfolio investments where tax attributes and/or market conditions make disposal uneconomical at this time. The retained liabilities will include certain asset-specific financing and general obligations that are uneconomical to pay off in advance of their scheduled maturities. We expect that the retained assets will generate sufficient cash to service DCC’s debt portfolio over the next several years.

      Information used to evaluate the SBUs and regions is as follows:

		Inter-			Net
	External	Segment		Operating	Profit	Net	Capital	Depreciation/
2000	Sales	Sales	EBIT	PAT	(Loss)	Assets	Spend	Amortization

ASG	$4,288	$136	$401	$274	$181	$1,740	$174	$140
AAG	2,366	14	156	95	35	1,411	55	59
EFMG	2,221	119	188	125	80	1,481	116	106
HVTSG	2,394	83	189	115	61	910	52	72
DCC				35	35	174	3
Other	194	49	(212)	(233)	19	(105)	2	10
Goodwill amortization			(42)	(33)	(33)

Total continuing operations	11,463	401	680	378	378	5,611	402	387
Discontinued operations			(4)	(1)	(1)

Total operations	11,463	401	676	377	377	5,611	402	387
Restructuring and unusual items			(25)	(43)	(43)

Consolidated	$11,463	$401	$651	$334	$334	$5,611	$402	$387

North America	$8,803	$47	$849	$555	$375	$3,899	$276	$255
Europe	1,740	96	67	40	2	1,174	68	87
South America	562	83	26	12		475	32	30
Asia Pacific	358	1	7	5	(8)	148	11	11
DCC				35	35	174
Other			(227)	(236)	7	(259)	15	4
Goodwill amortization			(42)	(33)	(33)

Total continuing operations	11,463	227	680	378	378	5,611	402	387
Discontinued operations			(4)	(1)	(1)

Total operations	11,463	227	676	377	377	5,611	402	387
Restructuring and unusual items			(25)	(43)	(43)

Consolidated	$11,463	$227	$651	$334	$334	$5,611	$402	$387

2001

ASG	$3,485	$92	$168	$133	$50	$1,839	$179	$158
AAG	2,177	14	78	48	(9)	1,145	30	59
EFMG	1,984	96	80	52	9	1,196	55	109
HVTSG	1,751	89	61	37	(9)	709	32	69
DCC				31	31	198	1
Other	93	37	(168)	(242)	(13)	(9)		3
Goodwill amortization			(38)	(32)	(32)

Total continuing operations	9,490	328	181	27	27	5,078	297	398
Discontinued operations			(34)	(22)	(22)

Total operations	9,490	328	147	5	5	5,078	297	398
Restructuring and unusual items			(466)	(303)	(303)

Consolidated	$9,490	$328	$(319)	$(298)	$(298)	$5,078	$297	$398

North America	$7,113	$25	$353	$213	$57	$3,350	$202	$263
Europe	1,494	68	30	37	2	1,084	40	79
South America	553	135	15	(1)	(14)	493	28	38
Asia Pacific	330	2	5	3	(9)	150	25	14
DCC				31	31	198
Other			(184)	(224)	(8)	(197)	2	4
Goodwill amortization			(38)	(32)	(32)

Total continuing operations	9,490	230	181	27	27	5,078	297	398
Discontinued operations			(34)	(22)	(22)

Total operations	9,490	230	147	5	5	5,078	297	398
Restructuring and unusual items			(466)	(303)	(303)

Consolidated	$9,490	$230	$(319)	$(298)	$(298)	$5,078	$297	$398

		Inter-			Net
	External	Segment		Operating	Profit	Net	Capital	Depreciation/
2002	Sales	Sales	EBIT	PAT	(Loss)	Assets	Spend	Amortization

ASG	$3,526	$103	$203	$157	$76	$1,743	$137	$152
AAG	2,175	14	175	107	49	990	27	49
EFMG	1,947	99	125	81	38	988	41	86
HVTSG	1,797	92	102	63	16	629	23	53
DCC				26	26	259
Other	59	13	(215)	(253)	(24)	(44)	2	3

Total continuing operations	9,504	321	390	181	181	4,565	230	343
Discontinued operations			(14)	(10)	(10)

Total operations	9,504	321	376	171	171	4,565	230	343
Restructuring and unusual items			(246)	(133)	(133)
Change in accounting				(220)	(220)

Consolidated	$9,504	$321	$130	$(182)	$(182)	$4,565	$230	$343

North America	$7,153	$45	$462	$289	$127	$2,939	$156	$228
Europe	1,486	70	50	51	15	1,102	31	63
South America	474	170	61	38	27	304	15	38
Asia Pacific	391	2	19	13	1	151	27	12
DCC				26	26	259
Other			(202)	(236)	(15)	(190)	1	2

Total continuing operations	9,504	287	390	181	181	4,565	230	343
Discontinued operations			(14)	(10)	(10)

Total operations	9,504	287	376	171	171	4,565	230	343
Restructuring and unusual items			(246)	(133)	(133)
Change in accounting				(220)	(220)

Consolidated	$9,504	$287	$130	$(182)	$(182)	$4,565	$230	$343

     Management evaluates the operating segments and regions as if DCC were accounted for on the equity method of accounting rather than on the fully consolidated basis used for external reporting. This is done because DCC is not homogeneous with our manufacturing operations, its financing activities do not support the sales of our other operating segments and its financial and performance measures are inconsistent with those of our other operating segments.

     Operating profit after tax (PAT) is the key internal measure of performance used by management, including our chief operating decision maker, as a measure of segment profitability. With the exception of DCC, operating PAT represents earnings before interest and taxes (EBIT), tax effected at 39% (our estimated long-term effective rate), plus equity in earnings of affiliates. Net profit (loss), which is operating PAT less allocated corporate expenses and net interest expense, provides a secondary measure of profitability for our segments that is more comparable to that of a free-standing entity. The allocation is based on segment sales because it is readily calculable, easily understood and, we believe, provides a reasonable distribution of the various components of our corporate expenses among our diverse business units.

     The Other category includes businesses unrelated to the segments, trailing liabilities for closed plants and corporate administrative functions. For purposes of presenting operating PAT, Other also includes interest expense net of interest income, elimination of inter-segment income and adjustments to reflect the actual effective tax rate. In the net profit (loss) column, Other includes the net profit or loss of businesses not assigned to the segments and certain divested businesses (but not discontinued operations), minority interest in earnings and the tax differential.

     The following table reconciles the EBIT amount reported for our segments, excluding DCC, to our consolidated income (loss) before income taxes as presented in the consolidated statement of income.

	2000	2001	2002

EBIT	$680	$181	$390
Restructuring and unusual items — total operations	(25)	(466)	(246)
Restructuring and unusual items — discontinued operations	40	100	15
Interest expense, excluding DCC	(214)	(199)	(176)
Interest income, excluding DCC	11	7	13
DCC pre-tax income	18	28	(5)

Income (loss) before income taxes	$510	$(349)	$(9)

     Restructuring and unusual items consist of the gains on sales of businesses discussed in Note 19 and the restructuring and other unusual charges discussed in Notes 20 and 22.

     Equity earnings included in the operating PAT and net profit reported in 2000, 2001 and 2002 were $29, $27 and $33 for ASG and $11, $3 and $5 for EFMG. Equity earnings included for the other SBUs were not material. The related equity investments totaled $303, $364 and $415 for ASG and $51, $44 and $58 for EFMG in 2000, 2001 and 2002.

     Net assets at the SBU and regional level is intended to correlate with invested capital. The amount includes accounts receivable, inventories (on a first-in, first-out basis), prepaid expenses (excluding taxes), goodwill, investments in affiliates, net property, plant and equipment, accounts payable and certain accrued liabilities, but excludes assets and liabilities of discontinued operations.

     Net assets differ from consolidated assets as follows:

	2000	2001	2002

Net assets	$5,611	$5,078	$4,565
Accounts payable and other current liabilities	1,944	1,724	1,874
DCC’s assets in excess of equity	2,279	2,012	1,605
Other current and long-term assets	624	828	1,331
Assets of discontinued operations	778	565	178

Consolidated assets	$11,236	$10,207	$9,553

     Although we have not reclassified our balance sheet as of December 31, 2000 and 2001 in connection with the adoption of SFAS No. 144, our segment reporting excludes the assets of our discontinued operations based on the treatment of these items for internal reporting purposes.

     The differences between operating capital spend and depreciation shown by SBU and region and purchases of property, plant and equipment and depreciation shown on the cash flow statement result from the exclusion from the segment table of the amounts related to discontinued operations and our method of measuring DCC for operating purposes. DCC’s capital spend and depreciation are not included in the operating measures. In addition, DCC purchases equipment and leases the equipment to the other SBUs. These operating leases are included in the consolidated statements as purchases of assets and depreciated over their useful lives.

     Sales by region are based upon location of the entity recording the sale. Sales from the U.S. amounted to $7,933 in 2000, $6,319 in 2001 and $6,292 in 2002. No other country’s sales exceeded 10% of total sales. U.S. long-lived assets were $1,865 in 2000, $1,631 in 2001 and $1,304 in 2002. No other country’s long-lived assets exceeded 10% of total long-lived assets.

     Export sales from the U.S. to customers outside the U.S. amounted to $551 in 2000, $376 in 2001 and $226 in 2002. Total export sales (including sales to our non-U.S. subsidiaries which are eliminated for financial statement presentation) were $826 in 2000, $595 in 2001 and $475 in 2002.

     Worldwide sales to Ford Motor Company and subsidiaries amounted to $2,620 in 2000, $1,873 in 2001 and $1,731 in 2002, which represented 23%, 20% and 18% of our consolidated sales. Sales to DaimlerChrysler AG and subsidiaries were $2,074 in 2000, $1,144 in 2001 and $972 in 2002, representing 18%, 12% and 10% of our consolidated sales. Sales to Ford were primarily from our ASG and EFMG segments, while sales to DaimlerChrysler were primarily from the ASG and HVTSG segments. No other customer accounted for more than 10% of our consolidated sales.

Note 22.  Restructuring of Operations

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

     In October 2001, we announced plans to reduce our global workforce by more than 15% and initiated a review of more than 30 facilities for possible consolidation or closure. These actions were undertaken to reduce capacity and outsource the manufacturing of non-core content. As of December 31, 2001, we had announced the closing of 21 facilities and reduced our workforce by more than 7% in connection with these plans. Overall charges recorded in 2001 related to our actions announced in October were $431 and affected net earnings by $279. Charges for all restructuring activities totaled $440 in the fourth quarter of 2001, including $155 for employee terminations, $196 for asset impairments and $89 for exit and other costs. The impaired assets include property, plant and equipment held for sale and within our European distribution operations of EFMG. Exit and other expenses are mainly lease continuation obligations, net of estimated sub-lease rents, property taxes and other holding costs related to closed facilities through the estimated date of sale or sub-lease, and costs to prepare facilities for sale or closure. We charged cost of sales for $85 of these expenses, including $38 for inventory impairment resulting from our decision to close certain plants and warehouses and $47 of other charges, including warranty provisions related to acquired products now discontinued and provisions for unsalvageable customer returns related to the rationalization of our aftermarket operations. Net earnings in the fourth quarter were impacted by $284.

     For the year ended December 31, 2001, we recorded total expenses of $476, including $390 charged to restructuring expense and $86 charged to cost of sales, in connection with our restructuring actions.

     In 2002, we announced additional facility closures under the October 2001 plan, bringing the total number of facilities slated for closure to 39. As of December 31, 2002, 28 of the 39 facilities were closed with the remaining 11 scheduled for closure in 2003 or early 2004. Through the facility closures and divestitures undertaken in connection with the October 2001 plan, we reduced the workforce by about 10,000 people (13%) from October 2001 through the end of 2002. There are approximately 2,500 additional people who will be leaving as the announced closures or workforce reductions are completed. Once completed, the total reduction will be approximately 12,500 people (17%).

In connection with these restructuring activities, we recorded restructuring expenses of $207 in 2002, including $101 for employee termination benefits and the impact on pension and postretirement healthcare programs; $20 for asset impairment related to property, plant and equipment of closed facilities; and $86 for exit and other expenses, including lease continuation expense, property taxes and other holding costs, costs of preparing properties for closure or sale and costs of moving equipment and people in connection with consolidating operations and outsourcing non-core production. We also charged cost of sales for $36 of inventory impairment and nonsalvageable returns related to discontinued lines of business. In total, we recorded charges of $243 which reduced net income by $163 in 2002.

     The following summarizes the restructuring charges and activity for all restructuring programs recorded in the last three years:

	Employee	Long-Lived
	Termination	Asset	Exit	Integration
	Benefits	Impairment	Costs	Expenses	Total

Balance at December 31, 1999	$91	$—	$13	$—	$104
Activity during the year
Charges to expense	62	8	27	76	173
Cash payments	(60)		(20)	(76)	(156)
Write-off of assets		(8)			(8)

Balance at December 31, 2000	93	—	20	—	113
Activity during the year
Charges to expense	171	166	53		390
Cash payments	(58)		(20)		(78)
Write-off of assets		(166)			(166)

Balance at December 31, 2001	206	—	53	—	259
Activity during the year
Charges to expense	101	20	86		207
Cash payments	(67)		(75)		(142)
Write-off of assets		(20)			(20)
Transfers of balances	(59)				(59)

Balance at December 31, 2002	$181	$—	$64	$—	$245

     Accruals related to curtailment or settlement of pension and postretirement health care or to probable liabilities under workers’ compensation and similar programs were based on actuarially determined amounts. Because it is not practicable to isolate the related payments, which could occur over an extended period of time, we have transferred these accruals from our restructuring accrual to the related liabilities.

     The above amounts include activities within our discontinued operations. Restructuring and integration expenses now included on the loss from discontinued operations line in the consolidated statement of income totaled $40 in 2000, $73 in 2001, and $13 in 2002, before related tax benefits.

     Employee terminations relating to the plans within our continuing operations were as follows:

	2000	2001	2002

Total estimated	1,020	7,690	3,222
Less terminated:
2000	(765)
2001	(254)	(3,571)
2002	(1)	(3,545)	(1,304)

Balance at December 31, 2002	—	574	1,918

     At December 31, 2002, $245 of restructuring charges remained in accrued liabilities. This balance was comprised of $181 for the reduction of approximately 2,500 employees to be completed in 2003 and early 2004 and $64 for lease terminations and other exit costs. The estimated annual cash expenditures will be approximately $129 in 2003, $52 in 2004 and $64 thereafter. Our liquidity and cash flows will be materially impacted by these actions. It is anticipated that our operations over the long term will benefit from these realignment strategies through reduction of overhead and certain material costs.

Note 23.  Noncash Investing and Financing Activities

In leveraged leases, the issuance of nonrecourse debt financing and subsequent repayments thereof are transacted directly between the lessees and the lending parties to the transactions. Nonrecourse debt issued to finance leveraged leases was $403 in 2000 and $163 in 2001; nonrecourse debt obligations repaid were $106 in 2000, $76 in 2001 and $279 in 2002.

Note 24.  Subsequent Event

On February 7, 2003, we entered into an agreement to sell a substantial portion of our AAG Engine Management aftermarket operations to Standard Motor Products. The completion of the transaction is subject to, among other things, regulatory approvals and the buyer’s completion of financing related to the transaction.

     The Engine Management aftermarket business has been presented as a discontinued operation in the December 31, 2002 financial statements (see Note 20). Sales of the Engine Management aftermarket operations were $288 in 2002. We recorded an impairment charge of $38 ($23 after tax) in the fourth quarter of 2002 in connection with classifying these operations as held for sale.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Dollars and euros in millions

Overview – We began 2002 with a clear focus on certain operating and financial objectives that we believed were key to our future – finalizing the details of the restructuring plan initiated in the fourth quarter of 2001 and generating significant cash flow for the reduction of debt. As we look back on the recently completed year, the benefits of our restructuring program and debt reduction efforts are already apparent. More importantly, the progress can be seen in our operating results and financial condition. Our strategic business units (SBUs) have reduced their breakeven volume by consolidating manufacturing operations and outsourcing the production of non-core components. Margins have begun to reflect the benefits of these actions. We expect a greater impact in the latter part of 2003 when substantially all of our restructuring actions are completed. We sold certain assets in connection with the outsourcing initiatives and divested a number of non-core businesses. We also sold assets within the lease portfolio of Dana Credit Corporation (DCC) and divested its real estate services business. The aggregate proceeds from these sales helped us in reducing debt and increasing cash by nearly $1,000 in 2002.

Liquidity and Capital Resources

Cash Flows — Operating activities generated positive cash flow of $521 in 2002. After adding back the $220 effect of the change in accounting for goodwill, which did not affect cash flow, our adjusted net income of $38 represents a $336 improvement over the net loss reported in 2001. Depreciation and amortization were down $70 from the prior year, due mainly to divestitures and the reduced capital spending of the last three years. While discontinuing the amortization of goodwill in 2002 accounted for $38 of the difference, it did not affect cash flows. Asset impairment charges totaled $114 in 2002, approximately one-half of the $206 written off in the prior year. Cash flow from operating activities benefited by a net $195 from changes in accounts receivable, inventories, and other operating assets and operating liabilities, a positive result that continued the improvement of the two prior years. Accounts receivable increased during the year after considering our divestiture activities, while inventory was virtually unchanged. These changes were outweighed by increases in accruals for income taxes – we also received refunds of nearly $90 in 2002 – and wage and benefit continuation commitments related to our restructuring activities. Equity earnings increased by $23 million in 2002 when compared to 2001, but dividends received from our affiliates decreased by $24, causing a $47 comparative reduction in the equity earnings element of cash flows from operating activities.

     Capital spending totaled $375 in 2002, a decline of $50 from the capital outlays of 2001, despite significant expenditures associated with several product launches in our automotive structures business. Maintaining tight control over capital spending remains a priority in 2003. A more significant aspect of cash flows from investing activities in 2002 was the cash received from the sales of businesses and assets. Divestitures and asset sales generated $855 of proceeds, the majority of which was used to reduce our borrowings and bolster our cash position. Cash flows related to the operations within DCC were limited given our efforts to sell certain of its businesses. The $31 outlay for an acquisition represented a realignment of our interest in a joint venture, as the outlay was offset by re-investing a portion of the divestiture proceeds.

     We used the proceeds from a private placement of $250 in unsecured notes in March 2002 primarily to reduce borrowings under one of our revolving credit facilities. Additional reductions were funded with the net proceeds from several divestitures. We also received $72 in connection with amending or modifying three interest rate swaps during 2002, locking in a portion of the valuation adjustment that resulted from marking our interest rate swaps to market. Continuing the reduced dividend begun in the fourth quarter of 2001 limited the related outflows to $6 in 2002, a $134 decrease when compared to the prior year. In total, we reduced debt by more than $600 and increased cash by $374.

     Managing cash flows remains a high priority in 2003. Excluding estimated expenditures of $100 to $150 associated with the completion of our restructuring activities, we expect to reduce working capital by $200 this year. Capital spending is budgeted at $350 for 2003, nearly even with the 2002 amount after considering the capital spend associated with the divested operations. We also expect to receive more than $100 from the divestiture of businesses and assets held for sale. Achieving these targets would result in further improvement to our net debt position.

     Financing Activities — Our accounts receivable securitization program, established in March 2001, provides up to $400 in capacity to meet our periodic demand for short-term financing. Under the program, certain of our divisions and subsidiaries either sell or contribute accounts receivable to Dana Asset Funding LLC (DAF), a special purpose entity. DAF funds its accounts receivable purchases by pledging the receivables as collateral for short-term loans from participating banks. We used the initial sale proceeds received from DAF to reduce other debt, particularly amounts then outstanding under our revolving credit facilities. Expenses incurred to establish the program are being amortized over five years, the contractual life of the program.

     The securitized accounts receivable are owned in their entirety by DAF and are not available to satisfy claims of our creditors. However, we are entitled to any dividends paid by DAF and would be entitled to any proceeds from the liquidation of DAF’s assets upon the termination of the securitization program and the dissolution of DAF. DAF’s receivables are included in our consolidated financial statements solely because DAF does not meet certain technical accounting requirements for treatment as a “qualifying special purpose entity” under generally accepted accounting principles. Accordingly, the sales and contributions of the accounts receivable are eliminated in consolidation and any loans to DAF are reflected as short-term borrowings in our consolidated financial statements. The amounts available under the program are subject to reduction based on adverse changes in our credit ratings or those of our customers, customer concentration levels or certain characteristics of the underlying accounts receivable. This program is subject to possible termination by the lenders in the event our credit ratings are lowered below B1 by Moody’s Investor Service (Moody’s) and B+ by Standard & Poor’s (S&P).

     During 2002, cash flows from operations, along with proceeds from divestitures and the private placement of $250 of notes in March, allowed us to reduce our reliance on our short-term credit facilities. We amended our 364-day facility in July and reduced the amount available to $100. In December, we extended the 364-day revolving credit facility while we negotiated amendments to our long-term facility. Our reduced need for committed facilities enabled us to cancel the 364-day facility in February 2003 when we amended the long-term facility. The amended long-term facility, which matures on November 15, 2005, now provides for borrowings of up to $400. The interest rates under the facility equal the London interbank offered rate (LIBOR) or bank prime, plus a spread that varies depending on our credit ratings. Advances under the facility that do not exceed $50 may be borrowed on an unsecured basis for up to five business days. Borrowings in excess of $50, outstanding for more than five business days or entered into within a five-day period after repayment of all previous advances are not permitted until we provide certain inventory and other collateral, as permitted within the limits of our indentures. These provisions of the facility terminate if our long-term debt ratings reach Baa3 by Moody’s and BBB- by S&P.

     The amended long-term credit facility requires us to maintain specified financial ratios as of the end of each quarter, including the ratio of net senior debt to tangible net worth; the ratio of earnings before interest, taxes and depreciation and amortization (EBITDA) less capital spend to interest expense; and the ratio of net senior debt to EBITDA. Specifically, the ratios are: (i) net senior debt to tangible net worth of not more than 1.25:1 at March 31, June 30 and September 30, 2003 and 1.10:1 at December 31, 2003 and thereafter; (ii) EBITDA (as defined in the facility) minus capital expenditures to interest expense of not less than 1.80:1 at March 31, June 30 and September 30, 2003, 1.90:1 at December 31, 2003, 2.25:1 at March 31, 2004 and 2.50:1 at June 30, 2004 and thereafter; and (iii) net senior debt to EBITDA of not greater than 3.40:1 at March 31, June 30 and September 30, 2003, 2.90:1 at December 31, 2003 and 2.50:1 at March 31, 2004 and thereafter. The ratio calculations are based on the additional financial information that presents Dana’s consolidated financial statements with DCC accounted for on an equity basis.

     Dana, excluding DCC, had committed borrowing lines of $1,170 at December 31, 2002, all of which was available at that time. The committed amount, which includes $170 of letters of credit and surety bonds, was reduced by $200 in February 2003 as a result of the cancellation of the $100 364-day facility and the amendment reducing the size of the long-term facility by $100. Dana, excluding DCC, had uncommitted borrowing lines of $260 at December 31, 2002, of which $32 had been borrowed by certain of our non-U.S. subsidiaries.

     Asset sales and a reduced need for borrowing capacity enabled DCC to allow its $100 364-day facility to lapse in June 2002. DCC had committed borrowing lines of $250 and uncommitted borrowing lines of $15 at December 31, 2002. The $250, available under a long-term facility that matures in June 2004, was reduced to $200 in February 2003. The amount available is subject to further reductions equal to two-thirds of net cash proceeds from sales of DCC assets after February 6, 2003. DCC had $131 borrowed against committed bank lines at December 31, 2002.

     Because our financial performance is impacted by various economic, financial and industry factors, we may not be able to satisfy the covenants in our long-term facilities in the future. Noncompliance with these covenants would constitute an event of default, allowing the lenders to accelerate the repayment of any borrowings outstanding under the facilities. We believe that we would be able to successfully negotiate amended covenants or obtain waivers if an event of default were imminent; however, we might be required to provide additional collateral to the lenders or make other financial concessions. Default under these facilities or any of our note agreements may result in defaults under other debt instruments. Our business, operating results and financial condition might be adversely affected if we were unable to successfully negotiate amended covenants or obtain waivers on acceptable terms.

     Fees are paid to the banks for providing committed lines, but not for uncommitted lines. We paid fees of $9 in 2001 and $6 in 2002 in connection with our committed bank lines. Of these fees, $4 was amortized to expense in 2001 and $9 in 2002.

     Based on our rolling forecast, we expect our cash flows from operations, combined with these credit facilities and the accounts receivable securitization program, to provide sufficient liquidity to fund our debt service obligations, projected working capital requirements, restructuring obligations and capital spending for a period that includes the next twelve months.

Hedging Activities — We utilize derivative financial instruments, to a limited extent, to hedge principally against the effects of fluctuations of foreign currency exchange rates and interest rate movements (see Notes 1, 9 and 16 to the financial statements). To accomplish these purposes, we use forward contracts to hedge against foreign currency movements and interest rate swaps to hedge against interest rate fluctuations and to balance the mix of fixed and variable rate debt. We do not use derivative instruments for trading purposes. Our policy requires that our business units involve our Treasury staff in the execution of all derivative contracts.

     At December 31, 2002, we had a number of open forward contracts to hedge against certain anticipated net purchase and sale commitments. These contracts are for a short duration and none extend beyond the first quarter of 2004. The aggregate fair value of these contracts at the end of 2002 was a net favorable amount less than $1. These contracts have been valued by independent financial institutions using the exchange spot rate plus or minus quoted forward basis points to determine a settlement value for each contract.

     At December 31, 2001, Dana, exclusive of DCC, was a party to four interest rate swap agreements relating to the unsecured notes issued in August 2001. We entered another swap agreement in March 2002 in connection with the issuance of $250 of unsecured notes. These agreements effectively converted the fixed interest rates of these notes to variable rates in order to provide a better balance of fixed and variable rate debt. These agreements have been designated as fair value hedges of the corresponding notes and the carrying value of the notes are adjusted as the swap agreements change in value. In September 2002, we received $72 in connection with amending the variable rates in two of the agreements and terminating a third agreement. The $72 is being amortized as a reduction of interest expense over the remaining life of the notes. The terminated agreement was replaced with a new swap agreement.

     As of December 31, 2002, our interest rate swap agreements provided for us to receive an average rate of 9.3% on notional amounts of $825 and €200 and to pay variable rates equal to the six-month LIBOR plus an average of 4.92% (the combined rate was 6.3% at December 31, 2002) on a notional amount of $825 and the six-month Euro interbank offered rate (EURIBOR) plus an average of 3.79% (the combined rate was 6.6% at December 31, 2002) on a notional amount of €200. These agreements expire in March 2010 ($250) and August 2011 ($575 and €200). The $23 aggregate fair value of these agreements at December 31, 2002 was recorded as a non-current asset and offset by an increase in the carrying value of long-term debt. This adjustment of long-term debt, which does not affect the scheduled principal payments, will fluctuate with the fair value of the swap agreements and will not be amortized if the agreements remain open.

     At December 31, 2002, DCC was committed to receive payments based on interest rates which change periodically in line with prevailing short-term market rates (the average rate being received at December 31, 2002 was 2.67%) and to pay based on an average rate of 7.95%, which is fixed over the period of the agreements, on a notional amount of $45. The $3 aggregate fair value of these agreements at December 31, 2002 was recorded as a current liability and offset on an after-tax basis by an adjustment to accumulated other comprehensive income. DCC’s interest rate swaps expire in 2003.

     Cash Obligations — Under various agreements, we are obligated to make future cash payments in fixed amounts. These include payments under our long-term debt agreements, rent payments required under operating lease agreements, firm commitments made to acquire equipment and other fixed assets and purchases of certain raw materials. With the exception of payments required under our long-term debt and operating lease agreements, we do not have fixed cash payment obligations beyond 2004.

     The following table summarizes our fixed cash obligations over various future periods.

		Payments Due by Period

		Less than 1	1 - 3	4 - 5	After 5
Contractual Cash Obligations	Total	Year	Years	Years	Years

Principal of Long-Term Debt	$3,247	$124	$536	$458	$2,129
Operating Leases	448	71	117	79	181
Unconditional Purchase Obligations	130	119	11

Total Contractual Cash Obligations	$3,825	$314	$664	$537	$2,310

The unconditional purchase obligations presented are comprised principally of commitments for procurement of fixed assets and the purchase of raw materials.

     In addition to fixed cash commitments, we may have future cash payment obligations under arrangements where we are contingently obligated if certain events occur or conditions are present. We have guaranteed $1 of short-term borrowings of a non-U.S. affiliate accounted for under the equity method of accounting. In addition, DCC has guaranteed portions of the borrowings of its affiliates that are accounted for under the equity method. DCC’s aggregate exposure under one of the guarantees is $8. Under another guarantee, DCC’s exposure for changes in interest rates resulting from specific events described in the financing arrangements would vary but should not exceed $53. At December 31, 2001, DCC guaranteed an obligation of an affiliate accounted for under the equity method. During 2002, the affiliate satisfied such obligation.

     We procure tooling from a variety of suppliers. In certain instances we may guarantee tooling suppliers’ obligations that are specific to our tooling orders to facilitate the suppliers’ financing of the tools. At December 31, 2002, we had a $3 guarantee outstanding in connection with a tooling order for one of our OE programs. Although our Board authorization permits us to issue tooling guarantees up to $80 for this program, we do not expect such guarantees to exceed $25.

     At December 31, 2002, we maintained cash balances of $156 on deposit with financial institutions, of which $66 may not be withdrawn, to support stand-by letters of credit, surety bonds or trusteed certificate accounts amounting to $207 issued on our behalf by financial institutions. These financial instruments are used principally for the purpose of meeting various states’ requirements in order to self-insure our workers compensation obligations. These financial instruments are expected to be renewed each year. We accrue the estimated liability for workers compensation claims, including incurred but not reported claims. Accordingly, no significant impact on our financial condition would result if the letters of credit were drawn or the surety bonds or certificate accounts were called.

Contingencies — We are a party to various pending judicial and administrative proceedings arising in the ordinary course of business. These include, among others, proceedings based on product liability claims and alleged violations of environmental laws. We have reviewed our pending judicial and legal proceedings, including the probable outcomes, reasonably anticipated costs and expenses, availability and limits of our insurance coverage and our established reserves for uninsured liabilities. We do not believe that any liabilities that may result from these proceedings are reasonably likely to have a material adverse effect on our liquidity, financial condition or results of operations.

     Asbestos-Related Product Liabilities — Since the mid-1980s, we have been a defendant in asbestos bodily injury litigation. For most of this period, our asbestos-related claims were administered by the Center for Claims Resolution (CCR), which settled claims for its member companies on a shared settlement cost basis. In February 2001, the CCR was reorganized and discontinued negotiating shared settlements. Since then, we have independently controlled our legal strategy and settlements. In August 2001, we retained Peterson Asbestos Consulting Enterprise (PACE), a subsidiary of Peterson Consulting, Inc., to administer our claims, bill our insurance carriers and assist us in claims negotiation and resolution.

     At December 31, 2002, we had approximately 139,000 pending asbestos-related product liability claims, consisting of approximately 115,000 unresolved claims and approximately 24,000 claims settled pending payment (including 14,000 claims remaining from when we were a member of the CCR and 10,000 claims we have settled subsequently). This compares to approximately 100,000 pending claims that we reported at December 31, 2001, consisting of approximately 73,000 unresolved claims and approximately 27,000 claims settled pending payment (all of which remained from when we were a member of the CCR). We attribute the increase in the number of reported pending claims in part to factors resulting from the discontinuance of the CCR. We believe that we are now being named in more claims because claimants are now routinely naming many former CCR members in individual claims, and that more of our claims are now pending for longer periods because we are aggressively defending claims which might previously have been settled by the CCR. Also, during 2002 we worked with PACE to improve our claims tracking system and in the fourth quarter we eliminated a long-standing one-quarter lag between the filing and the reporting of claims. Consequently, the number of claims reported at December 31, 2002, reflects activity in the prior 15-month period.

     The increase in the number of pending claims has not materially affected our aggregate loss estimate for such claims. At December 31, 2002, we had accrued $124 for indemnity and defense costs for contingent asbestos-related product liability claims and recorded $105 as an asset for probable recoveries from insurers for such claims, compared to $102 accrued for such liabilities and $89 recorded as an asset at December 31, 2001. The December 31, 2002 accrual reflects adjustments made to our claims database upon completion of our initial annual review of the database in the fourth quarter of 2002. We will continue to review our claims database annually in the future and to make further adjustments to our loss estimates if appropriate. While we expect our legal defense costs will continue at higher levels than when we were a member of the CCR, we believe that our litigation strategy has reduced and will continue to reduce our indemnity costs. We cannot estimate possible losses in excess of those for which we have accrued because we cannot predict how many additional claims may be brought against us in the future, the allegations in such claims or their probable outcomes.

     We have agreements with our insurance carriers providing for the payment of a significant majority of the defense and indemnity costs for the pending claims, as well as claims which may be filed against us in the future. At December 31, 2002, we had amounts receivable from our insurers and others of $38 representing reimbursements for settled claims and related defense costs. These receivables include billings in progress and amounts subject to alternate dispute resolution proceedings with certain of our insurers. Substantial progress has been made in those proceedings and we expect the outcome to be favorable. However, the amount receivable may increase until the proceedings are ultimately concluded.

     Other Product Liabilities — At December 31, 2002, we had accrued $10 for contingent non-asbestos product liability costs, compared to $11 at December 31, 2001, with no recovery expected from third parties at either date. These amounts represent the lower ends of the respective ranges, which approximated $12 at December 31, 2002 and $13 at December 31, 2001.

     Environmental Liabilities — We estimate contingent environmental liabilities based on the most probable method of remediation, current laws and regulations and existing technology. Estimates are made on an undiscounted basis and exclude the effects of inflation. If there is a range of equally probable remediation methods or outcomes, we accrue the lower end of the range. At December 31, 2002, we had accrued $59 for contingent environmental liabilities, compared to $52 at December 31, 2001, with no recovery expected from other parties at either date. The difference between our minimum and maximum estimates for these liabilities was $3 at December 31, 2002 and $2 at December 31, 2001.

     Other Liabilities — Some former CCR members have defaulted on the payment of their shares of some of the CCR-negotiated settlements and some of the settling claimants are now seeking payment of the unpaid shares from Dana and the other companies that were members of the CCR at the time of the settlements. We have been working with the CCR, other former CCR member companies, our insurers and the claimants to resolve these issues. At December 31, 2002, we estimated our total exposure to liability with respect to these matters to be approximately $57, of which we have paid $24. We expect $47 to be recoverable from our insurers and under surety bonds provided by the defaulting CCR members. This compares to $44 estimated for such liabilities and $39 estimated for such recoveries at December 31, 2001. Our financial statements include accruals for this contingent liability and the anticipated recoveries.

     Assumptions — The amounts recorded for contingent asbestos-related liabilities and recoveries are based on assumptions and estimates derived from our historical experience and current information. If our assumptions about the nature of the pending unresolved bodily injury claims and the claims relating to the CCR-negotiated settlements, the costs to resolve those claims and the amount of available insurance and surety bonds prove to be incorrect, the actual amount of our liability for asbestos-related claims and the effect on the company could differ materially from our current expectations.

Restructuring

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

     In the first quarter of 2001, we recorded $22 of restructuring expense in connection with the announced closing of six facilities in the Automotive Systems Group and Engine and Fluid Management Group and workforce reductions at other facilities. These charges included $10 for employee termination benefits, $7 for asset impairment and $5 for other exit costs and impacted net earnings by $14. We announced additional facility closings in the third quarter and accrued additional restructuring charges of $12, affecting earnings by $7.

     In October 2001, we announced plans to reduce our global workforce by more than 15% and initiated a review of more than 30 facilities for possible consolidation or closure. These actions were undertaken to reduce capacity, improve efficiency and outsource the manufacturing of non-core content. As of December 31, 2001, we had announced the closing of 21 facilities and reduced our workforce by more than 7% in connection with these plans. Charges related to these actions were $431 and affected net earnings for the fourth quarter of 2001 by $279. Charges for all restructuring activities during the quarter totaled $440, including $155 for employee terminations, $196 for asset impairments and $89 for exit and other costs. The impaired assets include property, plant and equipment held for sale and within our European distribution operations of EFMG. Exit and other expenses are mainly lease continuation obligations, net of estimated sub-lease rents, property taxes and other holding costs related to closed facilities through the estimated date of sale or sub-lease, and costs to prepare facilities for sale or closure. We charged cost of sales for $85 of these expenses, including $38 for inventory impairment resulting from our decision to close certain plants and warehouses and $47 of other charges, including warranty provisions related to acquired products now discontinued and provisions for unsalvageable customer returns related to the rationalization of our aftermarket operations. Overall, net earnings in the fourth quarter of 2001 were impacted by $284.

     For the year ended December 31, 2001, we recorded total expenses of $476, including $390 charged to restructuring expense and $86 charged to cost of sales, in connection with our restructuring actions.

     In 2002, we announced additional facility closures under the October 2001 plan, bringing the total facilities slated for closure to 39. As of December 31, 2002, 28 of the 39 facilities were closed with the remaining 11 scheduled for closure in 2003 or early 2004. Through the facility closures and divestitures undertaken in connection with the October 2001 plan, we reduced the workforce by about 10,000 people (13%) from October 2001 through the end of 2002. There are approximately 2,500 additional people who will be leaving as the announced closures or workforce reductions are completed. Once completed, the total reduction will be approximately 12,500 people (17%).

     In connection with these restructuring activities, we recorded restructuring expenses of $207 in 2002, including $101 for employee termination benefits and the impact on pension and postretirement health care programs; $20 for asset impairment related to property, plant and equipment of closed facilities; and $86 for exit and other expenses, including lease continuation expense, property taxes and other holding costs, costs of preparing properties for closure or sale, and costs of moving equipment and people in connection with consolidating operations and outsourcing non-core production. We also charged cost of sales for $36 of inventory impairment and nonsalvageable returns related to discontinued lines of business. In total, we recorded charges of $243 which reduced net income by $163 in 2002.

     The following table summarizes the restructuring charges and activity for all restructuring programs recorded in the last three years:

	Employee	Long-Lived
	Termination	Asset	Exit	Integration
	Benefits	Impairment	Costs	Expenses	Total

Balance at December 31, 1999	$91	$—	$13	$—	$104
Activity during the year
Charges to expense	62	8	27	76	173
Cash payments	(60)		(20)	(76)	(156)
Write-off of assets		(8)			(8)

Balance at December 31, 2000	93	—	20	—	113
Activity during the year
Charges to expense	171	166	53		390
Cash payments	(58)		(20)		(78)
Write-off of assets		(166)			(166)

Balance at December 31, 2001	206	—	53	—	259
Activity during the year
Charges to expense	101	20	86		207
Cash payments	(67)		(75)		(142)
Write-off of assets		(20)			(20)
Transfers of balances	(59)				(59)

Balance at December 31, 2002	$181	$—	$64	$—	$245

     Accruals related to curtailment or settlement of pension and postretirement healthcare or to probable liabilities under workers’ compensation and similar programs were based on actuarially determined amounts. Because it is not practicable to isolate the related payments, which could occur over an extended period of time, we have transferred these accruals from our restructuring accrual to the related liabilities.

     The above amounts include activities within our discontinued operations. Restructuring and integration expense now included in the loss from discontinued operations in the consolidated statement of income totaled $40 in 2000, $73 in 2001 and $13 in 2002, before related tax benefits.

     The following table shows restructuring expense, plus related charges to cost of sales, by SBU for the last three years:

	2000	2001	2002

ASG	$84	$68	$74
AAG	61	136	74
EFMG	36	167	68
HVTSG	1	101	33
Other	6	4	(6)

	$188	$476	$243

     The charges to cost of sales totaled $15 in 2000, $86 in 2001 and $36 in 2002, including $14 in 2000, $50 in 2001 and $29 in 2002 recorded within the AAG.

     Employee terminations relating to the plans were as follows:

	2000	2001	2002

Total estimated	1,020	7,690	3,222
Less terminated:
2000	(765)
2001	(254)	(3,571)
2002	(1)	(3,545)	(1,304)

Balance at December 31, 2002	—	574	1,918

     We currently expect the total cash expenditures in 2003 relative to our restructuring initiatives to approximate $100 to $150. Our liquidity and cash flows are projected to be more than adequate to satisfy our obligations related to our restructuring plans.

Critical Accounting Estimates

The following discussion of accounting estimates is intended to supplement the Summary of Significant Accounting Policies presented as Note 1 to the financial statements. These estimates were selected because they are broadly applicable within our operating units. In addition, these estimates are subject to a range of amounts because of inherent imprecision that may result from applying judgment to the estimation process. The expenses and accrued liabilities or allowances related to certain of these policies are initially based on our best estimates at the time of original entry in our accounting records. Adjustments are recorded when our actual experience differs from the expected experience underlying the estimates. These adjustments could be material if our experience were to change significantly in a short period of time. We make frequent comparisons of actual experience and expected experience in order to mitigate the likelihood of material adjustments.

     Impairment of Long-Lived Tangible Assets — We perform impairment analyses of our recorded long-lived assets whenever events and circumstances indicate that they may be impaired. When the undiscounted cash flows, without interest or tax charges, are less than the carrying value of the assets being reviewed for impairment, the assets are written down to fair market value. During 2002, we recorded long-lived tangible asset impairment provisions of $37, which resulted in part from excess capacity caused by the downturn in our markets and the resulting restructuring of our operations.

     Impairment of Goodwill – On January 1, 2002, we adopted SFAS No. 142 and, in connection with the adoption, discontinued the amortization of goodwill. Under our previous accounting policy for goodwill, we amortized goodwill on a straight-line basis over the periods of expected benefit which ranged from 10 to 40 years. In 2000 and 2001, we recognized $42 and $38 of goodwill amortization, respectively.

     In lieu of amortization of goodwill in 2002, we tested goodwill for impairment as of the date of adoption and we will test for impairment at least annually in the future. The factors that would cause a more frequent test for impairment include, among other things, a significant negative change in the estimated future cash flows of a reporting unit that has goodwill because of an event or a combination of events.

     Our initial impairment test indicated that the carrying amounts of some of our reporting units exceeded the corresponding fair values, which were determined based on the discounted estimated future cash flows of the reporting units. The implied fair value of goodwill in these reporting units was then determined through the allocation of the fair value to the underlying assets and liabilities. The January 1, 2002 carrying amount of the goodwill in these reporting units exceeded its implied value by $289; accordingly, the recorded goodwill was written down by this amount. The goodwill included in our December 31, 2001 financial statements, which included the $289, was supported by the undiscounted estimated future cash flows of the related operations.

     SFAS No. 142 also applies to other intangible assets. We did not have a significant amount of intangible assets other than goodwill at December 31, 2002.

     Inventory Valuation — Inventories are valued at the lower of cost or market. Cost is generally determined on the last-in, first-out basis for U.S. inventories and on the first-in, first-out or average cost basis for non-U.S. inventories. Where appropriate, standard cost systems are utilized for purposes of determining cost; the standards are adjusted as necessary to ensure they approximate actual costs. Estimates of lower of cost or market value of inventory are determined at the reporting unit level and are based upon the inventory at that location taken as a whole. These estimates are based upon current economic conditions, historical sales quantities and patterns and, in some cases, the specific risk of loss on specifically identified inventories.

     We also evaluate inventories on a regular basis to identify inventory on hand that may be obsolete or in excess of current and future projected market demand. For inventory deemed to be obsolete, we provide a reserve on the full value of the inventory. Inventory that is in excess of current and projected use is reduced by an allowance to a level that approximates our estimate of future demand.

     Sales Returns and Allowances — Accruals for sales returns and allowances are provided at the time of sale based upon past experience and are recorded as a reduction of sales. The estimated value of product that will be returned to inventory as a result of returns is recorded as a reduction of cost of sales and the accrued returns allowance. As new information becomes available the accruals are adjusted accordingly. Accrued liabilities at December 31, 2001 and 2002 were $50 and $70, respectively.

     Warranty — Estimated costs related to product warranty are accrued at the time of sale and included in cost of sales. Estimated costs are based upon past warranty claims and sales history and adjusted as required to reflect actual costs incurred, as information becomes available. Warranty expense totaled $83, $80 and $80 in 2000, 2001 and 2002, respectively. Our 2002 expense included provisions of $25 that related to adjustments of estimates made in prior years. Accrued liabilities for warranty expense at December 31, 2001 and 2002 were $138 and $135, respectively.

     Pension and Postretirement Benefits Other Than Pensions — Annual net periodic expense and benefit liabilities under our defined plans are determined on an actuarial basis. Each September, we review the actual experience compared to the more significant assumptions used and make adjustments to the assumptions, if warranted. The health care trend rates are reviewed with the actuaries based upon the results of their review of claims experience. Discount rates are based upon an expected benefit payments duration analysis and the equivalent average yield rate for high-quality fixed-income investments. Pension benefits are funded through deposits with trustees and the expected long-term rates of return on fund assets are based upon actual historical returns modified for known changes in the market and any expected changes in investment policy. Postretirement benefits are not funded and our policy is to pay these benefits as they become due.

     Certain accounting guidance, including the guidance applicable to pensions, does not require immediate recognition of the effects of a deviation between actual and assumed experience or the revision of an estimate. This approach allows the favorable and unfavorable effects that fall within an acceptable range to be netted. Although this netting occurs outside the basic financial statements, the net amount is disclosed as an unrecognized gain or loss in the footnotes to our financial statements. At December 31, 2002, we had an unrecognized loss of $662 related to our pension plans, compared to an unrecognized loss of $229 a year earlier. The actuarial loss related to our 2002 return on pension plan assets was offset, in part, by the unamortized portion of gains experienced in prior years. A portion of the unrecognized 2002 loss will be amortized into earnings in 2003. The effect on years beyond 2003 will depend in large part on the actual experience of the plans in 2003.

     Our discount rate assumption was revised in 2002. Long-term interest rates, which are used to determine the discount rate, declined in 2002. Accordingly, we reduced the discount rate used to determine our pension benefit obligation on our domestic plans from 7.50% at December 31, 2001 to 6.75% at December 31, 2002. The range of discount rates utilized by our foreign plans was also reduced in 2002 from 6.00% – 6.75% in 2001 to 5.75% – 6.75%.

     Besides revising the discount rate used to determine our pension obligation, we also revised our assumption relating to the expected return on plan assets which is used in the determination of pension expense. We revised our expected rate of return on plan assets in part because the rate of return on pension assets had declined significantly in 2002. This decrease occurred because higher returns achieved by our fixed-income security portfolios did not offset negative returns on our equity security portfolios. The expected rate of return on domestic plan assets at December 31, 2002 was lowered to 8.75% from 9.50% and the range of expected returns on foreign plan assets was lowered to 6.50% – 7.25% from 7.00% – 7.50%. We expect the decrease in this assumption, coupled with the revised discount rate, will increase domestic pension expense in 2003 by approximately $30 over 2002 expense excluding the 2002 charges for curtailments, settlements and termination expenses.

     The declines in the discount rates in 2001 and 2002, coupled with reductions of $469 and $162, respectively, in our pension plan assets resulted in after-tax charges of $80 and $242 to comprehensive income in 2001 and 2002, respectively, to record increases in the minimum pension liability, compared to a $10 charge in 2000. The changes in pension liabilities also had the impact of increasing our funding obligation by $15 in 2002. We anticipate our funding of domestic plans will increase by a range of $25 to $35 in 2003.

     Assumptions are also a key determinant in the amount of the obligation and expense recorded for postretirement benefits other than pension (OPEB). The discount rate used to determine the obligation for these benefits has matched the discount rate used in determining our pension obligations in each year presented. The health care costs trend rate is also an important assumption in determining the amount of the OPEB obligation. We increased the initial weighted health care cost trend rate from 8.1% at December 31, 2001 to 12.3% at December 31, 2002 to reflect higher rates of inflation in medical costs, particularly inflation in prescription drug costs. These assumption changes had a direct influence on the OPEB obligation increasing from $1,415 at December 31, 2001 to $1,699 at December 31, 2002. OPEB expense was $75 in 2000, $110 in 2001 and $145 in 2002, representing an increase of 93% over the period.

     Other Loss Reserves — We have numerous other loss exposures, such as environmental claims, product liability, litigation, recoverability of deferred income tax benefits, accounts receivable and loan and lease loss reserves. (See Contingencies under Liquidity and Capital Resources above for additional discussion.) Establishing loss reserves for these matters requires the use of estimates and judgment in regards to risk exposure and ultimate liability. We estimate losses under the programs using consistent and appropriate methods; however, changes to our assumptions could materially affect our recorded liabilities for loss. Where available we utilize published credit ratings for our debtors to assist us in determining the amount of required reserves.

Results of Operations (2002 versus 2001)

Our worldwide sales from continuing operations were $9,504 in 2002, an increase of $14 from the $9,490 recorded in 2001. The increase was net of $123 related to the effect of divestitures, less acquisitions, and $115 of adverse currency effects. Excluding these effects, worldwide sales for the year increased $224 or 2%. In the U.S., sales of $6,292 in 2002 represented a decline of $27 or less than 1% when compared to 2001. Excluding the $41 effect of divestitures, U.S. sales increased a modest $14 in 2002. No domestic acquisitions affected the comparison.

     Overall sales outside the U.S. increased $41 or 1% during 2002 when compared to 2001 after absorbing $115 of adverse currency effects resulting from the strengthening of the U.S. dollar relative to foreign currencies. The currencies accounting for the largest components of the adverse impact were the Argentine peso ($83) and the Brazilian real ($69), with a partial offset from the stronger euro ($62). Excluding the adverse currency effects and the $82 impact of divestitures net of acquisitions, non-U.S. sales increased $238 or 7% when compared to sales for last year.

     Sales of our continuing operations by region for 2002 and 2001 were as follows:

				% Change Excluding
				Acquisitions &
	2001	2002	% Change	Divestitures

North America	$7,113	$7,153	1	2
Europe	1,494	1,486	(1)	5
South America	553	474	(14)	(19)
Asia Pacific	330	391	18	26

     Sales in North America in 2002 increased $40 when compared to 2001. Excluding the $41 effect of divestitures and the negative $15 of currency effects due primarily to the weakening Canadian dollar, the increase was $96 or 1%. European sales for the period were down $2 in local currency but conversion to U.S. dollars added $78 as the euro rebounded in the second half to more than offset the impact of its first-quarter decline. However, the $84 impact of net divestitures caused an overall decrease of $8 or 1% versus 2001. South American sales improved in local currencies by $87 or 16% and acquisitions net of divestitures added $28, but overall sales declined $79 or 14% after adverse currency impacts of $194. Sales for the year in Asia Pacific were up $61 or 18% as $16 of favorable currency impact and $71 of organic growth (organic growth being the residual change after excluding the effects of acquisitions, divestitures and currency changes) were partially offset by $26 of divestiture impact.

     Our manufacturing operations are organized into market-focused strategic business units. Our SBUs are Automotive Systems Group (ASG), Automotive Aftermarket Group (AAG), Engine and Fluid Management Group (EFMG), and Heavy

Vehicle Technologies and Systems Group (HVTSG), our newest SBU. HVTSG was formed by the May 2002 combination of Commercial Vehicle Systems (CVS) and Off-Highway Systems Group (OHSG). Our segment reporting has been restated to reflect this change, as combined financial reporting to the management of HVTSG was effective with the final quarter of 2002. Accordingly, our segments are ASG, AAG, EFMG, HVTSG and Dana Credit Corporation (DCC).

     Sales by segment for 2001 and 2002 are presented in the following table. DCC did not record sales in either year. The “Other” category in the table represents facilities that have been closed or sold and operations not assigned to the SBUs, but excludes discontinued operations.

				% Change Excluding
				Acquisitions &
	2001	2002	% Change	Divestitures

ASG	$3,485	$3,526	1	1
AAG	2,177	2,175	—	—
EFMG	1,984	1,947	(2)	3
HVTSG	1,751	1,797	3	5
Other	93	59	(36)	(37)

     ASG’s continuing operations experienced a sales increase of $41 or 1% in 2002 when compared to 2001. The North American region experienced a modest $1 decline as the strong second half of 2002 erased most of the decline reported in the first half of the year, when our volume was affected by high dealer inventories and the relatively low sales of platforms on which Dana has high content. Adverse currency movement of $4 offset organic growth, resulting in the slight decline.

     The other ASG regions reported an aggregate sales increase of $42 in 2002 when compared to 2001. ASG sales in Europe increased $22 as the flat organic growth was aided by $12 from acquisitions and $10 from favorable currency movement. Sales in South America, however, declined $48 overall as an acquisition impact of $20 and organic growth of $13 were more than offset by $81 of adverse currency impact. Sales in Asia Pacific increased $68 or 22% as organic growth of $79 and a favorable currency impact of $15 were only partially offset by $26 of divestiture impact.

     AAG saw its sales from continuing operations in 2002 decrease $2 when compared to sales reported in 2001. AAG Sales in North America were down $3, as a divestiture impact of $6 and an adverse currency impact of $5 were partially offset by the $8 of local growth, mostly from the brake and chassis product lines. AAG’s European sales were up $14 or 6% due to $10 of favorable currency movement and $4 of organic growth. AAG’s South American sales were down $8 as $33 of adverse currency effect was partially offset by $21 of local growth and $4 of acquisition impact. The $5 decline in AAG sales in Asia Pacific during the year was wholly attributable to local markets.

     EFMG incurred a sales decline of $37 in 2002 when compared to 2001. North American sales increased $24 in a year-over-year comparison, as local sales increases of $28 more than offset adverse currency impact of $3 and divestitures of $1. EFMG sales in Europe declined $53 as a divestiture impact of $94 was partially offset by $14 of local growth and favorable currency effects of $27 in the region. EFMG sales in South America decreased $1 overall as organic growth of $30, combined with acquisition effects of $6, was partially offset by adverse currency effects of $35 and a divestiture impact of $2 in the period. EFMG’s Asia Pacific sales during the year decreased $7 due to declines in local markets.

     HVTSG experienced a sales increase of $46 or 3% in 2002 when compared to 2001. HVTSG’s North American sales saw an increase of $39 overall as organic growth of $74, mainly attributable to commercial vehicle axles, was more than enough to offset the divestiture impact of $33 and unfavorable currency effects of $2. HVTSG sales in Europe saw an $11 increase as an organic decline of $6 and divestiture impact of $2 were offset by $19 of favorable currency effects. HVTSG sales in South America declined $9 as organic growth of $3 was overshadowed by adverse currency impacts of $12, while HVTSG’s Asia Pacific sales were up $5 in the period, primarily as a result of local market increases.

     Revenue from lease financing decreased $30 or 26% in 2002 as DCC realized a decline of $22 on reduced leasing activity and a lower earning asset base, and an $8 decline in its interest and investment income.

     Other income was $29 higher in 2002 than in 2001. Other income in 2002 included a net $14 gain resulting from the sale of assets and a subsidiary of DCC, net of an impairment charge related to other assets held for sale by DCC, and $18 of foreign currency transaction gains, most of which resulted from our operations in Argentina. In 2001, we recorded a $50 gain on the divestitures of our Chelsea power take-off business and of our industrial bearings businesses. We also recorded a $35 loss on the sale of our Mr. Gasket subsidiary, the Marion, Ohio forging facility and the assets of two operations in the EFMG.

     Gross margin for 2002 was 11.3%. Gross margin for 2001 was 10.0%, a measure which would improve to 10.4% on a pro forma basis if goodwill amortization were excluded. This improvement is attributed in part to the consolidation of our operations as part of our October 2001 restructuring plan and the outsourcing of non-core production in connection with our restructuring activities.

     Selling, general and administrative (SG&A) expenses for 2002 decreased $49 from 2001, and the ratio of SG&A expenses to net sales decreased from 9.2% to 8.7%. Divestitures net of acquisitions caused $21 of the decrease, with another $23 due to currency movement.

     Operating margin, which is gross margin reduced by SG&A expenses, was 2.7% in 2002 compared to 0.8% in 2001 for the above reasons.

     Interest expense in 2002 was $43 lower than in 2001, resulting from decreased debt levels and lower interest rates.

     The effective tax rate of our continuing operations for the year ended December 31, 2002 approximates 300% compared to 31% for the year earlier period. The high effective tax rate in 2002 compared to 2001 and to the statutory rate of 35% is primarily the function of a smaller denominator in the tax rate computations. The loss from continuing operations before income taxes, which is used as the denominator, was $9 in 2002 compared to $349 in 2001. The two primary items affecting the effective income tax rate in 2002 relate to the benefits realized from the utilization of a capital loss, that has been offset in large measure by an increase in the valuation allowance against recorded deferred tax assets. The capital loss arose from the sale in 2002 of a subsidiary whose tax basis substantially exceeded the book basis. This capital loss was used to offset certain capital gains generated in 2002 from sales of other subsidiaries and assets, primarily real estate. These sales resulted in book gains for which only a relatively small amount of tax resulted because of the available capital loss. At December 31, 2002, we had an unused capital loss carryforward of $1,050 that expires in 2007 and a deferred tax benefit of $368 associated with this carryforward. We established a valuation allowance of $356 against this deferred tax asset. We did this because current tax law requires the generation of capital gain to offset capital loss and our manufacturing and leasing operations generally produce income that is characterized as ordinary income. Accordingly, we anticipate that it is more likely than not that we will generate sufficient capital gain income to fully utilize only $12 of the deferred tax benefit over the permitted carryforward period. Our effective tax rate of 31.2% in 2001 represented a rate much closer to the 35% statutory rate. Our effective income tax benefit rate did not reach a full 35% rate in 2001 because of additions to the valuation allowance against deferred tax assets and the impact of an overall foreign tax rate higher than 35% on foreign taxed income which were not fully offset by state and local income tax benefits and the effect of general business tax credits that were generated by our leasing operations.

     Minority interest in net income of consolidated subsidiaries increased $7 compared to last year due to the gain realized by a majority-owned subsidiary in Taiwan on the sale of a portion of an affiliate.

     Equity in earnings of affiliates for 2002 was $23 higher than in 2001. DCC recorded a $14 increase in income from its affiliates accounted for under the equity method, rebounding from the decline experienced in 2001 when one-time charges related to the telecommunications industry were recorded by its equity affiliates. This comparison is impacted unfavorably by $10 in 2001 due to losses incurred by Danaven, a Venezuelan affiliate that became a consolidated subsidiary in July 2001. We also experienced increases of $2 from our equity investments in Germany in 2002.

     We reported a net loss of $182 for 2002 compared to a net loss of $298 for 2001. Comparison of these annual amounts is difficult due to the change in accounting in 2002 and the unusual charges and credits in both years. The following table presents the 2002 net income (loss) of both continuing and discontinued operations reconciled to the operating profit after tax (PAT), the internal measure of profit presented in Note 21 to the financial statements. The $133 of unusual after-tax charges includes $163 of charges related to our restructuring activities, reduced by $30 of net gains on divestitures, including the $23 impairment charge related to the planned sale of our Engine Management business. Comprising the net $133 were net charges in the ASG ($19), AAG ($61), EFMG ($50), HVTSG ($22) and Other ($13) and a net credit within DCC ($32).

	Total	Discontinued	Continuing
	Operations	Operations	Operations

Net income (loss) for 2002	$(182)	$(20)	$(162)
Change in accounting	220		220

Income before accounting change	38	(20)	58
Unusual charges, net	133	10	123

Operating PAT for 2002	$171	$(10)	$181

     The net loss in 2001 included $313 of restructuring and other unusual charges and a net gain of $10 resulting from divestitures. Operating PAT of our continuing operations was $27 in 2001, while our discontinued operations reported a loss of $22 on the same basis. The net $303 of unusual items were related to ASG ($41), AAG ($85), EFMG ($108), HVTSG ($55) and the Other SBU ($14).

Results of Operations (2001 versus 2000)

     Our worldwide sales from continuing operations decreased $1,973 in 2001 to $9,490, a 17% decline from the $11,463 recorded in 2000. The decline included $113 related to the effect of divestitures, net of acquisitions, and $219 of adverse effects of currency fluctuations. Excluding these effects, worldwide sales decreased $1,641 or 14%. Our worldwide experience was largely based on our volume in the U.S., where 2001 sales of $6,319 represented a decline of $1,614 or 20% versus the prior year. Excluding the net effect of acquisitions and divestitures, U.S. sales declined $1,463 or 18%.

     Overall sales outside the U.S. fared better, declining $359 or 10% compared to 2000. Nearly two-thirds of the decline resulted from the strengthening in 2001 of the U.S. dollar relative to foreign currencies. The regions accounting for the largest components of the approximately $219 adverse foreign currency impact were South America and Europe. Excluding the adverse effects of currency fluctuations and acquisitions and divestitures, sales decreased $178 or 5%. The net increase related to acquisitions and divestitures was $38.

     Sales of continuing operations by region for 2000 and 2001 were as follows:

				% Change Excluding
				Acquisitions &
	2000	2001	% Change	Divestitures

North America	$8,803	$7,113	(19)	(17)
Europe	1,740	1,494	(14)	(11)
South America	562	553	(2)	(15)
Asia Pacific	358	330	(8)	(9)

     Sales in North America decreased $1,690 or 19% in 2001 when compared to 2000. Excluding the effect of divestitures, the decline was $1,539 or 17%. The relative weakness of the Canadian dollar accounted for approximately $30 of the reduction in sales. European sales were down 8% in local markets but conversion to U.S. dollars pared another $61 for a total decline of $246 or 14%. Sales declines due to divestitures exceeded the amount added through acquisitions by $37. Sales in our South American region improved 3% in local currencies and net acquisitions added $73, but sales were down $9 or 2% after absorbing $98 of adverse currency effects. Sales in Asia Pacific were down $27 as $31 of adverse currency impact was partially offset by a $4 net effect of acquisitions and divestitures.

     Sales by SBU for 2000 and 2001 are presented in the following table. DCC did not record sales in either year. The “Other” category in the table represents certain facilities that have been closed or sold, excluding discontinued operations, and operations not assigned to the SBUs.

				% Change Excluding
				Acquisitions &
	2000	2001	% Change	Divestitures

ASG	$4,288	$3,485	(19)	(21)
AAG	2,366	2,177	(8)	(6)
EFMG	2,221	1,984	(11)	(9)
HVTSG	2,394	1,751	(27)	(24)
Other	194	93	(52)	(27)

     ASG incurred a decline in its sales of continuing operations in 2001 of $803 or 19% when compared to 2000. The North American region experienced $742 of this decline. The decrease in production volume which began in the second half of 2000 continued for North American light vehicle and heavy truck manufacturers in 2001, with light vehicle production dropping to 15.5 million units from 17.2 million units in 2000. In addition, Ford and Chrysler vehicles in general and certain models with high Dana content in particular declined more than the light vehicle market overall in 2001. The decline in heavy truck production which began in the middle of 2000 continued through the end of 2001. The North American heavy truck market saw more than a 40% reduction in volume when compared to 2000. Outside North America, the ASG regions reported an aggregate sales decrease of $61. ASG sales in Europe were down $51 as $11 of adverse currency impact and $52 of organic declines more than offset acquisition benefits of $12. ASG sales in South America were $5 below the same period in the prior year, as the $14 of organic decline and $45 of adverse effects of weaker currencies more than offset the net acquisition impact of $54. ASG sales in Asia Pacific were also down $5 with currency declines of $29 offsetting an acquisition impact of $21 and modest organic growth.

     AAG also ended 2001 with a decline in sales of continuing operations. Most of the $189 decline was in North America, which represents more than three-fourths of AAG’s global market, where volumes were down $146 or 7%. While there was a reported improvement in domestic aftermarket retail sales in 2001, this did not significantly improve our AAG sales, as retailers generally met the higher demand with existing inventory. Divestitures also contributed $44 to the decline. AAG sales in Europe declined $25 due to $8 in adverse currency effects and a $17 decline in organic sales. AAG sales in South America were down $2 as a $23 currency decrease was partially offset by $15 of local growth and $6 of acquisition impact. Divestitures accounted for $13 of the $16 AAG sales decline recorded in Asia Pacific.

     EFMG experienced a decrease in sales of continuing operations of $237 or 11% for 2001 when compared to 2000. The Fluid Systems business in this group benefited from having content on models that avoided the severe OE production cuts that affected most of our other SBUs. EFMG sales in North America were down $206 or 14% as the automotive, heavy vehicle and aftermarket sectors all trailed prior year volumes. EFMG sales in Europe were down $31 or 5% with adverse currency effects of $25 playing a significant role. EFMG sales were generally flat in South America as adverse currency effects of $22 were nearly offset by organic growth of $15 and a net acquisition impact of $5.

     HVTSG experienced a year-on-year decline in sales in 2001 of $643 or 27% for the reasons cited relative to the heavy truck market in the discussion of ASG above. The decline in HVTSG sales included $69 of divestiture impact, $65 of which was in North America. Excluding this effect, sales in North America for the period were 26% below those of 2000. Aggregate sales for the other three regions declined $96 or 18% in a year-on-year comparison with $4 due to divestitures and $21 due to adverse currency effects.

     Sales in Other decreased $101 or 52% compared to 2000, reflecting the sale of most of our Warner Electric businesses at the end of February 2000.

     Revenue from lease financing decreased $28 or 20% in 2001 as DCC realized a decline of $24 on reduced leasing activity, including a $10 decline in income realized on the sale of leased assets, and a $4 decline in its interest income.

     In 2001, other income included a $50 gain on the divestitures of our Chelsea power take-off business and of our Glacier industrial bearings businesses. Also included in 2001 was a $35 loss on the sales of our Mr. Gasket subsidiary, our Marion, Ohio forging facility and the assets of our Dallas, Texas and Washington, Missouri Engine and Fluid Management Group operations. Included in the total for 2000 was $179 of gains on the divestitures of the Gresen hydraulics business, certain portions of our constant velocity joint business, most of the global Warner Electric businesses and the Commercial Vehicle Cab Systems Group. In addition, a $10 net charge related to final settlement of the Midland Grau divestiture was recorded in the third quarter of 2000, bringing to $169 the amount of net nonrecurring income included in other income.

     Gross margin for 2001 was 10.0% versus 13.8% in 2000. Margins in all our SBUs were severely affected as the decline in volume reduced our ability to absorb fixed operating expenses. Cost of sales included charges of $86 in 2001 and $17 in 2000 in connection with our restructuring activities.

     Selling, general and administrative (SG&A) expenses decreased $116 during 2001 when compared to 2000. The net effect of divestitures and currency exchange caused approximately half of the decline, with most of the remaining decrease experienced in the North American region, where our operating units scaled their capacity in reaction to severely reduced customer production schedules in the light truck and commercial vehicle markets.

     Operating margin (our gross margin reduced by SG&A expenses) was 0.8% in 2001 compared to 5.1% in 2000 for the above reasons.

     Interest expense was $16 lower in 2001 versus 2000 as a result of lower debt and reduced rate.

     Both the effective tax rates and the comparison of the effective tax rates for 2001 and 2000 were impacted by the substantial pre-tax loss reported in 2001. Because of the pre-tax loss in 2001, certain permanent differences between financial accounting rules and tax regulations that increase the tax rate when we report pre-tax income served to reduce the effective rates.

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

     The unusual items in 2001 included net after-tax charges of $41 in ASG, $85 in AAG, $108 in EFMG, $55 in HVTSG; a net charge of $14 was reflected in the Other category. In 2000, unusual charges were $47 in ASG, $39 in AAG and $32 in EFMG, while one-time gains were $43 in HVTSG and $32 in Other.

Market Trends

Throughout 2002, we remained cautious in our outlook for the global light vehicle market due to general economic conditions and the record dealer incentives being offered by North American original equipment manufacturers (OEMs) to maintain their production levels. North American light vehicle production was approximately 16.4 million units in 2002, exceeding our expectations and up slightly from the prior year. Our sales were not in line with this increase as production of certain key vehicles with significant Dana content lagged the overall market.

     The industry is continuing to use incentives to influence consumer demand in 2003. With the demand pull-forward from these incentives potentially impacting sales, amid an uncertain economic environment due in part to announced U.S. foreign policy initiatives, we anticipate that North American light vehicle production for 2003 will be in the range of 15.8 to 16.2 million units, down slightly from 2002. Outside North America, we expect to see flat light vehicle production in our European and South American markets in 2003, with modest growth in the Asia Pacific region.

     Sales in our automotive aftermarket segment were flat in 2002 and we hold similar revenue expectations for 2003. Despite increases expected at the retail level, we expect our sales to continue to be impacted by inventory adjustments due to the continuing consolidation among our customer base, better supply chain management and the physical distribution shift that is taking place in the aftermarket.

     Heavy truck production in North America totaled 180,000 units in 2002 while medium truck production ended near 182,000 units. These production levels exceeded our conservative estimates for 2002, but were well below record production levels prior to 2000. We believe this market is poised for a recovery as inventory levels are less than a two-month supply, used vehicle prices have stabilized, the newly enacted EPA standards governing diesel engine emissions have been implemented and production backlogs are very low. This year we anticipate a gradual improvement in North American heavy vehicle sales following a slow start. We estimate 2003 build rates will approximate 180,000 to 185,000 units for heavy trucks and 190,000 units for medium trucks.

     We expect to benefit from net new business estimated at approximately $480 in 2003 and approximately $4,500 for the five-year period 2003 through 2007. These estimates are based on our review of the projected production schedules of our customers. The base year for the estimates is 2002, since our projections are always made in comparison to the prior fiscal year.

     At September 30, 2002, we had projected net new business of approximately $7,900 for the period 2002 through 2006 (using 2001 as the base year). Changing the base year to 2002 resulted in a net aggregate reduction of $1,400, as we eliminated approximately $500 of new business for 2002 and each of the succeeding years (an aggregate reduction of $2,500 over five years) and added net new business of $1,100 for the new fifth year, 2007. The prior estimates were further reduced due to:

•	Adjustments to new business projected for 2003 to reflect production levels we now expect to see this year,
•	Elimination of the axle business for the new model of the Jeep® Grand Cherokee scheduled to start production in 2004,
•	Elimination of projected new business relating to operations that we divested in the fourth quarter of 2002,
•	Re-direction of certain new business to our unconsolidated affiliates, since our projected net new business takes into account only our consolidated operations, and

•	Adjustments in our estimates for lowered customer production expectations for certain future programs.

Forward-Looking Information

     Forward-looking statements in this report are indicated by words such as “anticipates,” “expects,” “believes,” “intends,” “plans,” “estimates,” “projects” and similar expressions. These statements represent our expectations based on current information and assumptions. Forward-looking statements are inherently subject to risks and uncertainties. Our actual results could differ materially from those which are anticipated or projected due to a number of factors. These factors include national and international economic conditions; adverse effects from terrorism or hostilities; the strength of other currencies relative to the U.S. dollar; the cyclical nature of the global vehicular industry; the performance of the global aftermarket sector; changes in business relationships with our major customers and in the timing, size and continuation of our customers’ programs; the ability of our customers and suppliers to achieve their projected sales and production levels; competitive pressures on our sales and pricing; increases in production or material costs (including that of steel) that cannot be recouped in product pricing; our ability to complete the Engine Management aftermarket operations divestiture as contemplated; our success in completing our restructuring activities; the continued success of our cost reduction and cash management programs and of our long-term transformation strategy for the company; and other factors set out elsewhere in this report, including those discussed under the captions Financing Activities and Contingencies within Liquidity and Capital Resources.

Additional Information
In millions except per share amounts

Shareholders’ Investment

     The following table shows the range or market prices of our common stock on the New York Stock Exchange and the cash dividends declared and paid for each quarter during 2001 and 2002. At December 31, 2002, the closing price of Dana common stock was $11.76.

							Cash Dividends
Stock Price							Declared and Paid

		2001			2002		2001		2002
Quarter Ended	High	Low	Close	High	Low	Close

March 31	$20.40	$15.63	$17.18	$22.29	$13.05	$21.47	$	0.01	$0.01
June 30	23.50	16.25	23.34	23.22	16.90	18.53		0.31	0.01
September 30	26.90	13.07	15.60	18.76	12.38	13.08		0.31	0.01
December 31	15.73	10.25	13.88	13.96	9.28	11.76		0.01	0.01

Unaudited Quarterly Financial Information  *

	For the Year Ended December 31, 2001				For the Year Ended December 31, 2002

	March 31	June 30	September 30	December 31	March 31	June 30	September 30	December 31
Net Sales
Reported	$2,731	$2,768	$2,399	$2,373	$2,521	$2,789	$2,566	$2,251
Restated	2,523	2,565	2,209	2,193	2,321	2,576	2,356
Gross Profit
Reported	288	354	250	111	285	342	289	237
Restated	265	331	232	124	267	321	253
Net Income (Loss)
Continuing Operations	(21)	19	22	(236)	(13)	58	(1)	14
Discontinued Operations	(6)	(5)	(9)	(62)	4	(6)	5	(23)
Effect of Change in Accounting					(220)
Net Income (Loss)	$(27)	$14	$13	$(298)	$(229)	$52	$4	$(9)
Net Income (Loss) per share
Basic
Continuing Operations	$(0.14)	$0.13	$0.14	$(1.59)	$(0.09)	$0.39	$(0.01)	$0.09
Discontinued Operations	(0.04)	(0.03)	(0.06)	(0.42)	0.03	(0.04)	0.03	(0.15)
Effect of Change in Accounting					(1.48)
Net Income (Loss)	$(0.18)	$0.10	$0.08	$(2.01)	$(1.54)	$0.35	$0.02	$(0.06)
Diluted
Continuing Operations	$(0.14)	$0.13	$0.14	$(1.59)	$(0.09)	$0.39	$(0.01)	$0.09
Discontinued Operations	(0.04)	(0.03)	(0.06)	(0.42)	0.03	(0.04)	0.03	(0.15)
Effect of Change in Accounting					(1.48)
Net Income (Loss)	$(0.18)	$0.10	$0.08	$(2.01)	$(1.54)	$0.35	$0.02	$(0.06)

* The information presented for 2001 has been restated to reflect the treatment of certain businesses as discontinued operations. See Note 20--Discontinued Operations for additional information.

     In the first quarter of 2001, we recorded an after-tax loss of $12 on the sale of Mr. Gasket, a wholly owned subsidiary. We also recorded $22 of restructuring expense in connection with the announced closing of six facilities in the ASG and EFMG and workforce reductions at other facilities. These charges included $10 for employee termination benefits, $7 for asset impairment and $5 for other exit costs and impacted net earnings by $14. Net charges for the quarter related to restructuring activities and other unusual items totaled $28 (19 cents per share).

     In the second quarter of 2001, we divested our Marion, Ohio forging facility and the assets of EFMG facilities in Dallas, Texas and Washington, Missouri. A net after-tax loss of $8 (5 cents per share) resulted from these transactions. Charges related to our ongoing efforts to downsize various operations adversely affected net income by $4 (3 cents per share) in the second quarter.

     We completed the sale of our Chelsea power take-off business to Parker Hannifin Corporation in July 2001. The sale of our Glacier industrial polymer bearings businesses to Goodrich Corporation was completed the following month. After-tax gains totaling $30 were recorded on these transactions. We announced additional facility closings in the third quarter and accrued additional restructuring charges of $12 in connection with these announcements, which affected earnings by $7 net of tax benefits. Net nonrecurring income for the quarter was $21 (14 cents per share).

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

     In the first quarter of 2002, we adopted SFAS No. 142, which requires annual impairment testing for goodwill in lieu of amortization. In connection with this testing, we recorded a goodwill impairment charge of $289, which impacted net earnings by $220 ($1.48 per share). We also continued to execute our October 2001 restructuring plans during the quarter, including the announcement of six plant closings and permanent workforce reductions at other locations. Expenses accrued as a result of these actions amounted to $46, which had a $37 ($0.24 per share) impact on net earnings.

     In the second quarter we announced the closing of eight additional facilities and further reductions in our permanent workforce, resulting in a pre-tax charge of $63 ($42 after taxes). These charges were partially offset by a $27 after-tax gain on the sale of selected subsidiaries of Dana Credit Corporation. The combined impact on earnings was an expense of $15, or $0.10 per share.

     The third quarter of 2002 brought continued restructuring charges for employee termination benefits ($20), exit costs ($10) and asset impairments ($5). We also charged $17 of inventory impairment to cost of sales, for a total charge of $52 before taxes, resulting in a $40 ($0.28 per share) reduction in net income for the quarter.

     In the fourth quarter, we completed the sale of the majority of our Boston Weatherhead industrial hose and fitting operations, the divestiture of Tekonsha Engineering Company, Theodore Bargman Company and American Electronic

Components, Inc. and the sale of FTE. We recognized a net $26 nonrecurring after-tax gain on these divestitures. Additionally, we recorded a $38 impairment charge ($23 after tax) in connection with classifying our Engine Management aftermarket operations as held for sale. We also recorded after-tax restructuring charges of $44 during the quarter. Net income for the quarter was adversely affected by $41 (28 cents per share).

Six-Year History*

In millions except per share amounts

For the Years	1997	1998	1999	2000	2001	2002
Net Sales	$11,096	$11,624	$12,209	$11,463	$9,490	$9,504
Income (Loss) of
Continuing Operations	287	478	466	356	(216)	58
Discontinued Operations	33	56	47	(22)	(82)	(20)
Effect of Change in Accounting						(220)
Net Income (Loss)	320	534	513	334	(298)	(182)
Net Income (Loss) per Common Share Basic
Continuing Operations	1.77	2.90	2.82	2.34	(1.46)	0.39
Discontinued Operations	0.20	0.34	0.28	(0.14)	(0.55)	(0.13)
Effect of Change in Accounting						(1.49)
Net Income (Loss)	1.97	3.24	3.10	2.20	(2.01)	(1.23)
Diluted
Continuing Operations	1.74	2.87	2.80	2.32	(1.46)	0.39
Discontinued Operations	0.20	0.33	0.28	(0.14)	(0.55)	(0.13)
Effect of Change in Accounting						(1.48)
Net Income (Loss)	1.94	3.20	3.08	2.18	(2.01)	(1.22)
Cash Dividends per Common Share	1.04	1.14	1.24	1.24	0.94	0.04
Total Assets	9,511	10,138	11,123	11,236	10,207	9,553
Short-Term Debt	1,693	1,698	1,418	1,945	1,120	287
Long-Term Debt	1,790	1,718	2,732	2,649	3,008	3,215

*   The information presented for years prior to 2002 has been restated to reflect the treatment of certain businesses as discontinued operations. See Note 20-- Discontinued Operations for additional information.
The information for 1997 has been restated to reflect the Echlin merger, which has been accounted for as a pooling of interests.